As Filed with the Securities and Exchange Commission on October 31, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MID PENN BANCORP, INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	6022	25-1666413
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

349 Union Street

Millersburg, Pennsylvania 17061

(866) 642-7736

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rory G. Ritrievi

President and Chief Executive Officer

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, Pennsylvania 17061

(866) 642-7736

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher M. Cicconi, Esq. Sunjeet S. Gill, Esq. Stevens & Lee, P.C. 17 North Second Street, 16th Floor Harrisburg, Pennsylvania 17101 (610) 478-2000	Erik Gerhard, Esq. Bybel Rutledge LLP 1017 Mumma Road, Suite 302 Lemoyne, Pennsylvania 17043 (717) 731-1700

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon on conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $1.00 per share	904,894	N/A	$13,929,143	$1,619

(1)	Based on the maximum number of shares of common stock of Mid Penn Bancorp, Inc. that may be issued in connection with the proposed merger of Phoenix Bancorp, Inc. with and into Mid Penn Bancorp, Inc. calculated by multiplying (i) the sum of 282,206 shares of Phoenix Bancorp, Inc. common stock issued and outstanding and 3,520 shares of Phoenix Bancorp, Inc. common issuable upon the settlement of certain contingent rights of Phoenix Bancorp, Inc. issued and outstanding, which is the maximum number of shares that may be exchanged for the shares being registered by this registration statement, by (ii) the maximum exchange ratio under the merger agreement of 3.167 shares of Mid Penn Bancorp, Inc. common stock per share of Phoenix Bancorp, Inc. common stock.
(2)	Computed in accordance with Rule 457(f)(2), based on (i) the book value of Phoenix Bancorp, Inc. computed as of June 30, 2014 of $48.75 and (ii) 285,726 shares of Phoenix Bancorp, Inc. common stock to be exchanged in the merger for common stock of the registrant. Solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate value of the maximum number of shares of Phoenix Bancorp, Inc. common stock that may be exchanged in connection with the merger. Calculated pursuant to Section 6(b) of the Securities Act at a rate equal to $116.20 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this joint proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED October 31, 2014

Proxy Statement/Prospectus Mid Penn Bancorp, Inc.	Proxy Statement Phoenix Bancorp, Inc.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

On August 27, 2014, Mid Penn Bancorp, Inc., or Mid Penn, and Phoenix Bancorp, Inc., or Phoenix, entered into a merger agreement that provides for the combination of the two companies. Under the merger agreement, Phoenix will merge with and into Mid Penn, with Mid Penn remaining as the surviving entity, and the separate corporate existence of Phoenix will cease. Before we complete the merger, the shareholders of Mid Penn and Phoenix must adopt the merger agreement. Mid Penn shareholders will vote to adopt the merger agreement and on the other matters described below at a special meeting of shareholders to be held on [—], 2014. Phoenix shareholders will vote to approve and adopt the merger agreement and on the other matters described below at a special meeting of shareholders to be held on [—], 2014.

If the merger is completed, Phoenix shareholders will be entitled to elect to receive, for each share of Phoenix common stock, subject to the election and adjustment procedures described in this joint proxy statement/prospectus, 3.167 shares of Mid Penn common stock, $51.60 in cash or a combination of both. The amount of merger consideration issuable to Phoenix shareholders is subject to a pre-closing adjustment based on, with respect to one other real estate owned property, or OREO property, held by Miners Bank, the wholly owned banking subsidiary of Phoenix, the estimated costs, if any, for environmental remediation that may be required and any loss in connection with the maintenance and disposition costs of such property, net of any tax benefit and any recoveries from the sale of any parcels. The parties do not anticipate such costs exceeding $400,000, and, accordingly, the amount of merger consideration issuable to Phoenix shareholders will not be reduced. The federal income tax consequences of the merger to Phoenix shareholders will depend on whether cash, including cash for fractional Mid Penn shares, Mid Penn common stock, or a combination of cash and Mid Penn common stock is received in exchange for shares of Phoenix common stock. The material federal income tax consequences of the merger to Phoenix shareholders are discussed in “Material United States Federal Income Tax Consequences of the Merger,” beginning on page 89.

Pursuant to the terms of the merger agreement, at least 80% of the total number of shares of Phoenix common stock to be converted in the merger will be converted into Mid Penn common stock, and the remaining outstanding shares of Phoenix common stock (excluding the shares of Phoenix common stock to be cancelled) will be converted into cash consideration. As a result, if more Phoenix shareholders make valid elections to receive either Mid Penn common stock or cash than is available as merger consideration under the merger agreement, those Phoenix shareholders electing the over-subscribed form of consideration may have the over-subscribed consideration proportionately reduced and substituted with consideration in the other form, despite their election.

The Mid Penn board of directors has determined that the combination of Mid Penn and Phoenix is advisable and in the best interests of Mid Penn based upon its analysis, investigation and deliberation, and the Mid Penn board of directors unanimously recommends that the Mid Penn shareholders vote “FOR” the adoption of the merger agreement and “FOR” the approval of the other proposals described in this joint proxy statement/prospectus.

The Phoenix board of directors has determined that the combination of Phoenix and Mid Penn is advisable and in the best interests of Phoenix based upon its analysis, investigation and deliberation, and the Phoenix board of directors unanimously recommends that the Phoenix shareholders vote “FOR” the approval and adoption of the merger agreement and “FOR” the approval of the other proposals described in this joint proxy statement/prospectus.

Mid Penn common stock is listed on The Nasdaq Global Market under the symbol “MPB.” Phoenix’s common stock is sold in privately negotiated transactions, some of which are quoted on the OTCQB market under the symbol “PXBP.” On [—], 2014, the most recent practicable trading day prior to the printing of this joint proxy statement/prospectus, the closing price of Mid Penn common stock was $[—] per share, and the closing price of Phoenix common stock was $[—] per share. The market prices of Mid Penn and Phoenix common stock will fluctuate before completion of the merger; therefore, you are urged to obtain current market quotations for each common stock.

You should read this entire joint proxy statement/prospectus, including the annexes hereto and the documents incorporated by reference herein, carefully because it contains important information about the merger and the related transactions. In particular, you should read carefully the information under the section entitled “Risk Factors” beginning on page 35. You can also obtain information about Mid Penn from documents that it has filed with the Securities and Exchange Commission.

The shares of Mid Penn common stock to be issued to Phoenix shareholders in the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this joint proxy statement/prospectus or the Mid Penn common stock to be issued in the merger, or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The date of this joint proxy statement/prospectus is [—], 2014, and it is first being mailed or otherwise delivered to shareholders on or about [—], 2014.

MID PENN BANCORP, INC.

349 UNION STREET

MILLERSBURG, PENNSYLVANIA 17061

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [—], 2014

TO THE SHAREHOLDERS OF MID PENN BANCORP, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Mid Penn Bancorp, Inc., or “Mid Penn,” will be held at [—] p.m., local time, on[—], 2014, at [—], to consider and vote upon the following proposals:

1. approval and adoption of the Agreement and Plan of Merger, dated as of August 27, 2014, by and between Mid Penn and Phoenix Bancorp, Inc., or “Phoenix,” which provides for, among other things, the merger of Phoenix with and into Mid Penn;

2. approval of a proposal to authorize the board of directors to adjourn or postpone the Mid Penn special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Mid Penn special meeting to approve and adopt the merger agreement; and

3. transaction of any such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

All of these items, including the proposal to approve and adopt the merger agreement and the merger, are described in more detail in the accompanying joint proxy statement/prospectus and its annexes. You should read these documents in their entirety before voting. We have fixed [—], 2014 as the record date for determining those Mid Penn shareholders entitled to vote at the Mid Penn special meeting. Accordingly, only shareholders of record at the close of business on that date are entitled to notice of and to vote at the Mid Penn special meeting or any adjournment or postponement of the meeting. A list of such shareholders will be available for inspection at the Mid Penn special meeting and for ten days prior to the meeting at Mid Penn’s headquarters located at 349 Union Street, Millersburg, Pennsylvania 17061, during normal business hours.

Your board of directors has unanimously determined that the proposed merger is advisable and in the best interests of Mid Penn and unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement. Your board of directors also recommends that you vote “FOR” proposal 2 listed above. In accordance with the terms of the merger agreement, each director of Mid Penn has executed a letter agreement in favor of Phoenix pursuant to which he or she has agreed to vote all shares of Mid Penn common stock owned by him or her in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

Your vote is important regardless of the number of shares you own. We cannot complete the merger unless the merger agreement is approved and adopted by the holders of at least 66 2/3% of the outstanding shares of Mid Penn common stock entitled to vote at the Mid Penn special meeting. If a Mid Penn shareholder does not vote by proxy or by attending the Mid Penn special meeting and voting in person, it will have the same effect as voting against the merger.

We urge you to vote as soon as possible so that your shares will be represented.

BY ORDER OF THE BOARD OF DIRECTORS,

Cindy L. Wetzel

Corporate Secretary

Millersburg, Pennsylvania

[—], 2014

Whether or not you plan to attend the Mid Penn special meeting, please complete, sign, date and return your proxy card or voting instruction card in the enclosed envelope promptly. For many shareholders, you may vote your shares by following the instructions included with your proxy card or voting instruction card. If you later decide to attend the meeting, you can, if you wish, revoke the proxy and vote in person.

PHOENIX BANCORP, INC.

ROCKWOOD CENTER, 1504 RTE. 61 SOUTH

POTTSVILLE, PENNSYLVANIA 17901

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [—], 2014

TO THE SHAREHOLDERS OF PHOENIX BANCORP, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Phoenix Bancorp, Inc., or “Phoenix,” will be held at [—], local time, on [—], 2014, at [—], to consider and vote upon the following proposals:

1. approval and adoption of the Agreement and Plan of Merger, dated as of August 27, 2014, by and between Mid Penn Bancorp, Inc., or “Mid Penn,” and Phoenix, which provides for, among other things, the merger of Phoenix with and into Mid Penn;

2. approval of a proposal to authorize the board of directors to adjourn or postpone the Phoenix special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Phoenix special meeting to approve the proposal to approve and adopt the merger agreement; and

3. transaction of any such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

All of these items, including the proposal to approve and adopt the merger agreement and the merger, are described in more detail in the accompanying joint proxy statement/prospectus and its annexes. You should read these documents in their entirety before voting. We have fixed [—], 2014 as the record date for determining those Phoenix shareholders entitled to vote at the Phoenix special meeting. Accordingly, only shareholders of record at the close of business on that date are entitled to notice of and to vote at the Phoenix special meeting or any adjournment or postponement of the meeting. A list of such shareholders will be available for inspection at the Phoenix special meeting and for ten days prior to the meeting at Phoenix’s headquarters located at Rockwood Center, 1504 Rte. 61 South, Pottsville, Pennsylvania 17901, during normal business hours.

Your board of directors has unanimously determined that the proposed merger is advisable and in the best interests of Phoenix and unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement. Your board of directors also recommends that you vote “FOR” proposal 2 listed above. In accordance with the terms of the merger agreement, each director of Phoenix has executed a letter agreement in favor of Mid Penn pursuant to which he or she has agreed to vote all shares of Phoenix common stock owned by him or her in favor of the approval and adoption of the merger agreement and the transactions contemplated thereby.

Your vote is important regardless of the number of shares you own. We cannot complete the merger unless the merger agreement is approved and adopted by the holders of at least 70% of the outstanding shares of Phoenix common stock entitled to vote at the Phoenix special meeting. If a Phoenix shareholder does not vote by proxy or by attending the Phoenix special meeting and voting in person, it will have the same effect as voting against the merger.

We urge you to vote as soon as possible so that your shares will be represented.

BY ORDER OF THE BOARD OF DIRECTORS,

[—]

Corporate Secretary

Pottsville, Pennsylvania

[—], 2014

Whether or not you plan to attend the Phoenix special meeting, please complete, sign, date and return your proxy card or voting instruction card in the enclosed envelope promptly. For many shareholders, you may vote your shares by following the instructions included with your proxy card or voting instruction card. If you later decide to attend the meeting, you can, if you wish, revoke the proxy and vote in person.

REFERENCES TO INFORMATION

Mid Penn files annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials that Mid Penn files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, Mid Penn files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from Mid Penn at www.midpennbank.com under the “Investors” link and then under the heading “Financial Information and Documents.”

Mid Penn has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. They contain important information about Mid Penn and its financial condition. See “Where You Can Find More Information” beginning on page 202. In addition, if you have questions about the merger or the Mid Penn special meeting, need additional copies of this joint proxy statement/prospectus or need to obtain proxy cards for the Mid Penn special meeting or other information related to the foregoing proxy solicitation, you may submit a request to Mid Penn’s principal executive offices. These documents are available without charge to you upon written or oral request to Mid Penn’s principal executive offices. The address and telephone number is listed below.

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, Pennsylvania 17061

Attention: Investor Relations

(717) 692-7105

To obtain timely delivery of these documents, you must request the information no later than [—], 2014 in order to receive them before Mid Penn’s special meeting of shareholders and no later than [—], 2014 in order to receive them before Phoenix’s special meeting of shareholders.

In addition, if you have questions about the merger or the Phoenix special meeting, need additional copies of this joint proxy statement/prospectus or need to obtain proxy cards for the Phoenix special meeting or other information related to the foregoing proxy solicitation, you may submit a request to Phoenix’s principal executive offices. The address and telephone number is listed below:

Phoenix Bancorp, Inc.

Rockwood Center, 1504 Rt. 61 South

Pottsville, Pennsylvania 17901

Attention: Investor Relations

(570) 544-6438

Phoenix does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and accordingly does not file documents or reports with the SEC. See “Where You Can Find More Information” beginning on page 202 for more details.

Mid Penn common stock is traded on The Nasdaq Global Market under the symbol “MPB,” and Phoenix common stock is sold in privately negotiated transactions, some of which are quoted on the OTCQB under the symbol “PXBP.”

Annex A	Agreement and Plan of Merger	A-1
Annex B	Opinion of Griffin Financial Group, LLC	B-1
Annex C	Opinion of Keefe, Bruyette & Woods, Inc.	C-1
Annex D	Pennsylvania Statutory Provisions Relating to Dissenter’s Rights	D-1

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MEETINGS

The following questions and answers briefly address some commonly asked questions about the merger (as defined below) and the shareholder meetings. They may not include all the information that is important to the shareholders of Mid Penn and of Phoenix. Shareholders of Mid Penn and of Phoenix should each read carefully this entire joint proxy statement/prospectus, including the annexes and other documents referred to in this document.

Questions about the Merger

Q:	What is the merger?

A:	Mid Penn and Phoenix have entered into an Agreement and Plan of Merger, dated as of August 27, 2014, which is referred to as the “merger agreement.” A copy of the merger agreement is attached as Annex A to, and is incorporated by reference in, this joint proxy statement/prospectus. The merger agreement contains the terms and conditions of the proposed business combination of Mid Penn and Phoenix. Under the merger agreement, Phoenix will merge with and into Mid Penn, with Mid Penn remaining as the surviving entity, and the separate corporate existence of Phoenix will cease. We refer to this transaction as the corporate merger. Immediately after the corporate merger, Miners Bank, a wholly owned bank subsidiary of Phoenix, will merge with and into Mid Penn’s wholly owned bank subsidiary, Mid Penn Bank, with Mid Penn Bank as the surviving bank, and the separate corporate existence of Miners Bank will cease. We refer to this transaction as the bank merger. We refer to the corporate merger and the bank merger collectively as the merger.

Following the completion of the merger, the merger agreement provides that Mid Penn will continue to operate the branches of Miners Bank as a separate banking division of Mid Penn Bank under the name “Miners Bank, a Division of Mid Penn Bank,” for a period of at least three years.

Q:	Why am I receiving these materials?

A:	This document constitutes both a joint proxy statement of Mid Penn and Phoenix and a prospectus of Mid Penn. It is a joint proxy statement because the boards of directors of both companies are soliciting proxies from their respective holders of common stock. It is a prospectus because Mid Penn will issue shares of its common stock in exchange for shares of Phoenix common stock in the merger.

Mid Penn is sending these materials to its shareholders to help them decide how to vote their shares of Mid Penn common stock with respect to the proposed merger and the other matters to be considered at the Mid Penn special meeting.

Phoenix is sending these materials to its shareholders to help them decide how to vote their shares of Phoenix common stock with respect to the proposed merger and the other matters to be considered at the Phoenix special meeting.

The merger cannot be completed unless shareholders of Mid Penn and Phoenix each adopt the merger agreement and approve the merger. Mid Penn is holding its special meeting of shareholders to vote on the merger as well as the other proposals described in “The Mid Penn Special Meeting” beginning on page 93. Phoenix is holding its special meeting of shareholders to vote on the merger as well as the other proposals described in “The Phoenix Special Meeting,” beginning on page 160. Information about these meetings, the merger and the other business to be considered at the meetings is contained in this joint proxy statement/prospectus.

Q:	Why is Mid Penn proposing the merger?

A:	The Mid Penn board of directors, in unanimously determining that the merger is in the best interests of Mid Penn, considered a number of key factors which are described under the headings “The Merger— Background of the Merger” and “The Merger—Mid Penn’s Reasons for the Merger,” beginning on pages 44 and 54, respectively.

Q:	Why is Phoenix proposing the merger?

A:	The Phoenix board of directors, in unanimously determining that the merger is in the best interests of Phoenix, considered a number of key factors which are described under the headings “The Merger—Background of the Merger” and “The Merger—Phoenix’s Reasons for the Merger,” beginning on pages 44 and 46, respectively.

Q:	What will Phoenix shareholders receive in the merger, and how will this affect holders of Mid Penn common stock?

A:	Upon completion of the merger, Phoenix shareholders will have the right to receive, at their election (but subject to customary procedures applicable to oversubscription and under subscription for cash consideration), 3.167 shares of common stock of Mid Penn, $51.60 in cash, or a combination of cash and Mid Penn common stock for their shares of common stock of Phoenix. The amount of merger consideration issuable to Phoenix shareholders is subject to a pre-closing adjustment based on, with respect to one OREO property held by Miners Bank, the wholly owned banking subsidiary of Phoenix, the estimated costs, if any, for environmental remediation that may be required and any loss in connection with the maintenance and disposition costs of such property, net of any tax benefit and any recoveries from the sale of any parcels. The parties do not anticipate such costs exceeding $400,000, and, accordingly, the amount of merger consideration issuable to Phoenix shareholders will not be reduced. At the closing of the merger, no more than 20% of the outstanding shares of Phoenix common stock will be converted into the right to receive cash and the remainder of the outstanding shares of Phoenix common stock will be converted into the right to receive Mid Penn common stock.

Mid Penn shareholders will continue to own their existing shares of Mid Penn common stock after the merger. Because of the number of shares of Mid Penn common stock being issued in the merger, the ownership interest in Mid Penn represented by the existing shares of Mid Penn common stock will be diluted. Following completion of the merger, the existing shares of Mid Penn will represent in the aggregate ownership of approximately 83% of the outstanding shares of Mid Penn common stock, assuming 80% of the outstanding shares of Phoenix common stock are exchanged for Mid Penn common stock.

Q:	If I am a Phoenix shareholder, when must I elect the type of merger consideration that I prefer to receive?

A:	If you are a Phoenix shareholder and wish to elect the type of merger consideration you receive in the merger, you should carefully review and follow the instructions set forth in the form of election, which is being separately mailed to Phoenix shareholders following the mailing of this joint proxy statement/prospectus. You will need to sign, date and complete the election form and transmittal materials and return them to the exchange agent, [—], at the address given in the materials. The election deadline will be [—], 2014, which is the business day prior to the Phoenix special meeting. Because of the way the election and proration procedures work, even if you submit a properly completed and signed form of election, it is still possible that you may not receive exactly the type of consideration you have elected. If you do not submit a properly completed and signed form of election to the exchange agent by the election deadline, you will have no control over the type of merger consideration you may receive and, consequently, may receive only cash, only Mid Penn common stock or a combination of cash and Mid Penn common stock in the merger. If you hold shares in “street name,” you will have to follow your broker’s instructions to make an election.

Q:	If I am a Phoenix shareholder, am I guaranteed to receive the type of merger consideration that I elect?

A:	No. If Phoenix shareholders elect to convert more than 20% of the total outstanding shares of Phoenix common stock into cash or, in Mid Penn’s sole discretion, elect to convert more than 80% of the total outstanding shares of Phoenix common stock into shares of Mid Penn stock, then the exchange agent will follow the proration procedures outlined under the heading “The Merger Agreement—Consideration to be Received in the Merger—Proration Procedures” to ensure that at least 80% of the aggregate merger consideration is paid in shares of Mid Penn common stock and the balance is paid in cash.

If holders of more than 80% of the total outstanding shares of Phoenix common stock elect stock, Mid Penn may, in its sole discretion, issue additional shares of Mid Penn common stock in excess of 80%.

Q:	Who will be the directors and executive officers of the combined company following the merger?

A:	Following completion of the merger, Mid Penn will appoint Vincent J. Land, Robert J. Moisey and Noble C. Quandel, Jr. to serve on the board of directors of Mid Penn and Mid Penn Bank, including the waiving of any bylaw restriction otherwise applicable to any such individual in connection with their appointment. Mr. Land will be appointed to serve in the class of directors whose term expires in 2016. Messrs. Moisey and Quandel will be appointed to serve in the class of directors whose term expires in 2017. For so long as such individual serves as a director of Mid Penn, Mid Penn will cause such individual to serve on the Mid Penn Bank board of directors.

Except as described in the previous paragraph, the directors and executive officers of Mid Penn and Mid Penn Bank immediately prior to the consummation of the merger will continue to be the directors and executive officers of the respective entity.

Q:	When do you expect to complete the merger?

A:	We expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or waived, including receipt of shareholder approvals at the respective meetings of Mid Penn and Phoenix, and receipt of regulatory approvals. We currently expect to complete the merger in the first quarter of 2015. It is possible, however, that factors outside of either company’s control could result in us completing the merger at a later time or not completing it at all.

Q:	What are the federal income tax consequences of the merger?

A:	The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the Internal Revenue Code, and it is a condition to the completion of the merger that each of Mid Penn and Phoenix receive a written opinion from their respective legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly, it is contemplated that holders of Phoenix common stock will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their Phoenix common stock for Mid Penn common stock pursuant to the merger, except with respect to cash received in exchange for their Phoenix common stock or in lieu of fractional shares of Mid Penn common stock and except for Phoenix shareholders who exercise their appraisal rights with respect to the merger. For further discussion of the material U.S. federal income tax consequences of the merger, see “Material United States Federal Income Tax Consequences of the Merger,” beginning on page 89.

Questions about the Mid Penn Special Meeting

Q:	What are the matters on which I am being asked to vote at the Mid Penn special meeting?

A:	You are being asked to consider and vote on the following matters:

1.	approval and adoption of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus; and

2.	adjournment of the Mid Penn special meeting, if necessary, to solicit additional proxies.

Q:	How does the Mid Penn board of directors recommend that I vote my shares?

A:	The Mid Penn board of directors recommends that the Mid Penn shareholders vote their shares as follows:

•	“FOR” approval and adoption of the merger agreement; and

•	“FOR” an adjournment of the Mid Penn special meeting, if necessary, to solicit additional proxies.

As of the record date, directors and executive officers of Mid Penn and their affiliates had the right to vote [—] shares of Mid Penn common stock, or [—]% of the outstanding Mid Penn common stock entitled to be voted at the Mid Penn special meeting. In accordance with the terms of the merger agreement, each of the directors of Mid Penn has executed a letter agreement (the “Affiliate Letter”) in favor of Phoenix pursuant to which he or she has agreed to vote all shares of Mid Penn common stock owned by him or her in favor of approval and adoption of the merger agreement. Additionally, each of the directors of Phoenix has executed an Affiliate Letter in favor of Mid Penn pursuant to which he or she has agreed to vote all shares of Phoenix common stock owned by him or her in favor of approval and adoption of the merger agreement and the transactions contemplated thereby.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please submit your proxy as soon as possible so that your shares will be represented at the Mid Penn special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:	Who is entitled to vote at the Mid Penn special meeting?

A:	Mid Penn shareholders of record as of the close of business on [—], 2014, which is referred to as the Mid Penn record date.

Q:	How many votes do I have?

A:	Each outstanding share of Mid Penn common stock is entitled to one vote.

Q:	How do I vote my Mid Penn shares?

A:	You may vote your Mid Penn shares by completing and returning the enclosed proxy card, by internet or by voting in person at the Mid Penn special meeting.

Voting by Proxy. You may vote your Mid Penn shares by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this joint proxy statement/prospectus, your proxy will be voted in favor of that proposal.

ON YOUR MID PENN PROXY CARD:

•	mark your selections;

•	date and sign your name exactly as it appears on your card; and

•	return your completed proxy card in the enclosed postage-paid envelope.

Voting by Internet. If you are a registered shareholder of Mid Penn, you may vote electronically through the Internet by following the instructions included in your proxy card. If your shares are registered in the name of a broker or other nominee, your nominee may be participating in a program provided through [—] that allows you to vote via the Internet. If so, the voting form your nominee sends you will provide voting instructions.

Voting by Telephone. You may vote by phone by following the instructions included with your proxy card.

Voting in person. If you attend the Mid Penn special meeting, you may deliver your completed proxy card in person or may vote by completing a ballot which will be available at the meeting. If your shares are registered in the name of a broker or other nominee and you wish to vote at the Mid Penn special meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the Mid Penn special meeting.

Should you have any questions on the procedure for voting your shares, please contact Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, Pennsylvania 17061, Attention: Investor Relations, telephone (717) 692-7105.

Q:	Why is my vote important?

A:	Because the merger cannot be completed without the affirmative vote of the holders of 66-2/3% of the outstanding shares of Mid Penn common stock on the record date, every shareholder’s vote is important. In addition, the Mid Penn special meeting will include a proposal to adjourn the meeting, if necessary to solicit additional proxies.

Q:	If my shares of Mid Penn common stock are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker CANNOT vote your shares on any proposal at the Mid Penn special meeting without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker.

Q:	What if I fail to instruct my broker?

A:	If you do not provide your broker with instructions, your broker generally will not be permitted to vote your shares on the merger proposal or any other proposal (a so-called “broker non-vote”) at the Mid Penn special meeting. For purposes of determining the number of votes cast with respect to the merger proposal, broker non-votes, if any, are submitted by brokers or nominees in connection with the Mid Penn special meeting, will have the same effect as a vote “against” for purposes of determining the number of votes cast, but will be treated as present for quorum purposes.

Q:	What constitutes a quorum for the Mid Penn special meeting?

A:

As of the Mid Penn record date, [—] shares of Mid Penn common stock were issued and outstanding, each of which will be entitled to one vote at the meeting. Under Mid Penn’s bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the meeting. If you vote by proxy, your shares will be included for determining the presence of a quorum. Both abstentions and broker non-votes are also included for purposes of determining the presence of a quorum.

Q:	Assuming the presence of a quorum, what is the vote required to approve the matters to be considered at the Mid Penn special meeting?

A:	The affirmative vote at the Mid Penn special meeting, in person or by proxy, of the holders of 66-2/3% of the outstanding shares of Mid Penn common stock is required to approve and adopt the merger agreement. The affirmative vote, in person or by proxy, of a majority of all votes cast at the Mid Penn special meeting is required to approve the proposal to adjourn the Mid Penn special meeting, if necessary, to solicit additional proxies and any other matter that may properly come before the meeting. Because the affirmative vote of the holders of 66-2/3% of outstanding shares of Mid Penn common stock is required to approve and adopt the merger agreement, abstentions and broker non-votes with respect to the merger agreement will effectively act as votes “against” on such proposal. Abstentions and broker non-votes will not affect the outcome of the adjournment proposal or any other matters that properly come before the Mid Penn special meeting.

Q:	Do I have appraisal or dissenters’ rights?

A:	No. Under Pennsylvania law, holders of Mid Penn common stock will not be entitled to exercise any appraisal rights in connection with the merger or the other proposal being presented at the Mid Penn special meeting.

Q:	Can I attend the Mid Penn special meeting and vote my shares in person?

A:	Yes. All shareholders of Mid Penn, including shareholders of record and those who hold their shares through banks, brokers, nominees or any other holder of record, are invited to the Mid Penn special meeting. Holders of record of Mid Penn common stock can vote in person at the Mid Penn special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Mid Penn special meeting. If you plan to attend the Mid Penn special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

Q:	Can I change my vote?

A:	Yes. If you are a shareholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to the Mid Penn’s Corporate Secretary, or (3) attending the Mid Penn special meeting in person, notifying the Corporate Secretary and voting by ballot at the meeting. Mid Penn’s Corporate Secretary’s mailing address is Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, Pennsylvania 17061, Attention: Corporate Secretary. If your shares are registered in the name of a broker or other nominee, please follow the instructions provided by your nominee.

Any shareholder entitled to vote in person at the Mid Penn special meeting may vote in person regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy, but the mere presence (without notifying Mid Penn’s Corporate Secretary) of a shareholder at the Mid Penn special meeting will not constitute revocation of a previously given proxy.

Q:	Who will bear the cost of soliciting votes for the Mid Penn special meeting?

A:	Mid Penn and Phoenix will bear the cost of preparing, assembling, printing, mailing and distributing these proxy materials equally. In addition to the mailing of these proxy materials, the solicitation of proxies or votes for the Mid Penn special meeting may be made in person, by telephone, or by electronic communication by Mid Penn’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. In addition, Mid Penn may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	What happens if additional proposals are presented at the Mid Penn special meeting?

A:	Other than the proposals described in this joint proxy statement/prospectus, Mid Penn does not expect any matters to be presented for a vote at the Mid Penn special meeting. If you grant a proxy, the persons named as proxy holders, Roberta A. Hoffman, Scott W. Micklewright and Edward P. Williams, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Mid Penn special meeting.

Q:	Are there risks that I should consider in deciding whether to vote to approve the merger agreement?

A:	Yes. You should consider the risk factors set out in the section entitled “Risk Factors” beginning on page 35 of this joint proxy statement/prospectus.

Q:	What if I hold stock of both Mid Penn and Phoenix?

A:	If you hold shares of both Mid Penn and Phoenix, you will receive two separate packages of proxy materials. A vote as a Mid Penn shareholder for the merger proposal or any other proposals to be considered at the Mid Penn special meeting will not constitute a vote as a Phoenix shareholder for the merger proposal or any other proposals to be considered at the Phoenix special meeting, and vice versa. Therefore, please sign, date and return all proxy cards that you receive, whether from Mid Penn or Phoenix, or submit separate proxies as both a Mid Penn shareholder and a Phoenix shareholder as instructed.

Q:	Should I send in my Mid Penn stock certificates?

A:	No. Please do not send your stock certificates with your proxy card.

Mid Penn shareholders will not be required to exchange or take any other action regarding their stock certificates in connection with the merger. Mid Penn shareholders holding stock certificates should keep their stock certificates both now and after the merger is completed.

Q:	Whom should I contact if I have additional questions?

A:	If you are a Mid Penn shareholder and have any questions about the merger, or if you need additional copies of this document or the enclosed proxy card, you should contact:

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, Pennsylvania 17061

Attention: Investor Relations

Telephone: (717) 692-7105

Questions about the Phoenix Special Meeting

Q:	What are the matters on which I am being asked to vote at the Phoenix special meeting?

A:	You are being asked to consider and vote on the following matters:

1.	approval and adoption of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus; and

2.	adjournment of the Phoenix special meeting, if necessary, to solicit additional proxies.

Q:	How does the Phoenix board of directors recommend that I vote my shares?

A:	The Phoenix board of directors recommends that the Phoenix shareholders vote their shares as follows:

•	“FOR” approval and adoption of the merger agreement; and

•	“FOR” an adjournment of the Phoenix special meeting, if necessary, to solicit additional proxies.

As of the record date, directors and executive officers of Phoenix and their affiliates had the right to vote [—] shares of Phoenix common stock, or [—]% of the outstanding Phoenix common stock entitled to be voted at the Phoenix special meeting. In accordance with the terms of the merger agreement, each of the directors of Phoenix has executed an Affiliate Letter in favor of Mid Penn pursuant to which he or she has agreed to vote all shares of Phoenix common stock owned by him or her in favor of approval and adoption of the merger agreement. Additionally, each of the directors of Mid Penn has executed an Affiliate Letter in favor of Phoenix pursuant to which he or she has agreed to vote all shares of Mid Penn common stock owned by him or her in favor of approval and adoption of the merger agreement and the transactions contemplated thereby.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please submit your proxy as soon as possible so that your shares will be represented at the Phoenix special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:	Who is entitled to vote at the Phoenix special meeting?

A:	Phoenix shareholders of record as of the close of business on [—], 2014, which is referred to as the Phoenix record date, are entitled to notice of, and to vote at, the Phoenix special meeting.

Q:	How many votes do I have?

A:	Each outstanding share of Phoenix common stock is entitled to one vote.

Q:	How do I vote my Phoenix shares?

A:	You may vote your Phoenix shares by completing and returning the enclosed proxy card or by voting in person at the Phoenix special meeting.

Voting by Proxy. You may vote your Phoenix shares by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this joint proxy statement/prospectus, your proxy will be voted in favor of that proposal.

ON YOUR PHOENIX PROXY CARD:

•	mark your selections;

•	date and sign your name exactly as it appears on your card; and

•	return your completed proxy card in the enclosed postage-paid envelope.

Voting in person. If you attend the Phoenix special meeting, you may deliver your completed proxy card in person or may vote by completing a ballot which will be available at the Phoenix special meeting. If your shares are registered in the name of a broker or other nominee and you wish to vote at the Phoenix special meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the Phoenix special meeting.

Should you have any questions on the procedure for voting your shares, please contact Phoenix Bancorp, Inc., Rockwood Center, 1504 Rte. 61 South, Pottsville, Pennsylvania 17901, Attention: Investor Relations, telephone (570) 544-6438.

Q:	Why is my vote important?

A:	Because the merger cannot be completed without the affirmative vote of the holders of 70% of the outstanding shares of Phoenix common stock on the Phoenix record date, every shareholder’s vote is important. In addition, the Phoenix special meeting will include a proposal to adjourn the meeting, if necessary to solicit additional proxies.

Q:	If my shares of Phoenix common stock are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker CANNOT vote your shares on any proposal at the Phoenix special meeting without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker.

Q:	What if I fail to instruct my broker?

A:	If you do not provide your broker with instructions, your broker generally will not be permitted to vote your shares on the merger proposal or any other proposal (a so-called “broker non-vote”) at the Phoenix special meeting. For purposes of determining the number of votes cast with respect to the merger proposal, broker non-votes, if any, submitted by brokers or nominees in connection with the Phoenix special meeting will have the same effect as a vote “against” for purposes of determining the number of votes cast, but will be treated as present for quorum purposes.

Q:	What constitutes a quorum for the Phoenix special meeting?

A:	As of the Phoenix record date, [—] shares of Phoenix common stock were issued and outstanding, each of which will be entitled to one vote at the meeting. Under Phoenix’s bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the Phoenix special meeting. If you vote by proxy, your shares will be included for determining the presence of a quorum. Both abstentions and broker non-votes are also included for purposes of determining the presence of a quorum.

Q:	Assuming the presence of a quorum, what is the vote required to approve the matters to be considered at the Phoenix special meeting?

A:

The affirmative vote at the Phoenix special meeting, in person or by proxy, of the holders of 70% of the outstanding shares of Phoenix common stock is required to approve and adopt the merger agreement. The affirmative vote, in person or by proxy, of a majority of votes cast at the Phoenix special meeting is required to approve the proposal to adjourn the Phoenix special meeting, if necessary, to solicit additional proxies, and any other matter that may properly come before the Phoenix special meeting. Because the affirmative vote of the holders of 70% of outstanding shares of Phoenix is required to approve and adopt the merger agreement, abstentions and broker non-votes with respect to the merger agreement will effectively act as votes “against” on such proposal. Abstentions and broker non-votes will not affect the outcome of the adjournment proposal or any other matters that properly come before the Phoenix special meeting.

Q:	Do I have appraisal or dissenters’ rights?

A:	Yes. Under Pennsylvania law, Phoenix shareholders have the right to dissent from the merger agreement and the merger and to receive a payment in cash for the “fair value” of their shares of Phoenix common stock as determined by an appraisal process. This value may be more or less than the value you would receive in the merger if you do not dissent. If you dissent, you will receive a cash payment for the value of your shares that will be fully taxable to you. To perfect your dissenters’ rights, you must follow precisely the required statutory procedures. See “The Merger—Phoenix Shareholders Have Dissenters’ Rights in the Merger,” on page 67 and the information at Annex D.

Q:	Can I attend the Phoenix special meeting and vote my shares in person?

A:	Yes. All shareholders, including shareholders of record and those who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Phoenix special meeting. Holders of record of Phoenix common stock can vote in person at the Phoenix special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Phoenix special meeting. If you plan to attend the Phoenix special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

Q:	Can I change my vote?

A:	Yes. If you are a shareholder of record, you may revoke your proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Phoenix’s Corporate Secretary, or (3) attending the Phoenix special meeting in person, notifying the Corporate Secretary and voting by ballot at the Phoenix special meeting. The mailing address for Phoenix’s Corporate Secretary is Phoenix Bancorp, Inc., Rockwood Center, 1504 Rte. 61 South, Pottsville, Pennsylvania 17901, Attention: Corporate Secretary. If your shares are registered in the name of a broker or other nominee, please follow the instructions provided by your nominee.

Any shareholder entitled to vote in person at the Phoenix special meeting may vote in person regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy, but the mere presence (without notifying Phoenix’s Corporate Secretary) of a shareholder at the Phoenix special meeting will not constitute revocation of a previously given proxy.

Q:	Who will bear the cost of soliciting votes for the Phoenix special meeting?

A:	Mid Penn and Phoenix will bear the cost of preparing, assembling, printing, mailing and distributing these proxy materials equally. In addition to the mailing of these proxy materials, the solicitation of proxies or votes for the Phoenix special meeting may be made in person, by telephone, or by electronic communication by Phoenix’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. In addition, Phoenix may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	What happens if additional proposals are presented at the Phoenix special meeting?

A:	Other than the proposals described in this joint proxy statement/prospectus, Phoenix does not expect any matters to be presented for a vote at the Phoenix special meeting. If you grant a proxy, the persons named as proxy holders, [—] and [—], will have the discretion to vote your shares on any additional matters properly presented for a vote at the Phoenix special meeting.

Q:	Are there risks that I should consider in deciding whether to vote to approve and adopt the merger agreement?

A:	Yes. You should consider the risk factors set out in the section entitled “Risk Factors” beginning on page 35 of this joint proxy statement/prospectus.

Q:	What if I hold stock of both Mid Penn and Phoenix?

A:	If you hold shares of both Mid Penn and Phoenix, you will receive two separate packages of proxy materials. A vote as a Phoenix shareholder for the merger proposal or any other proposals to be considered at the Phoenix special meeting will not constitute a vote as a Mid Penn shareholder for the merger proposal or any other proposals to be considered at the Mid Penn special meeting, and vice versa. Therefore, please sign, date and return all proxy cards that you receive, whether from Mid Penn or Phoenix, or submit separate proxies as both a Mid Penn shareholder and a Phoenix shareholder as instructed.

Q:	Should I send in my Phoenix stock certificates?

A:	No. Please do not send in your Phoenix stock certificates with your proxy. You will receive separate written instructions and a letter of transmittal from an exchange agent designated by Mid Penn for exchanging Phoenix stock certificates for the merger consideration.

Q:	Whom should I contact if I have additional questions?

A:	If you are a Phoenix shareholder and have any questions about the merger, or if you need additional copies of this document or the enclosed proxy card, you should contact:

Phoenix Bancorp, Inc.

Rockwood Center, 1504 Rte. 61 South

Pottsville, Pennsylvania 17901

Attention: Investor Relations

Telephone: (570) 544-6438.

SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all of the information that is important to you. We urge you to carefully read the entire joint proxy statement/prospectus and the other documents to which we refer in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” on page 202. Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

Information about the Parties

Mid Penn Bancorp, Inc. (page 96)

Mid Penn is a Pennsylvania business corporation and bank holding company with its headquarters in Millersburg, Pennsylvania. At June 30, 2014, Mid Penn had total consolidated assets of $736.5 million. Mid Penn is the parent company of Mid Penn Bank, serving the community since 1868, which operates fourteen retail locations in Cumberland, Dauphin, Northumberland and Schuylkill Counties in Pennsylvania. Insurance products are offered through Mid Penn Bank’s subsidiary, Mid Penn Insurance Services, LLC. Mid Penn common stock is traded on The Nasdaq Global Market under the symbol “MPB.”

The principal executive offices of Mid Penn are located at Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, Pennsylvania 17061, and its telephone number is (866) 642-7736.

Phoenix Bancorp, Inc. (page 165)

Phoenix is a Pennsylvania business corporation and bank holding company with its headquarters in Pottsville, Pennsylvania. At June 30, 2014, Phoenix had total consolidated assets of approximately $141 million. Phoenix is the parent company for Miners Bank, which operates four branch offices in Luzerne and Schuylkill Counties in Pennsylvania. Phoenix common stock is sold in privately negotiated transactions, some of which are quoted on the OTCQB market under the symbol “PXBP.”

The principal executive offices of Phoenix are located at Phoenix Bancorp, Inc., Rockwood Center, 1504 Rte. 61 South, Pottsville, Pennsylvania 17901, and its telephone number is (570) 544-4787.

The Merger (page 72)

The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. Please carefully read the merger agreement as it is the legal document that governs the merger.

Phoenix Will Merge into Mid Penn (page 72)

We are proposing the business combination of Mid Penn and Phoenix. Under the merger agreement, Phoenix will merge with and into Mid Penn, with Mid Penn remaining the surviving entity, and the separate existence of Phoenix will cease. Immediately after the corporate merger, Miners Bank, a wholly owned bank subsidiary of Phoenix, will merge with and into Mid Penn’s wholly owned bank subsidiary, Mid Penn Bank, with Mid Penn Bank as the surviving bank, and the separate corporate existence of Miners Bank will cease.

Following the completion of the merger, the merger agreement provides that Mid Penn will continue to operate the branches of Miners Bank as a separate banking division of Mid Penn Bank under the name “Miners Bank, a Division of Mid Penn Bank” for a period of at least three years.

Mid Penn Will Hold Its Special Meeting on [—], 2014 (page 93)

The Mid Penn special meeting will be held on [—], 2014 at [—], local time, at [—]. At the Mid Penn special meeting, Mid Penn shareholders will be asked to:

1. approve and adopt the merger agreement; and

2. approve the adjournment or postponement of the Mid Penn special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the meeting to approve and adopt the merger agreement.

Record Date. Only holders of record of Mid Penn common stock at the close of business on [—], 2014 will be entitled to vote at the Mid Penn special meeting. Each share of Mid Penn common stock is entitled to one vote. As of the Mid Penn record date, there were [—] shares of Mid Penn common stock issued and outstanding and entitled to vote at the Mid Penn special meeting.

Required Vote. The affirmative vote at the Mid Penn special meeting, in person or by proxy, of the holders of 66-2/3% of the outstanding shares of Mid Penn common stock is required to approve and adopt the merger agreement. The affirmative vote, in person or by proxy, of a majority of all votes cast at the Mid Penn special meeting is required to approve the proposal to adjourn or postpone the Mid Penn special meeting, if necessary, to solicit additional proxies and any other matter that may properly come before the Mid Penn special meeting. A majority of the outstanding Mid Penn common stock entitled to vote is necessary to constitute a quorum in order to transact business at the meeting.

As of the record date, directors and executive officers of Mid Penn and their affiliates had the right to vote [—] shares of Mid Penn common stock, or [—]% of the outstanding Mid Penn common stock entitled to be voted at the Mid Penn special meeting. In accordance with the terms of the merger agreement, each of the directors of Mid Penn has executed an Affiliate Letter in favor of Phoenix pursuant to which he or she has agreed to vote all shares of Mid Penn common stock owned by him or her in favor of approval and adoption of the merger agreement and the transactions contemplated thereby.

Phoenix Will Hold Its Special Meeting on [—], 2014 (page 160)

The Phoenix special meeting will be held on [—], 2014 at [—], local time, at [—]. At the Phoenix special meeting, Phoenix shareholders will be asked to:

1. approve and adopt the merger agreement; and

2. approve the adjournment or postponement of the Phoenix special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Phoenix special meeting to approve and adopt the merger agreement.

Record Date. Only holders of record of Phoenix common stock at the close of business on [—], 2014 will be entitled to vote at the Phoenix special meeting. Each share of Phoenix common stock is entitled to one vote. As of the Phoenix record date, there were [—] shares of Phoenix common stock issued and outstanding and entitled to vote at the Phoenix special meeting.

Required Vote. The affirmative vote at the Phoenix special meeting, in person or by proxy, of holders of 70% of the outstanding shares of Phoenix common stock is required to approve and adopt the merger agreement. The affirmative vote, in person or by proxy, of a majority of votes cast at the Phoenix special meeting is required to approve the proposal to adjourn or postpone the Phoenix special meeting, if necessary, to solicit additional proxies and any other matter that may properly come before the Phoenix special meeting. A majority of the outstanding Phoenix common stock entitled to vote is necessary to constitute a quorum in order to transact business at the meeting.

As of the record date, directors and executive officers of Phoenix and their affiliates had the right to vote [—] shares of Phoenix common stock, or [—]% of the outstanding Phoenix common stock entitled to be voted at the Phoenix special meeting. In accordance with the terms of the merger agreement, each of the directors of Phoenix has executed an Affiliate Letter in favor of Mid Penn pursuant to which he or she has agreed to vote all shares of Phoenix common stock owned by him or her in favor of approval and adoption of the merger agreement.

Phoenix Shareholders Will Receive Shares of Mid Penn Common Stock and/or Cash in the Merger Depending on Their Election and Any Proration (page 73).

Phoenix shareholders will have the right to elect to receive merger consideration, without interest, for each of their shares of Phoenix common stock. Each Phoenix shareholder will have the opportunity to elect to receive in exchange for each share of Phoenix common stock owned immediately prior to completion of the merger either: (i) a cash payment of $51.60 per share; (ii) 3.167 shares of Mid Penn common stock; or (iii) a combination of cash and shares of Mid Penn common stock.

The amount of merger consideration issuable to Phoenix shareholders is subject to a pre-closing adjustment based on, with respect to one OREO property held by Miners Bank, the wholly owned banking subsidiary of Phoenix, the estimated costs, if any, for environmental remediation that may be required and any loss in connection with the maintenance and disposition costs of such property, net of any tax benefit and any recoveries from the sale of any parcels. The parties do not anticipate such costs exceeding $400,000, and, accordingly, the amount of merger consideration issuable to Phoenix shareholders will not be reduced.

Each election will be subject to allocation and proration procedures in the merger agreement, which are intended to ensure that, in the aggregate, at least 80% of the Phoenix shares of common stock outstanding will be exchanged for Mid Penn common stock. Mid Penn has the right to permit greater than 80% of the Phoenix common shares to be exchanged for shares of Mid Penn common stock; however, if the holders of more than 20% of Phoenix shares elect to receive cash for their shares of Phoenix common stock, then such shareholders will receive shares of Mid Penn common stock in accordance with the proration procedures and the other requirements set forth in the merger agreement.

Record holders of Phoenix common stock may specify different elections with respect to different shares that you hold (if, for example, a Phoenix shareholder owns 100 shares of Phoenix common stock, such shareholder could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares).

As an example, based on the average of the high and low sale prices of Mid Penn common stock on The Nasdaq Global Market for the 10 trading days ending on [—], 2014 (the most recent practicable date prior to the printing of this joint proxy statement/prospectus), for each share of Phoenix common stock held, a Phoenix shareholder would receive either $51.60 in cash or 3.167 shares of Mid Penn common stock, subject to possible proration. Based on that price, the 3.167 shares of Mid Penn common stock would have a market value of $[—]. Mid Penn will compute the actual amount of cash and number of shares of Mid Penn common stock that each Phoenix shareholder will receive in the merger using the formula contained in the merger agreement. For a summary of the formula contained in the merger agreement, see “The Merger Agreement—Consideration To Be Received in the Merger” beginning on page 73.

Phoenix Contingent Rights. If you purchased shares of Phoenix common stock pursuant to the Phoenix Private Placement Memorandum dated as of October 1, 2012 and received contingent rights to receive additional Phoenix common stock, which we refer to as the Phoenix contingent rights, due to the merger, each Phoenix contingent right will be exchanged for 0.1306 shares of Phoenix common stock (rounded up to the nearest whole share for each holder) prior to the consummation of the merger. To the extent that these additional shares of

Phoenix common stock are outstanding on the record date for the election materials, such shares will also be subject to an election to receive either cash or stock. Otherwise, such additional shares of Phoenix common stock will be exchanged for shares of Mid Penn common stock. We estimate that the Phoenix contingent rights will convert into a maximum of 3,520 shares of Phoenix common stock, or 11,148 shares of Mid Penn common stock based upon the exchange ratio.

Phoenix Stock Appreciation Rights. Each Phoenix stock appreciation right unit to receive a cash payment based on the value under the Phoenix Bancorp, Inc./Miners Bank Stock Appreciation Rights Plan, which we refer to as the Phoenix SARs, that is outstanding immediately prior to the effective time of the merger will be converted to the right to receive cash equal to the product of (i) the total number of shares of Phoenix common stock you hold that are subject to a stock appreciation right and (ii) the excess, if any, of $51.60 less the base price of the Phoenix SAR set forth in the Phoenix stock appreciation right award agreement, less any applicable tax withholding.

Regardless of Whether an Election is Made, a Phoenix Shareholder May Not Receive the Consideration Elected (page 74)

Pursuant to the terms of the merger agreement, a minimum of 80% of the total number of shares of Phoenix common stock outstanding at the effective time of the merger will be converted into stock consideration, and the remaining outstanding shares of Phoenix common stock (excluding the shares of Phoenix common stock to be cancelled) not converted into shares of Mid Penn common stock will be converted into cash consideration. Mid Penn has the right to permit greater than 80% of the total number of shares of Phoenix common stock to be converted in the form of shares of Mid Penn common stock. As a result, if more Phoenix shareholders make valid elections to receive either Mid Penn common stock or cash than is available as merger consideration under the merger agreement, those Phoenix shareholders electing the over-subscribed form of consideration may have the over-subscribed consideration proportionately reduced and substituted with consideration in the other form, despite their election.

In Order to Make a Valid Election, Phoenix Shareholders Must Properly Complete and Deliver the Election Form (page 75)

If a Phoenix shareholder wishes to elect the type of merger consideration such shareholder prefers to receive in the merger, such shareholder should carefully review and follow the instructions set forth in the form of election, which is being mailed to Phoenix shareholders immediately after this joint proxy statement/prospectus. Phoenix shareholders will need to sign, date and complete the election form and transmittal materials and return them to the exchange agent at the address given in the materials, together with the certificates representing shares of Phoenix common stock prior to the Election Deadline. Phoenix shareholders should NOT send stock certificates with a proxy card returned to vote on the merger agreement.

The election deadline will be at 5:00 p.m. local time, on [—], 2014, which is the business day prior to the Phoenix special meeting of shareholders on [—], 2014. If a Phoenix shareholder does not submit a properly completed and signed form of election to the exchange agent by the election deadline, such shareholder will have no control over the type of merger consideration to be received, and, consequently, at the discretion of Mid Penn, may receive only cash, only Mid Penn common stock or a combination of cash and Mid Penn common stock in the merger.

Once a Phoenix shareholder has tendered stock certificates representing shares of Phoenix common stock to the exchange agent, such shareholder may not transfer shares of Phoenix common stock represented by those stock certificates until the merger is completed, unless such shareholder revokes a previous election by written notice to the exchange agent that is received prior to the election deadline. If the merger is not completed and the merger agreement is terminated, stock certificates will be returned by the exchange agent to the shareholder submitting them.

Expected Material United States Federal Income Tax Treatment as a Result of the Merger (page 89)

The merger is structured to be treated as a reorganization for United States federal income tax purposes. Each of Mid Penn and Phoenix has conditioned the consummation of the merger on its receipt of a legal opinion from their respective legal counsel that this will be the case. The federal income tax treatment for Phoenix shareholders will depend primarily on whether Phoenix common stock is exchanged solely for Mid Penn common stock (with cash received instead of a fractional share of Mid Penn common stock), solely for cash, or for a combination of Mid Penn common stock and cash.

Generally, a Phoenix shareholder will not recognize gain or loss on the exchange of Phoenix common stock solely for Mid Penn common stock in the merger, except with respect to the cash received in lieu of a fractional share interest in Mid Penn common stock. If a Phoenix shareholder receives only cash in exchange for Phoenix common stock in the merger, then such shareholder generally will recognize gain or loss equal to the difference between the amount of cash received and the shareholder’s adjusted tax basis in the shares of Phoenix common stock surrendered. If a Phoenix shareholder exchanges Phoenix common stock for a combination of Mid Penn common stock and cash, then such shareholder generally will recognize gain equal to the amount of cash received (not counting cash received in lieu of a fractional share interest in Mid Penn common stock) or the amount of gain realized, whichever is lower, but such shareholder will not recognize any loss. If a Phoenix shareholder receives cash instead of a fractional share interest in Mid Penn common stock, such shareholder will recognize gain or loss on receipt of that cash.

Exceptions to these conclusions or other considerations may apply, some of which are discussed beginning on page 89. Determining the actual tax consequences of the merger to a Phoenix shareholder can be complicated. Those consequences will depend on such shareholder’s specific situation, on whether the shareholder elects to receive common stock, cash or a mix of common stock and cash, on whether an election is effective or must be changed under the proration provisions of the merger agreement, and on many variables that are not within our control. For further information, please refer to “Material United States Federal Income Tax Consequences of the Merger” on page 89. Phoenix shareholders should also consult their own tax advisors for a full understanding of the federal income tax and other tax consequences of the merger as they apply specifically to them.

The United States federal income tax consequences described above may not apply to all holders of Phoenix common stock. The tax consequences for Phoenix shareholders will depend on their individual situations. Accordingly, Phoenix shareholders are strongly urged to consult their tax advisors for a full understanding of the particular tax consequences of the merger to them.

Accounting Treatment of the Merger (page 88)

The merger will be treated as a “business combination” using the acquisition method of accounting with Mid Penn treated as the acquiror under generally accepted accounting principles, which we refer to as GAAP.

Market Prices and Share Information (page 200)

Mid Penn common stock is quoted on The Nasdaq Global Market under the symbol “MPB.” Phoenix common stock is not listed or traded on any exchange but instead is sold in privately negotiated transactions, some of which are quoted on the OTCQB market under the symbol “PXBP”. Phoenix common stock is traded sporadically and at irregular intervals. Phoenix common stock has only been quoted on the OTCQB market for a very short period of time, and the volume of quoted trades on the OTCQB market have generally been very low compared to the trades reported to, or known by, Phoenix management in privately negotiated transactions. Consequently, Phoenix management believes that, due to the higher volume and greater frequency of trades reported to it in privately negotiated transactions, those prices are more reflective of the actual market price of

Phoenix common stock than those prices quoted on the OTCQB market. For more information regarding share price information of Phoenix common stock, see “Market Price and Dividend Information—Phoenix” beginning on page 200.

The following table shows the closing sale prices of Mid Penn common stock as reported on The Nasdaq Global Market on August 26, 2014, the last trading day before announcement of the merger, and on [—], 2014, the last practicable trading day prior to mailing this joint proxy statement/prospectus. The table also presents the equivalent value of the stock portion of the merger consideration per share of Phoenix common stock on August 26, 2014, and [—], 2014, calculated by multiplying the closing sale prices of Mid Penn common stock on those dates by 3.167, which represent the exchange ratio of shares of Mid Penn common stock that Phoenix shareholders electing to receive Mid Penn common stock would receive in the merger for each share of Phoenix common stock.

				Phoenix Common Stock
	Mid Penn Common Stock			In Privately Negotiated Transactions			On the OTCQB Market			Equivalent Per Share Value
Prior to execution of the merger agreement		$16.00	(1)		$40.00	(2)		$28.00	(3)		$50.67
At [—], 2014	$	[—]		$	[—]		$	[—]		$	[—]

(1)	Closing price as of August 26, 2014.
(2)	Last reported price as of June 18, 2014, the last sale price reported to, or known by, Phoenix management in privately negotiated transactions prior to announcement of the merger.
(3)	Last reported price as of August 14, 2014, the last reported sale price on the OTCQB market prior to announcement of the merger.

The market prices of Mid Penn and Phoenix common stock will fluctuate prior to the merger. You should obtain current stock price quotations for the shares.

Upon completion of the merger, assuming 80% of the outstanding shares of Phoenix common stock are exchanged for Mid Penn common stock, former Phoenix shareholders will own approximately 17% of the outstanding shares of Mid Penn common stock.

Griffin Financial Group, LLC Has Provided an Opinion to the Phoenix Board of Directors (page 48)

In connection with the merger, Phoenix’s financial advisor, Griffin Financial Group, LLC, or Griffin, delivered a written opinion, dated August 27, 2014, to the Phoenix board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration in the merger to the shareholders of Phoenix.

The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitation on the review undertaken by Griffin in preparing the opinion, is attached as Annex B to this joint proxy statement/prospectus. The opinion was for the information of, and was directed to, the Phoenix board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Phoenix to engage in the merger or enter into the merger agreement or constitute a recommendation to any holder of Phoenix common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter (including, with respect to holders of Phoenix common stock, what election any such shareholder should make with respect to the merger consideration). Phoenix does not expect what it will request an updated opinion from Griffin.

Keefe, Bruyette & Woods, Inc. Has Provided an Opinion to the Mid Penn Board of Directors (page 55)

In connection with the merger, Mid Penn’s financial advisor, Keefe, Bruyette & Woods, Inc., or KBW, delivered a written opinion, dated August 27, 2014, to the Mid Penn board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the aggregate merger consideration in the merger to Mid Penn.

The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex C to this joint proxy statement/prospectus. The opinion was for the information of, and was directed to, the Mid Penn board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Mid Penn to engage in the merger or enter into the merger agreement or constitute a recommendation to the Mid Penn board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Mid Penn common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter (including, with respect to holders of Phoenix common stock, what election any such shareholder should make with respect to the merger consideration).

Board of Directors and Executive Officers of Mid Penn after the Merger (page 67)

Following completion of the merger, Mid Penn will appoint Vincent J. Land, Robert J. Moisey and Noble C. Quandel, Jr. to serve on the board of directors of Mid Penn and Mid Penn Bank, including waiving any bylaw restriction otherwise applicable to any such individual in connection with their appointment. Mr. Land will be appointed to serve in the class of directors whose term expires in 2016. Messrs. Moisey and Quandel will be appointed to serve in the class of directors whose term expires in 2017. For so long as such individual serves as a director of Mid Penn, Mid Penn will cause such individual to serve on the Mid Penn Bank board of directors.

Except as described in the previous paragraph, the directors and executive officers of Mid Penn and Mid Penn Bank immediately prior to the consummation of the merger will continue to be the directors and executive officers of the respective entity.

The Mid Penn Board of Directors Recommends That Mid Penn Shareholders Vote “FOR” Approval and Adoption of the Agreement and Plan of Merger (page 55)

The Mid Penn board of directors believes that the merger is in the best interests of Mid Penn and its shareholders and has unanimously approved the merger and the merger agreement. The Mid Penn board of directors recommends that Mid Penn shareholders vote “FOR” approval and adoption of the merger agreement. The Mid Penn board also recommends that its shareholders vote “FOR” the proposal to adjourn the Mid Penn special meeting, if necessary, to solicit additional proxies.

The Phoenix Board of Directors Recommends That Phoenix Shareholders Vote “FOR” Approval and Adoption of the Agreement and Plan of Merger (page 48)

The Phoenix board of directors believes that the merger is in the best interests of Phoenix and its shareholders and has unanimously approved the merger and the merger agreement. The Phoenix board of directors recommends that Phoenix shareholders vote “FOR” approval and adoption of the merger agreement. The Phoenix board also recommends that its shareholders vote “FOR” the proposal to adjourn the Phoenix special meeting, if necessary, to solicit additional proxies.

Phoenix’s Directors and Executive Officers Have Financial Interests in the Merger that May Differ from the Interests of Phoenix Shareholders (page 70)

In addition to their interests as Phoenix shareholders, the directors and certain executive officers of Phoenix may have interests in the merger that are different from or in addition to interests of other Phoenix shareholders. These interests include, among others, provisions in the merger agreement regarding board membership, as well as change in control agreements, employment agreements, indemnification, insurance, and eligibility to participate in various employee benefit plans. For purposes of the Phoenix agreements and plans, the completion of the merger will generally constitute a change in control. These additional interests may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than a Phoenix shareholder may view it. The financial interests of Phoenix’s directors and executive officers in the merger include the following:

•	the appointment, effective at the closing of the merger, of three current individuals (Vincent J. Land, Robert J. Moisey and Noble C. Quandel, Jr.) to the boards of directors of Mid Penn and Mid Penn Bank and the payment of compensation to such individuals in accordance with the policies of Mid Penn and Mid Penn Bank, respectively, which currently consists of the following payments to each non-employee directors: an annual retainer of $15,000 and between $100 and $500 for each committee meeting attended, depending on the committee;

•	the continued indemnification of current directors and executive officers of Phoenix and its subsidiaries pursuant to the terms of the merger agreement and providing these individuals with continued director’s and officer’s liability insurance;

•	the retention of certain executive officers of Phoenix, and payment of compensation to such executive officers, pursuant to existing employment agreements with Phoenix and Miners Bank;

•	certain executive officers of Phoenix are parties to Phoenix stock appreciation right agreements which will vest upon a change in control;

•	certain Phoenix employees are parties to split dollar life insurance plans which, if not previously terminated, may provide an enhanced benefit upon death after a separation of service after a change of control; and

•	certain executive officers of Phoenix will be entitled to severance or change-in-control benefits upon termination of employment after the closing of the merger.

Phoenix’s board of directors was aware of these interests and took them into account in its decision to approve and adopt the agreement and plan of merger. For information concerning these interests, please see the discussion beginning on page 70 under the caption “The Merger—Phoenix’s Directors and Executive Officers Have Financial Interests in the Merger.”

Holders of Phoenix Common Stock Have Dissenters’ Rights (page 67)

If you are a Phoenix shareholder, you have the right under the Pennsylvania Business Corporation Law to dissent from the merger agreement and the merger, and to demand and receive cash for the fair value of your shares of Phoenix common stock. For a complete description of the dissenters’ rights of Phoenix shareholders, please see the discussion under the caption “The Merger—Phoenix Shareholders Have Dissenters’ Rights in the Merger” beginning on page 67. In order to assert dissenters’ rights, a Phoenix shareholder must:

•	file a written notice of intent to dissent with Phoenix prior to the shareholder vote at the Phoenix special meeting;

•	make no change in your beneficial ownership of Phoenix common stock after you give notice of your intention to demand fair value of your shares of Phoenix common stock;

•	not vote to approve and adopt the merger agreement at the Phoenix special meeting;

•	file a written demand for payment and deposit any certificates representing the Phoenix shares for which dissenters’ rights are being asserted as requested by the notice that will be sent by Mid Penn or Phoenix after the completion of the merger; and

•	comply with certain other statutory procedures set forth in Pennsylvania law.

If you are a Phoenix shareholder and you sign and return your proxy without voting instructions, we will vote your proxy in favor of the transaction and you will lose any dissenters’ rights that you may have. A copy of the relevant provisions of Pennsylvania law related to dissenters’ rights are attached to this joint proxy statement/prospectus as Annex D.

The Rights of Phoenix Shareholders Will Be Governed by Pennsylvania Law and the Articles of Incorporation and Bylaws of Mid Penn after the Merger

The rights of Phoenix shareholders will change as a result of the merger due to differences in Mid Penn’s and Phoenix’s governing documents. A description of shareholder rights under each of the Mid Penn and Phoenix governing documents, and the material differences between them, is included in the section entitled “Comparison of Shareholders’ Rights” found on page 190.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 85)

Currently, we expect to complete the merger in the first quarter of 2015. As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, approval by the requisite vote of the Mid Penn shareholders and the Phoenix shareholders; the receipt of all required regulatory approvals from the Board of Governors of the Federal Reserve System, which we refer to as the FRB, the Federal Deposit Insurance Corporation, which we refer to as the FDIC, and the Pennsylvania Department of Banking and Securities, which we refer to as the PDB; the exercise of dissenters rights under the Pennsylvania Business Corporation Law with respect to no more than 7% of the outstanding Phoenix common shares; the approval for listing on Nasdaq of the shares of Mid Penn common stock issuable pursuant to the merger; the exchange of the then-outstanding shares of Phoenix Senior Non-Cumulative Perpetual Preferred Stock, Series A, which we refer to as the Phoenix SBLF preferred stock, for shares of a series of Mid Penn preferred stock, having rights preferences, privileges and voting powers, and limitations and restrictions, taken as a whole, that are not materially less favorable to the holders of the Phoenix SBLF preferred stock than the rights, preferences, privileges and voting powers, and limitations and restrictions of the Phoenix SBLF preferred stock, taken as a whole, which we refer to as Mid Penn SBLF preferred stock; and the receipt of a legal opinion from counsel to each of Mid Penn and Phoenix regarding the tax treatment of the merger. For additional information regarding the Phoenix SBLF preferred stock and the Mid Penn SBLF preferred stock, see “Risk Factors—Following consummation of the merger, Mid Penn may be unable to redeem the Mid Penn SBLF preferred stock before the dividend rate increases to 9%” beginning on page 39 and “Comparison of Shareholders’ Rights—Outstanding Preferred Stock—Phoenix” beginning on page 190.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

No Solicitation of Other Offers (page 82)

Phoenix has agreed that it, its subsidiaries, its directors and officers and those of its subsidiaries will not, and Phoenix will not authorize, permit or cause its and each of its subsidiaries’ employees and agents to, between the date of the merger agreement and the closing of the merger, directly or indirectly:

•	initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, relates or could reasonably be expected to lead to an alternative acquisition proposal;

•	respond to any inquiry relating to an alternative acquisition proposal or an alternative acquisition transaction;

•	recommend or endorse an alternative acquisition transaction;

•	participate in any discussions or negotiations regarding, or furnish information or data with respect to Phoenix or any of its subsidiaries to any person (other than Mid Penn) that may relate to an alternative acquisition proposal;

•	release anyone from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Phoenix is a party; or

•	enter into any agreement, agreement in principle or letter of intent with respect to any alternative acquisition proposal or approve or resolve to approve any alternative acquisition proposal or any agreement, agreement in principle or letter of intent relating to an alternative acquisition proposal.

The merger agreement does not, however, prohibit Phoenix from furnishing information or access to a third party who has made an alternative acquisition proposal and participating in discussions and negotiating with such person prior to the receipt of shareholder approval if specified conditions are met. Among those conditions is a good faith determination by the Phoenix board of directors, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that the alternative acquisition proposal constitutes, or is reasonably likely to lead to, a bona fide written proposal that

•	would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Phoenix common stock or all, or substantially all, of the assets of Phoenix and its subsidiaries on a consolidated basis;

•	would result in a transaction that:

•	involves consideration to Phoenix shareholders that is more favorable than the consideration to be paid to Phoenix shareholders pursuant to the merger agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated by the merger agreement, and which proposal is not conditioned upon obtaining additional financing, and

•	is, in light of the other terms of such proposal, more favorable to Phoenix than the merger and the transactions contemplated by the merger agreement; and

•	is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

We refer to the foregoing as a superior proposal.

For further discussion of the restrictions on solicitation of acquisition proposals from third parties, see “The Merger Agreement—Agreement Not to Solicit Other Offers” beginning on page 82.

Termination of the Merger Agreement (page 85)

We may mutually agree to terminate the merger agreement before completing the merger, even after Phoenix or Mid Penn shareholder approval. In addition, either of us may decide to terminate the merger agreement, if (i) a court or governmental entity issues a final order that is not appealable prohibiting the merger, (ii) a bank regulator which must grant a regulatory approval as a condition to the merger denies such approval of the merger and such denial has become final and is not appealable, (iii) the shareholders of Mid Penn or Phoenix fail to approve the merger at their respective meetings, or (iv) the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the merger agreement not to consummate the merger, subject to the right of the breaching party to cure the breach within 30 days following written notice, provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement. Either of us may terminate the merger agreement if the merger has not been completed by June 15, 2015, or such later date as agreed to by the parties in writing, unless the reason the merger has not been completed by that date is a breach of the merger agreement by the party seeking to terminate the merger agreement.

Mid Penn may terminate the merger agreement if the Phoenix board of directors (1) has received a superior proposal and, in connection with the receipt of such superior proposal and in accordance with the terms of the merger agreement, enters into a letter of intent, agreement in principle or an acquisition agreement with respect to such superior proposal, (2) fails to make, withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to Mid Penn, or (3) delivers a written notice to Mid Penn of its determination to accept such superior proposal.

Phoenix may terminate the merger agreement if Phoenix receives a superior proposal and, in accordance with the terms of the merger agreement, delivers a written notice to Mid Penn of its determination to accept the alternative acquisition proposal. Phoenix may also terminate the merger agreement within five business days of the later of (i) the date on which the last required regulatory approval necessary for consummation of the merger and the transactions contemplated by the merger agreement has been obtained, without regard to any requisite waiting period, or (ii) the date of the meeting of Phoenix shareholders to adopt and approve the merger agreement, which we refer to as the Determination Date, if Phoenix’s board determines, by a majority vote of its members, that each of the following have occurred:

•	the average of the daily closing sales prices of a share of Mid Penn common stock as reported on Nasdaq for the 20 consecutive trading days immediately preceding the Determination Date is less than 80% of the closing sale price of Mid Penn common stock on the last trading date before the date of the merger agreement; and

•	the average of the daily closing sales prices of a share of Mid Penn common stock as reported on Nasdaq for the 20 consecutive trading days immediately preceding the Determination Date is such that the price performance of Mid Penn common stock during this period is lower than the price performance of the Nasdaq Bank Index during the same period minus 20%.

Termination Fee (page 86)

Phoenix will pay Mid Penn a termination fee of $580,000 in the event that the merger agreement is terminated:

•	by Mid Penn because Phoenix (1) has received a superior proposal, and Phoenix, in accordance with the terms of the merger agreement, enters into a letter of intent, agreement in principle or an acquisition agreement with respect to such superior proposal, (2) fails to make, withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to Mid Penn, or (3) has otherwise made a determination to accept such superior proposal; or

•	by Phoenix, if Phoenix receives a superior proposal and, in accordance with the terms of the merger agreement, delivers a written notice to Mid Penn of its determination to accept the alternative acquisition proposal in accordance with the terms of the merger agreement.

Regulatory Approvals Required for the Merger (page 69)

The FRB must approve the merger under the provisions of the Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”), relating to the acquisition of a bank holding company by another bank holding company, and the applicable waiting period must expire before it can be completed. In addition, the PDB must approve the merger under the Pennsylvania Banking Code of 1965 (the “Banking Code”). The applications for approval of the merger are expected to be filed with the FRB, the FDIC and the PDB during the week of November 2.

For further discussion of the regulatory requirements in connection with the merger, see “The Merger—Regulatory Approvals Required for the Merger” beginning on page 69.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF MID PENN (UNAUDITED)

The following table provides historical consolidated summary financial data for Mid Penn. The data for the years ended December 31, 2013, 2012, 2011, 2010 and 2009 are derived from Mid Penn’s audited financial statements for the periods then ended. The results of operations for the six months ended June 30, 2014 and 2013 are not necessarily indicative of the results of operations for the full year or any other interim period. Mid Penn’s management prepared the unaudited information on the same basis as it prepared Mid Penn’s audited consolidated financial statements. In the opinion of Mid Penn’s management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates.

(Dollars in thousands, except per share data)	For the six months ended June 30,		Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
INCOME DATA:
Total Interest Income	$15,250	$14,055	$28,983	$30,366	$31,545	$30,148	$31,336
Total Interest Expense	2,227	2,749	5,057	7,125	9,522	10,642	13,304
Net Interest Income	13,023	11,306	23,926	23,241	22,023	19,506	18,032
Provision for Loan and Lease Losses	822	910	1,685	1,036	1,205	2,635	9,520
Noninterest Income	1,668	1,688	3,290	3,683	2,996	3,414	3,656
Noninterest Expense	9,806	9,649	19,391	19,693	18,048	17,121	16,671
Income (Loss) Before Provision for (Benefit from) Income Taxes	4,063	2,435	6,140	6,195	5,766	3,164	(4,503)
Provision for (Benefit from) Income Taxes	845	384	1,201	1,244	1,223	416	(2,208)
Net Income (Loss)	3,218	2,051	4,939	4,951	4,543	2,748	(2,295)
Series A Preferred Stock Dividends and Discount Accretion	—	14	14	514	514	514	514
Series B Preferred Stock Dividends	175	134	309	—	—	—	—
Net Income (Loss) Available to Common Shareholders	3,043	1,903	4,616	4,437	4,029	2,234	(2,809)
COMMON STOCK DATA PER SHARE:
Earnings (Loss) Per Common Share (Basic)	$0.87	$0.55	$1.32	$1.27	$1.16	$0.64	$(0.81)
Earnings (Loss) Per Common Share (Full Diluted)	0.87	0.55	1.32	1.27	1.16	0.64	(0.81)
Cash Dividends	0.15	0.05	0.25	0.25	0.20	—	0.52
Book Value Per Common Share	15.03	13.20	13.71	13.57	12.47	10.98	10.55
Tangible Book Value Per Common Share	14.68	12.84	13.35	13.19	12.10	10.58	10.15
AVERAGE SHARES OUTSTANDING (BASIC)	3,494,901	3,490,403	3,491,653	3,486,543	3,481,414	3,479,780	3,479,780
AVERAGE SHARES OUTSTANDING (FULLY DILUTED)	3,494,901	3,490,403	3,491,653	3,486,543	3,481,414	3,479,780	3,479,780
BALANCE SHEET DATA:
Investments	$142,836	$133,956	$122,803	$154,295	$159,043	$70,702	$47,345
Loans and Leases, Net of Unearned Interest	548,615	518,658	546,462	484,220	482,717	467,735	480,385
Allowance for Loan and Lease Losses	6,130	6,267	6,317	5,509	6,772	7,061	7,686
Total Assets	736,480	705,649	713,125	705,200	715,383	637,457	606,010
Total Deposits	632,005	609,973	608,130	625,461	634,055	554,982	500,015
Short-term Borrowings	7,620	27,512	23,833	—	—	1,561	16,044
Long-term Debt	33,054	11,734	23,145	22,510	22,701	27,883	38,057
Shareholders’ Equity	57,560	51,094	52,916	52,220	53,452	48,201	46,704
RATIOS:
Return on Average Assets	0.90%	0.59%	0.71%	0.69%	0.66%	0.44%	(0.39)%
Return on Average Shareholders’ Equity	11.67%	7.81%	9.37%	8.78%	8.96%	5.71%	(0.04)%
Cash Dividend Payout Ratio	17.24%	9.09%	18.94%	19.69%	17.24%	0.00%	(64.20)%
Allowance for Loan and Lease Losses to Loans and Leases	1.12%	1.21%	1.16%	1.14%	1.40%	1.51%	1.60%
Average Shareholders’ Equity to Average Assets	7.82%	7.57%	7.56%	7.98%	7.37%	7.73%	8.88%

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF PHOENIX (UNAUDITED)

The following table provides historical consolidated summary financial data for Phoenix. The data for the years ended December 31, 2013 and 2012 are derived from Phoenix’s audited financial statements for the periods then ended. The results of operations for the six months ended June 30, 2014 and 2013 are not necessarily indicative of the results of operations for the full year or any other interim period. Phoenix’s management prepared the unaudited information on the same basis as it prepared Phoenix’s audited consolidated financial statements. In the opinion of Phoenix’s management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates.

	As of or for the six months ended June 30,		As of or for the Years ended December 31,
	2014	2013	2013	2012
Income Statement Data
Interest Income	$2,914	$2,959	$5,941	$6,037
Interest Expense	229	281	535	808

Net interest income	2,685	2,678	5,406	5,229
Provision for loan losses	68	70	218	253

Net interest income after provision for loan losses	2,617	2,608	5,188	4,976
Other operating income	409	350	898	1,396
Other operating expenses	2,758	2,662	5,388	5,443

Income before income taxes	268	296	698	929
Income tax expense	41	62	145	219

Net income	227	234	553	710
Preferred stock dividend	13	15	29	35

Net income available to common shareholders	$214	$219	$524	$675

Per share Data
Net earnings—basic	$0.75	$0.80	$1.93	$2.80
Net earnings—basic	$0.75	$0.80	$1.93	$2.80
Book value per share	$48.75	$48.06	$48.37	$52.58
Weighted average common shares basic	281,048	266,144	271,028	240,814
Weighted average common shares diluted	281,048	266,144	271,028	240,814

Balance Sheet Data
Assets	141,504	133,286	137,764	132,339
Investment Securities	14,035	12,746	13,677	13,293
Loans, net	114,641	109,479	111,016	108,166
Deposits	119,557	113,146	112,513	111,725
Other Liabilities	702	563	520	755
Shareholders’ equity	16,554	15,772	16,196	15,398
Shares outstanding	281,530	273,557	280,595	242,945

Performance Ratios
Return on average assets	0.31%	0.33%	0.39%	0.39%
Return on average shareholders equity	2.63%	2.75%	3.28%	4.50%
Net interest margin	4.17%	4.28%	4.25%	4.19%
Noninterest expense as a percentage of average assets	1.99%	2.00%	4.01%	4.09%
Efficiency Ratio	89.14%	87.91%	85.47%	82.16%

	As of or for the six months ended June 30,		As of or for the Years ended December 31,
	2014	2013	2013	2012
Asset Quality
Allowance for loan losses to loans	1.08%	1.03%	1.09%	1.12%
Net charge-offs to average loans outstanding	(0.07)%	(0.29)%	(0.19)%	(0.17)%
Non-performing loans to total loans	0.47%	0.57%	1.03%	0.45%
Allowance for loan losses to non-performing assets	117.39%	135.08%	105.78%	224.31%

Liquidity and Capital Ratios
Average loans to average deposits	98.00%	97.42%	98.02%	88.69%
Average equity to average assets	11.77%	11.98%	11.89%	11.29%
Bank Tier 1 leverage ratio	10.37%	10.87%	10.94%	10.74%
Bank Tier 1 risk based capital ratio	13.12%	14.48%	14.24%	14.35%
Bank Total risk based capital ratio	14.28%	15.62%	15.42%	15.60%

PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

The following unaudited pro forma combined consolidated financial information assumes that 80% of the outstanding shares of Phoenix common stock will be exchanged for Mid Penn common stock at an exchange ratio of 3.167 shares of Mid Penn common stock for each share of Phoenix common stock and that the remaining 20% of the outstanding shares of common stock will be exchanged for cash consideration of $51.60 for each share of Phoenix common stock. Utilizing the exchange ratio of 3.167 and assuming that 80% of the outstanding shares of Phoenix common stock are exchanged for Mid Penn common stock, it is anticipated that Phoenix common shareholders will own approximately 17% of the voting stock of the combined company after the merger.

The unaudited pro forma combined consolidated financial information is based upon the assumption that the total number of shares of Phoenix common stock immediately prior to the completion of the merger will be 285,726 and utilizes the exchange ratio of 3.167 for 80% of Phoenix’s outstanding shares and cash of $51.60 for the remaining 20% of Phoenix’s shares, which will result in 723,915 shares of Mid Penn common stock being issued in the transaction.

The following unaudited pro forma combined consolidated financial statements as of and for the periods ended June 30, 2014 and December 31, 2013 combine the historical consolidated financial statements of Mid Penn and Phoenix. The unaudited pro forma combined consolidated financial statements give effect to the proposed merger as if the merger occurred on June 30, 2014 with respect to the consolidated balance sheet, and at the beginning of the applicable period, for the six months ended June 30, 2014 and for the year ended December 31, 2013, with respect to the consolidated income statement.

The notes to the unaudited pro forma combined consolidated financial statements describe the pro forma amounts and adjustments presented below. The pro forma information includes adjustments related to the estimated fair value of assets and liabilities and is subject to adjustment as additional information becomes available and as additional analysis is performed. The pro forma information does not include anticipated cost savings or revenue enhancements. THIS PRO FORMA DATA IS NOT NECESSARILY INDICATIVE OF THE OPERATING RESULTS THAT MID PENN WOULD HAVE ACHIEVED HAD IT COMPLETED THE MERGER AS OF THE BEGINNING OF THE PERIOD PRESENTED AND SHOULD NOT BE CONSIDERED AS REPRESENTATIVE OF FUTURE OPERATIONS.

The unaudited pro forma combined consolidated financial information presented below is based on, and should be read together with, the historical financial information that Mid Penn and Phoenix have included in or incorporated by reference in this joint proxy statement/prospectus as of and for the indicated periods.

Pro Forma Combined Consolidated Balance Sheets as of June 30, 2014

Unaudited (In thousands, except share and per share data)

(Dollars in thousands, except share and per share data)	Mid Penn	Phoenix	Combined	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and due from banks	$11,220	$2,998	$14,218	$—		$14,218
Interest-bearing balances with other financial institutions	659	313	972	—		972

Total cash and cash equivalents	11,879	3,311	15,190	—		15,190

Interest-bearing time deposits with other financial institutions	5,872	750	6,622	—		6,622
Available for sale investment securities	142,836	13,646	156,482	—		156,482
Loans and leases, net of unearned interest	548,615	115,897	664,512	(991	) (2)(3)	663,521
Less: Allowance for loan and lease losses	(6,130)	(1,256)	(7,386)	1,256	(4)	(6,130)

Net loans and leases	542,485	114,641	657,126	265		657,391

Bank premises and equipment, net	12,515	2,960	15,475	—		15,475
Restricted investment in bank stocks	2,729	389	3,118	—		3,118
Foreclosed assets held for sale	1,083	519	1,602	(519	) (5)	1,083
Accrued interest receivable	2,887	366	3,253	—		3,253
Deferred income taxes	2,004	86	2,090	(308	) (6)	1,782
Goodwill	1,016	689	1,705	5	(1)	1,710
Core deposit and other intangibles, net	230	—	230	1,370	(11)	1,600
Cash surrender value of life insurance	8,476	3,609	12,085	—		12,085
Other assets	2,468	538	3,006	—		3,006

Total Assets	$736,480	$141,504	$877,984	$813		$878,797

LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest bearing demand	$49,194	$27,922	$77,116	$—		$77,116
Interest bearing demand	215,294	3,563	218,857	—		218,857
Money market	208,421	33,945	242,366	—		242,366
Savings	31,161	23,389	54,550	—		54,550
Time	127,935	30,738	158,673	(61	) (7)	158,612

Total Deposits	632,005	119,557	751,562	(61)		751,501
Short-term borrowings	7,620	1,150	8,770	—		8,770
Long-term debt	33,054	3,500	36,554	2,981	(8)(9)	39,535
Accrued interest payable	600	41	641	—		641
Other liabilities	5,641	702	6,343	239	(12)	6,582

Total Liabilities	678,920	124,950	803,870	3,159		807,029
Shareholders’ Equity:
Preferred stock	5,000	2,625	7,625	—		7,625
Common stock	3,496	336	3,832	388	(10)	4,220
Treasury stock		(1,453)	(1,453)	1,453	(10)	—
Additional paid-in capital	29,876	6,034	35,910	4,825	(10)	40,735
Retained earnings	17,960	8,772	26,732	(8,772	) (10)	17,960
Accumulated other comprehensive income	1,228	240	1,468	(240	) (10)	1,228

Total Shareholders’ Equity	57,560	16,554	74,114	(2,346)		71,768

Total Liabilities and Shareholders’ Equity	$736,480	$141,504	$877,984	$813		$878,797

Per Share Data:
Common Shares outstanding	3,496,054	285,726	3,781,780	723,915		4,219,969
Book value per common share	$15.03	$48.75				$15.20
Tangible book value per common share:
Total equity	$57,560	$16,554				$71,768
Less: preferred stock	5,000	2,625				7,625
Less: goodwill and intangibles	1,246	689				3,310

Total tangible equity	$51,314	$13,240				$60,833
Tangible book value per common share	$14.68	$46.34				$14.42

Pro Forma Consolidated Statements of Income

For the Year Ended December 31, 2013

Unaudited (In thousands, except share and per share data)

	Mid Penn	Phoenix	Combined	Pro Forma Adjustments		Pro Forma Combined
INTEREST INCOME
Interest & fees on loans and leases	$26,305	$5,694	$31,999	$(58	) (2)	$31,941
Interest on interest-bearing balances	109	11	120	—		120
Interest and dividends on investment securities:						—
U.S. Treasury and government agencies	591	55	646	—		646
State and political subdivision obligations, tax-exempt	1,921	41	1,962	—		1,962
Other securities	46	139	185	—		185
Interest on federal funds sold and securities purchased under agreements to resell	11	1	12	—		12

Total Interest Income	28,983	5,941	34,924	(58)		34,866

INTEREST EXPENSE
Interest on deposits	4,436	462	4,898	31	(7)	4,929
Interest on short-term borrowings	26	3	29	—		29
Interest on long-term debt	595	70	665	43	(8)(9)	708

Total Interest Expense	5,057	535	5,592	74		5,666

Net Interest Income	23,926	5,406	29,332	(132)		29,200
PROVISION FOR LOAN AND LEASE LOSSES	1,685	218	1,903	—		1,903

Net Interest Income After Provision for Loan and Lease Losses	22,241	5,188	27,429	(132)		27,297

NONINTEREST INCOME
Income from fiduciary activities	492	—	492	—		492
Service charges on deposits	576	293	869	—		869
Net gain on sales of investment securities	220	171	391	—		391
Earnings from cash surrender value of life insurance	231	110	341	—		341
Mortgage banking income	348	134	482	—		482
ATM debit card interchange income	508	177	685	—		685
Merchant services income	330	—	330	—		330
Other income	585	13	598	—		598

Total Noninterest Income	3,290	898	4,188	—		4,188

NONINTEREST EXPENSE
Salaries and employee benefits	10,788	2,952	13,740	—		13,740
Occupancy expense, net	1,128	454	1,582	—		1,582
Equipment expense	1,299	301	1,600	—		1,600
Pennsylvania Bank Shares tax expense	464	123	587	—		587
FDIC Assessment	486	88	574	—		574
Legal and professional fees	705	289	994	—		994
Director fees and benefits expense	319	102	421	—		421
Marketing and advertising expense	253	63	316	—		316
Software licensing	947	489	1,436	—		1,436
Telephone expense	436	60	496	—		496
(Gain) loss on sale/write-down of foreclosed assets	(302)	69	(233)	—		(233)
Intangible amortization	29	44	73	137	(11)	210
Loan collection costs	214	47	261	—		261
Other expenses	2,625	307	2,932	—		2,932

Total Noninterest Expense	19,391	5,388	24,779	137		24,916

INCOME BEFORE PROVISION FOR INCOME TAXES	6,140	698	6,838	(269)		6,569
Provision for income taxes	1,201	145	1,346	(91	) (13)	1,255

NET INCOME	4,939	553	5,492	(178)		5,314
Preferred stock dividends and discount accretion	323	29	352	—		352

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$4,616	$524	$5,140	$(178)		$4,962

Weighted average common shares outstanding:
Basic	3,491,653	271,028		723,915		4,215,568
Diluted	3,491,653	271,028		723,915		4,215,568
Earnings per common share:
Basic	$1.32	$1.93		$(0.25)		$1.18
Diluted	$1.32	$1.93		$(0.25)		$1.18

Pro Forma Consolidated Statements of Income

For the Six Months Ended June 30, 2014

Unaudited (In thousands, except share and per share data)

	Mid Penn	Phoenix	Combined	Pro Forma Adjustments		Pro Forma Combined
INTEREST INCOME
Interest & fees on loans and leases	$13,465	$2,759	$16,224	$(29	) (2)	$16,195
Interest on interest-bearing balances	20	5	25	—		25
Interest and dividends on investment securities:						—
U.S. Treasury and government agencies	635	23	658	—		658
State and political subdivision obligations, tax-exempt	1,055	28	1,083	—		1,083
Other securities	75	98	173	—		173
Interest on federal funds sold and securities purchased under agreements to resell	—	1	1	—		1

Total Interest Income	15,250	2,914	18,164	(29)		18,135

INTEREST EXPENSE
Interest on deposits	1,968	190	2,158	15	(7)	2,173
Interest on short-term borrowings	21	4	25	—		25
Interest on long-term debt	238	35	273	21	(8)(9)	294

Total Interest Expense	2,227	229	2,456	36		2,492

Net Interest Income	13,023	2,685	15,708	(65)		15,643
PROVISION FOR LOAN AND LEASE LOSSES	822	68	890	—		890

Net Interest Income After Provision for Loan and Lease Losses	12,201	2,617	14,818	(65)		14,753

NONINTEREST INCOME
Income from fiduciary activities	325	—	325	—		325
Service charges on deposits	263	144	407	—		407
Net gain on sales of investment securities	150	—	150	—		150
Earnings from cash surrender value of life insurance	102	58	160	—		160
Mortgage banking income	113	45	158	—		158
ATM debit card interchange income	265	96	361	—		361
Merchant services income	133	—	133	—		133
Net gain on sales of SBA loans	78	—	78	—		78
Other income	239	66	305	—		305

Total Noninterest Income	1,668	409	2,077	—		2,077

NONINTEREST EXPENSE
Salaries and employee benefits	5,391	1,447	6,838	—		6,838
Occupancy expense, net	704	276	980	—		980
Equipment expense	611	172	783	—		783
Pennsylvania Bank Shares tax expense	208	68	276	—		276
FDIC Assessment	271	49	320	—		320
Legal and professional fees	265	179	444	—		444
Director fees and benefits expense	155	47	202	—		202
Marketing and advertising expense	132	26	158	—		158
Software licensing	449	302	751	—		751
Telephone expense	196	41	237	—		237
Loss on sale/write-down of foreclosed assets	57	—	57	—		57
Intangible amortization	14	—	14	69	(11)	83
Loan collection costs	153	16	169	—		169
Other expenses	1,200	135	1,335	—		1,335

Total Noninterest Expense	9,806	2,758	12,564	69		12,633

INCOME BEFORE PROVISION FOR INCOME TAXES	4,063	268	4,331	(134)		4,197
Provision for income taxes	845	41	886	(46	) (13)	840

NET INCOME	3,218	227	3,445	(88)		3,357
Preferred stock dividends	175	13	188	—		188

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$3,043	$214	$3,257	$(88)		$3,169

Weighted average common shares outstanding:
Basic	3,494,901	284,967		723,915		4,218,816
Diluted	3,494,901	284,967		723,915		4,218,816
Earnings per common share:
Basic	$0.87	$0.75		$(0.12)		$0.75
Diluted	$0.87	$0.75		$(0.12)		$0.75

(1)	The acquisition will be effected by the distribution of cash and issuance of shares of Mid Penn common stock to Phoenix’s common shareholders. The following unaudited pro forma combined consolidated financial information assumes that 80% of the outstanding shares of Phoenix common stock will be exchanged for Mid Penn common stock at an exchange ratio of 3.167 shares of Mid Penn common stock for each share of Phoenix common stock and that the remaining 20% of the outstanding shares of common stock will be exchanged for cash consideration of $51.60 for each share of Phoenix common stock.

The unaudited pro forma combined consolidated financial information is based upon the assumption that the total number of shares of Phoenix common stock immediately prior to the completion of the merger will be 285,726 and utilizes the exchange ratio of 3.167 for 80% of Phoenix’s outstanding shares and cash of $51.60 for the remaining 20% of Phoenix’s shares. This will result in the issuance of 723,915 shares of Mid Penn common shares with an estimated fair value of $11.6 million, for a total estimated purchase price of $14.5 million. The final purchase price will be determined based upon the estimated fair value of Mid Penn common stock and cash consideration paid at the completion date of the merger. The final allocation of the purchase price will be determined after the merger is completed and additional analyses are performed to determine the fair values of Phoenix’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. The unaudited pro forma combined consolidated financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of Phoenix at their respective fair values and represents management’s best estimate based upon the information available at this time. These pro forma adjustments included herein are subject to change as additional information becomes available and as additional analyses are performed. Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocation to goodwill while changes to other assets and liabilities may impact the statement of income due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities.

The total estimated purchase price for the purpose of this unaudited pro forma combined consolidated financial information is $14.5 million. Goodwill is created when the purchase price consideration exceeds the fair value of the net assets acquired or a bargain purchase gain results when the current fair value of the net assets acquired exceeds the purchase price consideration. For purposes of this analysis as of June 30, 2014, goodwill of $694,000 results from the transaction; however, the final purchase accounting analysis will be performed as of the merger date and these amounts are subject to change based on operations subsequent to June 30, 2014, as additional information becomes available and as additional analyses are performed. The following table provides the calculation and allocation of the purchase price used in the pro forma financial statements and a reconcilement of pro forma shares to be outstanding.

Summary of Purchase Price Calculation and Goodwill Resulting From Merger

(In Thousands, Except Per Share Data)
Purchase Price Consideration in Common Stock
Phoenix shares outstanding to be exchanged	228,581
Exchange ratio	3.1670
Mid Penn shares to be issued	723,915
Mid Penn assumed price based on per share consideration	$16.00
Purchase price assigned to Phoenix shares exchanged for Mid Penn shares		$11,583
Per share value assigned to Phoenix shares to be converted to cash consideration	$51.60
Purchase price assigned to Phoenix shares exchanged for cash		2,949

Total purchase price		$14,532

Net Assets Acquired:
Phoenix common shareholders’ equity	$13,240
Core deposit intangible	1,370
Adjustments to reflect assets acquired at fair value:
Loans—interest rate fair value	579
Loans—credit	(1,570)
Allowance for loan losses	1,256
OREO	(519)
Net tax impact of valuation adjustment	(308)
Adjustment to reflect liabilities acquired at fair value:
Interest bearing deposits	61
Borrowings	(32)
Contingent liabilities	(239)
		13,838

Goodwill resulting from merger		$694

(2)	A fair value premium of $579 to reflect fair values of loans based on current interest rates of similar loans. The adjustment will be substantially recognized over approximately 10 years using an amortization method based upon the expected life of the loans and is expected to decrease pro forma pre-tax interest income by $58 in the first year following consummation.
(3)	A fair value discount of $1,570 to reflect the credit risk of the loan portfolio. No pro forma earnings impact was assumed from the loan credit adjustment. The estimated fair value of the loans in the loan portfolio approximates their carrying value.
(4)	Reversal of the Phoenix allowance for loan losses of $1,256 in accordance with acquisition method of accounting for the acquisition.
(5)	Reversal of the Phoenix foreclosed assets held for sale of $519 to write this asset to a $0 carrying value.
(6)	Reflect the deferred tax impact of $308 from the accumulated purchase accounting adjustments using an assumed tax rate of 34%.
(7)	A fair value discount of $61 to reflect the fair values of certain interest-bearing deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized using an amortization method based upon the estimated maturities of the deposit liabilities. This adjustment is expected to decrease pro forma pre-tax interest expense by $31 in the first year following consummation.
(8)	A fair value adjustment of $32 to reflect fair values of FHLB borrowings with various terms and maturities. The adjustment will be recognized using an amortization method based on the maturities of these liabilities. This adjustment is expected to decrease pro forma pre-tax interest expense by $16 in the first year following consummation.
(9)	Long-term borrowings will be increased by $2,949 at a rate of 2% for a period of 5 years to be utilized to fund the cash payment portion of the merger consideration of $2,949. This adjustment will increase pre-tax interest expense by $59 in the first year following consummation.
(10)	Adjustment to reflect the issuance of common shares of Mid Penn common stock with a $1.00 par value in connection with the acquisition and the adjustments to shareholders’ equity for the elimination of Phoenix historical equity accounts.

Adjustment to common stock, par value $1.00	$724
Less: historical value of Phoenix common stock	336
Adjustment to common stock in the pro-forma unaudited combined consolidated balance sheet	$388
Adjustment to additional paid-in capital	$10,859
Less: historical value of Phoenix common stock	6,034
Adjustment to additional paid-in capital in the pro-forma unaudited combined consolidated balance sheet	$4,825

(11)	Adjustment for core deposit intangible to reflect the fair value of this asset and the related amortization using an expected life of 10 years. The amortization of the core deposit intangible is expected to increase pro forma pre-tax noninterest expense by $137 in the first year following consummation.
(12)	Adjustment for contingent liabilities assumed from Phoenix for amounts due to employees upon a change in control.
(13)	Adjustment assumes a tax rate of 34% related to fair value adjustments on pre-tax amounts in the unaudited pro forma combined consolidated statement of income.

COMPARATIVE PER SHARE DATA (UNAUDITED)

The following table sets forth certain historical Mid Penn and Phoenix per share data. This data should be read together with Mid Penn’s and Phoenix’s historical financial statements and notes thereto, included elsewhere in or incorporated by reference in this document. Please see “Information About Mid Penn Bancorp, Inc.” beginning on page 96, “Information About Phoenix Bancorp, Inc.” beginning on page 165 and “Where You Can Find More Information” beginning on page 202. The per share data is not necessarily indicative of the operating results that Mid Penn would have achieved had it completed the merger as of the beginning of the periods presented and should not be considered as representative of future operations.

	As of and for the Year Ended December 31, 2013	As of and for the Six Months Ended June 30, 2014
	(In dollars)
Comparative Per Share Data:
Basic and diluted net income (loss) per common share:
Mid Penn historical	$1.32	$0.87
Phoenix historical	1.93	0.75
Pro forma combined (1)(2)	1.18	0.75
Equivalent pro forma for one share of Phoenix common stock (3)	3.73	2.38

Book value per common share:
Mid Penn historical	$13.71	$15.03
Phoenix historical	48.37	48.75
Pro forma combined (1)(2)	14.10	15.20
Equivalent pro forma for one share of Phoenix common stock (3)	44.65	48.14

Tangible book value per common share:
Mid Penn historical	$13.35	$14.68
Phoenix historical	45.91	46.34	(4)
Pro forma combined (1)(2)	13.41	14.42
Equivalent pro forma for one share of Phoenix common stock (3)	42.47	45.65

Cash dividends declared per share:
Mid Penn historical	$0.25	$0.15
Phoenix historical	0.74	0.40
Pro forma combined (1)(2)	0.25	0.15
Equivalent pro forma for one share of Phoenix common stock (3)	0.79	0.48

(1)	The pro forma combined basic earnings and diluted earnings of Mid Penn’s common stock is based on the pro forma combined net income per common share for Mid Penn and Phoenix divided by the pro forma common shares or diluted common shares of the combined entity, assuming 80% of the outstanding shares of Phoenix common stock are exchanged for Mid Penn common stock at an exchange ratio of 3.167 shares of Mid Penn common stock for each share of Phoenix common stock in accordance with the merger agreement. The pro forma information includes adjustments related to the estimated fair value of assets and liabilities and is subject to adjustment as additional information becomes available and as additional analysis is performed. The pro forma information does not include anticipated cost savings or revenue enhancements.
(2)

The pro forma combined book value of Mid Penn’s common stock is based on pro forma combined common shareholders’ equity of Mid Penn and Phoenix divided by total pro forma common shares of the combined entities, assuming 80% of the outstanding shares of Phoenix common stock are exchanged for Mid Penn common stock at an exchange ratio of 3.167 shares of Mid Penn common stock for each share of

Phoenix common stock in accordance with the merger agreement. The unaudited pro forma combined consolidated information does not include anticipated cost savings or revenue enhancements.
(3)	The pro forma equivalent per share amount is calculated by multiplying the pro forma combined per share amount by an assumed exchange ratio of 3.167, assuming 80% of the outstanding shares of Phoenix common stock are exchanged for Mid Penn common stock at an exchange ratio of 3.167 shares of Mid Penn common stock for each share of Phoenix common stock in accordance with the merger agreement.
(4)	Includes 3,520 shares of Phoenix common stock issuable upon the settlement of the outstanding Phoenix contingent rights in the denominator for this calculation.

Mid Penn Recent Operating Results (UNAUDITED)

For the nine months ended September 30, 2014, Mid Penn reported net income available to common shareholders of $4,550,000, compared to $3,303,000 for the same period of 2013. Basic earnings per common share for the nine months ended September 30, 2014 and the corresponding period of 2013 were $1.30 and $0.95. Net interest income for the nine months ended September 30, 2014 was $19,567,000 compared to $17,747,000 for the nine months ended September 30, 2013. At September 30, 2014, Mid Penn had total assets of $764,403,000, net loans of $561,750,000, total deposits of $645,997,000, and shareholders’ equity of $58,811,000.

RISK FACTORS

In considering whether to vote in favor of the proposal to approve and adopt the merger agreement, you should consider all of the information included in this document and its annexes and all of the information included in the documents we have incorporated by reference and the risk factors identified by Mid Penn with respect to its operations included in its filings with the Securities and Exchange Commission. See “Where You Can Find More Information”, beginning on page 202. In particular, you should consider the following risk factors.

Because the market price of Mid Penn common stock will fluctuate, Phoenix shareholders cannot be sure of the value of the stock portion of the merger consideration they may receive.

Upon completion of the merger, each share of Phoenix common stock will be converted into the right to receive merger consideration consisting of shares of Mid Penn common stock and/or cash pursuant to the terms of the merger agreement, subject to the requirement that at least 80% of the outstanding shares of Phoenix common stock be exchanged for shares of Mid Penn common stock. The value of the stock portion of the merger consideration to be received by Phoenix shareholders is fixed at 3.167 shares of Mid Penn common stock for each share of Phoenix common stock. The sale prices for shares of Mid Penn common stock may vary from the sale prices of Mid Penn common stock on the date we announced the merger, on the date this joint proxy statement/prospectus was mailed to Phoenix shareholders and on the date of the Phoenix special meeting. Any change in the market price of Mid Penn common stock prior to closing the merger may affect the value of the stock portion of the merger consideration that Phoenix shareholders will receive upon completion of the merger. Phoenix is not permitted to resolicit the vote of Phoenix shareholders solely because of changes in the market price of either company’s stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Many of these factors are beyond our control. You should obtain current market quotations for shares of Mid Penn common stock.

The market price of Mid Penn common stock after the merger may be affected by factors different from those currently affecting the shares of Phoenix.

The businesses of Mid Penn and Phoenix differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of Mid Penn. For a discussion of the business of Mid Penn, see “Information About Mid Penn Bancorp, Inc.” beginning on page 96 and other documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 202.

Phoenix shareholders will have a reduced ownership percentage and voting interest after the merger and will exercise less influence over management.

Phoenix’s shareholders currently have the right to vote in the election of the board of directors of Phoenix and on certain other matters affecting Phoenix. When the merger occurs, each Phoenix shareholder that receives shares of Mid Penn common stock will become a shareholder of Mid Penn with a percentage ownership of the combined organization that is much smaller than the shareholder’s current percentage ownership of Phoenix. Upon completion of the merger, if 80% of the outstanding shares of Phoenix common stock are converted into shares of Mid Penn common stock, the former Phoenix shareholders will own approximately 17% of the outstanding shares of Mid Penn common stock.

Because of this, Phoenix’s shareholders will have less influence on the management and policies of Mid Penn than they now have on the management and policies of Phoenix.

Future issuances of Mid Penn equity securities could dilute shareholder ownership and voting interest.

Mid Penn’s articles of incorporation authorize the issuance of up to 10,000,000 shares of common stock. Any future issuance of equity securities by Mid Penn may result in dilution in the percentage ownership and voting interest of Mid Penn shareholders. Also, any securities Mid Penn sells in the future may be valued differently and the issuance of equity securities for future services, acquisitions or other corporate actions may have the effect of diluting the value of shares held by Mid Penn shareholders.

The merger agreement limits Phoenix’s ability to pursue alternatives to the merger.

The merger agreement contains “no shop” provisions that, subject to specified exceptions, limit Phoenix’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of Phoenix. In addition, a termination fee is payable by Phoenix under certain circumstances, generally involving the decision to pursue an alternative transaction. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Phoenix from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share value than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Phoenix than it might otherwise have proposed to pay, if the merger with Mid Penn had not been announced.

Phoenix shareholders may receive aggregate consideration in a form different from what they elect.

Although each Phoenix shareholder may elect to receive all cash, all Mid Penn common stock or a mix of cash and stock in the merger, the pools of cash and Mid Penn common stock available for all Phoenix shareholders will be subject to the allocation and proration provisions of the merger agreement, and at least 80% of the Phoenix shares will be exchanged for shares of Mid Penn common stock. As a result, a Phoenix shareholder might receive a portion of the consideration for the merger in the form that such shareholder did not elect.

If you are a Phoenix shareholder and you tender shares of Phoenix common stock to make an election, you will not be able to sell those shares, unless you revoke your election prior to the Election Deadline.

If you are a registered Phoenix shareholder and want to make a valid cash or stock election, you will have to deliver your stock certificates, and a properly completed and signed form of election to the exchange agent. For further details on the determination of the Election Deadline, see “The Merger Agreement—Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration—Form of Election” beginning on page 75. The Election Deadline may be significantly in advance of the closing of the merger. You will not be able to sell any shares of Phoenix common stock that you have delivered as part of your election unless you revoke your election before the deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in Phoenix common stock for any reason until you receive cash and/or Mid Penn common stock in the merger or the merger agreement is terminated and the certificates are returned to you. In the time between the Election Deadline and the closing of the merger, the trading price of Phoenix common stock may decrease, and you might otherwise want to sell your shares of Phoenix common stock to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment. The date that you will receive your merger consideration depends on the completion date of the merger, which is uncertain. The completion date of the merger might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals.

Holders of Mid Penn common stock do not have dissenters’ appraisal rights in the merger.

Dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the merger consideration offered to shareholders in connection with the extraordinary transaction. Under Pennsylvania law, shareholders do not have dissenters’ rights with respect to shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange. Because Mid Penn’s common stock is listed on the Nasdaq Global Market, a national securities exchange, holders of Mid Penn common stock will not be entitled to dissenters’ appraisal rights in the merger with respect to their shares of Mid Penn common stock.

The merger is subject to the receipt of consents and approvals from governmental and regulatory entities that may impose conditions that could have an adverse effect on Mid Penn.

Before the merger may be completed, various waivers, approvals or consents must be obtained from the FRB and the PDB. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on, or limiting the revenues of, Mid Penn following the merger, any of which might have an adverse effect on Mid Penn following the merger. In addition, neither Mid Penn nor Phoenix is obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any condition or restriction that the boards of directors of Mid Penn or Phoenix reasonably determines would materially and adversely affect the business, operations, financial condition, property or assets of Mid Penn, Mid Penn Bank, Phoenix, or Miners Bank or would materially impair the value of Phoenix or Miners Bank to Mid Penn or of Mid Penn or Mid Penn Bank to Phoenix. Either Mid Penn or Phoenix could choose to waive this condition.

Phoenix directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of Phoenix shareholders.

Phoenix’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of Phoenix shareholders. For example, three individuals currently serving on the board of directors of Phoenix will serve on the boards of directors of Mid Penn and Mid Penn Bank after the merger; all of such directors will receive compensation for their services as directors. In addition, certain officers or employees are parties to employment agreements under which they may receive severance payments under certain circumstances upon the change of control of Phoenix resulting from the merger, as follows:

•	the appointment, effective at the closing of the merger, of three current individuals (Vincent J. Land, Robert J. Moisey and Noble C. Quandel, Jr.) to the boards of directors of Mid Penn and Mid Penn Bank and the payment of compensation to such individuals in accordance with the policies of Mid Penn and Mid Penn Bank, respectively, which currently consists of the following payments to each non employee directors: an annual retainer of $15,000 and between $100 and $500 for each committee meeting attended, depending on the committee;

•	the continued indemnification of current directors and executive officers of Phoenix and its subsidiaries pursuant to the terms of the merger agreement and providing these individuals with continued director’s and officer’s liability insurance;

•	the retention of certain executive officers of Phoenix, and payment of compensation to such executive officers, pursuant to existing employment agreements with Phoenix and Miners Bank;

•	certain executive officers of Phoenix are parties to Phoenix stock appreciation right agreements which will vest upon a change in control;

•	certain Phoenix employees are parties to split dollar life insurance plans which, if not previously terminated, may provide an enhanced benefit upon death after a separation of service after a change of control; and

•	certain of executive officers of Phoenix will be entitled to severance or change-in-control benefits upon termination of employment after the closing of the merger.

Phoenix’s board of directors was aware of these interests and took them into account in its decision to approve and adopt the agreement and plan of merger. For information concerning these interests, please see the discussion under the caption “The Merger—Phoenix’s Directors and Executive Officers Have Financial Interests in the Merger” beginning on page 70.

The shares of Mid Penn common stock to be received by Phoenix shareholders receiving the stock consideration as a result of the merger will have different rights from the shares of Phoenix common stock.

Upon completion of the merger, Phoenix shareholders who receive the stock consideration will become Mid Penn shareholders. Their rights as shareholders will be governed by Pennsylvania corporate law and the articles of incorporation and bylaws of Mid Penn. The rights associated with Phoenix common stock are different from the rights associated with Mid Penn common stock. See the section of this joint proxy statement/prospectus titled “Comparison of Shareholders’ Rights” beginning on page 190 for a discussion of the different rights associated with Mid Penn common stock.

If the merger is not consummated by June 15, 2015, either Mid Penn or Phoenix may choose not to proceed with the merger.

Either Mid Penn or Phoenix may terminate the merger agreement if the merger has not been completed by June 15, 2015, unless the failure of the merger to be completed by such date has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.

Termination of the merger agreement could negatively affect Phoenix.

If the merger agreement is terminated, there may be various consequences, including:

•	Phoenix’s businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger; and

•	the market price of Phoenix common stock might decline to the extent that the current market price reflects a market assumption that the merger will be completed.

If the merger agreement is terminated and Phoenix’s board of directors seeks another merger or business combination, Phoenix shareholders cannot be certain that Phoenix will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Mid Penn has agreed to provide in the merger.

If the merger agreement is terminated and a different business combination is pursued, Phoenix may be required to pay a break-up fee of $580,000 to Mid Penn under certain circumstances. See “The Merger Agreement—Termination Fee” beginning on page 86.

The unaudited pro forma financial data included in this joint proxy statement/prospectus is preliminary and Mid Penn’s actual financial position and results of operations after the merger may differ materially from the unaudited pro forma financial data included in this joint proxy statement/prospectus.

The unaudited pro forma financial data in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. The pro forma financial data reflect adjustments, which are based upon preliminary estimates, to record Phoenix’s identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this document.

The fairness opinions obtained by the boards of directors of Phoenix and Mid Penn from the parties’ respective financial advisors will not reflect changes in circumstances subsequent to the date of the merger agreement and the date of the fairness opinions.

The Phoenix board of directors obtained a fairness opinion dated August 27, 2014, from Phoenix’s financial advisor, Griffin. The Mid Penn board of directors obtained a fairness opinion dated August 27, 2014, from Mid Penn’s financial advisor, KBW. Neither Phoenix nor Mid Penn has obtained and neither will obtain an updated opinion as of the date of this joint proxy statement/prospectus from their respective financial advisor. Changes in the operations and prospects of Mid Penn or Phoenix, general market and economic conditions and other factors that may be beyond the control of Mid Penn and Phoenix, and on which the fairness opinion was based, may alter the value of Mid Penn or Phoenix or the price of shares of Mid Penn common stock or Phoenix common stock by the time the merger is completed. The opinions do not speak to the time the merger will be completed or to any other date other than the date of such opinions. As a result, the opinions do not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. For a description of Griffin’s opinion to the Phoenix board of directors, please see “The Merger—Opinion of Griffin Financial Group, LLC, Financial Advisor to Phoenix” beginning on page 48 of this joint proxy statement/prospectus. For a description of KBW’s opinion to the Mid Penn board of directors, please see “The Merger—Opinion of Keefe, Bruyette & Woods, Inc., Financial Advisor to Mid Penn” beginning on page 55.

Following the consummation of the merger, investors in the combined company will own an institution with different financial and other characteristics than either Mid Penn or Phoenix on a standalone basis.

Following the consummation of the merger, current shareholders of Mid Penn and Phoenix will become shareholders in a combined company that will have different financial and other characteristics than either company had on a standalone basis. For example, the merger will result in a combined company with higher dollar amounts of total assets, risk-based assets and non-performing assets, including non-performing loans and other real estate owned, from the amounts historically experienced by Mid Penn or Phoenix individually. Although the total dollar amount of non-performing loans will increase for the combined company following the merger, the percentage of non-performing loans to total loans was 1.75% on a pro forma basis at June 30, 2014, compared to historical amounts of 2.02% for Mid Penn and 0.48% for Phoenix as of such date. On a pro forma basis, after giving effect to the merger, total risk-based capital as of June 30, 2014 was 12.32%, compared to historical amounts of 11.46% for Mid Penn and 15.56% for Phoenix as of such date. If we are unable to successfully combine the businesses of Mid Penn and Phoenix, our future earnings may be adversely affected, which in turn could adversely impact the amount of capital of the combined company.

Following consummation of the merger, Mid Penn may be unable to redeem the Mid Penn SBLF preferred stock before the dividend rate increases to 9%.

In July 2011, Phoenix elected to participate in the Small Business Lending Fund, which we refer to as the SBLF, and, as of the date of this joint proxy statement/prospectus, the United States Treasury owns 1,740 shares of the Phoenix SBLF preferred stock. Holders of the Phoenix SBLF preferred stock are, and the holders of the Mid Penn SBLF preferred stock to be exchanged for the Phoenix SBLF preferred stock will be, entitled to receive non-cumulative cash dividends payable at the rate and in the manner prescribed in the certificate of designations of such preferred stock. The current annual dividend rate will be fixed at 1.0 percent through January 5, 2016, 4.5 years after the closing of the SBLF transaction, when the annual dividend rate will be fixed at 9.0 percent, regardless of the level of qualified small business lending of Miners Bank or, if following the consummation of the merger, Mid Penn Bank. Depending on a variety of factors, including market conditions, Mid Penn’s financial condition at the time, and its ability to obtain regulatory approval, Mid Penn may be unable redeem the Mid Penn SBLF preferred stock, and any such increases in the dividend rate could have a material adverse effect on Mid Penn’s earnings and liquidity. For more information regarding the terms of the Phoenix SBLF preferred stock, see “Comparison of Shareholders’ Rights—Outstanding Preferred Stock—Phoenix” beginning on page 190.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include, among others: approval and adoption of the merger agreement by Mid Penn and Phoenix shareholders, regulatory approvals, absence of orders prohibiting the completion of the merger, effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, approval of the shares of Mid Penn common stock to be issued to Phoenix shareholders for listing on the Nasdaq Global Market, the continued accuracy of the representations and warranties by both parties and the performance by both parties of their covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 85 for a more complete discussion of the circumstances under which the merger agreement could be terminated. Therefore, the conditions to closing of the merger may not be fulfilled and the merger may not be completed.

We may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on our ability to realize the anticipated benefits and cost savings from combining the businesses of Mid Penn and Phoenix. However, to realize these anticipated benefits and cost savings, we must successfully combine the businesses of Mid Penn and Phoenix. If we are not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all, or may take longer to realize than expected.

Mid Penn and Phoenix have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on Mid Penn or Phoenix during the transition period.

Another expected benefit from the merger is an expected increase in the revenues of the combined company from anticipated sales of Mid Penn’s greater variety of financial products, and from increased lending out of Mid Penn’s substantially larger capital base, to Phoenix’s existing customers and to new customers in Phoenix’s market area who may be attracted by the combined company’s enhanced offerings. An inability to successfully market Mid Penn’s products to Phoenix’s customer base could cause the earnings of the combined company to be less than anticipated.

Failure to complete the merger could negatively affect the market price of Mid Penn’s and Phoenix’s common stock.

If the merger is not completed for any reason, Mid Penn and Phoenix will be subject to a number of material risks, including the following:

•	the market price of their common stock may decline to the extent that the current market prices of their shares already reflect a market assumption that the merger will be completed;

•	costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, additional reimbursement and termination fees, must be paid even if the merger is not completed; and

•	the diversion of management’s attention from the day-to-day business operations and the potential disruption to each company’s employees and business relationships during the period before the completion of the merger may make it difficult to regain financial and market positions if the merger does not occur.

The combined company will incur significant transaction and merger-related costs in connection with the merger.

Mid Penn and Phoenix expect to incur costs associated with combining the operations of the two companies. Additional unanticipated costs may be incurred in the integration of the businesses of Mid Penn and Phoenix. Whether or not the merger is consummated, Mid Penn and Phoenix will incur substantial expenses, such as legal, accounting, printing and financial advisory fees, in pursuing the merger. Although Mid Penn and Phoenix expect that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

Unanticipated costs relating to the merger could reduce Mid Penn’s future earnings per share.

Mid Penn and Phoenix believe that they have reasonably estimated the likely incremental costs of the combined operations of Mid Penn and Phoenix following the merger. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as unanticipated costs to integrate the two businesses, increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, including negative changes in the value of Phoenix’s loan portfolio, could have a material adverse effect on the results of operations and financial condition of Mid Penn following the merger. In addition, if actual costs are materially different than expected costs, the merger could have a significant dilutive effect on Mid Penn’s earnings per share.

Phoenix will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Phoenix and consequently on Mid Penn. These uncertainties may impair Phoenix’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with Phoenix to seek to change existing business relationships with Phoenix. Retention of certain employees may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Mid Penn. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Mid Penn, Mid Penn’s business following the merger could be harmed. In addition, the merger agreement restricts Phoenix from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Mid Penn. These restrictions may prevent Phoenix from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement—Covenants and Agreements” beginning on page 78 of this joint proxy statement/prospectus for a description of the restrictive covenants to which Phoenix is subject under the merger agreement.

Future governmental regulation and legislation, including the Dodd-Frank Act and the implementation of Basel III capital standards, could limit Mid Penn’s future growth.

Mid Penn and its subsidiaries are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of the operations of Mid Penn. These laws may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance fund. Any changes to these laws may negatively affect Mid Penn’s ability to expand its services and to increase the value of its business. Additionally, the capital standards of Basel III and a number of provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, remain to be implemented through the rulemaking process at various regulatory agencies. Certain aspects of the new law and regulations, including without limitation, higher capital requirements and the costs of compliance with disclosure and reporting requirements that may be issued by the Bureau of Consumer Financial Protection or other banking regulators, could have a significant adverse impact on the combined company’s business, financial condition and results of operations. Compliance with the Dodd-Frank Act may require us to make changes to our business and operations and will likely result in additional costs and a diversion of management’s time from other business activities, any of which may adversely impact our results of operations, liquidity or financial condition. Although we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on Mid Penn, these changes could be materially adverse to Mid Penn.

The federal income tax consequences of the merger for Phoenix stockholders will be dependent upon the merger consideration received.

The federal income tax consequences of the merger to you will depend upon the merger consideration you receive. In general, if you exchange your shares of Phoenix common stock solely for cash, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the cash you receive and your adjusted tax basis in your Phoenix common stock. If you receive solely Mid Penn common stock in exchange for your Phoenix common stock, you generally will not recognize any gain or loss for federal income tax purposes. However, you generally will have to recognize gain or loss in connection with cash received in lieu of fractional shares of Mid Penn common stock. If you receive a combination of cash and Mid Penn common stock in the transaction, you generally will not recognize loss but will recognize gain, if any, to the extent of any cash received. For a more detailed discussion of the federal income tax consequences of the transaction to you, see “Material United States Federal Income Tax Consequences of the Merger” on page 89.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains or incorporates by reference a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of Mid Penn, Phoenix and the potential combined company and may include statements for the period following the completion of the merger. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.

The forward-looking statements involve certain risks and uncertainties. The ability of either Mid Penn or Phoenix to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those set forth under “Risk Factors” beginning on page 35, as well as, among others, the following:

•	those discussed and identified in public filings with the SEC made by Mid Penn;

•	completion of the merger is dependent on, among other things, receipt of shareholder and regulatory approvals, the timing of which cannot be predicted with precision and which may not be received at all;

•	the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	higher than expected increases in Mid Penn’s or Phoenix’s loan losses or in the level of nonperforming loans;

•	a continued weakness or unexpected decline in the U.S. economy, in particular in central Pennsylvania;

•	a continued or unexpected decline in real estate values within Mid Penn’s and Phoenix’s market areas;

•	unanticipated reduction in Mid Penn’s or Phoenix’s respective deposit bases or funding sources;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the FRB;

•	legislative and regulatory actions could subject Mid Penn to additional regulatory oversight which may result in increased compliance costs and/or require Mid Penn to change its business model;

•	the integration of Phoenix’s business and operations with those of Mid Penn may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to Phoenix’s or Mid Penn’s existing businesses; and

•	the anticipated cost savings and other synergies of the merger may take longer to be realized or may not be achieved in their entirety, and attrition in key client, partner and other relationships relating to the merger may be greater than expected.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Mid Penn or Phoenix or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/prospectus. Except to the extent required by applicable law or regulation, Mid Penn and Phoenix undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE MERGER

Background of the Merger

Over the past few years, the board of directors and executive officers of Phoenix have periodically discussed and reviewed Phoenix’s business, performance and prospects, including its strategic alternatives. In the context of such reviews, the strategic alternatives considered by the Phoenix board have included, among other things, continuing its ongoing operations as an independent community financial institution, acquiring other depository institutions, opening new branch offices or entering into a merger or acquisition transaction with a similarly sized or larger institution. The Phoenix board also periodically reviewed the competitive business environment, which it sees as very challenging, in its market area as well as merger and acquisition activity in the financial services industry in general and in central Pennsylvania in particular.

The Phoenix board of directors and management have also been aware in recent years of changes in the financial services industry and the regulatory environment as well as the competitive challenges facing a financial institution such as Phoenix. These challenges have included increasing government regulations, increasing expense burdens and commitments for technology and training, an interest rate environment which has resulted in a significant compression in the interest rate spread and margin, a deep and long recession followed by a slow economic recovery, and increasing competition in the delivery of financial products and services combined with increased customer expectations for the availability of sophisticated financial products and services from financial institutions. The most concerning of these factors has been the significant regulatory and compliance burden for smaller community banks and the probability of an extended period of low interest rates and compressing margins.

Periodically, members of management of Phoenix and Mid Penn would meet socially or otherwise to discuss the state of the financial services industry, the regulatory environment and business prospects. During the fourth quarter of 2013, George H. Groves, President and CEO of Phoenix, met with Rory G. Ritrievi, President and CEO of Mid Penn, to discuss the state of the financial services market in central Pennsylvania. During the meeting, among other topics, they discussed a possible business combination between Phoenix and Mid Penn. The discussion during the meeting was general in nature and centered around business models, culture and philosophies. As a result of the meeting, the parties entered into a confidentiality agreement on November 27, 2013.

On January 29, 2014, Mid Penn provided Phoenix with an oral preliminary, nonbinding indication of interest that indicated a purchase price range of 1.1x to 1.2x Phoenix’s tangible book value, with 20% of the merger consideration to be paid in cash and 80% of the merger consideration to be paid in shares of Mid Penn common stock.

On February 19, 2014, executive officers of Phoenix discussed Phoenix’s strategic alternatives and the overall banking industry environment with representatives of Griffin, an investment banking firm acting as Phoenix’s financial advisor. On March 12, 2014, the Phoenix board of directors met to discuss the process of reviewing strategic alternatives. Representatives of Griffin also attended this meeting. The Phoenix board of directors instructed Griffin to contact Mid Penn along with another potential buyer selected by Phoenix, to commence a targeted process to determine interest in a potential combination with Phoenix. During April and May 2014, another potential buyer executed a confidentiality agreement and, along with Mid Penn, had access to an online data room that provided additional due diligence information about Phoenix.

On May 14, 2014, Mr. Ritrievi and two directors of Mid Penn met with the Phoenix board of directors at its regularly scheduled meeting to discuss a potential merger, to provide information with respect to Mid Penn’s business and strategic direction and to answer questions. Phoenix management attended this meeting.

In late May 2014, the other potential buyer notified Griffin that it declined to pursue a transaction with Phoenix.

On May 28, 2014, the executive committee of the Mid Penn board of directors met with Mid Penn management and KBW, an investment banking firm acting as Mid Penn’s financial advisor, to discuss a potential combination with Phoenix. Following such discussions, KBW was instructed to provide Griffin with a verbal indication of interest in a merger valuing Phoenix at between 0.90x and 0.95x Phoenix’s tangible book value. Griffin reviewed Mid Penn’s indication of interest with the Phoenix board of directors and its management, on June 11, 2014. Based on the level of interest indicated by Mid Penn, the Phoenix board of directors, following a discussion with its management and representatives of Griffin, instructed Griffin to solicit interest from another financial institution selected by Phoenix.

During the remainder of June 2014, Griffin contacted the other financial institution, who executed a confidentiality agreement and was granted access to the online data room. On June 27, 2014, Griffin received a nonbinding indication of interest from this other financial institution, which valued Phoenix at between 0.99x to 1.08x Phoenix’s tangible book value, with up to 50% of the merger consideration in cash and an offer to one current member of the Phoenix board of directors to serve on its board of directors. The pricing was subsequently adjusted to 1.08x Phoenix’s tangible book value.

Also during June 2014, Mid Penn, with the assistance of KBW, continued to evaluate a potential transaction with Phoenix. On July 2, 2014, the executive committee of the Mid Penn board of directors met with Mid Penn management and KBW to discuss submitting a revised indication of interest. Following this discussion, KBW was authorized by Mid Penn to submit a nonbinding indication of interest in a merger valuing Phoenix at 1.10x Phoenix’s tangible book value at March 31, 2014, with the valuation to be based upon the then tangible book value at closing. On July 3, 2014, KBW, on behalf of Mid Penn, submitted a nonbinding indication of interest which also proposed a fixed exchange ratio with the merger consideration to be 80% shares of Mid Penn common stock and 20% cash, an offer to two mutually agreed upon members of the current Phoenix board of directors to serve on the Mid Penn board of directors and a proposal to retain the separate charter of Miners Bank for three years so long as Mid Penn recognizes agreed upon cost savings and annual operating budget objectives.

The board of directors of Phoenix met on July 10, 2014, to discuss the nonbinding indications of interest submitted by Mid Penn and the other party with representatives from Griffin. The Phoenix board of directors unanimously agreed that the Mid Penn nonbinding indication of interest was more favorable. It then discussed with representatives of Griffin a potential timeline of a proposed transaction and further due diligence activities. After extensive discussions, the Phoenix board of directors authorized Griffin to have further discussions with Mid Penn and KBW concerning the financial terms of the proposed merger and authorized Mr. Groves to notify Mid Penn that it would seek to conduct in-depth due diligence of Mid Penn. In early August 2014, Phoenix engaged Bybel Rutledge LLP, which we refer to as Bybel, as special counsel for this transaction. From early July 2014 through August 2014, Mid Penn and Phoenix conducted extensive due diligence on the other, and continued to refine and conduct additional due diligence thereafter. On August 4, 2014, Mid Penn invited Phoenix management and representatives of Griffin, Bybel, KBW and Stevens & Lee P.C., which we refer to as S&L, Mid Penn’s legal advisor, to an in-person meeting at its corporate headquarters for further due diligence.

On August 7, 2014, Phoenix management discussed with representatives of Griffin the results of their due diligence and clarification requests of Mid Penn’s nonbinding indication of interest. Based upon these discussions, on August 8, 2014, Griffin contacted KBW requesting that Mid Penn submit a nonbinding discussion term sheet clarifying aspects of its proposal as it relates to, among other things, post-closing operation of Miners Bank, assumption of the Phoenix SBLF preferred stock, treatment of the Phoenix contingent rights and matters related to retention of Phoenix executives and employees post-closing. On August 10, 2014, Mid Penn management had a telephonic conference call with representatives of KBW and S&L to discuss the request for a term sheet. On August 12, 2014, KBW, on behalf of Mid Penn, provided a nonbinding discussion term sheet to Griffin indicating that the aggregate deal value with respect to the acquisition of Phoenix would be based upon 1.11x an agreed upon adjusted tangible book value of Phoenix as of June 30, 2014, with Mid Penn also being valued at 1.11x its tangible book value as of June 30, 2014, for purposes of calculating an exchange ratio; the Phoenix contingent rights would be paid out pursuant to their terms; upon closing, Mid Penn would invite Messrs. Land, Moisey and Quandel to serve on the Mid Penn board of directors; Miners Bank will merge with and into Mid Penn Bank at closing; Mid Penn Bank will operate the branches of Miners Bank as a separate division post-closing; Mid Penn would assume the then outstanding shares of Phoenix SBLF preferred stock; and

Mid Penn will offer customary severance benefits to those Phoenix employees without employment agreements or change of control agreements for a 12-month period post-closing and will honor Phoenix’s existing agreements with certain members of Phoenix’s management. On August 13, 2014, representatives of Griffin presented the discussion term sheet to the Phoenix board of directors at its regularly scheduled meeting. Representatives of Bybel were also present at this meeting. They discussed with the Phoenix board of directors their fiduciary duties under Pennsylvania law and answered questions from members of the Phoenix board of directors regarding the transaction.

On August 14, 2014, S&L (on Mid Penn’s behalf) presented Phoenix and its special counsel, Bybel, with a draft of the proposed merger agreement. Over the next few weeks, Phoenix and Mid Penn, with the assistance of their respective financial and legal advisors, negotiated the terms of the merger and the merger agreement and exchanged drafts of the merger agreement. On August 22, 2014 and August 25, 2014, Bybel and S&L had conference calls regarding legal due diligence and open issues regarding the merger agreement but were not able to fully resolve all open issues. On August 26, 2014, members of Phoenix and Mid Penn management, Bybel, and S&L held a conference call to resolve the remaining open issue regarding a merger consideration adjustment with respect to potential environmental liability in connection with Other Real Estate Owned property, which we refer to as OREO property, currently held by Miners Bank.

From August 23, 2014 through August 27, 2014, representatives of Phoenix and Bybel reviewed disclosure schedules to the merger agreement delivered by Mid Penn. From August 26, 2014 through August 27, 2014, representatives of Mid Penn and S&L reviewed disclosure schedules to the merger agreement delivered by Phoenix.

On August 27, 2014, at its regularly scheduled meeting, the Mid Penn board of directors reviewed and considered the merger proposal set forth in the merger agreement and related documents negotiated by Phoenix and Mid Penn. The Mid Penn board of directors received a presentation regarding the financial aspects of the proposed merger from Mid Penn’s financial advisor, KBW. Management of Mid Penn also summarized its earlier presentation to the board on the results of the due diligence conducted on Phoenix. Representatives of S&L and KBW responded to questions from members of the Mid Penn board of directors. At the meeting, KBW provided its oral opinion, which was confirmed by a written opinion, dated August 27, 2014, to the Mid Penn board of directors to the effect that, subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its written opinion, as of the date of the opinion, the aggregate merger consideration in the proposed merger to be paid by Mid Penn was fair to Mid Penn from a financial point of view. The merger consideration was determined through negotiation between Phoenix and Mid Penn and the decision to enter into the merger agreement was solely that of the Mid Penn board of directors. After careful and deliberate consideration of the information reviewed and discussed, as well as the interests of Mid Penn’s shareholders, customers, employees and communities served by Mid Penn, the Mid Penn board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby were advisable and fair to and in the best interests of Mid Penn, (ii) approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby and (iii) subject to the fiduciary duties of the Mid Penn board of directors, recommended the approval and adoption of the merger agreement and the transactions contemplated thereby by Mid Penn’s shareholders.

On August 27, 2014, the Phoenix board of directors held a special meeting to review and consider the merger proposal as set forth in the merger agreement and related documents negotiated by Phoenix and Mid Penn. The Phoenix board of directors received presentations regarding the proposed merger from its financial advisor, Griffin, and the merger agreement from its special counsel, Bybel. Representatives of Bybel and Griffin discussed with the Phoenix board of directors the potential merger consideration adjustment with respect to potential environmental liability in connection with OREO property currently held by Miners Bank and responded to questions from members of the Phoenix board of directors. At the meeting, Griffin provided its opinion that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, as of the date of the meeting, the merger consideration to be paid by Mid Penn was fair, from a financial point of view, to the common equity shareholders of Phoenix. The merger consideration was determined through negotiation between Phoenix and Mid Penn and the decision to enter into the merger agreement was solely that of the Phoenix board of directors. After careful and deliberate consideration of this information, as well as the interests of Phoenix’s shareholders, customers, employees and communities served by Phoenix, the Phoenix board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby were advisable and in the best interests of Phoenix, (ii) approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby with such changes to the merger consideration adjustment feature to address potential environmental liability in connection with OREO property currently held by Miners Bank consistent with the discussions at the meeting of the Phoenix board of directors and (iii) subject to the fiduciary duties of the Phoenix board of directors, recommended the approval and adoption of the merger agreement and the transactions contemplated thereby by Phoenix’s shareholders. After the completion of the Phoenix board meeting, on August 27, 2014, Bybel and S&L finalized and clarified the terms of the merger agreement related to the merger consideration adjustment feature with respect to potential environmental liability in connection with OREO property currently held by Miners Bank in accordance with the discussions at the meeting of the Phoenix board of directors.

On August 27, 2014, Phoenix and Mid Penn executed the merger agreement and the related affiliate letters, and the transaction was publicly announced after the close of the market.

Phoenix’s Reasons for the Merger

The Phoenix board of directors believes that the merger is advisable and fair to, and in the best interests of, Phoenix and its shareholders. Accordingly, the Phoenix board of directors, at its meeting held on August 27, 2014, approved the merger agreement and recommends that its shareholders vote “FOR” the proposal to approve and adopt the merger agreement. In approving the merger agreement, the Phoenix board of directors consulted with legal counsel as to its legal duties and the terms of the merger agreement and with its financial advisor with respect to the financial aspects of the transaction and specific transaction terms. In arriving at its determination, the Phoenix board of directors also considered a number of factors, including the following:

•	the Phoenix board of directors’ familiarity with and review of information concerning Phoenix’s and Mid Penn’s business, results of operations, financial condition, competitive position and future prospects;

•	the current and prospective environments in which Phoenix and Mid Penn operate, including national, regional and local economic conditions, the competitive environment for banks and other financial institutions generally, the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry;

•	the financial presentation of Griffin and the opinion of Griffin that, as of the date of its opinion, the merger consideration was fair, from a financial point of view, to Phoenix’s shareholders;

•	results that might be obtained by Phoenix if Phoenix continued to operate independently and the likely benefits to Phoenix’s shareholders of such a course, compared with the value and attributes of the merger consideration offered by Mid Penn;

•	the financial attributes of Phoenix common stock, dividend yield, liquidity, and corporate fundamentals versus the financial attributes of Mid Penn common stock, dividend yield, liquidity and corporate fundamentals;

•	65% pro forma increase in dividend to Phoenix shareholders receiving stock in the transaction;

•	the financial terms of the proposed merger;

•

the methodology and formula for Phoenix’s shareholders to receive at their election stock, cash, or a combination of stock and cash in exchange for their shares of Phoenix common stock. Based on the exchange ratio, Phoenix shareholders will receive 3.167 shares of Mid Penn common stock or $51.60 cash for each share of Phoenix common stock. The Phoenix board of directors found the proposed consideration attractive because it was favorable relative to the premiums paid in other recent bank mergers. Also, the Phoenix board of directors found the premium offered by Mid Penn to be substantial, given Phoenix’s future financial prospects, and the other indications of interest received during the process. Phoenix’s board of directors considered the presentations of Griffin, at the August 13, 2014, and August 27, 2014 meetings concerning the financial terms of the proposed merger;

•	the elimination of the pending increased cost of capital due to the increase in dividend payments under the SBLF was considered a positive attribute of the transaction;

•	the non-financial terms of the proposed merger, including the transaction and resulting company structure and continued use of the name “Miners Bank, a division of Mid Penn Bank”;

•	three current members of the Phoenix board of directors will be appointed to the Mid Penn board of directors;

•	Griffin, Phoenix’s board of directors, and Phoenix’s management performed a review of Mid Penn. As a part of Phoenix’s due diligence review, Phoenix reviewed Mid Penn’s business, operations, financial conditions, earnings and prospects. These factors were found to be favorable;

•	Phoenix’s current condition and historical operating results and the potential effects of a merger with Mid Penn;

•	the potential effects of the merger on Phoenix’s depositors and customers and the communities served by Phoenix, which was deemed to be favorable given that they would be served by a geographically diversified organization with greater resources than Phoenix has and given the structure of the transaction with an Phoenix branch division; and

•	the future business prospects of Mid Penn.

The above discussion of the information and factors considered by the Phoenix board of directors is not intended to be exhaustive, but includes the material factors considered by the Phoenix board of directors in arriving at its determination to approve, and to recommend that the Phoenix shareholders vote to approve and adopt, the merger agreement and related transactions. In view of the wide variety of factors considered and discussed by the Phoenix board of directors in connection with its evaluation of the merger and the complexity of these factors, the Phoenix board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign any specific or relative weights to the specific factors that it considered in reaching its decision; rather it considered all of the factors as a whole. The Phoenix board of directors discussed and considered the foregoing factors and reached general consensus that the merger with Mid Penn was in Phoenix’s best interest and the best interests of Phoenix’s shareholders. In considering the foregoing factors, individual directors may have given differing weights to different factors. The board of directors relied on the experience and expertise of Griffin for quantitative analysis of the financial terms of the merger agreement. The Phoenix board of directors recommends that Phoenix shareholders vote “FOR” the approval and adoption of the merger agreement and the related transactions. It should also be noted that this explanation of the reasoning of the Phoenix board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 43.

Recommendation of Phoenix’s Board of Directors

The Phoenix board of directors believes that the terms of the transaction are in the best interests of Phoenix and its shareholders and has unanimously approved the merger agreement. Accordingly, the Phoenix board of directors unanimously recommends that Phoenix’s shareholders vote “FOR” approval and adoption of the merger agreement.

Opinion of Griffin Financial Group, LLC , Financial Advisor to Phoenix

Pursuant to an engagement letter dated March 5, 2014, Phoenix engaged Griffin to explore strategic alternatives and to act as Phoenix’s financial advisor in connection with potential merger transactions. Griffin is a nationally recognized, FINRA licensed investment banking firm which is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. Phoenix hired Griffin on the basis of Griffin’s qualifications, experience in transactions similar to the merger and its reputation in the investment community. Pursuant to this engagement, Phoenix requested Griffin to provide its opinion as to the fairness, from a financial point of view, of the merger consideration (as defined in the merger agreement) to be paid to Phoenix’s common equity shareholders in the proposed merger of Phoenix with Mid Penn.

At a meeting of the Phoenix board of directors held on August 27, 2014, to evaluate the proposed merger with Mid Penn, Griffin reviewed the financial aspects of the proposed merger and provided its opinion to Phoenix’s Board that, as of such date, and subject to factors, qualifications, limitations and assumptions set forth in the opinion, the merger consideration to be paid by Mid Penn in connection with the proposed merger was fair, from a financial point of view, to the common equity shareholders of Phoenix.

The full text of Griffin’s written opinion is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. Phoenix’s shareholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered, procedures followed and qualifications and limitations on the review undertaken by Griffin. The Griffin opinion is subject to the assumptions and conditions contained in its opinion and is necessarily based on economic, market and other conditions as in effect on, and the information made available to Griffin as of, the date of its opinion. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

Griffin’s opinion speaks only as of the date of the opinion. The opinion is directed to the Phoenix board of directors and is limited to the fairness, from a financial point of view, of the merger consideration received by the common equity shareholders of Phoenix in the merger. Griffin does not express an opinion as to the underlying decision by Phoenix to engage in the merger or the relative merits of the merger compared to other strategic alternatives which may be available to Phoenix.

In providing its opinion, Griffin:

•	reviewed a draft of the merger agreement;

•	reviewed and discussed with Phoenix certain publicly available business and financial information concerning Mid Penn, and the economic and regulatory environments in which it operates;

•	reviewed and discussed with Phoenix and Mid Penn their respective financial information as of and for the six months ended June 30, 2014, and as of and for the 12 month periods ended December 31, 2013 and December 31, 2012;

•	discussed with the management of Phoenix and Mid Penn matters relating to their respective financial condition, liquidity, net income, asset quality, reserve levels, capital adequacy and regulatory status, stock market valuation (as applicable) and related matters as of such dates and for the periods then ended;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving whole bank acquisitions during such time frames as deemed relevant by Griffin;

•	compared the financial condition and implied valuation of Phoenix to the financial condition and valuation of certain institutions deemed relevant by Griffin;

•	evaluated, from publicly available sources and discussions with the management of Mid Penn, the capacity of Mid Penn to complete the merger on a timely basis;

•	performed a discounted cash flow analysis, and such other financial studies and analyses and considered such other information as deemed appropriate for the purpose of its opinion.

In addition, Griffin held discussions with certain members of management of Phoenix and Mid Penn with respect to certain aspects of the merger, including past and current business operations, regulatory relations, financial condition, dividend and capital policies, market opportunities within each of their core operating markets, and other matters that it deemed appropriate for the purpose of the opinion. Griffin also evaluated and compared to certain banking peers Mid Penn’s market structure, its stock market performance, its ownership concentrations, and the trading history of its common stock which is being used as a part of the merger consideration.

Griffin’s opinion has been approved by its fairness opinion committee in conformity with its policies and procedures established under the requirement of Rule 5150 of the Financial Industry Regulatory Authority. In conducting its review and providing its opinion, Griffin relied upon the accuracy and completeness of all of the financial and other information provided to it or otherwise publicly available. Griffin did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. Griffin did not review individual loan files or deposit information of Phoenix, nor did Griffin conduct or was Griffin provided with any valuation or appraisal of any assets, deposits or other liabilities of Phoenix, nor did Griffin evaluate the solvency of Phoenix today or in the future under any state or federal laws relating to bankruptcy, receivership insolvency or similar matters. In relying on financial analyses provided to or discussed with Griffin by Phoenix or derived therefrom, Griffin assumed that such analyses have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management. Griffin expresses no view as to any analyses, forecasts, estimates, or the assumptions on which they were based. Griffin’s review of Mid Penn and its ability to complete the transaction was limited to publicly available information, certain management information and a discussion with the management of Mid Penn regarding the past and current business operations, financial condition and future prospects of Mid Penn.

For purposes of providing its opinion, Griffin assumed that, in all respects material to its analysis:

•	the merger will be completed substantially in accordance with the terms set forth in the draft merger agreement provided to Griffin;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct in all respects material to Griffin’s analysis;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers or modifications to the merger agreement; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any termination, divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger.

Griffin’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of the date of its opinion. Subsequent developments may affect Griffin’s opinion and Griffin does not have any obligation to update, revise, confirm or reaffirm its opinion. Griffin’s opinion is limited to the fairness, from a financial point of view, to the common equity shareholders of Phoenix with regards to the merger consideration to be received by the common equity shareholders in the transaction as of the date of the opinion. Griffin expressed no opinion as to the fairness of the merger to the holders of the

Phoenix’s SBLF preferred stock, creditors or other stakeholders of Phoenix or as to the underlying decision by Phoenix to engage in the merger, the relative merits of the merger compared to other transactions available the company, or the relative merits of the merger compared to other strategic alternatives which may be available to Phoenix. Griffin did not and was not asked to contact any other interested parties other than those specifically indicated by the Phoenix board of directors. Furthermore, Griffin did not take into account, and expresses no opinion with respect to the amount or nature of any bonuses and any other compensation or consideration to any officers, directors, or employees of Phoenix paid or payable by reason or as a result of the merger.

The preparation of the fairness opinion is a comprehensive and complex analytical process, involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In accordance with customary investment banking practice, Griffin employed generally accepted valuation methods in reaching its opinion. Estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. The following is a summary of the material financial analyses undertaken by Griffin and presented by Griffin to the Phoenix board of directors in connection with rendering the Griffin opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Griffin or the presentation made by Griffin to the Phoenix board of directors. In arriving at its opinion, Griffin did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized within include information presented in tabular format. Accordingly, Griffin believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal

Pursuant to the merger agreement by and between Mid Penn and Phoenix, Phoenix will merge with and into Mid Penn. Each issued and outstanding share of Phoenix’s common stock, other than shares of Phoenix common stock held in treasury or owned by Mid Penn and its affiliates, will be exchanged for the right to receive 3.1670 shares of Mid Penn common stock or cash equal to $51.60 per share, subject to adjustments and limitations described in the merger agreement. Shares of Phoenix’s common stock held in treasury or owned by Mid Penn and its affiliates will be cancelled. The Phoenix SBLF preferred stock will be assumed by Mid Penn in the transaction.

At August 26, 2014, the closing price for shares of Mid Penn’s common stock was $16.00 per share, so that the aggregate value of the merger consideration on that date was $14.35 million, or $50.86 per Phoenix outstanding common share. Merger consideration of $14.35 million is 108.4% of Phoenix’s tangible common equity at June 30, 2014 and 26.0x Phoenix’s earnings attributable to common shareholders for the twelve month period ended June 30, 2014.

Financial Impact Analysis

Griffin performed pro forma merger analyses that combined projected balance sheet and income statement information for Phoenix and Mid Penn. Mid Penn growth and earnings estimates were based on published analyst’s estimates. Phoenix growth, earnings estimates and other assumptions were derived from material provided by Phoenix and/or validated by Phoenix management. The analyses indicated that the merger is expected to be dilutive to Mid Penn’s tangible book value per common share, accretive to earnings per common share, and that Mid Penn is expected to maintain well-capitalized capital ratios. The analyses indicated that for

Phoenix shareholders electing to receive 100% common stock consideration, the merger is dilutive to Phoenix’s tangible book value per common share and accretive to earnings per common share. Actual results are expected to be different from the assumptions used and the projected results, and these differences may be material.

Selected Companies Analysis

Using publicly available information, Griffin compared the financial performance and condition of Phoenix to the following publicly traded banks headquartered in Pennsylvania with less than $500 million in total assets, ROAA for the last twelve months between 0 and 100 bps, and NPAs/Assets less than 2.5%. Companies included in this group were:

Juniata Valley Financial Corp.

Jonestown Bank and Trust Co.

Standard Financial Corp.

CBT Financial Corporation

Alliance Bancorp, Inc. of Pennsylvania

Allegheny Valley Bancorp, Inc.

Woodlands Financial Services Company

FedFirst Financial Corporation

WVS Financial Corp.

Landmark Bancorp, Inc.

Clarion County Community Bank

Community First Bancorp, Inc.

To perform this analysis, Griffin used financial information as of the most recently available quarter, and market price information as of August 26, 2014 as reported by SNL Financial. Griffin’s analysis showed the following concerning Phoenix’s and its peers’ financial condition, risk profile, valuation and liquidity:

Financial Condition & Performance

	Phoenix/ Miners Bank	Minimum	Average	Median	Maximum
Total Assets	140,923	98,516	343,857	381,204	478,125
Common Equity	14,967	10,258	39,163	36,173	73,880
NPAs & 90+ PD/ Assets (%)	0.76	0.20	1.32	1.29	2.41
Common Texas Ratio (%)	6.89	1.90	12.12	11.00	23.86
ROAA (%)	0.41	0.30	0.63	0.69	0.91
ROAE (%)	3.72	2.28	5.81	6.34	9.29
Net Interest Margin (%)	4.21	1.49	3.32	3.52	3.77
Efficiency Ratio (%)	85.87	63.49	73.41	74.29	79.77
Non-interest Inc/ Operating Rev (%)	12.25	5.19	16.98	17.31	28.20
Tang Common Equity/ Tang Assets (%)	10.18	5.52	10.71	10.27	15.42
Leverage Ratio (%)	10.37	8.90	10.98	10.19	14.49

Valuation & Liquidity

	Minimum	Average	Median	Maximum
Tangible Book Value per Share	7.94	21.96	21.84	40.15
Market Cap	5.51	37.91	35.79	75.21
Avg Daily Volume (3 mo)	32	1,659	504	8,564
Institutional Ownership (%)	—	13.89	6.28	50.91
Price/ Tangible Book (%)	53.68	97.58	99.49	153.80
Price/ Book (%)	53.68	91.38	91.47	147.34
Price/ Last-twelve-months EPS (x)	10.25	19.43	14.49	46.11
Dividend Yield (%)	0.83	2.70	2.65	4.90
LTM Dividend Payout Ratio (%)	11.50	47.34	43.93	108.51
Price Change (%)	(12.30)	3.36	3.92	21.95

No company used as a comparison in the above analysis is identical to Phoenix. In addition, Griffin presumed that the trading valuations for peers exclude any change in control premium. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and of the banking environment at the time of the opinion.

Selected Transactions Analysis

Griffin reviewed publicly available information as reported by SNL Financial related to Mid-Atlantic acquisitions of banks and bank holding companies with under $300 million in total assets announced in the last twelve months.

Acquirer	Acquiree
Codorus Valley Bancorp, Inc.	Madison Bancorp, Inc.
Southern National Bancorp of Virginia, Inc.	Prince George’s Federal Savings Bank
1st Constitution Bancorp	Rumson-Fair Haven Bank & Trust Co.
Salisbury Bancorp, Inc.	Riverside Bank
Kearny Financial	Atlas Bank
Bridge Bancorp, Inc.	FNBNY Bancorp, Inc.
GNB Financial Services, Inc.	FNBM Financial Corporation
HV Bancorp, Inc.	Victory Bancorp, Inc.
ESSA Bancorp, Inc.	Franklin Security Bancorp, Inc.
GNB Financial Services, Inc.	Liberty Centre Bancorp, Inc.

For each transaction referred to above, Griffin derived and compared, among other things, the following implied ratios:

1.	Price per common share paid for the acquired company to tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition; and

2.	Price per common share paid for the acquired company to last twelve months earnings per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

The results of the analysis are set forth in the following table:

	Phoenix	Minimum	Average	Median	Maximum
Total Assets ($000)	140,629	27,873	154,214	142,697	271,832
NPAs/Assets (%)	0.76	0.30	2.30	1.08	7.13
LTM ROAA (%)	0.41	(2.37)	(0.27)	0.13	1.29
LTM ROAE (%)	3.72	(24.46)	(1.95)	1.15	14.89
Price/LTM EPS (x)	25.96	10.90	22.15	22.73	31.50
Price/Tangible Book (%)	108.40	40.63	93.61	102.74	128.87

No company or transaction used as a comparison in the above analyses is identical to Phoenix, Mid Penn or the merger. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and of the banking environment at the time of the opinion.

Discounted Cash Flow Analysis

Griffin performed a discounted cash flow analysis to estimate a range of the present value of estimated free cash flows that Phoenix could generate on a stand-alone basis. In performing this analysis, Griffin utilized the following assumptions, among others:

•	A required tangible common equity to tangible assets capitalization level of 8% with any earnings in excess of required capital retention treated as distributable earnings;

•	Earnings assumptions derived from material provided by Phoenix and validated by Phoenix management

•	A range of discount rates of 11.0% to 16.0% based on a normalized risk free interest rate as recommended by Duff & Phelps, the latest published Duff & Phelps US Equity Risk Premium recommendation, and a size premium, also published by Duff & Phelps

•	A projected terminal value multiple range of 100% to 130% of Phoenix’s forecasted 2019 tangible common equity based on current trading multiples, observed transaction multiples, industry practice, and Griffin’s professional judgment. This range represents 25.4x to 33.1x Phoenix’s forecasted 2019 earnings.

These calculations resulted in a range of implied values of $8.5 million—$12.5 million, as compared to the merger consideration of $14.35 million for Phoenix’s common stock. The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual value or expected value of Phoenix.

Phoenix retained Griffin as its exclusive financial adviser to its board of directors regarding the merger. As part of its investment banking business, Griffin is, from time to time, engaged in the valuation of bank and bank holding company securities in connection with mergers and acquisitions, public and private placement of listed and unlisted securities, rights offerings and other forms of valuations for various purposes. As specialists in the securities of banking companies, Griffin has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Griffin may, from time to time, purchase securities from, and sell securities to, Phoenix and Mid Penn. As a market maker in securities, Griffin may from time to time have a long or short position in, and buy or sell, debt or equity securities of institutions like and possibly including Phoenix and Mid Penn for Griffin’s own account and for the accounts of its customers. To the extent Griffin held any such positions, it was disclosed to Phoenix and Mid Penn.

Pursuant to the Griffin engagement agreement, Phoenix agreed to pay Griffin (a) an engagement fee of $25,000, (b) a fee of $75,000 payable upon the delivery of its fairness opinion and (c) a fee equal to the greater of 100 basis points of the Aggregate Transaction Value or $185,000, contingent on the completion of a transaction. In addition, Phoenix has agreed to reimburse Griffin for reasonable out of pocket expenses incurred in connection with Griffin’s engagement and to indemnify and hold harmless partners, officers, agents, employees and affiliates from and against all losses, claims, judgments, liabilities, costs, damages and expenses based upon or arising from Griffin’s engagement. During the two years preceding the date of its opinion to Phoenix, Griffin did not receive compensation for investment banking services from Phoenix or Mid Penn. Griffin is affiliated with Stevens & Lee, which has provided certain legal services to Mid Penn and has been compensated at a market rate for these services.

Mid Penn’s Reasons for the Merger

The board of directors and senior management of Mid Penn periodically review and evaluate the economic and regulatory environments in which Mid Penn and its affiliated companies operate. Part of this review in recent years has included an acknowledgement of the effects of additional oversight and regulation on revenues, expenses and capital requirements for financial institutions, particularly community banks, as a result of the passage in 2010 of the Dodd-Frank Act and other factors. The board of directors and senior management generally believe that greater size and scale can help a community-oriented financial institution address the costs of anticipated additional regulation as well as provide additional revenue opportunities. In light of these observations, Mid Penn has elected to pursue a controlled growth strategy, which may include both organic growth and the targeted acquisition of other financial institutions with strong performance characteristics in Mid Penn’s market area or in contiguous market areas. This strategy may also include a bank holding company model with Mid Penn serving as the holding company for Mid Penn Bank as well as additional separately chartered banking subsidiaries in contiguous markets in northern Pennsylvania or in other markets.

Mid Penn entered into the merger agreement to further implement this strategy, as well as to provide additional opportunities for revenue growth. Mid Penn’s board of directors reviewed and discussed the transaction with senior management, as well as Mid Penn’s financial and legal advisors, in unanimously determining that the merger was advisable and in the best interests of Mid Penn. In reaching its determination, the Mid Penn board of directors considered a number of factors, including the following:

•	the board’s understanding of the business operations, management, financial condition, asset quality, product offerings, and prospects of Phoenix based on, among other things, presentations of management;

•	the board’s concurrence with management that the merger provides Mid Penn with an expansion opportunity into a favorable market that extends the Mid Penn market area contiguously to the northeast;

•	the board’s view that Phoenix’s product offerings and business mix are compatible with those of Mid Penn and provide Mid Penn with opportunities to accelerate loan growth and to build upon the market share of secondary market loan generations, as well as opportunities to expand Mid Penn’s mortgage banking, insurance, wealth management, trust services, and investment business activities;

•	the board’s understanding, based on information then available, that the merger is expected to be accretive to earnings, excluding merger costs, within 12 months after closing;

•	the results of the due diligence examination of Phoenix and its business operations, including asset quality and composition of its investment portfolio, undertaken by management;

•	the board’s assessment of the compatibility of the respective employee and business cultures of Mid Penn and Phoenix and the ability of Mid Penn to effectively operate Miners Bank as a separate banking division of Mid Penn Bank;

•	the board’s view that the combined company will have the potential for a stronger competitive position in a market place where relatively greater size and scale may become increasingly more important factors for financial performance and success; and

•	the financial presentation, dated August 27, 2014, of KBW to the Mid Penn board of directors and the opinion, dated August 27, 2014, of KBW to the Mid Penn board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the aggregate merger consideration in the proposed merger to Mid Penn, as more fully described below under “Opinion of Keefe, Bruyette & Woods, Inc., Financial Advisor to Mid Penn.”

The foregoing discussion of the information and factors considered by Mid Penn’s board of directors is not exhaustive, but includes the material factors considered by the board. In view of the wide variety of factors considered by the board of directors of Mid Penn in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Mid Penn board of directors evaluated the factors described above, including asking questions of the Mid Penn legal and financial advisors. In considering the factors described above, individual members of Mid Penn’s board of directors may have given different weights to different factors. It should also be noted that this explanation of the reasoning of the Mid Penn board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 43.

Recommendation of Mid Penn’s Board of Directors

The Mid Penn board of directors believes that the terms of the transaction are in the best interests of Mid Penn and its shareholders and has unanimously approved the merger agreement. Accordingly, the Mid Penn board of directors unanimously recommends that Mid Penn shareholders vote “FOR” adoption of the merger agreement.

Opinion of Keefe, Bruyette & Woods, Inc., Financial Advisor to Mid Penn

Mid Penn engaged KBW to render financial advisory and investment banking services to Mid Penn, including an opinion to the Mid Penn board of directors as to the fairness, from a financial point of view, to Mid Penn of the aggregate merger consideration in the proposed merger. Mid Penn selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

At the meeting held on August 27, 2014 at which the Mid Penn board evaluated the proposed merger, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the aggregate merger consideration in the proposed merger was fair, from a financial point of view, to Mid Penn. The Mid Penn board approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Mid Penn board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the aggregate merger consideration in the merger to Mid Penn. It did not address the underlying business decision of Mid Penn to engage in the merger or enter into the merger agreement. KBW’s opinion did not and does not constitute a recommendation to the Mid Penn board in connection with the merger, and it does not constitute a recommendation to any Mid Penn shareholder or any shareholder of any other entity as to how to vote in connection with the merger or any other matter (including, with respect to the Phoenix shareholders, what election any such shareholder should make with respect to the merger consideration), nor does it constitute a recommendation on whether or not any such shareholder should enter into a voting, shareholders’ or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Mid Penn and Phoenix and the merger, including, among other things:

•	a draft, dated August 26, 2014, of the merger agreement (the most recent draft then made available to KBW);

•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2013 of Mid Penn;

•	the unaudited quarterly financial statements and quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2014 of Mid Penn;

•	the audited financial statements for the three fiscal years ended December 31, 2013 for Phoenix;

•	the unaudited quarterly financial statements for the fiscal quarters ended March 31, 2014 and June 30, 2014 of Phoenix;

•	certain regulatory filings of Mid Penn and Phoenix, including the quarterly call reports filed with respect to each quarter during the three year period ended June 30, 2014 of Mid Penn and Phoenix;

•	certain other interim reports and other communications of Mid Penn and Phoenix to their respective shareholders; and

•	other financial information concerning the businesses and operations of Mid Penn and Phoenix furnished to KBW by Mid Penn from Mid Penn and Phoenix or which KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of Mid Penn and Phoenix;

•	the assets and liabilities of Mid Penn and Phoenix;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial information of Phoenix and certain financial and stock market information for Mid Penn with similar information for certain other companies the securities of which are publicly traded;

•	financial and operating forecasts and projections of Mid Penn and Phoenix which were prepared by Mid Penn management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management with the consent of the Mid Penn board; and

•	estimates regarding certain pro forma financial effects of the merger on Mid Penn (including, without limitation, the cost savings and related expenses expected to result from the merger) that were prepared by Mid Penn management, provided to and discussed with KBW by such management and used and relied upon by KBW at the direction of such management with the consent of the Mid Penn board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also held discussions with senior management of Mid Penn regarding the past and current business operations, regulatory relations, financial condition and future prospects of Mid Penn and Phoenix and such other matters that KBW deemed relevant to its inquiry.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Mid Penn as to the reasonableness and achievability of the financial and operating forecasts and projections of Mid Penn and Phoenix (and the assumptions and bases therefor) that were prepared by such management and provided to and discussed with KBW by such management and directed by Mid Penn to use, and KBW assumed that such forecasts and projections were reasonably prepared on a basis reflecting the best available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied upon Mid Penn management as to the reasonableness and achievability of the estimates regarding certain pro forma financial effects of the merger on Mid Penn (and the assumptions and bases for such estimates, including but not limited to cost savings and related expenses expected to result from the merger and other pro forma effects assumed or estimated with respect to the merger) that were prepared by Mid Penn management and provided to and discussed with KBW by such management, and KBW assumed, with the consent of Mid Penn, that all such estimates were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Mid Penn management and that such estimates would be realized in the amounts and in the time periods estimated by such management. As part of its engagement, KBW had not been provided with direct access to, or had discussions with, Phoenix management in connection with the proposed merger. In addition, the forecasts, projections and estimates of Phoenix that KBW was directed by Mid Penn management to use reflected differences from, and adjustments to, certain information prepared by Phoenix and provided to Mid Penn. Accordingly, at the direction of Mid Penn and with the consent of the Mid Penn board of directors, KBW relied upon the judgments and assessments of Mid Penn management regarding its discussions with Phoenix management with respect to Phoenix and the proposed merger, and in rendering its opinion its reliance upon Mid Penn management as to the reasonableness and achievability of the forecasts, projections and estimates of Phoenix used by KBW includes reliance upon the judgments and assessments of Mid Penn management with respect to such differences and such adjustments.

The forecasts, projections and estimates of Mid Penn and Phoenix prepared and provided to KBW by the management of Mid Penn were not prepared with the expectation of public disclosure. All such information was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. KBW assumed, based on discussions with the management of Mid Penn, and at the direction of such management and with the consent of the Mid Penn board of directors, that all such forecasts, projections and estimates referred to above provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Mid Penn or Phoenix since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Mid Penn’s consent, that the aggregate allowances for loan and lease losses for Mid Penn and Phoenix were adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Mid Penn or Phoenix, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Mid Penn or Phoenix under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed that, in all respects material to its analyses:

•	the merger and the bank merger would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the latest draft of the merger agreement that had been reviewed by it) with no additional payments or adjustments to the aggregate merger consideration or additional forms of consideration;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•	there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transaction and that all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger or any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Mid Penn, Phoenix or the combined entity or the contemplated benefits of the merger, including the cost savings expected to result from the merger.

KBW assumed that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW further assumed that Phoenix relied upon the advice of its counsel, independent accountants and other advisors (other than KBW) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Mid Penn, Phoenix, the merger, the bank merger and any other related transaction, and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the merger consideration in the merger to Mid Penn. KBW expressed no view or opinion as to any terms or other aspects of the merger or any related transaction (including the bank merger), including without limitation, the form or structure of the merger (including the form of merger consideration or the allocation among cash and stock) or any related transaction, the treatment of outstanding preferred stock and other securities of Phoenix in the merger, any consequences of the merger or any related transaction to Mid Penn, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, voting, support, shareholder, settlement or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of Mid Penn to engage in the merger or enter into the merger agreement;

•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Mid Penn or the Mid Penn board;

•	the fairness of the amount or nature of any compensation to any officers, directors or employees of any party to the merger, or any class of such persons, relative to any compensation to the holders of Mid Penn common stock or Phoenix common stock or relative to the aggregate merger consideration;

•	the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Mid Penn, Phoenix or any other party to any other transaction contemplated by the merger agreement;

•	whether Mid Penn has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate cash portion of the aggregate merger consideration to the holders of Phoenix common stock at the closing of the merger;

•	the election by holders of Phoenix common stock to receive stock or cash, or any combination thereof, as merger consideration or the actual allocation between the stock consideration and the cash consideration among such holders (including, without limitation, any re-allocation thereof as a result of proration or otherwise pursuant to the merger agreement);

•	any adjustment (as provided in the merger agreement) to the aggregate merger consideration assumed to be paid in the merger for purposes of KBW’s opinion;

•	the actual value of the Mid Penn common stock to be issued in the merger;

•	the prices, trading range or volume at which Mid Penn common stock would trade following the public announcement of the merger or the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•	any legal, regulatory, accounting, tax or similar matters relating to Mid Penn, Phoenix, their respective shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the bank merger), including whether or not the merger or the bank merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Phoenix and Mid Penn. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Mid Penn board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Mid Penn board with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between Phoenix and Mid Penn and the decision to enter into the merger agreement was solely that of the Mid Penn board.

The following is a summary of the material financial analyses presented by KBW to the Mid Penn board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Mid Penn board, but summarizes the material analyses performed in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses. For purposes of the financial analyses described below, KBW utilized an implied transaction value for the proposed merger of $14.53 million in the aggregate (based upon 281,430 shares of Phoenix common stock outstanding and 3,537 shares of Phoenix common stock to be issued in connection with the contingent rights issued by Phoenix with respect to deposits at its Hazleton branch).

Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Mid Penn to 20 selected publicly traded commercial banks and bank holding companies headquartered in Pennsylvania with total assets between $500 million and $1 billion. Merger targets were excluded from the selected companies.

The selected companies included in Mid Penn’s “peer” group were:

First National Community Bancorp, Inc.	QNB Corp.
Citizens Financial Services, Inc.	1st Summit Bancorp of Johnstown, Inc.
ENB Financial Corp.	Somerset Trust Holding Company
FNB Bancorp, Inc.	Integrity Banshares, Inc.
Royal Bancshares of Pennsylvania, Inc.	Norwood Financial Corp.
Embassy Bancorp, Inc.	DNB Financial Corporation
Fidelity D & D Bancorp, Inc.	Kish Bancorp, Inc.
CCFNB Bancorp, Inc.	Dimeco, Inc.
Honat Bancorp, Inc.	Emclaire Financial Corp.
CB Financial Services, Inc.	American Bank Incorporated

To perform this analysis, KBW used last-twelve-months (“LTM”) profitability data as of June 30, 2014 and other financial information as of or for the most recent completed quarter available and market price information as of August 25, 2014. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Mid Penn’s historical financial statements, or the data presented under the section “The Merger—Opinion of Griffin Financial Group, LLC, Financial Advisor to Phoenix,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Mid Penn and the selected companies in its “peer” group:

	Mid Penn	Peer Group Average	Peer Group Median	Peer Group 25th Percentile	Peer Group 75th Percentile
LTM Core Return on Average Assets (%) (1)	0.94	0.94	0.90	0.73	1.08
LTM Core Return on Average Equity (%) (1)	12.11	11.07	9.50	7.61	10.79
LTM Net Interest Margin (%)	4.16	3.45	3.38	3.17	3.85
LTM Fee Income / Revenue Ratio (%) (2)	10.3	16.7	16.8	13.4	21.9
Efficiency Ratio (%)	63.8	65.5	63.9	74.1	55.7

(1)	Core income excludes extraordinary items, nonrecurring revenue/expenses and gain/loss on sale of securities.
(2)	Excludes gain/loss on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of Mid Penn and the selected companies in its “peer” group:

	Mid Penn	Peer Group Average	Peer Group Median	Peer Group 25th Percentile	Peer Group 75th Percentile
Tangible Common Equity / Tangible Assets (%)	7.01	8.63	8.39	6.96	10.60
Total Risk-Based Capital Ratio (%)	11.46	15.79	15.47	13.22	18.19
Loans / Deposits (%)	86.7	79.1	80.4	70.7	91.6
Loan Loss Reserve / Gross Loans (%)	1.12	1.54	1.44	1.26	1.79
Nonperforming Assets / Loans + OREO (%)	2.21	2.18	1.92	2.75	0.93
LTM Net Charge-Offs / Average Loans	0.41	0.02	0.10	0.00	0.21

In addition, KBW’s analysis showed the following concerning the market performance of Mid Penn and, to the extent publicly available, the selected companies in its peer group:

	Mid Penn	Peer Group Average	Peer Group Median	25th Percentile	75th Percentile
One—Year Stock Price Change (%)	34.7	10.5	10.1	0.0	18.3
One—Year Total Return (%)	38.1	13.3	13.8	3.5	21.5
YTD Price Change (%)	11.9	3.7	5.6	0.4	10.6
Stock Price / Book Value per Share (x)	1.07	1.23	1.11	1.03	1.32
Stock Price / Tangible Book Value per Share (x)	1.09	1.26	1.20	1.06	1.33
Stock Price / LTM earnings per share (“EPS”) (x)	9.8	11.7	11.0	9.7	12.8
Dividend Yield (%) (1)	2.5	2.5	2.9	1.3	3.8
LTM Dividend Payout (%) (2)	24.4	28.9	32.7	21.8	43.8

(1)	Represents current dividend annualized excluding special dividends as a percentage of closing stock price as of August 25, 2014
(2)	Represents current dividend annualized excluding special dividends as a percentage of LTM EPS.

Using publicly available information, KBW then compared the financial performance and financial condition of Phoenix’s sole banking subsidiary, Miners Bank, to 15 selected publicly traded commercial banks and bank holding companies headquartered in Pennsylvania with total assets between $100 million and $350 million. Merger targets were excluded from the selected companies. KBW also reviewed the market performance of the selected companies.

The selected companies included in Phoenix’s “peer” group were:

West Milton Bancorp, Inc.	Mars National Bank
Woodlands Financial Services Company	Mauch Chunk Trust Financial Corp.
Neffs Bancorp, Inc.	Peoples Limited
York Traditions Bank	Landmark Bancorp, Inc.
Scottdale Bank & Trust Company	Fleetwood Bank Corporation
GNB Financial Services, Inc.	JTNB Bancorp, Inc.
First Resource Bank	Turbotville National Bancorp, Inc.

UNB Corporation

To perform this analysis, KBW used LTM profitability data as of as of June 30, 2014 and other financial information as of or for the most recent completed quarter available and market price information as of August 25, 2014. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Phoenix’s historical financial statements, or the data presented under the section “The Merger—Opinion of Griffin Financial Group, LLC, Financial Advisor to Phoenix,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Miners Bank and the selected companies in its “peer” group:

	Miners Bank	Peer Group Average	Peer Group Median	Peer Group 25th Percentile	Peer Group 75th Percentile
LTM Core Return on Average Assets (%) (1)	0.32	0.81	0.76	0.50	1.07
LTM Core Return on Average Equity (%) (1)	2.97	7.62	7.58	5.02	8.61
LTM Net Interest Margin (%)	4.16	3.36	3.31	3.19	3.62
LTM Fee Income / Revenue Ratio (%) (2)	11.5	14.0	15.7	10.5	18.2
LTM Efficiency Ratio (%)	86.8	71.1	73.1	80.0	59.8

(1)	Core income excludes extraordinary items, nonrecurring revenue/expenses and gain/loss on sale of securities.
(2)	Excludes gain/loss on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of Miners Bank and the selected companies in its “peer” group:

	Miners Bank	Peer Group Average	Peer Group Median	Peer Group 25th Percentile	Peer Group 75th Percentile
Tangible Common Equity / Tangible Assets (%)	10.18	10.62	9.33	8.70	11.93
Total Risk Based Capital Ratio (%)	14.28	19.63	17.47	14.02	20.70
Loans / Deposits (%)	96.0	65.1	64.7	50.6	80.4
Loan Loss Reserve / Gross Loans (%)	1.08	1.24	1.16	1.04	1.41
Nonperforming Assets / Loans + OREO (%)	0.92	1.71	1.35	2.63	0.77
LTM Net Charge-Offs / Average Loans (%)	0.07	0.09	0.06	(0.01)	0.16

In addition, KBW’s analysis showed the following concerning the market performance, to the extent publicly available, of the selected companies in Miners Bank’s “peer” group (excluding the impact of certain selected companies LTM EPS multiples considered to be not meaningful because they were greater than 30.0x):

	Peer Group Average	Peer Group Median	Peer Group 25th Percentile	Peer Group 75th Percentile
One—Year Stock Price Change (%)	19.5	4.0	(1.5)	20.4
One—Year Total Return (%)	22.4	7.1	1.7	24.5
YTD Stock Price Change (%)	16.8	1.5	(2.2)	12.6
Stock Price / Book Value per Share (x)	1.13	0.97	0.85	1.21
Stock Price / Tangible Book Value per Share (x)	1.14	0.97	0.85	1.21
Stock Price / LTM EPS	12.0	11.9	10.2	13.3
Dividend Yield (%) (1)	1.7	2.3	0.0	3.0
LTM Dividend Payout (%) (2)	24.0	27.1	4.5	38.9

(1)	Represents current dividend annualized excluding special dividends as a percentage of closing stock price as of August 25, 2014
(2)	Represents current dividend annualized excluding special dividends as a percentage of LTM EPS.

No company used as a comparison in the above selected companies analysis is identical to Mid Penn, Phoenix or Miners Bank. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis. KBW reviewed publicly available information related to 17 selected bank transactions in the Mid Atlantic and New England regions announced after January 1, 2013 with transaction values between $5 million and $30 million. Mergers of equals, bankruptcy transactions and transactions that were ultimately terminated were excluded from the selected transactions. The selected transactions included in the group were:

Acquiror	Acquired Company
Codorus Valley Bancorp, Inc.	Madison Bancorp, Inc.
GNB Financial Services, Inc.	FNBM Financial Corporation
Institution for Savings in Newburyport and Its Vicinity	Rockport National Bancorp, Inc.
Bankwell Financial Group, Inc.	Quinnipiac Bank & Trust Company
Salisbury Bancorp, Inc.	Riverside Bank
Southern National Bancorp of Virginia, Inc.	Prince George’s Federal Savings Bank
HV Bancorp, Inc.	Victory Bancorp, Inc.
Mascoma Mutual Financial Services Corporation	Connecticut River Bancorp, Inc.
ESSA Bancorp, Inc.	Franklin Security Bancorp, Inc.
MVB Financial Corp.	CFG Community Bank
Bridge Bancorp, Inc.	FNBNY Bancorp, Inc.
1st Constitution Bancorp	Rumson-Fair Haven Bank & Trust Co.
Bankwell Financial Group, Inc.	Wilton Bank
Haven Bancorp, MHC	Hilltop Community Bancorp, Inc.
New Hampshire Thrift Bancshares, Inc.	Central Financial Corporation
Riverview Financial Corporation	Union Bancorp, Inc.
Liberty Bank	Southern Connecticut Bancorp, Inc.

For each selected transaction, KBW derived the ratio of the transaction consideration value per common share paid for the acquired company to the following, to the extent publicly available and in each case based on the acquired company’s then latest publicly available financial statements prior to the announcement of the acquisition:

•	Tangible book value per share of the acquired company;

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000); and

•	LTM EPS of the acquired company.

KBW also reviewed the price per common share paid for the acquired company for each selected transaction in which the acquired company was publicly traded as a premium to the closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one-day market premium). The above transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the proposed merger based on the implied transaction value for the proposed merger of $14.53 million and using historical financial information for Phoenix as of June 30, 2014.

The results of the analysis are set forth in the following table (excluding the impact of certain selected transactions’ LTM EPS multiples and one-day market premiums, each of which was not considered to be meaningful):

Transaction Price to	Mid Penn/ Phoenix Merger	Selected Transactions Average	Selected Transactions Median	Selected Transactions 25th Percentile	Selected Transactions 75th Percentile
Tangible Book Value (x)	1.10	1.09	1.08	0.89	1.27
Core Deposit Premium (%)	1.1	(0.7)	0.0	(3.6)	3.4
LTM EPS (x)	26.6	26.4	29.4	20.8	31.7
One-Day Market Premium (%)	NA	43.7	50.0	32.5	56.5

No company or transaction used as a comparison in the above analysis is identical to Phoenix, Miners Banks or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of Mid Penn and Phoenix to various pro forma balance sheet and income statement items of the combined entity. This analysis did not include purchase accounting adjustments. To perform this analysis, KBW used balance sheet data for Mid Penn and Phoenix as of June 30, 2014, historical earnings data for Mid Penn and Phoenix, and earnings estimates for Mid Penn and Phoenix provided by Mid Penn management. Data for Phoenix included the Phoenix redemption of 875 shares of the Phoenix SBLF preferred stock on July 9, 2014. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Mid Penn and Phoenix shareholders in the combined company based on both the actual cash and stock consideration mix provided for in the proposed merger and assuming, for illustrative purposes, 100% stock consideration in the proposed merger:

	Mid Penn as a % of Total	Phoenix as a % of Total
Ownership
Ownership at 80.0% stock / 20.0% cash	83%	17%
Illustrative Ownership at 100% stock	79%	21%
Balance Sheet
Assets	84%	16%
Gross Loans Held for Investment	83%	17%
Deposits	84%	16%
Tangible Common Equity	79%	21%
Income Statement
LTM GAAP Net Income	91%	9%
2014 Est. GAAP Net Income	91%	9%
2015 Est. GAAP Net Income	91%	9%
2016 Est. GAAP Net Income	90%	10%

Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Mid Penn and Phoenix. Using closing balance sheet estimates as of December 31, 2014 for Mid Penn and Phoenix, financial forecasts and projections relating to the earnings of Mid Penn and Phoenix and pro forma assumptions (including, without limitation, purchase accounting adjustments, cost savings and related expenses), in each case provided by, and discussed with, Mid Penn management. KBW analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be accretive to Mid Penn’s 2015 and 2016 estimated EPS and dilutive to Mid Penn’s estimated tangible book value per share as of December 31, 2014. Furthermore, the analysis indicated that each of Mid Penn’s tangible common equity to tangible assets ratio, leverage ratio, Tier 1 Risk-Based Capital Ratio and Total Risk Based Capital Ratio as of December 31, 2014 could be lower. For all of the above analysis, the actual results achieved by Mid Penn’s following the merger may vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of Phoenix. In this analysis, KBW used financial forecasts and projections relating to the earnings and assets of Phoenix and cost saving estimates prepared and provided to KBW by Mid Penn management, and assumed discount rates ranging from 13.0% to 18.0%. The ranges of values were derived by adding (i) the present value of the estimated free cash flows that Phoenix could generate over the five-year period from 2015 to 2020, and (ii) the present value of Phoenix’s implied terminal value at the end of such period. KBW assumed that Phoenix would maintain a tangible common equity to tangible assets ratio of 9.00% and would retain sufficient earnings to maintain that level based on these assumptions. In calculating the terminal value of Phoenix, KBW applied a range of 10.0x to 14.0x estimated 2020 net income. This discounted cash flow analysis resulted in a range of implied equity value of Phoenix of $15.24 million to $23.96 million.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Phoenix.

Miscellaneous. KBW acted as financial advisor to Mid Penn in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may from time to time purchase securities from, and sell securities to, Mid Penn and Phoenix. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Mid Penn and Phoenix for its own account and for the accounts of its customers. To the extent KBW had any such position as of the date of KBW’s opinion, it was disclosed to Mid Penn.

Pursuant to its engagement agreement with KBW, Mid Penn agreed to pay KBW an aggregate cash fee of $250,000, $125,000 of which became payable upon delivery of its opinion to the Mid Penn board of directors and the balance of which is contingent upon consummation of the merger. Mid Penn also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than this present engagement, during the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to Mid Penn. During the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to Phoenix. KBW may in the future provide investment banking and financial advisory services to Mid Penn or Phoenix and receive compensation for such services.

Certain Non-Public, Unaudited, Forward-Looking Information Provided by Mid Penn and Phoenix

Neither Mid Penn nor Phoenix, as a matter of course, publicly discloses business plans and strategies or makes public projections as to future revenues, earnings, or other results. During the course of negotiating the merger and conducting due diligence, however, Mid Penn and Phoenix provided certain internally prepared prospective financial and budget information to the other. This information was prepared by the respective managements of Mid Penn and Phoenix in early 2014 based on information available at the time of preparation.

None of the prospective financial or budget information was prepared with a view toward public disclosure, nor with a view toward complying with U.S. generally accepted accounting principles, or GAAP, the published guidelines of the SEC or the guidelines of the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information, but, in the view of Mid Penn and Phoenix, such information was prepared on a reasonable basis and reflected the best estimates and judgments available as of the date of their preparation. This information, however, should not be relied upon as being necessarily indicative of future results. The prospective financial information is forward-looking and therefore inherently subject to the general risks that Mid Penn and Phoenix face in their respective businesses, including those discussed under “Risk Factors” in this joint proxy statement/prospectus and the factors described under “Cautionary Note Regarding Forward-Looking Statements” in this joint proxy statement/prospectus. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date of preparation.

Neither Mid Penn’s nor Phoenix’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Set forth below is selected prospective financial information from internally prepared budget information utilized by Mid Penn’s management which was provided to the Phoenix board of directors and Griffin and considered by Griffin in the financial analyses performed in connection with its opinion to the Phoenix board of directors.

Mid Penn
Amounts in thousands
Budgeted 12/31/14 Gross Loans	$590,200
Budgeted 12/31/14 Total Deposits	$646,104
Budgeted 2014 Net Income	$5,891

Set forth below is selected prospective financial information from internally prepared budget information utilized by Phoenix’s management which was provided to its board of directors and Griffin and considered by Griffin in the financial analyses performed in connection with its opinion to the Phoenix board of directors.

Phoenix
Amounts in thousands
Budgeted 12/31/14 Gross Loans	$125,435
Budgeted 12/31/14 Total Deposits	$128,257
Budgeted 2014 Net Income	$402

Set forth below is a summary of selected prospective financial information provided by Mid Penn to its board of directors and KBW and used by KBW in the financial analyses performed in connection with its opinion to the Mid Penn board of directors, which information, in the case of Mid Penn, consists of updated internally prepared budget information utilized by Mid Penn’s management and, in the case of Phoenix, was derived by Mid Penn from the internally prepared financial information prepared by Phoenix described above.

	Earnings
	2014		2015		2016		2017
	Per Share	Aggregate	Per Share	Aggregate	Per Share	Aggregate	Aggregate
In millions, except per share data
Mid Penn	$1.50	$5.25	$1.63	$5.70	5% growth thereafter		N/A
Phoenix (1)	$1.84	$0.50	$2.18	$0.59	$2.58	$0.70	5% growth thereafter

(1)	Prior to any anticipated cost savings.

The following prospective targeted ROAA information for Phoenix was provided to KBW by Mid Penn management: 0.35% for the year ended 2014, 0.40% for the year ended 2015, and 0.45% for the year ended 2016. Mid Penn management also assumed balance sheet growth of 5.0% per year for each of Mid Penn and Phoenix.

The foregoing financial information and the assumptions underlying it have not been updated since the date of preparation in early 2014. The information should not be considered public guidance and will not be provided in the ordinary course of business for either Mid Penn or Phoenix. There can be no assurance that actual results will follow these internal projections.

Board of Directors and Management of Mid Penn Following Completion of the Merger

Mid Penn shall take such actions as are necessary (including waiving any bylaw restrictions) to appoint Vincent J. Land, Robert J. Moisey and Noble C. Quandel, Jr. to serve on the Mid Penn board of directors following the completion of the merger. Mr. Land shall serve as a director of Mid Penn in the class of directors whose term expires in 2016, and each of Messrs. Moisey and Quandel shall serve as director of Mid Penn in the class of directors whose term expires in 2017. For so long as such individual serves as a director of Mid Penn, Mid Penn shall cause such individual to serve on the board of directors of Mid Penn Bank.

The officers of Mid Penn and Mid Penn Bank will not change as a result of the merger.

Phoenix Shareholders Have Dissenters’ Rights in the Merger

General

If you are a Phoenix shareholder, under Pennsylvania law you have the right to dissent from the merger agreement and obtain the “fair value” of your Phoenix shares in cash as determined by an appraisal process in accordance with the procedures under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended. Following is a summary of the rights of dissenting shareholders. The summary is qualified in its entirety by reference to Annex D which sets forth the applicable dissenters’ rights provisions of Pennsylvania law. If you are considering exercising your dissenters’ rights, you should read carefully the summary below and the full text of the law set forth in Annex D.

In the discussion of dissenters’ rights, the term “fair value” means the value of a share of Phoenix common stock immediately before the day of the effective date of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

Before the effective date of the merger, send any written notice or demand required in order to exercise your dissenters’ rights to Phoenix Bancorp, Inc., Rockwood Center, 1504 Rte. 61 South, Pottsville, Pennsylvania 17901 (Attn: George H. Groves, President and Chief Executive Officer). After the effective date of the merger, send any correspondence to Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, Pennsylvania 17061 (Attn: Rory G. Ritrievi, President and Chief Executive Officer).

Notice of Intention to Dissent

If you wish to dissent from the merger, you must do the following:

•	prior to the vote on the merger agreement by Phoenix shareholders at the Phoenix special meeting, file with Phoenix a written notice of your intention to demand payment for the fair value of your shares of Phoenix common stock if the merger with Mid Penn is completed;

•	make no change in your beneficial ownership of Phoenix common stock from the date you give notice of your intention to demand fair value of your shares of Phoenix common stock continuously through the day of the merger; and

•	not vote your Phoenix common stock to approve and adopt the merger agreement at the Phoenix special meeting.

Simply providing a proxy against or voting against the proposed merger at the Phoenix special meeting of shareholders will not constitute notice of your intention to dissent. Further, if you submit a proxy but do not indicate how you wish to vote, you will be deemed to have voted in favor of the merger, and your right to dissent will be lost. A beneficial owner of Phoenix common stock whose shares are held of record in “street name” by a brokerage firm or other nominee must obtain the written consent of the record holder to such beneficial owner’s exercise of dissenters’ rights and must submit the consent to Phoenix, as the case may be, no later than the time of the filing of the notice of intention to dissent by such beneficial owner.

Notice to Demand Payment

If the merger is approved and adopted by the required vote of Phoenix shareholders, Mid Penn or Phoenix will mail a notice to all those dissenting shareholders who gave due notice of their intention to demand payment of the fair value of their shares and who did not vote to approve and adopt the merger agreement. The notice will state where and when dissenting Phoenix shareholders must deliver a written demand for payment and where such dissenting shareholder must deposit certificates for Phoenix common stock in order to obtain payment. The notice will include a form for demanding payment, which will include a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares, and a copy of the relevant provisions of Pennsylvania law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

Failure to Comply with Required Steps to Dissent

You must take each step in the indicated order and in strict compliance with Pennsylvania law in order to maintain your dissenters’ rights. If you fail to follow these steps, you will lose the right to dissent, and you will receive the same merger consideration as those Phoenix shareholders who do not dissent.

Payment of Fair Value of Shares

Promptly after the effective date of the merger, or upon timely receipt of demand for payment if the closing of the merger has already taken place, Mid Penn will send each dissenting shareholder who has deposited his, her or its stock certificates, the amount that Mid Penn estimates to be the fair value of the Phoenix common stock held by such dissenting shareholder or give written notice that no remittance will be made. The remittance or notice will be accompanied by:

•	a closing balance sheet and statement of income of Phoenix for the fiscal year ending not more than 16 months before the date of remittance or notice, together with the latest available interim financial statements;

•	a statement of Mid Penn’s estimate of the fair value of Phoenix common stock; and

•	a notice of the right of the dissenting shareholder to demand payment or supplemental payment, accompanied by a copy of the relevant provisions of Pennsylvania law.

Estimate by Dissenting Shareholder of Fair Value of Shares

If a dissenting shareholder believes that the amount stated or remitted by Mid Penn is less than the fair value of the Phoenix common stock, the dissenting shareholder must send its estimate of the fair value (deemed a demand for payment of the amount of the deficiency) of the Phoenix common stock to Mid Penn within 30 days after Mid Penn mails its remittance or notice. If the dissenting shareholder does not file its estimated fair value within 30 days after the mailing by Mid Penn of its remittance or notice, the dissenting shareholder will be entitled to no more than the amount stated in the notice or remitted by Mid Penn.

Valuation Proceedings

If any demands for payment remain unsettled within 60 days after the latest to occur of:

•	the effective date of the merger;

•	timely receipt by Phoenix or Mid Penn, as the case may be, of any demands for payment; or

•	timely receipt by Phoenix or Mid Penn, as the case may be, of any estimates by dissenters’ of the fair value,

then, Mid Penn may file an application, in the Court of Common Pleas of Schuylkill County, Pennsylvania, requesting that the court determine the fair value of the Phoenix common stock. If this happens, all dissenting shareholders whose demands have not been settled, no matter where they reside, will become parties to the proceeding. In addition, a copy of the application will be delivered to each dissenting shareholder.

If Mid Penn were to fail to file the application, then any dissenting shareholder, on behalf of all dissenting shareholders who have made a demand and who have not settled their claim against Mid Penn, may file an application in the name of Mid Penn at any time within the 30-day period after the expiration of the 60-day period and request that the Schuylkill County Court of Common Pleas determine the fair value of the shares. The fair value determined by the Schuylkill County Court of Common Pleas may, but need not, equal the dissenting shareholders’ estimates of fair value. If no dissenter files an application, then each dissenting shareholder entitled to do so shall be paid no more than Mid Penn’s estimate of the fair value of the Phoenix common stock, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Schuylkill County Court of Common Pleas finds fair and equitable.

Mid Penn intends to negotiate in good faith with any dissenting shareholder. If, after negotiation, a claim cannot be settled, then Mid Penn will file an application requesting that the fair value of the Phoenix common stock be determined by the Schuylkill County Court of Common Pleas.

Cost and Expenses

The costs and expenses of any valuation proceedings performed by the Schuylkill County Court of Common Pleas, including the reasonable compensation and expenses of any appraiser appointed by such court to recommend a decision on the issue of fair value, will be determined by such court and assessed against Mid Penn, except that any part of the costs and expenses may be apportioned and assessed by such court against any or all of the dissenting shareholders who are parties and whose action in demanding supplemental payment is dilatory, obdurate, arbitrary, vexatious or in bad faith, in the opinion of such court.

Phoenix shareholders wishing to exercise their dissenters’ rights should consult their own counsel to ensure that they fully and properly comply with applicable requirements.

Regulatory Approvals Required for the Merger

The merger is subject to the approval of the FRB under the Bank Holding Company Act. In addition, the merger is subject to the approval of the PDB under the Banking Code.

In reviewing Mid Penn’s application for approval of the merger under the Bank Holding Company Act, the FRB must consider, among other factors, the competitive effect of the merger, the managerial and financial resources and future prospects of Mid Penn, the effect of the merger on the convenience and needs of the communities to be served, including the records of performance of the subsidiary banks of the merging companies in meeting the credit needs of the communities under the Community Reinvestment Act, the effectiveness of Mid Penn in combating money laundering activities, and the extent to which the merger would result in greater or more concentrated risks to the stability of the United States banking or financial system. Applicable regulations require publication of notice of the application and an opportunity for the public to comment on the application in writing and to request a hearing.

The merger is also subject to the approval of the PDB under the Banking Code. The Banking Code authorizes the acquisition of a bank holding company by another bank holding company. In reviewing an application for approval of a merger, the PDB will consider, among other things, whether the plan of merger adequately protects the interests of the depositors, other creditors and shareholders, and whether the bank merger would be consistent with adequate and sound banking practices and in the public interest on the basis of the financial history and condition of the banks involved, their future prospects, the character of their management, the potential effect of the bank merger on competition, and the convenience and needs of the areas primarily to be served by the resulting institution.

Mid Penn expects to file the required applications during the week of November 2, 2014. The merger will not proceed in the absence of regulatory approvals. Although neither Mid Penn nor Phoenix knows of any reason why regulatory approval from the FRB, the FDIC, or the PDB would not be obtained in a timely manner, neither Mid Penn nor Phoenix can be certain when such approvals will be obtained or if they will be obtained.

The parties are not aware of any other governmental approvals or actions that may be required to consummate the merger. If any other approval or action is required, it is contemplated that such approval or action would be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Phoenix’s Directors and Executive Officers Have Financial Interests in the Merger

In considering the recommendation of the Phoenix board of directors that you vote to adopt the merger agreement, you should be aware that Phoenix’s directors and executive officers may have financial interests in the merger that are different from, or in addition to, the interests of the Phoenix shareholders generally. Phoenix’s board of directors was aware of and considered these interests, among other matters, in approving and adopting the agreement and plan of merger. For purposes of all of the Phoenix agreements and plans described below, the consummation of the transactions contemplated by the merger agreement generally will constitute a change in control of Phoenix.

Appointment of Three Phoenix Directors to the Board of Directors of Mid Penn and Mid Penn Bank

Effective at the closing of the merger, three current members of the Phoenix board of directors (Vincent J. Land, Robert J. Moisey, and Noble C. Quandel, Jr.) will be appointed to the boards of directors of Mid Penn and Mid Penn Bank and the payment of compensation to such individuals will be in accordance with the policies of Mid Penn and Mid Penn Bank, respectively. Currently, each non-employee director receives an annual retainer of $15,000 and between $100 and $500 for each committee meeting attended, depending on the committee. For more information regarding the compensation of directors of Mid Penn and Mid Penn Bank, see “Information About Mid Penn Bancorp, Inc.—Directors and Executive Officers of Mid Penn—Compensation of the Mid Penn Board of Directors” beginning on page 151.

Existing Employment Agreements and Change in Control Agreements

Miners Bank is a party to employment agreements with Dave Snyder, Leo Blecker, and Paul Spiegel. Miners Bank has change in control agreements with James Brennan, Richard Ketner, and John Spevak.

Employment Agreements. Miners Bank and Dave Snyder entered into an employment agreement dated March 31, 2014. The initial term of the agreement was one year; however, the agreement renews every year unless notice of nonrenewal is given. Under the agreement, Mr. Snyder received a base salary of $108,000 per year. The agreement provides that upon an involuntary termination or a termination for Good Reason (as defined in the agreement) before or after a change of control, Mr. Snyder will be entitled to an amount equal to twelve (12) months of his annual base salary payable in twelve (12) equal monthly payments. Mr. Snyder is also subject to noncompetition and nonsolicitation of customers or employees provisions for a period of twelve (12) months after termination.

Miners Bank and Leo Blecker entered into an employment agreement dated March 24, 2014. The initial term of the agreement was one year; however, the agreement renews every year unless notice of nonrenewal is given. Under the agreement, Mr. Blecker received a base salary of $97,000 per year. The agreement provides that upon an involuntary termination or a termination for Good Reason (as defined in the agreement) before or after a change of control, Mr. Blecker will be entitled to an amount equal to eighteen (18) months of his annual base salary payable in eighteen (18) equal monthly payments. Mr. Blecker is also subject to noncompetition and nonsolicitation of customers or employees provisions for a period of eighteen (18) months after termination.

Miners Bank and Paul Spiegel entered into an employment agreement dated March 25, 2014. The initial term of the agreement was one year; however, the agreement renews every year unless notice of nonrenewal is given. Under the agreement, Mr. Speigel received a base salary of $97,000 per year. The agreement provides that upon an involuntary termination or a termination for Good Reason (as defined in the agreement) before or after a change of control, Mr. Speigel will be entitled to an amount equal to eighteen (18) months of his annual base salary payable in eighteen (18) equal monthly payments. Mr. Speigel is also subject to noncompetition and nonsolicitation of customers or employees provisions for a period of eighteen (18) months after termination.

Change in Control Agreements. Miners Bank and John Spevak entered into a change in control agreement dated March 28, 2014. The agreement provides that upon an involuntary termination after a change of control, Mr. Spevak will be entitled to an amount equal to twelve (12) months of his annual base salary payable in a lump sum. Mr. Spevak is also subject to noncompetition and nonsolicitation of customers or employees provisions for a period of twelve (12) months after termination.

Miners Bank and James Brennan entered into a change in control agreement dated March 28, 2014. The agreement provides that upon an involuntary termination after a change of control, Mr. Brennan will be entitled to an amount equal to twelve (12) months of his annual base salary payable in a lump sum. Mr. Brennan is also subject to noncompetition and nonsolicitation of customers or employees provisions for a period of twelve (12) months after termination.

Miners Bank and Richard Ketner entered into a change in control agreement dated March 25, 2014. The agreement provides that upon an involuntary termination after a change of control, Mr. Ketner will be entitled to an amount equal to twelve (12) months of his annual base salary payable in a lump sum. Mr. Ketner is also subject to noncompetition and nonsolicitation of customers or employees provisions for a period of twelve (12) months after termination.

Existing Deferred Compensation Agreement

Miners Bank is a party to executive deferred compensation agreement with George Groves. Under the agreement, Mr. Groves may defer a portion of his base salary and bonus and such deferral will receive interest at an annual rate equal to the Prime Rate as published in the Wall Street Journal for December 31st of the prior plan year plus one percent (1%). Mr. Groves will receive payments upon reaching retirement age of seventy-two (72). If, within twenty-four (24) months after a change-in-control, Mr. Groves’ employment is terminated, he will receive his account balance in a lump sum.

Existing Split Dollar Agreements

Messrs. Blecker, Groves, Ketner, Snyder, Spevak, and Spiegel and other employees are parties to a split dollar agreement whereby the employee’s beneficiary will receive a percentage up to fifty percent (50%) of the net death proceeds of the bank owned life insurance on the employee’s life. If an employee is terminated after a change-in-control and, subsequently dies, the employee’s beneficiary will be entitled to receive fifty percent (50%) of the net death proceeds. Miners Bank may terminate the agreement at any time prior to the employee’s death.

Phoenix Stock Appreciation Rights

Messrs. Blecker, Groves, Ketner, Snyder, Spevak, and Spiegel have Phoenix SARs. Each Phoenix SAR that is outstanding immediately prior to the effective time of the merger will be converted to the right to receive cash equal to the product of (i) the total number of shares of Phoenix common stock the executive holds that are subject to a Phoenix stock appreciation right agreement and (ii) the excess, if any, of $51.60 less the base price of the Phoenix SAR set forth in the Phoenix stock appreciation right award agreement, less any applicable tax withholding.

Indemnification and Insurance

The merger agreement provides that Mid Penn will, for six years following the acquisition, indemnify all current and former officers and directors of Phoenix and its subsidiaries in accordance with Pennsylvania law and the indemnification provisions of Phoenix’s articles of incorporation and bylaws, and that the articles of incorporation will not be amended, repealed, or otherwise modified by Phoenix, except as required by law. In addition, for six years after the acquisition, Mid Penn agreed to maintain liability insurance coverage with respect to matters arising at or prior to the merger for each current or former officer or director of Phoenix or any of its subsidiaries, in amounts and on terms not materially less advantageous than the coverage provided prior to the acquisition, subject to a limit on the cost of such insurance of 150% of its current cost.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference in this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing this merger.

Terms of the Merger

Each of the Phoenix board of directors and the Mid Penn board of directors has unanimously approved and adopted the agreement and plan of merger, which provides for the merger of Phoenix with and into Mid Penn. Mid Penn will be the surviving corporation in the merger. Each share of Mid Penn common stock issued and outstanding immediately prior to completion of the merger will remain issued and outstanding as one share of common stock of Mid Penn. Each share of Phoenix common stock issued and outstanding at the effective time of the merger (with the exception of Company-Owned Stock, as defined below) will be converted into either shares of Mid Penn common stock or cash, as described below. See “—Consideration to Be Received in the Merger.” Company-Owned Stock means shares of Phoenix stock held by Phoenix or any of its subsidiaries or by Mid Penn or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith. Each share of Phoenix common stock held as Company-Owned Stock immediately prior to the effective time of the merger will be canceled and retired and no consideration will be issued in exchange. Mid Penn does not own any shares of common stock of Phoenix.

The Mid Penn articles of incorporation will be the articles of incorporation, and the Mid Penn bylaws will be the bylaws of the combined company after completion of the merger. No such change will alter the amount or kind of merger consideration to be provided under the merger agreement, adversely affect the tax treatment of the merger as a reorganization under Section 368(a) of the Internal Revenue Code, or materially impede or delay completion of the merger.

Closing and Effective Time of the Merger

The merger will be completed only if all of the following occur:

•	the agreement and plan of merger is approved and adopted by both the Mid Penn shareholders and the Phoenix shareholders;

•	all required governmental and regulatory consents and approvals have been obtained without a condition or restriction that or requirement that would, in the good faith judgment of the board of directors of Mid Penn or Phoenix, materially and adversely affect the business, operations, financial condition, property or assets of the combined company or materially impair the value of Phoenix or Miners Bank to Mid Penn or of Mid Penn or Mid Penn Bank to Phoenix; and

•	all other conditions to the merger discussed in this joint proxy statement/prospectus and the merger agreement are either satisfied or waived.

The merger will become effective when articles of merger are filed with the Department of State of the Commonwealth of Pennsylvania. We may agree, however, to a later time for completion of the merger and specify that time in accordance with Pennsylvania law. In the merger agreement, we have agreed to cause the completion of the merger to occur no later than five (5) business days following the satisfaction or waiver of the conditions specified in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, or on another mutually agreed date). It currently is anticipated that the effective time of the merger will occur in the first quarter of 2015, but we cannot guarantee when or if the merger will be completed.

Consideration to Be Received in the Merger

As a result of the merger each Phoenix shareholder will have the right, with respect to each share of Phoenix common stock held (excluding Company-Owned Stock), to elect to receive merger consideration consisting of 3.167 shares of Mid Penn common stock, $51.60 in cash or a combination thereof, in accordance with the election and allocation procedures.

The amount of merger consideration issuable to Phoenix shareholders is subject to a pre-closing adjustment based on, with respect to one OREO property held by Miners Bank, the wholly owned banking subsidiary of Phoenix, the estimated costs, if any, for environmental remediation that may be required and any loss in connection with the maintenance and disposition costs of such property, net of any tax benefit and any recoveries from the sale of any parcels. The parties do not anticipate such costs exceeding $400,000, and, accordingly, the amount of merger consideration issuable to Phoenix shareholders will not be reduced.

The merger agreement provides that at the effective time of the merger, each share of Phoenix common stock (excluding Company-Owned Stock) will be converted into the right to receive 3.167 shares of Mid Penn common stock, $51.60 in cash without interest or a combination thereof, as described below.

Under the terms of the merger agreement, at least 80% of the total number of shares of Phoenix common stock outstanding at the effective time of the merger (excluding Company-Owned Stock) will be converted into stock consideration, and the remaining outstanding shares of Phoenix common stock (excluding Company-Owned Stock) will be converted into cash consideration. To the extent necessary to satisfy these relative proportion of types of consideration, certain allocation and proration procedures, described below in “—Proration Procedures,” will be used.

Phoenix shareholders must return their properly completed and signed form of election to the exchange agent prior to the Election Deadline, in accordance with the instructions provided with the election form. If you are a Phoenix shareholder and you do not return your form of election by the Election Deadline or improperly complete or do not sign your form of election, you will receive cash, shares of Mid Penn common stock or a mixture of cash and shares of Mid Penn common stock, based on what is available after giving effect to the valid elections made by other shareholders, as well as the adjustment described below.

If you are a Phoenix shareholder, you may specify different elections with respect to different shares held by you (for example, if you have 200 shares, you could make a cash election with respect to 100 shares and a stock election with respect to the other 100 shares).

Phoenix Contingent Rights. If you purchased shares of Phoenix common stock pursuant to the Phoenix Private Placement Memorandum dated as of October 1, 2012 and received contingent rights to receive additional Phoenix common stock, which we refer to as the Phoenix contingent rights, due to the merger, each Phoenix contingent right will be exchanged for 0.1306 shares of Phoenix common stock (rounded up to the nearest whole share for each holder) prior to the consummation of the merger. To the extent that these additional shares of Phoenix common stock are outstanding on the record date for the election materials, such shares will also be subject to an election to receive either cash or stock. Otherwise, such additional shares of Phoenix common stock will be exchanged for shares of Mid Penn common stock. We estimate that the Phoenix contingent rights will convert into a maximum of 3,520 shares of Phoenix common stock, or 11,148 shares of Mid Penn common stock based upon the exchange ratio.

Phoenix Stock Appreciation Rights. Each Phoenix SARs that is outstanding immediately prior to the effective time of the merger will be converted to the right to receive cash equal to the product of (i) the total number of shares of Phoenix common stock you hold that are subject to a stock appreciation right and (ii) the excess, if any, of $51.60 less the base price of the Phoenix SAR set forth in the Phoenix stock appreciation right award agreement, less any applicable tax withholding.

Cash Election

The merger agreement provides that each Phoenix shareholder who makes a valid cash election will have the right to receive, in exchange for each share of Phoenix common stock held by such holder, an amount in cash equal to $51.60 without interest, or the cash consideration. Because the maximum percentage of the total number of shares of Phoenix common stock to be converted into cash is no greater than 20%, however, a Phoenix shareholder who makes a cash election may nevertheless receive a mix of cash and stock. Holders of 100 or fewer shares that elect to receive cash will not have their shares converted to Mid Penn’s common stock, regardless of the proration procedures.

Stock Election

The merger agreement provides that each Phoenix shareholder who makes a valid stock election will have the right to receive, in exchange for each share of Phoenix common stock held, 3.167 shares of Mid Penn common stock. We sometimes refer to such shares of Mid Penn common stock as the “common stock consideration.” Because the percentage of the total number of shares of Phoenix common stock to be converted into Mid Penn common stock is capped, a Phoenix shareholder who makes a stock election may nevertheless receive a mix of cash and stock. At its discretion, however, if the common stock consideration is over-subscribed, Mid Penn may increase the total common stock consideration. The merger agreement provides that at least 80% of the total number of shares of Phoenix common stock will be converted into Mid Penn common stock.

No fractional shares of Mid Penn common stock will be issued to any holder of Phoenix common stock upon completion of the merger. For each fractional share that would otherwise be issued, Mid Penn will pay cash in an amount equal to the fraction multiplied by the closing price for a share of Mid Penn common stock as reported on Nasdaq for the trading day immediately preceding the closing date. No interest will be paid or accrued on cash payable to holders in lieu of fractional shares.

Non-Election Shares

If you are a Phoenix shareholder and you do not make an election to receive cash or Mid Penn common stock in the merger, your elections are not received by the exchange agent by the Election Deadline, your forms of election are improperly completed and/or are not signed, or you do not send together with your forms of elections your certificates representing shares of Phoenix common stock (or a properly completed notice of guaranteed delivery), you will be deemed to not have made an “election.” Shareholders not making an election may be paid in only cash, only Mid Penn common stock or a mix of cash and shares of Mid Penn common stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other Phoenix shareholders using the proration adjustment described below.

Proration Procedures

If, after taking into account all valid elections, Phoenix shareholders elect to convert exactly 80% of the total outstanding shares of Phoenix common stock into Mid Penn common stock, then any Phoenix shareholders who elected to receive any portion of the merger consideration in cash will be entitled to receive that portion in cash and any Phoenix shareholders who did not make an election will be entitled to receive only cash. If Phoenix shareholders elect to convert exactly 20% of the total outstanding shares of Phoenix common stock into cash, then any Phoenix shareholders who elected to receive any portion of the merger consideration in stock will be entitled to receive that portion in stock and any Phoenix shareholders who did not make an election will be entitled to receive only stock.

If, after taking into account all valid elections, Phoenix shareholders elect to convert more than 20% of the total outstanding shares of Phoenix common stock into cash, then any Phoenix shareholders who elected to receive any portion of the merger consideration in Mid Penn common stock will be entitled to receive that portion in stock, and, as a group, any Phoenix shareholders who elected to receive a portion of the merger consideration in cash and any Phoenix shareholders who did not make an election will be subject to a proration process that will result in the holder receiving shares of Mid Penn common stock in lieu of some cash.

If, after taking into account all valid elections, Phoenix shareholders elect to convert more than 80% of the total outstanding shares of Phoenix common stock into Mid Penn common stock, then Mid Penn, at its sole discretion, may increase the percentage of shares convertible into Mid Penn common stock. To the extent that Phoenix shareholders make elections to convert more than 80% of the total outstanding shares of Phoenix common stock into Mid Penn common stock and Mid Penn does not decide to increase the number of shares convertible into Mid Penn common stock to accommodate the excess elections, the elections will be treated as follows: (i) any Phoenix shareholder who elected to receive any portion of the merger consideration in cash will be entitled to receive that portion in cash; (ii) any Phoenix shareholders who did not make an election will be entitled to receive only cash; and (iii) any Phoenix shareholders who elected to receive all or a portion of the merger consideration in Mid Penn common stock, will be subject to a proration process that will result in the holder receiving cash in lieu of some Mid Penn common stock.

If Phoenix shareholders elect to convert 100% of the total outstanding shares of Phoenix common stock into Mid Penn common stock, then the merger consideration will be distributed on a pro rata basis to all shareholders such that 80% of the shares are converted into Mid Penn common stock and 20% of the shares are converted into cash; provided, however, that Mid Penn, in its sole discretion, may decide to increase the percentage of shares convertible into Mid Penn common stock to accommodate all or a portion of the elections in excess of 80%.

Finally, if Phoenix shareholders elect to convert 100% of the total outstanding shares of Phoenix common stock into cash, the merger consideration will be distributed on a pro rata basis to all shareholders such that 20% of the shares are converted into cash and 80% are converted into stock.

Mid Penn is not making any recommendation as to whether Phoenix shareholders should elect to receive only Mid Penn common stock, only cash or a combination of both types of consideration. Mid Penn is also not making any recommendation as to whether Phoenix shareholders should elect to receive a specific ratio of cash or Mid Penn common stock. Each Phoenix shareholder must make his or her own decision with respect to the election to receive Mid Penn common stock, cash or a combination thereof for his or her shares of Phoenix stock. In addition, because the tax consequences of receiving cash will differ from the tax consequences of receiving Mid Penn common stock, each shareholder should carefully read the discussion included below under “Material United States Federal Income Tax Consequences of the Merger” beginning on page 89 and consult their personal tax advisor.

Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration

The conversion of Phoenix common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after completion of the merger but in any event within five business days, the exchange agent will exchange certificates representing shares of Phoenix common stock for the merger consideration, without interest, to be received in the merger pursuant to the terms of the merger agreement. If you have not previously submitted your stock certificates, however, you will be required to submit your certificates before you will receive your merger consideration. Registrar and Transfer Company will be the exchange agent in the merger and will receive forms of election, exchange certificates for the merger consideration and perform other duties as explained in the merger agreement.

Form of Election

The form of election and related transmittal materials are being mailed to Phoenix shareholders separately from the mailing of this joint proxy statement/prospectus. The form of election and related documents will allow Phoenix shareholders to make cash or stock elections or a combination of both.

The Election Deadline is [—], 2014, which is the business day prior to the Phoenix special shareholders’ meeting.

If you wish to elect the type of merger consideration you will receive in the merger, you should carefully review and follow the instructions that will be set forth in the form of election. Shareholders who hold their shares of Phoenix common stock in “street name” or through a bank, broker or other nominee should follow the instructions of the bank, broker or other nominee for making an election with respect to such shares of Phoenix common stock. Shares of Phoenix common stock as to which the holder has not made a valid election prior to the Election Deadline will be treated as non-election shares.

To make a valid election, each Phoenix shareholder must submit a properly completed form of election, together with stock certificates, so that it is actually received by the exchange agent at or prior to the Election Deadline in accordance with the instructions on the form of election. A form of election will be properly completed only if accompanied by certificates representing all shares of Phoenix common stock covered by the form of election (or appropriate evidence as to the loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification, as will be described in the form of election). If you are a Phoenix shareholder and you cannot deliver your stock certificates to the exchange agent by the Election Deadline, you may deliver a notice of guaranteed delivery promising to deliver your stock certificates, as will be described in the form of election, so long as (1) the guarantee of delivery is from a firm which is a member of any registered national securities exchange or a commercial bank or trust company in the United States and (2) the actual stock certificates are in fact delivered to the exchange agent by the time set forth in the guarantee of delivery.

Generally, an election may be revoked or changed, but only by written notice received by the exchange agent by 5:00 p.m. local time for the exchange agent, on the business day prior to the Election Deadline accompanied by a properly completed and signed revised form of election. Phoenix shareholders will not be entitled to revoke or change their elections following the Election Deadline. As a result, if you have made elections, you will be unable to revoke your elections or sell your shares of Phoenix common stock during the interval between the Election Deadline and the date of completion of the merger.
Shares of Phoenix common stock as to which the holder has not made a valid election prior to the Election Deadline, including as a result of revocation, will be deemed non-election shares. If it is determined that any purported cash election or stock election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

Letter of Transmittal

Soon after the completion of the merger, the exchange agent will mail a letter of transmittal to only those persons who were Phoenix shareholders at the effective time of the merger and who have not previously submitted a form of election and properly surrendered shares of Phoenix common stock to the exchange agent. This mailing will contain instructions on how to surrender shares of Phoenix common stock (if these shares have not already been surrendered) in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

If a certificate for Phoenix common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

Dividends and Distributions

Until Phoenix common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to Mid Penn common stock into which shares of Phoenix common stock may have been converted will accrue but will not be paid. Mid Penn will pay to former Phoenix shareholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their Phoenix stock certificates.

Representations and Warranties

The merger agreement contains customary representations and warranties of Phoenix and Mid Penn relating to their respective businesses. The representations must be true and correct in all material respects, as of the date of the merger agreement and as of the effective date of the merger as though made on and as of the effective date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date must be true and correct in all material respects as of such date). The representations and warranties in the merger agreement do not survive the effective time of the merger.

Each of Mid Penn and Phoenix has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of breach or violations of organizational documents or other obligations as a result of the merger;

•	required governmental filings and consents;

•	the timely filing of reports with governmental entities, and the absence of investigations by regulatory agencies;

•	financial statements and the absence of undisclosed liabilities;

•	filing of tax returns and payment of taxes;

•	the absence of circumstances and events reasonably likely to have a material adverse effect;

•	material contracts, real estate leases, and other certain types of contracts;

•	properties;

•	insurance coverage;

•	legal proceedings;

•	compliance with applicable laws;

•	employee matters, including employee benefit plans;

•	environmental matters;

•	brokers, finders and financial advisors;

•	loan related matters;

•	related party transactions;

•	required vote;

•	securities registration obligations;

•	risk management arrangements;

•	the receipt of a fairness opinion from the party’s financial advisor;

•	trust accounts;

•	information supplied; and

•	quality of representations.

Mid Penn also has made representations and warranties to Phoenix regarding the preparation and filing of the reports filed by the Mid Penn with the SEC, absence of financing and no ownership of Phoenix common stock.

Phoenix has also made representations and warranties to Mid Penn regarding credit card accounts and merchant processing, intellectual property, labor matters and anti-takeover laws.

The representations and warranties described above and included in the merger agreement were made by each of Mid Penn and Phoenix to the other party. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by Mid Penn and Phoenix in connection with negotiating the terms of the merger agreement (including by reference to information contained in disclosure schedules delivered by the parties under the merger agreement), and may have been included in the merger agreement for the purpose of allocating risk between Mid Penn and Phoenix rather than to establish matters as facts. The merger agreement is described herein, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Phoenix, Mid Penn or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 202.

Covenants and Agreements

Each of Phoenix and Mid Penn has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, each of Mid Penn and Phoenix has agreed to operate its respective business in the usual, regular and ordinary course of business, use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and voluntarily take no action that would materially and adversely affect the ability to obtain any regulatory approvals required for the merger or materially affect its ability to perform its covenants under the merger agreement.

In addition, Phoenix has agreed that, with certain exceptions and except with Mid Penn’s prior written consent (which is not to be unreasonably withheld), that Phoenix will not, and will not permit any of its subsidiaries to, among other things, undertake the following extraordinary actions:

•	change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordance with its bylaws;

•	except as set forth in the merger agreement, change the number of authorized or issued shares of its capital stock, issue any shares of capital stock, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any option or benefit plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock;

•	enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business or as required by law;

•	make application for the opening or closing of any, or open or close any, branch or automated banking facility;

•	except as set forth in the merger agreement, take specified actions relating to director and employee compensation, employment agreements, benefits, hiring and promotions;

•	except as otherwise expressly permitted under the merger agreement, enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

•	merge or consolidate it or any of its subsidiaries with any other corporation; sell or lease all or any substantial portion of its assets or businesses or that of any of its subsidiaries; make any acquisition of all or any substantial portion of the business or assets of any other party other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between it or any of its subsidiaries, and any other party; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

•	except as otherwise provided in the merger agreement, sell or otherwise dispose of its capital stock or that of any of its subsidiaries or sell or otherwise dispose of any of its assets or those of any of its subsidiaries other than in the ordinary course of business consistent with past practice; except for transactions with the Federal Home Loan Bank, subject any of its assets or those of any of its subsidiaries to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice;

•	incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

•	voluntarily take any action that would result in any of its representations and warranties or the representations and warranties of its banking subsidiary becoming untrue in any material respect or any of the conditions set forth in the merger agreement not being satisfied, except in each case as may be required by applicable law or any regulatory authority;

•	change any method, practice or principle of accounting, except as may be required from time to time by generally accepted accounting principles or any regulatory authority responsible for regulating it or its respective banking subsidiary;

•	waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness with an annual value of $1,000,000 or greater to which it or any of its subsidiaries is a party;

•	purchase any securities, including equity or debt securities, except in accordance with past practice pursuant to policies approved by its board of directors currently in effect; provided that any such individual purchase shall not exceed $500,000 with the aggregate of all purchases not exceeding $1,000,000;

•	except as permitted under the merger agreement, issue or sell any equity or debt securities;

•

make or acquire any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit), except (i) in accordance with past practice pursuant to policies approved by its board of directors in effect on August 27, 2014, (ii) with respect to loans or commitments with a classification of less than “Satisfactory” or similar category, in accordance with Miners Bank’s internal rating system, the aggregate borrowings from Miners Bank in connection with such relationship shall not exceed 75% of the general limit to one customer of Miners Bank under Pennsylvania law as of the date of such loan or other commitment, and (iii) with respect to each other loan or other commitment, the aggregate borrowings from Miners Bank in connection with such relationship shall not exceed the general limit to one customer of Miners Bank under Pennsylvania law as of the date of such loan or other commitment;

•	except as set forth in the merger agreement, enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any affiliate;

•	except as set forth in the merger agreement, enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

•	except for the execution of the merger agreement, and actions taken or that will be taken in accordance with the merger agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

•	enter into any new line of business;

•	make any material change in policies in existence on August 27, 2014 with regard to (i) underwriting, the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, (ii) investments, (iii) asset/liability management, (iv) deposit pricing or gathering, or (v) other material banking policies except as may be required by changes in applicable law or regulations or by a regulatory authority;

•	except for the execution of the merger agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any of its employee plans;

•	except as set forth in the merger agreement, make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on August 27, 2014 and other than expenditures necessary to maintain existing assets in good repair;

•	except as set forth in the merger agreement, purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

•	undertake, renew, extend or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by it or any subsidiary of more than $25,000 annually, containing any financial commitment extending beyond 24 months from August 27, 2014 or involving any of its affiliates; provided that the aggregate of such payments (other than to affiliates) shall not exceed $50,000;

•	except as set forth in the merger agreement, pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $60,000 in the aggregate, and that does not create negative precedent and provided that it may not charge-off through settlement, compromise or discharge more than $100,000 of the outstanding principal balance of any loan that is 90 or more days contractually past due without first discussing the decision with Mid Penn;

•	foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of certain environmental materials;

•	purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

•	issue any broadly distributed communication to employees relating to post-closing employment, benefit or compensation information without the prior consent of Mid Penn or issue any broadly distributed communication to customers without the prior approval of Mid Penn, except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the merger; or

•	agree or commit to do any of the actions prohibited by the preceding points.

Phoenix also agreed to take all such necessary action to suspend the acceptance of dividends and other contributions of participants in the Phoenix Dividend Reinvestment and Stock Purchase Plan.

Each of Mid Penn and Phoenix has agreed to additional covenants which include, among other things, commitments to:

•	provide certain financial and regulatory information upon request;

•	maintain insurance in reasonable amounts;

•	obtain as soon as practicable all consents and approvals necessary or desirable to close the merger; and

•	take all commercially reasonable actions which are necessary or advisable to complete the merger.

Mid Penn has further agreed that Mid Penn will:

•	provide employees of Phoenix and its subsidiaries who remain employed after the effective time with base compensation that is, in the aggregate, no less favorable than provided by Phoenix and its subsidiaries on the date of the merger agreement and employee benefits that are substantially comparable, in the aggregate, to the employee benefits provided by Phoenix and its subsidiaries to its employees on the date of the merger agreement or to Mid Penn to similarly situated employees;

•	for purposes of determining eligibility and vesting for certain Mid Penn employee benefit plans (and not for benefit accrual purposes), provide credit for meeting eligibility and vesting requirements in such plans for service as an employee of Phoenix or Miners Bank or any predecessor of Phoenix;

•	pay severance benefits to any continuing employees of Phoenix or Miners Bank, who were employed as of August 27, 2014, whose employment is either terminated within 12 months of the closing of the merger or is not offered or retained in substantially comparable employment, with respect to job description, responsibilities and pay, with Mid Penn or Mid Penn Bank, as applicable, other than for circumstances constituting cause and who is not party to an agreement that provides for specific severance payments, equal to two week’s salary for each year or service with Phoenix or Miners Bank with a minimum payment of two weeks and a maximum payment of 26 weeks;

•	honor the terms of all employment and change in control agreements, all as disclosed to Mid Penn in the Phoenix disclosure schedules to the merger agreement;

•	for a period of six years after the merger, to indemnify, defend and hold harmless all current and former officers, directors and employees of Phoenix or Miners Bank against all claims which arise out of the fact that such person is or was a director, officer or employee of Phoenix or its subsidiaries and which relate to any matter of fact existing at or prior to the merger, to the fullest extent as would have been permitted by Phoenix under Pennsylvania law and under Phoenix’s articles of incorporation and bylaws;

•	maintain, for six years following the merger, Phoenix’s current and former directors’ and officers’ liability insurance policies covering the officers and directors of Phoenix with respect to matters occurring at or prior to the merger, except that Mid Penn may substitute similar policies, and that Mid Penn is not required spend more than 150% of the annual cost currently expended by Phoenix in order to obtain this insurance;

•	reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations in connection with the merger; and

•	refrain from amending its articles of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the merger to holders of Phoenix common stock or materially impede Mid Penn’s ability to complete the merger, except as required by law, take any action that would reasonably likely to result in the any of the conditions to closing not being satisfied or prevent or materially delay the merger, or taking any action that would adversely affect the merger from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code.

The merger agreement also contains mutual covenants relating to the preparation of this joint proxy statement/prospectus, the regulatory application and the holding of the meetings of Mid Penn shareholders and Phoenix shareholders, respectively, access to information of the other company and public announcements with respect to the transactions contemplated by the merger agreement. Phoenix and Mid Penn have also agreed to use all reasonable best efforts to take all actions needed to obtain necessary governmental and third-party consents and to consummate the transactions contemplated by the merger agreement.

Miners Bank Post-Closing Operation

Immediately, or as soon as reasonably practicable, after the consummation of the merger, in accordance with the bank plan of merger between Miners Bank and Mid Penn Bank, Miners Bank will merge with and into Mid Penn Bank, with Mid Penn Bank surviving such merger.

The merger agreement also provides that, following the completion of the merger and for at least three years immediately thereafter, Mid Penn will continue to operate Miners Bank as a separate banking division of Mid Penn Bank under the name “Miners Bank, a Division of Mid Penn Bank.”

Reasonable Best Efforts to Obtain the Required Shareholder Vote

Each of Mid Penn and Phoenix has agreed to hold a meeting of its respective shareholders as soon as is reasonably practicable for the purpose of obtaining shareholder approval and adoption of the merger agreement and to use all reasonable lawful action to obtain such approval. Subject to its fiduciary duties, as determined in good faith after consultation with its outside legal counsel, each of Mid Penn’s and Phoenix’s boards of directors have agreed to recommend that its shareholders vote in favor of the agreement and plan of merger.

Agreement Not to Solicit Other Offers

Phoenix has agreed that it, its subsidiaries and their respective officers, directors, employees, representatives, agents or affiliates will not, directly or indirectly:

•	initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, relates or could reasonably be expected to lead to an alternative acquisition proposal;

•	respond to any inquiry relating to an alternative acquisition proposal or an alternative acquisition transaction;

•	recommend or endorse an alternative acquisition transaction;

•	participate in any discussions or negotiations regarding, or furnish information or data to any person that may relate to an alternative acquisition proposal;

•	release anyone from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Phoenix is a party; or

•	enter into any agreement, agreement in principle or letter of intent with respect to any alternative acquisition proposal or approve or resolve to approve any alternative acquisition proposal or any agreement, agreement in principle or letter of intent relating to an alternative acquisition proposal.

Acquisition proposal means any inquiry, offer or proposal, whether or not in writing, as to any of the following (other than the merger between Mid Penn and Phoenix) involving Phoenix, or any of its subsidiaries, as the case may be:

•	any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving it or any of its subsidiaries;

•	any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of it or any of its subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of it and each of its subsidiaries on a consolidated basis;

•	any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of it or any of its subsidiaries;

•	any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of it or any of its subsidiaries; or

•	any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

Phoenix may, however, participate in discussions with, and may furnish information to, a third party in connection with a bona fide unsolicited acquisition proposal if, and only if:

•	Phoenix has received a bona fide unsolicited written acquisition proposal that did not result from a breach of the merger agreement;

•	the Phoenix board of directors determines in good faith, after consultation with and having received the advice of its outside legal counsel and independent financial advisor, that the acquisition proposal is, or is reasonably likely to lead to, a superior proposal (as defined in “Summary—No Solicitation of Other Offers” on page 21);

•	Phoenix has provided Mid Penn with at least one business day’s prior notice of its determination that the acquisition proposal is, or is reasonably likely to lead to, a superior proposal; and

•	prior to furnishing or providing access to any information or data with respect to Phoenix, Phoenix receives from the third party making the proposal a confidentiality agreement on terms no less favorable than the terms of the existing confidentiality agreement between Phoenix and Mid Penn.

Phoenix has also agreed to promptly provide to Mid Penn any non-public information about Phoenix that it provides to the third party making the proposal, to the extent such information was not previously provided to Mid Penn.

In addition, Phoenix has agreed that it will not:

•	withdraw, qualify or modify in a manner adverse to Mid Penn, its recommendation to its shareholders to approve the merger agreement, except to the extent otherwise permitted and described below;

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal other than with respect to the Mid Penn merger; or

•	enter into (or cause Phoenix or any of the Phoenix Subsidiaries to enter into) any letter of intent or other agreement relating to an acquisition proposal other than with respect to the Mid Penn merger.

Up until the time of the Phoenix shareholder meeting, however, Phoenix may withdraw, qualify or modify in a manner adverse to Mid Penn its recommendation to Phoenix shareholders to approve the merger agreement, or take any of the other actions listed above in this paragraph with respect to another acquisition proposal if but only if:

•	the Phoenix board of directors has reasonably determined in good faith, after consultation with and having considered the advice of its outside legal counsel and financial advisor that the failure to take such actions would be inconsistent with the board’s fiduciary duties to Phoenix’s shareholders under applicable law;

•	it has provided at least three business days’ notice to Mid Penn that a bona fide unsolicited proposal constitutes a superior proposal; and

•	after taking into account any adjusted, modified or amended terms as may have been committed to by Mid Penn in writing, the Phoenix board of directors has again in good faith determined that the other acquisition proposal constitutes a superior proposal.

Expenses and Fees

In general, each of Mid Penn and Phoenix will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement except for the cost of printing and mailing the joint proxy statement/prospectus, which shall be shared equally.

Indemnification and Insurance

The merger agreement requires Mid Penn to indemnify Phoenix’s and its subsidiaries’ current and former directors, officers and employees to the fullest extent as would have been permitted under Pennsylvania law and the Phoenix articles of incorporation or the Phoenix bylaws or similar governing documents. The merger agreement provides that in the event of any threatened or actual claim, action, suit, proceeding or investigation in which any person who is or has been a director, officer or employee of Phoenix or is threatened to be made party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Phoenix or any of its subsidiaries or predecessors, or (ii) the merger agreement, Mid Penn will defend against and respond thereto.

Mid Penn has agreed to indemnify and hold harmless each such indemnified party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each party to the fullest extent permitted by law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit proceeding or investigation. The merger agreement also requires that Mid Penn provide advancement of expenses to all past and present officers, directors and employees of Phoenix and its subsidiaries in their capacities as such against all such losses, claims, damages, costs, expenses, liabilities, judgments or amounts paid in settlement to the fullest extent permitted by applicable laws.

Mid Penn will have no further obligation to any indemnified party when and if a court of competent jurisdiction ultimately determines, and such determination is final and non-appealable, that indemnification is prohibited by law or to any indemnified party that commits fraud. Mid Penn’s indemnification obligations continue for six years after completion of the merger, but the right to indemnification in respect of any claim asserted within that time period continues until the final disposition of the claim.

The merger agreement provides that Mid Penn will maintain for a period of six years after completion of the merger Phoenix’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger, except that Mid Penn is not required to incur an annual premium expense greater than 200% of Phoenix’s current annual directors’ and officers’ liability insurance premium.

Conditions to Complete the Merger

Completion of the merger is subject to the fulfillment or waiver of certain conditions, including:

•	the approval and adoption of the agreement and plan of merger by the requisite vote of each of the Mid Penn shareholders and the Phoenix shareholders;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part with respect to the Mid Penn common stock to be issued in the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose;

•	the receipt by each of Mid Penn and Phoenix of a legal opinion with respect to certain United States federal income tax consequences of the merger;

•	the receipt and effectiveness of all required governmental and other approvals, authorizations and consents on terms and conditions that would not have a material adverse effect on Mid Penn or Phoenix, and the expiration of all related waiting periods required to complete the merger;

•	the absence of any law, statute, regulation, judgment, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement;

•	the approval for listing on The Nasdaq Global Market of the shares of Mid Penn common stock issuable in the merger; and

•	Mid Penn and Phoenix shall have taken all actions reasonably necessary to provide for, and shall have received all approvals required for the exchange of the then-outstanding shares of Phoenix SBLF preferred stock for shares of a series of Mid Penn SBLF preferred stock.

For additional information regarding the Phoenix SBLF preferred stock and the Mid Penn SBLF preferred stock, see “Risk Factors—Following consummation of the merger, Mid Penn may be unable to redeem the Mid Penn SBLF preferred stock before the dividend rate increases to 9%” beginning on page 39 and “Comparison of Shareholders’ Rights—Outstanding Preferred Stock—Phoenix” beginning on page 190.

Each of Mid Penn’s and Phoenix’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions including:

•	the absence of a material adverse effect on the other party;

•	the truth and correctness of the representations and warranties of each other party in the merger agreement, subject generally to the materiality standard provided in the merger agreement, and the performance by each other party in all material respects of their obligations under the merger agreement and the receipt by each party of certificates from the other party to that effect;

•	the exercise of rights to demand appraisal under the Pennsylvania Business Corporation Law with respect to no more than 7% of the outstanding shares of Phoenix common stock; and

•	Mid Penn having delivered the merger consideration to the exchange agent.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this joint proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion by mutual consent or by either party in the following circumstances:

•	if there is a breach by the other party that would cause the failure of the closing conditions, unless the breach is capable of being, and is, cured within 30 days of notice of the breach and the terminating party is not itself in material breach;

•	if the merger has not been completed by June 15, 2015, unless the failure to complete the merger by that date was due to the terminating party’s material breach of a representation, warranty, covenant or other agreement under the merger agreement;

•	if any of the required regulatory approvals are denied (and the denial is final and non-appealable);

•	if any court of competent jurisdiction or governmental authority issues an order, decree, ruling or takes any other action retraining, enjoining or otherwise prohibiting the merger (and such order, decree, ruling or action is final and non-appealable); or

•	if the shareholders of either Mid Penn or Phoenix fail to approve and adopt the merger agreement at their respective meetings.

In addition, Mid Penn’s board of directors may terminate the merger agreement if the Phoenix board of directors receives a superior proposal and enters into a letter of intent, agreement in principle or an acquisition agreement with respect to such proposal, withdraws its recommendation of the merger agreement, fails to make such a recommendation or modifies or qualifies its recommendation, in a manner adverse to Mid Penn, or delivers a written notice to Mid Penn of its determination to accept such proposal.

Further, Phoenix’s board of directors may terminate the merger agreement if Phoenix has received a superior proposal and has delivered a written notice to Mid Penn of its determination to accept such proposal.

Phoenix may also terminate the merger agreement within five business days of the Determination Date (Determination Date means the later of (i) the date on which all regulatory approvals, and waivers, if applicable, necessary for consummation of the merger and the transactions contemplated by the merger agreement have been received or (ii) the date of the meeting of Phoenix shareholders to consider the merger) if its board of directors determines that both of the following conditions have occurred and gives written notice to Mid Penn of such determination:

•	the average of the daily closing sales prices of a share of Mid Penn common stock as reported on Nasdaq for the 20 consecutive trading days immediately preceding the Determination Date is less than 80% of the closing sale price of Mid Penn common stock on the last trading date before the date of the merger agreement; and

•	the average of the daily closing sales prices of a share of Mid Penn common stock as reported on Nasdaq for the 20 consecutive trading days immediately preceding the Determination Date is such that the price performance of Mid Penn common stock is lower than the price performance of the Nasdaq Bank Index minus 20%.

Phoenix may not terminate in these circumstances, however, if Mid Penn exercises its option to increase the consideration to be received by Phoenix shareholders such that the implied value of the merger would be equivalent to the lesser of (i) $41.28 or (ii) the product of (A) the quotient obtained by dividing the closing price of the Nasdaq Bank Index on the Determination Date by the closing price of the Nasdaq Bank Index on August 26, 2014 and (B) 3.167.

Effect of Termination. If the merger agreement is terminated, it will become void, and there will be no liability on the part of Mid Penn or Phoenix, except that both Mid Penn and Phoenix will remain liable for any willful breach of the merger agreement and designated provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information and publicity restrictions, will survive the termination.

Termination Fee

Phoenix will pay Mid Penn a termination fee of $580,000 in the event that the merger agreement is terminated:

•

by Mid Penn because Phoenix has received an alternative acquisition proposal, and Phoenix (1) enters into a letter of intent, agreement in principal or an acquisition agreement with respect to the alternative acquisition proposal, (2) fails to make, withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to Mid Penn, or (3) delivers a written notice to Mid Penn of its determination to accept the alternative acquisition proposal; or

•	by Phoenix, if Phoenix receives an alternative acquisition proposal and delivers a written notice to Mid Penn of its determination to accept the alternative acquisition proposal.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by written agreement between Phoenix and Mid Penn executed in the same manner as the merger agreement.

At any time prior to the completion of the merger, each of the parties, by action taken or authorized by their respective board of directors, to the extent legally allowed, may:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party; or

•	waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.

However, after any approval of the transactions contemplated by the agreement and plan of merger by the shareholders of Phoenix and Mid Penn, there may not be, without further approval of such shareholders, any amendment which reduces the amount or value or changes the form of a consideration payable to Phoenix shareholders.

ACCOUNTING TREATMENT

Mid Penn will account for the merger using the acquisition method under U.S. generally accepted accounting principles. Under the acquisition method of accounting, the tangible and identifiable intangible assets and liabilities of Phoenix will be recorded, as of completion of the merger, at their respective fair values. The excess of the purchase price over the net assets acquired will be recorded as goodwill to the extent not allocated to core deposit or other intangibles. Goodwill resulting from the merger will not be amortized but will be reviewed for impairment at least annually. Core deposits and other intangibles with finite useful lives recorded in connection with the merger will be amortized. If the net assets acquired exceed the purchase price, the resulting difference will be recorded as a bargain purchase gain.

Financial statements and reported results of operations of Mid Penn issued after completion of the merger will not be restated retroactively to reflect the historical financial position or results of operations of Phoenix.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General

The following is a summary of the anticipated material United States federal income tax consequences of the merger generally applicable to a holder of Phoenix common stock. This discussion is based upon provisions of the Internal Revenue Code, applicable current and proposed United States Treasury Regulations, judicial authorities, and administrative rulings and practice, all as in effect as of the date of this joint proxy statement/prospectus, as well as representations and facts provided by Mid Penn and Phoenix to Stevens & Lee, P.C., or Stevens & Lee, counsel to Mid Penn. Future legislative, judicial, or administrative changes or interpretations which may or may not be retroactive, or the failure of any such facts or representations to be true, accurate and complete, may affect the statements and conclusions described in this discussion.

This discussion is not intended to be a complete description of all of the United States federal income tax consequences of the merger and no information is provided with respect to the tax consequences of the merger under any other tax laws, including any alternative minimum tax or applicable state, local and foreign tax laws. Further, the following discussion may not apply to a holder of Phoenix common stock subject to special treatment under the Internal Revenue Code, including but not limited to a holder of Phoenix common stock that is:

•	a financial institution;

•	an insurance company;

•	a dealer or broker in securities or foreign currencies;

•	a trader in securities who elects mark-to-market accounting;

•	a tax-exempt organization;

•	a mutual fund;

•	a trust;

•	an estate;

•	a person who holds shares of Phoenix common stock in an individual retirement account (IRA), 401(k) plan or similar tax-favored account;

•	a person who acquired shares of Phoenix common stock on exercise of an employee stock option or otherwise as compensation;

•	a person whose functional currency for United States federal income tax purposes is not the United States dollar;

•	a person who is a former citizen or former long-term resident of the United States;

•	a partnership or other pass-through entity (or a person holding Phoenix common stock through a partnership or other pass-through entity);

•	a person who holds shares of Phoenix common stock as part of a hedge, straddle, conversion or constructive sale transaction; or

•	a person who receives Mid Penn common stock with respect to any Phoenix contingent rights.

In addition, this discussion applies only to a holder of Phoenix common stock who is holding such stock as a capital asset and who is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

No ruling has been or will be requested from the Internal Revenue Service regarding the tax consequences of the merger. Moreover, the opinion of Stevens & Lee described in this discussion is not binding on the Internal

Revenue Service, and this opinion would not prevent the Internal Revenue Service from challenging the United States federal income tax treatment of the merger. Because of the complexities of the tax laws in general, and the complexities of the tax consequences associated with the receipt of cash in the merger in particular, holders of Phoenix common stock should consult their tax advisors with respect to the federal, state, local and foreign tax consequences of the merger as they apply to their specific situations. This section is not intended to be tax advice to any shareholder.

Tax Opinion of Stevens & Lee

In connection with the filing with the SEC of the registration statement of which this proxy statement/prospectus is a part, Stevens & Lee has delivered its opinion addressing the United States federal income tax consequences of the merger as described below. This opinion is based upon the facts, representations and assumptions set forth or referred to in such opinion. In rendering this opinion, Stevens & Lee has relied on representations and facts provided by Mid Penn and Phoenix. This opinion is to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The following are the material federal income tax consequences of qualification of the merger as such a reorganization:

•	holders of Phoenix common stock who receive Mid Penn common stock in the merger in exchange for all of their shares of Phoenix common stock will not recognize any gain or loss with respect to shares of Mid Penn common stock received (except with respect to cash received instead of a fractional share interest in Mid Penn common stock);

•	holders of Phoenix common stock who receive only cash in the merger in exchange for all of their shares of Phoenix common stock will recognize gain or loss equal to the difference between the amount of cash received and the shareholder’s adjusted tax basis in the shares of Phoenix common stock exchanged therefor;

•	each holder of Phoenix common stock who receives Mid Penn common stock and cash (other than cash in lieu of a fractional share interest in Mid Penn common stock) in the merger in exchange for the holder’s shares of Phoenix common stock will recognize the gain, if any, realized by the holder, in an amount not in excess of the amount of cash received (other than cash received instead of a fractional share interest in Mid Penn common stock), but will not recognize any loss on the exchange; and

•	holders of Phoenix common stock who receive cash instead of a fractional share interest in Mid Penn common stock will recognize gain or loss equal to the difference between the cash received and the portion of the basis of the holders’ shares of Phoenix common stock allocable to that fractional share interest.

Mid Penn and Phoenix’s obligations to consummate the merger are conditioned on the receipt by Mid Penn and Phoenix of additional opinions of Stevens & Lee and Bybel Rutledge LLP, or Bybel Rutledge, counsel to Phoenix, dated the closing date of the merger, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Such closing opinions will be subject to and based on facts, representations and assumptions set forth or referred to therein. In rendering their closing date opinions, Stevens & Lee and Bybel Rutledge may rely on representations and facts provided by Mid Penn and Phoenix. The opinions will be based on the assumption that the merger will be completed in accordance with the merger agreement.

Character of Gain Where Phoenix Common Stock is Exchanged in the Merger Solely for Cash

If, pursuant to the merger, all of the shares of Phoenix common stock actually owned by a shareholder are exchanged solely for cash, the shareholder generally will recognize capital gain or loss equal to the difference between the amount of cash received and the shareholder’s adjusted tax basis in the shares of Phoenix common stock exchanged therefor. This gain or loss will generally be long-term capital gain or loss if the shareholder’s holding period with respect to the shares of Phoenix common stock exchanged is more than one year as of the effective date of the merger. If, however, any such shareholder actually or constructively (through the constructive ownership rules of the Internal Revenue Code) owns shares of Mid Penn stock immediately after the merger, part or all of the cash received may be treated as dividend income if the exchange has the effect of a distribution of a dividend with respect to the shareholder. The application of the law to a shareholder described in the previous sentence is particularly complex; accordingly, any such shareholder should consult his or her tax advisor.

Character of Gain Where Phoenix Common Stock Is Exchanged in the Merger for Mid Penn Common Stock and Cash

For purposes of calculating gain in this transaction, if a shareholder receives Mid Penn common stock and cash (other than cash received instead of a fractional interest in Mid Penn common stock), gain or loss must be calculated by the shareholder separately for each identifiable block of shares exchanged, and is equal to the sum of the amount of cash and the fair market value of Mid Penn common stock received with respect to that block of shares minus the shareholder’s adjusted tax basis in that block of shares. In addition, a loss realized on one block of shares may not be used to offset a gain realized on another block of shares.

As noted above, in the case of a Phoenix shareholder that exchanges his or her shares of Phoenix common stock for a combination of Mid Penn common stock and cash pursuant to the merger, such shareholder will recognize the gain, if any, realized by such shareholder in the exchange but not in excess of the amount of cash received. In general, the determination of whether any gain recognized in the exchange should be treated as capital gain or has the effect of a distribution of a dividend depends upon whether, and to what extent, the exchange reduces the shareholder’s deemed percentage stock ownership of Mid Penn. For purposes of this determination, the shareholder is treated as if he or she first exchanged all of his or her shares of Phoenix common stock solely for Mid Penn common stock and then Mid Penn immediately redeemed (in a “deemed redemption”) a portion of such Mid Penn common stock in exchange for the cash the shareholder actually received. The gain recognized in the exchange will be treated as capital gain if the deemed redemption (i) is “substantially disproportionate” with respect to the shareholder or (ii) is not essentially equivalent to a dividend.

The deemed redemption should generally be “substantially disproportionate” with respect to a shareholder if the percentage of the outstanding stock of Mid Penn the shareholder owns, actually and constructively, immediately after the deemed redemption is less than 80% of the percentage of the outstanding stock of Mid Penn the shareholder is deemed to own, actually and constructively, immediately before the deemed redemption, and the shareholder owns less than 50% of the total combined voting power of all classes of Mid Penn stock immediately after the redemption.

Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a shareholder will depend on the shareholder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the shareholder’s actual and constructive percentage stock ownership of Mid Penn. In general, that determination requires a comparison of the percentage of the outstanding stock of Mid Penn the shareholder is deemed to own, actually and constructively, immediately before the deemed redemption and the percentage of the outstanding stock of Mid Penn the shareholder actually and constructively owns immediately after the deemed redemption. The Internal Revenue Service has ruled that a minority shareholder (i.e., a shareholder whose relative stock interest is minimal in relation to the number of shares outstanding and who exercises no control with respect to corporate affairs) generally is treated as having a “meaningful reduction” in interest if a cash payment results in at least a relatively minor reduction in the shareholder’s actual and constructive percentage ownership.

Tax Basis and Holding Period

The aggregate tax basis of the Mid Penn common stock received by a Phoenix shareholder in the merger (including fractional shares deemed received and redeemed as described below) will be the same as the aggregate tax basis of the shares of Phoenix common stock surrendered by such shareholder for the Mid Penn common stock, decreased by the amount of any cash received (other than cash received instead of a fractional share interest in Mid Penn common stock) by the shareholder and increased by the amount of income or gain recognized by the shareholder in the exchange (which does not include gain recognized in respect of fractional shares deemed received and redeemed (as described below)).

Each Phoenix shareholder’s holding period in any shares of Mid Penn common stock received in the merger (including any fractional shares deemed received and redeemed as described below) will, in each instance, include the period during which the shares of Phoenix common stock surrendered in exchange therefor were held, provided that those shares of Phoenix common stock were held as capital assets on the effective date of the merger.

Cash Received in Lieu of a Fractional Share Interest

Cash received by a Phoenix shareholder in lieu of a fractional share interest in Mid Penn common stock will be treated as though the fractional share had been received and then redeemed for cash, and in general gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the shares of Phoenix common stock allocable to such fractional interest. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Phoenix common stock was more than one year as of the effective date of the merger. If, however, the receipt of cash instead of a fractional share of Mid Penn common stock has the effect of the distribution of a dividend with respect to a shareholder, part or all of the cash received may be treated as a dividend.

Mid Penn and Phoenix

Mid Penn and Phoenix will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code. As a result, no gain or loss will be recognized by Mid Penn or Phoenix as a result of the merger (except for amounts resulting from any required change in accounting methods and any deferred income, deferred gain or deferred loss to be taken into account under the relevant consolidated return regulations).

Backup Withholding

Backup withholding at a 28% rate will generally apply to merger consideration that includes cash if the exchanging Phoenix shareholder fails to properly certify that it is not subject to backup withholding, generally on Internal Revenue Service Form W-9. Certain holders, including, among others, United States corporations, are not subject to backup withholding, but they may still need to furnish a Form W-9 or otherwise establish an exemption. Any amounts withheld from payments to a Phoenix shareholder under the backup withholding rules are not additional taxes and will be allowed as a refund or credit against the shareholder’s United States federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

Medicare Tax

In addition to income taxes, any individual shareholder with adjusted gross income (including certain foreign income that is exempt from U.S. taxes) in excess of $250,000 for a married couple filing a joint return (in excess of $200,000 for individuals filing as single) will be subject to the 3.8% Medicare tax on all or part of the income recognized by such individual as a result of the Merger.

Tax matters are very complicated, and the tax consequences of the merger to each holder of Phoenix common stock will depend on the facts of that shareholder’s particular situation. The discussion set forth above does not address all United States federal income tax consequences that may be relevant to a particular holder of Phoenix common stock and may not be applicable to holders in special situations. Holders of Phoenix common stock are urged to consult their own tax advisors regarding the specific tax consequences of the merger. Further, such discussion does not address tax consequences that may arise with respect to Mid Penn by reason of any actions taken or events occurring subsequent to the merger.

THE MID PENN SPECIAL MEETING

This joint proxy statement/prospectus is being furnished to Mid Penn shareholders by Mid Penn’s board of directors in connection with the solicitation of proxies from the holders of Mid Penn common stock for use at the Mid Penn special meeting and any adjournments or postponements of the Mid Penn special meeting.

Date, Time and Place

The Mid Penn special meeting will be held on [—], 2014 at [—] [—].m., local time, at [—], subject to any adjournments or postponements.

Matters to be Considered

At the Mid Penn special meeting, Mid Penn shareholders will be asked to consider and vote upon the following proposals:

1.	approval and adoption of the merger agreement as described in detail under the heading “The Merger” beginning on page 44;

2.	approval of a proposal to authorize the board of directors to adjourn or postpone the Mid Penn special meeting, if necessary, to solicit additional proxies to approve and adopt the merger agreement; and

3.	transaction of any such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

At this time, the Mid Penn board of directors is unaware of any matters, other than those set forth above, that may properly come before the Mid Penn special meeting.

Shareholders Entitled to Vote

The close of business on [—], 2014 has been fixed by Mid Penn’s board of directors as the record date for the determination of those holders of Mid Penn common stock who are entitled to notice of and to vote at the Mid Penn special meeting and any adjournment or postponement of the Mid Penn special meeting.

At the close of business on the record date there were [—] shares of Mid Penn common stock outstanding and entitled to vote, held by approximately [—] holders of record. A list of the shareholders of record entitled to vote at the Mid Penn special meeting will be available for examination by Mid Penn shareholders. A list of such shareholders will be available for inspection at the Mid Penn special meeting and for ten days prior to the Mid Penn special meeting at Mid Penn’s headquarters located at 349 Union Street, Millersburg, Pennsylvania 17061, during normal business hours.

Quorum and Required Vote

Each holder of record of shares of Mid Penn common stock as of the Mid Penn record date is entitled to cast one vote per share at the Mid Penn special meeting on each proposal. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Mid Penn common stock entitled to vote at the Mid Penn special meeting constitutes a quorum for the transaction of business at the Mid Penn special meeting. The affirmative vote at the Mid Penn special meeting, in person or by proxy, of the holders of 66-2/3% of the outstanding shares of Mid Penn common stock is required to approve and adopt the merger agreement. The affirmative vote, in person or by proxy, of a majority of all votes cast at the Mid Penn special meeting is required to approve the other proposals to be considered at the Mid Penn special meeting. Because the affirmative vote of the holders of 66-2/3% of outstanding shares of Mid Penn common stock is required to approve and adopt the merger agreement, abstentions and broker non-votes with respect to the merger agreement will effectively act as “no” votes on such proposal. Abstentions and broker non-votes will not affect the outcome of the other proposals to be considered at the Mid Penn special meeting.

How Shares Will Be Voted at the Mid Penn Special Meeting

All shares of Mid Penn common stock represented by properly executed proxies received before or at the Mid Penn special meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval and adoption of the merger agreement and “FOR” the adjournment or postponement of the Mid Penn special meeting, if necessary, to permit further solicitation of proxies as included in this joint proxy statement/prospectus.

If you hold shares of Mid Penn common stock in street name through a bank, broker or other nominee holder, the nominee holder may only vote your shares in accordance with your instructions. If you do not give specific instructions to your nominee holder as to how you want your shares voted, your nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote.” Broker non-votes will be counted for purposes of determining whether there is a quorum present at the Mid Penn special meeting, but they will not be deemed to have been voted on any of the proposals. Abstentions and broker non-votes will not affect the outcome of any of the proposals, except for the proposal to approve and adopt the merger agreement.

If any other matters are properly brought before the Mid Penn special meeting, the proxies named in the proxy card will have discretion to vote the shares represented by duly executed proxies in their sole discretion.

How to Vote Your Shares

Mid Penn shareholders may vote their shares at the Mid Penn special meeting or by one of the following methods:

Voting by Mail. You may vote by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this joint proxy statement, your proxy will be voted in favor of that proposal.

Voting by Internet. If you are a registered shareholder, you may vote electronically through the Internet by following the instructions included with your proxy card. If your shares are registered in the name of a broker or other nominee, your nominee may be participating in a program provided through [—] that allows you to vote via the Internet. If so, the voting form your nominee sends you will provide voting instructions.

Voting by Telephone. You may vote by phone by following the instructions included with your proxy card.

Voting in Person. If you attend the meeting, you may deliver your completed proxy card in person or may vote by completing a ballot which will be available at the Mid Penn special meeting. If your shares are registered in the name of a broker or other nominee and you wish to vote at the Mid Penn special meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the Mid Penn special meeting. Should you have any questions on the procedure for voting your shares, please contact Corporate Secretary, Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, Pennsylvania 17061.

How to Change Your Vote

If you are a registered shareholder, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to the Secretary of Mid Penn, or (3) attending the Mid Penn special meeting in person, notifying the Secretary and voting by ballot at the Mid Penn special meeting. The Mid Penn Secretary’s mailing address is 349 Union Street, Millersburg, Pennsylvania 17061. If your shares are registered in the name of a broker or other nominee, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

Solicitation of Proxies

Mid Penn will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Mid Penn will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Mid Penn common stock and secure their voting instructions. Mid Penn will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Mid Penn may use several of its regular employees, who will not be specially compensated, to solicit proxies from Mid Penn shareholders, either personally or by telephone, facsimile, letter or other electronic means.

Mid Penn and Phoenix will share equally the expenses incurred in connection with the copying, printing and distribution of this joint proxy statement/prospectus.

Mid Penn Affiliate Letter

As of the record date, directors of Mid Penn and their affiliates had the right to vote [—] shares of Mid Penn common stock, or [—]% of the outstanding Mid Penn common stock entitled to be voted at the Mid Penn special meeting. In accordance with the terms of the merger agreement, each of the directors of Mid Penn has executed an Affiliate Letter in favor of Phoenix pursuant to which he or she has agreed to vote all shares of Mid Penn common stock owned by him or her in favor of approval and adoption of the merger agreement and the transactions contemplated thereby.

Attending the Meeting

All holders of Mid Penn common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Mid Penn special meeting. Shareholders of record can vote in person at the Mid Penn special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Mid Penn special meeting. If you plan to attend the Mid Penn special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without both proper proof of share ownership and proper photo identification.

INFORMATION ABOUT MID PENN BANCORP, INC.

Business

Mid Penn Bancorp, Inc.

Mid Penn is a one-bank holding company, incorporated in the Commonwealth of Pennsylvania in August 1991, and is headquartered in Millersburg, Pennsylvania. On December 31, 1991, Mid Penn acquired, as part of the holding company formation, all of the outstanding common stock of Mid Penn Bank, and Mid Penn Bank became a wholly owned subsidiary of Mid Penn. Mid Penn provides a full range of financial services through the branch network of wholly owned banking subsidiary, Mid Penn Bank. Mid Penn also offers personal and commercial insurance products through Mid Penn Insurance Services, LLC, a subsidiary of Mid Penn Bank. Mid Penn’s business has consisted primarily of managing and supervising Mid Penn Bank, and its principal source of income has been dividends paid by Mid Penn Bank. Mid Penn is a registered bank holding company with the FRB under the Bank Holding Company Act. Mid Penn’s common stock is traded on the Nasdaq Global Market under the symbol “MPB.” The website for Mid Penn is http://www.midpennbank.com.

Mid Penn’s consolidated financial condition and results of operations consist almost entirely of that of Mid Penn Bank, which is managed as a single business segment. As of June 30, 2014, Mid Penn had total consolidated assets of $736 million, net loans of $542 million, total deposits of $632 million and shareholders’ equity of $58 million. The deposits of Mid Penn Bank are insured by the FDIC to the maximum extent permitted by law.

As of June 30, 2014, Mid Penn did not own or lease any properties. Mid Penn Bank owns or leases the banking offices as identified in the section “Information About Mid Penn Bancorp, Inc. - Properties.”

All Mid Penn employees are employed by Mid Penn Bank. At December 31, 2013, Mid Penn Bank had 178 full-time and 20 part-time employees. Mid Penn Bank and its employees are not subject to a collective bargaining agreement, and Mid Penn Bank believes it enjoys good relations with its personnel.

Mid Penn Bank

Millersburg Bank, the predecessor to Mid Penn Bank, was organized in 1868, and became a state chartered bank in 1931, obtaining trust powers in 1935, at which time its name was changed to Millersburg Trust Company. In 1971, Millersburg Trust Company adopted the name “Mid Penn Bank.” The Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation supervise Mid Penn Bank. Mid Penn Bank’s legal headquarters are located at 349 Union Street, Millersburg, Pennsylvania 17061. Mid Penn Bank presently has 14 offices located in Dauphin, Northumberland, Schuylkill, and Cumberland Counties, Pennsylvania.

Mid Penn’s primary business consists of attracting deposits and loans from its network of community banking offices operated by Mid Penn Bank. Mid Penn Bank engages in full-service commercial banking and trust business, making available to the community a wide range of financial services, including, but not limited to, installment loans, personal loans, mortgage and home equity loans, secured and unsecured commercial and consumer loans, lines of credit, construction financing, farm loans, community development and local government loans and various types of time and demand deposits. Deposits of Mid Penn Bank are insured by the Deposit Insurance Fund of the FDIC to the maximum extent provided by law. In addition, Mid Penn Bank provides a full range of trust and retail investment services. Mid Penn Bank also offers other services such as Internet banking, telephone banking, cash management services, automated teller services and safe deposit boxes.

Business Strategy

Mid Penn Bank engages in a full-service commercial banking and trust business, making available to the community a wide range of financial services. These services are provided to small and middle-market businesses, high net worth individuals, and retail consumers through 14 full service banking facilities.

Mid Penn’s market currently, and historically, has lower unemployment than the U.S. as a whole. This is due in part to a diversified manufacturing and services base and the presence of state government offices, which help shield the local area from national trends. At December 31, 2013, the unadjusted unemployment rate for the Harrisburg/Carlisle area was 5.3% versus the seasonally adjusted national unemployment rate of 6.7%

Mid Penn Bank seeks to develop long-term customer relationships, maintain high quality service and provide quick responses to customer needs. Mid Penn believes that an emphasis on local relationship building and its conservative approach to lending are important factors in the success and growth of Mid Penn.

Mid Penn Bank seeks credit opportunities of good quality within its target market that exhibit positive historical trends, stable cash flows and secondary sources of repayment from tangible collateral. Mid Penn Bank extends credit for the purpose of obtaining and continuing long-term relationships. Lenders are provided with detailed underwriting policies for all types of credit risks accepted by Mid Penn Bank and must obtain appropriate approvals for credit extensions in excess of conservatively assigned lending limits. Mid Penn Bank also maintains strict documentation requirements and extensive credit quality assurance practices in order to identify credit portfolio weaknesses as early as possible so any exposures that are discovered might be reduced.

Lending Activities

Mid Penn Bank offers a variety of loan products to its customers, including loans secured by real estate, commercial and consumer loans. Mid Penn Bank’s lending objectives are as follows:

•	to establish a diversified commercial loan portfolio; and

•	to provide a satisfactory return to Mid Penn’s shareholders by properly pricing loans to include the cost of funds, administrative costs, bad debts, local economic conditions, competition, customer relationships, the term of the loan, credit risk, collateral quality and a reasonable profit margin.

Credit risk is managed through portfolio diversification, underwriting policies and procedures and loan monitoring practices. Mid Penn Bank generally secures its loans with real estate with such collateral values dependent and subject to change based on real estate market conditions within its market area. As of December 31, 2013, Mid Penn Bank’s highest concentration of credit is in Commercial Real Estate. Most of Mid Penn Bank’s business activity with customers is located in Central Pennsylvania, specifically in Dauphin, lower Northumberland, western Schuylkill, and eastern Cumberland Counties.

Investment Activities

Mid Penn’s investment portfolio is used to improve earnings through investments of funds in higher-yielding assets than overnight funding alternatives, while maintaining asset quality, which provides the necessary balance sheet liquidity for Mid Penn. Mid Penn does not have any significant concentrations within investment securities.

Mid Penn’s entire portfolio of investment securities is considered available for sale. As such, the investments are recorded on the balance sheet at fair value. Mid Penn’s investments include US Treasury, agency and municipal securities that derive fair values relative to investments of the same type with similar maturity dates. As the interest rate environment changes, Mid Penn’s fair value of existing securities will change. This difference in value, or unrealized loss, amounted to $1,132,000, as of December 31, 2013. A majority of the investments are high quality United States and municipal securities that, if held to maturity, are expected to result in no loss to Mid Penn Bank.

For additional information with respect to Mid Penn’s business activities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Mid Penn.”

Sources of Funds

Mid Penn Bank primarily uses deposits and borrowings to finance lending and investment activities. Borrowing sources include advances from the Federal Home Loan Bank of Pittsburgh and overnight borrowings from Mid Penn Bank’s customers and correspondent banks. All borrowings, except for lines of credit with Mid Penn Bank’s correspondent banks, require collateral in the form of loans or securities. Collateral levels, therefore, limit borrowings and the available lines of credit extended by Mid Penn Bank’s creditors. As a result, deposits remain critical to the future funding and growth of the business. Deposit growth within the banking industry has been subject to strong competition from a variety of financial services companies. This competition may require financial institutions to adjust their product offerings and pricing to adequately grow deposits.

Competition

The banking business is highly competitive, and the profitability of Mid Penn depends principally upon Mid Penn Bank’s ability to compete in its market area. Mid Penn Bank actively competes with other financial services companies for deposit, loan, and trust business. Competitors include other commercial banks, credit unions, savings banks, savings and loan associations, insurance companies, securities brokerage firms, finance companies, mutual funds, and service alternatives via the Internet. Financial institutions compete primarily on the quality of services rendered, interest rates on loans and deposits, service charges, the convenience of banking facilities, location and hours of operation and, in the case of loans to larger commercial borrowers, relative lending limits.

Many competitors are significantly larger than Mid Penn Bank and have significantly greater financial resources, personnel and locations from which to conduct business. In addition, Mid Penn Bank is subject to banking regulations while certain competitors may not be. There are relatively few barriers for companies wanting to enter into the financial services industry. For more information, see “Supervision and Regulation.”

Mid Penn has been able to compete effectively with other financial institutions by emphasizing customer service. Mid Penn’s customer service model is based on convenient hours, efficient and friendly employees, local decision making, and quality products. The Gramm-Leach-Bliley Act (see discussion below), which breaks down many barriers between the banking, securities and insurance industries, may significantly affect the competitive environment in which Mid Penn operates.

The flow of cash into mutual funds, much of which is made through tax deferred investment vehicles such as 401(k) plans, and a generally strong economy, have, until recently, fueled high returns for these investments, in particular, certain equity funds. The recent economic turmoil has negatively impacted the returns on many of these investments and impacted the manner in which investors distribute their funds across investment alternatives. The safety of traditional bank products has again become an attractive option during this period of market volatility. Mid Penn’s ability to attract funds in the future will be impacted by the public’s appetite for the safety of insured or local investments versus the returns offered by alternative choices as part of their personal investment mix.

Supervision and Regulation

General

Bank holding companies and banks are extensively regulated under both Federal and state laws. The regulation and supervision of Mid Penn and Mid Penn Bank are designed primarily for the protection of depositors, the Deposit Insurance Fund, and the monetary system, and not Mid Penn or its shareholders. Enforcement actions may include the imposition of a conservator or receiver, cease-and-desist orders and written agreements, the termination of insurance on deposits, the imposition of civil money penalties, and removal and prohibition orders. If a banking regulator takes any enforcement action, the value of an equity investment in Mid Penn could be substantially reduced or eliminated.

Federal and state banking laws contain numerous provisions affecting various aspects of the business and operations of Mid Penn and Mid Penn Bank. Mid Penn is subject to, among others, the regulations of the Securities and Exchange Commission and the FRB, and Mid Penn Bank is subject to, among others, the regulations of the Pennsylvania Department of Banking and Securities and the FDIC. The following descriptions of and references to applicable statutes and regulations are not intended to be complete descriptions of these provisions or their effects on Mid Penn or Mid Penn Bank. They are summaries only and are qualified in their entirety by reference to such statutes and regulations.

Holding Company Regulation

Mid Penn is a registered bank holding company subject to supervision and regulation by the FRB. As such, it is subject to the Bank Holding Company Act and many of the FRB’s regulations promulgated thereunder. The FRB has broad enforcement powers over bank holding companies, including the power to impose substantial fines and civil penalties.

The Bank Holding Company Act requires Mid Penn to file an annual report with the FRB regarding the holding company and its subsidiary bank. The FRB also makes examinations of the holding company. Mid Penn Bank is not a member of the Federal Reserve System; however, the FRB possesses cease-and-desist powers over bank holding companies and their subsidiaries where their actions would constitute an unsafe or unsound practice or violation of law. The FRB also makes policy that guides the declaration and distribution of dividends by bank holding companies.

The Bank Holding Company Act restricts a bank holding company’s ability to acquire control of additional banks. In addition, the Bank Holding Company Act restricts the activities in which bank holding companies may engage directly or through non-bank subsidiaries.

Gramm-Leach-Bliley Financial Modernization Act

The Gramm-Leach-Bliley Act (“GLB”) became effective on March 11, 2000. The primary purpose of GLB was to eliminate barriers between investment banking and commercial banking and to permit, within certain limitations, the affiliation of financial service providers. Generally, GLB:

•	repealed the historical restrictions against, and eliminated many federal and state law barriers to affiliations among banks, securities firms, insurance companies and other financial service providers;

•	provided a uniform framework for the activities of banks, savings institutions and their holding companies;

•	broadened the activities that may be conducted by and through national banks and other banking subsidiaries of bank holding companies;

•	provided an enhanced framework for protecting the privacy of consumers’ information;

•	adopted a number of provisions related to the capitalization, membership, corporate governance and other measures designed to modernize the Federal Home Loan Bank System;

•	modified the laws governing the implementation of the Community Reinvestment Act; and

•	addressed a variety of other legal and regulatory issues affecting both day-to-day operations and long-term activities of financial institutions.

More specifically, under GLB, bank holding companies, such as Mid Penn, that meet certain management, capital, and Community Reinvestment Act standards, are permitted to become financial holding companies and, by doing so, to affiliate with securities firms and insurance companies and to engage in other activities that are financial in nature, incidental to such financial activities, or complementary to such activities. A bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized under the

FDIC Improvement Act’s prompt corrective action provisions, is well managed and has at least a satisfactory rating under the Community Reinvestment Act. The required filing is a declaration that the bank holding company wishes to become a financial holding company and meets all applicable requirements. Mid Penn has not elected to become a financial holding company at this time.

No prior regulatory approval will be required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities permitted under GLB. Activities cited by GLB as being financial in nature include:

•	securities underwriting, dealing and market making;

•	insurance underwriting and agency;

•	sponsoring mutual funds and investment companies;

•	merchant banking activities; and

•	activities that the FRB has determined to be closely related to banking.

In addition to permitting financial services providers to enter into new lines of business, the law allows firms the freedom to streamline existing operations and to potentially reduce costs. The Act may increase both opportunity as well as competition. Many community banks are less able to devote the capital and management resources needed to facilitate broad expansion of financial services including insurance and brokerage services.

Corporate Governance

On July 30, 2002, the Sarbanes-Oxley Act of 2002 was enacted. The Sarbanes-Oxley Act represents a comprehensive revision of laws affecting corporate governance, auditor independence and accounting standards, executive compensation, insider loans, whistleblower protection, and enhanced and timely disclosure of corporate information. The Sarbanes-Oxley Act is applicable to all companies with equity securities registered or that file reports under the Securities Exchange Act of 1934. In particular, the Sarbanes-Oxley Act established:

•	new requirements for audit committees, including independence, expertise and responsibilities;

•	additional responsibilities regarding financial statements for the Chief Executive Officer and Chief Financial Officer of the reporting company;

•	new standards for auditors and regulation of audits;

•	increased disclosure and reporting obligations for the reporting company and its directors and executive officers; and

•	new and increased civil and criminal penalties for violations of the securities laws.

The SEC and NASDAQ have adopted numerous rules implementing the provisions of the Sarbanes-Oxley Act that affect Mid Penn. The changes are intended to allow shareholders to monitor more effectively the performance of companies and management.

Bank Regulation

Mid Penn Bank, a Pennsylvania-chartered institution, is subject to supervision, regulation and examination by the Pennsylvania Department of Banking and Securities and the FDIC. The deposits of Mid Penn Bank are insured by the FDIC to the extent provided by law. The FDIC assesses deposit insurance premiums the amount of which may, in the future, depend in part on the condition of Mid Penn Bank. Moreover, the FDIC may terminate deposit insurance of Mid Penn Bank under certain circumstances. Mid Penn Bank regulatory agencies have broad enforcement powers over depository institutions under their jurisdiction, including the power to terminate deposit insurance, to impose fines and other civil and criminal penalties, and to appoint a conservator or receiver if any of a number of conditions is met. In addition, Mid Penn Bank is subject to a variety of local, state and federal laws that affect its operations.

Banking regulations include, but are not limited to, permissible types and amounts of loans, investments and other activities, capital adequacy, branching, interest rates on loans and the safety and soundness of banking practices.

Capital Requirements

Under risk-based capital requirements for bank holding companies, Mid Penn is required to maintain a minimum ratio of total capital to risk-weighted assets (including certain off-balance-sheet activities, such as standby letters of credit) of eight percent. At least half of the total capital is to be composed of common equity, retained earnings and qualifying perpetual preferred stock, less goodwill (“Tier 1 Capital” and together with Tier 2 Capital, Total Capital”). The remainder may consist of subordinated debt, non-qualifying preferred stock and a limited amount of the loan loss allowance (“Tier 2 Capital”).

In addition, the FRB has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of Tier 1 Capital to adjusted average quarterly assets (“leverage ratio”) equal to 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of at least 4-5%. The requirements also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the requirements indicate that the FRB will continue to consider a “Tangible Tier 1 Leverage Ratio” (deducting all intangibles) in evaluating proposals for expansion or new activity. The FRB has not advised Mid Penn of any specific minimum Tier 1 leverage ratio.

Mid Penn Bank is subject to similar capital requirements adopted by the FDIC. The FDIC has not advised Mid Penn Bank of any specific minimum leverage ratios.

The capital ratios of Mid Penn and Mid Penn Bank are described in Note 17 to Mid Penn’s Consolidated Financial Statements, which are incorporated herein by reference.

Banking regulators continue to indicate their desire to further develop capital requirements applicable to banking organizations. Changes to capital requirements could materially affect the profitability of Mid Penn or the fair value of Mid Penn stock.

Regulatory Capital Changes

In July 2013, the federal banking agencies issued final rules to implement the Basel III regulatory capital reforms and changes required by the Dodd-Frank Act. The phase-in period for community banking organizations begins January 1, 2015, while larger institutions (generally those with assets of $250 billion or more) must begin compliance on January 1, 2014. The final rules call for the following capital requirements:

•	A minimum ratio of common tier 1 capital to risk-weighted assets of 4.5%.

•	A minimum ratio of tier 1 capital to risk-weighted assets of 6%.

•	A minimum ratio of total capital to risk-weighted assets of 8% (no change from the current rule).

•	A minimum leverage ratio of 4%.

In addition, the final rules establishes a common equity tier 1 capital conservation buffer of 2.5% of risk-weighted assets applicable to all banking organizations. If a banking organization fails to hold capital above the minimum capital ratios and the capital conservation buffer, it will be subject to certain restrictions on capital distributions and discretionary bonus payments. The phase-in period for the capital conservation and countercyclical capital buffers for all banking organizations will begin on January 1, 2016.

Under the proposed rules, accumulated other comprehensive income (AOCI) would have been included in a banking organization’s common equity tier 1 capital. The final rules allow community banks to make a one-time election not to include these additional components of AOCI in regulatory capital and instead use the existing treatment under the general risk-based capital rules that excludes most AOCI components from regulatory capital. The opt-out election must be made in the first call report or FR Y-9 series report that is filed after the financial institution becomes subject to the final rule.

The final rules permanently grandfather non-qualifying capital instruments (such as trust preferred securities and cumulative perpetual preferred stock) issued before May 19, 2010 for inclusion in the tier 1 capital of banking organizations with total consolidated assets less than $15 billion as of December 31, 2009 and banking organizations that were mutual holding companies as of May 19, 2010.

The proposed rules would have modified the risk-weight framework applicable to residential mortgage exposures to require banking organizations to divide residential mortgage exposures into two categories in order to determine the applicable risk weight. In response to commenter concerns about the burden of calculating the risk weights and the potential negative effect on credit availability, the final rules do not adopt the proposed risk weights but retain the current risk weights for mortgage exposures under the general risk-based capital rules.

Consistent with the Dodd-Frank Act, the new rules replace the ratings-based approach to securitization exposures, which is based on external credit ratings, with the simplified supervisory formula approach in order to determine the appropriate risk weights for these exposures. Alternatively, banking organizations may use the existing gross-ups approach to assign securitization exposures to a risk weight category or choose to assign such exposures a 1,250% risk weight.

Under the new rules, mortgage servicing assets (MSAs) and certain deferred tax assets (DTAs) are subject to stricter limitations than those applicable under the current general risk-based capital rule. The new rules also increase the risk weights for past-due loans, certain risk weights and credit conversion factors.

Mid Penn is in the process of assessing the impact of these changes on the regulatory ratios of Mid Penn and Mid Penn Bank on the capital, operations, liquidity and earnings of Mid Penn and Mid Penn Bank.

FDIC Improvement Act

As a result of the FDIC Improvement Act of 1991, banks are subject to increased reporting requirements and more frequent examinations by the bank regulatory agencies. The agencies also have the authority to dictate certain key decisions that formerly were left to management, including compensation standards, loan underwriting standards, asset growth, and payment of dividends. Failure to comply with these standards, or failure to maintain capital above specified levels set by the regulators, could lead to the imposition of penalties or the forced resignation of management. If a bank becomes critically undercapitalized, the banking agencies have the authority to place an institution into receivership.

Safety and Soundness Standards

Pursuant to FDICIA, the federal banking regulatory agencies have adopted a set of guidelines prescribing safety and soundness standards for depository institutions such as Mid Penn Bank. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal shareholder. In addition, the agencies adopted regulations that authorize an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If the institution fails to submit an acceptable compliance plan or fails to implement an accepted plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions be taken, including restricting asset growth, restricting interest rates paid on deposits, and requiring an increase in the institution’s ratio of tangible equity to assets.

Payment of Dividends and Other Restrictions

Mid Penn is a legal entity separate and distinct from its subsidiary, Mid Penn Bank. There are various legal and regulatory limitations on the extent to which Mid Penn Bank can, among other things, finance, or otherwise supply funds to, Mid Penn. Specifically, dividends from Mid Penn Bank are the principal source of Mid Penn’s cash funds and there are certain legal restrictions under Pennsylvania law and Pennsylvania banking regulations on the payment of dividends by state-chartered banks. The relevant regulatory agencies also have authority to prohibit Mid Penn and Mid Penn Bank from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound banking practice. The payment of dividends could, depending upon the financial condition of Mid Penn and Mid Penn Bank, be deemed to constitute such an unsafe or unsound practice.

Prompt Corrective Action

In addition to the required minimum capital levels described above, federal law establishes a system of “prompt corrective actions” which Federal banking agencies are required to take, and certain actions which they have discretion to take, based upon the capital category into which a federally regulated depository institution falls. Regulations set forth detailed procedures and criteria for implementing prompt corrective action in the case of any institution, which is not adequately capitalized. Under the rules, an institution will be deemed to be “adequately capitalized” if it exceeds the minimum Federal regulatory capital requirements. However, it will be deemed “undercapitalized” if it fails to meet the minimum capital requirements, “significantly undercapitalized” if it has a total risk-based capital ratio that is less than 6.0%, a Tier 1 risk-based capital ratio that is less than 3.0%, or a leverage ratio that is less than 3.0%, and “critically undercapitalized” if the institution has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

The prompt corrective action rules require an undercapitalized institution to file a written capital restoration plan, along with a performance guaranty by its holding company or a third party. In addition, an undercapitalized institution becomes subject to certain automatic restrictions including a prohibition on payment of dividends, a limitation on asset growth and expansion, in certain cases, a limitation on the payment of bonuses or raises to senior executive officers, and a prohibition on the payment of certain “management fees” to any “controlling person”. Institutions that are classified as undercapitalized are also subject to certain additional supervisory actions, including increased reporting burdens and regulatory monitoring, a limitation on the institution’s ability to make acquisitions, open new branch offices, or engage in new lines of business, obligations to raise additional capital, restrictions on transactions with affiliates, and restrictions on interest rates paid by the institution on deposits. In certain cases, bank regulatory agencies may require replacement of senior executive officers or directors, or sale of the institution to a willing purchaser. If an institution is deemed “critically undercapitalized” and continues in that category for four quarters, the statute requires, with certain narrowly limited exceptions, that the institution be placed in receivership.

Deposit Insurance

The FDIC insures deposits of Mid Penn Bank through the Deposit Insurance Fund (“DIF”). The FDIC maintains the DIF by assessing depository institutions an insurance premium. The amount each institution is assessed is based upon a variety of factors that include the balance of insured deposits as well as the degree of risk the institution poses to the insurance fund. The FDIC insures deposits up to $250,000. Mid Penn Bank pays an insurance premium into the DIF based on the quarterly average daily deposit liabilities net of certain exclusions. The FDIC uses a risk-based premium system that assesses higher rates on those institutions that pose greater risks to the DIF. The FDIC places each institution in one of four risk categories using a two-step process based first on capital ratios (the capital group assignment) and then on other relevant information (the supervisory group assignment). Subsequently, the rate for each institution within a risk category may be adjusted depending upon different factors that either enhance or reduce the risk the institution poses to the DIF, including the unsecured debt, secured liabilities and brokered deposits related to each institution. Finally, certain risk multipliers may be applied to the adjusted assessment. In 2009, the FDIC increased the amount assessed from financial institutions by increasing its risk-based deposit insurance assessment scale. The quarterly annualized assessment scale for 2009 ranged from twelve basis points of assessable deposits for the strongest institutions to 77.5 basis points for the weakest.

On November 12, 2009, the FDIC approved a rule to require insured institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012. An insured institution’s risk-based deposit insurance assessments will continue to be calculated on a quarterly basis, but will be paid from the amount the institution prepaid until the later of the date that amount is exhausted or June 30, 2013, at which point any remaining funds would be returned to the insured institution. Consequently, Mid Penn’s prepayment of DIF premiums made in December 2009 resulted in a prepaid asset of $2,719,000 at December 31, 2009. At December 31, 2010, 2011, and 2012 the prepaid asset was $1,878,000, $871,000, and $12,000, respectively. At December 31, 2013, the prepaid asset was $0.

Beginning with the second quarter of 2011, as mandated by the recently enacted Dodd-Frank Act, the assessment base that the FDIC will use to calculate assessment premiums will be a bank’s average assets minus average tangible equity. As the asset base of the banking industry is larger than the deposit base, the range of assessment rates will change to a low of 2.5 basis points through a high of 45 basis points, per $100 of assets; however, the dollar amount of total actual premiums is expected to be roughly the same.

The FDIC is required under the Dodd-Frank Act to establish assessment rates that will allow the Deposit Insurance Fund to achieve a reserve ratio of 1.35% of Insurance Fund insured deposits by September 2020. In addition, the FDIC has established a “designated reserve ratio” of 2.0%, a target ratio that, until it is achieved, will not likely result in the FDIC reducing assessment rates. In attempting to achieve the mandated 1.35% ratio, the FDIC is required to implement assessment formulas that charge banks over $10 billion in asset size more than banks under that size. Those new formulas began in the second quarter of 2011, but did not affect Mid Penn Bank. Under the Dodd-Frank Act, the FDIC is authorized to make reimbursements from the insurance fund to banks if the reserve ratio exceeds 1.50%, but the FDIC has adopted the “designated reserve ratio” of 2.0% and has announced that any reimbursements from the fund are indefinitely suspended.

Environmental Laws

Management does not anticipate that compliance with environmental laws and regulations will have any material effect on Mid Penn’s capital, expenditures, earnings, or competitive position. However, environmentally related hazards have become a source of high risk and potentially unlimited liability for financial institutions.

In 1995, the Pennsylvania General Assembly enacted the Economic Development Agency, Fiduciary and Lender Environmental Liability Protection Act, which among other things, provides protection to lenders from environmental liability and remediation costs under the environmental laws for releases and contamination caused by others. A lender who engages in activities involved in the routine practices of commercial lending, including, but not limited to, the providing of financial services, holding of security interests, workout practices, foreclosure or the recovery of funds from the sale of property shall not be liable under the environmental acts or common law equivalents to the Pennsylvania Department of Environmental Resources or to any other person by virtue of the fact that the lender engages in such commercial lending practice. A lender, however, will be liable if it, its employees or agents, directly cause an immediate release or directly exacerbate a release of regulated substance on or from the property, or known and willfully compelled the borrower to commit an action which caused such release or violate an environmental act. The Economic Development Agency, Fiduciary and Lender Environmental Liability Protection Act does not limit federal liability which still exists under certain circumstances.

Consumer Protection Laws

A number of laws govern the relationship between Mid Penn Bank and its customers. For example, the Community Reinvestment Act is designed to encourage lending by banks to persons in low and moderate income areas. The Home Mortgage Disclosure Act and the Equal Credit Opportunity Act attempt to minimize lending decisions based on impermissible criteria, such as race or gender. The Truth-in-Lending Act and the Truth-in-Savings Act require banks to provide certain disclosure of relevant terms related to loans and savings accounts, respectively. Anti-tying restrictions (which prohibit conditioning the availability or terms of credit on the purchase of another banking product) further restrict Mid Penn Bank’s relationships with its customers.

Privacy Laws

In 2000, the federal banking regulators issued final regulations implementing certain provisions of GLB governing the privacy of consumer financial information. The regulations limit the disclosure by financial institutions, such as Mid Penn and Mid Penn Bank, of nonpublic personal information about individuals who obtain financial products or services for personal, family, or household purposes. Subject to certain exceptions allowed by law, the regulations cover information sharing between financial institutions and nonaffiliated third parties. More specifically, the regulations require financial institutions to:

•	provide initial notices to customers about their privacy policies, describing the conditions under which they may disclose nonpublic personal financial information to nonaffiliated third parties and affiliates;

•	provide annual notices of their privacy policies to their current customers; and

•	provide a reasonable method for consumers to “opt out” of disclosures to nonaffiliated third parties.

Protection of Customer Information

In 2001, the federal banking regulators issued final regulations implementing the provisions of GLB relating to the protection of customer information. The regulations, applicable to Mid Penn and Mid Penn Bank, relate to administrative, technical, and physical safeguards for customer records and information. These safeguards are intended to:

•	insure the security and confidentiality of customer records and information;

•	protect against any anticipated threats or hazards to the security or integrity of such records; and

•	protect against unauthorized access to or use of such records or information that could result in substantial harm or inconvenience to any customer.

Affiliate Transactions

Transactions between Mid Penn and Mid Penn Bank and its affiliates are governed by Sections 23A and 23B of the Federal Reserve Act. An “affiliate” of a bank or savings institution is any company or entity that controls, is controlled by, or is under common control with the bank or savings institution. Generally, a subsidiary of a depository institution that is not also a depository institution is not treated as an affiliate of the bank for purposes of Sections 23A and 23B. Sections 23A and 23B are intended to protect insured depository institutions from suffering losses arising from transactions with non-insured affiliates, by limiting the extent to which a bank or its subsidiaries may engage in covered transactions with any one affiliate and with all affiliates of the bank in the aggregate, and requiring that such transactions be on terms that are consistent with safe and sound banking practices.

Effective April 1, 2003, Regulation W of the FRB comprehensively amended Sections 23A and 23B. The regulation unifies and updates staff interpretations issued over the years, incorporates several new interpretative proposals (such as to clarify when transactions with an unrelated third party will be attributed to an affiliate), and addresses new issues arising as a result of the expanded scope of non-banking activities engaged in by bank and bank holding companies in recent years and authorized for financial holding companies under the GLB.

The USA Patriot Act

In 2001, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act) was signed into law. The USA Patriot Act broadened the application of anti-money laundering regulations to apply to additional types of financial institutions, such as broker-dealers, and strengthened the ability of the U.S. government to detect and prosecute international money laundering and the financing of terrorism. The principal provisions of Title III of the USA Patriot Act require that regulated financial institutions, including state-chartered banks:

•	establish an anti-money laundering program that includes training and audit components;

•	comply with regulations regarding the verification of the identity of any person seeking to open an account;

•	take additional required precautions with non-U.S. owned accounts; and

•	perform certain verification and certification of money laundering risk for their foreign correspondent banking relationships.

The USA Patriot Act also expanded the conditions under which funds in a U.S. interbank account may be subject to forfeiture and increased the penalties for violation of anti-money laundering regulations. Failure of a financial institution to comply with the USA Patriot Act’s requirements could have serious legal and reputational consequences for the institution. Mid Penn Bank has adopted policies, procedures and controls to address compliance with the requirements of the USA Patriot Act under the existing regulations and will continue to revise and update its policies, procedures and controls to reflect changes required by the USA Patriot Act and implementing regulations.

Anti-Money Laundering and Anti-Terrorism Financing

Under Title III of the USA PATRIOT Act, also known as the International Money Laundering Abatement and Anti-Terrorism Financing Act of 2001, all financial institutions, including Mid Penn and Mid Penn Bank, are required in general to identify their customers, adopt formal and comprehensive anti-money laundering programs, scrutinize or prohibit altogether certain transactions of special concern, and be prepared to respond to inquiries from U.S. law enforcement agencies concerning their customers and their transactions. Additional information-sharing among financial institutions, regulators, and law enforcement authorities is encouraged by the presence of an exemption from the privacy provisions of the GLB Act for financial institutions that comply with this provision and the authorization of the Secretary of the Treasury to adopt rules to further encourage cooperation and information-sharing. The effectiveness of a financial institution in combating money-laundering activities is a factor to be considered in any application submitted by the financial institution under the Bank Merger Act, which applies to Mid Penn Bank.

JOBS Act

In 2012, the Jumpstart Our Business Startups Act (the “JOBS Act”) became law. The JOBS Act is aimed at facilitating capital raising by smaller companies and banks and bank holding companies by implementing the following changes:

•	raising the threshold requiring registration under the Securities Exchange Act of 1934 (the “Exchange Act”) for banks and bank holdings companies from 500 to 2,000 holders of record;

•	raising the threshold for triggering deregistration under the Exchange Act for banks and bank holding companies from 300 to 1,200 holders of record;

•	raising the limit for Regulation A offerings from $5 million to $50 million per year and exempting some Regulation A offerings from state blue sky laws;

•	permitting advertising and general solicitation in Rule 506 and Rule 144A offerings;

•	allowing private companies to use “crowdfunding” to raise up to $1 million in any 12-month period, subject to certain conditions; and

•	creating a new category of issuer, called an “Emerging Growth Company,” for companies with less than $1 billion in annual gross revenue, which will benefit from certain changes that reduce the cost and burden of carrying out an equity IPO and complying with public company reporting obligations for up to five years.

While the JOBS Act is not expected to have any immediate application to Mid Penn, management will continue to monitor the implementation rules for potential effects which might benefit Mid Penn.

Dodd-Frank Act

The Dodd-Frank Act, which became law in July 2010, significantly changes regulation of financial institutions and the financial services industry, including: creating a Financial Services Oversight Council to identify emerging systemic risks and improve interagency cooperation; centralizing responsibility for consumer financial protection by creating a new agency, the Consumer Financial Protection Bureau, which will be responsible for implementing, examining and enforcing compliance with federal consumer financial laws; permanently raising the current standard maximum deposit insurance amount to $250,000; establishing strengthened capital standards for banks, and disallowing certain trust preferred securities from qualifying as Tier 1 capital (subject to certain grandfather provisions for existing trust preferred securities); establishing new minimum mortgage underwriting standards; granting the FRB the power to regulate debit card interchange fees; and implementing corporate governance changes. Many aspects of the Dodd-Frank Act are subject to rulemaking that will take effect over several years, thus making it difficult to assess the impact of the statute on the financial industry, including Mid Penn, at this time.

It is difficult to predict at this time the specific impact the Dodd-Frank Act and the yet to be written implementing rules and regulations will have on community banks. Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the various regulatory agencies and through regulations, the full extent of the impact such requirements will have on financial institutions’ operations is presently unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of Mid Penn business activities, require changes to certain of Mid Penn’s business practices, impose upon Mid Penn more stringent capital, liquidity and leverage ratio requirements or otherwise adversely affect Mid Penn’s business. These changes may also require us to invest significant management attention and resources to evaluate and make necessary changes in order to comply with new statutory and regulatory requirements.

Effects of Government Policy and Potential Changes in Regulation

Changes in regulations applicable to Mid Penn or Mid Penn Bank, or shifts in monetary or other government policies, could have a material effect on Mid Penn’s business. Mid Penn’s and Mid Penn Bank’s business is also affected by the state of the financial services industry in general. As a result of legal and industry changes, management believes that the industry will continue to experience an increased rate of change as the financial services industry strives for greater product offerings, market share and economies of scale.

From time to time, legislation is enacted that has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial institutions are frequently made in Congress, and before various bank regulatory agencies. Mid Penn cannot predict the likelihood of any major changes or the impact such changes might have on Mid Penn and/or Mid Penn Bank. Various congressional bills and other proposals have proposed a sweeping overhaul of the banking system, including provisions for: limitations on deposit insurance coverage; changing the timing and method financial institutions use to pay for deposit insurance; expanding the power of banks by removing the restrictions on bank underwriting activities; and tightening the regulation of bank derivatives activities; and allowing commercial enterprises to own banks.

Mid Penn’s earnings are, and will be affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The monetary policies of the FRB have had, and will likely continue to have, an impact on the operating results of commercial banks because of the FRB’s power to implement national monetary policy to, among other things, curb inflation or combat recession. The FRB has a major impact on the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of, among other things, the discount rate on borrowings of member banks and the reserve requiremen2ts against member bank deposits. It is not possible to predict the nature and impact of future changes in monetary and fiscal policies.

From time to time, various types of federal and state legislation have been proposed that could result in additional regulation of, and restrictions on, the business of Mid Penn and Mid Penn Bank. As a consequence of the extensive regulation of commercial banking activities in the United States, Mid Penn Bank’s business is particularly susceptible to being affected by federal legislation and regulations that may increase the costs of doing business. Congress is currently debating major legislation that may fundamentally change the regulatory oversight of banking institutions in the United States. Whether any legislation will be enacted or additional regulations will be adopted, and how they might impact Mid Penn cannot be determined at this time.

Properties

With the exception of the Market Square Office and Derry Street Loan Operations Center in Harrisburg, Pennsylvania, Mid Penn Bank owns its main office, Operations Center, and branch offices and certain parking facilities related to its banking offices, all of which are free and clear of any lien. Mid Penn Bank’s main office and all branch offices are located in Pennsylvania. All of these properties are in good condition and are deemed by management to be adequate for Mid Penn Bank’s purposes. The table below sets forth the location of each of Mid Penn Bank’s properties.

Property Location	Description of Property	Property Location	Description of Property
Millersburg 349 Union Street Millersburg, PA 17061	Main Office & Branch Office	Lykens Office 550 Main Street Lykens, PA 17048	Branch Office

Elizabethville Office 4642 State Route 209 Elizabethville, PA 17023	Branch Office	Allentown Boulevard Office 5500 Allentown Boulevard Harrisburg, PA 17112	Branch Office

Dalmatia Office 132 School House Road Dalmatia, PA 17017	Branch Office	Market Square Office 17 N. Second Street Harrisburg, PA 17101	Branch Office

Carlisle Pike Office 4622 Carlisle Pike Mechanicsburg, PA 17050	Branch Office	Steelton Office 51 South Front Street Steelton, PA 17113	Branch Office

Derry Street Office 4509 Derry Street Harrisburg, PA 17111	Branch Office	Middletown Office 1100 Spring Garden Drive Middletown, PA 17057	Branch Office

Front Street Office 2615 North Front Street Harrisburg, PA 17110	Branch Office	Camp Hill Office 2101 Market Street Camp Hill, PA 17011	Branch Office

Tower City Office 545 East Grand Avenue Tower City, PA 17980	Branch Office	Operations Center 894 N. River Road Halifax, PA 17032	Operations Center

Dauphin Office 1001 Peters Mountain Road Dauphin, PA 17018	Branch Office	Derry Street Loan Administrative Operations 4099 Derry Street Harrisburg, PA 17111	Administrative Office

Legal Proceedings

Mid Penn is not aware of any litigation that would have a material adverse effect on the consolidated financial position of Mid Penn. Mid Penn and Mid Penn Bank have no proceedings pending other than ordinary routine litigation occurring in the normal course of business. In addition, management does not know of any material proceedings contemplated by governmental authorities against Mid Penn or the Bank or any of its properties.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Mid Penn

Critical Accounting Estimates

Mid Penn’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and conform to general practices within the banking industry. Application of these principles involves significant judgments and estimates by management that have a material impact on the carrying value of certain assets and liabilities. The judgments and estimates that Mid Penn used are based on historical experiences and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and estimates that Mid Penn have made, actual results could differ from these judgments and estimates, which could have a material impact on the carrying values of assets and liabilities and the results of Mid Penn’s operations.

Management of Mid Penn considers the accounting judgments relating to the allowance for loan and lease losses, the evaluation of Mid Penn’s investment securities for other-than-temporary impairment, the valuation of deferred tax assets, and the assessment of goodwill for impairment to be the accounting areas that require the most subjective and complex judgments.

The allowance for loan and lease losses represents management’s estimate of probable incurred credit losses inherent in the loan and lease portfolio. Determining the amount of the allowance for loan and lease losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan and lease portfolio also represents the largest asset type on the consolidated balance sheet. Throughout the remainder of this report, the terms “loan” or “loans” refers to both loans and leases.

Valuations for the investment portfolio are determined using quoted market prices, where available. If quoted market prices are not available, investment valuation is based on pricing models, quotes for similar investment securities, and observable yield curves and spreads. In addition to valuation, management must assess whether there are any declines in value below the carrying value of the investments that should be considered other than temporary or otherwise require an adjustment in carrying value and recognition of the loss in the consolidated statement of income.

Accounting Standards Codification (ASC) Topic 350, Intangibles-Goodwill and Other, requires that goodwill is not amortized to expense, but rather that it be tested for impairment at least annually. Impairment write-downs are charged to results of operations in the period in which the impairment is determined. Mid Penn did not identify any impairment on its outstanding goodwill from its most recent testing, which was performed as of December 31, 2013. If certain events occur which might indicate goodwill has been impaired, the goodwill is tested when such events occur.

Mid Penn recognizes deferred tax assets and liabilities for the future effects of temporary differences and tax credits. Enacted tax rates are applied to cumulative temporary differences based on expected taxable income in the periods in which the deferred tax asset or liability is anticipated to be realized. Future tax rate changes could occur that would require the recognition of income or expense in the consolidated statements of income in the period in which they are enacted. Deferred tax assets must be reduced by a valuation allowance if in management’s judgment it is “more likely than not” that some portion of the asset will not be realized. Management may need to modify their judgments in this regard from one period to another should a material change occur in the business environment, tax legislation, or in any other business factor that could impair Mid Penn’s ability to benefit from the asset in the future.

The following is Management’s Discussion of Consolidated Financial Condition as of June 30, 2014, compared to year-end 2013, and the Results of Operations for the three and six months ended June 30, 2014, compared to the same period in 2013.

This discussion should be read in conjunction with the financial tables, statistics, and the audited financial statements and notes thereto included elsewhere in this joint proxy statement/prospectus. The results of operations for interim periods are not necessarily indicative of operating results expected for the full year.

Results of Operations

Overview for Quarter Ended June 30, 2014

Net income available to common shareholders was $1,619,000, $0.46 basic earnings per common share, for the quarter ended June 30, 2014, as compared to net income available to common shareholders of $1,279,000, or $0.37 basic earnings per common share, for the quarter ended June 30, 2013, a 26.6% increase. During the six months ended June 30, 2014, net income available to common shareholders was $3,043,000, or $0.87 basic earnings per common share, versus $1,903,000, or $0.55 basic earnings per common share for the same period in 2013, a 59.9% increase.

Net interest income increased $904,000, or 15.5%, to $6,751,000 for the quarter ended June 30, 2014 from $5,847,000 during the quarter ended June 30, 2013. Through the first six months of 2014, net interest income increased $1,717,000, or 15.2%, to $13,023,000 from $11,306,000 during the same period in 2013.

The provision for loan and lease losses in the second quarter of 2014 was $275,000, compared to $415,000 in the second quarter of 2013. During the six months ended June 30, 2014, the provision for loan and lease losses was $822,000 compared to $910,000 for the six months ended June 30, 2013.

Net income as a percent of average assets (return on average assets or “ROA”) and shareholders’ equity (return on average equity or “ROE”) were as follows on an annualized basis:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Return on average assets	0.94%	0.78%	0.90%	0.59%
Return on average equity	12.11%	10.33%	11.67%	7.81%

Total assets increased $23,355,000 to $736,480,000 at June 30, 2014, from $713,125,000 at December 31, 2013. Available for sale investment securities increased $20,033,000 from $122,803,000 at December 31, 2013 to $142,836,000 at June 30, 2014. Due to the strategic increase in public funds deposits, Mid Penn increased the amount of pledgeable investments in its portfolio. Gross loans increased $2,153,000 during the first six months of 2014, while interest-bearing time deposits with other financial institutions decreased $1,641,000 from $7,513,000 at December 31, 2013 to $5,872,000 at June 30, 2014. Mid Penn has been allowing a substantial portion of maturing interest-bearing time deposits with other financial institutions run off to fund loan growth and purchase higher yielding investment securities. Total deposits increased $23,875,000 from $608,130,000 at

December 31, 2013 to $632,005,000 at June 30, 2014. Interest bearing demand and money market deposit balances increased $25,889,000 to $423,715,000 at June 30, 2014 from $397,826,000 at December 31, 2013 due to the addition of large cash management, non-profit, and government accounts. Time deposits declined $4,438,000 from $132,373,000 at December 31, 2013 as less aggressive certificate of deposit rates have allowed non-relationship time deposits to run off and shifted the funding composition towards lower-cost deposits, including public funds. This strategy, coupled with strong earning assets, has improved margins and provided positive momentum to net interest income during the first half of 2014. Short-term borrowings decreased $16,213,000 from $23,833,000 at December 31, 2013 to $7,620,000 at June 30, 2014, while long-term debt increased $9,909,000 from $23,145,000 at December 31, 2013 due to the addition of a $10,000,000 FHLB Advance borrowing. The long-term debt borrowing was taken as a prudent and planned asset liability management strategy to take advantage of low long-term borrowing rates. This strategy was taken in light of the decrease in short-term borrowings, which is primarily attributed to the increase in deposits, as well as the additional FHLB Advance borrowing, which lessened Mid Penn’s need for overnight funds.

Net Interest Income/Funding Sources

Net interest income, Mid Penn’s primary source of revenue, is the amount by which interest income on loans and investments exceeds interest incurred on deposits and borrowings. The amount of net interest income is affected by changes in interest rates and changes in the volume and mix of interest-sensitive assets and liabilities. Net interest income and corresponding yields are presented in the analysis below on a taxable-equivalent basis. Income from tax-exempt assets, primarily loans to or securities issued by state and local governments, is adjusted by an amount equivalent to the federal income taxes which would have been paid if the income received on these assets was taxable at the statutory rate of 34%.

For the three months ended June 30, 2014, Mid Penn’s taxable-equivalent net interest margin increased to 4.16%, from 3.73% for the three months ended June 30, 2013. Net interest income, on a taxable-equivalent basis, in the three months ended June 30, 2014, increased to $7,154,000 from $6,184,000 during the same three months of 2013. These increases are primarily attributable to the rise in investment security yields from 2.38% to 3.62%, increasing tax-effected investment security income by $332,000, or 37.8%, as well as the increase in loan volume, which equated to an increase in tax-effected loan income of $477,000, or 7.2%, during the three months ended June 30, 2014 compared to the same period in 2013.

For the six months ended June 30, 2014, Mid Penn’s taxable-equivalent net interest margin increased to 4.08% from 3.63% for the six months ended June 30, 2012. Net interest income, on a taxable equivalent basis, in the first six months of 2014, increased to $13,809,000 from $11,969,000 in the first six months of 2013. These increases are primarily attributable to the rise in investment security yields from 2.33% to 3.63%, increasing tax-effected investment security income by $591,000, or 34.5%, as well as the increase in loan volume, which equated to an increase in tax-effected loan income of $793,000, or 6.1%, during the six months ended June 30, 2014 compared to the same period in 2013.

Included in the net interest income increase for the three and six months ended June 30, 2014 is $346,000 in recaptured nonaccrual interest from two large commercial real estate loans to a commercial borrower that were returned to accruing status in June 2014, and does not have a material impact on Mid Penn interim consolidated financial statements.

Although the effective interest rate impact on earning assets and funding sources can be reasonably estimated at current interest rate levels, the options selected by customers, and the future mix of the loan, investment, and deposit products in Mid Penn Bank’s portfolios, may significantly impact future operating results. In addition, Mid Penn’s net interest income may be impacted by further interest rate actions of the FRB.

Provision for Loan Losses

The provision for loan and lease losses is the expense necessary to maintain the allowance for loan and lease losses at a level adequate to absorb management’s estimate of probable losses in the loan and lease portfolio.

Mid Penn’s provision for loan and lease losses is based upon management’s monthly review of the loan portfolio. The purpose of the review is to assess loan quality, identify impaired loans and leases, analyze delinquencies, ascertain loan and lease growth, evaluate potential charge-offs and recoveries, and assess general economic conditions in the markets Mid Penn serves.

Mid Penn has maintained the allowance for loan and lease losses in accordance with Mid Penn’s assessment process, which takes into consideration the risk characteristics of the loan and lease portfolio, the growth in the loan and lease portfolio during the first six months of 2014, and shifting collateral values from December 31, 2013 to June 30, 2014.

Following its model for loan and lease loss allowance adequacy, management recorded a $275,000 provision for the three months ended June 30, 2014, as compared to a provision of $415,000 for the three months ended June 30, 2013. During the six months ended June 30, 2014, the provision for loan and lease losses was $822,000, as compared to $910,000 for the six months ended June 2013. The allowance for loan and lease losses as a percentage of total loans was 1.12% at June 30, 2014, compared to 1.16% at December 31, 2013. For further discussion of factors affecting the provision for loan and lease losses please see Credit Quality, Credit Risk, and Allowance for Loan and Lease Losses in the Financial Condition section of this Management’s Discussion and Analysis.

Noninterest Income

Noninterest income decreased $64,000, or 7.6%, during the second quarter of 2014 versus the same period in 2013. During the six months ended June 30, 2014, noninterest income decreased $20,000, or 1.2%, versus the same period in 2013. The following components of noninterest income showed significant changes:

(Dollars in Thousands)	Three Months Ended June 30,
	2014	2013	$ Variance	% Variance
Income from fiduciary activities	$167	$110	$57	51.8%
Net gain on sales of investment securities	—	112	(112)	-100.0%
Mortgage banking income	75	115	(40)	-34.8%
Other income	113	83	30	36.1%

(Dollars in Thousands)	Six Months Ended June 30,
	2014	2013	$ Variance	% Variance
Income from fiduciary activities	$325	$249	$76	30.5%
Net gain on sales of investment securities	150	112	38	33.9%
Mortgage banking income	113	225	(112)	-49.8%
Merchant services income	133	174	(41)	-23.6%
Net gain on sales of SBA loans	78	—	78	NA
Other income	239	286	(47)	-16.4%

Income from fiduciary activities increased during the three and six months ended June 30, 2014 versus the same periods in 2013. This variance is the result of increased sales of third party mutual funds and annuities during 2014 versus 2013. Mid Penn recognized investment security gains in the six months ended June 30, 2014 to take advantage of opportunities to enhance the investment portfolio’s overall performance. Mortgage banking income was down during the three and six months ended June 30, 2014. Refinancing activity subsided relative to 2013 due to rate increases, while purchase activity was hampered by harsh winter weather conditions throughout the Mid Penn market area during the first quarter of 2014. Merchant services income was also adversely impacted by harsh weather conditions during the first quarter as merchants lost out on sales due to the lack of traffic. Net gain on sales of SBA loans increased during the six months ended June 30, 2014 versus the same period in 2013 due to Mid Penn beginning the sale of the guaranteed portion of Small Business Association (SBA) loans in the secondary market. Other income increased in the second quarter of 2014 compared to the same period in 2013 primarily due to increases in letter of credit and loan satisfaction fees. Other income decreased for the six months ended June 30, 2014 because 2013’s figure included reimbursements from loan collection costs by a commercial borrower and unclaimed funds from the flexible spending and dental reimbursement plans from the 2011-2012 plan year, which were not received in 2014.

Noninterest Expenses

Noninterest expenses increased $456,000, or 9.9%, during the second quarter of 2014, versus the same period in 2013. During the six months ended June 30, 2014, noninterest expenses increased $157,000, or 1.6%, versus the same period in 2013. The changes were primarily a result of the following components of noninterest expense:

(Dollars in Thousands)	Three Months Ended June 30,
	2014	2013	$ Variance	% Variance
Salaries and employee benefits	$2,843	$2,685	$158	5.9%
Occupancy expense, net	322	269	53	19.7%
Equipment expense	310	345	(35)	-10.1%
Software licensing	212	246	(34)	-13.8%
Gain on sale/write-down of foreclosed assets	(30)	(303)	273	-90.1%
Other expenses	646	614	32	5.2%

(Dollars in Thousands)	Six Months Ended June 30,
	2014	2013	$ Variance	% Variance
Salaries and employee benefits	$5,391	$5,542	$(151)	-2.7%
Occupancy expense, net	704	579	125	21.6%
Equipment expense	611	661	(50)	-7.6%
Pennsylvania Bank Shares tax expense	208	261	(53)	-20.3%
FDIC Assessment	271	333	(62)	-18.6%
Legal and professional fees	265	320	(55)	-17.2%
Loss (gain) on sale/write-down of foreclosed assets	57	(322)	379	-117.7%

Salaries and employee benefits increased during the three months ended June 30, 2014 due to the establishment of a bonus pool for employees based upon the strong earnings results during 2014 and would be paid, if earnings performance continues to excel, after the conclusion of the calendar year’s results are finalized. Salaries and employee benefits decreased during the six months ended June 30, 2014, primarily due to improved actual medical claims from Mid Penn’s self-funded insurance plan. The first half of 2014 also reflects the benefit of lower staffing levels in operational areas derived from the conversion to a hosted computer environment with the Mid Penn primary computer vendor during the fourth quarter of 2013. Occupancy expense increased during the three and six months ended June 30, 2014 due to increases in snow removal costs and heating as a result of the harsh weather conditions during the first and early second quarter. Equipment expense decreased during the three and six months ended June 30, 2014 due to reduced repair and replacement costs on existing equipment. Pennsylvania Bank Shares tax expense decreased during the six months ended June 30, 2014 due to a change in the calculation methodology. FDIC assessments consist of premiums paid by FDIC-insured institutions. The assessments are based on statutory and risk classification factors. FDIC assessments decreased during the six months ended June 30, 2014 mainly due to a reduction in Mid Penn Bank’s risk rating over that period. Software licensing decreased during the three months ended June 30, 2014, primarily due to migration to a hosted computer environment with the Mid Penn primary computer vendor during the fourth quarter of 2013. Legal and professional fees decreased during the six months ended June 30, 2014 due to a decrease in consultant expenses over the same period last year, which included one-time set-up fees associated with the migration of Mid Penn’s core banking data from an in-house environment to a service bureau hosted platform. (Gain) loss on sale/write-down of foreclosed assets decreased during the three and six months ended June 30, 2014 versus the same periods in 2013 due to the write-down of foreclosed assets as a result of updated appraisals on subject properties within the portfolio and the recognition of a substantial gain on the sale of a property during the second quarter of 2013. Other expenses increased during the three months ended June 30, 2014 versus the same period in 2013 primarily due to a migration to a per item cost structure associated with the transition to a hosted computer environment with the Mid Penn primary computer vendor during the fourth quarter of 2013.

Income Taxes

The provision for income taxes was $475,000 for the three months ended June 30, 2014, as compared to the provision for income taxes of $292,000 in the same period last year. The effective tax rate for the three months ended June 30, 2014, was 21.8% compared to 17.6% for the three months ended June 30, 2013. The provision for income taxes for the six months ended June 30, 2014 was $845,000, as compared to $384,000 during the same period in 2013. The effective tax rate for the six months ended June 30, 2014 was 20.8% compared 15.8% for the six months ended June 30, 2013. This increase is mainly due to Mid Penn’s strong earnings in 2014 coupled with tax-exempt interest representing a smaller percentage of pre-tax income as compared to the same period last year. Generally, Mid Penn’s effective tax rate is below the statutory rate due to earnings on tax-exempt loans, investments, and bank-owned life insurance, as well as the impact of tax credits. The realization of deferred tax assets is dependent on future earnings. Mid Penn currently anticipates that future earnings will be adequate to fully utilize deferred tax assets.

Financial Condition

Loans

During the first six months of 2014, Mid Penn experienced an increase in loans outstanding of $2,153,000, or 0.4%. Commercial real estate accounted for the majority of the growth while balances in the residential portfolio declined due to weaker demand in the mortgage market.

(Dollars in thousands)	June 30, 2014		December 31, 2013
	Amount	%	Amount	%
Commercial real estate, construction and land development	$280,852	51.2%	$274,279	50.2%
Commercial, industrial and agricultural	107,410	19.6%	107,492	19.7%
Residential mortgage	156,535	28.5%	160,294	29.3%
Consumer	3,818	0.7%	4,397	0.8%

	$548,615	100.0%	$546,462	100.0%

Most of Mid Penn’s lending activities are with customers located within the trading area of Dauphin County, lower Northumberland County, western Schuylkill County and eastern Cumberland County, Pennsylvania. This region currently, and historically, has lower unemployment than the U.S. as a whole. This is due in part to a diversified manufacturing and services base and the presence of state government offices which help shield the local area from national trends. At June 30, 2014, the unadjusted unemployment rate for the Harrisburg/Carlisle area was 4.9% versus the seasonally adjusted national unemployment rate of 6.1%.

Credit Quality, Credit Risk, and Allowance for Loan and Lease Losses

During the first six months of 2014, Mid Penn had net charge-offs of $1,009,000 compared to net charge-offs of $152,000 during the same period of 2013. Loans charged off during the first six months of 2014 were comprised of 13 commercial real estate loans spread among eight unrelated relationships totaling $862,000, three residential real estate loans to unrelated borrowers totaling $86,000, one home equity loan for $43,000, one commercial and industrial loan for $41,000, and five consumer loans to unrelated borrowers totaling $23,000. The remaining $3,000 was comprised of deposit account charge-offs. Mid Penn may need to make future adjustments to the allowance and the provision for loan and lease losses if economic conditions or loan credit quality differs substantially from the assumptions used in making Mid Penn’s evaluation of the level of the allowance for loan losses as compared to the balance of outstanding loans.

Changes in the allowance for loan and lease losses for the six months ended June 30, 2014 and 2013 are summarized as follows:

(Dollars in thousands)	Six Months Ended June 30,
	2014	2013
Average total loans outstanding (net of unearned interest)	$546,706	$489,282
Period ending total loans outstanding (net of unearned interest)	548,615	518,658
Balance, beginning of period	6,317	5,509
Loans charged off during period	(1,058)	(280)
Recoveries of loans previously charged off	49	128

Net chargeoffs	(1,009)	(152)

Provision for loan and lease losses	822	910

Balance, end of period	$6,130	$6,267

Ratio of net loans charged off to average loans outstanding (annualized)	0.37%	0.06%
Ratio of allowance for loan losses to net loans at end of period	1.12%	1.21%

Other than as described herein, Mid Penn does not believe there are any trends, events or uncertainties that are reasonably expected to have a material impact on future results of operations, liquidity, or capital resources. Further, based on known information, Mid Penn believes that the effects of current and past economic conditions and other unfavorable business conditions may influence certain borrowers’ abilities to comply with their repayment terms. Mid Penn continues to monitor closely the financial strength of these borrowers. Mid Penn does not engage in practices which may be used to artificially shield certain borrowers from the negative economic or business cycle effects that may compromise their ability to repay. Mid Penn does not normally structure construction loans with interest reserve components. Mid Penn has not in the past performed any commercial real estate or other type loan workouts whereby an existing loan was restructured into multiple new loans. Also, Mid Penn does not extend loans at maturity solely due to the existence of guarantees, without recognizing the credit as impaired. While the existence of a guarantee may be a mitigating factor in determining the proper level of allowance once impairment has been identified, the guarantee does not affect the impairment analysis.

At June 30, 2014, total nonperforming loans amounted to $11,090,000, or 2.02% of loans and leases net of unearned income, as compared to levels of $11,710,000, or 2.14%, at December 31, 2013 and $16,885,000, or 3.26%, at June 30, 2013.

(Dollars in thousands)	June 30, 2014	December 31, 2013	June 30, 2013
Nonperforming Assets:
Nonaccrual loans	$8,826	$10,877	$16,003
Accruing troubled debt restructured loans	2,264	833	882

Total nonperforming loans	11,090	11,710	16,885
Foreclosed real estate	1,083	965	1,030

Total non-performing assets	12,173	12,675	17,915
Accruing loans 90 days or more past due	—	—	—

Total risk elements	$12,173	$12,675	$17,915

Nonperforming loans as a % of total loans outstanding	2.02%	2.14%	3.26%
Nonperforming assets as a % of total loans outstanding and other real estate	2.21%	2.32%	3.45%
Ratio of allowance for loan losses to nonperforming loans	55.28%	53.94%	41.60%

In the table above, loans renegotiated with borrowers represent Mid Penn’s accruing troubled debt restructured loans. Troubled debt restructured loans that are no longer accruing interest are included in nonaccrual loans.

Mid Penn assesses a specific allocation for both commercial loans and commercial real estate loans prior to charging down or charging off the loan. Once the charge down is taken, the remaining balance remains a nonperforming loan with the original terms and interest rate intact and is not treated as a restructured credit. The following table provides additional analysis of partially charged-off loans.

(Dollars in thousands)	June 30, 2014	December 31, 2013
Period ending total loans outstanding (net of unearned interest)	$548,615	$546,462
Allowance for loan and lease losses	6,130	6,317
Total Nonperforming loans	11,090	11,710
Nonperforming and impaired loans with partial charge-offs	2,704	2,103
Ratio of nonperforming loans with partial charge-offs to total loans	0.49%	0.38%
Ratio of nonperforming loans with partial charge-offs to total nonperforming loans	24.38%	17.96%
Coverage ratio net of nonperforming loans with partial charge-offs	73.10%	65.75%
Ratio of total allowance to total loans less nonperforming loans with partial charge-offs	1.12%	1.16%

Mid Penn has not experienced any additional charge-offs on loans for which a partial charge-off had originally been taken.

Mid Penn considers a commercial loan or commercial real estate loan to be impaired when it becomes 90 days or more past due and not in the process of collection. This methodology assumes the borrower cannot or will not continue to make additional payments. At that time the loan would be considered collateral dependent as the discounted cash flow (“DCF”) method indicates no operating income is available for evaluating the collateral position; therefore, all impaired loans are deemed to be collateral dependent.

Mid Penn evaluates loans for charge-off on a monthly basis. Policies that govern the recommendation for charge-off are unique to the type of loan being considered. Commercial loans rated as nonaccrual or lower will first have a collateral evaluation completed in accordance with the guidance on impaired loans. Once the collateral evaluation has been completed, a specific allocation of allowance is made based upon the results of the evaluation. In the event the loan is unsecured, the loan would have been charged-off at the recognition of impairment. If the loan is secured, it will undergo a 90 day waiting period to ensure the collateral shortfall identified in the evaluation is accurate and then charged down by the specific allocation. Once the charge down is taken, the remaining balance remains a nonperforming loan with the original terms and interest rate intact (not restructured). Commercial real estate loans rated as impaired will also have an initial collateral evaluation completed in accordance with the guidance on impaired loans. An updated real estate valuation is ordered and the collateral evaluation is modified to reflect any variations in value. A specific allocation of allowance is made for any anticipated collateral shortfall and a 90-day waiting period begins to ensure the accuracy of the collateral shortfall. The loan is then charged down by the specific allocation. Once the charge down is taken, the remaining balance remains a nonperforming loan with the original terms and interest rate intact (not restructured). The process of charge-off for residential mortgage loans begins upon a loan becoming delinquent for 90 days and not in the process of collection. The existing appraisal is reviewed and a lien search is obtained to determine lien position and any instances of intervening liens. A new appraisal of the property will be ordered if deemed necessary by management and a collateral evaluation is completed. The loan will then be charged down to the value indicated in the evaluation. Consumer loans are recommended for charge-off after reaching delinquency of 90 days and the loan is not in the process of collection. The entire balance of the consumer loan is recommended for charge-off at this point.

As noted above, Mid Penn assesses a specific allocation for both commercial loans and commercial real estate loans prior to charging down or charging off the loan. Once the charge down is taken, the remaining balance remains a nonperforming loan with the original terms and interest rate intact (not restructured). In addition, Mid Penn takes a preemptive step when any commercial loan or commercial real estate loan becomes classified under its internal classification system. A preliminary collateral evaluation in accordance with the guidance on impaired loans is prepared using the existing collateral information in the loan file. This process allows Mid Penn to review both the credit and documentation files to determine the status of the information needed to make a collateral evaluation. This collateral evaluation is preliminary but allows Mid Penn to determine if any potential collateral shortfalls exist.

Larger groups of small-balance loans, such as residential mortgages and consumer installment loans are collectively evaluated for impairment. Accordingly, individual consumer and residential loans are not separately identified for impairment disclosures unless such loans are the subject of a restructuring agreement.

By definition, troubled debt restructurings are considered impaired. Impairment for troubled debt restructured loans still accruing interest is tested each quarter for both the most effective impairment method to be utilized, and the level of impairment. As of June 30, 2014, there were seven accruing troubled debt restructured loans among six relationships. Five loans to unrelated borrowers represented $782,000 in accruing troubled debt restructurings evaluated for impairment using the estimated fair value of the collateral securing the loan, while the remaining two accruing troubled debt restructurings representing $1,482,000, were evaluated for impairment using the discounted cash flow methodology. As of December 31, 2013, there were five accruing troubled debt restructured loans to unrelated borrowers representing $833,000. All five loans were evaluated for impairment using the estimated value of the collateral securing the loans.

It is Mid Penn’s policy to obtain updated third party valuations on all impaired loans collateralized by real estate within 30 days of the credit being classified as substandard non-accrual. Prior to receipt of the updated real estate valuation Mid Penn will use the most current existing real estate valuation to determine any potential allowance issues; however no allowance recommendation will be made until which time Mid Penn is in receipt of the updated valuation. The credit department employs an electronic tracking system to monitor the receipt of and need for updated appraisals. To date, there have been no significant time lapses noted with the above processes.

In some instances Mid Penn is not holding real estate as collateral and is relying on business assets (personal property) for repayment. In these circumstances a collateral inspection is performed by Mid Penn personnel to determine an estimated value. The value is based on net book value, as provided by the financial statements, and discounted accordingly based on determinations made by management. Occasionally, Mid Penn will employ an outside service to provide a fair estimate of value based on auction sales or private sales. Management reviews the estimates of these third parties and discounts them accordingly based on management’s judgment, if deemed necessary.

For impaired loans with no valuation allowance required, Mid Penn’s practice of obtaining independent third party market valuations on the subject property within 30 days of being placed on non-accrual status sometimes indicates that the loan to value ratio is sufficient to obviate the need for a specific allocation in spite of significant deterioration in real estate values in Mid Penn’s primary market area. These circumstances are determined on a case by case analysis of the impaired loans.

Mid Penn actively monitors the values of collateral on impaired loans. This monitoring may require the modification of collateral values over time or changing circumstances by some factor, either positive or negative, from the original values. All collateral values will be assessed by management at least every 12 months for possible revaluation by an independent third party.

Mid Penn does not currently, or plan in the future to, use automated valuation methodologies as a method of valuing real estate collateral.

As of June 30, 2014, Mid Penn had several loan relationships, with an aggregate carrying balance of $10,511,000, deemed impaired. This group of loans is further broken down into a group of loans with an aggregate carrying balance of $7,219,000 for which specific allocations totaling $1,232,000 have been included within the allowance for loan and lease losses. The remaining $3,292,000 of loans requires no specific allocation within the loan loss reserve. The $10,511,000 of impaired loan relationships is comprised of $8,538,000 in real estate secured commercial relationships and $1,973,000 in business relationships. There are specific allocations against the real estate secured group totaling $978,000, spread among 7 loans to unrelated borrowers. Two large loans to commercial borrowers account for $381,000 and $217,000 of the specific allocation against real estate secured loans, while the other five loans account for the remaining $380,000. The group of impaired business relationships with specific allocations consists of four loans among three relationships with $254,000 in specific allocations set aside against these credits. One large commercial participation relationship comprised of two loans is responsible for a specific allocation of $191,000 of the total pool attributable to this segment. Management currently believes that the specific reserves are adequate to cover foreseeable probable losses related to these relationships.

The allowance for loan losses is a reserve established in the form of a provision expense for loan and lease losses and is reduced by loan charge-offs net of recoveries. In conjunction with an internal loan review function that operates independently of the lending function, management monitors the loan portfolio to identify risk on a monthly basis so that an appropriate allowance is maintained. Based on an evaluation of the loan portfolio, management presents a monthly review of the allowance for loan and lease losses to the Mid Penn board of directors, indicating any changes in the allowance since the last review. In making the evaluation, management considers the results of recent regulatory examinations, which typically include a review of the allowance for loan and lease losses an integral part of the examination process.

In establishing the allowance, management evaluates on a quantitative basis individual classified loans and nonaccrual loans, and determines an aggregate reserve for those loans based on that review. In addition, an allowance for the remainder of the loan and lease portfolio is determined based on historical loss experience within certain components of the portfolio. These allocations may be modified if current conditions indicate that loan and lease losses may differ from historical experience.

In addition, a portion of the allowance is established for losses inherent in the loan and lease portfolio which have not been identified by the quantitative processes described above. This determination inherently involves a higher degree of subjectivity, and considers risk factors that may not have yet manifested themselves in historical loss experience. These factors include:

•	Changes in local, regional, and national economic and business conditions affecting the collectability of the portfolio, the values of underlying collateral, and the condition of various market segments.

•	Changes in the volume and severity of past due loans, the volume of nonaccrual loans, and the volume and severity of adversely classified loans.

•	Changes in the experience, ability, and depth of lending management and other relevant staff as well as the quality of the institution’s loan review system.

•	Changes in the nature and volume of the portfolio and the terms of loans generally offered.

•	The existence and effect of any concentrations of credit and changes in the level of such concentrations.

While the allowance for loan and lease losses is maintained at a level believed to be adequate by management for covering estimated losses in the loan and lease portfolio, determination of the allowance is inherently subjective, as it requires estimates, all of which may be susceptible to significant change. Changes in these estimates may impact the provisions charged to expense in future periods.

Management believes, based on information currently available, that the allowance for loan and lease losses of $6,130,000 is adequate as of June 30, 2014.

Liquidity

Mid Penn’s objective is to maintain adequate liquidity to meet funding needs at a reasonable cost and to provide contingency plans to meet unanticipated funding needs or a loss of funding sources, while minimizing interest rate risk. Adequate liquidity provides resources for credit needs of borrowers, for depositor withdrawals and for funding corporate operations. Sources of liquidity are as follows:

•	A growing core deposit base;

•	Proceeds from the sale or maturity of investment securities;

•	Proceeds from interest-bearing time deposits with other financial institutions;

•	Payments received on loans and mortgage-backed securities;

•	Overnight correspondent bank borrowings on various credit lines; and,

•	Borrowing capacity available from the FHLB.

Major sources of cash in the first six months of 2014 came from the increase in demand deposits and savings accounts totaling $28,313,000, proceeds from long-term debt borrowings of $10,000,000, and the sale of investment securities of $7,199,000.

Major uses of cash in the first six months of 2014 were the purchases of investment securities of $30,111,000 and the decrease in short-term borrowings of $16,213,000.

Major sources of cash in the first six months of 2013 came from the maturities of investment securities and interest-bearing time deposits with other financial institutions totaling $34,820,000 and the increase in short-term borrowings of $27,512,000.

Major uses of cash in the first six months of 2013 were the increase in net loans and leases of $35,852,000, the purchases of investment securities of $13,715,000, the decrease in time deposits of $12,812,000, and the repayment of long-term debt borrowings of $10,776,000.

Mid Penn believes its core deposits are stable even in periods of changing interest rates. Liquidity is measured and monitored daily, allowing management to better understand and react to balance sheet trends. These measurements indicate that liquidity generally remains stable and exceeds Mid Penn’s minimum defined levels of adequacy. Other than the trends of continued competitive pressures and volatile interest rates, there are no known demands, commitments, events, or uncertainties that will result in, or that are reasonably likely to result in, liquidity increasing or decreasing in any material way.

On a quarterly basis, a comprehensive liquidity analysis is reviewed by the Asset Liability Committee and Mid Penn board of directors. The analysis provides a summary of the current liquidity measurements, projections, and future liquidity positions given various levels of liquidity stress. Management also maintains a detailed Contingency Funding Plan designed to respond to an overall decline in the financial condition of the banking industry or a problem specific to Mid Penn.

Capital Resources

Shareholders’ equity, or capital, is evaluated in relation to total assets and the risk associated with those assets. The greater a corporation’s capital resources, the more likely it is to meet its cash obligations and absorb unforeseen losses. Too much capital, however, indicates that not enough of the corporation’s earnings have been invested in the continued growth of the business or paid to shareholders. The buildup makes it difficult for a corporation to offer a competitive return on the shareholders’ capital going forward. For these reasons capital adequacy has been, and will continue to be, of paramount importance.

Shareholders’ equity increased during the six months ended June 30, 2014 by $4,644,000, or 8.8%, from December 31, 2013. Capital has been positively impacted in 2014 by positive earnings available to common shareholders of $3,043,000 and other comprehensive income of $2,100,000. All of Mid Penn’s investment securities are classified as available for sale, making this portion of the balance sheet more sensitive to the changing market value of investments. Accumulated other comprehensive income associated with the change in investment securities increased $2,094,000 from December 31, 2013, and accounts for the majority of the change in accumulated other comprehensive income (loss).

Banks are evaluated for capital adequacy based on the ratio of capital to risk-weighted assets and total assets. The risk-based capital standards require all banks to have Tier 1 capital of at least 4.0% and total capital (including Tier 1 capital) of at least 8.0% of risk-weighted assets. The capital standard based on average assets, also known as the “leverage ratio”, requires all, but the most highly-rated banks, to have Tier 1 capital of at least 4.0% of total average assets. At June 30, 2014, Mid Penn met the definition of a “well-capitalized” institution.

Mid Penn maintained the following regulatory capital levels, leverage ratios, and risk-based capital ratios as of June 30, 2014 and December 31, 2013.

(Dollars in thousands)	Capital Adequacy
	Actual:		Minimum Capital Required:		To Be Well-Capitalized Under Prompt Corrective Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount		Ratio
Corporation
As of June 30, 2014:
Tier 1 Capital (to Average Assets)	$55,259	7.6%	$28,961	4.0%	$	N/A	N/A
Tier 1 Capital (to Risk Weighted Assets)	55,259	10.3%	21,449	4.0%		N/A	N/A
Total Capital (to Risk Weighted Assets)	61,453	11.5%	42,898	8.0%		N/A	N/A

Bank
As of June 30, 2014:
Tier 1 Capital (to Average Assets)	$55,148	7.6%	$28,961	4.0%		$36,201	5.0%
Tier 1 Capital (to Risk Weighted Assets)	55,148	10.3%	21,449	4.0%		32,173	6.0%
Total Capital (to Risk Weighted Assets)	61,342	11.4%	42,898	8.0%		53,622	10.0%

Corporation
As of December 31, 2013:
Tier 1 Capital (to Average Assets)	$52,693	7.5%	$28,031	4.0%	$	N/A	N/A
Tier 1 Capital (to Risk Weighted Assets)	52,693	9.9%	21,234	4.0%		N/A	N/A
Total Capital (to Risk Weighted Assets)	59,100	11.1%	42,467	8.0%		N/A	N/A

Bank
As of December 31, 2013:
Tier 1 Capital (to Average Assets)	$52,598	7.5%	$28,041	4.0%		$35,051	5.0%
Tier 1 Capital (to Risk Weighted Assets)	52,598	9.9%	21,234	4.0%		31,850	6.0%
Total Capital (to Risk Weighted Assets)	59,005	11.1%	42,467	8.0%		53,084	10.0%

Regulatory Capital Changes

In July 2013, the federal banking agencies issued final rules to implement the Basel III regulatory capital reforms and changes required by the Dodd-Frank Act. The phase-in period for community banking organizations begins January 1, 2015, while larger institutions (generally those with assets of $250 billion or more) must begin compliance on January 1, 2014. The final rules call for the following capital requirements:

•	A minimum ratio of common tier 1 capital to risk-weighted assets of 4.5%.

•	A minimum ratio of tier 1 capital to risk-weighted assets of 6%.

•	A minimum ratio of total capital to risk-weighted assets of 8% (no change from the current rule).

•	A minimum leverage ratio of 4%.

In addition, the final rules establishes a common equity tier 1 capital conservation buffer of 2.5% of risk-weighted assets applicable to all banking organizations. If a banking organization fails to hold capital above the minimum capital ratios and the capital conservation buffer, it will be subject to certain restrictions on capital distributions and discretionary bonus payments. The phase-in period for the capital conservation and countercyclical capital buffers for all banking organizations will begin on January 1, 2016.

Under the proposed rules, accumulated other comprehensive income (AOCI) would have been included in a banking organization’s common equity tier 1 capital. The final rules allow community banks to make a one-time election not to include these additional components of AOCI in regulatory capital and instead use the existing treatment under the general risk-based capital rules that excludes most AOCI components from regulatory capital. The opt-out election must be made in the first call report or FR Y-9 series report that is filed after the financial institution becomes subject to the final rule.

The final rules permanently grandfather non-qualifying capital instruments (such as trust preferred securities and cumulative perpetual preferred stock) issued before May 19, 2010 for inclusion in the tier 1 capital of banking organizations with total consolidated assets less than $15 billion as of December 31, 2009 and banking organizations that were mutual holding companies as of May 19, 2010.

The proposed rules would have modified the risk-weight framework applicable to residential mortgage exposures to require banking organizations to divide residential mortgage exposures into two categories in order to determine the applicable risk weight. In response to commenter concerns about the burden of calculating the risk weights and the potential negative effect on credit availability, the final rules do not adopt the proposed risk weights but retain the current risk weights for mortgage exposures under the general risk-based capital rules.

Consistent with the Dodd-Frank Act, the new rules replace the ratings-based approach to securitization exposures, which is based on external credit ratings, with the simplified supervisory formula approach in order to determine the appropriate risk weights for these exposures. Alternatively, banking organizations may use the existing gross-ups approach to assign securitization exposures to a risk weight category or choose to assign such exposures a 1,250% risk weight.

Under the new rules, mortgage servicing assets (MSAs) and certain deferred tax assets (DTAs) are subject to stricter limitations than those applicable under the current general risk-based capital rule. The new rules also increase the risk weights for past-due loans, certain risk weights and credit conversion factors.

Capital Purchase Program Participation

On December 19, 2008, Mid Penn entered into and closed a letter agreement with the United States Department of the Treasury (the “Treasury”) pursuant to which the Treasury invested $10,000,000 in Mid Penn under the Treasury’s Capital Purchase Program (the “CPP”). Under the letter agreement, the Treasury received (1) 10,000 shares of Series A Fixed Rate Cumulative Perpetual Preferred Stock, $1,000 liquidation preference (“Series A Preferred Stock”), and (2) warrants to purchase up to 73,099 shares of the Mid Penn common stock at an exercise price of $20.52 per share (the “Warrants”).

On December 28, 2012, Mid Penn entered into a letter agreement with the Treasury pursuant to which Mid Penn repurchased from the Treasury all 10,000 shares of the Series A Preferred Stock issued to the Treasury, which constitutes all of the issued and outstanding shares of Series A Preferred Stock. Mid Penn repurchased the Series A Preferred Stock for a purchase price equal to the aggregate liquidation amount of the Preferred Stock of $10,000,000, plus accrued but unpaid dividends of $59,722. All 10,000 shares of Series A Preferred Stock have subsequently been cancelled.

On January 23, 2013, Mid Penn entered into a letter agreement with the Treasury pursuant to which Mid Penn repurchased from the Treasury on that date the Warrants for $58,479. The Warrants have subsequently been cancelled.

As of the date hereof, Mid Penn has no further financial obligations under the Series A Preferred Stock, the Warrants, or the Treasury’s CPP.

Overview for Year Ended December 31, 2013

The consolidated earnings of Mid Penn are derived primarily from the operations of its wholly owned subsidiary, Mid Penn Bank.

2013 versus 2012

Mid Penn’s net income available to common shareholders of $4,616,000 for the year 2013 reflected an increase of $179,000, or 4.0%, over the $4,437,000 for the year 2012. This represented net income in 2013 of $1.32 per common share compared to $1.27 per common share in 2012.

Total assets of Mid Penn grew $7,925,000, or 1.1%, in 2013 to close the year at $713,125,000, compared to $705,200,000 at year-end 2012. The majority of the asset growth was centered in the loan portfolio, which increased $62,242,000, or 12.9%, to $546,462,000. This loan growth was supported by a decrease in investments, which fell to $122,803,000, or 20.4%, from $154,295,000 at the end of 2012.

Total deposits decreased $17,331,000, or 2.8%, from $625,461,000 at the end of 2012 to $608,130,000 at December 31, 2013. This was part of a comprehensive effort to improve Mid Penn’s overall funding mix by reducing reliance on higher-priced money market and certificate of deposit funds and placing greater emphasis on less expensive demand deposits and savings balances. As a result of these efforts, demand deposits and savings comprise 45.9% of total deposits at the end of 2013 versus 40.2% of total deposits at the end of 2012. Mid Penn also had shifted to a short-term borrowing position of $23,833,000 as part of its funding strategy by the end of 2013.

Mid Penn’s return on average shareholders’ equity, (ROE), a widely recognized performance indicator in the financial industry, was 9.37% in 2013 and 8.78% in 2012. Return on average assets (ROA), another performance indicator, was 0.71% in 2013 and 0.69% in 2012.

Mid Penn’s performance during 2013 improved over the results reported in 2012. This improvement was the result of increased loan production, improving cost of funds, improvement in nonperforming loans, and consistent management of controllable expenses throughout 2013.

Net interest margin improved to 3.80% in 2013 from 3.63% in 2012. This improvement was driven by a 34 basis point improvement in the rate on supporting liabilities to 0.86% in 2013 from 1.20% in 2012. This improvement allowed average interest spread to increase to 3.70% from 3.49% in 2012 and net interest income on a tax equivalent basis to increase to $25,250,000 in 2013 from $24,494,000 in 2012. This increase was achieved in spite of the substantial pool of nonperforming loans being carried on the balance sheet. The amount of interest income lost on this pool of troubled loans in 2013 amounted to $861,000. Further discussion of net interest margin can be found in the Net Interest Income section below.

Total nonperforming assets decreased $425,000 from $13,100,000 in 2012 to $12,675,000 at the end of 2013. Decreasing nonaccrual loans were the leading source of improvement in nonperforming assets. Further discussion of these components can be found in the Credit Quality, Credit Risk, and Allowance for Loan and Lease Losses section below.

Net charge-offs decreased to $877,000 in 2013 from $2,299,000 during 2012. Mid Penn increased provision for loan and lease losses from $1,036,000 in 2012 to $1,685,000 in 2013. This was largely driven by the increase in loans in the overall portfolio. Further discussion of these issues can be found in the Provision for Loan and Lease Losses section below.

Mid Penn Bank’s tier one capital (to risk weighted assets) of $52,693,000, or 9.9%, and total capital (to risk weighted assets) of $59,100,000, or 11.1%, at December 31, 2013, are above the regulatory requirements. Tier one capital consists primarily of Mid Penn Bank’s shareholders’ equity and any qualifying preferred stock. Total capital also includes qualifying subordinated debt, if any, and the allowance for loan and lease losses, within permitted limits. Risk-weighted assets are determined by assigning various levels of risk to different categories of assets and off-balance sheet activities.

2012 versus 2011

Mid Penn recorded net income available to common shareholders of $4,437,000 for the year 2012, compared to $4,029,000 in 2011, which was an increase of $408,000 or 10.1%. This represents net income in 2012 of $1.27 per common share compared to $1.16 per common share in 2011.

Total assets of Mid Penn contracted in 2012, falling to $705,200,000, a decrease of $10,183,000, or 1.4% from $715,383,000 at year-end 2011. The majority of asset contraction came from a decrease in investments, which fell to $154,295,000 or 3.0% from $159,043,000 at the end of 2011. Federal funds sold also decreased, falling $3,439,000 or 53.4% from $6,439,000 at the end of 2011. These asset reductions were used to offset a reduction in deposits, which decreased 1.4% to $625,461,000 from $634,055,000 at year-end 2011. This deposit decrease was the result of the maturity of a $10,000,000 brokered certificate of deposit early in 2012.

The continued soft economy was the major contributor to modest loan growth during 2012. Loan balances increased 0.3% to $484,220,000 from $482,717,000 in 2011. Mid Penn experienced weak loan demand during 2012 despite a desire to sensibly lend to support creditworthy existing and new customers in the marketplace. Adding additional strain to weakened demand was the increase in unscheduled payoffs of large loans within the portfolio. The continued low interest rate environment and weak economy has increased the competitive pressure from other lending institutions to attract borrowers from other institutions as well as incenting borrowers to use surplus cash reserves to pay down debt rather than expand their operations.

Mid Penn’s return on average shareholders’ equity, (ROE), a widely recognized performance indicator in the financial industry, was 8.78% in 2012 and 8.96% in 2011. Return on average assets (ROA), another performance indicator, was 0.69% in 2012 and 0.66% in 2011.

Mid Penn’s performance during 2012 was a solid improvement over the results reported in 2011. This improvement was the result of reduced provision for loan and lease losses, improving cost of funds, consistent management of controllable expenses, and growth in noninterest income sources throughout 2012.

Net charge-offs increased from $1,494,000 in 2011 to $2,299,000 during 2012. Despite the increase in net charge-offs from 2011, Mid Penn was able to reduce provision for loan and lease losses from $1,205,000 in 2011 to $1,036,000 in 2012. This stemmed from the fact that $1,499,000 of the net charge-offs during 2012 had a previously recorded balance included in the allowance for loan and lease losses. As Mid Penn continues to work to resolve the elevated levels of nonperforming loans, the relationship between net charge-offs and provision for loan and lease losses may continue to have a more tenuous link. Further discussion of these issues can be found in the Provision for Loan and Lease Losses section below.

Net interest margin improved to 3.63% in 2012 from 3.52% in 2011. This improvement was driven by a 48 basis point improvement in the rate on supporting liabilities from 1.68% in 2011 to 1.20% in 2012. This improvement allowed average interest spread to increase to 3.49% from 3.29% in 2011 and net interest income on a tax equivalent basis to increase from $23,094,000 in 2011 to $24,494,000 in 2012. This increase was achieved in spite of the substantial pool of nonperforming loans being carried on the balance sheet. The amount of interest income lost on this pool of troubled loans in 2012 amounted to $2,974,000. Further discussion of net interest margin can be found in the Net Interest Income section below.

In addition to the interest lost on nonperforming loans, this pool of troubled assets increases Mid Penn’s costs associated with the management and collection of this pool of assets. During 2012, the expenses associated with the increased collection and management efforts on troubled assets were $369,000 as compared to $299,000 in 2011. These expenses remain at historically high levels as Mid Penn resolves problems associated with the pool of troubled assets.

Mid Penn’s fundamental operating performance in 2012 was sound despite these issues and the general economic conditions experienced by the banking industry as a whole.

Mid Penn Bank’s tier one capital (to risk weighted assets) of $48,764,000, or 10.0%, and total capital (to risk weighted assets) of $54,363,000, or 11.1%, at December 31, 2012, are above the regulatory requirements. Tier one capital consists primarily of Mid Penn Bank’s shareholders’ equity and any qualifying preferred stock. Total capital also includes qualifying subordinated debt, if any, and the allowance for loan and lease losses, within permitted limits. Risk-weighted assets are determined by assigning various levels of risk to different categories of assets and off-balance sheet activities.

Net Interest Income

Net interest income, Mid Penn’s primary source of revenue, represents the difference between interest income and interest expense. Net interest income is affected by changes in interest rates and changes in average balances (volume) in the various interest-sensitive assets and liabilities.

TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS

(Dollars in thousands)	Income and Rates on a Taxable Equivalent Basis for Years Ended
	December 31, 2013			December 31, 2012			December 31, 2011
	Average Balance	Interest	Average Rates	Average Balance	Interest	Average Rates	Average Balance	Interest	Average Rates
ASSETS:
Interest Earning Balances	$14,818	$109	0.74%	$26,092	$236	0.90%	$50,458	$520	1.03%
Investment Securities:
Taxable	68,524	617	0.90%	99,906	1,154	1.16%	81,017	1,632	2.01%
Tax-Exempt	66,147	2,911	4.40%	55,033	2,609	4.74%	35,238	2,015	5.72%

Total Securities	134,671			154,939			116,255

Federal Funds Sold	3,580	11	0.31%	6,197	16	0.26%	9,922	25	0.25%
Loans and Leases, Net	508,638	26,639	5.24%	483,977	27,599	5.70%	475,677	28,424	5.98%
Restricted Investment in Bank Stocks	2,545	20	0.79%	2,772	5	0.18%	3,441	—	0.00%

Total Earning Assets	664,252	30,307	4.56%	673,977	31,619	4.69%	655,753	32,616	4.97%

Cash and Due from Banks	8,156			8,057			7,941
Other Assets	25,472			24,422			24,756

Total Assets	$697,880			$706,456			$688,450

LIABILITIES & SHAREHOLDERS’ EQUITY:
Interest Bearing Deposits:
NOW	$182,118	659	0.36%	$126,171	458	0.36%	$57,342	144	0.25%
Money Market	202,393	1,194	0.59%	236,434	1,992	0.84%	248,615	2,992	1.20%
Savings	29,597	15	0.05%	28,632	14	0.05%	27,801	15	0.05%
Time	148,863	2,568	1.73%	180,356	3,683	2.04%	209,574	5,358	2.56%
Short-term Borrowings	10,533	26	0.25%	1,044	3	0.29%	803	4	0.50%
Long-term Debt	16,268	595	3.66%	22,605	975	4.31%	23,394	1,009	4.31%

Total Interest Bearing Liabilities	589,772	5,057	0.86%	595,242	7,125	1.20%	567,529	9,522	1.68%

Demand Deposits	49,318			47,670			63,484
Other Liabilities	6,051			7,184			6,722
Shareholders’ Equity	52,739			56,360			50,715

Total Liabilities and Shareholders’ Equity	$697,880			$706,456			$688,450

Net Interest Income		$25,250			$24,494			$23,094

Net Yield on Interest Earning Assets:
Total Yield on Earning Assets			4.56%			4.69%			4.97%
Rate on Supporting Liabilities			0.86%			1.20%			1.68%
Average Interest Spread			3.70%			3.49%			3.29%
Net Interest Margin			3.80%			3.63%			3.52%

Interest and average rates are presented on a fully taxable equivalent basis, using an effective tax rate of 34%. For purposes of calculating loan yields, average loan balances include nonaccrual loans.

Loan fees of $1,020,000, $1,148,000, and $635,000 are included with interest income in Table 1 for the years 2013, 2012 and 2011, respectively.

TABLE 2: VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME

(Dollars in thousands)	2013 Compared to 2012 Increase (Decrease) Due to Change In:			2012 Compared to 2011 Increase (Decrease) Due to Change In:
Taxable Equivalent Basis	Volume	Rate	Net	Volume	Rate	Net
INTEREST INCOME:
Interest Bearing Balances	$(102)	$(25)	$(127)	$(251)	$(33)	$(284)
Investment Securities:
Taxable	(363)	(174)	(537)	380	(858)	(478)
Tax-Exempt	527	(225)	302	1,132	(538)	594

Total Investment Securities	164	(399)	(235)	1,512	(1,396)	116
Federal Funds Sold	(7)	2	(5)	(9)	—	(9)
Loans and Leases, Net	1,406	(2,366)	(960)	496	(1,321)	(825)
Restricted Investment Bank Stocks	—	15	15	—	5	5

Total Interest Income	1,462	(2,774)	(1,312)	1,748	(2,745)	(997)

INTEREST EXPENSE:
Interest Bearing Deposits:
NOW	203	(2)	201	173	141	314
Money Market	(286)	(512)	(798)	(147)	(853)	(1,000)
Savings	—	1	1	—	(1)	(1)
Time	(643)	(472)	(1,115)	(747)	(928)	(1,675)

Total Interest Bearing Deposits	(726)	(985)	(1,711)	(721)	(1,642)	(2,362)
Short-term Borrowings	27	(4)	23	1	(2)	(1)
Long-term Debt	(273)	(107)	(380)	(34)	—	(34)

Total Interest Expense	(972)	(1,096)	(2,068)	(754)	(1,644)	(2,397)

NET INTEREST INCOME	$2,434	$(1,678)	$756	$2,502	$(1,102)	$1,400

The effect of changing volume and rate has been allocated entirely to the rate column. Tax-exempt income is shown on a tax equivalent basis assuming a federal income tax rate of 34%.

During 2013, net interest income increased $756,000, or 3.1%, as compared to an increase of $1,400,000, or 6.1%, in 2012. The average balances, effective interest differential, and interest yields for the years ended December 31, 2013, 2012, and 2011 and the components of net interest income, are presented in Table 1. A comparative presentation of the changes in net interest income for 2013 compared to 2012, and 2012 compared to 2011, is provided in Table 2. This analysis indicates the changes in interest income and interest expense caused by the volume and rate components of interest earning assets and interest bearing liabilities.

The yield on earning assets decreased to 4.56% in 2013 from 4.69% in 2012. The yield on earning assets for 2011 was 4.97%. The change in the yield on earning assets was due primarily to changes in market interest rates and extreme rate competition within Mid Penn’s market. The average “prime rate” for 2013, 2012, and 2011 was 3.25%. The yield on earning assets is also negatively impacted by the loss of interest on nonperforming loans. During 2013, this loss of interest amounted to $861,000. Had this interest been included in Mid Penn’s earnings, the yield on earning assets would have increased by 13 basis points.

Interest expense decreased by $2,068,000, or 29.0%, in 2013 as compared to a decrease of $2,397,000, or 25.2%, in 2012. The cost of interest bearing liabilities decreased to 0.86% in 2013 from 1.20% in 2012. The cost of interest bearing liabilities for 2011 was 1.68%. The reduction in the cost of interest bearing liabilities was due to changes in market interest rates and Mid Penn’s ability to replace higher-cost time deposits with lower-cost demand deposits.

Net interest margin, on a tax equivalent basis was 3.80% in 2013 compared to 3.63% in 2012 and 3.52% in 2011. The interest rate impact of earning assets and funding sources due to changes in interest rates can be reasonably estimated at current interest rate levels, the options selected by customers, and the future mix of the loan, investment, and deposit products in Mid Penn Bank’s portfolios, may significantly change the estimates used in the simulation models. In addition, Mid Penn’s net interest income may be impacted by further interest rate actions of the FRB. Management continues to monitor the net interest margin closely.

Provision for Loan and Lease Losses

The provision for loan and lease losses is the expense necessary to maintain the allowance for loan and lease losses at a level adequate to absorb management’s estimate of probable losses in the loan and lease portfolio. Mid Penn’s provision for loan and lease losses is based upon management’s monthly review of the loan portfolio. The purpose of the review is to assess loan quality, identify impaired loans and leases, analyze delinquencies, ascertain loan and lease growth, evaluate potential charge-offs and recoveries, and assess general economic conditions in the markets Mid Penn serves.

During 2013, Mid Penn continued to experience a challenging economic and operating environment. Given the economic pressures that impact some borrowers, Mid Penn has maintained the allowance for loan and lease losses in accordance with Mid Penn’s assessment process, which took into consideration the risk characteristics of the loan and lease portfolio and shifting collateral values from December 31, 2012 to December 31, 2013. For the year ended December 31, 2013, the provision for loan and lease losses was $1,685,000, as compared to $1,036,000 for the year ended December 31, 2012.

For the year ended December 31, 2013, Mid Penn had net charge-offs of $877,000 compared to net charge-offs of $2,299,000 during the year ended December 31, 2012. Loans charged off during 2013 were comprised of 12 commercial real estate loans totaling $936,000. Seven of these loans totaling $801,000 were to two borrowers with the remaining loans to unrelated borrowers. In addition, there were charge-offs for eight residential real estate loans to unrelated borrowers totaling $167,000, four commercial and industrial loans to unrelated borrowers totaling $183,000, and one home equity loan representing $91,000 of the total charged off during 2013. The remaining $96,000 was comprised of various consumer loans to unrelated borrowers.

During 2013, Mid Penn recovered $596,000 against loans previously charged off compared to $89,000 in 2012. The majority of the recoveries in 2013 were on six loans to unrelated borrowers totaling $531,000. Of these six loans, a total of $20,000 was recovered on two loans following regular repayment plans, $60,000 was recovered on a loan following the liquidation of collateral by the borrower on which Mid Penn Bank could not establish a reliable value, and a $165,000 recovery was made on a charged off credit after a successful court challenge. Mid Penn recorded an additional $264,000 recovery following the sale of a large tract of land securing a charged down note and another $22,000 on a loan when the original borrower repurchased a property for more than the appraised value. The remaining $65,000 was recovered on a variety of loans to unrelated borrowers through ongoing collection efforts.

Mid Penn may need to make future adjustments to the allowance and the provision for loan and lease losses if economic conditions or loan credit quality differs substantially from the assumptions used in making Mid Penn’s evaluation of the level of the allowance for loan losses as compared to the balance of outstanding loans.

Following its model for loan and lease loss allowance adequacy, management recorded a $1,685,000 provision in 2013, as well as a provision of $1,036,000 in 2012, and $1,205,000 in 2011. The allowance for loan and lease losses as a percentage of total loans was 1.16% at December 31, 2013, compared to 1.14% at December 31, 2012 and 1.40% at December 31, 2011. Several factors contributed to this increase in provision expense in 2013. First, the growth in the loan portfolio was substantial in 2013. This growth had a material impact on the amount of required reserves within the allowance for loan and lease losses from qualitative and quantitative factors. Secondly, total impaired loans increased $720,000, from $10,192,000 at December 31, 2012 to $10,912,000 at December 31, 2013. Specific reserves required on these impaired loans increased $550,000, from $1,383,000 at December 31, 2012 to $1,933,000 at December 31, 2013. Additionally, the qualitative segment of the allowance for loan and lease losses increased $415,000 to $3,682,000 at December 31, 2013, from $3,267,000 at December 31, 2012. This increase was primarily the result of the growth in the overall loan and lease portfolio. These increases were offset by a change in the mix of classified loans. Loans internally classified as special mention fell from $7,916,000 at December 31, 2012 to $4,214,000 at December 31, 2013, or a reduction of $3,702,000. Loans internally classified as substandard but not impaired decreased $6,168,000 from $10,726,000 at December 31, 2012 to $4,558,000 at December 31, 2013. Additionally during 2013, the historical loss experience within these segments of the portfolio continued to migrate downward as high levels of activity during 2009 and 2010 rolled out of the calculation and were replaced by more current experience. The combination of the shifting balances and migrating loss experience resulted in a decrease of $177,000 in required balances in the allowance for loan and lease losses.

A summary of charge-offs and recoveries of loans and leases are presented in Table 3.

TABLE 3: ANALYSIS OF THE ALLOWANCE FOR LOAN AND LEASE LOSSES

	Years ended December 31,
(Dollars in thousands)	2013	2012	2011	2010	2009
Balance, beginning of year	$5,509	$6,772	$7,061	$7,686	$5,505
Loans and leases charged off:
Commercial real estate, construction and land development	936	499	545	1,413	2,841
Commercial, industrial and agricultural	183	834	546	787	4,158
Real estate—residential	167	195	310	858	115
Consumer	187	860	142	146	209
Leases	—	—	44	230	108

Total loans and leases charged off	1,473	2,388	1,587	3,434	7,431

Recoveries on loans and leases previously charged off:
Commercial real estate, construction and land development	286	15	26	21	—
Commercial, industrial and agricultural	193	31	10	3	16
Real estate—residential	23	—	19	70	—
Consumer	92	43	32	80	76
Leases	2	—	6	—	—

Total loans and leases recovered	596	89	93	174	92

Net charge-offs	877	2,299	1,494	3,260	7,339

Provision for loan and lease losses	1,685	1,036	1,205	2,635	9,520

Balance, end of year	$6,317	$5,509	$6,772	$7,061	$7,686

	Years ended December 31,
	2013	2012	2011	2010	2009
Ratio of net charge-offs during the year to average loans and leases outstanding during the year, net of unearned discount	0.17%	0.48%	0.31%	0.69%	1.58%

Allowance for loan and lease losses as a percentage of total loans and leases at December 31	1.16%	1.14%	1.40%	1.51%	1.60%

Allowance for loan and lease losses as a percentage of non-performing assets at December 31	49.84%	42.05%	50.91%	35.05%	48.33%

Noninterest Income

2013 versus 2012

Income from fiduciary activities for 2013 was $492,000, an $83,000, or 14.4%, decrease from $575,000 in 2012. This revenue source is comprised of fees generated by Mid Penn’s Trust department and fees from the sale of third-party mutual funds and annuities to Mid Penn Bank’s retail and commercial customers. Fees from third-party mutual fund and annuity sales were $267,000 in 2013 and $389,000 in 2012. This decline in fee revenue is responsible for the variance from 2012.

Mid Penn recognized gains on sale of investment securities in 2013 of $220,000 and $267,000 in 2012 as a result of efforts to position the portfolio to provide improved earnings and cash flow in support of future loan growth.

Mortgage banking income suffered from increasing mortgage rates earlier in the year, which effectively shut off the flow of customers seeking to refinance their existing mortgages from higher rates. Mortgage banking income for 2013 was $348,000, a decrease of $327,000, or 48.4%, from $675,000 in 2012.

Merchant services revenue increased to $330,000 in 2013, an increase of $74,000, or 28.9%, compared to $256,000 for 2012. Sales efforts in this area were also very positive in 2013, adding to the enhanced revenue.

2012 versus 2011

Income from fiduciary activities for 2012 was $575,000, a $36,000, or 6.7%, increase from $539,000 in 2011. This revenue source is comprised of fees generated by Mid Penn’s Trust department and fees from the sale of third-party mutual funds and annuities to Mid Penn Bank’s retail and commercial customers. Fees from third-party mutual fund and annuity sales were $389,000 in 2012 and $354,000 in 2011.

Service charges on deposit accounts amounted to $565,000 for 2012, a decrease of $139,000, or 19.7%, compared to $704,000 for 2011. The decrease in service charges in 2012 occurred in spite of general growth in transaction accounts during 2012. During this period of economic downturn, customers seem to have become more conscientious about their account balances and avoiding unnecessary charges related to insufficient funds. In addition to this behavioral change, Mid Penn was negatively impacted by regulatory changes contained in the Dodd-Frank Act governing overdraft charges, which has resulted in a reduction in NSF revenue.

Mid Penn recognized gains on sale of investment securities in 2012 of $267,000 as a result of efforts to position the portfolio to provide improved earnings and cash flow in support of future loan growth.

Mortgage banking income remained robust during the year ended December 31, 2012. Historically low long-term mortgage rates triggered a wave of refinancing and increasing purchase activity, generating robust fee income from this line of business. Mortgage banking income for 2012 was $675,000, an increase of $285,000, or 73.1%, over $390,000 in 2011.

Merchant services revenue increased to $256,000 in 2012, an increase of $91,000, or 55.2%, compared to $165,000 for 2011. During 2012, Mid Penn successfully renegotiated the revenue sharing contract with its vendor, significantly augmenting the revenue stream. Sales efforts in this area were also very positive in 2012, adding to the enhanced revenue.

TABLE 4: NONINTEREST INCOME

	Years ended December 31,
(Dollars in thousands)	2013	2012	2011
Income from fiduciary activities	$492	$575	$539
Service charges on deposits	576	565	704
Net gain on sales of investment securities	220	267	—
Earnings from cash surrender value of life insurance	231	247	258
Mortgage banking income	348	675	390
ATM debit card interchange income	508	472	452
Merchant services revenue	330	256	165
Other income	585	626	488

Total Noninterest Income	$3,290	$3,683	$2,996

Noninterest Expense

2013 versus 2012

Salaries and employee benefits represent the major component of noninterest expense. During 2013, increases in the workforce primarily included adding experienced team members to add depth to the sales and support areas of Mid Penn. In 2013, Mid Penn also recognized a full year of salary and employee benefits expense from the 2012 additions within the support functions throughout Mid Penn to enhance controls and support future growth. Commissions paid to employees in the retail investment and mortgage banking lines of business in 2013 were down $192,000 from 2012 due to reduced activity in both of these business lines.

FDIC Assessment decreased $548,000 to $486,000 in 2013. Prior to 2011, assessments were calculated based on the total deposits of a financial institution. Beginning in the second quarter of 2011, the assessment base was changed from deposits to average total assets less tangible equity. This resulted in significant savings for Mid Penn. In addition, 2013 reflects the recognition of a refund of $139,000 in overbillings from the FDIC due to an error by the FDIC in Mid Penn’s assessment calculation.

Legal and professional fees increased to $705,000 in 2013 from $604,000 in 2012. This increase was primarily related to consultants used in the information technology area to improve Mid Penn Bank’s network capabilities and successfully migrate to a service bureau processing environment.

Software licensing increased from $648,000 in 2012 to $947,000 in 2013. During 2013, Mid Penn incurred one-time charges of $26,000 associated with the migration its core banking data processing software from an in-house environment to a service bureau hosted platform. This migration allowed for staffing reductions in the information technology and operations areas of $39,000 for part of the year in 2013. The remaining increase is due to new service contracts on software to comply with various regulatory requirements and to expand Mid Penn Bank’s online loan and deposit application capabilities.

Mid Penn recognized a gain on sale or write-down on foreclosed assets of $302,000 in 2013. During 2013, Mid Penn recognized a gain of $340,000 on the sale of a repossessed property. This gain was offset by Mid Penn’s ongoing analysis of the carrying values of repossessed properties and the adjustment of their values to current market rates.

Loan collection costs decreased to $214,000 in 2013 from $369,000 in 2012. OREO expense increased to $290,000 in 2013 from $253,000 in 2012. These items represent the costs associated with working through collection efforts on the pool of nonperforming assets within the loan portfolio. While decreasing in total during 2013, they continue to be at historically elevated levels due to the size and nature of the nonperforming assets pool.

ATM debit card processing and internet banking expenses have both increased in recent years due to increasing customer demand for these banking services.

2012 versus 2011

The major component of noninterest expense is salaries and employee benefits. Increases in the 2012 workforce primarily included adding experienced team members to add depth to the sales and support areas and bolster compliance functions of Mid Penn. Mid Penn also recognized in 2012 a full year of salary and employee benefits expense from the 2011 additions within the support functions throughout Mid Penn to enhance controls and support future growth. During 2012, medical benefits increased $184,000 from 2011 levels, primarily due to the increase in actual medical claims experienced from Mid Penn’s self-funded medical insurance plan. In addition, commission-based compensation paid to mortgage originators and retail investment representatives increased $144,000 from 2011 levels and are reflective of the enhanced revenues generated from these lines of business.

Legal and professional fees increased from $444,000 in 2011 to $604,000 in 2012. Mid Penn incurred elevated legal fees in 2012 stemming from coordination with the U.S. Treasury on the repayment of Mid Penn’s Capital Purchase Program funds and the buyout of the related warrants. In addition, Mid Penn engaged a computer consultant to perform an evaluation of the core computer system and its ancillary programs as a resource in making future enhancement decisions.

Loss on sale or write-down on foreclosed assets increased to $96,000 in 2012. During 2012, this item increased as a result of Mid Penn’s ongoing analysis of the carrying values of repossessed properties and the adjustment of their values to current market rates.

Loan collection costs increased to $369,000 in 2012 from $299,000 in 2011. OREO expense increased to $253,000 in 2012 from $161,000 in 2011. These items have risen as Mid Penn continues to work through collection efforts on the pool of nonperforming assets within the loan portfolio.

ATM debit card processing and internet banking expenses have both increased in recent years due to increasing customer demand for these banking services.

During 2012, Mid Penn reached the end of a three year contract for its insurance coverage and experienced an increase in premium costs upon renewal of its policies. Also during 2012, Mid Penn made increasing use of temporary employees to finalize the conversion of loan and credit documents from paper storage to an electronic storage mechanism, significantly reducing the need for floor space and fire protection safeguards for these documents.

TABLE 5: NONINTEREST EXPENSE

	Years ended December 31,
(Dollars in thousands)	2013	2012	2011
Salaries and employee benefits	$10,788	$10,518	$9,519
Occupancy expense, net	1,128	1,077	1,075
Equipment expense	1,299	1,234	1,292
Pennsylvania Bank Shares tax expense	464	462	449
FDIC Assessment	486	1,034	1,057
Legal and Professional fees	705	604	444
Director fees and benefits expense	319	335	304
Marketing and advertising expense	253	378	354
Software licensing	947	648	697
Telephone expense	436	411	377
(Gain) loss / write-down on sale of foreclosed assets	(302)	96	(20)
Intangible amortization	29	45	65
Loan collection costs	214	369	299
ATM debit card processing expense	202	171	152
Internet banking expense	252	240	195
Meals, travel, and lodging expense	271	266	228
Insurance	129	126	86
OREO expense	290	253	161
Investor services	68	76	72
Contract labor	55	42	—
Other expenses	1,358	1,308	1,242

Total Noninterest Expense	$19,391	$19,693	$18,048

Investments

Mid Penn’s investment portfolio is utilized to provide liquidity and managed to maximize return within reasonable risk parameters.

Mid Penn’s entire portfolio of investment securities is considered available for sale. As such, the investments are recorded at fair value. Mid Penn’s investments are valued at a market price relative to investments of the same type with similar maturity dates. As the interest rate environment of these securities changes, the value of securities changes accordingly.

As of December 31, 2013, the unrealized loss on investment securities resulted in a decrease in shareholders’ equity of $747,000 (unrealized loss on securities of $1,132,000 plus estimated income tax benefit of $385,000). At December 31, 2012, the unrealized gain on investment securities resulted in an increase in shareholders’ equity of $2,432,000 (unrealized gain on securities of $3,685,000 less estimated income tax expense of $1,253,000). Mid Penn does not have any significant concentrations within its portfolio of investment securities. Table 6 provides a summary of Mid Penn’s available for sale investment securities.

TABLE 6: FAIR VALUE OF INVESTMENT SECURITIES

	December 31,
(Dollars in thousands)	2013	2012	2011
U.S. Treasury and U.S. government agencies	$12,834	$17,740	$27,617
Mortgage-backed U.S. government agencies	39,392	66,686	82,668
State and political subdivision obligations	69,038	69,479	48,366
Equity securities	1,539	390	392

	$122,803	$154,295	$159,043

Maturity and yield information relating to the investment portfolio is shown in Table 7.

TABLE 7: INVESTMENT MATURITY AND YIELD

(Dollars in thousands) As of December 31, 2013	One Year and Less	After One Year thru Five Years	After Five Years thru Ten Years	After Ten Years	Total

U.S. Treasury and U.S. government agencies	$—	$12,834	$—	$—	$12,834
Mortgage-backed U.S. government agencies	—	415	3,845	35,132	39,392
State and political subdivision obligations	—	6,977	26,596	35,465	69,038
Equity securities	—	1,020	—	519	1,539

	$—	$21,246	$30,441	$71,116	$122,803

	One Year and Less	After One Year thru Five Years	After Five Years thru Ten Years	After Ten Years	Total

Weighted Average Yields
U.S. Treasury and U.S. government agencies	—	3.44%	—	—	3.44%
Mortgage-backed U.S. government agencies	—	3.88%	4.06%	4.17%	4.16%
State and political subdivision obligations	—	5.52%	4.81%	4.90%	4.93%
Equity securities	—	6.38%	—	2.76%	5.16%

	—	4.27%	4.72%	4.52%	4.53%

Loans

At December 31, 2013, loans and leases totaled $546,462,000, a $62,242,000 or 12.9% increase from December 31, 2012. During 2013, Mid Penn experienced a net increase in commercial real estate, commercial/industrial, and residential real estate loans of approximately $64,060,000. This increase was attributed to the increase in lending opportunities to credit-worthy borrowers within the markets Mid Penn serves as well as enhancements to the lending sales team during 2013.

At December 31, 2013, loans, net of unearned income, represented 80.2% of earning assets as compared to 72.4% on December 31, 2012, and 71.0% on December 31, 2011.

Mid Penn Bank’s loan portfolio is diversified among individuals and small and medium-sized businesses generally located within Mid Penn Bank’s trading area of Dauphin County, lower Northumberland County, western Schuylkill County and eastern Cumberland County. Commercial real estate, construction and land development loans are collateralized mainly by mortgages on the income-producing real estate or land involved. Commercial, industrial and agricultural loans are made to business entities and may be secured by business assets, including commercial real estate, or may be unsecured. Residential real estate loans are secured by liens on the residential property. Consumer loans include installment loans, lines of credit and home equity loans. Mid Penn Bank has no concentration of credit to any one borrower. Mid Penn Bank’s highest concentration of credit is in Commercial Real Estate financings.

A distribution of Mid Penn Bank’s loan portfolio according to major loan classification is shown in Table 8.

TABLE 8: LOAN PORTFOLIO

	December 31,
	2013		2012		2011		2010		2009
(Dollars in thousands)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Commercial real estate, construction and land development	$274,279	50.2	$255,231	52.7	$249,204	51.6	$252,915	54.0	$253,878	52.8
Commercial, industrial and agricultural	107,492	19.7	79,228	16.4	78,656	16.3	70,295	15.0	85,795	17.8
Real estate—residential	160,294	29.3	143,243	29.6	146,846	30.4	136,048	29.1	128,522	26.7
Consumer	4,646	0.8	6,770	1.4	8,327	1.7	8,922	1.9	12,884	2.7

Total Loans	546,711	100.0	484,472	100.0	483,033	100.0	468,180	100.0	481,079	100.0

Unearned income	(249)		(252)		(316)		(445)		(694)

Loans net of unearned discount	546,462		484,220		482,717		467,735		480,385
Allowance for loan and lease losses	(6,317)		(5,509)		(6,772)		(7,061)		(7,686)

Net loans	$540,145		$478,711		$475,945		$460,674		$472,699

Mid Penn’s maturity and rate sensitivity information related to the loan portfolio is reflected in Table 9.

TABLE 9: LOAN MATURITY AND INTEREST SENSITIVITY

(Dollars in thousands) As of December 31, 2013	One Year and Less	After One Year thru Five Years	After Five Years	Total

Commercial real estate, construction and land development	$18,323	$44,063	$211,893	$274,279
Commercial, industrial and agricultural	41,892	33,058	32,542	107,492
Real estate—residential mortgages	6,876	19,284	134,134	160,294
Consumer	1,150	2,392	855	4,397

	$68,241	$98,797	$379,424	$546,462

Rate Sensitivity
Predetermined rate	$67,197	$83,488	$253,620	$404,305
Floating or adjustable rate	1,044	15,309	125,804	142,157

	$68,241	$98,797	$379,424	$546,462

Credit Quality, Credit Risk, and Allowance for Loan and Lease Losses

Other than as described herein, Mid Penn does not believe there are any trends, events or uncertainties that are reasonably expected to have a material impact on future results of operations, liquidity, or capital resources. Further, based on known information, Mid Penn believes that the effects of current and past economic conditions and other unfavorable business conditions may influence certain borrowers’ abilities to comply with their repayment terms. Mid Penn continues to monitor closely the financial strength of these borrowers. Mid Penn does not engage in practices which may be used to artificially shield certain borrowers from the negative economic or business cycle effects that may compromise their ability to repay. Mid Penn does not normally structure construction loans with interest reserve components. Mid Penn has not in the past performed any commercial real estate or other type loan workouts whereby an existing loan was restructured into multiple new loans. Also, Mid Penn does not extend loans at maturity solely due to the existence of guarantees, without recognizing the credit as impaired. While the existence of a guarantee may be a mitigating factor in determining the proper level of allowance once impairment has been identified, the guarantee does not affect the impairment analysis.

TABLE 10: NONPERFORMING ASSETS

	December 31,
(Dollars in thousands)	2013	2012	2011	2010	2009
Nonperforming Assets:
Nonaccrual loans	$10,877	$11,831	$11,800	$17,228	$14,933
Accruing troubled debt restructured loans	833	426	571	2,323	308

Total nonperforming loans	11,710	12,257	12,371	19,551	15,241
Foreclosed real estate	965	843	931	596	663

Total nonperforming assets	12,675	13,100	13,302	20,147	15,904
Accruing loans 90 days or more past due	—	—	—	19	661

Total risk elements	$12,675	$13,100	$13,302	$20,166	$16,565

Nonperforming loans as a % of total loans outstanding	2.14%	2.53%	2.56%	4.18%	3.17%
Nonperforming assets as a % of total loans outstanding and other real estate	2.32%	2.71%	2.76%	4.31%	3.31%
Ratio of allowance for loan losses to nonperforming loans	53.94%	44.95%	54.74%	36.12%	50.43%

Mid Penn assesses a specific allocation for both commercial loans and commercial real estate loans prior to charging down or charging off the loan. Once the charge down is taken, the remaining balance remains a nonperforming loan with the original terms and interest rate intact and is not treated as a restructured credit. During 2013, nonperforming loans declined $547,000 from $12,257,000 at December 31, 2012. This improvement has been the result of slight improvement in some sectors of the general economy and maintaining a close relationship with troubled borrowers as they navigate their plan toward a resolution of credit issues.

Mid Penn’s troubled debt restructured loans at December 31, 2013 totaled $7,765,000 of which, $833,000 are accruing residential mortgages in compliance with the terms of the modification. $6,932,000 of the troubled debt restructured loans are included in nonaccrual loans. As a result of the evaluation, a specific allocation and, subsequently, charge offs have been taken as appropriate. Further discussion of troubled debt restructured loans can be found in Note 7 to Mid Penn’s Consolidated Financial Statements. As of December 31, 2013, there were no defaulted troubled debt restructured loans as all troubled debt restructured loans were current with respect to their associated forbearance agreements.

Mid Penn entered into forbearance agreements on all loans currently classified as troubled debt restructures and all of these agreements have resulted in additional principal repayment. The terms of these forbearance agreements vary whereby principal payments have been decreased, interest rates have been reduced and/or the loan will be repaid as collateral is sold.

The following table provides additional analysis of partially charged-off loans:

TABLE 11: PARTIALLY CHARGED OFF LOANS

(Dollars in thousands)	December 31, 2013	December 31, 2012
Period ending total loans outstanding (net of unearned income)	$546,462	$484,220
Allowance for loan and lease losses	6,317	5,509
Total Nonperforming loans	11,710	12,257
Nonperforming and impaired loans with partial charge-offs	2,103	3,744
Ratio of nonperforming loans with partial charge-offs to total loans	0.38%	0.77%
Ratio of nonperforming loans with partial charge-offs to total nonperforming loans	17.96%	30.55%
Coverage ratio net of nonperforming loans with partial charge-offs	65.75%	64.71%
Ratio of total allowance to total loans less nonperforming loans with partial charge-offs	1.16%	1.15%

Mid Penn has not experienced any additional charge-offs on loans for which a partial charge-off had originally been taken.

Mid Penn considers a commercial loan or commercial real estate loan to be impaired when it becomes 90 days or more past due and not in the process of collection. This methodology assumes the borrower cannot or will not continue to make additional payments. At that time the loan would be considered collateral dependent as the discounted cash flow (“DCF”) method indicates no operating income is available for evaluating the collateral position; therefore, all impaired loans are deemed to be collateral dependent.

Mid Penn evaluates loans for charge-off on a monthly basis. Policies that govern the recommendation for charge-off are unique to the type of loan being considered. Commercial loans rated as nonaccrual or lower will first have a collateral evaluation completed in accordance with the guidance on impaired loans. Once the collateral evaluation has been completed, a specific allocation of allowance is made based upon the results of the evaluation. In the event the loan is unsecured, the loan would have been charged-off at the recognition of impairment. If the loan is secured, it will undergo a 90 day waiting period to ensure the collateral shortfall identified in the evaluation is accurate and then charged down by the specific allocation. Once the charge down is taken, the remaining balance remains a nonperforming loan with the original terms and interest rate intact (not restructured). Commercial real estate loans rated as impaired will also have an initial collateral evaluation completed in accordance with the guidance on impaired loans. An updated real estate valuation is ordered and the collateral evaluation is modified to reflect any variations in value. A specific allocation of allowance is made for any anticipated collateral shortfall and a 90-day waiting period begins to ensure the accuracy of the collateral shortfall. The loan is then charged down by the specific allocation. Once the charge down is taken, the remaining balance remains a nonperforming loan with the original terms and interest rate intact (not restructured). The process of charge-off for residential mortgage loans begins upon a loan becoming delinquent for 90 days and not in the process of collection. The existing appraisal is reviewed and a lien search is obtained to determine lien position and any instances of intervening liens. A new appraisal of the property will be ordered if deemed necessary by management and a collateral evaluation is completed. The loan will then be charged down to the value indicated in the evaluation. Consumer loans are recommended for charge-off after reaching delinquency of 90 days and the loan is not in the process of collection. The entire balance of the consumer loan is recommended for charge-off at this point.

As noted above, Mid Penn assesses a specific allocation for both commercial loans and commercial real estate loans prior to charging down or charging off the loan. Once the charge down is taken, the remaining balance remains a nonperforming loan with the original terms and interest rate intact (not restructured). In addition, Mid Penn takes a preemptive step when any commercial loan or commercial real estate loan becomes classified under its internal classification system. A preliminary collateral evaluation in accordance with the guidance on impaired loans is prepared using the existing collateral information in the loan file. This process allows Mid Penn to review both the credit and documentation files to determine the status of the information needed to make a collateral evaluation. This collateral evaluation is preliminary but allows Mid Penn to determine if any potential collateral shortfalls exist.

Larger groups of small-balance loans, such as residential mortgages and consumer installment loans are collectively evaluated for impairment. Accordingly, individual consumer and residential loans are not separately identified for impairment disclosures unless such loans are the subject of a restructuring agreement.

Mid Penn’s rating system assumes any loans classified as sub-standard non-accrual to be impaired, and all of these loans are considered collateral dependent; therefore, all of Mid Penn’s impaired loans, whether reporting a specific allocation or not, are considered collateral dependent.

It is Mid Penn’s policy to obtain updated third party valuations on all impaired loans collateralized by real estate within 30 days of the credit being classified as sub-standard non-accrual. Prior to receipt of the updated real estate valuation Mid Penn will use any existing real estate valuation to determine any potential allowance issues; however no allowance recommendation will be made until which time Mid Penn is in receipt of the updated valuation. The credit department employs an electronic tracking system to monitor the receipt of and need for updated appraisals. To date, there have been no significant time lapses noted with the above processes.

In some instances Mid Penn is not holding real estate as collateral and is relying on business assets (personal property) for repayment. In these circumstances a collateral inspection is performed by Mid Penn personnel to determine an estimated value. The value is based on net book value, as provided by the financial statements, and discounted accordingly based on determinations made by management. Occasionally, Mid Penn will employ an outside service to provide a fair estimate of value based on auction sales or private sales. Management reviews the estimates of these third parties and discounts them accordingly based on management’s judgment, if deemed necessary.

For impaired loans with no valuation allowance required, Mid Penn’s practice of obtaining independent third party market valuations on the subject property within 30 days of being placed on non-accrual status sometimes indicates that the loan to value ratio is sufficient to obviate the need for a specific allocation in spite of significant deterioration in real estate values in Mid Penn’s primary market area. These circumstances are determined on a case by case analysis of the impaired loans.

Mid Penn actively monitors the values of collateral on impaired loans. This monitoring may require the modification of collateral values over time or changing circumstances by some factor, either positive or negative, from the original values. All collateral values will be assessed by management at least every 12 months for possible revaluation by an independent third party.

Mid Penn does not currently, or plan in the future to, use automated valuation methodologies as a method of valuing real estate collateral.

As of December 31, 2013, Mid Penn had several unrelated loan relationships, with an aggregate carrying balance of $10,912,000, deemed impaired. This pool of loans is further broken down into a group of loans with an aggregate carrying balance of $7,838,000 for which specific allocations totaling $1,933,000 have been included within the loan loss reserve for these loans. The remaining $3,074,000 of loans requires no specific allocation within the loan loss reserve. The $10,912,000 pool of impaired loan relationships is comprised of $9,014,000 in real estate secured commercial relationships and $1,898,000 in business relationships. There are specific allocations against the real estate secured pool totaling $1,343,000, spread among thirteen relationships composed primarily of customers engaged in real estate investment activities. The group of impaired business relationships with specific allocations is made up of four relationships and a specific allocation of $590,000 has been set aside against these credits. One large commercial participation loan in this pool has shown exceptional collateral devaluation and is responsible for a specific allocation of $548,000 of the total pool attributable to this segment. Management currently believes that the specific reserves are adequate to cover probable future losses related to these relationships.

The allowance for loan losses is a reserve established in the form of a provision expense for loan and lease losses and is reduced by loan charge-offs net of recoveries. In conjunction with an internal loan review function that operates independently of the lending function, management monitors the loan portfolio to identify risk on a monthly basis so that an appropriate allowance is maintained. Based on an evaluation of the loan portfolio, management presents a monthly review of the allowance for loan and lease losses to the Mid Penn board of directors, indicating any changes in the allowance since the last review. In making the evaluation, management considers the results of recent regulatory examinations, which typically include a review of the allowance for loan and lease losses an integral part of the examination process.

In establishing the allowance, management evaluates on a quantitative basis individual classified loans and nonaccrual loans, and determines an aggregate reserve for those loans based on that review. In addition, an allowance for the remainder of the loan and lease portfolio is determined based on historical loss experience within certain components of the portfolio. These allocations may be modified if current conditions indicate that loan and lease losses may differ from historical experience.

In addition, a portion of the allowance is established for losses inherent in the loan and lease portfolio which have not been identified by the quantitative processes described above. This determination inherently involves a higher degree of subjectivity, and considers risk factors that may not have yet manifested themselves in historical loss experience. These factors include:

•	Changes in local, regional, and national economic and business conditions affecting the collectability of the portfolio, the values of underlying collateral, and the condition of various market segments.

•	Changes in the volume and severity of past due loans, the volume of nonaccrual loans, and the volume and severity of adversely classified loans.

•	Changes in the experience, ability, and depth of lending management and other relevant staff as well as the quality of the institution’s loan review system.

•	Changes in the nature and volume of the portfolio and the terms of loans generally offered.

•	The existence and effect of any concentrations of credit and changes in the level of such concentrations.

While the allowance for loan and lease losses is maintained at a level believed to be adequate by management for covering estimated losses in the loan and lease portfolio, determination of the allowance is inherently subjective, as it requires estimates, all of which may be susceptible to significant change. Changes in these estimates may impact the provisions charged to expense in future periods.

Management believes, based on information currently available, that the allowance for loan and lease losses of $6,317,000 is adequate as of December 31, 2013.

The allocation of the allowance for loan and lease losses among the major classifications is shown in Table 12 as of December 31 of each of the past five years.

TABLE 12: ALLOCATION OF THE ALLOWANCE FOR LOAN AND LEASE LOSSES

	December 31,
(Dollars in thousands)	2013	2012	2011	2010	2009
Commercial real estate, construction and land development	$4,015	$3,122	$3,567	$3,775	$3,334
Commercial, industrial and agricultural	1,187	1,299	2,276	2,448	3,545
Real estate—residential	581	635	362	219	175
Consumer	513	444	424	424	467
Unallocated	21	9	143	195	165

	$6,317	$5,509	$6,772	$7,061	$7,686

The 2013 provision of $1,685,000 is an increase of $649,000 from the $1,036,000 provision in 2012. The growth in the loan portfolio during 2013, as well as increases in some specific reserves, necessitated a larger provision in 2013. See also the discussion in the Provision for Loan and Lease Losses section.

The allowance for loan and lease losses at December 31, 2013 was $6,317,000, or 1.16%, of total loans less unearned discount as compared to $5,509,000, or 1.14%, at December 31, 2012 and $6,772,000, or 1.40%, at December 31, 2011.

Deposits and Other Funding Sources

Mid Penn’s primary source of funds are deposits. Total deposits at December 31, 2013 decreased by $17,331,000, or 2.8%, over December 31, 2012, which decreased by $8,594,000, or 1.4%, over December 31, 2011. Average balances and average interest rates applicable to the major classifications of deposits for the years ended December 31, 2013, 2012, and 2011 are presented in Table 13.

Average short-term borrowings for 2013 were $10,533,000 as compared to $1,044,000 in 2012. These borrowings consisted of federal funds purchased.

At December 31, 2013, Mid Penn Bank had $2,750,000 in brokered deposits, a decrease of $1,378,000, or 33.4%, over December 31, 2012, which decreased by $9,226,000, or 69.1%, over the same period in 2011. With continued success in the local deposit environment, along with the maturity of a $10,000,000 brokered certificate of deposit in 2012, Mid Penn Bank has virtually eliminated its brokered deposit funding.

TABLE 13: DEPOSITS BY MAJOR CLASSIFICATION

	December 31,
	2013		2012		2011
(Dollars in thousands)	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing demand deposits	$49,318	0.00%	$47,670	0.00%	$63,484	0.00%
Interest-bearing demand deposits	182,118	0.36%	126,171	0.36%	57,342	0.25%
Money market	202,393	0.59%	236,434	0.84%	248,615	1.20%
Savings	29,597	0.05%	28,632	0.05%	27,801	0.05%
Time	148,863	1.73%	180,356	2.04%	209,574	2.56%

	$612,289	0.72%	$619,263	0.99%	$606,816	1.40%

The maturity distribution of time deposits of $100,000 or more is reflected in Table 14.

TABLE 14: MATURITY OF TIME DEPOSITS $100,000 OR MORE

	December 31,
(Dollars in thousands)	2013	2012	2011
Three months or less	$4,745	$7,207	$7,824
Over three months to twelve months	16,953	18,340	21,979
Over twelve months	24,230	32,763	36,807

	$45,928	$58,310	$66,610

Capital Resources

Shareholders’ equity, or capital, is evaluated in relation to total assets and the risk associated with those assets. The detailed computation of Mid Penn Bank’s regulatory capital ratios can be found in Note 17 of the Mid Penn Consolidated Financial Statements. The greater a corporation’s capital resources, the more likely it is to meet its cash obligations and absorb unforeseen losses. Too much capital, however, indicates that not enough of the corporation’s earnings have been invested in the continued growth of the business or paid to shareholders. The buildup makes it difficult for a corporation to offer a competitive return on the shareholders’ capital going forward. For these reasons capital adequacy has been, and will continue to be, of paramount importance.

Shareholders’ equity increased in 2013 by $696,000, or 1.3%, following a decrease in 2012 of $1,232,000, or 2.3%, and an increase in 2011 by $5,251,000, or 10.9%. Capital was positively impacted in 2013 by the net income available to common shareholders of $4,616,000; however, the increase was muted by an increase in accumulated other comprehensive loss. Capital was negatively impacted in 2012 by the repayment and redemption of the $10,000,000 in the Series A preferred stock, but the impact was softened by the net income available to common shareholders of $4,437,000 and the issuance of the $4,880,000 in Series B preferred stock in 2012. Subsequently, the Series B preferred stock offering of $5,000,000 was completed on January 3, 2013. Capital was positively impacted in 2011 by the net income available to common shareholders of $4,029,000 and the increase in other comprehensive income from the increase in value of the assets in the available for sale investment portfolio.

Mid Penn’s normal intent for dividend payout is to provide quarterly cash returns to shareholders and earnings retention at a level sufficient to finance future growth. The dividends paid on common shares totaled $0.25 for the years ended December 31, 2013 and December 31, 2012, while $0.20 in dividends were paid for the year ended December 31, 2011.

The dividend payout ratio, which represents the percentage of annual net income returned to shareholders in the form of cash dividends, was 18.94% for 2013 and 19.69% for 2012.

Mid Penn maintained the following regulatory capital levels, leverage ratios, and risk-based capital ratios as of December 31, 2013, and 2012, as follows:

(Dollars in thousands)	Capital Adequacy
	Actual		Minimum Capital Required		To Be Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
Corporation
As of December 31, 2013:
Tier 1 Capital (to Average Assets)	$52,693	7.5%	$28,031	4.0%	$	N/A	N/A
Tier 1 Capital (to Risk Weighted Assets)	52,693	9.9%	21,234	4.0%		N/A	N/A
Total Capital (to Risk Weighted Assets)	59,100	11.1%	42,467	8.0%		N/A	N/A

Bank
As of December 31, 2013:
Tier 1 Capital (to Average Assets)	$52,598	7.5%	$28,041	4.0%		$35,051	5.0%
Tier 1 Capital (to Risk Weighted Assets)	52,598	9.9%	21,234	4.0%		31,850	6.0%
Total Capital (to Risk Weighted Assets)	59,005	11.1%	42,467	8.0%		53,084	10.0%

Corporation
As of December 31, 2012:
Tier 1 Capital (to Average Assets)	$48,822	6.8%	$28,530	4.0%	$	N/A	N/A
Tier 1 Capital (to Risk Weighted Assets)	48,822	10.0%	19,593	4.0%		N/A	N/A
Total Capital (to Risk Weighted Assets)	54,421	11.1%	39,185	8.0%		N/A	N/A

Bank
As of December 31, 2012:
Tier 1 Capital (to Average Assets)	$48,764	6.9%	$28,111	4.0%		$35,138	5.0%
Tier 1 Capital (to Risk Weighted Assets)	48,764	10.0%	19,593	4.0%		29,389	6.0%
Total Capital (to Risk Weighted Assets)	54,363	11.1%	39,185	8.0%		48,981	10.0%

Capital Purchase Program Participation

On December 19, 2008, Mid Penn entered into and closed a letter agreement with the Treasury pursuant to which the Treasury invested $10,000,000 in Mid Penn under the CPP. Under the letter agreement, the Treasury received (1) 10,000 shares of Series A Preferred Stock, and (2) warrants to purchase up to 73,099 shares of the Mid Penn common stock at an exercise price of $20.52 per share.

On December 28, 2012, Mid Penn entered into a letter agreement with the Treasury pursuant to which Mid Penn repurchased from the Treasury all 10,000 shares of the Series A Preferred Stock issued to the Treasury, which constitutes all of the issued and outstanding shares of Series A Preferred Stock. Mid Penn repurchased the Series A Preferred Stock for a purchase price equal to the aggregate liquidation amount of the Preferred Stock of $10,000,000, plus accrued but unpaid dividends of $59,722. All 10,000 shares of Series A Preferred Stock have subsequently been cancelled.

On January 23, 2013, Mid Penn entered into a letter agreement with the Treasury pursuant to which Mid Penn repurchased from the Treasury on that date the Warrants for $58,479. The Warrants have subsequently been cancelled.

As of the date hereof, Mid Penn has no further financial obligations under the Series A Preferred Stock, the Warrants, or the Treasury’s CPP.

Federal Income Taxes

Federal income tax expense for 2013 was $1,201,000 compared to $1,244,000 in 2012 and $1,223,000 in 2011. The effective tax rate was 20% for 2013 and 2012, and 21% for 2011.

The tax expense in 2013 and 2012 resulted from net income generated in the normal course of business. Generally, Mid Penn’s effective tax rate is below the statutory rate due to earnings on tax-exempt loans, investments, and bank-owned life insurance, and the impact of tax credits. The realization of deferred tax assets is dependent on future earnings. As a result of Mid Penn’s adoption of ASC Topic 740, Income Taxes, no significant income tax uncertainties were identified; therefore, Mid Penn recognized no adjustment for unrealized income tax benefits for the periods ended December 31, 2013 and December 31, 2012. Mid Penn currently anticipates that future earnings will be adequate to fully utilize deferred tax assets.

Liquidity

Mid Penn’s asset-liability management policy addresses the management of Mid Penn’s liquidity position and its ability to raise sufficient funds to meet deposit withdrawals, fund loan growth and meet other operational needs. Mid Penn utilizes its investments as a source of liquidity, along with deposit growth and increases in repurchase agreements and borrowings. (See Deposits and Other Funding Sources which appears earlier in this discussion.) Liquidity from investments is provided primarily through investments and interest-bearing balances with maturities of one year or less. Funds are available to Mid Penn through loans from the Federal Home Loan Bank and established federal funds (overnight) lines of credit. Mid Penn’s major source of funds is its core deposit base.

Major sources of cash in 2013 came from the maturity of investment securities and interest-bearing time deposits totaling $53,151,000, the increase in short-term borrowings of $23,833,000, and the sale of investment securities of $15,118,000.

Major uses of cash in 2013 were the increase in net loans and leases of $65,896,000, the purchases of investment securities of $27,881,000 and decrease in time deposits of $31,280,000.

Major sources of cash in 2012 came from the maturity of investment securities of $39,453,000, the sale of investment securities of $17,895,000, and the increase in demand deposit and savings accounts of $29,645,000.

Major uses of cash in 2012 were the purchases of investment securities of $53,553,000, as well as the decrease in time deposits of $38,239,000.

Aggregate Contractual Obligations

Table 15 represents Mid Penn’s on-and-off balance sheet aggregate contractual obligations to make future payments as of December 31, 2013.

TABLE 15: AGGREGATE CONTRACTUAL OBLIGATIONS

(Dollars in thousands)	Note Reference	Total	Payments Due by Period
			One Year or Less	One to Three Years	Three to Five Years	More than Five Years
Certificates of deposit	9	$132,373	$60,006	$59,196	$11,451	$1,720
Long-term debt	11	23,145	—	20,000	—	3,145
Operating lease obligations	19	141	113	28	—	—
Payments under benefit plans	13	1,681	133	320	344	884

		$157,340	$60,252	$79,544	$11,795	$5,749

Mid Penn is not aware of any other commitments or contingent liabilities which may have a material adverse impact on Mid Penn’s liquidity or capital resources.

Effects of Inflation

A bank’s asset and liability structure is substantially different from that of an industrial company in that virtually all assets and liabilities of a bank are monetary in nature. Management believes the impact of inflation on its financial results depends principally upon Mid Penn’s ability to manage the balance sheet sensitivity to changes in interest rates and, by such reaction, mitigate the inflationary impact on performance. Interest rates do not necessarily move in the same direction or at the same magnitude as the prices of other goods and services. As discussed previously, Management seeks to manage the relationship between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

Information shown elsewhere in this Annual Report will assist in the understanding of how Mid Penn is positioned to react to changing interest rates and inflationary trends. In particular, the summary of net liabilities, as well as the composition of loans, investments and deposits should be considered.

Off-Balance Sheet Items

Mid Penn makes contractual commitments to extend credit and extends lines of credit, which are subject to Mid Penn’s credit approval and monitoring procedures.

As of December 31, 2013, commitments to extend credit amounted to $141,616,000 as compared to $99,958,000 as of December 31, 2012.

Mid Penn also issues standby letters of credit to its customers. The risk associated with standby letters of credit is essentially the same as the credit risk involved in loan extensions to customers. Standby letters of credit decreased to $8,458,000 at December 31, 2013, from $10,417,000 at December 31, 2012.

Quantitative and Qualitative Disclosures about Market Risk

As a financial institution, Mid Penn’s primary source of market risk is interest rate risk. Interest rate risk is the exposure to fluctuations in Mid Penn’s future earnings (earnings at risk) resulting from changes in interest rates. This exposure or sensitivity is a function of the repricing characteristics of Mid Penn’s portfolio of assets and liabilities. Each asset and liability reprices either at maturity or during the life of the instrument. Interest rate sensitivity is measured as the difference between the volume of assets and liabilities that are subject to repricing in a future period of time.

The principal purpose of asset-liability management is to maximize current and future net interest income within acceptable levels of interest rate risk while satisfying liquidity and capital requirements. Net interest income is increased by increasing the net interest margin and by volume growth. Thus the goal of interest rate risk management is to maintain a balance between risk and reward such that net interest income is maximized while risk is maintained at an acceptable level.

Mid Penn utilizes an asset-liability management model to measure the impact of interest rate movements on its interest rate sensitivity position. Mid Penn’s management also reviews the traditional maturity gap analysis regularly. Mid Penn does not always attempt to achieve an exact match between interest sensitive assets and liabilities because it believes that an actively managed amount of interest rate risk is inherent and appropriate in the management of Mid Penn’s profitability.

Modeling techniques and simulation analysis involve assumptions and estimates that inherently cannot be measured with complete precision. Key assumptions in the analyses include maturity and repricing characteristics of assets and liabilities, prepayments on amortizing assets, non-maturing deposit sensitivity, and loan and deposit pricing. These assumptions are inherently uncertain due to the timing, magnitude and frequency of rate changes and changes in market conditions and management strategies, among other factors. However, the analyses are useful in quantifying risk and provide a relative gauge of Mid Penn’s interest rate risk position over time.

Management reviews interest rate risk on a quarterly basis. This analysis includes earnings scenarios whereby interest rates are increased and decreased by 100, 200, and 300 basis points. These scenarios, detailed in Table 16, indicate that Mid Penn would experience enhanced net interest income over a one-year time frame due to upward interest rate changes, while a reduction in interest rates would result in a less pronounced reduction in net interest income over a one-year time frame; however, actual results could vary significantly from the calculations prepared by Management. At December 31, 2013, all interest rate risk levels according to the model were within the tolerance limits of Board approved policy.

TABLE 16: EFFECT OF HYPOTHETICAL CHANGES IN INTEREST RATES

December 31, 2013				December 31, 2012
Change in Basis Points	% Change in Net Interest Income	Risk Limit		Change in Basis Points	% Change in Net Interest Income	Risk Limit
300	22.98%	≥	-25%	300	23.42%	≥	-25%
200	15.20%	≥	-15%	200	15.49%	≥	-15%
100	7.21%	≥	-10%	100	7.32%	≥	-10%
0				0
(100)	-5.32%	≥	-10%	(100)	-5.03%	≥	-10%
(200)	-10.37%	≥	-15%	(200)	-9.86%	≥	-15%
(300)	-15.43%	≥	-25%	(300)	-14.72%	≥	-25%

Security Ownership of Certain Beneficial Owners and Management of MidPenn

The following table sets forth, as of [—], 2014, information regarding the number of shares and percentage of the outstanding shares of Mid Penn’s common stock beneficially owned by (i) each director, executive officer, and by all directors and executive officers as a group, and (ii) each person who is known to Mid Penn to own beneficially more than 5% of Mid Penn common stock. Unless otherwise indicated in a footnote, none of the shares of Mid Penn common stock listed have been pledged as security.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)		Percentage of Shares Beneficially Owned (3)
Robert A. Abel	2,666	(4)	*
Steven T. Boyer	3,308	(5)	*
Matthew G. DeSoto	10,153	(6)	*
Robert C. Grubic	34,289		*
Gregory M. Kerwin	26,022	(7)	*
Robert E. Klinger	2,746		*
Theodore W. Mowery	9,313		*
John E. Noone	2,000	(8)	*
Rory G. Ritrievi	9,122	(9)	*
William A. Specht, III	36,561	(10)	1.1%
Scott W. Micklewright	2,336	(11)	*
Justin T. Webb	500		*
Kelly K. Neiderer	104	(12)	*
All Officers and Directors as a Group (14 persons)	139,624		4.1%
Inter vivos trust, for the benefit of Ruth Gilbert McCarty & Anna C. Gilbert Woodside, with NEBCO, the Trust Department of Mid Penn Bank, as Trustee, 349 Union Street, Millersburg, Pennsylvania 17061 (13)	177,387		5.1%

*	Represents less than 1% of shares beneficially owned.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, Pennsylvania 17061. Certain information contained in this table has been compiled on the basis of public filings made by the beneficial owners named herein or their affiliates, including filings made on Schedule 13D or amendments thereto, as well as information provided to Mid Penn by such beneficial owners prior to the date of this joint proxy statement/prospectus.
(2)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of Mid Penn common stock that such person owns or has the right to acquire within 60 days from the record date.
(3)	For purposes of computing the “Percentage of Shares Beneficially Owned” column, any shares which a person does not currently own but has the right to acquire within 60 days from the date of this table are deemed to be outstanding for the purpose of computing the percentage ownership of such person.
(4)	Shares held jointly by Mr. Abel and his spouse in a trust.
(5)	Includes 2,908 shares held jointly by Mr. Boyer and his spouse.
(6)	Includes 78 shares held by Mr. DeSoto as a 50% owner in a partnership account, for which he has sole voting power.
(7)	Shares held jointly by Mr. Kerwin and his spouse.
(8)	Shares held by Mr. Noone in a trust.
(9)	Includes 1,621 shares held jointly by Mr. Ritrievi and his spouse.
(10)	Includes 3,401 shares held jointly by Mr. Specht and his spouse. Mr. Specht is trustee of a family trust of which 15,783 shares are held for the benefit of Janet E. Specht and 15,427 shares are held for the benefit of William A. Specht, Jr.
(11)	Shares held jointly by Mr. Micklewright and his spouse.
(12)	Shares held jointly by Mrs. Neiderer and her spouse.
(13)	The trustee retains sole investment power over the shares of Mid Penn common stock held by the Trust. Such shares are voted, pursuant to the terms of the Trust, by the decision of a majority of the three longest-serving directors of Mid Penn Bank.

Directors and Executive Officers of Mid Penn

Governance

The Mid Penn board of directors believes that the purpose of corporate governance is to ensure that it maximizes shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The Mid Penn board of directors has adopted and adheres to corporate governance practices, which the Mid Penn board of directors and senior management believe promote this purpose, are sound and represent best practices. These governance practices, Pennsylvania law (the state of incorporation), the rules and listing standards of The NASDAQ Stock Market LLC (“NASDAQ”) and the SEC regulations, as well as best practices suggested by recognized governance authorities are continually reviewed.

Currently, the Mid Penn board of directors has ten members. Under the NASDAQ standards for independence, the following directors meet the standards for independence: Robert A. Abel, Steven T. Boyer, Matthew G. DeSoto, Robert C. Grubic, Gregory M. Kerwin, Robert E. Klinger, Theodore W. Mowery, John E. Noone and William A. Specht, III. This constitutes more than a majority of the Mid Penn board of directors. Only independent directors serve on the Audit, Compensation and Nominating and Corporate Governance Committees.

In determining the directors’ independence, the Mid Penn board of directors considered loan transactions between Mid Penn Bank and the directors, their family members and businesses with whom they are associated, as well as any contributions made to non-profit organizations with whom they are associated.

Directors of Mid Penn and Mid Penn Bank

The following information has been furnished to Mid Penn by the respective members of the Mid Penn board of directors. Each of them has been engaged in the occupations stated below during the periods indicated, or if no period is indicated, for more than five years.

Class A Directors (to serve until 2017)

Matthew G. DeSoto, age 37, has been a director since 2008. In 2013, Mr. DeSoto became President and Chief Executive Officer of MI Windows and Doors, Inc. in Gratz, PA, where he previously served as Chief Operating Officer. MI Windows and Doors is a nationwide fabricator of window and patio door products for residential projects. Mr. DeSoto has previously served on the Policy Advisory Board of the Harvard University Joint Center for Housing Studies and is an active member of the Young Presidents Organization. Mr. DeSoto attended The Pennsylvania State University obtaining a Bachelor of Science Degree in Marketing. The Mid Penn board of directors has determined that as President and Chief Executive Officer of MI Windows and Doors, Inc., Mr. DeSoto’s knowledge in all aspects of business operations is an asset to Mid Penn and qualifies him to serve on the Mid Penn board of directors. Mr. DeSoto serves as Chairman of the Audit Committee and is a member of the Compensation Committee.

Robert C. Grubic, age 62, has been a director since 2006. In 1989, Mr. Grubic became President and Chief Executive Officer of Herbert, Rowland & Grubic, Inc., a consulting engineering firm based in Harrisburg, PA. He has been employed by the firm and its predecessor firm since 1973. Mr. Grubic has a Bachelor of Civil Engineering Degree from Villanova University and a Master of Administration Degree from The Pennsylvania State University. He serves on numerous civic and community boards and groups in the greater Harrisburg area. Mr. Grubic has overall management responsibility of the 240 person engineering firm of Herbert, Rowland & Grubic, Inc., including oversight of all financial, administrative, human resources and technical components of the firm. Due to his many years of experience in managing a successful engineering firm, the Mid Penn board of directors feels Mr. Grubic’s vast knowledge of business operations is invaluable and qualifies him to serve on the Mid Penn board of directors. Mr. Grubic was appointed Chairman of the board of Mid Penn and Mid Penn Bank in 2012, after previously serving as Vice Chairman. Mr. Grubic also serves as Chairman of the Executive and Nominating and Corporate Governance Committees.

Gregory M. Kerwin, age 63, has been a director since 1999. In 1975, Mr. Kerwin became an associate, and is now senior partner in the firm of Kerwin & Kerwin, Attorneys at Law in Elizabethville, PA. A large part of the practice of the law firm deals in real estate transactions which involve bank financing. Mr. Kerwin has represented hundreds of clients (buyers, sellers and lenders) participating in such transactions. During the past 38 years, Mr. Kerwin, as solicitor, has represented over ten municipal governments and authorities in Northern Dauphin County. As a result of his association with these organizations, Mr. Kerwin is keenly aware of the strengths, assets and needs of Mid Penn Bank’s local communities. Mr. Kerwin has a Bachelor of Arts Degree in Political Science from The Pennsylvania State University and a Juris Doctor from The Dickinson School of Law in Carlisle, PA. Because of his legal expertise, his knowledge in managing his own law firm and his knowledge of Mid Penn Bank’s local community, the Mid Penn board of directors has determined that Mr. Kerwin adds value to Mid Penn and is qualified to serve on the Mid Penn board of directors, as well as on the Executive and Nominating and Corporate Governance Committees.

John E. Noone, age 54, has been a director since 2012. Mr. Noone is a Principal in QBN Development Group, LLC in Harrisburg, PA. He began his career in accounting and became a Pennsylvania Certified Public Accountant before entering banking and corporate finance. As Vice President and Regional Commercial Banking Manager, Mr. Noone managed a $300 million Commercial Banking Division of Pennsylvania National Bank in Harrisburg, PA. He became an entrepreneur with the acquisition of McCann School of Business in 1993, which after significant growth was sold in 2002. In 2003, Mr. Noone was a co-founder of Higher Education Solutions, LLC and began developing privatized student apartments for colleges and universities. The apartment portfolio of HES was sold in 2007, and he and his partner subsequently formed QBN Development Group, LLC.

Mr. Noone is President of Shamrock Investments, LLC, a Central Pennsylvania firm investing in commercial real estate and private business equity. Mr. Noone earned a Bachelor of Science Degree in Business with a concentration in Accounting from Marywood University. He also completed the Central Pennsylvania School of Commercial Banking at Bucknell University and the Advanced Commercial Lending School at the University of Virginia. He is a member of the American Institute of Certified Public Accountants. Mr. Noone previously served on the Board of the Pennsylvania Economic Development Financing Authority, the Pennsylvania Chamber of Business and Industry, Pennsylvania Association of Private School Administrators and various other civic and community organizations. He is a current member of the Operational Committee of the Pennsylvania Community Development Bank and the Board of Governors at the West Shore Country Club. Due to his extensive business experience and his accounting and banking background, the Mid Penn board of directors has determined that Mr. Noone adds value to Mid Penn and is qualified to serve on the Mid Penn board of directors and as a Financial Expert on the Audit Committee. Mr. Noone also serves on the Nominating and Corporate Governance Committee.

Class B Directors (to serve until 2015)

Steven T. Boyer, age 51, has been a director since 2011. Mr. Boyer is President of the Cutting Tool Divisions of Alvord-Polk, Inc. in Millersburg, PA. He is a College of Business Administration graduate from The Pennsylvania State University. Mr. Boyer is a member of the National Aerospace Standards 897 & 898 Committees and served on the Board of Directors of the United States Cutting Tool Institute from 2002 to 2007. He has served as a Board member of the Maroon & Gold Foundation, as a member of the Millersburg Lions Club, as a School Board Director of the Millersburg Area School District and Head Coach of the Millersburg High School Football team. The Mid Penn board of directors has determined that Mr. Boyer’s vast business experience and community involvement qualify him to serve on the Mid Penn board of directors and on the Compensation Committee, adding value to Mid Penn.

Robert E. Klinger, age 56, has been a director since 2012. Mr. Klinger is President of Klinger Lumber Company, Inc., a family-owned business in Elizabethville, PA. As President, Mr. Klinger is involved in all aspects of the business including sales, marketing, inventory management, accounts receivable, accounts payable, human resources, safety programs and financial report analysis. He holds a degree in Marketing from Shippensburg University. From 1979 to 1991, he served as General Manager of a family-owned farming operation in Stanfield, AZ. Mr. Klinger is a member of the Elizabethville Community Volunteer Association and the Executive Board of the Elizabethville Area Bicentennial Committee. He previously served as Treasurer of the Northern Dauphin Revitalization Project. The Mid Penn board of directors has determined that Mr. Klinger’s extensive knowledge of business operations and community involvement qualify him to serve on the Mid Penn board of directors as well as on the Audit Committee.

Rory G. Ritrievi, age 50, has been a director since 2009. On February 25, 2009, Mr. Ritrievi joined Mid Penn and Mid Penn Bank as President and Chief Executive Officer. Mr. Ritrievi has worked in the financial services industry for more than 27 years. He previously served as Senior Executive Vice President/Market President and Chief Lending Officer of Commerce Bank/Harrisburg, where he managed all aspects of the customer experience including the retail network, lending, marketing and public relations. As Chief Lending Officer, Mr. Ritrievi was responsible for loan production, credit quality and credit administration. Mr. Ritrievi holds a Juris Doctor from Widener University School of Law and a Bachelor of Arts Degree in Economics from the University of Pittsburgh. He is currently serving on the Board of Directors of the Pennsylvania Association of Community Bankers. Because of his education and leadership skills and his extensive knowledge and experience in many phases of banking, the Mid Penn board of directors concluded that Mr. Ritrievi was the right person to lead Mid Penn and Mid Penn Bank and that these attributes qualify him to serve as President and Chief Executive Officer of Mid Penn and Mid Penn Bank and also as a member of both boards. He also serves on the Executive Committee. Mr. Ritrievi has been a valuable addition to Mid Penn and Mid Penn Bank.

Class C Directors (to serve until 2016)

Robert A. Abel, age 55, has been a director since 2011. Mr. Abel, a Certified Public Accountant and Certified Specialist in Estate Planning, is a Principal, Shareholder and a member of the Board of Directors of Brown Schultz Sheridan & Fritz, in Camp Hill, PA. This regional firm with two offices provides tax, audit and consulting services. Mr. Abel has written many articles and participated in seminars on the topics of estate planning, wealth transfer and financial planning for the closely held corporation. He received a Bachelor of Science Degree from Shippensburg University, from which he graduated Summa Cum Laude. He is a member of the American Institute of Certified Public Accountants, the Pennsylvania Institute of Certified Public Accountants and the National Association of Estate Planners & Councils. He served as past Chairman of the Harrisburg YMCA and assisted in founding a non-profit organization. The Mid Penn board of directors has determined that Mr. Abel’s vast knowledge in the accounting industry qualifies him to serve as a member of the Mid Penn board of directors, as Financial Expert of the Audit Committee and as a member of the Compensation Committee, adding great value to Mid Penn.

Theodore W. Mowery, age 55, has been a director since 2003. Mr. Mowery is a partner with Gunn Mowery, LLC in Camp Hill, PA. He is a licensed agent in life, health, property and casualty insurance and holds a Securities Series 6 and 63 license. Mr. Mowery is a founding partner of Gunn Mowery LLC, who currently employs 70 people and manages over $150 million in insurance premiums. He is a founding partner in Gaughen Insurance, Inc. and is also a partner in Gunn Mowery Properties, LLC, a real estate holding company. Mr. Mowery serves as a Board member of the Lion Foundation. He is past President of the Camp Hill School Board, past President of the Mental Health Association of Cumberland, Dauphin and Perry Counties and past Board member of the West Shore Country Club. Mr. Mowery has a Bachelor of Arts Degree from Gettysburg College. Due to his vast knowledge of the insurance services industry and his experience in managing all aspects of his own company, the Mid Penn board of directors has determined that Mr. Mowery adds value to Mid Penn and is qualified to serve as a member of the Mid Penn board of directors, as well as Chairman of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee.

William A. Specht, III, age 52, has been a director since 2006. Mr. Specht is President and Chief Executive Officer of Seal Glove Manufacturing, Inc., Ark Safety and Rescue Remedies. As President and Chief Executive Officer of his business affiliations, Mr. Specht is knowledgeable in all aspects of business operations. He also serves on the Boards of Directors of all three companies. Mr. Specht was appointed by the Dauphin County Commissioners to serve on the Dauphin County Planning Commission and currently serves as Vice Chairman. Mr. Specht previously served as a Board member of MANTEC, a non-profit corporation, a member of the Consumer Advisory Board of Capital Blue Cross and as a School Board Director of the Millersburg Area School District. Mr. Specht is an active member of the Millersburg community and has served and continues to serve in various capacities with various organizations. The Mid Penn board of directors has determined Mr. Specht’s knowledge and management of his own business affiliations add value to Mid Penn and qualify him to serve on the Mid Penn board of directors. In 2012, Mr. Specht was appointed Vice Chairman of the Mid Penn board of directors of Mid Penn and Mid Penn Bank. Mr. Specht also serves on the Audit, Compensation and Executive Committees.

Executive Officers of Mid Penn and Mid Penn Bank

The following table sets forth selected information about Mid Penn and Mid Penn Bank’s executive officers, each of whom is elected by the Mid Penn board of directors and each of whom holds office at the Mid Penn board of directors’ discretion.

Name	Age	Principal Occupation for the Past Five Years and Position Held with Mid Penn Bancorp, Inc. and Subsidiaries
Robert C. Grubic	62	Chairman of Mid Penn and Mid Penn Bank since May 2012 and Director of Mid Penn and Mid Penn Bank since 2006. He served as Vice Chairman of Mid Penn and Mid Penn Bank from 2008 to May 2012. Mr. Grubic is President and Chief Executive Officer of Herbert, Rowland & Grubic, Inc.

William A. Specht, III	52	Vice Chairman of Mid Penn and Mid Penn Bank since May 2012 and Director of Mid Penn and Mid Penn Bank since 2006. Mr. Specht is President and Chief Executive Officer of Seal Glove Manufacturing, Inc., Ark Safety and Rescue Remedies.

Rory G. Ritrievi	50	President, Chief Executive Officer and Director of Mid Penn and Mid Penn Bank since February 2009. He previously served as Senior Executive Vice President/Market President and Chief Lending Officer of Commerce Bank/Harrisburg.

Edward P. Williams	50	Interim principal Financial Officer of Mid Penn since August 8, 2014. Senior Vice President and Chief Financial Officer of Mid Penn Bank since March 2009. He served as Vice President and Director of Financial Reporting of Mid Penn Bank from June 2008 to March 2009.

Scott W. Micklewright	31	Executive Vice President of Mid Penn Bank since February 2013 and Chief Lending Officer of Mid Penn Bank since June 2010. He served as Senior Vice President from June 2010 to February 2013; Vice President and Commercial Loan Manager from September 2009 to June 2010; and Vice President and Senior Middle Market Loan Manager from March 2009 to September 2009. From 2006 to February 2009, he served in various positions with Commerce Bank, most recently as Commercial Loan Officer.

Justin T. Webb	31	Executive Vice President and Chief Risk Officer of Mid Penn Bank since July 2014. He was previously Senior Vice President and Chief Credit Officer of Mid Penn Bank from July 2012 to July 2014. Prior to joining Mid Penn Bank, he was previously employed by Bank of America and served as Vice President – Credit Risk Manager for the Commercial Real Estate Bank from January 2010 to July 2012, and as a Commercial Real Estate Debt Products Officer and Portfolio Manager prior to 2010.

Kelly K. Neiderer	49	Senior Vice President and Senior Banking Officer of Mid Penn Bank since January 2013. From July 2008 through September 2012, she held various positions with PNC Bank, most recently as a Senior Banking Advisor in the Wealth Management group.

Compensation of the Mid Penn Board of Directors

Mid Penn Bank participates in the L.R. Webber Associates, Inc. Salary/Benefits Survey, which includes a survey of director fees and benefits. Mid Penn Bank also periodically conducts a survey of director fees, committee fees and other director compensation of banks that are similar in size and in similar markets to Mid Penn Bank. The Compensation Committee reviews these surveys and recommends to the full Mid Penn board of directors any changes to the compensation of the Mid Penn board of directors members for the upcoming year. The Mid Penn board of directors has final approval of the compensation of its directors. Board members, with the exception of the Chairman and Vice Chairman, receive an annual board fee of $15,000. The Chairman receives an annual fee of 1.75 times the annual board fee, currently $26,250, and the Vice Chairman receives 1.50 times the annual board fee, currently $22,500. Committee fees are listed below:

Independent Board Meetings	$500 per meeting attended
Nominating and Corporate Governance Committee Meetings	$250 per meeting attended
Executive Committee Meetings	$250 per meeting attended
Audit Committee Meetings	$325 per meeting attended
Compensation Committee Meetings	$300 per meeting attended
Compliance Committee Meetings (Bank only committee)	$250 per meeting attended
Loan Committee Meetings (Bank only committee)	$250 per meeting attended
Trust Committee Meetings (Bank only committee)	$250 per meeting attended
Real Estate Committee Meetings (Bank only committee)	$250 per meeting attended
Board Business Development Meetings	$100 per meeting attended

In September 2013, John Noone was appointed to Mid Penn Bank’s Asset/Liability Committee as a Board representative and receives $250 for attending quarterly meetings. Mr. Ritrievi did not receive an annual fee for serving on the Mid Penn board of directors nor did he receive any fees for attending committee meetings. In 2013, the Mid Penn board of directors was paid $215,433 in the aggregate, for all board fees and fees for committee meetings attended. This figure also includes retirement fees of $4,808 paid to Mr. Coxon pursuant to the Mid Penn Bank Director Retirement Plan.

Mid Penn Bank maintains a deferred fee plan for directors, which enables a director to annually elect to defer payment of his fees until he terminates service on Mid Penn Bank’s board of directors. For 2013, the maximum amount each director could defer was $15,000. Participating directors may elect to receive either a lump sum or equal monthly installments in an amount equal to his deferral account (plus interest) upon retirement, early termination, disability, change in control or a hardship. If a director dies before distribution of his deferral account commences, his designated beneficiary is entitled to receive the amounts in his deferral account or the projected account balance at the time Mid Penn Bank adopted the deferred fee plan (limited by the amount of net coverage purchased by Mid Penn Bank), whichever is greater. For 2013, Messrs. Abel, Grubic, Klinger and Noone each deferred $15,000.

In May 1995, Mid Penn Bank adopted the Mid Penn Bank Director Retirement Plan. Under the Director Retirement Plan, Bank directors who terminate their service on the Mid Penn board of directors other than for cause with at least five years of service are eligible to receive a retirement benefit. The five-year service requirement is waived if a director’s service is terminated for disability or within 90 days of a change in control. The annual benefit is determined by multiplying the “base retirement amount” for the director’s position ($601.00 for the Chairman, $300.50 for all other directors, which reflect the inflationary adjusted rates for 2013) by the number of full years the member served. The plan contains an annual inflationary adjustment provision. Benefits are paid in cash on a quarterly basis and continue for 60 quarterly payments or the director’s death, if earlier.

The following table summarizes the total compensation that non-employee directors earned for service as directors of Mid Penn and Mid Penn Bank for the year ended December 31, 2013.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($) (1)		Total ($)
Current Directors
Robert A. Abel	19,225	2,939		22,164
Steven T. Boyer	19,300	2,694		21,994
Matthew G. DeSoto	21,925	2,064		23,989
Robert C. Grubic	31,950	6,715		38,665
Gregory M. Kerwin	18,550	3,406		21,956
Robert E. Klinger	18,425	3,015		21,440
Theodore W. Mowery	21,350	2,948		24,298
John E. Noone	21,075	2,901		23,976
William A. Specht, III	31,625	2,760		34,385
Retired Director as of 2013
Annual Meeting
Jere M. Coxon (2)	7,200	14,352	(3)(4)	21,552

(1)	Amounts reflect the present value of the amount accrued to the directors in 2013 for Mid Penn Bank Director Retirement Plan.
(2)	Mr. Coxon retired at the 2013 Annual Meeting of Shareholders.
(3)	Amount includes $4,808 paid to Mr. Coxon pursuant to the Mid Penn Bank Director Retirement Plan.
(4)	Amount includes compensation of $9,544 for Mr. Coxon that was previously earned as board fees (and disclosed to shareholders) and deferred over Mr. Coxon’s years of service to Mid Penn and Mid Penn Bank under Mid Penn Bank’s deferred fee plan for directors.

Compensation Discussion and Analysis

Introduction

The Mid Penn Compensation Discussion and Analysis describes the key elements of Mid Penn’s compensation program for the following named executive officers:

Rory G. Ritrievi, President and Chief Executive Officer of Mid Penn and Mid Penn Bank;

Kevin W. Laudenslager, Vice President and Chief Financial Officer of Mid Penn; Senior Executive Vice President and Chief Operating Officer of Mid Penn Bank (who resigned as an officer and employee effective August 4, 2014);

Scott W. Micklewright, Executive Vice President and Chief Lending Officer of Mid Penn Bank;

Justin T. Webb, Senior Vice President and Chief Credit Officer of Mid Penn Bank; and

Kelly K. Neiderer, Senior Vice President and Senior Banking Officer of Mid Penn Bank.

The Mid Penn board of directors has delegated the task of administering Mid Penn Bank’s compensation program to the Compensation Committee, the primary responsibility of which is to assure that the executive officers of Mid Penn and its subsidiaries are compensated effectively in a manner consistent with the stated compensation strategy of Mid Penn and Mid Penn Bank, competitive practice and the requirements of the appropriate regulatory bodies.

Compensation Objectives and Design

Mid Penn and Mid Penn Bank seek to serve its customers and shareholders. To better accomplish this, Mid Penn’s compensation objectives include offering a fair and competitive compensation package to attract and maintain competent, dedicated and ambitious managers whose efforts will enhance the products and services of Mid Penn and Mid Penn Bank, resulting in higher profitability, increased dividends to Mid Penn’s shareholders and appreciation in market value of Mid Penn’s common stock.

The elements of compensation for 2013 for the named executive officers were base salary and retirement and insurance benefits. To provide additional incentive for its named executive officers to meet performance targets or to remain in the employ of Mid Penn, the Compensation Committee has recommended that Mid Penn implement a restricted stock plan for the year 2014. Such plan would be consistent with Mid Penn’s compensation objectives to attract and maintain competent individuals.

Management’s Role in Determining Compensation

The Compensation Committee considers the views and recommendations of the Chief Executive Officer in making compensation decisions affecting executive officers who report to him. The Chief Executive Officer’s role in recommending compensation and compensation programs is to develop and recommend appropriate performance measures and targets for each individual, to report on the respective individual’s performance, to provide data and background material to enable the Compensation Committee to assess the labor market and to make specific recommendations on each named executive officers’ respective salary. The Chief Executive Officer does not recommend his own salary and is not present during the Compensation Committee’s or board’s discussions or decisions regarding his specific compensation.

Compensation Consultant’s Role in Determining Compensation

In 2013, the Compensation Committee did not hire a compensation consultant to specifically assist in determining the named executive officers’ compensation. The Compensation Committee was provided data in the form of salary ranges excerpted from the L.R. Webber Salary/Benefits Survey for Financial Institutions for its review of the Chief Executive Officer’s recommendations for base salary for the named executive officers who report to him and in determining if the Compensation Committee’s recommendation of base salary for the Chief Executive Officer was appropriate.

Results of Shareholder Say on Pay Vote in Determining Compensation

The Compensation Committee reviewed the shareholder response to the Say on Pay Vote in the Proxy Statement dated March 28, 2013. Since the Annual Meeting of Shareholders held in 2013 occurred after the increase in base salary was awarded in 2013, the Compensation Committee did not have the opportunity to consider the shareholders’ overwhelming approval of executive compensation as described in the Compensation Discussion and Analysis and the tabular disclosure when reviewing whether to significantly change Mid Penn’s compensation policies and practices.

The Compensation Committee did consider the overwhelming approval of executive compensation as described in the Compensation Discussion and Analysis and the tabular disclosure from the Annual Meeting of Shareholders held in 2012, and considering that the compensation and compensation programs did not change significantly, the Compensation Committee continued with its current approach of compensating executives in 2013. The Compensation Committee will consider the results of the meeting held in 2013 in awarding compensation in 2014.

Components of Compensation

Base Salary

Base salary levels are set to attract and retain executives who can further Mid Penn’s and Mid Penn Bank’s strategic objectives. Base salary is the most significant component of the named executive officers’ compensation, and it is reviewed every year to determine whether the salary for each respective named executive officer is at the appropriate level. As mentioned above, the Chief Executive Officer reviews each named executive officer’s performance in making specific salary recommendations to the Compensation Committee. The Compensation Committee reviews the Chief Executive Officer’s performance in making a specific salary recommendation to the Mid Penn board of directors. The Chief Executive Officer and the Compensation Committee consider the named executive officer’s general management performance; policy, procedure, and regulatory compliance; public relations; strategic objectives management; length of service with Mid Penn and Mid Penn Bank; and the named executive officer’s position in making its determination of the appropriate level of base salary.

Benchmarking

The Compensation Committee did not benchmark the named executive officers’ salary. However, Mid Penn Bank participated in the 2013 L.R. Webber Salary/Benefits Survey for Financial Institutions, which provides salary levels in ranges for financial institutions in Mid Penn Bank’s asset size and in its geographic region. Data excerpted from the survey was provided to the Compensation Committee in order to educate its members on the current trends in compensation and benefits for financial institutions. The Compensation Committee did not rely directly upon the survey in determining increases in salaries, but used it as background material in judging whether the proposed increases were consistent with industry standards.

Benefit Plans Available for All Employees

Benefit plans are not tied to Mid Penn Bank or individual performance. The cost of providing such plans to all eligible employees and executive officers is not taken into account when determining specific salaries of the named executive officers and is seen as a cost of doing business.

Group Insurance Plans

The named executive officers participate in benefit plans that are generally available to all employees. These plans include group life insurance, group disability, health insurance and voluntary dental and vision benefits. Such plans are standard in the industry and in the geographic area for all industries, as well as necessary to compete for talented employees at all levels of Mid Penn Bank.

Retirement Plans

In an effort to encourage its named executive officers to save for retirement, Mid Penn Bank has established a 401(k) plan. Mid Penn Bank believes that it is important to assist employees in saving for retirement and believes that by providing a mechanism to save for retirement, Mid Penn Bank is providing the named executive officers with incentive to continue in the employ of Mid Penn Bank.

Employee Stock Purchase Plan

In 2010, the Mid Penn board of directors approved an Employee Stock Purchase Plan (the “Plan”) effective January 1, 2011, to provide eligible employees of Mid Penn or Mid Penn Bank with an opportunity to purchase shares of common stock of Mid Penn through payroll deductions. Participation in the Plan did not provide any compensation to the employee in 2013; however, it provides eligible employees with a convenient method to acquire an interest in the long-term performance and success of Mid Penn, thereby providing them an incentive to ensure the success of Mid Penn.

Company Vehicle

The President/Chief Executive Officer and the Vice President/Chief Financial Officer of Mid Penn are provided company vehicles. Provision of a company vehicle or for a car allowance is standard in the financial services industry as named executive officers frequently meet clients and business associates offsite.

Accounting and Tax Treatments

There were no decisions or changes made to compensation or benefit plans as a result of accounting and/or tax treatments.

Material Differences in Named Executive Officers’ Compensation

The differential between salary levels for each of the named executives is primarily driven by their respective positions with consideration also given to the experience and time in their respective positions.

Executive Agreements

There are no executive agreements at this time. The Compensation Committee will take under advisement whether executive agreements are in the best interest of Mid Penn and Mid Penn Bank in the future.

Risk Association with Compensation Plans

The Compensation Committee met with the Senior Risk Officer and reviewed Mid Penn’s and Mid Penn Bank’s compensation plans and has determined that the plans do not encourage any employee to take unnecessary and excessive risks, do not pose unnecessary risks to Mid Penn or Mid Penn Bank, and do not contain features which would encourage the manipulation of earnings.

Executive Compensation

The following discussion provides details of the various components of executive compensation.

Summary Compensation Table

The following table summarizes the total compensation awarded or earned for services in all capacities to Mid Penn or Mid Penn Bank for the years ended December 31, 2013, December 31, 2012, and December 31, 2011, for the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (1)	Total ($)
Rory G. Ritrievi President and Chief Executive Officer	2013 2012 2011	330,938 325,000 283,462	— — —	— — —	— — —	— — —	— — —	15,994 12,205 9,106	346,932 337,205 292,568

Kevin W. Laudenslager VP and Chief Financial Officer of Mid Penn Senior Executive VP and Chief Operating Officer of Mid Penn Bank (a)	2013 2012 2011	183,288 178,195 171,586	— — —	— — —	— — —	— — —	— — —	8,334 6,137 5,975	191,622 184,332 177,561

Scott W. Micklewright Executive VP and Chief Lending Officer of Mid Penn Bank	2013 2012 2011	163,212 148,703 143,274	— — —	— — —	— — —	— — —	— — —	5,420 5,132 4,995	168,632 153,835 148,269

Justin T. Webb Senior VP and Chief Credit Officer of Mid Penn Bank	2013	143,519	—	—	—	—	—	2,349	145,868

Kelly K. Neiderer Senior VP and Senior Banking Officer of Mid Penn Bank	2013	119,019	—	—	—	—	—	290	119,309

(a)	Mr. Laudenslager resigned as an officer and employee effective August 4, 2014.
(1)	Includes the following amounts that were paid to or on behalf of the named executive officers:

	Year	Ritrievi (a)	Laudenslager (b)(c)	Micklewright (d)	Webb (e)	Neiderer
401(k) Match	2013	$5,738	$5,499	$4,896	$1,850	—
	2012	$5,625	$5,346	$4,461	—	—
	2011	$4,288	$5,147	$4,298	—	—

Life Insurance	2013	$718	$586	$524	$499	$290
	2012	$925	$791	$671	—	—
	2011	$972	$828	$697	—	—

Personal Use of Company Vehicle	2013	$3,363	$2,249	—	—	—
	2012	$1,337	—	—	—	—
	2011	$1,400	—	—	—	—

Accrued under Director Retirement Plan	2013	$2,664	—	—	—	—
	2012	$2,557	—	—	—	—
	2011	$2,446	—	—	—	—

Disability Premium Reimbursement	2013	$3,511	—	—	—	—
	2012	$1,761	—	—	—	—
	2011	—	—	—	—	—

Total	2013	$15,994	$8,334	$5,420	$2,349	$290
	2012	$12,205	$6,137	$5,132	—	—
	2011	$9,106	$5,975	$4,995	—	—

(a)	Mr. Ritrievi is eighty percent (80%) vested in the 401(k) match in 2013, sixty percent (60%) vested in the 401(k) match in 2012 and forty percent (40%) vested in the 401(k) match in 2011.
(b)	Mr. Laudenslager is one hundred percent (100%) vested in the 401(k) match.
(c)	Mr. Laudenslager resigned effective August 4, 2014.
(d)	Mr. Micklewright is eighty percent (80%) vested in the 401(k) match in 2013, sixty percent (60%) vested in the 401(k) match in 2012 and forty percent (40%) vested in the 401(k) match in 2011.
(e)	Mr. Webb is not vested in the 401(k) match in 2013.

Mid Penn Bank Qualified Retirement Plan

Mid Penn does not maintain a defined benefit pension plan. Mid Penn Bank, however, maintains the Mid Penn Bank Retirement Plan, created in 1949, restated in 1994, and last amended in 2011, which covers all Mid Penn Bank employees who meet eligibility requirements. The Mid Penn board of directors instituted a 401(k) Plan as part of the Retirement Plan effective January 1, 2007 for all Mid Penn Bank employees who satisfy eligibility requirements. Eligible employees are entitled to receive a share of Mid Penn Bank’s contribution to the plan if they are Bank employees on December 31st. For the year 2013, the Mid Penn board of directors approved a matching contribution rate of 50% of the employee contribution, up to a maximum Bank contribution of 3%. The Mid Penn board of directors maintains the right to adjust its matching rate on an annual basis.

The annual contribution to the Retirement Plan is determined by Mid Penn Bank’s board of directors based on the recommendation of the Compensation Committee. Distributions under the plan can be made to participating employees upon retirement, either normal or early retirement as defined in the plan, at death or disability of the participating employee or upon severing employment if either partially or fully vested. The plan provides for percentage vesting of 20% for the first full two years of service increasing annually thereafter to 100% vesting after six full years of participation. The plan provides for an accelerated vesting schedule in the event it becomes top-heavy. The market value of the plan was approximately $7,308,738 at December 31, 2013.

Employee Stock Ownership Plan

Effective January 1, 1998, the Mid Penn board of directors adopted the Mid Penn Bank Employee Stock Ownership Plan for all Mid Penn Bank employees who satisfy length of service requirements. Participants did not contribute to the plan. In 2013, the Mid Penn board of directors approved the termination of the Employee Stock Ownership Plan. Participants in the plan were given the option to transfer their balances to the Mid Penn Bank Retirement Plan or to an IRA or to make a taxable withdrawal. As of December 31, 2013, the plan had a cash balance of $6,786.83, which is comprised of outstanding distribution checks and funds to be used for expenses related to the termination of the plan.

Employment Agreements

Neither Mid Penn nor Mid Penn Bank currently has employment agreements with any of its executives.

Risk Analysis of Compensation Practices and Policies

Mid Penn Bank reviewed its compensation policies and practices for all employees and determined that they do not create risks that are reasonably likely to have a material adverse effect on Mid Penn or Mid Penn Bank. The Compensation Committee reviewed the terms, structure and implementation of incentive compensation structures with Mid Penn Bank’s Senior Risk Officer. The Compensation Committee determined that such arrangements do not create risks that are reasonably likely to have a material adverse effect on Mid Penn or Mid Penn Bank.

Potential Payments Upon Termination or Change of Control

As of December 31, 2013, none of the named executive officers are parties to any employment or change of control agreement with Mid Penn or Mid Penn Bank. Should a named executive officer have been terminated on December 31, 2013, the named executive officer would have only been entitled to benefits under Mid Penn Bank’s retirement plan or disability plan which do not discriminate in scope, terms or operation, in favor of the named executive officers and are available generally to all salaried employees.

Certain Relationships and Related Transactions

In December 2011, Mid Penn Bank entered into a lease agreement with a related interest of Robert Grubic to lease approximately 5,900 square feet of office space on Derry Street in Harrisburg, PA. In determining director independence, the Mid Penn board of directors considered this lease arrangement and concluded the lease arrangement does not impact the independence of Mr. Grubic. Neither Mid Penn nor Mid Penn Bank have entered into any other material transactions, proposed or consummated, with any director or executive officer of Mid Penn or Mid Penn Bank, or any associate of the foregoing persons. From time to time, Mid Penn Bank has engaged in and intends to continue to engage in banking and financial transactions in the ordinary course of business with directors and officers and their associates on comparable terms with similar interest rates as those prevailing from time to time for other customers.

Related party transactions greater than $10,000 must be approved by the Mid Penn board of directors prior to any commitment by Mid Penn Bank to any such transaction. Directors do not participate in the discussions and are not present for voting on their own related party transactions. All of the material terms, conditions and purpose of the transaction shall be described in writing and provided to the Mid Penn board of directors, together with the written request for approval of any such related party transaction. The transaction should be reviewed and approved by the appropriate senior officer before being submitted to the Mid Penn board of directors for approval. Related party transactions for ongoing or continuing services can be reviewed and pre-approved within reasonable parameters by the Mid Penn board of directors on an as-needed basis. If the terms, pricing or conditions change so as to go outside the specified parameters cited in the request, the transactions shall be resubmitted for review and approval after the fact.

Mid Penn Bank has made loans to Mid Penn’s and Mid Penn Bank’s officers and directors and their immediate families and companies in which they had an ownership interest of 10% or more. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectability or present other unfavorable features.

Additional Information

For additional information about Mid Penn and its subsidiaries, see “Where You Can Find More Information” beginning on page 202.

MID PENN SPECIAL MEETING—PROPOSAL NO. 1

APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

Mid Penn is asking its shareholders to adopt the merger agreement. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger,” beginning on page 44. As discussed in detail in the sections entitled “The Merger—Mid Penn’s Reasons for the Merger,” and “— Recommendation of Mid Penn’s Board of Directors,” beginning on pages 54 and 55, respectively, after careful consideration, the Mid Penn board of directors determined that the terms of the merger agreement and the transactions contemplated by it are in the best interests of Mid Penn and the board unanimously approved the merger agreement. Accordingly, Mid Penn’s board of directors unanimously recommends that Mid Penn shareholders vote “FOR” adoption of the merger agreement.

MID PENN SPECIAL MEETING—PROPOSAL NO. 2

AUTHORIZATION TO VOTE ON ADJOURNMENT OR POSTPONEMENT

General

If, at the Mid Penn special meeting, the number of shares of Mid Penn common stock, present in person or by proxy, is insufficient to constitute a quorum or the number of shares of Mid Penn common stock voting in favor is insufficient to adopt the merger agreement, Mid Penn management intends to move to adjourn or postpone the Mid Penn special meeting in order to enable the Mid Penn board of directors more time to solicit additional proxies. In that event, Mid Penn will ask its shareholders to vote on the adjournment or postponement proposal and not the proposal relating to adoption of the merger agreement.

In this proposal, Mid Penn is asking you to grant discretionary authority to the holder of any proxy solicited by the Mid Penn board of directors so that such holder can vote in favor of the proposal to adjourn or postpone the Mid Penn special meeting to solicit additional proxies. If the shareholders of Mid Penn approve the adjournment or postponement proposal, Mid Penn could adjourn or postpone the Mid Penn special meeting, and any adjourned or postponed session of the Mid Penn special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted.

Generally, if the Mid Penn special meeting is adjourned or postponed, no notice of the adjourned or postponed meeting is required to be given to shareholders, other than an announcement at the Mid Penn special meeting of the place, date and time to which the meeting is adjourned or postponed.

Vote Required

The adjournment or postponement proposal requires affirmative vote of a majority of all votes cast, in person and by proxy, at the Mid Penn special meeting. Abstentions and broker non-votes will not affect the vote on the adjournment proposal.

Recommendation of the Mid Penn Board of Directors

The Mid Penn board of directors recommends a vote “FOR” the proposal to authorize the board of directors to adjourn or postpone the Mid Penn special meeting of shareholders to allow time for the further solicitation of proxies to adopt the merger agreement. All proxies will be voted “FOR” the adjournment proposal unless a shareholder specifies to the contrary on such shareholder’s proxy card.

SHAREHOLDER PROPOSALS FOR MID PENN 2015 ANNUAL MEETING

Under SEC rules, Mid Penn shareholders intending to present a proposal at Mid Penn’s 2015 annual meeting and have it included in Mid Penn’s proxy materials must submit the proposal in writing to Mid Penn’s Corporate Secretary at Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, Pennsylvania 17061. The proposal must have been received by MTR not later than November 28, 2014 and must otherwise comply with applicable law, including Rule 14a-8 of the Exchange Act.

In accordance with Mid Penn’s bylaws, shareholder proposals intended to be presented at Mid Penn’s 2015 annual meeting outside of Rule 14a-8 of the Exchange Act and shareholder nominations for directors to be elected at Mid Penn’s 2015 annual meeting must have been received by Mid Penn not later than 120 days in advance of the meeting. Such proposals must be delivered to, or mailed to and received by, Mid Penn’s Corporate Secretary at Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, Pennsylvania 17061 and must otherwise meet certain requirements as described in Mid Penn’s bylaws.

THE PHOENIX SPECIAL MEETING

This joint proxy statement/prospectus is being furnished to Phoenix shareholders by Phoenix’s board of directors in connection with the solicitation of proxies from the holders of Phoenix common stock for use at the Phoenix special meeting and any adjournments or postponements of the Phoenix special meeting.

Date, Time and Place

The Phoenix special meeting will be held on [—], 2014 at [—] [—].m., local time, at [—], subject to any adjournments or postponements.

Matters to be Considered

At the Phoenix special meeting, Phoenix shareholders will be asked to consider and vote upon the following proposals:

1. approval and adoption of the merger agreement as described in detail under the heading “The Merger” beginning on page 44;

2. approval of a proposal to authorize the board of directors to adjourn or postpone the Phoenix special meeting, if necessary, to solicit additional proxies to adopt the merger agreement; and

3. transaction of any such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

At this time, the Phoenix board of directors is unaware of any matters, other than those set forth above, that may properly come before the Phoenix special meeting.

Shareholders Entitled to Vote

The close of business on [—], 2014 has been fixed by Phoenix’s board of directors as the record date for the determination of those holders of Phoenix common stock who are entitled to notice of and to vote at the Phoenix special meeting and any adjournment or postponement of the Phoenix special meeting.

At the close of business on the record date there were [—] shares of Phoenix common stock outstanding and entitled to vote, held by approximately [—] holders of record. A list of the shareholders of record entitled to vote at the Phoenix special meeting will be available for examination by Phoenix shareholders. A list of such shareholders will be available for inspection at the Phoenix special meeting and for ten days prior to the meeting at Phoenix’s headquarters located at Rockwood Center, 1504 Rte. 61 South, Pottsville, Pennsylvania 17901, during normal business hours.

Quorum and Required Vote

Each holder of record of shares of Phoenix common stock as of the Phoenix record date is entitled to cast one vote per share at the Phoenix special meeting on each proposal. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Phoenix common stock entitled to vote at the Phoenix special meeting constitutes a quorum for the transaction of business at the Phoenix special meeting. The affirmative vote at the Phoenix special meeting, in person or by proxy, of the holders of 70% of the outstanding shares of Phoenix common stock is required to approve and adopt the merger agreement. The affirmative vote, in person or by proxy, of a majority of votes cast at the Phoenix special meeting is required to approve the proposal to adjourn or postpone the Phoenix special meeting, if necessary, to solicit additional proxies, and any other matter that may properly come before the Phoenix special meeting.

How Shares Will Be Voted at the Phoenix Special Meeting

All shares of Phoenix common stock represented by properly executed proxies received before or at the Phoenix special meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval and adoption of the merger agreement, and “FOR” the adjournment or postponement of the Phoenix special meeting, if necessary, to permit further solicitation of proxies as included in this joint proxy statement/prospectus.

If you hold shares of Phoenix common stock in street name through a bank, broker or other nominee holder, the nominee holder may only vote your shares in accordance with your instructions. If you do not give specific instructions to your nominee holder as to how you want your shares voted, your nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote.” Broker non-votes will be counted for purposes of determining whether there is a quorum present at the Phoenix special meeting, but they will not be deemed to have been voted on any of the proposals. Abstentions and broker non-votes will not affect the outcomes of any of the proposals.

If any other matters are properly brought before the Phoenix special meeting, the proxies named in the proxy card will have discretion to vote the shares represented by duly executed proxies in their sole discretion.

How to Vote Your Shares

Phoenix shareholders may vote in person at the Phoenix special meeting or by one of the following methods:

Voting by Mail. You may vote by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this joint proxy statement, your proxy will be voted in favor of that proposal.

Voting in Person. If you attend the meeting, you may deliver your completed proxy card in person or may vote by completing a ballot which will be available at the Phoenix special meeting. If your shares are registered in the name of a broker or other nominee and you wish to vote at the meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the Phoenix special meeting. Should you have any questions on the procedure for voting your shares, please contact Phoenix’s Corporate Secretary, Rockwood Center, 1504 Rte. 61 South, Pottsville, Pennsylvania 17901.

How to Change Your Vote

If you are a registered shareholder, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to the Secretary of Phoenix, or (3) attending the Phoenix special meeting in person, notifying the Secretary and voting by ballot at the Phoenix special meeting. The Phoenix Secretary’s mailing address is Rockwood Center, 1504 Rte. 61 South, Pottsville, Pennsylvania 17901. If your shares are registered in the name of a broker or other nominee, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

Dissenters’ Rights

Under Section 1930 and Chapter 15, Subchapter D, of the Pennsylvania Business Corporation Law of 1988, as amended, holders of Phoenix common stock who properly file a written notice of intention to dissent with Phoenix will have the right to obtain a cash payment for the statutorily determined “fair value” of their shares (excluding any element of value arising in anticipation of the merger) in the event that the merger is completed. In order to exercise those rights, Phoenix shareholders must complay with the procedural requirements of Chapter 15, Subchapter D, of the Pennsylvania Business Corporation Law of 1988, as amended. The statutorily determined “fair value” cannot be predicted and could be more or less than the value of the merger consideration. Failure to take any of the steps required under Chapter 15, Subchapter D, of the Pennsylvania Business Corporation Law of 1988, as amended, on a timely basis may result in the loss of dissenters’ rights. The provisions relating to dissenters’ rights under the Pennsylvania Business Corporation Law of 1988 are attached to this joint proxy statement/prospectus as Annex D. See “The Merger—Phoenix Shareholders Have Dissenters’ Rights in the Merger” for additional information.

Solicitation of Proxies

Phoenix will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Phoenix will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Phoenix common stock and secure their voting instructions. Phoenix will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Phoenix may use several of its regular employees, who will not be specially compensated, to solicit proxies from Phoenix shareholders, either personally or by telephone, facsimile, letter or other electronic means.

Mid Penn and Phoenix will share equally the expenses incurred in connection with the copying, printing and distribution of this joint proxy statement/prospectus.

Phoenix Affiliate Letter

As of the record date, directors of Phoenix and their affiliates had the right to vote [—] shares of Phoenix common stock, or [—]% of the outstanding Phoenix common stock entitled to be voted at the Phoenix special meeting. In accordance with the terms of the merger agreement, each of the directors of Phoenix has executed an Affiliate Letter in favor of Mid Penn pursuant to which he or she has agreed to vote all shares of Phoenix common stock owned by him or her in favor of approval and adoption of the merger agreement and the transactions contemplated thereby.

Attending the Meeting

All holders of Phoenix common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Phoenix special meeting. Shareholders of record can vote in person at the Phoenix special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Phoenix special meeting. If you plan to attend the Phoenix special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without both proper proof of share ownership and proper photo identification.

PHOENIX SPECIAL MEETING—PROPOSAL NO. 1

APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

Phoenix is asking its shareholders to approve and adopt the merger agreement. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger,” beginning on page 44. As discussed in detail in the sections entitled “The Merger—Phoenix’s Reasons for the Merger,” and “—Recommendation of Phoenix’s Board of Directors,” beginning on pages 46 and 48, respectively, after careful consideration, the Phoenix board of directors determined that the terms of the merger agreement and the transactions contemplated by it are in the best interests of Phoenix’s shareholders and the Phoenix board of directors unanimously approved the merger agreement. Accordingly, the Phoenix board of directors unanimously recommends that Phoenix shareholders vote “FOR” the approval and adoption of the merger agreement.

PHOENIX SPECIAL MEETING—PROPOSAL NO. 2

AUTHORIZATION TO VOTE ON ADJOURNMENT OR POSTPONEMENT

General

If, at the Phoenix special meeting, the number of shares of Phoenix common stock, present in person or by proxy, is insufficient to constitute a quorum or the number of shares of Phoenix common stock voting in favor is insufficient to approve and adopt the merger agreement, Phoenix management intends to move to adjourn or postpone the Phoenix special meeting in order to enable the Phoenix board of directors more time to solicit additional proxies. In that event, Phoenix will ask its shareholders to vote only upon the adjournment or postponement proposal and not the proposal relating to the approval and adoption of the merger agreement.

In this proposal, Phoenix is asking you to grant discretionary authority to the holder of any proxy solicited by the Phoenix board of directors so that such holder can vote in favor of the proposal to adjourn or postpone the Phoenix special meeting to solicit additional proxies. If the shareholders of Phoenix approve the adjournment or postponement proposal, Phoenix could adjourn or postpone the Phoenix special meeting, and any adjourned or postponed session of the Phoenix special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted.

Generally, if the Phoenix special meeting is adjourned or postponed, no notice of the adjourned or postponed meeting is required to be given to shareholders, other than an announcement at the Phoenix special meeting of the place, date and time to which the meeting is adjourned or postponed.

Vote Required

Pursuant to Phoenix’s bylaws, the adjournment or postponement proposal requires the affirmative vote of a majority of all votes cast, in person and by proxy, at the Phoenix special meeting. Abstentions and broker non-votes will not affect the vote on the adjournment proposal.

Recommendation of the Phoenix Board of Directors

The Phoenix board of directors recommends a vote “FOR” the proposal to authorize the board of directors to adjourn or postpone the Phoenix special meeting of shareholders to allow time for the further solicitation of proxies to approve and adopt the merger agreement.

INFORMATION ABOUT PHOENIX BANCORP, INC.

Business

Phoenix Bancorp, Inc.

Phoenix Bancorp, Inc. is a Pennsylvania business corporation with its principal executive offices at Rockwood Center, 1504 Route 61 South, Pottsville, Pennsylvania 17901. Phoenix was incorporated in 1987 and is registered as a bank holding company under the federal Bank Holding Company Act. Phoenix’s telephone number is (570) 544-4787, and its website address is www.theminersbank.com. Phoenix is not required to file reports with the Securities and Exchange Commission.

Phoenix’s principal activity consists of owning and supervising its subsidiary, Miners Bank. Phoenix’s net income is mainly derived from the business of Miners Bank.

Miners Bank

Miners Bank was originally incorporated in 1935 as Minersville Safe Deposit and Trust Company. The bank was reorganized into a bank holding company structure in 1987. The bank changed its name to Miners Bank in 2008.

Miners Bank currently operates four full-service offices, as well as a corporate office, in Schuylkill and Luzerne Counties, Pennsylvania.

Miners Bank engages in a full-service commercial banking business, including accepting time and demand deposits, making secured and unsecured commercial and consumer loans, financing commercial transactions and making construction and mortgage loans. Miners Bank has automated teller machines (ATMs) at all of its full-service offices.

Miners Bank had 35 full-time employees and 8 part-time employees as of June 30, 2014. Management considers relations with its employees to be good. Miners Bank is not a party to any collective bargaining agreement.

At June 30, 2014, Phoenix had total consolidated assets of approximately $141.5 million, total net loans of $114.6 million, total deposits of $119.6 million and shareholders’ equity of $16.6 million.

Competition

Miners Bank’s core service area consists primarily of Schuylkill and Luzerne Counties, Pennsylvania. Within this service area, the banking business is highly competitive. Miners Bank competes with local banks, as well as numerous regionally based commercial banks, most of which have assets, capital and lending limits far larger than those of Miners Bank. Miners Bank also competes with savings banks, savings and loan associations, money market funds, insurance companies, stock brokerage firms, regulated small loan companies, and credit unions. The industry competes primarily in the area of interest rates, products offered, customer service and convenience.

Many of Miners Bank’s competitors enjoy several advantages over it, including larger asset and capital bases, the ability to finance wide-ranging advertising campaigns and to allocate their investment assets to areas of highest yield and demand.

Properties

The following summarizes Phoenix’s and Miners Bank’s properties, owned or leased, as of June 30, 2014.

•	Corporate Office, Rockwood Center, 1504 Rt. 61 South, Pottsville PA 17901 - Leased

•	Tremont Branch, 29 East Main Street, Tremont, PA 17981 - Owned

•	Minersville Branch, Route 901, Pottsville/Minersville Highway, Minersville, PA 17954 - Owned

•	Frackville Branch, 504 South Lehigh Avenue, Frackville, PA 17931 - Leased

•	Hazleton Branch, 641 State Route 93, Conyngham, PA, 18219 – Leased

•	Gordon ATM (Former Branch) 300 Hobart Street, Gordon, PA 17936 – Owned

Legal Proceedings

There are no material pending legal proceedings, other than ordinary routine litigation incidental to the business, to which Phoenix, or any of its subsidiaries, is a party or of which any of their respective property is subject.

Information about Phoenix Designees to Mid Penn Bancorp, Inc. Board of Directors

The following provides information, as of December 31, 2013, about Vincent J. Land, Robert J. Moisey, and Noble C. Quandel, Jr., each of whom is a current director of Phoenix and Miners Bank and each of whom is anticipated to be appointed to the Board of Directors of Mid Penn Bancorp, Inc. and Mid Penn Bank upon consummation of the merger. The information presented includes information each director has given us about his age, all positions he holds, and his principal occupation for the past five years. The following also includes certain individual qualifications and skills that contribute to the board’s effectiveness as a whole. We believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business insight and an ability to exercise sound judgment, as well as a commitment to service. Neither individual is a director of any other publicly-held company.

Vincent J. Land, Colonel U.S. Army (Retired), 81 – Mr. Land has served as a director of Phoenix and Miners Bank since 1989 and is currently the chairman of the boards of directors of Phoenix and Miners Bank. Mr. Land is a retired U.S. Army Colonel. Mr. Land is considered independent of Phoenix as determined in accordance with the independence standards of the NASDAQ stock market.

Robert J. Moisey, 65 – Mr. Moisey has served as a director of Phoenix since 2012 and Miners Bank since 2011. Mr. Moisey is President of Laurels Senior Living. Mr. Moisey is considered independent of Phoenix as determined in accordance with the independence standards of the NASDAQ stock market.

Noble C. Quandel, Jr., 67 – Mr. Quandel has served as a director of Phoenix and Miners Bank since 2005 and is currently the vice-chairman of the boards of directors of Phoenix and Miners Bank. Mr. Quandel is the President and CEO of Quandel Enterprises, Inc. Mr. Quandel is considered independent of Phoenix as determined in accordance with the independence standards of the NASDAQ stock market.

Security Ownership of Certain Beneficial Holders of Phoenix

Beneficial ownership of Phoenix common stock was determined by referring to Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

•	Voting power, which includes power to vote or to direct the voting of the stock;

•	Investment power, which includes the power to dispose or direct the disposition of the stock; or

•	The right to acquire beneficial ownership within 60 days after June 30, 2014.

Beneficial Ownership of Principal Holders

The following table shows, to the best of Phoenix’s knowledge, those persons or entities, who owned of record or beneficially, on June 30, 2014, more than 5% of Phoenix’s outstanding common stock.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
Noble C. Quandel, Jr.(1) 230 South 15th Street Pottsville, PA 17901	42,789.84	15.20%

Vincent J. Land, Colonel U.S. Army (Retired)(2) 106 Evergreen Drive Pottsville, PA 17901	31,631.27	11.24%

Dolores P. Land(3) 106 Evergreen Drive Pottsville, PA 17901	23,880.00	8.48%

(1)	Includes shares owned by Noble C. Quandel, Jr. and Julia T. Quandel, his wife.
(2)	Shares are held individually. Mr. Land disclaims any beneficial ownership in 23,880.00 shares owned by his wife, Dolores P. Land.
(3)	Shares are held individually. Mrs. Land disclaims any beneficial ownership in 31,631.27 shares owned by her husband, Vincent J. Land.

Beneficial Ownership of Executive Officers and Directors

The following table sets forth, as of June 30, 2014, and from information supplied by the respective persons, the amount and the percentage of Phoenix common stock beneficially owned by each director, nominee, and executive officer and all officers and directors of Phoenix as a group.

Name of Individual or Identity of Group	Amount and Nature of Beneficial Ownership	Percent of Class
Ronald T. Derenzo(1)	10,010.00	3.56%
George H. Groves	10,826.76	3.85%
William L. Jones, III(2)	3,000.00	1.07%
Dolores P. Land(3)	23,880.00	8.48%
Vincent J. Land(4)	31,631.27	11.24%
Robert J. Moisey(5)	4,216.19	1.50%
Noble C. Quandel, Jr.(6)	42,789.84	15.20%
All officers, directors and nominees as a group (8 persons)	126,354.06	44.88%

(1)	Includes shares held by Ronald T. Derenzo and Rosemary C. Derenzo, his wife.
(2)	Includes shares owned by William L. Jones, III and Eileen C. Jones, his wife.
(3)	Shares are held individually. Mrs. Land disclaims any beneficial ownership in 31,631.27 shares owned by her husband, Vincent J. Land.
(4)	Shares are held individually. Mr. Land disclaims any beneficial ownership in 23,880.00 shares owned by his wife, Dolores P. Land.
(5)	Includes shares owned by Robert J. Moisey and Janice G. Moisey, his wife.
(6)	Includes shares owned by Noble C. Quandel, Jr. and Julia T. Quandel, his wife.

Director Summary Compensation Table

The table below summarizes the compensation paid during the fiscal year ended December 31, 2013 by Phoenix to Vincent J. Land, current director and Chairman of Phoenix, Robert Moisey, current director of Phoenix, and Noble C. Quandel, Jr., current director and Vice-Chairman of Phoenix. Messrs. Land, Moisey, and Quandel are expected to be appointed to the boards of directors of Mid Penn Bancorp, Inc. and Mid Penn Bank upon consummation of the merger.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Vincent J. Land	$40,000		—	—	—	—	—	$40,000
Robert J. Moisey	$17,400	(1)	—	—	—	—	—	$17,400
Noble C. Quandel, Jr.	$17,000	(2)	—	—	—	—	—	$17,000

(1)	Includes $15,000 annual retainer and $2,400 in committee meeting fees.
(2)	Includes $15,000 annual retainer and $2,000 in committee meeting fees.

During 2013, the Board of Directors of Phoenix held 12 meetings. Directors are paid a $15,000 per year retainer. Vincent J. Land, as chairman of the board, is paid a $40,000 per year retainer. Further, members of Phoenix’s Audit Committee and Miners Bank’s Loan Committee are paid $200 for each meeting attended.

Transactions with Certain Related Persons

Some of Phoenix’s directors and executive officers, members of their immediate families and the companies with which they are associated were Phoenix customers and had banking transactions with Phoenix in the ordinary course of business during 2013 and 2012. All loans and commitments to lend were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-affiliated customers. In Phoenix’s management’s opinion, the loans and commitments did not involve more than a normal risk of collectability or present other unfavorable features.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Phoenix

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Phoenix—June 30, 2014

The following discussion and analysis summarizes Phoenix’s results of operations and highlights material changes for the six months ended June 30, 2014 and June 30, 2013 and its financial condition as of June 30, 2014. This discussion is intended to provide additional information which may not be readily apparent from the consolidated selected financial data included in this report. Reference should be made to the selected financial data presented for a complete understanding of the following discussion and analysis.

This discussion and analysis should be read in conjunction with the consolidated unaudited financial statements and related footnotes for the six months ended June 30, 2014 beginning on page F-115 of this joint proxy statement/prospectus. Other than described herein, management does not believe there are any trends, events or uncertainties that are reasonably expected to have a material impact on future results of operations, liquidity or capital resources.

This discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties, such as Phoenix’s plans, objectives, expectations and intentions. Therefore, this analysis should be read in conjunction with the “Cautionary Statement Regarding Forward-Looking Statements” on page 43.

Critical Accounting Policies

Phoenix’s consolidated financial statements are prepared based on the application of certain accounting policies. Certain of these policies require numerous estimates and strategic or economic assumptions that may prove inaccurate or are subject to variations which may significantly affect Phoenix’s reported results and financial position for the period or in future periods. Changes in underlying factors, assumptions, or estimates in any of these areas can have a material impact on future financial condition and results of operations.

Phoenix has identified several policies as being critical because they require management to make particularly difficult, subjective and/or complex judgments about matters that are inherently uncertain and because of the likelihood that materially different amounts would be reported under different conditions or using different assumptions. These policies relate to the allowance for loan losses, valuation of securities, and accounting for income taxes.

Phoenix performs periodic and systematic detailed reviews of its loan portfolio to assess overall collectability. The level of the allowance for loan losses reflects an estimate of the losses inherent in the loan portfolio at any point in time. While these estimates are based on substantiated methods for determining allowance requirements, actual outcomes may differ significantly from estimated results, especially when determining allowances for business and commercial real estate loans. These loans are normally larger and more complex, and their collection rates are harder to predict. Consumer loans are individually smaller and perform in a more homogenous manner, making loss estimates more predictable.

Phoenix records its available for sale securities at fair value. Fair value of these securities is determined based on methodologies in accordance with generally accepted accounting principles. Fair values are volatile and may be influenced by a number of factors, including market conditions, discount rates, credit ratings and yield curves. Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values used are based on the quoted prices of similar instruments or an estimate of fair value by using a range of fair value estimates in the marketplace as a result of the illiquid market specific to the type of security.

When the fair value of a security is below its amortized cost, and depending on the length of time the condition exists and the extent the fair value is below amortized cost, additional analysis is performed to determine whether an other than temporary impairment condition exists. Available for sale securities are analyzed quarterly for possible other than temporary impairment. The analysis considers (i) whether Phoenix has the intent to sell the securities prior to recovery and/or maturity and (ii) whether it is more likely than not that Phoenix will have to sell the securities prior to recovery and/or maturity. Often, the information available to conduct these assessments is limited and rapidly changing, making estimates of fair value subject to judgment. If actual information or conditions are different than estimated, the extent of the impairment of the security may be different than previously estimated, which could have a material effect on Phoenix’s results of operations and financial condition.

Overview

Phoenix is a Pennsylvania corporation headquartered in Minersville, Pennsylvania and is the holding company for Miners Bank, which is a Pennsylvania chartered full-service community bank headquartered in Pottsville, Pennsylvania. Miners Bank provides a full range of commercial and consumer banking services to individuals, businesses and municipalities in Schuylkill and Luzerne counties.

Phoenix had total consolidated assets of $141,504,000, loans of $114,641,000, deposits of $119,557,000, and shareholders’ equity of $16,554,000 at June 30, 2014. Net income available to common shareholders for the six months ended June 30, 2014 was $214,000, or $0.75 per share, as compared to net income available to common shareholders of $218,000, or $0.80 per share, for the six months ended June 30, 2013. The annualized return on average assets was 0.31% for the six months ended June 30, 2014 as compared with 0.33% for the comparable period in 2013. The annualized return on average equity was 2.63% for the first six months of 2014 as compared with 2.74% for the same period in 2013.

Results of Operations for the Six Months Ended June 30, 2014 as Compared with June 30, 2013

Net Interest Income and Net Interest Margin

The following table presents Phoenix’s average balances, interest rates, interest income and expense, interest rate spread and net interest margin for the six months ended June 30, 2014 and 2013.

Average Balances and Average Interest Rates

(Dollars in thousands)

	For the Six Months Ended June 30,
	2014			2013
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest earning assets:
Fed Funds/Due from Banks	$2,120	$6	0.55%	$1,965	$6	0.58%
Total Securities	13,464	149	2.21%	13,006	105	1.61%
Total Loans	113,301	2,759	4.82%	110,147	2,848	5.09%

Total earning assets	128,885	2,914	4.47%	125,118	2,959	4.66%
Non-interest earning assets	9,523			8,029

Total assets	$138,408			$133,147

Liabilities and shareholders’ equity
Interest-bearing liabilities:
Deposit accounts:
Interest Bearing Core Deposits	$59,367	$60	0.20%	$58,518	$74	0.26%
Time deposits	28,781	130	0.91%	29,335	171	1.18%

Total deposits	88,148	190	0.44%	87,853	245	0.56%
Borrowings	5,908	39	1.94%	3,518	36	2.40%

Total interest bearing liabilities	94,056	229	0.53%	91,371	281	0.63%
Demand deposits	27,471			25,210
Other liabilities	596			616
Shareholders’ equity	16,285			15,950

Total liabilities and shareholders’ equity	$138,408			$133,147
Net interest income		$2,685			$2,678

Net interest spread			3.94%			4.03%

Net interest margin			4.17%			4.28%

For yield computation purposes, non-accruing loans are included in average loan balances and any income recognized on these loans is included in interest income.

Securities held as available-for-sale are carried at amortized cost for purposes of calculating average yield.

Interest Income

For the six months ended June 30, 2014, total interest income decreased by $45,000, or (1.51)%, to $2,914,000 from $2,959,000 for the six months ended June 30, 2013. The decrease was due to a decline in the yield of total earning assets to 4.47% for the six months ended June 30, 2014 from 4.66% for the six months ended June 30, 2013. In particular, the decline in the loan yield to 4.82% at June 30, 2014 from 5.09% at June 30, 2013 had the greatest impact in reducing the yield generated from total earning assets. The yield on the investment portfolio increased to 2.21% for the six months ended June 30, 2014 from 1.61% for the six months ended June 30, 2013. The decline in the total earning asset yield was somewhat offset by a 3.01% increase in the volume of total average earning assets attributable to loan growth of 2.86% .

Total interest expense decreased $52,000, or 18.5%, to $229,000 for the six months ended June 30, 2014 from $281,000 for the six months ended June 30, 2013. This was attributable to a 10 basis point decrease in total cost of funds, which decreased to 0.53% for the six months ended June 30, 2014 from 0.63% for the same period in 2013. The decline in the cost of deposits to 0.44% at June 30, 2014 from 0.56% at June 30, 2013 had the greatest impact in reducing the cost of interest bearing liabilities.

Net interest income increased $7,000, to $2,685,000 for the six months ended June 30, 2014 from $2,678,000 for the six months ended June 30, 2013. Phoenix’s net interest spread decreased to 3.94% for the six months ended June 30, 2014 from 4.03% for the six months ended June 30, 2013, while its net interest margin decreased to 4.09% for the six months ended June 30, 2014 from 4.20% for the six months ended June 30, 2013. The decline in the yield of interest earning assets compressed both the net interest spread and net interest margin at June 30, 2014 as compared with June 30, 2013.

Net interest income can also be analyzed in terms of the impact of changing interest rates and changing volumes, which is reflected in the following table for the periods indicated.

Rate/Volume Analysis of Net Interest Income

for the Six Months Ended September 30,

	2014 vs. 2013
	Increase/(Decrease)
(In thousands)	Volume	Rate	Net Change
Fed Funds/Due from Banks	$—	$—	$—
Total Securities	10	34	44
Total Loans	(31)	(58)	(89)

Net Change in Interest Income	(21)	(24)	(45)

Interest-Bearing Liabilities:
Interest Bearing Core Deposits	2	(16)	(14)
Time deposits	47	(88)	(41)

Total deposits	49	(104)	(55)
Borrowings	16	(13)	3

Total interest bearing liabilities	65	(117)	(52)

CHANGE IN NET INTEREST INCOME	$(86)	$93	$7

Provision for Loan Losses

The provision for loan losses represents management’s determination of the amount necessary to be charged to operations in order to maintain the allowance for loan losses at a level that represents management’s best estimate of the known and inherent losses in the existing loan portfolio. Credit exposures deemed uncollectible are charged against the allowance for loan losses. Recoveries of previously charged-off loans are credited to the allowance for loan losses. Management performs periodic evaluations of the allowance for loan losses with consideration given to historical, internal and external factors. In evaluating the adequacy of the allowance for loan losses, management considers historical loss experience, delinquency trends and charge-off activity, status of past due and non-performing loans, growth within the portfolio, the amount and types of loans comprising the loan portfolio, adverse situations that may affect a borrower’s ability to pay, the estimated value of underlying collateral, peer group information and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are caused to undergo interpretation and possible revision as events occur or as more information becomes available. Loans are also reviewed for impairment based on discounted cash flows using the loans’ initial effective interest rates or the fair value of the collateral for certain collateral dependent loans as provided under the accounting standard relating to Accounting by Creditors for Impairment of a Loan. After an evaluation of these factors, Phoenix recorded a provision of $68,000 for the six months ended June 30, 2014 as compared with $70,000 recorded for the six months ended June 30, 2013. The allowance for loan losses was $1,256,000 or 1.08% of total loans outstanding at June 30, 2014 as compared to $1,136,000, or 1.03% of total loans at June 30, 2013.

Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses, if necessary, in order to maintain the adequacy of the allowance. Management believes the allowance for loan losses at June 30, 2014 is maintained at a level that is adequate to absorb probable and potential losses inherent in the loan portfolio. At the same time, management continues to allocate dedicated resources to continue to manage at-risk credits.

Other Operating Income

The following table sets forth changes in other operating income for the six months ended June 30, 2014 and 2013.

Other Operating Income

(Dollars in thousands)

	Six Months Ended June 30,
		Increase/(Decrease)
	2014	Amount	%	2013
Service charges and fees on deposits	$240	$3	1.2%	$237
Other Income	124	66	113.8%	58
Gain on sale of mortgage loans	45	(10)	(18.2)%	55
Gain on sale of investment securities	—	—	0%	—

	$409	$59	16.9%	$350

Other operating income represents 13.2% of total revenues (comprised of net interest income and other operating income) for the six months ended June 30, 2014 as compared with 11.6% for the same period in 2013. Total other operating income increased 16.9% in the first six months of 2014 as compared with the first six months of 2013 due in part to recording a $57,000 gain from the sale of a facility during the first quarter of 2014.

Other Operating Expense

The following table presents the components of other operating expense for the first six months of 2014 and 2013.

Other Operating Expense

(Dollars in thousands)

	Six Months Ended June 30,
		Increase/(Decrease)
	2014	Amount	%	2013
Salaries and employee benefits	$1,447	$(36)	(2.4)%	$1,483
Occupancy expense	448	61	15.8%	387
Assessments and non-income taxes	133	15	12.7%	118
Amortization of intangibles	—	(23)	(100.0)%	23
Director fees	47	(4)	(7.8)%	51
Professional fees	179	60	50.4%	119
Data Processing	302	62	25.8%	240
Office Supplies	58	20	52.6%	38
Postage and courier	20	2	11.0%	18
Telephone	41	13	46.4%	28
Other expenses	83	(73)	(46.8)%	156

	$2,758	$96	3.6%	$2,662

Other operating expenses increased 3.6% year over year. This increase is attributable to increased expenses in occupancy, professional services, and data processing, offset by a decrease in other expenses. The increase in occupancy was related to the opening of the Conyngham Office and the relocation of the operations group. The increase in professional fees is for the most part due to the outsourcing of certain corporate functions, a portion of which is offset in salaries and employee benefits expenses. The increase in data processing expenses is in part due to onetime expenses related to the relocation of the operations group and the ongoing costs of opening the Conyngham Office. The decrease in other expenses was due to reduced OREO expenses in 2014 as well as increased reversal of loan origination costs.

Provision for Federal Income Taxes

Federal income tax expenses decreased $21,000 or 34.7% year over year, from $62,000 over the first six months in 2013 to $41,000 over the first six months in 2014. This decrease is attributable to the overall decline in net income before taxes as well as increased non-taxable revenue.

Financial Condition as of June 30, 2014 and June 30, 2013

Securities

The following table sets forth the composition of the investment securities portfolio as of June 30, 2014 and June 30, 2013:

Investment Securities (In thousands)	June 30, 2014	June 30, 2013
Available for Sale Securities (at fair value):
U.S. Treasury securities and obligations of other U.S. government agencies and organizations	$4,011	$5,077
Obligations of states and political subdivisions	3,795	3,246
Corporate debt securities	506	508
Agency mortgage-backed securities	4,741	3,030
Equity securities	982	885

Total	$14,035	$12,746

No securities are considered other-than-temporarily impaired based on management’s evaluation of the individual securities, including the extent and length of any unrealized losses, and Phoenix’s ability to hold the security until maturity or until the fair value recovers, and management’s opinion that it will not have to sell the securities prior to recovery of value. Phoenix invests in securities for the cash flow and yields they produce and not to profit from trading. Phoenix holds no trading securities in its portfolio as of June 30, 2014.

Restricted Investments in Bank Stocks

Restricted stock, which represents required investments in the common stock of correspondent banks is carried at cost and as of June 30, 2014 and 2013, consists of the common stock of the Federal Home Loan Bank of Pittsburgh (“FHLB”) and Atlantic Community Bankers Bank (“ACBB”).

Management believes no impairment charge is necessary related to the restricted stock as of June 30, 2014 and 2013.

Loans

The loan portfolio comprises the major component of Phoenix’s earning assets and is the highest yielding asset category. Total loans, net of unearned income increased $5,282,000, or 4.8%, to $115,897,000 at June 30, 2014 from $110,615,000 at June 30, 2013. All of Phoenix’s loans are to domestic borrowers.

Credit Risk and Loan Quality

The following table presents non-performing loans and assets as of June 30, 2014 and June 30, 2013:

Non-Performing Assets (In thousands)	June 30, 2014	June 30, 2013
Accruing loans past due 90 days	$—	$—
Non-accrual loans	551	635

Total non-performing loans	551	635
Foreclosed real estate	519	206

Total non-performing assets	$1,070	$841

Non-performing loans to total loans	0.47%	0.57%
Non-performing assets to total assets	0.76%	0.63%
Allowance to non-performing loans	227.95%	178.90%

The non-performing asset ratios presented in the table reflect a modest decline in the credit quality of the loan portfolio. Through the first six months of 2014, Phoenix experienced a decrease of $84,000 in total non-performing loans due to a decrease in non-accrual loans. There was a $313,000 increase in other real estate owned, which caused an overall increase of $229,000 in total non-performing assets.

The other real estate owned as of June 30, 2014 consists of one commercial property.

Miners Bank’s lending policy is executed through the assignment of tiered loan limit authorities to individual officers of Miners Bank and the Board of Directors. Although Phoenix’s management believes that it maintains sound credit policies, certain loans may deteriorate for a variety of reasons. Phoenix’s policy is to place all loans in a non-accrual status upon becoming 90 days delinquent in their payments, unless the loan is well secured and there is documented, reasonable expectation of the collection of the delinquent amount. Management is not aware of any potential loan problems that have not been disclosed in this report.

Allowance for Loan Losses

As a result of management’s ongoing assessment as to the adequacy of the allowance for loan losses in consideration of the risks and trends associated with the loan portfolio, a provision of $68,000 was made to the allowance for loan losses for the six months ended June 30, 2014 as compared with $70,000 for the six months ended June 30, 2013. Management determined that the total of the allocated and unallocated allowance for loan losses was adequate to absorb any losses inherent in the portfolio. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary, and the results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that material increases will not be necessary should the quality of the loans deteriorate as a result of factors previously discussed.

Analysis of the Allowance for Loan Losses (In thousands)	June 30, 2014	June 30, 2013
Beginning Balance	$1,227	$1,227
Provision for loan losses	68	70
Charge-offs:
Commercial	—	(146)
Mortgage	—	—
Consumer	(39)	(16)

Total charge-offs	(39)	(162)

Recoveries:
Commercial	—	—
Mortgage	—	—
Consumer	—	1

Total recoveries	—	1

Net (charge-offs)/recoveries	(39)	(161)

Ending balance	$1,256	$1,136

Net (charge-offs)/recoveries to average loans (annualized)	(0.07)%	(0.29)%
Allowance for loan losses to total loans	1.08%	1.03%

The increase in the allowance for loan losses as a percentage of total loans as of June 30, 2014 as compared with June 30, 2013 is primarily due to the growth of the commercial loan portfolio, which have higher probable loss factors than mortgage or consumer loans. Although management is proactive in identifying and dealing with credit issues that it can control, it anticipates that going forward, additional provisions to its allowance for loan losses may be warranted as a result of economic factors it cannot control.

Deposits

Deposits are the major source of Phoenix’s funds for lending and investing purposes. Total deposits at June 30, 2014 were $119,557,000, an increase of $7,044,000, or 6.3%, from total deposits of $112,513,000 at December 31, 2013. The deposit growth was seen in most deposit categories and is in part attributable to the $3,905,000 growth at the new office in Conyngham. Non-interest bearing deposits increased $2,220,000, or 8.6%, to $27,922,000 at June 30, 2014 from $25,702,000 at December 31, 2013. Savings and interest bearing demand deposits increased $2,384,000, or 4.1%, to $60,897,000 at June 30, 2014 from $58,513,000 at December 31, 2013. Time deposits increased $2,440,000, or 8.6% at June 30, 2014 since the 2013 year end. Phoenix’s cost of interest bearing deposits increased modestly to 0.46% at June 30, 2014 from 0.44% at December 31, 2013 but declined from 0.52% at June 30, 2013.

Borrowings

Phoenix has an unsecured line of credit for $3,000,000 with Atlantic Community Bankers Bank, Camp Hill, Pennsylvania. Phoenix borrowed $1,150,000 under this line at June 30, 2014 and $0 December 31, 2013.

Phoenix has a secured line of credit at the Federal Home Loan Bank of Pittsburgh of approximately $46,784,000 at June 30, 2014. This line is secured by a blanket pledge against certain components of Phoenix’s loan portfolio, in accordance with FHLB policy. There were no short term borrowings outstanding on June 30, 2014 and $4,987,000 outstanding with a cost of .024% at December 31, 2013. Phoenix had $3,500,000 of long term borrowings outstanding with an average cost of 2.00% at both June 30, 2014 and December 31, 2013.

The following table presents long term borrowings as of June 30, 2014 and December 31, 2013:

Structure	Settlement Date	Maturity Date	Amount	Rate
FHLB Fixed Rate	10/8/2013	10/7/2016	$1,500,000	1.08%
FHLB Fixed Rate	11/9/2010	11/9/2015	$1,000,000	2.37%
FHLB Fixed Rate	11/9/2010	11/9/2017	1,000,000	3.03%

Total			$3,500,000	2.00%

Shareholders’ Equity and Capital Adequacy

At June 30, 2014, shareholders’ equity for Phoenix totaled $16,554,000, an increase of $358,000 over shareholders’ equity of $16,196,000 at December 31, 2013. The increase was due to net income of $227,000 and an increase in the net unrealized gains on securities available for sale, which net of tax, reduced equity by $220,000, less dividend payments to common shareholders and the Department of Treasury.

The Small Business Lending Fund (the “SBLF”) is a $30 billion fund that encourages lending to small businesses by providing Tier 1 capital to qualified community banks with assets of less than $10 billion. The intent is for community banks and small businesses to work together to create jobs and promote economic growth in local communities across the nation. On July 19, 2011, Phoenix entered into a Securities Purchase Agreement (the Agreement) with the Secretary of the Treasury (the Treasury) as a result of its election to participate in the Treasury’s SBLF. The Agreement contains the terms and conditions on which Phoenix issued preferred stock to Treasury, which Treasury purchased using SBLF funds.

Accordingly, the Board of Directors authorized 4,000 shares of Senior Non-Cumulative Perpetual Preferred Stock, $1,000 par value, of which 3,500 shares were issued to Treasury. Dividends are payable quarterly in arrears on the first day of each calendar quarter of each year. The dividend rate will be no more than 5% for the first two years and the rate falls to one percent if small business lending increases by ten percent or more. Institutions that increase their lending by less than ten percent pay rates between two percent and four percent. If an institution’s lending does not increase in the first two years, however, the rate increases to seven percent, and after 4.5 years total, the rate for all institutions increases to nine percent (if the institution has not already repaid the SBLF funding). A majority of the proceeds were immediately transferred by Phoenix to Miners Bank as equity capital contributions and qualify for inclusion in the Tier I capital of Miners Bank.

Phoenix is subject to certain periodic reporting requirements, covenants and restrictions which include certain related party transactions, maintenance of minimum capital requirements mandated by its primary regulators, mergers and consolidations of Phoenix and / or its subsidiaries, and restrictions on dividends and share repurchases as defined in the Agreement.

During 2013, Phoenix redeemed 875 shares, or 22% of the preferred stock issued through the SBLF. In July 2014, Phoenix also redeemed an additional 875 shares of the preferred stock issued through the SBLF, leaving a balance of 1,750 shares outstanding. During 2013, Phoenix paid dividends aggregating $29,000 to the Treasury representing an average rate of 1.00%.

Phoenix meets the eligibility criteria of a small bank holding company in accordance with the FRB’s Small Bank Holding Company Policy Statement. Accordingly, Phoenix is exempt from regulatory requirements administered by the federal banking agencies. However, Miners Bank is subject to various regulatory capital adequacy requirements administered by the FRB. The table that follows presents Miners Bank’s capital ratios as determined and reported to its regulator. Tier 1 capital includes common stock, surplus, and retained earnings less disallowed goodwill and other intangible assets. Total capital consists of tier 1 capital and the allowance for loan losses. Miners Bank exceeds both the regulatory minimums and the requirements necessary for designation as a “well-capitalized” institution.

Capital Ratios (of Bank)	June 30, 2014	December 31, 2013	Regulatory Minimum	“Well Capitalized” Requirement
Tier 1 capital (to average assets)	10.4%	10.9%	4.0%	5.0%
Tier 1 capital (to risk-weighted assets)	13.1%	14.2%	4.0%	6.0%
Total risk-based capital (to risk-weighted assets)	14.3%	15.4%	8.0%	10.0%

Off-Balance Sheet Arrangements

Phoenix is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, and to a lesser extent, letters of credit. At June 30, 2014, Phoenix had unfunded outstanding commitments to extend credit of $10,444,000 and outstanding letters of credit of $573,000. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. Refer to Note 13 of the 2013 Consolidated Financial Statements for a discussion of the nature, business purpose and importance of Phoenix’s off-balance sheet arrangements.

Liquidity

Liquidity refers to Phoenix’s ability to generate adequate amounts of cash to meet financial obligations to its customers in order to fund loans, to respond to deposit outflows and to cover operating expenses. Maintaining a level of liquid funds through asset/liability management seeks to ensure that these needs are met at a reasonable cost. Liquidity is essential to compensate for fluctuations in the balance sheet and provide funds for growth and normal operating expenditures. Sources of liquidity are provided on a continuous basis through scheduled and unscheduled principal reductions and interest payments on outstanding loans and investment securities. Liquidity needs may also be met by converting assets into cash or obtaining sources of additional funding, whether through deposit growth, securities sold under agreements to repurchase or borrowings under lines of credit with correspondent banks.

Liquidity from the asset category is provided through cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold, which totaled $4,061,000 at June 30, 2014, which was $932,000 lower than the $4,993,000 that was outstanding at December 31, 2013. While liquidity sources generated from assets include scheduled payments and prepayments of principal and interest from securities and loans in Phoenix’s portfolios, longer term liquidity needs may be met by selling securities available-for-sale, selling loans or raising additional capital. At June 30, 2014, unpledged available-for-sale securities with a carrying value of $2,048,000 were readily available for sale for liquidity purposes as compared with $3,049,000 at December 31, 2013. The decrease in unpledged available for sale securities was attributable to a decrease in the amount of investment securities that needed to be pledged for public fund deposits.

On the liability side, the primary source of funds available to meet liquidity needs is to attract deposits at competitive rates. Phoenix’s core deposits, which exclude certificates of deposit over $100,000, were $112,308,000 at June 30, 2014 as compared to $105,215,000 at December 31, 2012. Core deposits have historically provided a source of relatively stable and low cost liquidity. Short-term and long-term borrowings utilizing the federal funds line and credit facility established with a correspondent financial institution and the FHLB are also considered to be reliable sources for funding. As of June 30, 2014, Phoenix had access to one formal borrowing line with its correspondent banks totaling $3,000,000, as well as remaining borrowing capacity of $43,284,000 at June 30, 2014 at the FHLB.

There are a number of factors that may impact Phoenix’s liquidity position. Changes in interest rates, local economic conditions and the competitive marketplace can influence prepayments on investment securities, loan fundings and payments, and deposit flows. Management is of the opinion that its liquidity position at June 30, 2014 is adequate to respond to fluctuations “on” and “off” the balance sheet since it manages liquidity on a daily basis and expects to have sufficient funds to meet all of its funding requirements.

Except as discussed above, there are no known demands, trends, commitments, events or uncertainties that may result in, or that are reasonably likely to result in Phoenix’s inability to meet anticipated or unexpected needs.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Phoenix—December 31, 2013

The following discussion and analysis summarizes Phoenix’s results of operations and highlights material changes for the year ended December 31, 2013 and its financial condition as of December 31, 2012. This discussion is intended to provide additional information which may not be readily apparent from the consolidated selected financial data included in this report. Reference should be made to the selected financial data presented for a complete understanding of the following discussion and analysis.

This discussion and analysis should be read in conjunction with the consolidated audited financial statements and related footnotes for the twelve months ended December 31, 2013 beginning on page F-82 of this joint proxy statement/prospectus. Other than described herein, management does not believe there are any trends, events or uncertainties that are reasonably expected to have a material impact on future results of operations, liquidity or capital resources.

This discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties, such as Phoenix’s plans, objectives, expectations and intentions. Therefore, this analysis should be read in conjunction with the “Cautionary Statement Regarding Forward-Looking Statements” on page 43.

Results of Operations

Summary of Financial Results

For the year ended December 31, 2013, Phoenix recorded an after-tax net profit available to common shareholders of $524,000, or $1.93 per share, which was a decline of approximately $151,000 as compared to the $675,000 after-tax net profit, or $2.80 per share recorded for the same period in 2012. The decrease in the net income available to common shareholders was the result of decreases in the gain on the sale of investment securities and an increase in the provision for credit losses. Net interest income increased by approximately $177,000 as a result of growth in interest earning assets as well as declining costs in interest-bearing liabilities. Non-interest income decreased approximately $498,000 due mainly to a lower level of gains taken on the sale of investment securities, offset in part by the increased revenue from the gain on the sale of mortgage loans. Non-interest expenses decreased approximately $55,000 due to decreases in other expenses related to the unwinding of a leverage transaction in 2012 and a decrease in professional fees, offset in part by increases in salaries and benefits and occupancy expenses. The provision for loan losses decreased $35,000 which was attributable to improvement in the portfolio during 2013. See the Provision for Loan Losses section below for the discussion on Phoenix’s allowance for loan losses. Income tax expense decreased $74,000 due to the general decrease in net income before taxes. For key performance ratios for the years ended December 31, 2013 and 2012, see the Selected Historical Financial Data section of this registration statement.

Net Interest Income

Net interest income increased $177,000, or 3.4%, to $5,406,000 in 2013 from $5,229,000 in 2012 due to the growth in earning assets and the decline in the cost of interest-bearing liabilities, offset by the decreases in interest rates on earning assets. Net interest income is generated from Phoenix’s lending and investment activities, and is the most significant component of earnings. Net interest income is the difference between interest and rate-related fee income on earning assets (primarily loans and investment securities) and the interest paid on the deposits and borrowings supporting them. Phoenix principally utilizes deposits to fund loans and investments. In order to fund operations in future periods the organization may utilize short-term and long-term borrowings, including borrowings from the Federal Home Loan Bank and federal funds lines with correspondent banks, based on the prevailing economic conditions, deposit availability and pricing, interest rates and other factors at such time.

The following table provides a comparative average balance sheet and net interest income analysis for the year ended December 31, 2013, as compared to the same period in 2012. All dollar amounts are in thousands.

	For the Twelve Months Ended December 31,
	2013			2012
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest earning assets:
Fed Funds/Due from Banks	$2,224	$12	0.52%	$6,467	$17	0.25%
Total Securities	12,924	235	1.82%	16,942	424	2.50%
Total Loans	111,980	5,694	5.09%	101,291	5,596	5.52%

Total earning assets	127,128	5,941	4.67%	124,700	6,037	4.84%
Non-interest earning assets	7,268			8,303

Total assets	$134,396			$133,003

Liabilities and shareholders’ equity
Interest-bearing liabilities:
Deposit accounts:
Interest Bearing Core Deposits	$59,952	$136	0.23%	$54,832	$204	0.37%
Time deposits	28,646	326	1.14%	34,802	533	1.53%

Total deposits	88,598	462	0.52%	89,634	737	0.82%
Borrowings	3,627	73	2.01%	3,091	71	2.29%

Total interest bearing liabilities	92,225	535	0.58%	92,725	808	0.87%
Demand deposits	25,641			24,573
Other liabilities	546			691
Shareholders’ equity	15,984			15,014

Total liabilities and shareholders’ equity	$134,396			$133,003
Net interest income		$5,406			$5,229

Net interest spread			4.09%			3.97%

Net interest margin			4.25%			4.19%

The following table summarizes the changes in interest income and expense due to changes in average balances (volume) and changes in rate:

	2013 vs. 2012
	Increase/(Decrease)
(In thousands)	Volume	Rate	Net Change
Fed Funds/Due from Banks	$(4)	$(1)	$(5)
Total Securities	(202)	13	(189)
Total Loans	584	(486)	98

Net Change in Interest Income	378	(474)	(96)

Interest-Bearing Liabilities:
Interest Bearing Core Deposits	28	(97)	(69)
Time deposits	(123)	(83)	(206)

Total deposits	(95)	(180)	(275)
Borrowings	5	(3)	2

Total interest bearing liabilities	(90)	(183)	(273)

CHANGE IN NET INTEREST INCOME	$468	$(291)	$177

Interest income decreased $96,000, or (1.6)%, even though the average balance of interest earning-assets grew $2,428,000, or 1.9% as compared to 2012. The average interest rate on interest-earning assets decreased by 17 basis points driving an overall rate related decrease to interest income of $474,000.

Average yields on loans decreased by 43 basis points, or 8.0%, to 5.09% in 2013 from 5.52% in 2012. The decrease is reflective of the reduced interest rate environment over the past year and local competition.

Interest expense decreased $273,000, or (33.8)%, due to a decrease in the average interest rate paid on liabilities of 29 basis points, changes in the deposit mix as well as a $500,000 decline in average balance of interest bearing liabilities.

During 2014, Phoenix expects a decrease in its overall level of net interest income as a result of loan repayments and prepayments as well as security calls and maturities in this the reduced interest rate environment.

Provision for Loan Losses and Allowance for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against income as losses are estimated to have occurred. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance is based on two basic principles of accounting: (i) FASB ASC Topic 310, Receivables, which requires that losses be accrued when they are probable of occurring and estimable and (ii) FASB ASC Topic 450, Contingencies, which requires that losses be accrued when the loan has become impaired. A loan is considered impaired when, based on current information and events, it is probable that Phoenix will be unable to collect the scheduled payments of principal and interest when due, according to the contractual terms of the loan agreement. Impairment is measured as the difference between a loan’s carried value on the balance sheet and its fair market value. Based on the nature of the loan, its fair value reflects one of the following three measures: (i) the fair market value of collateral; (ii) the present value of the expected future cash flows; or (iii) the loan’s value as observable in the secondary market. Factors considered by management in determining impairment include the payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. The provision for loan losses included in the statements of operations serves to maintain the allowance at a level management considers adequate to provide for losses that can be reasonably anticipated. Management’s periodic evaluation of the adequacy of the allowance is based on known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to pay, the estimated value on any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

The allowance consists of specific and general components. The specific component relates to loans that are classified as doubtful, substandard, or special mention under Phoenix’s internal criteria for classification. For such loans that are also classified as impaired, an allowance is established when the fair value of the impaired loan is lower that the carrying value of that loan. The general component covers non-classified loans that have been segmented into groups with similar characteristics and is based on historical loss experience adjusted for qualitative factors.

The following table presents the activity in Phoenix’s allowance for loan losses:

	Twelve Months Ended December 31,
	2013	2012
	(dollar amounts in thousands)
Balance at beginning of year	$1,227	$1,145
Charge-offs	(220)	(172)

Recoveries	2	1

Net charge-offs	(218)	(171)
Provision	218	253

Balance at end of year	$1,227	$1,227

ASSET QUALITY RATIOS
Allowance for loan losses to loans	1.09%	1.12%
Net charge-offs to average loans outstanding	(0.19)%	(0.17)%
Non-performing loans to total loans	1.03%	0.45%
Allowance for loan losses to non-performing assets	105.78%	224.31%

The provision for loan losses for the year ended December 31, 2013 equaled $218,000, a decrease of $35,000, or 13.8%, from 2012. The decrease in the provision for loan losses relates to quality of the loan portfolio.

Non-Interest Income

Non-interest income was $898,000 and $1,396,000 for the years ended December 31, 2013 and 2012, respectively. The $498,000 decrease was attributable to the decline in the gains on sale of investment securities which decreased $622,000, partially offset by an $118,000 increase in gains on the sale of mortgage loans.

Non-Interest Expense

Non-interest expense was $5,388,000 and $5,443,000 for the years ended December 31, 2013 and 2012, respectively. The $55,000 decrease was mostly attributable to decreases in other expenses, professional fees offset in part by increases costs for salaries and benefits, occupancy, and data processing expenses. There was a non-recurring expense of $95,000 in 2012 related to the unwinding of a leverage strategy, the benefits were recorded in other income.

Phoenix management utilizes the operating efficiency ratio as a key productivity measure. This ratio demonstrates the operating efficiency of an organization by comparing net non-interest expenses to the sum of net interest income and non-interest income. For the year ended December 31, 2013, Phoenix achieved an operating efficiency ratio of 85.52%, compared to 82.20% for the same period in 2012. Phoenix’s operating efficiency ratio remains above its peer group banks due to salaries and employee benefits costs as well as the number of branches which generates higher non-interest expense.

Income Tax Expense

Income tax expense was $145,000 and $219,000 for the years ended December 31, 2013 and 2012, respectively. The statutory tax rate for the year ended December 31, 2013 was 34%. Income tax expense decreased due to the decrease in net income before federal taxes.

Financial Condition

Total assets increased by $5,425,000, or 4.1% at December 31, 2013 compared to December 31, 2012.

Loans Net of Unearned Income

Phoenix’s loan balance, net of unearned income grew by $2,850,000 during 2013. This growth was represented mainly in the real estate mortgage loans, reflecting a continuing commitment to the credit needs of our local market. See the table below for a detail of the loan balances, net of unearned income at December 31, 2013 and the changes from December 31, 2012.

	December 31, 2013	December 31, 2012	Increase (Decrease)
			$	%
	(dollar amounts in thousands)
Commercial	$80,053	$71,924	$8,129	11.30%
Residential real estate	25,684	29,383	(3,699)	-12.59%
Consumer	6,506	8,086	(1,580)	-19.54%

Total Loans	112,243	109,393	2,850	2.61%
Less: Allowance for loan losses	1,227	1,227	0	0.00%

Total loans, net	$111,016	$108,166	$2,850	2.63%

Phoenix Bancorp Inc.’s loan balance, net of unearned income grew by $2,850,000 during 2013. This growth was represented mainly by commercial loans to small businesses, reflecting a continuing commitment to the credit needs of small businesses in our designated markets. See the table above for a detail of the loan balances, net of unearned income at December 31, 2013 and the changes from December 31, 2012.

As of December 31, 2013, Phoenix Bancorp’s loan portfolio did not show a material concentration of credit. Loans secured by commercial real estate as a percentage of Tier One Capital is well within regulatory guidelines. In addition the loan portfolio does not include concentrations of credit risk in residential real estate loans with high loan-to-value ratios. There are no significant concentrations of credit in commercial loans stratified by industry classification. Participation loans sold without recourse to unaffiliated banks grew $2.1 million in 2013 while Participation loans purchased grew $3.1 million. Phoenix Bancorp expects the loan portfolio to continue to grow as it focuses on serving the credit needs of its market areas, while exercising prudent underwriting standards considering the economic uncertainties that are expected to continue.

Phoenix’s written loan policy require specified underwriting, documentation and credit analysis standards to be met before a loan request is approved. Ultimate responsibility for the Credit Policy rests with the Board of Directors served by the Board Loan Committee. The committee is comprised of six members of the Board of Directors as well as members of senior management. Loan Policy changes and/or additions are considered and approved by this committee. This committee oversees the loan approval process and monitors whether proper loan standards are maintained.

Phoenix’s commercial real loans are generally secured by assets of the borrower: land, buildings, machinery and equipment, inventory and receivables, as well as by guarantees of the principals. Miners Bank’s underwriting policy considers the following criteria: cash flow analysis, business and personal balance sheet analysis, loan to value using real estate appraisals that includes a credit analyst’s review of the appropriateness of the real estate appraiser’s assumptions and analysis, project budgets, character analysis of the borrower, viability of the borrowers loan purpose as it related to general economic conditions. Other considerations for loan approval include: environmental surveys and reports, third party approvals such as zoning permits, general and subcontractor bonding, personal or corporate guarantees. Loan approvals are authorized under individual loan authority, lender loan committee, board loan committee or the entire Board of Directors depending on the size and complexity of the loan request. All loans approvals must be reviewed and signed by two of the following: Chief Executive Officer, Chief Lending Officer or Chief Risk Officer.

Phoenix Bancorp adheres to regulatory and statutory requirements pertinent to commercial real estate lending. Particular emphasis is placed upon The Financial Institutions Reform, Recovery and Enforcement Act

(FIRREA) which mandates requirements for appraisals to support real estate transactions. FIRREA also provides loan-to-value limits which Phoenix uses and tracks. The aggregate amount of all loans in excess of the Supervisory loan-to-value limits should not exceed 100% of total tier 1 capital. Phoenix is well below this level at 50.4%.

Commercial term mortgages are approved to purchase or refinance improved owner and non-owner occupied one-to-four and multi unit residential and non residential properties. Miners Bank’s underwriting policy requires that minimum debt coverage are met and borrower cash equity meets established LTV guidelines.

Phoenix’s residential real estate loans (mortgages) are secured by owner-occupied one-to-four family residential properties and are underwritten so that they can be sold in the secondary market, whether or not the Bank intends to sell the loan. The underwriting criteria for this type of loan includes: the determination of the borrower’s character and willingness to repay the loan, analysis of the borrowers income and ability to make the monthly payment along with other monthly payments and obligations, the borrower’s credit history, personal asset and liability analysis to ensure liquid funds are available for the down payment, closing costs, reserves, etc., real estate appraisal are reviewed to ensure LTV policy guidelines. The primary risk of residential real estate loans is the borrower’s ability to repay the loan through long-term consistent employment.

Home equity loans and lines of credit are secured by owner-occupied or non-owner-occupied one-to-four family residential properties. Phoenix Bancorp’s underwriting policy is similar to the residential real estate loan policy. Loan to value ratios are reviewed and meet loan policy guidelines. The primary risk of home equity loans and lines of credit is the borrower’s ability to repay the loan through long-term consistent employment.

Phoenix’s consumer loan underwriting policy considers the borrower’s needs and the estimated useful life of the collateral. Cash down payments for consumer purchases vary depending on the type and value of the collateral and desired loan maturity. Loan advances generally do not exceed 90% of the purchase price plus any tax, title or license fee. Consumer credit underwriting policy is based on the applicant’s creditworthiness as determined by assessing the borrower’s character, employment stability, repayment capacity and collateral value. The primary risk of consumer loans is the borrower’s ability to repay the loan and other monthly obligations through long-term consistent employment.

The table below sets forth, for the periods indicated, information with respect to Phoenix’s nonaccrual loans, restructured loans, total nonperforming loans (nonaccrual loans plus restructured loans) and total nonperforming assets. The accounting estimates for loan losses are subject to changing economic conditions.

	December 31, 2013	December 31, 2012
	(dollar amounts in thousands)
Accruing loans past due 90 days	$—	$12
Non-accrual loans	1,160	483

Total non-performing loans	1,160	495
Foreclosed real estate	—	52

Total non-performing assets	$1,160	$547

Nonperforming loans to total loans	1.03%	0.45%
Allowance for loan losses to total loans	1.09%	1.12%

At December 31, 2013, the nonperforming loans consisted of $1,078,000 in commercial loans, and $82,000 of consumer loans. Commercial loans of $415,000 and consumer loans of $80,000 were included in nonperforming loans at December 31, 2012. Phoenix’s Loan Committee and management has performed a detailed review of the nonperforming loans and of their related collateral and believe the allowance for loan losses remains adequate for the level of risk inherent in the loan portfolio. Overall, asset quality, as measured in terms of nonperforming assets to total assets, coverage ratios and nonperforming assets to stockholders’ equity, remains adequate.

Investments in Securities

During 2013, available for sale securities increased by $247,000 or 0.23%. The securities available for sale portfolio is comprised of U.S. Government Sponsored Agencies, Mortgaged-Backed Securities, Collateralized Mortgage Obligations, municipal bonds, corporate securities and equity securities. The securities held at December 31, 2013 had an average tax-effected yield of 2.04% with an average life to maturity of approximately four years.

Premises and Equipment, Net

During 2013, premises and equipment increased $207,000, or 7.7%, from $2,681,000 at December 31, 2012 to $2,888,000 at December 31, 2013. A majority of the increase was due to leasehold improvements and equipment for the Conyngham branch.

Cash and Cash Equivalents

Cash and cash equivalents increased $1,261,000, or 50.8%, due to a large volume of items sent for presentment to FRB on December 31, 2013. When analyzed in terms of average balances, cash and cash equivalents decreased $4,410,000, or 59.2%, in 2013. See the “Management’s Discussion and Analysis of Financial Condition and Results of Operation of Phoenix—Liquidity” below for further discussion on cash activity.

Deposits

Total deposits at December 31, 2013 were $112,513,000, an increase of $788,000 from total deposits of $111,725,000 at December 31, 2012. The table below displays the increased and decreases in deposits by type at December 31, 2013 as compared to December 31, 2012.

	December 31, 2013		December 31, 2012		Increase (Decrease)
	Amount	%	Amount	%	Amount	%
	(dollar amounts in thousands)
Non-interest bearing transaction accounts	$25,702	22.84%	$23,712	21.23%	$1,990	8.39%
Interest checking accounts, MMDA	36,148	32.13%	34,591	30.96%	1,557	4.50%
Savings accounts	22,365	19.88%	23,252	20.81%	(887)	(3.81)%
Time deposits of $100,000 or greater	7,298	6.49%	8,795	7.87%	(1,497)	(17.02)%
Time deposits, other	21,000	18.66%	21,375	19.13%	(375)	(1.75)%

Total	$112,513		$111,725		$788

The balance of deposits increased across all categories reported by Phoenix with the exception of time deposits under $100,000. The reduction of time deposits under $100,000 is the result of deposit pricing for CD’s with a maturity of one year or less, as MMDA rates are either comparable to or higher than short term CD rates.

The average balances and weighted average rates paid on deposits for 2013 and 2012 are presented in the table below.

	December 31, 2013		December 31, 2012		Increase (Decrease) in Average Balance
	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	$	%
	(dollars in thousands)
Non-interest bearing transaction accounts	$25,641	0.00%	$24,573	0.00%	$1,068	4.35%
Interest checking accounts	3,118	0.26%	2,277	0.43%	841	36.93%
Money market accounts	33,383	0.32%	28,510	0.54%	4,873	17.09%
Savings accounts	23,450	0.09%	24,045	0.17%	(595)	(2.47)%
Time deposits	28,646	1.14%	34,802	1.53%	(6,156)	(17.69)%

Total	$114,238		$114,207		$31

Stockholders’ Equity and Capital Adequacy

The stockholders’ equity increased $798,000, or 5.18%, from $15,398,000 at December 31, 2012 to $16,196,000 at December 31, 2013. The increase can be attributed to the Hazleton stock issuance of $1,078,000, net income of $553,000, offset in part by dividend payments and the repayment of $875,000 of preferred stock to the Small Business Lending Fund, US Department of Treasury.

Miners Bank is subject to certain restrictions on the amount of dividends that it may declare due to regulatory considerations. The Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings. Phoenix is committed to driving shareholder value so that future earnings will be available for dividend distributions to shareholders.

Refer to Note 14 Shareholders Equity in the December 31, 2013 Notes to consolidated Financial Statements for a discussion of capital adequacy at Phoenix.

Interest Rate Sensitivity

Phoenix actively manages its interest rate sensitivity position. Interest rate sensitivity is the matching or mismatching of the re-pricing structure of the interest-bearing assets and liabilities. Phoenix’s primary objectives of interest rate risk management are to neutralize adverse impacts to net interest income arising from interest rate movements, maintain the economic value of equity and to attain sustainable growth in net interest income. The Asset Liability Committee (“ALCO”) is primarily responsible for developing and implementing asset liability management strategies in accordance with the Board of Directors approved Asset and Liability Policy and Procedures. The ALCO generally meets on a quarterly basis and is comprised of members of Phoenix’s senior management team and Board of Directors.

Phoenix manages interest rate sensitivity by changing the volume, mix, pricing and repricing characteristics of its assets and liabilities. Phoenix has not entered into derivative contracts such as interest rate swaps, caps, and floors.

At December 31, 2013, Phoenix reported an investment portfolio of approximately $13,677,000 and a loan portfolio of approximately $112,243,000.

The investment portfolio was comprised of $3,716,000 of municipal obligations, $508,000 of corporate notes, $4,597,000 of government sponsored agency securities, $3,811,000 of government agency mortgage backed securities, and $1,045,000 of equity securities. The investment portfolio is principally used to: (a) satisfy collateral requirements of certain public deposits accepted by Phoenix and (b) provide a source of funding for liquidity needs.

The interest rate characteristics and maturity structure compositions of the loan portfolio at December 31, 2013 are set forth in the tables below.

Percentage of Portfolio
Interest Rate Characteristic
Fixed rate loans	37.93%
Variable-rate prime-indexed loans	57.99%
Variable-rate LIBOR indexed loans	4.08%

Total	100.00%

Maturity Structure
One month or less	0.75%
Two to six months	5.37%
Six to twelve months	2.80%
One to five years	17.89%
Five to ten years	14.91%
Greater than ten years	58.29%

Total	100.00%

Certificates of Deposit comprise approximately $28,298,000 of deposit liabilities. The maturity structure of the time deposit portfolio as of December 31, 2013 is summarized below.

	Dollars (thousands)	Percentage
Certificates of Deposit Maturity Structure
Six months or less	$7,466	26.39%
Over six months through twelve months	3,799	13.42%
Over one year through six years	16,170	57.14%
Over six years	863	3.05%

Total	$28,298	100.00%

Phoenix uses several tools to assess and measure its interest rate risk including interest rate simulation analysis that is prepared on a quarterly basis.

Net Interest Income at Risk Phoenix assesses the percentage change in net interest income assuming interest rate shocks of +/-100, +/-200, +300 and +400 basis points. This analysis captures the timing of the pricing of rate sensitive assets and rate sensitive liabilities as well as the degree of change (“beta”) in the interest rates of particular asset and liability products that occurs as interest rates move upward or downward.

Economic Value of Equity at Risk. Phoenix assesses the present value of cash inflows of cash, investments and loans, netted against the present value of cash outflows from deposits and other interest bearing liabilities, all discounted from their repricing dates to a measurement date. This measure is expressed as the percentage change in the present value of such cash flows when interest rates are shocked at +/-100, +/-200, +300 and +400 basis points.

Each analysis is largely dependent on many assumptions and variables with past behaviors that may not prove to be effective predictors of future outcomes. These assumptions are reviewed on at least a quarterly basis.

Under the Asset and Liability Management Policy and Procedures, the interest rate simulation reports specific measures:

•	The percentage change in net interest income for one year assuming interest rate shocks of at +/-100, +/-200, +300 and +400 basis points.

•	The percentage change in economic value of equity at risk assuming interest rate shocks of at +/-100, +/-200, +300 and +400 basis points.

The following table summarizes the interest rate simulation test results as of December 31, 2013.

	Policy	Shock Up	Shock Down
Net Interest Income at risk (one year)
Interest rate shock at 100 basis points	<=5%	-0.96%	-0.16%
Interest rate shock at 200 basis points	<=10%	-1.89%	-1.87%
Interest rate shock at 300 basis points	<=15%	-2.87%	—
Interest rate shock at 400 basis points	<=15%	-4.14%	—

		Metric
	Policy	Shock Up	Shock Down
Economic Value of Equity at risk
Interest rate shock at 100 basis points	<=20%	-1.03%	-8.54%
Interest rate shock at 200 basis points	<=25%	-3.64%	-16.6%
Interest rate shock at 300 basis points	<=25%	-7.04%	—
Interest rate shock at 400 basis points	<=25%	-10.6%	—

At both December 31, 2013 and December 31 2012, net interest income and economic value of equity at risk were within policy guidelines.

The interest rate simulation test results indicate levels of future interest rate risk were within the acceptable parameters per the policies established by ALCO except where noted. Management continues to evaluate strategies in conjunction with Phoenix’s ALCO to effectively manage the interest rate position. Such strategies could include altering the mix of loan and deposits by product or utilizing risk management instruments such as caps and floors.

Liquidity

Phoenix manages its liquidity position on a daily basis as part of the daily settlement function and continually as part of the formal asset liability management process. Phoenix’s liquidity is maintained by managing several variables including, but not limited to:

•	Pricing and dollar amount of core deposit products;

•	Pricing and dollar amount of in-market deposits;

•	Growth of the loan portfolio (including the sale of loans on a participation basis);

•	Purchase and sale of federal funds ;

•	Purchase of out of market and brokered deposits;

•	Purchase and sale of investment securities ; and

•	Use of borrowing capacity at FHLB

Management also maintains a detailed liquidity contingency plan designed to respond to an overall decline in the condition of the banking industry or a problem specific to Phoenix On a quarterly basis, the ALCO reviews a comprehensive liquidity analysis along with any changes to the liquidity contingency plan.

Phoenix’s Consolidated Statements of Cash Flows provide additional information on its sources and uses of funds. From a funding standpoint, we have been able to rely on a base of strong in-market deposit growth.

Phoenix generated $871,000 in cash from operating activities in 2013 versus $1,139,000 generated in 2012. Investing activities resulted in a net cash outflow of $4,823,000 primarily due to the purchase of investment securities and loan growth. There was a net increase in loans of $3,353,000 and purchases of securities of $4,401,000. This outflow was partially offset by proceeds of sales of securities and maturities of securities of $4,090,000. Financing activities resulted in a net inflow of $5,213,000 and was attributable to borrowing activities and the proceeds from the issuance of common stock.

At December 31, 2013, liquid assets (defined as cash and cash equivalents, loans held for sale and securities available for sale) totaled $18,084,000 or approximately 13.1% of total assets. This compares to $16,576,000 or approximately 12.5% of total assets at December 31, 2012.

Phoenix maintains secondary sources of liquidity which can be drawn upon if needed. These sources of liquidity include borrowing capacity at the FHLB and a secured line of credit at an unaffiliated bank. At December 31, 2013, Phoenix had a maximum borrowing capacity at the FHLB of $47,105,000.

Phoenix utilizes a limited amount of wholesale funding, for the most part to extend interest bearing liabilities. Wholesale funding is defined as brokered deposits (primarily certificates of deposit and certain brokered money market and demand deposit funds) and borrowed funds from the FHLB.

The following table summarizes wholesale funding outstanding at December 31, 2013

Structure	Settlement Date	Maturity Date	Amount Outstanding	Rate	Remaining Premium
Brokered CD - Fixed Rate	12/23/2010	12/23/2020	$575	2.85%	$11
Brokered CD - Fixed Rate	11/30/2011	11/30/2023	875	2.70%	9
Brokered CD - Fixed Rate	11/20/2013	11/20/2015	1,525	0.50%	4
Brokered CD - Fixed Rate	12/27/2013	12/27/2016	2,000	0.80%	8

Total Brokered CDs			$4,975	1.28%	$32

MMDA	12/7/2011	N/A	$5,001	0.30%
FHLB Fixed Rate- Short Term	12/31/2013	1/14/2014	$4,987	0.24%
FHLB Fixed Rate	10/8/2013	10/7/2016	$1,500	1.08%
FHLB Fixed Rate	11/9/2010	11/9/2015	$1,000	2.37%
FHLB Fixed Rate	11/9/2010	11/9/2017	$1,000	3.03%

Total FHLB Advances			$8,487	0.97%

Total Wholesale Funding			$18,463	0.87%	$32

Phoenix’s audited consolidated financial statements do not reflect various off-balance sheet commitments that are made in the normal course of business, which may involve some liquidity risk. Off-balance sheet arrangements are discussed in Note 13 to the audited financial statements.

Phoenix’s management is of the opinion that its liquidity position at December 31, 2013 is adequate to respond to fluctuations “on” and “off” balance sheet. In addition, management knows of no trends, demands, commitments, events or uncertainties that may result in, or that are reasonably likely to result in Phoenix’s inability to meet anticipated or unexpected liquidity needs.

COMPARISON OF SHAREHOLDERS’ RIGHTS

The rights of Phoenix shareholders are governed by Pennsylvania law, including the Pennsylvania Business Corporation Law, which we refer to as the PBCL, and Phoenix’s articles of incorporation and bylaws. The rights of Mid Penn shareholders are governed by Pennsylvania law, including the PBCL, and Mid Penn’s articles of incorporation and bylaws.

Upon consummation of the merger, Phoenix shareholders will become Mid Penn shareholders. Consequently, after the merger, the rights of such shareholders will be governed by the articles of incorporation and bylaws of Mid Penn and Pennsylvania law.

A comparison of the rights of Phoenix and Mid Penn shareholders follows. This summary is not intended to be a complete statement of all of such differences or a complete description of the specific provisions referred to therein, and is qualified in its entirety by reference to Pennsylvania law and the respective articles of incorporation and bylaws of Phoenix and Mid Penn.

Authorized Capital

Mid Penn. Mid Penn is authorized to issue 10,000,000 shares of common stock, par value $1.00 per share, 10,000,000 shares of preferred stock, par value of $1.00 per share, and 5,000 shares of 7% Non-Cumulative, Non-Voting, Non-Convertible Perpetual Preferred Stock, Series B, par value $1.00, which we refer to as the Mid Penn Series B preferred stock.

Phoenix. Phoenix is authorized to issue 10,000,000 shares of common stock, par value $1.00 per share, 40,000 shares of preferred stock, par value $100.00 per share, and 3,500 shares of Phoenix SBLF preferred stock, $100.00 par value per share.

Outstanding Preferred Stock

Mid Penn. Dividends on the Mid Penn Series B preferred stock are payable if, when, and as declared by the Mid Penn board of directors, at a rate of 7.00% per year on the liquidation preference of $1,000 per share. Dividends on the Mid Penn Series B preferred stock are non-cumulative. Shares of the Mid Penn Series B preferred stock are not convertible or exchangeable into shares of the Mid Penn common stock or any other security of Mid Penn.

The Mid Penn Series B preferred stock only may be redeemed by Mid Penn, upon approval of the FRB, and a redemption price equal to $1,020.00 per share of the Mid Penn Series B preferred stock plus an amount equal to declared but unpaid dividends, if any, to the date fixed for redemption. The holders of the Mid Penn Series B preferred stock do not have voting rights except as required by PBCL.

Phoenix. Each share of Phoenix SBLF preferred stock has a liquidation value of $1,000 per share, and was issued to an initial selling securityholder in a transaction exempt from the registration requirements of the Securities Act. The issued and outstanding shares of Phoenix SBLF preferred stock are validly issued, fully paid and nonassessable. Other than the Phoenix SBLF preferred stock, no other shares of Phoenix’s preferred stock were issued and outstanding as of the date of this prospectus.

Dividends Payable on Shares of Phoenix SBLF preferred stock. Holders of shares of Phoenix SBLF preferred stock are entitled to receive, if, as and when declared by the Phoenix board of directors out of assets legally available for payment, non-cumulative quarterly cash dividends on the Phoenix SBLF preferred stock, payable in arrears on January 1, April 1, July 1 and October 1 of each year.

The dividend rate that Phoenix pays on the Phoenix SBLF preferred stock for a given quarterly dividend period is based on the extent to which the qualified small business lending (“QSBL”) of Miners Bank increases during a quarter over a baseline QSBL level. Under the SBLF, “QSBL” is defined to include the following types of loans: (a) commercial and industrial loans; (b) owner-occupied nonfarm, nonresidential real estate loans; (c) loans to finance agricultural production and other loans to farmers; and (d) loans secured by farmland. Excluded from these types of loans, however, and therefore excluded from the calculation of QSBL, are (i) any loan or group of loans to the same borrower and its affiliates with an original principal or commitment amount greater than $10 million; (ii) loans to borrowers who have (or whose ultimate parent company has) more than $50 million in revenues during the most recent fiscal year ended as of the date of loan origination; (iii) the portion of any loans guaranteed by the U.S. Small Business Administration, any other U.S. Government agency or a U.S. Government-sponsored enterprise; and (iv) the portion of any loans for which the risk is assumed by a third party (e.g., the portion of loans that have been participated).

The dividend rate for the second through tenth quarterly dividend periods will be adjusted quarterly to reflect the amount of change in Miners Bank’s QSBL over the baseline amount established in connection with the issuance of the Phoenix SBLF preferred stock and will range from one percent to five percent based on the following schedule:

After 10 years, if the shares of Phoenix SBLF preferred stock are not redeemed, the dividend rate will increase to the highest possible dividend rate as permitted by Phoenix’s regulators. During the quarter ended June 30, 2014, the dividend rate on the Phoenix SBLF preferred stock was 1.000% and will remain fixed at 1.000% through January 5, 2016, when it will increase to 9.00%.

Priority of Dividends; Consequences of Missed Dividends. With respect to the payment of dividends, the Phoenix SBLF preferred stock will rank senior to the Phoenix common stock and all other equity securities designated as ranking junior to the Phoenix SBLF preferred stock (“junior stock”), and will rank at least equally with all other equity securities designated as ranking on a parity with the Phoenix SBLF preferred stock (“parity stock”).

If Phoenix misses any of its quarterly dividend payment obligations on the Phoenix SBLF preferred stock, then Phoenix would be required to provide written notice to the holders of the Phoenix SBLF preferred stock stating the rationale of its board of directors’ decision for not declaring the dividend, and Phoenix would be prohibited, for that quarter and for the next three quarters thereafter, from repurchasing and from declaring or paying any dividends on any other outstanding parity stock or on any outstanding junior stock, subject to certain limited exceptions. After the fourth missed dividend payment, whether or not consecutive, if Phoenix was not at such time subject to a regulatory determination that it was prohibited from declaring and paying dividends, then the Phoenix board of directors would be required to certify, in writing, that Phoenix used its best efforts to declare and pay such dividends in a manner consistent with safe and sound banking practices and the Phoenix board of director’s fiduciary obligations.

If Phoenix misses five quarterly dividend payment obligations, whether or not consecutive, the holders of the Phoenix SBLF preferred stock would have the right to select a representative to serve as an observer on the Phoenix board of directors. If Phoenix misses six quarterly dividend payment obligations and the aggregate liquidation preference of the outstanding shares of Phoenix SBLF preferred stock is greater than or equal to $25,000,000 then the holders would have the right, voting as a single class, to elect two directors to fill newly-created directorships on the Phoenix board of directors. For additional information, please see “Comparison of Shareholders Rights—Outstanding Preferred Stock—Phoenix—Voting Rights” below.

Other Restrictions on Dividends and Repurchases. Under the terms of the Phoenix SBLF preferred stock, Phoenix may only declare and pay a dividend on the Phoenix common stock or other junior stock, or repurchase shares of any such class or series of stock, if, after payment of such dividend or such repurchase, the dollar amount of Phoenix’s Tier 1 Capital would be at least 90% of the Signing Date Tier 1 Capital Amount set forth in the certificate of designation relating to the Phoenix SBLF preferred stock , excluding any subsequent net charge-offs and any redemption of the Phoenix SBLF preferred stock (the “Tier 1 Dividend Threshold”). The Signing Date Tier 1 Capital Amount was $9,688,000. The Tier 1 Dividend Threshold is subject to reduction, beginning on the second anniversary of issuance and ending on the tenth anniversary of issuance, by ten percent for each one percent increase in QSBL over the baseline level.

Phoenix is subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The FRB is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment of that dividend.

In addition, Phoenix is subject to the laws of the Commonwealth of Pennsylvania, the Banking Code, the Federal Deposit Insurance Act (“FDIA”) and the regulation of the PDB and of the FRB. Under the Banking Code and the FDIA, a bank may not pay any dividends if, after paying such dividends, it would be undercapitalized under applicable capital requirements. In addition to these explicit limitations, the federal regulatory agencies are authorized to prohibit a banking subsidiary or bank holding company from engaging in unsafe or unsound banking practices. Depending upon the circumstances, the agencies could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

Redemption of Phoenix SBLF preferred stock. Subject to approval by Phoenix’s federal banking regulators, the Phoenix SBLF preferred stock may be redeemed at Phoenix’s option at any time. The per share redemption price for shares of Phoenix SBLF preferred stock shall be equal to the sum of the liquidation amount per share ($1,000) and the per-share amount of any unpaid dividends for the current quarterly dividend period. Phoenix may decide to redeem all of the outstanding Phoenix SBLF preferred stock or a portion of the outstanding Phoenix SBLF preferred stock equal to not less than 25% of the initial aggregate liquidation value of the Phoenix SBLF preferred stock. If fewer than all of the outstanding shares of Phoenix SBLF preferred stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Phoenix SBLF preferred stock in proportion to the number of shares held by those holders or in such other manner as the Phoenix board of directors or a committee thereof may determine to be fair and equitable.

The Phoenix SBLF preferred stock is not subject to any mandatory redemption, sinking fund or similar provisions. Holders of the Phoenix SBLF preferred stock will have no right to require redemption or repurchase of any shares of Phoenix SBLF preferred stock.

Conversion. The holders of Phoenix SBLF preferred stock shall have no right to exchange or convert such shares into any other securities.

Voting Rights. In general, the holders of the Phoenix SBLF preferred stock shall not have any voting rights except as set forth in the certificate of designation establishing the terms of the Phoenix SBLF preferred stock or as otherwise required by law.

If Phoenix has not declared and paid in full dividends for an aggregate of five quarters, whether or not consecutive, the holders of a majority of the outstanding shares of Phoenix SBLF preferred stock, voting as a single class, may appoint a representative to serve as an observer on the Phoenix board of directors. Such right would continue until Phoenix had made full dividend payments for four consecutive quarters thereafter. If Phoenix has not declared and paid in full dividends for an aggregate of six quarters, and the aggregate liquidation preference of the outstanding shares of Phoenix SBLF preferred stock is greater than or equal to $25,000,000, the authorized number of directors on the Phoenix board of directors shall automatically increase by two and the holders of the Phoenix SBLF preferred stock, voting as a single class, shall have the right to elect two directors to fill such newly created directorships. Such directors would be elected at each of the Phoenix annual meetings held until Phoenix had made full dividend payments for four consecutive quarters.

With regard to certain other matters, the approval of the Phoenix SBLF preferred stock, given in the form of (a) consent of Treasury if Treasury holds any shares of Phoenix SBLF preferred stock or (b) the holders of a majority of the outstanding shares of Phoenix SBLF preferred stock, voting as a single class, if Treasury does not hold any shares of Phoenix SBLF preferred stock, is required for effecting or validating (i) any amendment or alteration of the Phoenix articles of incorporation to authorize, create or issue any shares (or any security convertible into any shares) of any equity security ranking senior to the Phoenix SBLF preferred stock with respect to the payment of dividends or distribution of assets in the event of a liquidation, dissolution or winding up; (ii) any change to the Phoenix articles of incorporation that would adversely affect the rights, privileges or voting powers of the Phoenix SBLF preferred stock; (iii) any consummation of a binding share exchange or reclassification involving the Phoenix SBLF preferred stock, subject to certain enumerated exceptions; and (iv) any sale of all or substantially all of Phoenix’s assets if the Phoenix SBLF preferred stock will not be contemporaneously redeemed.

Preemptive Rights. The Phoenix SBLF preferred stock does not have preemptive rights as to any of Phoenix’s securities, or any warrants, rights or options to acquire any of Phoenix’s securities.

Liquidation Rights. In the event that Phoenix voluntarily or involuntarily liquidates, dissolves or winds up its affairs, holders of Phoenix SBLF preferred stock shall be entitled to receive for each share of Phoenix SBLF preferred stock, out of Phoenix’s assets or proceeds thereof available for distribution to shareholders, subject to the rights of any creditors, payment in full in an amount equal to the liquidation amount per share, which is $1,000 per share, and the amount of any accrued and unpaid dividends on each share. Holders of Phoenix SBLF preferred stock would be entitled to receive this amount before any distribution of assets or proceeds to holders of the Phoenix common stock and any other junior stock. If in any distribution described above Phoenix’s assets are not sufficient to pay in full the amounts payable with respect to the outstanding shares of Phoenix SBLF preferred stock and any outstanding shares of parity stock, holders of the Phoenix SBLF preferred stock and parity stock would share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

For purposes of the liquidation rights of the Phoenix SBLF preferred stock , neither the sale, conveyance, exchange or transfer of all or substantially all of Phoenix’s property and assets, nor the consolidation or merger by Phoenix with or into any other corporation or by another corporation with or into us, such as the merger, will constitute a liquidation, dissolution or winding-up of Phoenix’s affairs.

Pursuant to the terms of the merger agreement, there will be an exchange of the then-outstanding shares of Phoenix SBLF preferred stock, for shares of a series of Mid Penn SBLF preferred stock. The terms and provisions of the Mid Penn SBLF preferred stock are expected to have rights preferences, privileges and voting powers, and limitations and restrictions, taken as a whole, that are not materially less favorable to the holders of the Phoenix SBLF preferred stock than the rights, preferences, privileges and voting powers, and limitations and restrictions of the Phoenix SBLF preferred stock, taken as a whole.

Annual Meeting of Shareholders

Mid Penn. Mid Penn’s bylaws provide that an annual meeting will be held on such date, at such time, and at such place, as may be set by the board of directors.

Phoenix. Phoenix’s bylaws provide than an annual meeting will be held on the second Wednesday in April in each year. The annual meeting shall be held at such geographic location as the board of directors shall determine.

Special Meeting of Shareholders

Mid Penn. Special meetings of the Mid Penn shareholders can be called by Mid Penn’s board of directors, the Chairman of the Board, the President, a majority of the board of directors, or a majority of the members of the executive committee of the board of directors.

Phoenix. Special meetings of the Phoenix shareholders can be called by the President, Secretary, or upon written request of the shareholders entitled to cast at least 20% of the votes that all shareholders are entitled to cast at the meeting. Special meetings will be held at the principal office of Phoenix or at such other geographic location within or without Pennsylvania.

Cumulative Voting

Mid Penn. Mid Penn’s articles of incorporation prohibit cumulative voting in the election of directors.

Phoenix. Phoenix’s articles of incorporation prohibit cumulative voting in the election of directors.

Shareholder Nomination of Directors

Mid Penn. Mid Penn’s bylaws provide that nominations for the election of directors may be made by the board of directors or by any shareholder entitled to vote for the election of directors. Nominations made by the shareholders entitled to vote for the election of directors will be made by notice in writing, delivered or mailed to the Corporate Secretary not less than the earlier of 120 days prior to the anniversary date of the initial proxy materials or of a notice of the meeting by Mid Penn in connection with the immediately preceding annual meeting of shareholder, or the deadline for submitting shareholder proposals for inclusion in a proxy statement and form of proxy as calculated under Rule 14a-8(e), promulgated by the Securities and Exchange Commission under the Exchange Act or any successor provision thereto.

Phoenix. Phoenix’s bylaws provide that any shareholder who intends to nominate or to cause to have nominated any candidate for election to the board of directors (other than any candidate proposed by the board of directors) must submit such nomination to the Secretary in writing not later than 60 days prior to the date of any meeting of shareholders called for the election of directors.

Number of Directors

Mid Penn. The number of Mid Penn directors will be not less than five, nor more than twenty-five as Mid Penn’s board of directors may determine from time-to-time. Mid Penn’s board of directors currently has ten directors.

Phoenix. The number of Phoenix directors will be one or more members with the number of members in excess of one, to be fixed from time to time by resolution of the board of directors, or by resolution of the shareholders.

Director Qualifications

Mid Penn. Each Mid Penn director must be a Mid Penn shareholder and will own in his/her own right the number of shares (if any) required by law in order to qualify as such director. Mid Penn maintains a mandatory retirement policy. Upon reaching the age of 70, a Mid Penn director will hold office until the following annual meeting of shareholders at which time such director shall retire from the Mid Penn board of directors. In extraordinary circumstances, the Mid Penn board of directors may grant a director, on a case-by-case basis, a waiver from this mandatory retirement policy. In connection with the consummation of the merger, the Mid Penn board of directors will waive this policy with respect to the appointment of Mr. Land to the Mid Penn board of directors until the 2016 annual meeting of shareholders of Mid Penn.

Phoenix. Directors need not be shareholders of Phoenix.

Classes of Directors and Election of Directors

Mid Penn. The Mid Penn board of directors is divided into three classes, with each class being elected annually for a three-year term. Class A has four directors, Class B has four directors, and Class C has three directors.

Phoenix. The Phoenix board of directors is divided into three classes, as nearly equal in number as possible, with each class being elected annual for a three-year term.

Filling Vacancies on the Board of Directors

Mid Penn. Mid Penn’s bylaws provide that vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by the remaining members of the board, even though less than a quorum. Each person so elected to fill a vacancy in the board of directors will become a member of the same class of directors in which the vacancy existed. Each director so elected will be a director until the class to which he/she was appointed stands for election and until his or her successor is elected and qualified.

Phoenix. Phoenix’s bylaws provide that vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by election by a majority of the remaining members of the board, even though less than a quorum. Each director so elected will be a director until the class to which he/she was appointed stands for election and until his or her successor is elected and qualified or until his/her death, resignation or removal.

Special Meetings of the Board of Directors

Mid Penn. Special meetings of Mid Penn’s board of directors may be held whenever called by the Chairman of the Board, the President or at the request of three or more members of the board of directors. Notice of the time and place of every special meeting may be either verbal or in writing, and will be given to each member of the board of directors at least twenty-four hours before the time of such meeting excepting the organization meeting following the election of directors.

Phoenix. Special meeting of Phoenix’s board of directors may be called at any time by the President, the Secretary or a majority of the members of the board of directors, and may be held at any time and geographic location, either within or without Pennsylvania, as the notice of meeting may provide. Notice of each special meeting shall be given to each director at least 48 hours before the time set for the meeting.

Anti-Takeover Provisions and Other Shareholder Protections

Mid Penn. Under Mid Penn’s articles of incorporation, any merger, consolidation, liquidation or dissolution of Mid Penn or any action that would result in the sale or other disposition of all of substantially all of the assets of Mid Penn must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares of common stock, or the holders of at least 66-2/3% of the outstanding shares of common stock provided that the transaction has received prior approval of at least 80% of all members of the board of directors. Additionally, the board of directors may oppose a tender or other offer for the corporation’s securities, whether the offer is in cash or in the securities of a corporation or otherwise. The board may, but is not legally obligated to, consider any relevant, germane or pertinent issue; by way of illustration, but not to be considered any limitation on the power of the board of directors to oppose a tender or other offer for Mid Penn’s securities. The board of directors may consider whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation; whether a more favorable price could be obtained for Mid Penn’s securities in the future; the social and economic effects of the offer on Mid Penn and any of its subsidiaries, employees, depositors, loan and other customers, creditors, and shareholders; the reputation and business practice of the offeror and its management and affiliates as they would affect the shareholders, employees, depositors and customers of Mid Penn and its subsidiaries and the future value of Mid Penn’s stock; the value of the securities which the offeror is offering in exchange for Mid Penn’s securities; the business and financial conditions and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible effect of such conditions upon Mid Penn and any of its subsidiaries and the other elements of the communities in which Mid Penn and its subsidiaries are located; and any antitrust or other legal and regulatory issues that are raised by the offer.

Phoenix. Under Phoenix’s articles of incorporation, any merger, consolidation, dissolution or sale of all or substantially all of the assets of Phoenix must be approved by the affirmative vote of the holders of at least 70% of the outstanding shares of common stock.

Additionally, the board of directors may oppose a tender or other offer for the corporation’s securities, whether the offer is in cash or in the securities of a corporation or otherwise. The board may, but is not legally obligated to, consider any relevant, germane or pertinent issue. By way of illustration, but not to be considered any limitation on the power of the board of directors to oppose a tender or other offer for Phoenix’s securities the board of directors may, but shall not be legally obligated to, consider whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation; whether a more favorable price could be obtained for securities in the future; the social and economic effects of the offer or transaction on Phoenix and any of its subsidiaries, employees, depositors, loan and other customers, creditors, and shareholders and other elements of the communities in which Phoenix and its subsidiaries operate and are located; the reputation and business practice of the offeror and its management and affiliates as they would affect the shareholders, employees, depositors and customers of Phoenix and its subsidiaries and the future value of Phoenix’s stock; the value of the securities which the offeror is offering in exchange for Phoenix’s securities; the business and financial conditions and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible effect of such conditions upon Phoenix and any of its subsidiaries and the other elements of the communities in which Phoenix and its subsidiaries are located; and any antitrust or other legal and regulatory issues that are raised by the offer.

It is the intent and policy of Phoenix and its shareholders that control of Phoenix is an asset that belongs to all shareholders, and that no shareholder should have, either directly or indirectly, beneficial ownership of 40% or more of the outstanding shares. If a person is determined to directly or indirectly own 40% or more of the outstanding shares of Phoenix (the “Substantial Shareholder”), the board of directors may issue in its sole discretion on a pro-rata basis to those shareholder of Phoenix who are not affiliated with the Substantial Shareholder warrants to purchase additional shares of common stock at a purchase price equivalent to 50% of the average transaction price of all purchases and sales of the common stock that occurred during the previous twelve-month period and that are known by the board of directors. The warrants will be issued without any consideration, shall not be assignable and shall expire 6 months from their date of issuance. The board of directors shall have the sole discretion in the determination of the number of shares of common stock of Phoenix that may be purchased pursuant to such warrants. In order to determine “beneficial ownership,” the board of directors may consider the effect of stock ownership by a person’s spouse and minor children; ownership of shares held by a corporation or foundation of which the Substantial Shareholder is an officer or affiliate; the extent of a Substantial Shareholder’s ownership of partnership shares; transfers pursuant to divorce; installment purchases; stock warrants; grants and options; control over the voting power of any stock; the status of a Substantial Shareholder as trustee, trust beneficiary or settler of a trust of which part or all of the corpus is shares of the common stock of Phoenix; and stock dividends.

Indemnification of Directors and Officers

Mid Penn. Under Mid Penn’s bylaws, to the fullest extent authorized or permitted by applicable law, Mid Penn shall indemnify any director, officer, employee, or agent of Mid Penn who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, or is or was serving at the request of Mid Penn as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, amounts paid in settlement, judgments, and fines actually and reasonably incurred by those persons in connection with any action suit or proceeding. No indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The provision does not affect a director’s responsibility or liability under any criminal statute or liability for payment of taxes.

Phoenix. Under Phoenix’s bylaws, Phoenix shall indemnify any director or officer, and may indemnify any other employee or agent, who was or is a party to, or is threatened to be made a party to or who is called as a witness in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative. This includes an action by or in the right of Phoenix, by reason of the fact that he or she is or was a director, officer, employee, or agent of Phoenix, or is or was serving at the request of Phoenix as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Phoenix shall indemnify such individuals against expenses, including attorney fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding, unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Pennsylvania Anti-Takeover Provisions

Under the PBCL, certain anti-takeover provisions apply to Pennsylvania “registered corporations” (e.g., publicly traded companies) including those relating to (i) control share acquisitions, (ii) disgorgement of profits by certain controlling persons, (iii) business combination transactions with interested shareholders and (iv) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows registered corporations to opt-out of any of these anti-takeover provisions. Mid Penn is a registered corporation under the PBCL. Phoenix is not a registered corporation and is therefore not subject to these anti-takeover provisions. A general summary of the applicable anti-takeover provisions is set forth below.

Control Share Acquisitions. Pennsylvania law limits control share acquisitions relating to the act of acquiring for the first time voting power over voting shares (other than shares owned since January 1, 1988 and any additional shares distributed with respect to such shares) equal to at least 20%, 33-1/3% and 50% of the voting power of the corporation. Once a control share acquisition has occurred, then all shares in excess of the triggering threshold, plus shares purchased at any time with the intention of acquiring such voting power and shares purchased within 180 days of the date the triggering threshold was exceeded, are considered control shares. Control shares cannot vote either until their voting rights have been restored by two separate votes of the shareholders, described below, at a meeting or until they have been transferred to a person who does not thereby also become the holder of control shares.

The holder of control shares may wait until the next annual or special meeting after the acquisition took place to submit the request for the restoration of voting rights to the shareholders, or the acquiring person may accelerate the process by agreeing to underwrite the cost of a special meeting of shareholders for that purpose. In either case, the acquiring person is required to furnish for distribution to the shareholders an information statement containing a detailed disclosure concerning the acquiring person, its intentions with respect to ownership of securities of the corporation and other matters. As an alternative, a person proposing to make a control share acquisition may request prospective approval by the shareholders of the exercise of the voting rights of the shares proposed to be acquired. Two shareholders’ votes are required to approve the restoration of voting rights: (i) the approval of an absolute majority of all voting power must be obtained, and all voting shares are entitled to participate in this vote; and (ii) the approval of an absolute majority of all disinterested shareholders must be obtained.

For a period of 24 months after the later of (i) a control share acquisition by an acquiring person who does not properly request consideration of voting rights, or (ii) the denial of such a request or lapse of voting rights, the corporation may redeem all the control shares at the average public market sales price of the shares on the date notice of the call for redemption is given by the corporation.

This limitation under Pennsylvania law regarding control share acquisitions applies to Phoenix, but Mid Penn has opted out of these Pennsylvania law provisions pursuant to its articles of incorporation.

Disgorgement of Profits by Certain Controlling Persons. Pennsylvania law regarding disgorgement of profits by certain controlling persons applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation, or (ii) a person or group acquires (or publicly discloses an intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within

18 months thereafter. Any profits from sales of equity securities of the corporation received by the person or group during such 18-month period will belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

This limitation under Pennsylvania law regarding disgorgement by certain controlling persons applies to Phoenix, but Mid Penn has opted out of these Pennsylvania law provisions pursuant to its articles of incorporation.

Business Combination Transactions with Interested Shareholders. Pennsylvania law prohibits certain business combinations with certain ‘interested shareholders,’ persons who acquire the direct or indirect beneficial ownership of shares entitled to cast at least 20% of the votes entitled to be cast for the election of directors. A corporation subject to this provision may not effect mergers or certain other business combinations with the interested shareholder for a period of five years, unless:

•	the business combination or the acquisition of stock by means of which the interested shareholder became an interested shareholder is approved by the corporation’s board of directors prior to such stock acquisition;

•	the business combination is approved by the affirmative vote of the holders of all the outstanding common shares of the corporation; or

•	the business combination is approved by the affirmative vote of the holders of a majority of all shares entitled to vote, excluding votes of shares held by the interested shareholders, and at the time of such vote, the interested shareholder is the beneficial owner of at least 80% of the voting shares of the corporation. This exception applies only if the value of the consideration to be paid by the interested shareholder in connection with the business combination satisfies certain fair price requirements

After the five-year restricted period, an interested shareholder of the corporation may engage in a business combination with the corporation if (i) the business combination is approved by the affirmative vote of a majority of the shares other than those beneficially owned by the interested shareholder and its affiliates, or (ii) the merger is approved at a shareholders meeting and certain fair price requirements are met.

Rights of Shareholders to Demand Fair Value for Stock Following a Control Transaction. Pennsylvania law regarding the ability of shareholders to dispose of their stock following a control transaction provides, generally, that a person or group that acquires more than 20% of the voting power to elect directors of the corporation is a controlling person and must give prompt notice to each shareholder of record. The other shareholders are then entitled to demand that the controlling person pay them the fair value of their shares under specified procedures. Fair value may not be less than the highest price paid per share by the controlling person at any time during the 90-day period ending on and including the date on which the controlling person became such, plus any increment representing any value, such as a control premium, that is not reflected in such price.

Voting Rights

Amendment of Articles of Incorporation.

Pennsylvania law provides that shareholders of a registered corporation, such as Mid Penn, are not entitled by statute to propose amendments to the articles of incorporation. By contrast, under Pennsylvania law, an amendment to the articles of incorporation for an “unregistered corporation,” such as Phoenix, can only be proposed (1) by adoption by the board of directors of a resolution setting forth the proposed amendment; or (2) unless otherwise provided in the articles, by petition of shareholders entitled to cast at least 10% of the votes that all shareholders are entitled to cast on the proposed amendment. The shareholder petition must set forth the proposed amendment, be directed to the board of directors and filed with the secretary of the corporation.

Except where the approval of the shareholders is unnecessary, the board of directors will then direct that the proposed amendment be submitted to a vote of the shareholders entitled to vote on the proposed amendment. An amendment proposed pursuant to paragraph (2) above is required to be submitted to a vote either at the next annual meeting held not earlier than 120 days after the amendment is proposed or at a special meeting of the shareholders called for that purpose by the shareholders.

Under Pennsylvania law, an amendment to the articles of incorporation requires the approval of the board of directors and, except in limited cases where a greater vote may be required, the affirmative vote of a majority of the votes cast by all shareholders within each class or series of shares if such class or series is entitled to vote on the matter as a class.

Mid Penn. Mid Penn shareholders are not entitled by statute to propose amendments to the articles of incorporation. Mid Penn’s articles of incorporation may be amended as provided under Pennsylvania law, with the following exception: any amendment to Articles 7, 8, 9, 10, 11, and 12 require the affirmative vote of holders of at least 80 % of the outstanding shares of common stock, or the holders of 66-2/3% of the Mid Penn common stock, provided that such amendment has received the prior approval of at least 80% of all the members of the board of directors.

Phoenix. Phoenix has not opted out of the statutory process by which shareholders of an unregistered corporation may propose amendments to its articles of incorporation, and Phoenix’s articles may be amended as provided under Pennsylvania law, with the following exception: any amendment to Articles 7 and 10 of the articles of incorporation requires the affirmative vote of the holders of at least 70% of the outstanding shares of common stock.

Amendment of Bylaws.

Mid Penn. Mid Penn’s bylaws may be amended or repealed, in whole or in part, by the holders of 80% of the outstanding shares of Mid Penn common stock at any regular or special meeting duly convened after notice to the shareholders of that purpose, or by a majority vote of the members of the board of directors at any regular or special meeting.

Phoenix. Phoenix’s bylaws may be adopted, amended or repealed, in whole or in part, by a majority vote of all votes cast at any regular or special meeting of shareholders. The directors may amend the bylaws by a vote of a majority of the members of the board of directors present and voting, at any regular or special meeting, subject to the power of the shareholders to change such action; provided, that except as provided in Section 1310(a) of the PBCL, the board of directors shall not have the authority to adopt or change a bylaw on any subject that is committed expressly to the shareholders by any provision of the PBCL. Any such action to adopt, amend, or repeal the bylaws may not be taken by a committee of the board of directors.

MARKET PRICE AND DIVIDEND INFORMATION

Mid Penn

Mid Penn common stock is listed on The Nasdaq Global Market under the symbol “MPB.” The following table sets forth the high and low sales prices of shares of Mid Penn and Phoenix’s common stock and the quarterly cash dividends declared per share for the periods indicated.

	High	Low	Dividend
2011
First Quarter	$12.33	$7.10	$0.05
Second Quarter	9.75	8.10	0.05
Third Quarter	8.97	7.20	0.05
Fourth Quarter	8.50	6.60	0.05
2012
First Quarter	11.43	6.09	0.05
Second Quarter	11.50	9.45	0.05
Third Quarter	10.95	8.97	0.05
Fourth Quarter	11.19	9.75	0.10
2013
First Quarter	11.60	10.15	—
Second Quarter	11.34	9.80	0.05
Third Quarter	12.70	10.80	0.05
Fourth Quarter	14.85	11.38	0.15
2014
First Quarter	14.97	13.25	0.05
Second Quarter	16.00	14.00	0.10
Third Quarter	16.33	15.05	0.10
Fourth Quarter (through October 28, 2014)	15.70	15.06	0.10

On August 26, 2014, the last full trading day before the public announcement of the merger agreement, the closing price of shares of Mid Penn common stock as reported on The Nasdaq Global Market was $16.00. On [—], 2014, the last practicable trading day before the date of this joint proxy statement/prospectus, the closing price of shares of Mid Penn common stock as reported on The Nasdaq Global Market was $[—].

Both Mid Penn and Mid Penn Bank are subject to various general regulatory policies relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. For more information, see “Information About Mid Penn Bancorp, Inc.—Business—Supervision and Regulation” beginning on page 98.

Phoenix shareholders are advised to obtain current market quotations for Mid Penn common stock. The market price of Mid Penn common stock will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of Mid Penn common stock before or after the effective date of the merger.

Phoenix

Phoenix common stock is not listed or traded on any exchange but instead is sold in privately negotiated transactions, some of which are quoted on the OTCQB market under the symbol “PXBP.” Phoenix common stock is traded sporadically and at irregular intervals. To the knowledge of Phoenix management, shares of Phoenix common stock has only been quoted on the OTCQB market since February 28, 2014, and the volume of quoted trades on the OTCQB market have generally been very low compared to the trades reported to or known by Phoenix management in privately negotiated transactions. Consequently, Phoenix management believes that, due to the higher volume and greater frequency of trades reported to it in privately negotiated transactions, those prices are more reflective of the actual market price of Phoenix common stock than those prices quoted on the OTCQB market. For example, to the knowledge of Phoenix management, since shares of Phoenix common stock have been quoted on the OTCQB market, sales of only 8,575 shares have been quoted. However, since the beginning of 2011, 51,258 shares of Phoenix common stock have been sold in privately negotiated transactions reported to, or known by, Phoenix management and not quoted on the OTCQB market.

The following table shows, for the indicated periods, the high and low sales prices per share for Phoenix common stock reported in transactions reported to or known by Phoenix management, and dividends declared per share of Phoenix common stock. These prices may not include retail markups, markdowns, or commissions.

	High	Low		Dividend
2014 (through October 30, 2014)	$49.25	$26.00	(1)	$0.60
2013	$40.00	$40.00		$0.74
2012	$40.00	$32.50	(2)	$0.68

(1)	Based on the sale quoted on February 28, 2014 on the OTCQB market.
(2)	Adjusted for April 16, 2012 stock split.

The last reported sales of Phoenix’s common stock reported to, or known by, Phoenix management prior to the public announcement of the merger was a Phoenix-facilitated sale of 400 shares at $40.00 per share on June 18, 2014 and a OTCQB quoted trade of 250 shares at $28.00 per share on August 14, 2014, and the last reported sale of Phoenix’s common stock reported to or known by management prior to the printing of this proxy statement/prospectus was a trade of [—] shares at $[—] per share on [—], 2014.

Additionally, a substantial source of Phoenix’s income from which it can pay dividends is the receipt of dividends from Miners Bank. The availability of dividends from Miners Bank is limited by various statutes and regulations. It also is possible, depending on the financial condition of Miners Bank, and other factors, that the applicable regulatory authorities could assert that payment of dividends or other payments is an unsafe or unsound banking practice. In the event that Miners Bank is unable to pay dividends to Phoenix, Phoenix may not be able to pay dividends on its common stock.

As of the record date, there were [—] shares of Phoenix common stock outstanding, which were held by approximately 236 holders of record. The number of shareholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms, and others.

LEGAL MATTERS

The validity of the Mid Penn common stock to be issued in connection with the merger will be passed upon for Mid Penn by Stevens & Lee, P.C. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Mid Penn by Stevens & Lee, P.C. and for Phoenix by Bybel Rutledge LLP.

EXPERTS

The consolidated financial statements of Mid Penn Bancorp, Inc. as of, and the for the year ended, December 31, 2013 have been included herein in reliance upon the report of BDO USA, LLP, independent registered public accounting firm, and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Mid Penn Bancorp, Inc. as of December 31, 2012, and for each of the years in the two-year period ended December 31, 2012, have been included herein in reliance upon the report of Baker Tilly Virchow Krause, LLP, independent registered public accounting firm, and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Phoenix Bancorp, Inc. as of December 31, 2013 and 2012, and for each of the years in the two-year period ended December 31, 2013, have been included herein in reliance upon the report of S.R. Snodgrass, P.C., independent registered public accounting firm, and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Mid Penn

Mid Penn has filed with the SEC a registration statement under the Securities Act that registers the distribution to Phoenix shareholders of the shares of Mid Penn common stock to be issued in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Mid Penn in addition to being a proxy statement for Phoenix’s shareholders and proxy statement for Mid Penn’s shareholders. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Mid Penn and Mid Penn common stock.

You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Mid Penn, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by Mid Penn with the SEC are also available at Mid Penn’s website at http://www.midpennbank.com under the “Investors” link and then under the heading “Financial Information and Documents.” The web addresses of the SEC and Mid Penn are included as inactive textual references only. Information on those web sites is not part of this joint proxy statement/prospectus.

If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Mid Penn common stock, please contact Investor Relations at (717) 692-7105.

Phoenix

Phoenix does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC. The historical consolidated financial statements of Phoenix have been filed with the SEC by Mid Penn and are included elsewhere in this joint proxy statement/prospectus.

If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Phoenix common stock, please contact Investor Relations at (570) 544-6438.

Additional Information

Mid Penn has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Mid Penn, and Phoenix has supplied all information relating to Phoenix.

Documents incorporated by reference are available from Mid Penn without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, Pennsylvania 17061

Attention: Investor Relations

Telephone: (717) 692-7105

Phoenix shareholders requesting documents should do so by [—], 2014 to receive them before the Phoenix special meeting. Phoenix shareholders will not be charged for any of these documents that they request. If you request any incorporated documents, Mid Penn will mail them to you by first class mail, or another equally prompt means after it receives your request.

Neither Mid Penn nor Phoenix has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

This joint proxy statement/prospectus contains a description of the representations and warranties that each of Mid Penn and Phoenix made to the other in the merger agreement. Representations and warranties made by Mid Penn and Phoenix are also set forth in contracts and other documents that are attached or filed as exhibits to this joint proxy statement/prospectus or are incorporated by reference into this joint proxy statement/prospectus. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the agreement, and may have been included in the agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding Mid Penn or its business. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Mid Penn Bancorp, Inc.

Millersburg, Pennsylvania

We have audited the accompanying consolidated balance sheet of Mid Penn Bancorp, Inc. and subsidiaries, (the “Corporation”) as of December 31, 2013 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mid Penn Bancorp, Inc. and subsidiaries at December 31, 2013, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Harrisburg, Pennsylvania

March 21, 2014

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

Mid Penn Bancorp, Inc.

We have audited the accompanying consolidated balance sheet of Mid Penn Bancorp, Inc. and subsidiaries (the “Corporation”) as of December 31, 2012, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two -year period ended December 31, 2012. The Corporation’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Corporation as of December 31, 2012, and the results of their operations and their cash flows for each of the years in the two -year period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

/s/ Baker Tilly Virchow Krause, LLP

Allentown, Pennsylvania

March 25, 2013

MID PENN BANCORP, INC. Consolidated Balance Sheets

(Dollars in thousands, except per share data)	December 31, 2013	December 31, 2012
ASSETS
Cash and due from banks	$7,407	$11,200
Interest-bearing balances with other financial institutions	1,216	1,273
Federal funds sold	—	3,000

Total cash and cash equivalents	8,623	15,473

Interest-bearing time deposits with other financial institutions	7,513	23,563
Available for sale investment securities	122,803	154,295
Loans and leases, net of unearned interest	546,462	484,220
Less: Allowance for loan and lease losses	(6,317)	(5,509)

Net loans and leases	540,145	478,711

Bank premises and equipment, net	12,469	13,123
Restricted investment in bank stocks	2,969	2,503
Foreclosed assets held for sale	965	843
Accrued interest receivable	2,704	2,893
Deferred income taxes	3,235	1,789
Goodwill	1,016	1,016
Core deposit and other intangibles, net	249	288
Cash surrender value of life insurance	8,374	8,143
Other assets	2,060	2,560

Total Assets	$713,125	$705,200

LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest bearing demand	$48,346	$57,977
Interest bearing demand	201,090	164,837
Money Market	196,736	210,588
Savings	29,585	28,406
Time	132,373	163,653

Total Deposits	608,130	625,461
Short-term borrowings	23,833	—
Long-term debt	23,145	22,510
Accrued interest payable	393	620
Other liabilities	4,708	4,389

Total Liabilities	660,209	652,980
Shareholders’ Equity:
Series B Preferred stock, par value $1.00; liquidation value $1,000; authorized 5,000 shares; 7% non-cumulative dividend; 5,000 shares issued and outstanding at December 31, 2013 and 4,880 shares issued and outstanding at December 31, 2012	5,000	4,880
Common stock, par value $1.00; authorized 10,000,000 shares; 3,494,397 shares issued and outstanding at December 31, 2013 and 3,489,684 at December 31, 2012	3,494	3,490
Additional paid-in capital	29,853	29,816
Retained earnings	15,441	11,741
Accumulated other comprehensive (loss) income	(872)	2,293

Total Shareholders’ Equity	52,916	52,220

Total Liabilities and Shareholders’ Equity	$713,125	$705,200

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC. Consolidated Statements of Income

	Years Ended December 31,
(Dollars in thousands, except per share data)	2013	2012	2011
INTEREST INCOME
Interest & fees on loans and leases	$26,305	$27,233	$28,038
Interest on interest-bearing balances	109	236	520
Interest and dividends on investment securities:
U.S. Treasury and government agencies	591	1,137	1,619
State and political subdivision obligations, tax-exempt	1,921	1,722	1,329
Other securities	46	22	14
Interest on federal funds sold and securities purchased under agreements to resell	11	16	25

Total Interest Income	28,983	30,366	31,545

INTEREST EXPENSE
Interest on deposits	4,436	6,147	8,509
Interest on short-term borrowings	26	3	4
Interest on long-term debt	595	975	1,009

Total Interest Expense	5,057	7,125	9,522

Net Interest Income	23,926	23,241	22,023
PROVISION FOR LOAN AND LEASE LOSSES	1,685	1,036	1,205

Net Interest Income After Provision for Loan and Lease Losses	22,241	22,205	20,818

NONINTEREST INCOME
Income from fiduciary activities	492	575	539
Service charges on deposits	576	565	704
Net gain on sales of investment securities	220	267	—
Earnings from cash surrender value of life insurance	231	247	258
Mortgage banking income	348	675	390
ATM debit card interchange income	508	472	452
Merchant services income	330	256	165
Other income	585	626	488

Total Noninterest Income	3,290	3,683	2,996

NONINTEREST EXPENSE
Salaries and employee benefits	10,788	10,518	9,519
Occupancy expense, net	1,128	1,077	1,075
Equipment expense	1,299	1,234	1,292
Pennsylvania Bank Shares tax expense	464	462	449
FDIC Assessment	486	1,034	1,057
Legal and professional fees	705	604	444
Director fees and benefits expense	319	335	304
Marketing and advertising expense	253	378	354
Software licensing	947	648	697
Telephone expense	436	411	377
(Gain) loss on sale/write-down of foreclosed assets	(302)	96	(20)
Intangible amortization	29	45	65
Loan collection costs	214	369	299
Other expenses	2,625	2,482	2,136

Total Noninterest Expense	19,391	19,693	18,048

INCOME BEFORE PROVISION FOR INCOME TAXES	6,140	6,195	5,766
Provision for income taxes	1,201	1,244	1,223

NET INCOME	4,939	4,951	4,543
Series A preferred stock dividends and discount accretion	14	514	514
Series B preferred stock dividends	309	—	—

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$4,616	$4,437	$4,029

PER COMMON SHARE DATA:
Basic Earnings Per Common Share	$1.32	$1.27	$1.16
Diluted Earnings Per Common Share	1.32	1.27	1.16
Cash Dividends	0.25	0.25	0.20

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC. Consolidated Statements of Comprehensive Income

	December 31,
(Dollars in thousands)	2013	2012	2011
Net income	$4,939	$4,951	$4,543

Other comprehensive (loss) income:
Unrealized (losses) gains arising during the period on available for sale securities, net of income taxes of ($1,563), $291, and $962, respectively	(3,033)	565	1,867
Reclassification adjustment for net gain on sales of available for sale securities included in net income, net of income taxes of ($75), ($91),and $0, respectively (1) (3)	(145)	(176)	—
Change in defined benefit plans, net of income taxes of $7, ($6), and $6, respectively (2) (3)	13	(12)	13

Total other comprehensive (loss) income	(3,165)	377	1,880

Total comprehensive income	$1,774	$5,328	$6,423

(1)	Amounts are included in net gain on sales of investment securities on the Consolidated Statements of Income as a separate component within total noninterest income
(2)	Amounts are included in the computation of net periodic benefit cost and are included in salaries and employee benefits on the Consolidated Statements of Income as a separate element within total noninterest expense
(3)	Income tax amounts are included in the provision for income taxes in the Consolidated Statements of Income

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC. Consolidated Statements of Changes in Shareholders’ Equity

(Dollars in thousands)	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Total Shareholders’ Equity
Balance, January 1, 2011	$10,000	$3,480	$29,810	$4,875	$36	$48,201
Net income	—	—	—	4,543	—	4,543
Total other comprehensive income, net of taxes	—	—	—	—	1,880	1,880
Common stock dividends	—	—	—	(696)	—	(696)
Employee Stock Purchase Plan (4,729 shares)	—	4	34	—	—	38
Series A Preferred stock dividends	—	—	—	(500)	—	(500)
Amortization of warrant cost	—	—	(14)	—	—	(14)

Balance, December 31, 2011	10,000	3,484	29,830	8,222	1,916	53,452
Net income	—	—	—	4,951	—	4,951
Total other comprehensive income, net of taxes	—	—	—	—	377	377
Common stock dividends	—	—	—	(872)	—	(872)
Employee Stock Purchase Plan (5,175 shares)	—	6	50	—	—	56
Series A Preferred stock redemption	(10,000)	—	—	—	—	(10,000)
Series A Preferred stock dividends	—	—	—	(560)	—	(560)
Series B Preferred stock issuance, net of costs	4,880	—	(50)	—	—	4,830
Amortization of warrant cost	—	—	(14)	—	—	(14)

Balance, December 31, 2012	4,880	3,490	29,816	11,741	2,293	52,220
Net income	—	—	—	4,939	—	4,939
Total other comprehensive loss, net of taxes	—	—	—	—	(3,165)	(3,165)
Common stock dividends	—	—	—	(872)	—	(872)
Employee Stock Purchase Plan (4,713 shares)	—	4	51	—	—	55
Series B Preferred stock issuance	120	—	—	—	—	120
Series B Preferred stock dividends	—	—	—	(309)	—	(309)
Amortization of warrant cost	—	—	(14)	—	—	(14)
Warrant repurchase	—	—	—	(58)	—	(58)

Balance, December 31, 2013	$5,000	$3,494	$29,853	$15,441	$(872)	$52,916

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC. Consolidated Statements of Cash Flows

	Years Ended December 31,
(Dollars in thousands)	2013	2012	2011
Operating Activities:
Net Income	$4,939	$4,951	$4,543
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan and lease losses	1,685	1,036	1,205
Depreciation	1,250	1,153	1,230
Amortization (accretion) of intangibles	39	(14)	77
Net amortization (accretion) of security premiums (discounts)	2,557	1,809	(767)
Gain on sales of investment securities	(220)	(267)	—
Earnings on cash surrender value of life insurance	(231)	(247)	(258)
(Gain) loss on disposal of property, plant, and equipment	(8)	1	46
(Gain) loss on sale / write-down of foreclosed assets	(302)	96	(20)
Deferred income tax expense (benefit)	192	450	(526)
Decrease (increase) in accrued interest receivable	189	174	(435)
Decrease in other assets	500	424	3,006
Decrease in accrued interest payable	(227)	(444)	(47)
Increase in other liabilities	319	278	392

Net Cash Provided By Operating Activities	10,682	9,400	8,446

Investing Activities:
Net decrease in interest-bearing time deposits with other financial institutions	16,050	3,914	27,564
Proceeds from the maturity of investment securities	37,101	39,453	26,413
Proceeds from the sale of investment securities	15,118	17,895	—
Purchases of investment securities	(27,881)	(53,553)	(111,157)
(Purchases) redemptions of restricted investment in bank stock	(466)	617	708
Net increase in loans and leases	(65,896)	(6,389)	(17,774)
Purchases of bank premises and equipment	(588)	(995)	(1,415)
Proceeds from sale of bank premises and equipment	—	42	—
Proceeds from sale of foreclosed assets	2,957	2,579	983

Net Cash (Used In) Provided By Investing Activities	(23,605)	3,563	(74,678)

Financing Activities:
Net increase in demand deposits and savings accounts	13,949	29,645	90,955
Net decrease in time deposits	(31,280)	(38,239)	(11,882)
Net increase (decrease) in short-term borrowings	23,833	—	(1,561)
Series A preferred stock dividends paid	—	(560)	(500)
Series A preferred stock redemption	—	(10,000)	—
Series B preferred stock issuance, net of costs	120	4,830	—
Series B preferred stock dividends paid	(309)	—	—
Common stock dividends paid	(872)	(872)	(696)
Employee Stock Purchase Plan	55	56	38
Warrant Repurchase	(58)	—	—
Long-term debt repayment	(14,365)	(191)	(5,182)
Proceeds from long-term debt borrowings	15,000	—	—

Net Cash Provided By (Used In) Financing Activities	6,073	(15,331)	71,172

Net (decrease) increase in cash and cash equivalents	(6,850)	(2,368)	4,940
Cash and cash equivalents, beginning of year	15,473	17,841	12,901

Cash and cash equivalents, end of year	$8,623	$15,473	$17,841

Supplemental Disclosures of Cash Flow Information:
Interest paid	$5,284	$7,569	$9,569
Income taxes paid	$775	$1,700	$940
Supplemental Noncash Disclosures:
Loan transfers to foreclosed assets held for sale	$2,777	$2,587	$1,298

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

(1)	Basis of Presentation

The accompanying consolidated financial statements include the accounts of Mid Penn Bancorp, Inc. and its wholly-owned subsidiary Mid Penn Bank (“Bank”), and the Bank’s wholly-owned subsidiary Mid Penn Insurance Services, LLC (collectively, “Mid Penn”). All material intercompany accounts and transactions have been eliminated in consolidation.

Each of Mid Penn’s lines of business are part of the same reporting segment, community banking, whose operating results are regularly reviewed and managed by a centralized executive management group. As a result, Mid Penn has only one reportable segment for financial reporting purposes.

For comparative purposes, the December 31, 2012 and December 31, 2011 balances have been reclassified to conform to the 2013 presentation. Such reclassifications had no impact on net income.

Mid Penn has evaluated events and transactions occurring subsequent to the balance sheet date of December 31, 2013, for items that should potentially be recognized or disclosed in these consolidated financial statements. The evaluation was conducted through the date these consolidated financial statements were issued.

(2)	Nature of Business

The Bank engages in a full-service commercial banking and trust business, making available to the community a wide range of financial services, including, but not limited to, installment loans, mortgage and home equity loans, secured and unsecured commercial and consumer loans, lines of credit, construction financing, farm loans, community development loans, loans to non-profit entities and local government loans and various types of time and demand deposits, including but not limited to, checking accounts, savings accounts, clubs, money market deposit accounts, certificates of deposit and IRAs. In addition, the Bank provides a full range of trust services through its Trust Department. Deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) to the extent provided by law.

The financial services are provided to individuals, partnerships, non-profit organizations, and corporations through its fourteen offices located in Dauphin County, the southern portion of Northumberland County, the western portion of Schuylkill County and the eastern portion of Cumberland County.

Mid Penn Insurance Services, LLC, a wholly-owned subsidiary of the Bank, provides a wide array of personal and commercial insurance products. Income from Mid Penn Insurance Services, LLC is not material to Mid Penn.

(3)	Summary of Significant Accounting Policies

The accounting and reporting policies of Mid Penn conform with accounting principles generally accepted in the United States of America (“GAAP”) and to general practice within the financial industry. The following is a description of the more significant accounting policies.

(a)	Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan and lease losses, the valuation of deferred tax assets, the assessment of other-than-temporary impairment of investment securities, and core deposit in tangible and goodwill valuation.

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

(b)	Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, balances due from banks, and federal funds sold, all of which mature within ninety days.

(c)	Investment Securities

Available for sale securities include debt and equity securities. Debt and equity securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and reported, net of deferred income taxes, as a component of accumulated other comprehensive income (loss) within shareholders’ equity. Realized gains and losses on sales of investment securities are computed on the basis of specific identification of the cost of each security. Net gains on sales of investment securities were $220,000 in 2013, $267,000 in 2012, and $0 in 2011. Mid Penn had no held to maturity securities in 2013 and 2012.

(d)	Loans and Allowance for Loan and Lease Losses

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. These amounts are generally being amortized over the contractual life of the loan. Premiums and discounts on purchased loans are amortized as adjustments to interest income using the effective yield method.

The loan portfolio is segmented into commercial and consumer loans. Commercial loans consist of the following classes: commercial and industrial, commercial real estate, commercial real estate-construction and lease financing. Consumer loans consist of the following classes: residential mortgage loans, home equity loans and other consumer loans.

For all classes of loans, the accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days or more past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan and lease losses. Interest received on nonaccrual loans, including impaired loans, generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past due status of all classes of loans receivable is determined based on contractual due dates for loan payments.

Commercial and industrial

Mid Penn originates commercial and industrial loans. Most of the Bank’s commercial and industrial loans have been extended to finance local and regional businesses and include short-term loans to finance machinery and equipment purchases, inventory, and accounts receivable. Commercial loans also involve the extension of revolving credit for a combination of equipment acquisitions and working capital in expanding companies.

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

The maximum term for loans extended on machinery and equipment is based on the projected useful life of such machinery and equipment. Generally, the maximum term on non-mortgage lines of credit is one year. The loan-to-value ratio on such loans and lines of credit generally may not exceed 80% of the value of the collateral securing the loan. The Bank’s commercial business lending policy includes credit file documentation and analysis of the borrower’s character, capacity to repay the loan, the adequacy of the borrower’s capital and collateral as well as an evaluation of conditions affecting the borrower. Analysis of the borrower’s past, present, and future cash flows is also an important aspect of the Bank’s current credit analysis. Nonetheless, such loans are believed to carry higher credit risk than more traditional investments.

Commercial and industrial loans typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself, which, in turn, is likely to be dependent upon the general economic environment. Mid Penn’s commercial and industrial loans are usually, but not always, secured by business assets and personal guarantees. However, the collateral securing the loans may depreciate over time, may be difficult to appraise, and may fluctuate in value based on the success of the business.

Commercial real estate and commercial real estate – construction

Commercial real estate and commercial real estate construction loans generally present a higher level of risk than loans secured by one to four family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effect of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. In addition, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced, the borrower’s ability to repay the loan may be impaired.

Lease financing

Mid Penn originates leases for select commercial and state and municipal government lessees. The nature of the leased asset is often subject to rapid depreciation in salvage value over a relatively short time frame or may be of an industry specific nature, making appraisal or liquidation of the asset difficult. These factors have led the Bank to severely curtail the origination of new leases to state or municipal government agencies where default risk is extremely limited and to only the most credit-worthy commercial customers. These commercial customers are primarily leasing fleet vehicles for use in their primary line of business, mitigating some of the asset value concerns within the portfolio. Leasing has been a declining percentage of the Mid Penn’s portfolio since 2006, representing 0.25% of the portfolio at December 31, 2013.

Residential mortgage

Mid Penn offers a wide array of residential mortgage loans for both permanent structures and those under construction. The Bank’s residential mortgage originations are secured primarily by properties located in its primary market and surrounding areas. Residential mortgage loans have terms up to a maximum of 30 years and with loan to value ratios up to 100% of the lesser of the appraised value of the security property or the contract price. Private mortgage insurance is generally required in an amount sufficient to reduce the Bank’s exposure to at or below the 85% loan to value level. Residential mortgage loans generally do not include prepayment penalties.

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

In underwriting residential mortgage loans, the Bank evaluates both the borrower’s ability to make monthly payments and the value of the property securing the loan. Most properties securing real estate loans made by Mid Penn are appraised by independent fee appraisers. The Bank generally requires borrowers to obtain an attorney’s title opinion or title insurance and fire and property insurance (including flood insurance, if necessary) in an amount not less than the amount of the loan. Real estate loans originated by the Bank generally contain a “due on sale” clause allowing the Bank to declare the unpaid principal balance due and payable upon the sale of the security property.

The Bank underwrites residential mortgage loans to the standards established by the secondary mortgage market, i.e., Fannie Mae, Ginnie Mae, Freddie Mac, or Pennsylvania Housing Finance Agency standards, with the intention of selling the majority of residential mortgages originated into the secondary market. In the event that the facts and circumstances surrounding a residential mortgage application do not meet all underwriting conditions of the secondary mortgage market, the Bank will evaluate the failed conditions and evaluate the potential risk of holding the residential mortgage in the Bank’s portfolio rather than rejecting the loan request. In the event that the loan is held in the Bank’s portfolio, the interest rate on the residential mortgage would be increased to compensate for the added portfolio risk.

Consumer, including home equity

Mid Penn offers a variety of secured consumer loans, including home equity, automobile, and deposit secured loans. In addition, the Bank offers other secured and unsecured consumer loans. Most consumer loans are originated in Mid Penn’s primary market and surrounding areas.

The largest component of Mid Penn’s consumer loan portfolio consists of fixed rate home equity loans and variable rate home equity lines of credit. Substantially all home equity loans and lines of credit are secured by second mortgages on principal residences. The Bank will lend amounts, which, together with all prior leins, typically may be up to 85% of the appraised value of the property securing the loan. Home equity term loans may have maximum terms up to 20 years while home equity lines of credit generally have maximum terms of five years.

Consumer loan terms vary according to the type and value of collateral, length of contract and creditworthiness of the borrower. The underwriting standards employed by the Bank for consumer loans include an application, a determination of the applicant’s payment history on other debts and an assessment of ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, in relation to the proposed loan amount.

Consumer loans may entail greater credit risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or are secured by rapidly depreciable assets, such as automobiles or recreational equipment. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Allowance for Loan and Lease Losses

The allowance for credit losses consists of the allowance for loan and lease losses and the reserve for unfunded lending commitments. The allowance for loan and lease losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

reduction to loans. The reserve for unfunded lending commitments represents management’s estimate of losses inherent in its unfunded loan commitments and is recorded in other liabilities on the consolidated balance sheet and was $90,000 at December 31, 2013 and 2012. The allowance for loan and lease losses is increased by the provision for loan and lease losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan and lease losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Non-residential consumer loans are generally charged off no later than 120 days past due on a contractual basis, earlier in the event of bankruptcy, or if there is an amount deemed uncollectible. Because all identified losses are immediately charged off, no portion of the allowance for loan and lease losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

The allowance for credit losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a monthly evaluation of the adequacy of the allowance. The allowance is based on Mid Penn’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows, collateral value, or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential real estate, home equity and other consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These qualitative risk factors include changes in economic conditions, fluctuations in loan quality measures, changes in the experience of the lending staff and loan review systems, growth or changes in the mix of loans originated, and shifting industry or portfolio concentrations.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

Mid Penn considers a commercial loan (consisting of commercial and industrial, commercial real estate, commercial real estate-construction, and lease financing loan classes) to be impaired when it becomes 90 days or more past due and not in the process of collection. This methodology assumes the borrower cannot or will not continue to make additional payments. At that time the loan would be considered collateral dependent as the discounted cash flow (“DCF”) method indicates no operating income is available for evaluating the collateral position; therefore, all impaired loans are deemed to be collateral dependent.

In addition, Mid Penn’s rating system assumes any loans classified as sub-standard non-accrual to be impaired, and all of these loans are considered collateral dependent; therefore, all of Mid Penn’s impaired loans, whether reporting a specific allocation or not, are considered collateral dependent.

Mid Penn evaluates loans for charge-off on a monthly basis. Policies that govern the recommendation for charge-off are unique to the type of loan being considered. Commercial loans rated as nonaccrual or lower will first have a collateral evaluation completed in accordance with the guidance on impaired

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

loans. Once the collateral evaluation has been completed, a specific allocation of allowance is made based upon the results of the evaluation. In the event the loan is unsecured, the loan would have been charged-off at the recognition of impairment. If the loan is secured, it will undergo a 90 day waiting period to ensure the collateral shortfall identified in the evaluation is accurate and then charged down by the specific allocation. Once the charge down is taken, the remaining balance remains a nonperforming loan with the original terms and interest rate intact (not restructured). Commercial loans secured by real estate rated as impaired will also have an initial collateral evaluation completed in accordance with the guidance on impaired loans. An updated real estate valuation is ordered and the collateral evaluation is modified to reflect any variations in value. A specific allocation of allowance is made for any anticipated collateral shortfall and a 90 day waiting period begins to ensure the accuracy of the collateral shortfall. The loan is then charged down by the specific allocation. Once the charge down is taken, the remaining balance remains a nonperforming loan with the original terms and interest rate intact (not restructured). The process of charge-off for residential mortgage loans begins upon a loan becoming delinquent for 90 days and not in the process of collection. The existing appraisal is reviewed and a lien search is obtained to determine lien position and any instances of intervening liens. A new appraisal of the property will be ordered if deemed necessary by management and a collateral evaluation is completed. The loan will then be charged down to the value indicated in the evaluation. Consumer loans (including home equity loans and other consumer loans) are recommended for charge-off after reaching delinquency of 90 days and the loan is not in the process of collection. The entire balance of the consumer loan is recommended for charge-off at this point.

As noted above, Mid Penn assesses a specific allocation for commercial loans prior to charging down or charging off the loan. Once the charge down is taken, the remaining balance remains a nonperforming loan with the original terms and interest rate intact (not restructured). In addition, Mid Penn takes a preemptive step when any commercial loan becomes classified under its internal classification system. A preliminary collateral evaluation in accordance with the guidance on impaired loans is prepared using the existing collateral information in the loan file. This process allows Mid Penn to review both the credit and documentation files to determine the status of the information needed to make a collateral evaluation. This collateral evaluation is preliminary but allows Mid Penn to determine if any potential collateral shortfalls exist.

It is Mid Penn’s policy to obtain updated third party valuations on all impaired loans collateralized by real estate within 30 days of the credit being classified as sub-standard non-accrual. Prior to receipt of the updated real estate valuation Mid Penn will use any existing real estate valuation to determine any potential allowance issues; however no allowance recommendation will be made until which time Mid Penn is in receipt of the updated valuation. The credit department employs an electronic tracking system to monitor the receipt of and need for updated appraisals. To date, there have been no significant time lapses noted with the above processes.

In some instances Mid Penn is not holding real estate as collateral and is relying on business assets (personal property) for repayment. In these circumstances a collateral inspection is performed by Mid Penn personnel to determine an estimated value. The value is based on net book value, as provided by the financial statements, and discounted accordingly based on determinations made by management. Occasionally, Mid Penn will employ an outside service to provide a fair estimate of value based on auction sales or private sales. Management reviews the estimates of these third parties and discounts them accordingly based on management’s judgment, if deemed necessary.

For impaired loans with no valuation allowance required, Mid Penn’s practice of obtaining independent third party market valuations on the subject property within 30 days of being placed on non-accrual status sometimes indicates that the loan to value ratio is sufficient to obviate the need for a specific allocation in spite of significant deterioration in real estate values in Mid Penn’s primary market area. These circumstances are determined on a case by case analysis of the impaired loans.

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

Mid Penn actively monitors the values of collateral on impaired loans. This monitoring may require the modification of collateral values over time or changing circumstances by some factor, either positive or negative, from the original values. All collateral values will be assessed by management at least every 18 months for possible revaluation by an independent third party.

Mid Penn does not currently, or plan in the future to, use automated valuation methodologies as a method of valuing real estate collateral.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, Mid Penn does not separately identify individual residential mortgage loans, home equity loans and other consumer loans for impairment disclosures, unless such loans are the subject of a troubled debt restructuring agreement.

Loans whose terms are modified are classified as troubled debt restructurings if the borrowers have been granted concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary reduction in interest rate or an extension of a loan’s stated maturity date. Non-accrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as troubled debt restructurings are designated as impaired.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors, and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful, and loss. Loans criticized as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Any loans not classified as noted above are rated pass.

In addition, Federal and State regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan and lease losses and may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

(e)	Bank Premises and Equipment

Land is carried at cost. Buildings, furniture, fixtures, equipment, land improvements, and leasehold improvements are stated at cost less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Building assets are depreciated using an estimated useful life of five to fifty years. Furniture, fixtures, and equipment are depreciated using

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

an estimated useful life of three to ten years. Land improvements are depreciated over an estimated useful life of ten to twenty years. Leasehold improvements are depreciated using an estimated useful life that is the lesser of the remaining life of the lease or ten to thirty years. Maintenance and normal repairs are charged to expense when incurred, while major additions and improvements are capitalized. Gains and losses on disposals are reflected in current operations.

(f)	Restricted Investment in Federal Home Loan Bank Stock

The Bank owns restricted stock investments in the Federal Home Loan Bank (“FHLB”). Federal law requires a member institution of the FHLB to hold stock according to a predetermined formula. The stock is carried at cost. In December 2008, the FHLB of Pittsburgh notified member banks that it was suspending dividend payments and the repurchase of capital stock; however, the dividend was reinstated in February 2012. Total dividends received in 2013 and 2012 totaled $20,000 and $5,000, respectively. During 2012 and 2013, the FHLB of Pittsburgh performed limited excess capital stock repurchases each calendar quarter. Any future capital stock repurchases will be made on a quarterly basis if conditions warrant such repurchases.

Management evaluates the restricted stock for impairment on an annual basis. Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.

Management believes no impairment charge is necessary related to the FHLB restricted stock as of December 31, 2013 and 2012.

(g)	Foreclosed Assets Held for Sale

Foreclosed assets held for sale consist primarily of real estate acquired through, or in lieu of, foreclosure in settlement of debt and are recorded at fair value less cost to sell at the date of transfer, establishing a new cost basis. Any valuation adjustments required at the date of transfer are charged to the allowance for loan losses. Subsequent to acquisition, foreclosed assets are carried at fair value less costs of disposal, based upon periodic evaluations that consider changes in market conditions and development and disposal costs. Operating results from assets acquired in satisfaction of debt, including rental income less operating costs and gains or losses on the sale of, or the periodic evaluation of foreclosed assets, are recorded in noninterest expense.

(h)	Mortgage Servicing Rights

Mortgage servicing rights are recognized as assets upon the sale of a mortgage loan. A portion of the cost of the loan is allocated to the servicing right based upon relative fair value. The fair value of servicing rights is based on the present value of estimated future cash flows of mortgages sold stratified by rate and maturity date. Assumptions that are incorporated in the valuation of servicing rights include assumptions about prepayment speeds on mortgages and the cost to service loans. Servicing rights are reported in other intangibles and are amortized over the estimated period of future servicing income to be received on the underlying mortgage loans. The carrying amount of mortgage servicing rights was $223,000 and $233,000 at December 31, 2013 and 2012, respectively. Amortization expense is netted

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

against loan servicing fee income and is reflected in the Consolidated Statements of Income in mortgage banking income. Servicing rights are evaluated for impairment based upon estimated fair value as compared to unamortized book value.

(i)	Investment in Limited Partnership

Mid Penn invested as a limited partner in a partnership in September 2008 that provides low-income housing in Enola, Pennsylvania. The carrying value of Mid Penn’s investment in the limited partnership was $452,000 at December 31, 2013 using the straight-line method. Mid Penn’s maximum exposure to loss is limited to the carrying value of its investment at year-end. The partnership anticipates receiving $46,000 annually in low-income housing tax credits.

(j)	Income Taxes

Certain items of income and expense are recognized in different accounting periods for financial reporting purposes than for income tax purposes. Deferred income tax assets and liabilities are provided in recognition of these temporary differences at currently enacted income tax rates. As changes in tax laws or rates are enacted, deferred income tax assets and liabilities are adjusted through the provision for income taxes. Mid Penn recognizes interest and/or penalties related to income tax matters in income tax expense.

(k)	Core Deposit Intangible

Core deposit intangible is a measure of the value of consumer demand and savings deposits acquired in business combinations accounted for as purchases. The core deposit intangible is being amortized over an 8-year life on a straight-line basis. The core deposit intangible is subject to impairment testing whenever events or changes in circumstances indicate its carrying amount may not reflect benefit.

(l)	Goodwill

Goodwill is the excess of the purchase price over the fair value of assets acquired in connection with 2004 and 2006 business acquisitions accounted for as purchases. Accounting Standards Codification (“ASC”) Topic 350, Intangibles, Goodwill and Other requires a two-step process for testing the impairment of goodwill on at least an annual basis. Mid Penn did not identify any impairment on its outstanding goodwill from its most recent testing, which was performed as of December 31, 2013. In addition, Mid Penn did not identify any impairment in 2012 or 2011.

(m)	Bank Owned Life Insurance

Mid Penn is the owner and beneficiary of bank owned life insurance (“BOLI”) policies on current and former directors. The earnings from the BOLI policies are an asset that can be liquidated, if necessary, with associated tax costs. However, Mid Penn intends to hold these policies and, accordingly, Mid Penn has not provided deferred income taxes on the earnings from the increase in cash surrender value.

GAAP requires Split-Dollar Life Insurance Arrangements to have a liability recognized related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement, and a liability for the future death benefit.

(n)	Marketing and Advertising Costs

Marketing and advertising costs are expensed as incurred.

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

(o)	Postretirement Benefit Plans

Mid Penn follows the guidance in ASC Topic 715, Compensation-Retirement Benefits related to postretirement benefit plans. This guidance requires additional disclosures about defined benefit pension plans and other postretirement defined benefit plans.

(p)	Other Benefit Plan

A funded contributory defined-contribution plan is maintained for substantially all employees. The cost of the Mid Penn defined contribution plan is charged to current operating expenses and is funded annually.

(q)	Trust Assets and Income

Assets held by the Bank in a fiduciary or agency capacity for customers of the Trust Department are not included in the consolidated financial statements since such items are not assets of the Bank. Trust income is recognized on the cash basis, which is not materially different than if it were reported on the accrual basis.

(r)	Earnings Per Share

Earnings per share are computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during each of the years presented. The following data show the amounts used in computing basic and diluted earnings per share. As shown in the table that follows, diluted earnings per share is computed using weighted average common shares outstanding, plus weighted average common shares available from the exercise of all dilutive stock warrants issued to the U.S. Treasury under the provisions of the Capital Purchase Program, based on the average share price of Mid Penn’s common stock during the period.

The computations of basic earnings per common share follow:

(Dollars in thousands, except per share data)	2013	2012	2011
Net Income	$4,939	$4,951	$4,543
Less: Dividends on Series A preferred stock	—	(500)	(500)
Accretion of Series A preferred stock discount	(14)	(14)	(14)
Dividends on Series B preferred stock	(309)	—	—

Net income available to common shareholders	$4,616	$4,437	$4,029

Weighted average common shares outstanding	3,491,653	3,486,543	3,481,414
Basic earnings per common share	$1.32	$1.27	$1.16

The computations of diluted earnings per common share follow:

(Dollars in thousands, except per share data)	2013	2012	2011
Net income available to common stockholders	$4,616	$4,437	$4,029
Weighted average number of common shares outstanding	3,491,653	3,486,543	3,481,414
Dilutive effect of potential common stock arising from stock warrants:
Exercise of outstanding stock warrants issued to U.S. Treasury under the Capital Repurchase Program	—	—	—

Adjusted weighted-average common shares outstanding	3,491,653	3,486,543	3,481,414
Diluted earnings per common share	$1.32	$1.27	$1.16

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

Mid Penn repurchased all warrants in 2013; therefore, there were none remaining as of December 31, 2013. Mid Penn had 73,099 warrants that were anti-dilutive because the fair value of the common stock was below the $20.52 exercise price of these warrants as of December 31, 2012 and 2011.

(4)	Accumulated Other Comprehensive (Loss) Income

The components of accumulated other comprehensive (loss) income, net of taxes, are as follows:

(Dollars in thousands)	Unrealized Gain on Securities	Defined Benefit Plan Liability	Accumulated Other Comprehensive (Loss) Income
Balance - December 31, 2012	$2,433	$(140)	$2,293

Balance - December 31, 2013	$(745)	$(127)	$(872)

(5)	Restrictions on Cash and Due from Bank Accounts

The Bank is required to maintain reserve balances with the Federal Reserve Bank of Philadelphia. There was no required reserve balance at December 31, 2013 because the Bank had sufficient vault cash available. The required reserve balance was $554,000 at December 31, 2012.

(6)	Investment Securities

Securities to be held for indefinite periods, but not intended to be held to maturity, are classified as available for sale and carried at fair value. Securities held for indefinite periods include securities that management intends to use as part of its asset and liability management strategy and that may be sold in response to liquidity needs, changes in interest rates, resultant prepayment risk, and other factors related to interest rate and resultant prepayment risk changes.

Realized gains and losses on dispositions are based on the net proceeds and the adjusted book value of the securities sold, using the specific identification method. Unrealized gains and losses on investment securities available for sale are based on the difference between book value and fair value of each security. These gains and losses are credited or charged to other comprehensive income (loss), whereas realized gains and losses flow through the Corporation’s consolidated statements of income.

ASC Topic 320, Investments – Debt and Equity Securities, clarifies the interaction of the factors that should be considered when determining whether a debt security is other-than-temporarily impaired. For debt securities, management must assess whether (a) it has the intent to sell the security and (b) it is more likely than not that it will be required to sell the security prior to its anticipated recovery. These steps are done before assessing whether the entity will recover the cost basis of the investment. Previously, this assessment required management to assert it has both the intent and the ability to hold a security for a period of time sufficient to allow for an anticipated recovery in fair value to avoid recognizing other-than-temporary impairment. This change does not affect the need to forecast recovery of the value of the security through either cash flows or market price.

In instances when a determination is made that other-than-temporary impairment exists but the investor does not intend to sell the debt security and it is not more likely than not that it will be required to sell the debt security prior to its anticipated recovery, this guidance changes the presentation and amount of the other-than-temporary impairment recognized in the income statement. The other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income (loss).

In assessing potential other-than-temporary impairment for equity securities, consideration is given to management’s intent and ability to hold the securities until recovery of unrealized losses.

At December 31, 2013 and 2012, amortized cost, fair value, and unrealized gains and losses on investment securities are as follows:

(Dollars in thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2013
Available for sale securities:
U.S. Treasury and U.S. government agencies	$12,134	$700	$—	$12,834
Mortgage-backed U.S. government agencies	39,481	349	438	39,392
State and political subdivision obligations	70,770	744	2,476	69,038
Equity securities	1,550	20	31	1,539

	$123,935	$1,813	$2,945	$122,803

(Dollars in thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2012
Available for sale securities:
U.S. Treasury and U.S. government agencies	$16,394	$1,346	$—	$17,740
Mortgage-backed U.S. government agencies	66,783	393	490	66,686
State and political subdivision obligations	67,033	2,542	96	69,479
Equity securities	400	—	10	390

	$150,610	$4,281	$596	$154,295

Estimated fair values of debt securities are based on quoted market prices, where applicable. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments, adjusted for differences between the quoted instruments and the instruments being valued.

Included in equity securities is an investment in Access Capital Strategies, an equity fund that invests in low to moderate income financing projects. This initial investment was purchased in 2004 to help fulfill the Bank’s regulatory requirement of the Community Reinvestment Act and an additional investment was purchased in 2011. At December 31, 2013 and 2012, the investment is reported at fair value.

Investment securities having a fair value of $114,600,000 at December 31, 2013, and $96,124,000 at December 31, 2012, were pledged to secure public deposits and other borrowings.

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

The following table presents gross unrealized losses and fair value of investments aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2013 and 2012.

		Less Than 12 Months		12 Months or More		Total
(Dollars in thousands) December 31, 2013	Number of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for sale securities:
Mortgage-backed U.S. government agencies	29	$9,799	$182	$9,866	$256	$19,665	$438
State and political subdivision obligations	90	39,611	2,150	4,288	326	43,899	2,476
Equity securities	1	—	—	550	31	550	31

Total temporarily impaired available for sale securities	120	$49,410	$2,332	$14,704	$613	$64,114	$2,945

		Less Than 12 Months		12 Months or More		Total
(Dollars in thousands) December 31, 2012	Number of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for sale securities:
Mortgage-backed U.S. government agencies	53	$30,345	$270	$15,839	$220	$46,184	$490
State and political subdivision obligations	20	9,389	66	1,231	30	10,620	96
Equity securities	1	—	—	390	10	390	10

Total temporarily impaired available for sale securities	74	$39,734	$336	$17,460	$260	$57,194	$596

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis; and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, and the financial condition and near term prospects of the issuer. In addition, for debt securities, the Corporation considers (a) whether management has the intent to sell the security, (b) it is more likely than not that management will be required to sell the security prior to its anticipated recovery, and (c) whether management expects to recover the entire amortized cost basis. For equity securities, management considers the intent and ability to hold securities until recovery of unrealized losses.

The majority of the investment portfolio is comprised of mortgage-backed U.S. government agencies and state and political subdivision obligations. For the investment securities with an unrealized loss, Mid Penn has concluded, based on its analysis, that the unrealized losses in the investments are primarily caused by the movement of interest rates, and the contractual terms of these investments do not permit the issuer to settle the securities at a price less than the par value of the investment.

At December 31, 2013, Mid Penn had 120 securities with unrealized losses totaling $2,945,000 that depreciated 4.59% from their amortized cost basis. During this period, securities in an unrealized loss position for twelve months or longer totaled $613,000 of which the majority was attributed to mortgage-backed U.S. government agencies and state and political subdivision obligations with $256,000 and $326,000 in unrealized losses, respectively. At December 31, 2012, 74 debt securities with unrealized losses totaling $596,000 that depreciated 1.04% from the amortized cost basis. During this period, securities in an unrealized loss position for twelve months or longer totaled $260,000 of which the majority was attributed to mortgage-backed U.S. government agencies with $220,000 in unrealized losses.

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

Because Mid Penn does not intend to sell these investments and it is not likely it will be required to sell these investments before a recovery of fair value, which may be maturity, Mid Penn does not consider the securities with unrealized losses for twelve months or longer to be other-than-temporarily impaired as losses relate to changes in interest rates and not erosion of credit quality.

The table below is the maturity distribution of investment securities at amortized cost and fair value at December 31, 2013.

	December 31, 2013
(Dollars in thousands)	Amortized Cost	Fair Value
Due in 1 year or less	$—	$—
Due after 1 year but within 5 years	18,937	19,811
Due after 5 years but within 10 years	26,813	26,596
Due after 10 years	37,154	35,465

	82,904	81,872

Mortgage-backed securities	39,481	39,392
Equity securities	1,550	1,539

	$123,935	$122,803

(7)	Loans and Allowance for Loan and Lease Losses

The Bank has granted loans to certain of its executive officers, directors, and their related interests. These loans were made on substantially the same basis, including interest rates and collateral as those prevailing for comparable transactions with other borrowers at the same time. The aggregate amount of these loans was $8,402,000 and $4,817,000 at December 31, 2013 and 2012, respectively. During 2013, $8,815,000 of new loans and advances were extended and repayments totaled $5,230,000. None of these loans were past due, in non-accrual status, or restructured at December 31, 2013.

The classes of the loan portfolio, summarized by the aggregate pass rating and the classified ratings of special mention, substandard, and doubtful within Mid Penn’s internal risk rating system as of December 31, 2013 and 2012 are as follows:

(Dollars in thousands) December 31, 2013	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and industrial	$103,330	$938	$1,576	$—	$105,844
Commercial real estate	277,232	2,771	12,771	—	292,774
Commercial real estate – construction	45,265	382	—	—	45,647
Lease financing	1,356	—	—	—	1,356
Residential mortgage	69,447	27	356	—	69,830
Home equity	26,056	96	169	—	26,321
Consumer	4,690	—	—	—	4,690

	$527,376	$4,214	$14,872	$—	$546,462

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

(Dollars in thousands) December 31, 2012	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and industrial	$74,763	$1,651	$1,469	$—	$77,883
Commercial real estate	260,941	5,375	18,551	—	284,867
Commercial real estate – construction	32,767	410	54	—	33,231
Lease financing	1,305	—	—	—	1,305
Residential mortgage	57,007	—	448	—	57,455
Home equity	22,336	188	396	—	22,920
Consumer	6,267	292	—	—	6,559

	$455,386	$7,916	$20,918	$—	$484,220

Impaired loans by loan portfolio class as of December 31, 2013 and 2012 are summarized as follows:

	December 31, 2013			December 31, 2012
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commercial and industrial	$185	$671	$—	$192	$870	$—
Commercial real estate	2,596	5,898	—	6,570	10,773	—
Residential mortgage	266	282	—	448	459	—
Home equity	27	792	—	124	261	—

With an allowance recorded:
Commercial and industrial	$115	$243	$42	$223	$351	$111
Commercial real estate	7,649	7,972	1,860	2,514	2,672	1,200
Commercial real estate – construction	—	—	—	54	53	54
Residential mortgage	25	25	25	—	—	—
Home equity	49	49	6	67	71	18

Total:
Commercial and industrial	$300	$914	$42	$415	$1,221	$111
Commercial real estate	10,245	13,870	1,860	9,084	13,445	1,200
Commercial real estate – construction	—	—	—	54	53	54
Residential mortgage	291	307	25	448	459	—
Home equity	76	841	6	191	332	18

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

Average recorded investment of impaired loans and related interest income recognized for the years ended December 31, 2013, 2012, and 2011 are summarized as follows:

	December 31, 2013		December 31, 2012		December 31, 2011
(Dollars in thousands)	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial and industrial	$186	$—	$462	$1	$752	$84
Commercial real estate	2,920	187	7,329	21	6,000	278
Commercial real estate – construction	—	—	—	—	1,016	18
Residential mortgage	323	—	458	—	619	28
Home equity	30	—	179	4	266	—

With an allowance recorded:
Commercial and industrial	$117	$—	$242	$—	$670	$—
Commercial real estate	7,752	—	2,727	—	3,281	—
Commercial real estate – construction	—	—	54	—	—	—
Residential mortgage	25	—	—	—	—	—
Home equity	53	—	71	—	76	—

Total:
Commercial and industrial	$303	$—	$704	$1	$1,422	$84
Commercial real estate	10,672	187	10,056	21	9,281	278
Commercial real estate – construction	—	—	54	—	1,016	18
Residential mortgage	348	—	458	—	619	28
Home equity	83	—	250	4	342	—

Non-accrual loans by loan portfolio class as of December 31, 2013 and 2012 are summarized as follows:

(Dollars in thousands)	2013	2012
Commercial and industrial	$300	$264
Commercial real estate	9,648	10,785
Commercial real estate – construction	—	54
Residential mortgage	803	537
Home equity	126	191

	$10,877	$11,831

The performance and credit quality of the loan portfolio is also monitored by the analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The classes of the loan portfolio summarized by the past due status as of December 31, 2013 and 2012 are summarized as follows:

(Dollars in thousands) December 31, 2013	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Loans Receivable > 90 Days and Accruing
Commercial and industrial	$291	$38	$300	$629	$105,215	$105,844	$—
Commercial real estate	1,472	570	8,241	10,283	282,491	292,774	—
Commercial real estate – construction	—	—	—	—	45,647	45,647	—
Lease financing	—	—	—	—	1,356	1,356	—
Residential mortgage	952	—	785	1,737	68,093	69,830	—
Home equity	9	50	99	158	26,163	26,321	—
Consumer	24	12	—	36	4,654	4,690	—

Total	$2,748	$670	$9,425	$12,843	$533,619	$546,462	$—

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

(Dollars in thousands) December 31, 2012	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Loans Receivable > 90 Days and Accruing
Commercial and industrial	$123	$361	$234	$718	$77,165	$77,883	$—
Commercial real estate	1,785	5,618	8,248	15,651	269,216	284,867	—
Commercial real estate – construction	—	—	54	54	33,177	33,231	—
Lease financing	1		—	1	1,304	1,305	—
Residential mortgage	495	35	531	1,061	56,394	57,455	—
Home equity	96	—	147	243	22,677	22,920	—
Consumer	1	2	—	3	6,556	6,559	—

Total	$2,501	$6,016	$9,214	$17,731	$466,489	$484,220	$—

The allowance for loan and lease losses and recorded investment in financing receivables for the years ended December 31, 2013, 2012, and 2011, and as of December 31, 2013, 2012, and 2011 are as follows:

(Dollars in thousands) December 31, 2013	Commercial and industrial	Commercial real estate	Commercial real estate – construction	Lease financing	Residential mortgage	Home equity	Consumer	Unallocated	Total
Allowance for loan and lease losses:
Beginning balance	$1,298	$3,112	$64	$1	$581	$343	$101	$9	$5,509
Charge-offs	(183)	(919)	(17)	—	(167)	(91)	(96)	—	(1,473)
Recoveries	193	279	7	2	23	8	84	—	596
Provisions	(121)	1,534	(45)	(3)	144	181	(17)	12	1,685

Ending balance	$1,187	$4,006	$9	$—	$581	$441	$72	$21	$6,317

Ending balance: individually evaluated for impairment	$42	$1,860	$—	$—	$25	$6	$—	$—	$1,933

Ending balance: collectively evaluated for impairment	$1,145	$2,146	$9	$—	$556	$435	$72	$21	$4,384

Loans receivables:
Ending balance	$105,844	$292,774	$45,647	$1,356	$69,830	$26,321	$4,690	$—	$546,462

Ending balance: individually evaluated for impairment	$300	$10,245	$—	$—	$291	76	$—	$—	$10,912

Ending balance: collectively evaluated for impairment	$105,544	$282,529	$45,647	$1,356	$69,539	$26,245	$4,690	$—	$535,550

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

(Dollars in thousands) December 31, 2012	Commercial and industrial	Commercial real estate	Commercial real estate – construction	Lease financing	Residential mortgage	Home equity	Consumer	Unallocated	Total
Allowance for loan and lease losses:
Beginning Balance	$2,274	$3,544	$23	$2	$362	$337	$87	$143	$6,772
Charge-offs	(834)	(493)	(6)	—	(195)	(268)	(592)	—	(2,388)
Recoveries	31	13	2	—	—	10	33	—	89
Provisions	(173)	48	45	(1)	414	264	573	(134)	1,036

Ending balance	$1,298	$3,112	$64	$1	$581	$343	$101	$9	$5,509

Ending balance: individually evaluated for impairment	$111	$1,200	$54	$—	$—	$18	$—	$—	$1,383

Ending balance: collectively evaluated for impairment	$1,187	$1,912	$10	$1	$581	$325	$101	$9	$4,126

Loans receivables:
Ending balance	$77,883	$284,867	$33,231	$1,305	$57,455	$22,920	$6,559	$—	$484,220

Ending balance: individually evaluated for impairment	$415	$9,084	$54	$—	$448	191	$—	$—	$10,192

Ending balance: collectively evaluated for impairment	$77,468	$275,783	$33,177	$1,305	$57,007	$22,729	$6,559	$—	$474,028

(Dollars in thousands) December 31, 2011	Commercial and industrial	Commercial real estate	Commercial real estate – construction	Lease financing	Residential mortgage	Home equity	Consumer	Unallocated	Total
Allowance for loan and lease losses:
Beginning Balance	$2,447	$3,616	$159	$1	$219	$363	$61	$195	$7,061
Charge-offs	(546)	(545)	—	(44)	(310)	(40)	(102)	—	(1,587)
Recoveries	10	26	—	6	19	5	27	—	93
Provisions	363	447	(136)	39	434	9	101	(52)	1,205

Ending balance	$2,274	$3,544	$23	$2	$362	$337	$87	$143	$6,772

Ending balance: individually evaluated for impairment	$451	$1,380	$—	$—	$—	$15	$—	$—	$1,846

Ending balance: collectively evaluated for impairment	$1,823	$2,164	$23	$2	$362	$322	$87	$143	$4,926

Loans receivables:
Ending balance	$76,930	$292,896	$30,735	$1,724	$48,270	$24,149	$8,013	$—	$482,717

Ending balance: individually evaluated for impairment	$1,119	$8,898	$584	$—	$599	$325	$—	$—	$11,525

Ending balance: collectively evaluated for impairment	$75,811	$283,998	$30,151	$1,724	$47,671	$23,824	$8,013	$—	$471,192

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

The recorded investments in troubled debt restructured loans at December 31, 2013 and 2012 are as follows:

(Dollars in thousands) December 31, 2013	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Recorded Investment
Commercial and industrial	$40	$417	$266
Commercial real estate	10,581	8,686	7,470
Residential mortgage	423	35	29

	$11,044	$9,138	$7,765

(Dollars in thousands) December 31, 2012	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Recorded Investment
Commercial and industrial	$40	$35	$30
Commercial real estate	7,326	3,748	2,916
Residential mortgage	558	552	448

	$7,924	$4,335	$3,394

At December 31, 2013, Mid Penn’s troubled debt restructured loans totaled $7,765,000, of which, $833,000, representing five loans, are accruing mortgages in compliance with the terms of the modification. Of the $833,000, four are accruing residential mortgages totaling $235,000 and one is an accruing commercial real estate loan totaling $598,000. The remaining $6,932,000, representing 12 loans, are nonaccrual impaired loans, and resulted in a collateral evaluation in accordance with the guidance on impaired loans. Two large relationships account for $4,819,000 of the $6,932,000 nonaccrual impaired troubled debt restructured loan total. As a result of the evaluation, a specific allocation and, subsequently, charge offs have been taken as appropriate. As of December 31, 2013, charge offs associated with troubled debt restructured loans while under a forbearance agreement totaled $0. As of December 31, 2013, there were no defaulted troubled debt restructured loans as all troubled debt restructured loans were current with respect to their associated forbearance agreements. One forbearance agreement was negotiated during 2008, 10 forbearance agreements were negotiated during 2009, one was negotiated during 2010, and five were negotiated during 2013.

Mid Penn’s troubled debt restructured loans at December 31, 2012 totaled $3,394,000, of which, $426,000, representing seven loans, are accruing residential mortgages in compliance with the terms of the modification. The remaining $2,968,000, representing 10 loans, are nonaccrual impaired loans, and resulted in a collateral evaluation in accordance with the guidance on impaired loans. As a result of the evaluation, a specific allocation and, subsequently, charge offs have been taken as appropriate. As of December 31, 2012, charge offs associated with troubled debt restructured loans while under a forbearance agreement totaled $0. As of December 31, 2012, there were no defaulted troubled debt restructured loans as all troubled debt restructured loans were current with respect to their associated forbearance agreements. One forbearance agreement was negotiated during 2008, 12 forbearance agreements were negotiated during 2009, while the remaining four were negotiated during 2010.

Mid Penn entered into forbearance agreements on all loans currently classified as troubled debt restructures and all of these agreements have resulted in additional principal repayment. The terms of these forbearance agreements vary whereby principal payments have been decreased, interest rates have been reduced and/or the loan will be repaid as collateral is sold.

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

There were five loans modified in 2013 that resulted in troubled debt restructurings, while no loans were modified in 2012. The following table summarizes the loans whose terms have been modified resulting in troubled debt restructurings during the year ended December 31, 2013.

(Dollars in thousands) December 31, 2013	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Recorded Investment
Commercial real estate	3	$6,091	$5,588	$5,417
Residential mortgage	2	74	74	28

	5	$6,165	$5,662	$5,445

If nonaccrual loans and leases had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the period, Mid Penn would have recorded interest income on these loans of $861,000, $774,000, and $772,000, in the years ended December 31, 2013, 2012, and 2011, respectively. Mid Penn has no commitments to lend additional funds to borrowers with impaired or nonaccrual loans.

(8)	Bank Premises and Equipment

At December 31, 2013 and 2012, bank premises and equipment are as follows:

(Dollars in thousands)	2013	2012
Land	$2,712	$2,712
Buildings	10,087	10,007
Furniture, fixtures, and equipment	9,483	9,045
Leasehold improvements	828	828
Construction in progress	13	3

	23,123	22,595
Less accumulated depreciation	(10,654)	(9,472)

	$12,469	$13,123

Depreciation expense was $1,250,000 in 2013, $1,153,000 in 2012, and $1,230,000 in 2011.

(9)	Deposits

At December 31, 2013 and 2012, time deposits amounted to $132,373,000 and $163,653,000, respectively. Interest expense on such certificates of deposit amounted to $2,568,000, $3,683,000, and $5,358,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

These time deposits at December 31, 2013, mature as follows:

	Time Deposits
(Dollars in thousands)	Less than $100,000	$100,000 or more
Maturing in 2014	$38,290	$21,716
Maturing in 2015	26,323	14,528
Maturing in 2016	12,956	5,389
Maturing in 2017	3,614	1,453
Maturing in 2018	4,428	1,956
Maturing thereafter	835	885

	$86,446	$45,927

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

Brokered deposits included in the deposit totals equaled $2,750,000 at December 31, 2013 and $4,128,000 at December 31, 2012. Deposits and other funds from related parties held by Mid Penn at December 31, 2013 and 2012 amounted to $9,010,000 and $6,804,000, respectively.

(10)	Short-term Borrowings

As of December 31, 2013, short-term borrowings totaled $23,833,000. There were no short-term borrowings as of December 31, 2012. The Bank has a line of credit commitment from the Federal Home Loan Bank (“FHLB”) for overnight borrowings up to $40,000,000. This line is collateralized by certain qualifying loans and investment securities of the Bank. The Bank also has unused lines of credit with correspondent banks amounting to $12,500,000 at December 31, 2013.

(11)	Long-term Debt

The Bank is a member of the Federal Home Loan Bank of Pittsburgh (“FHLB”) and through its membership, the Bank can access a number of credit products, which are utilized to provide liquidity. The maximum borrowing capacity available to the Bank at the FHLB at December 31, 2013 was $259,179,000, which includes the line of credit commitment for overnight borrowings. As of December 31, 2013 and 2012, the Bank had long-term debt in the amount of $23,145,000 and $22,510,000, respectively, consisting of:

(Dollars in thousands)	At December 31,
	2013	2012
Loans maturing in 2013 with rates ranging from 3.24% to 4.75%	$—	$14,189
Loans maturing in 2015 with rates ranging from 0.58% to 4.18%	15,000	5,000
Loans maturing in 2016 at a rate of 0.89%	5,000	—
Loans maturing in 2026 at a rate of 4.80%	3,073	3,245
Loans maturing in 2027 at a rate of 6.71%	72	76

	$23,145	$22,510

The aggregate amounts due on long-term debt subsequent to December 31, 2013 are $184,000 (2014), $15,193,000 (2015), $5,203,000 (2016), $213,000 (2017), $223,000 (2018), and $2,129,000 thereafter.

(12) Fair Value Measurement

Fair value measurement and disclosure guidance defines fair value as the price that would be received to sell the asset or transfer the liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. This guidance provides additional information on determining when the volume and level of activity for the asset or liability has significantly decreased. The guidance also includes information on identifying circumstances when a transaction may not be considered orderly.

Fair value measurement and disclosure guidance provides a list of factors that a reporting entity should evaluate to determine whether there has been a significant decrease in the volume and level of activity for the asset or liability in relation to normal market activity for the asset or liability. When the reporting entity concludes there has been a significant decrease in the volume and level of activity for the asset or liability, further analysis of the information from that market is needed and significant adjustments to the related prices may be necessary to estimate fair value in accordance with the fair value measurement and disclosure guidance.

This guidance clarifies that when there has been a significant decrease in the volume and level of activity for the asset or liability, some transactions may not be orderly. In those situations, the entity must evaluate the

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

weight of the evidence to determine whether the transaction is orderly. The guidance provides a list of circumstances that may indicate that a transaction is not orderly. A transaction price that is not associated with an orderly transaction is given little, if any, weight when estimating fair value.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own belief about the assumptions market participants would use in pricing the asset or liability based upon the best information available in the circumstances. Fair value measurement and disclosure guidance establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1 Inputs – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 Inputs – Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability;

Level 3 Inputs – Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

There were no transfers of assets between fair value Level 1 and Level 2 for the year ended December 31, 2013. The following table illustrates the assets measured at fair value on a recurring basis segregated by hierarchy fair value levels:

		Fair value measurements at December 31, 2013 using:
(Dollars in thousands) Assets:	Total carrying value at December 31, 2013	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
U.S. Treasury and U.S. government agencies	$12,834	$—	$12,834	$—
Mortgage-backed U.S. government agencies	39,392	—	39,392	—
State and political subdivision obligations	69,038	—	69,038	—
Equity securities	1,539	519	1,020	—

	$122,803	$519	$122,284	$—

		Fair value measurements at December 31, 2012 using:
(Dollars in thousands) Assets:	Total carrying value at December 31, 2012	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
U.S. Treasury and U.S. government agencies	$17,740	$—	$17,740	$—
Mortgage-backed U.S. government agencies	66,686	—	66,686	—
State and political subdivision obligations	69,479	—	69,479	—
Equity securities	390	390	—	—

	$154,295	$390	$153,905	$—

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

The following table illustrates the assets measured at fair value on a nonrecurring basis segregated by hierarchy fair value levels.

(Dollars in thousands) Assets:		Fair value measurements at December 31, 2013 using:
	Total carrying value at December 31, 2013	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Impaired Loans	$6,535	$—	$—	$6,535
Foreclosed Assets Held for Sale	465	—	—	465

(Dollars in thousands) Assets:		Fair value measurements at December 31, 2012 using:
	Total carrying value at December 31, 2012	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Impaired Loans	$3,075	$—	$—	$3,075
Foreclosed Assets Held for Sale	105	—	—	105

The following tables present additional quantitative information about assets measured at fair value on a nonrecurring basis and for which Mid Penn has utilized Level 3 inputs to determine the fair value.

(Dollars in thousands) December 31, 2013	Quantitative Information about Level 3 Fair Value Measurements
	Fair Value Estimate	Valuation Technique	Unobservable Input	Range Weighted Average
Impaired Loans	$6,535	Appraisal of collateral (1)	Appraisal adjustments (2)	10% - 95% (25%)
Foreclosed Assets Held for Sale	$465	Appraisal of collateral (1), (3)	Appraisal adjustments (2)	15% - 40% (24%)

(Dollars in thousands) December 31, 2012	Quantitative Information about Level 3 Fair Value Measurements
	Fair Value Estimate	Valuation Technique	Unobservable Input	Range Weighted Average
Impaired Loans	$3,075	Appraisal of collateral (1)	Appraisal adjustments (2)	10% - 95% (28%)
Foreclosed Assets Held for Sale	$105	Appraisal of collateral (1), (3)	Appraisal adjustments (2)	15% - 40% (24%)

(1)	Fair value is generally determined through independent appraisals of the underlying collateral, which generally includes various level 3 inputs which are not observable.
(2)	Appraisals may be adjusted downward by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal. Higher downward adjustments are caused by negative changes to the collateral or conditions in the real estate market, actual offers or sales contracts received, or age of the appraisal.
(3)	Includes qualitative adjustments by management and estimated liquidation expenses.

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

The following methodologies and assumptions were used to estimate the fair value of Mid Penn’s financial instruments.

Cash and Cash Equivalents:

The carrying value of cash and cash equivalents is considered to be a reasonable estimate of fair value.

Interest-bearing Balances with other Financial Institutions:

The estimate of fair value was determined by comparing the present value of quoted interest rates on like deposits with the weighted average yield and weighted average maturity of the balances.

Securities Available for Sale:

The fair value of securities classified as available for sale is determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather relying on the securities’ relationship to other benchmark quoted prices.

Impaired Loans:

Mid Penn’s rating system assumes any loans classified as sub-standard non-accrual to be impaired, and all of these loans are considered collateral dependent; therefore, all of Mid Penn’s impaired loans, whether reporting a specific allocation or not, are considered collateral dependent.

It is Mid Penn’s policy to obtain updated third party valuations on all impaired loans collateralized by real estate within 30 days of the credit being classified as sub-standard non-accrual. Prior to receipt of the updated real estate valuation Mid Penn will use any existing real estate valuation to determine any potential allowance issues; however no allowance recommendation will be made until which time Mid Penn is in receipt of the updated valuation.

In some instances Mid Penn is not holding real estate as collateral and is relying on business assets (personal property) for repayment. In these circumstances a collateral inspection is performed by Mid Penn personnel to determine an estimated value. The value is based on net book value, as provided by the financial statements, and discounted accordingly based on determinations made by management. Occasionally, Mid Penn will employ an outside service to provide a fair estimate of value based on auction sales or private sales. Management reviews the estimates of these third parties and discounts them accordingly based on management’s judgment, if deemed necessary. Mid Penn considers the estimates used in its impairment analysis to be Level 3 inputs.

Mid Penn actively monitors the values of collateral on impaired loans. This monitoring may require the modification of collateral values over time or changing circumstances by some factor, either positive or negative, from the original values. All collateral values will be assessed by management at least every 18 months for possible revaluation by an independent third party.

Mid Penn does not currently, or plan to in the future, use automated valuation methodologies as a method of valuing real estate collateral.

Loans:

For variable-rate loans that reprice frequently and which entail no significant changes in credit risk, carrying values approximated fair value. The fair value of other loans are estimated by calculating the present value of the cash flow difference between the current rate and the market rate, for the average maturity, discounted quarterly at the market rate.

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

Foreclosed Assets Held for Sale:

Assets included in foreclosed assets held for sale are carried at fair value, less costs to sell, and accordingly is presented as measured on a non-recurring basis. Values are estimated using Level 3 inputs, based on appraisals that consider the sales prices of property in the proximate vicinity.

Accrued Interest Receivable and Payable:

The carrying amount of accrued interest receivable and payable approximates their fair values.

Restricted Investment in Bank Stocks:

The carrying amount of required and restricted investment in correspondent bank stock approximates fair value, and considers the limited marketability of such securities.

Mortgage Servicing Rights:

The fair value of servicing rights is based on the present value of estimated future cash flows on pools of mortgages stratified by rate and maturity date.

Deposits:

The fair value for demand deposits (e.g., interest and noninterest checking, savings, and money market deposit accounts) is by definition, equal to the amount payable on demand at the reporting date (i.e. their carrying amounts). Fair value for fixed-rate certificates of deposit was estimated using a discounted cash flow calculation by combining all fixed-rate certificates into a pool with a weighted average yield and a weighted average maturity for the pool and comparing the pool with interest rates currently being offered on a similar maturity.

Short-term Borrowings:

Because of time to maturity, the estimated fair value of short-term borrowings approximates the book value.

Long-term Debt:

The estimated fair values of long-term debt were determined using discounted cash flow analysis, based on currently available borrowing rates for similar types of borrowing arrangements.

Commitments to Extend Credit and Letters of Credit:

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account market interest rates, the remaining terms and present credit worthiness of the counterparties. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements.

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

The following table summarizes the carrying value and fair value of financial instruments at December 31, 2013 and 2012.

(Dollars in thousands)	December 31, 2013		December 31, 2012
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$8,623	$8,623	$15,473	$15,473
Interest-bearing time balances with other financial institutions	7,513	7,513	23,563	23,563
Investment securities	122,803	122,803	154,295	154,295
Net loans and leases	540,145	548,923	478,711	495,181
Restricted investment in bank stocks	2,969	2,969	2,503	2,503
Accrued interest receivable	2,704	2,704	2,893	2,893
Mortgage servicing rights	223	223	233	233

Financial liabilities:
Deposits	$608,130	$610,419	$625,461	$629,096
Short-term borrowings	23,833	23,833	—	—
Long-term debt	23,145	22,988	22,510	23,240
Accrued interest payable	393	393	620	620

Off-balance sheet financial instruments:
Commitments to extend credit	$—	$—	$—	$—
Financial standby letters of credit	—	—	—	—

The following presents the carrying amount, fair value, and placement in the fair value hierarchy of Mid Penn’s financial instruments as of December 31, 2013 and 2012. Carrying values approximate fair values for cash and cash equivalents, interest-bearing time balances with other financial institutions, restricted investment in bank stocks, mortgage servicing rights, accrued interest receivable and payable, and short-term borrowings. Other than cash and cash equivalents, which are considered Level 1 Inputs, these instruments are Level 2 Inputs. The following tables exclude financial instruments for which the carrying amount approximates fair value.

			Fair Value Measurements
(Dollars in thousands) December 31, 2013	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial instruments - assets
Net loans and leases	$540,145	$548,923	$—	$—	$548,923

Financial instruments - liabilities
Deposits	$608,130	$610,419	$—	$610,419	$—
Long-term debt	23,145	22,988	—	22,988	—

			Fair Value Measurements
(Dollars in thousands) December 31, 2012	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial instruments - assets
Net loans and leases	$478,711	$495,181	$—	$—	$495,181

Financial instruments - liabilities
Deposits	$625,461	$629,096	$—	$629,096	$—
Long-term debt	22,510	23,240	—	23,240	—

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

(13)	Postretirement Benefit Plans

Mid Penn has an unfunded noncontributory defined benefit Plan for directors. The Plan provides defined benefits based on years of service.

Mid Penn also has other postretirement benefit Plans covering full-time employees. These health care and life insurance Plans are noncontributory.

The significant aspects of each Plan are as follows:

(a)	Health Insurance

For full-time employees who retire after at least 20 years of service, Mid Penn will pay premiums for major medical insurance (as provided to active employees) for a period ending on the earlier of the date the participant obtains other employment where major medical coverage is available or the date of the participant’s death; however, in all cases payment of medical premiums by Mid Penn will not exceed five years. If the retiree becomes eligible for Medicare within the five-year period beginning on his/her retirement date, the Bank may pay, at its discretion, premiums for 65 Special coverage or a similar supplemental coverage. After the five-year period has expired, all Mid Penn paid benefits cease; however, the retiree may continue coverage through the Bank at his/her own expense. This Plan was amended in 2008 to encompass only those employees that had achieved ten years of full-time continuous service to Mid Penn as of January 1, 2008. Employees hired after that date and those that had not achieved the service requirements are not eligible for the Plan.

(b)	Life Insurance

For full-time employees who retire after at least 20 years of service, Mid Penn will provide term life insurance. The amount of coverage prior to age 65 will be three times the participant’s annual salary at retirement or $50,000, whichever is less. After age 65, the life insurance coverage amount will decrease by 10% per year, subject to a minimum amount of $2,000.

(c)	Directors’ Retirement Plan

Mid Penn has an unfunded defined benefit retirement Plan for directors with benefits based on years of service. The adoption of this Plan generated unrecognized prior service cost of $274,000, which is being amortized over the expected future years of service of active directors. The unamortized balance at December 31, 2013, was $108,000.

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

Health and Life

The following tables provide a reconciliation of the changes in the Plan’s health and life insurance benefit obligations and fair value of Plan assets for the years ended December 31, 2013 and 2012, and a statement of the funded status at December 31, 2013 and 2012.

	December 31,
(Dollars in thousands)	2013	2012
Change in benefit obligations:
Benefit obligations, January 1	$894	$904
Service cost	17	21
Interest cost	34	37
Actuarial gain	(15)	(76)
Change in assumptions	(55)	38
Benefit payments	(39)	(30)

Benefit obligations, December 31	$836	$894

Change in fair value of plan assets:
Fair value of plan assets, January 1	$—	$—
Employer contributions	39	30
Benefit payments	(39)	(30)

Fair value of plan assets, December 31	$—	$—

Funded status at year end	$(836)	$(894)

The amount recognized in the consolidated balance sheet at December 31, 2013 and 2012, is as follows:

(Dollars in thousands)	2013	2012
Accrued benefit liability	$836	$894

The amounts recognized in accumulated other comprehensive (loss) income consist of:

(Dollars in thousands)	December 31,
	2013	2012
Net (gain) loss, pretax	$(33)	$37
Prior service cost, pretax	(1)	(2)

The accumulated benefit obligation for health and life insurance plans was $836,000 and $894,000 at December 31, 2013 and 2012, respectively.

The estimated prior service costs that will be amortized from accumulated other comprehensive loss into net periodic benefit cost during 2014 is ($1,052).

The components of net periodic postretirement benefit cost for 2013, 2012 and 2011 are as follows:

(Dollars in thousands)	2013	2012	2011
Service cost	$17	$21	$22
Interest cost	34	37	42
Amortization of prior service cost	(1)	(1)	(1)

Net periodic postretirement benefit cost	$50	$57	$63

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

Assumptions used in the measurement of Mid Penn’s benefit obligations at December 31, 2013 and 2012 are as follows:

	2013	2012
Weighted-average assumptions:
Discount rate	4.75%	4.00%
Rate of compensation increase	3.75%	3.00%

Assumptions used in the measurement of Mid Penn’s net periodic benefit cost for the years ended December 31, 2013, 2012 and 2011 are as follows:

	2013	2012	2011
Weighted-average assumptions:
Discount rate	4.00%	4.50%	5.50%
Rate of compensation increase	3.00%	3.50%	4.50%

Assumed health care cost trend rates at December 31, 2013, 2012 and 2011 are as follows:

	2013	2012	2011
Health care cost trend rate assumed for next year	7.00%	7.50%	7.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.50%	5.50%	5.50%
Year that the rate reaches the ultimate trend rate	2016	2016	2016

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care Plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One-Percentage Point
(Dollars in thousands)	Increase	Decrease
Effect on total of service and interest cost	$53	$4
Effect on accumulated postretirement benefit obligation	59	4

Mid Penn expects to contribute $42,000 to its life and health benefit Plans in 2014. The following table shows the estimated benefit payments for future periods.

(Dollars in thousands)
1/1/2014 to 12/31/2014	$42
1/1/2015 to 12/31/2015	60
1/1/2016 to 12/31/2016	70
1/1/2017 to 12/31/2017	71
1/1/2018 to 12/31/2018	71
1/1/2019 to 12/31/2023	355

Benefit obligations were measured as of December 31, 2013, for the postretirement benefit Plan.

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

Retirement Plan

The following tables provide a reconciliation of the changes in the directors’ defined benefit Plan’s benefit obligations and fair value of Plan assets for the years ended December 31, 2013 and 2012 and a statement of the status at December 31, 2013 and 2012. This Plan is unfunded.

(Dollars in thousands)	December 31,
	2013	2012
Change in benefit obligations:
Benefit obligations, January 1	$1,139	$1,069
Service cost	32	22
Interest cost	44	49
Actuarial loss	4	10
Change in assumptions	(5)	5
Change due to plan amendment	—	53
Benefit payments	(84)	(69)

Benefit obligations, December 31	$1,130	$1,139

Change in fair value of plan assets:
Fair value of plan assets, January 1	$—	$—
Employer contributions	84	69
Benefit payments	(84)	(69)

Fair value of plan assets, December 31	$—	$—
Funded status at year end	$(1,130)	$(1,139)

Amounts recognized in the consolidated balance sheet at December 31, 2013 and 2012 are as follows:

(Dollars in thousands)	2013	2012
Accrued benefit liability	$1,130	$1,139

Amounts recognized in accumulated other comprehensive income consist of:

	December 31,
(Dollars in thousands)	2013	2012
Net prior service cost, pretax	$108	$129
Net loss, pretax	40	41

The accumulated benefit obligation for the retirement Plan was $1,130,000 at December 31, 2013 and $1,139,000 at December 31, 2012.

The estimated prior service costs that will be amortized from accumulated other comprehensive income into net periodic benefit cost during 2014 is $32,304.

The components of net periodic retirement cost for 2013, 2012 and 2011 are as follows:

(Dollars in thousands)	2013	2012	2011
Service cost	$32	$22	$24
Interest cost	44	49	53
Amortization of prior-service cost	22	22	22

Net periodic retirement cost	$98	$93	$99

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

Assumptions used in the measurement of Mid Penn’s benefit obligations at December 31, 2013 and 2012 are as follows:

	2013	2012
Weighted-average assumptions:
Discount rate	4.75%	4.00%
Change in consumer price index	2.75%	2.00%

Assumptions used in the measurement of Mid Penn’s net periodic benefit cost for the years ended December 31, 2013, 2012 and 2011 are as follows:

	2013	2012	2011
Weighted-average assumptions:
Discount rate	4.00%	4.50%	5.50%
Change in consumer price index	2.00%	2.50%	3.00%

Mid Penn expects to contribute $91,000 to its retirement Plan in 2014. The following table shows the estimated benefit payments for future periods.

(Dollars in thousands)
1/1/2014 to 12/31/2014	$91
1/1/2015 to 12/31/2015	94
1/1/2016 to 12/31/2016	96
1/1/2017 to 12/31/2017	99
1/1/2018 to 12/31/2018	103
1/1/2019 to 12/31/2023	529

Plan benefit obligations were measured as of December 31, 2013 for the directors’ defined benefit Plan.

The Bank is the owner and beneficiary of insurance policies on the lives of certain officers and directors, which informally fund the retirement plan obligation. The aggregate cash surrender value of these policies was $3,609,000 and $3,513,000 at December 31, 2013 and 2012, respectively.

(14)	Other Benefit Plans

(a)	Defined-Contribution Plan

The Bank has a funded contributory defined-contribution Plan covering substantially all employees. The Bank did not contribute to the Plan in 2013, 2012, or 2011.

(b)	Deferred Compensation Plans

The Bank has an executive deferred compensation Plan, which allows an executive officer to defer compensation for a specified period in order to provide future retirement income. The only participant in this Plan is a former executive officer. At both December 31, 2013 and 2012, the Bank accrued a liability of approximately $192,000 for this Plan.

The Bank also has a directors’ deferred compensation Plan, which allows directors to defer receipt of fees for a specified period in order to provide future retirement income. At December 31, 2013 and 2012, the Bank accrued a liability of approximately $405,000 and $423,000, respectively, for this Plan.

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

(c)	Salary Continuation Agreement

The Bank maintains a Salary Continuation Agreement (“Agreement”) for a former executive officer. The Agreement provides the former executive officer with a fixed annual benefit. The benefit is payable beginning at age 65 for a period of 15 years. At December 31, 2013 and 2012, the Bank accrued a liability of approximately $206,000 and $192,000, respectively, for the Agreement. The expense related to the Agreement was $14,000 for 2013, $13,000 for 2012, and $12,000 for 2011.

The Bank is the owner and beneficiary of an insurance policy on the life of the participating former executive officer, which informally funds the benefit obligation. The aggregate cash surrender value of this policy was approximately $1,178,000 and $1,143,000 at December 31, 2013 and 2012, respectively.

(d)	Employee Stock Ownership Plan

The Employee Stock Ownership Plan (“ESOP”) was terminated in 2013. Total expense related to Mid Penn’s contribution to the ESOP for 2013, 2012, and 2011 was $0, respectively. Contributions to the ESOP were made at the discretion of the Board of Directors. The ESOP held no common shares as of December 31, 2013, and 38,799 common shares as of December 31, 2012, all of which were allocated to Plan participants. The ESOP shares were valued using Level 1 inputs as there is an active market for identical assets at the measurement date. At December 31, 2013, the total fair value of the ESOP was $0. At December 31, 2012, the fair value of Mid Penn stock on the NASDAQ Stock Market was $11.19 per common share, resulting in a total fair value of the ESOP of $434,000. Shares held by the ESOP are considered outstanding for purposes of calculating earnings per share. Dividends paid on shares held by the ESOP are charged to retained earnings.

(e)	Split Dollar Life Insurance Arrangements

At December 31, 2013 and 2012, the Bank had Split Dollar Life Insurance arrangements with two former executives for which the aggregate collateral assignment and cash surrender values are approximately $1,739,000 and $1,694,000, respectively.

(f)	401(k) Plan

The Bank has a 401(k) Plan that covers substantially all full-time employees. The Plan allows employees to contribute a portion of their salaries and wages to the Plan. The Plan provides for the Bank to match a portion of employee-elected salary deferrals, subject to certain percentage maximums of their salaries and wages. The Bank’s contribution to the Plan was $129,000, $111,000, and $115,000 for the years ending December 31, 2013, 2012, and 2011, respectively.

(g)	Employee Stock Purchase Plan

Mid Penn has an Employee Stock Purchase Plan (“ESPP”) in which all employees are eligible to participate. The Plan allows employees to use a portion of their salaries and wages to purchase common shares of Mid Penn stock at the market value of shares at the end of each calendar quarter.

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

(15)	Federal Income Taxes

The following temporary differences gave rise to the net deferred tax asset at December 31, 2013 and 2012.

(Dollars in thousands)	2013	2012
Deferred tax assets:
Allowance for loan and lease losses	$2,148	$1,873
Loan fees	167	198
Benefit plans	976	974
Nonaccrual interest	895	1,204
Unrealized loss on securities	385	—
AMT Credit Carryforward	—	333
Other	127	108

	4,698	4,690

Deferred tax liabilities:
Depreciation	(945)	(1,109)
Bond accretion	(92)	(80)
Goodwill and intangibles	(254)	(234)
Unrealized gain on securities	—	(1,253)
Prepaid expenses	(170)	(222)
Other	(2)	(3)

	(1,463)	(2,901)

Deferred tax asset, net	$3,235	$1,789

In assessing the realisability of federal or state deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and prudent, feasible and permissible as well as available tax planning strategies in making this assessment. Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that Mid Penn will realize the benefits of these deferred tax assets.

The provision for (benefit from) income taxes consists of the following:

(Dollars in thousands)	2013	2012	2011
Current	$1,009	$794	$1,749
Deferred	192	450	(526)

Total provision for income taxes	$1,201	$1,244	$1,223

A reconciliation of income tax at the statutory rate to Mid Penn’s effective rate is as follows:

(Dollars in thousands)	2013	2012	2011
Provision at the expected statutory rate	$2,088	$2,106	$1,960
Effect of tax-exempt income	(873)	(827)	(710)
Effect of investment in life insurance	(78)	(84)	(88)
Nondeductible interest	40	49	49
Other items	24	—	12

Provision for income taxes	$1,201	$1,244	$1,223

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

Mid Penn has no unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in future periods. Mid Penn does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months.

No amounts for interest and penalties were recorded in income tax expense in the consolidated statement of income for the years ended December 31, 2013, 2012, or 2011. There were no amounts accrued for interest and penalties at December 31, 2013 or 2012.

Mid Penn and its subsidiaries are subject to U.S. federal income tax and income tax for the state of Pennsylvania. Mid Penn is no longer subject to examination by taxing authorities for years before 2010. Tax years 2010 through the present, with limited exception, remain open to examination.

(16)	Core Deposit Intangible

A summary of core deposit intangible is as follows at December 31, 2013:

(Dollars in thousands)	2004 Acquisition	2006 Acquisition	Total
Gross carrying amount	$291	$232	$523
Less accumulated amortization	(291)	(205)	(496)

Net carrying amount	$—	$27	$27

The core deposit intangibles for the acquisitions are being amortized over the weighted average useful life of 8 years, with no estimated residual value.

Amortization expense amounted to $29,000 in 2013, $45,000 in 2012, and $65,000 in 2011. The estimated amortization expense of intangible assets is $27,000 in 2014.

(17)	Regulatory Matters

Mid Penn Bancorp, Inc., is a bank holding company and, as such, chooses to maintain a well-capitalized status in its bank subsidiary. Quantitative measures established by regulation to ensure capital adequacy require Mid Penn to maintain minimum amounts and ratios (set forth below) of Tier 1 capital to average assets and of total capital (as defined in the regulations) to risk-weighted assets. As of December 31, 2013 and December 31, 2012, Mid Penn met all capital adequacy requirements to which the Bank is subject, and the Bank is considered “well-capitalized”. However, future changes in regulations could increase capital requirements and may have an adverse effect on capital resources.

Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. The amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years. At December 31, 2013, $5,686,000 of undistributed earnings of the Bank included in the consolidated shareholders’ equity was available for distribution to the Corporation as dividends without prior regulatory approval, subject to regulatory capital requirements below.

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

Mid Penn maintained the following regulatory capital levels, leverage ratios, and risk-based capital ratios as of December 31, 2013, and December 31, 2012, as follows:

(Dollars in thousands)	Capital Adequacy
	Actual		Minimum Capital Required		To Be Well-Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount		Ratio
Corporation
As of December 31, 2013:
Tier 1 Capital (to Average Assets)	$52,693	7.5%	$28,031	4.0%	$	N/A	N/A
Tier 1 Capital (to Risk Weighted Assets)	52,693	9.9%	21,234	4.0%		N/A	N/A
Total Capital (to Risk Weighted Assets)	59,100	11.1%	42,467	8.0%		N/A	N/A

Bank
As of December 31, 2013:
Tier 1 Capital (to Average Assets)	$52,598	7.5%	$28,041	4.0%		$35,051	5.0%
Tier 1 Capital (to Risk Weighted Assets)	52,598	9.9%	21,234	4.0%		31,850	6.0%
Total Capital (to Risk Weighted Assets)	59,005	11.1%	42,467	8.0%		53,084	10.0%

Corporation
As of December 31, 2012:
Tier 1 Capital (to Average Assets)	$48,822	6.8%	$28,530	4.0%	$	N/A	N/A
Tier 1 Capital (to Risk Weighted Assets)	48,822	10.0%	19,593	4.0%		N/A	N/A
Total Capital (to Risk Weighted Assets)	54,421	11.1%	39,185	8.0%		N/A	N/A

Bank
As of December 31, 2012:
Tier 1 Capital (to Average Assets)	$48,764	6.9%	$28,111	4.0%		$35,138	5.0%
Tier 1 Capital (to Risk Weighted Assets)	48,764	10.0%	19,593	4.0%		29,389	6.0%
Total Capital (to Risk Weighted Assets)	54,363	11.1%	39,185	8.0%		48,981	10.0%

(18)	Concentration of Risk and Off-Balance Sheet Risk

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for direct, funded loans.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The term of these standby letters of credit is generally one year or less. The amount of the liability as of December 31, 2013 and 2012 for guarantees under letters of credit issued is not material.

As of December 31, 2013, commitments to extend credit amounted to $141,616,000 and standby letters of credit amounted to $8,458,000.

Significant concentration of credit risk may occur when obligations of parties engaged in similar activities occur and accumulate in significant amounts.

In analyzing the Bank’s exposure to significant concentration of credit risk, management set a parameter of 10% or more of the Bank’s total net loans outstanding as the threshold in determining whether the obligations of the same or affiliated parties would be classified as significant concentration of credit risk. Concentrations by industry, product line, type of collateral, etc., are also considered. U.S. Treasury securities, obligations of U.S. government agencies and corporations, and any assets collateralized by the same were excluded.

As of December 31, 2013, commercial real estate financing was the only similar activity that met the requirements to be classified as a significant concentration of credit risk. However, there is a geographical concentration in that most of the Bank’s business activity is with customers located in Central Pennsylvania, specifically within the Bank’s trading area made up of Dauphin County, lower Northumberland County, western Schuylkill County and eastern Cumberland County.

The Bank’s highest concentrations of credit within the loan portfolio are in the areas of Commercial Real Estate financing (50.2%) as of December 31, 2013.

(19)	Commitments and Contingencies

Operating Leases:

In April 2005, Mid Penn entered into a non-cancelable operating lease agreement to lease approximately 2,500 square feet of office space in the downtown Harrisburg area, with the initial term extending through April 2010. Mid Penn has the option to renew this lease for two additional five-year periods and has exercised the first of these options, extending the term of the lease through April of 2015. Mid Penn also has entered into a non-cancelable lease on a drive-up ATM site in Halifax, PA. This lease was renewed in 2012 and runs through October of 2015. In December 2011, Mid Penn entered into a non-cancelable operating lease agreement to lease approximately 5,900 square feet of office space on Derry St. in the Harrisburg area, with the initial term extending through November 2014. Mid Penn has the option to renew this lease for two additional three-year periods.

Minimum future rental payments under these operating leases as of December 31, 2013 are as follows:

(Dollars in thousands)
2014	$113
2015	28

$141

Mid Penn paid rent payments in 2013, 2012, and 2011 of $121,000, $120,000, and $79,000, respectively.

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

Litigation:

Mid Penn is subject to lawsuits and claims arising out of its business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial condition of Mid Penn.

(20)	Common Stock

Mid Penn has reserved 50,000 of authorized, but unissued shares of its common stock for issuance under a Stock Bonus Plan (the “Plan”). Shares issued under the Plan are at the discretion of the Board of Directors.

Under Mid Penn’s amended and restated dividend reinvestment plan, (DRIP), 200,000 of Mid Penn’s authorized but unissued common stock are reserved for issuance. The DRIP also allows for voluntary cash payments within specified limits, for the purchase of additional shares.

(21)	Preferred Stock

On December 19, 2008, Mid Penn entered into and closed a Letter Agreement with the United States Department of the Treasury (the “Treasury”) pursuant to which the Treasury invested $10,000,000 in the Mid Penn Bank under the Treasury’s Capital Purchase Program (the “CPP”). Under the letter agreement, the Treasury received (1) 10,000 shares of Series A Fixed Rate Cumulative Perpetual Preferred Stock, $1,000 liquidation preference (“Series A Preferred Stock”), and (2) warrants to purchase up to 73,099 shares of Mid Penn common stock at an exercise price of $20.52 per share (the “Warrants”).

On December 28, 2012, Mid Penn entered into a letter agreement with the Treasury pursuant to which Mid Penn repurchased from the Treasury all 10,000 shares of the Series A Preferred Stock issued to the Treasury which constitutes all of the issued and outstanding shares of Series A Preferred Stock. Mid Penn repurchased the Series A Preferred Stock for a purchase price equal to the aggregate liquidation amount of the Preferred Stock of $10,000,000, plus accrued but unpaid dividends of $59,722. All 10,000 shares of Series A Preferred Stock have subsequently been cancelled.

On January 23, 2013, Mid Penn entered into a letter agreement with the Treasury pursuant to which Mid Penn repurchased from the Treasury on that date the Warrants for $58,479. The Warrants have subsequently been cancelled.

As of the date hereof, Mid Penn has no further financial obligations under the Series A Preferred Stock, the Warrants or the Treasury’s CPP.

(22)	Stock Issued Under Private Placement Offering

On September 26, 2012, Mid Penn filed with the Pennsylvania Department of State a Statement with Respect to Shares which, effective upon filing, designated a series of preferred stock as “7% Non-Cumulative Non-Voting Non-Convertible Perpetual Preferred Stock, Series B” (“Series B Preferred Stock”), and set forth the voting and other powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions of the Series B Preferred Stock.

Sales of Preferred Stock

Mid Penn sold shares of its Non-Cumulative Non-Voting Non-Convertible Perpetual Preferred Stock, Series B (“Series B Preferred Stock”), in transactions exempt from registration under the Securities Act of 1933, pursuant to Section 4(2) thereof.

Between September 26, 2012, and December 31, 2012, Mid Penn sold 4,880 shares of its Series B Preferred Stock for total gross proceeds of $4,880,000, which have been offset by issuance costs of $50,000. On January 3, 2013, 120 additional shares were sold resulting in total gross proceeds of $5,000,000 for the Series B Preferred Stock offering.

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

The following table summarizes the Series B Preferred Stock shares sold and the gross proceeds received through the private placement offering as of December 31, 2013:

(Dollars in thousands)
Period	Shares	Gross Proceeds
September 26, 2012—September 30, 2012	345	$345,000
October 1, 2012—December 31, 2012	4,535	4,535,000
January 1, 2013—December 31, 2013	120	120,000

Total	5,000	$5,000,000

Terms of the Series B Preferred Stock

The annual dividend rate for the Series B Preferred Stock is 7% per annum of the liquidation preference of the Series B Preferred Stock or $70.00 per annum for each share of Series B Preferred Stock. The Board of Directors must approve each dividend payment from legally available funds. Dividends are payable to holders of record of the Series B Preferred Stock as they appear on our books on the record dates fixed by our Board of Directors. Dividends on any of Series B Preferred Stock are non-cumulative and we currently expect them to be declared quarterly for payment on February 15, May 15, August 15, and November 15 of each year. If a dividend payment date is not a business day, the dividend will be paid on the immediately preceding business day but no additional dividend payment will be prorated from the date of purchase to the first dividend payment date over a quarterly dividend period of 90 days.

Mid Penn may redeem shares of its Series B Preferred Stock at its option, in whole or in part, at any time subject to prior approval of the Federal Reserve Board, if then required, at a redemption price of $1,020 per share of Series B Preferred Stock plus an amount equal to any declared but unpaid dividends and in accordance with the terms and conditions set forth in a Certificate of Designations for the Series B Preferred Stock as filed with the Pennsylvania Department of State.

(23)	Parent Company Statements

CONDENSED BALANCE SHEETS

(Dollars in thousands)	December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$437	$48
Investment in subsidiaries	52,821	52,162
Other assets	7	25

Total assets	$53,265	$52,235

LIABILITIES AND SHAREHOLDERS’ EQUITY
Other liabilities	$349	$15
Shareholders’ equity	52,916	52,220

Total liabilities and shareholders’ equity	$53,265	$52,235

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Dollars in thousands)	For Years Ended December 31,
	2013	2012	2011
Income
Dividends from subsidiaries	$1,237	$6,628	$1,246
Other income	—	4	—

Total Income	1,237	6,632	1,246
Expense
Other expenses	(184)	(217)	(153)

Total Expense	(184)	(217)	(153)
Income before income tax and equity in undistributed earnings (loss) of subsidiaries	1,053	6,415	1,093
Equity in undistributed earnings (loss) of subsidiaries	3,823	(1,538)	3,398

Income before income tax	4,876	4,877	4,491
Income tax benefit	63	74	52

Net income	4,939	4,951	4,543
Series A preferred stock dividends & discount accretion	14	514	514
Series B preferred stock dividends	309	—	—

Net income available to common shareholders	$4,616	$4,437	$4,029

Comprehensive income	$1,774	$5,328	$6,423

CONDENSED STATEMENTS OF CASH FLOWS

(Dollars in thousands)	For Years Ended December 31,
	2013	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,939	$4,951	$4,543
Equity in undistributed (earnings) loss of subsidiaries	(3,823)	1,538	(3,398)
Decrease (increase) in other assets	3	40	(52)
Increase in other liabilities	334	15	—

Net cash provided by operating activities	1,453	6,544	1,093

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(1,181)	(1,432)	(1,196)
Series A preferred stock redemption	—	(10,000)	—
Series B preferred stock issuance, net of costs	120	4,830	—
Employee Stock Purchase Plan	55	56	38
Warrant repurchase	(58)	—	—

Net cash used in financing activities	(1,064)	(6,546)	(1,158)

Net increase (decrease) in cash and cash equivalents	389	(2)	(65)
Cash and cash equivalents, beginning of year	48	50	115

Cash and cash equivalents, end of year	$437	$48	$50

(24)	Recent Accounting Pronouncements

There were no new accounting pronouncements affecting Mid Penn during the period that were not already incorporated in the disclosures. In addition, there are no recently issued accounting standards that are expected to have a material impact on Mid Penn’s consolidated financial statements in future periods.

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements

(25)	Summary of Quarterly Consolidated Financial Data (Unaudited)

The following table presents summarized quarterly financial data for 2013 and 2012.

(Dollars in thousands, except per share data)	2013 Quarter Ended
	March 31	June 30	September 30	December 31
Interest Income	$6,902	$7,153	$7,633	$7,295
Interest Expense	1,443	1,306	1,192	1,116

Net Interest Income	5,459	5,847	6,441	6,179
Provision for Loan and Lease Losses	495	415	575	200

Net Interest Income After Provision for Loan Losses	4,964	5,432	5,866	5,979
Noninterest Income	850	838	808	794
Noninterest Expense	5,037	4,612	4,746	4,996

Income Before Provision for Income Taxes	777	1,658	1,928	1,777
Provision for Income Taxes	92	292	440	377

Net Income	685	1,366	1,488	1,400
Preferred Stock Dividends and Discount Accretion	61	87	88	87

Net Income Available to Common Shareholders	$624	$1,279	$1,400	$1,313

Per Share Data:
Basic Earnings Per Share	$0.18	$0.37	$0.40	$0.37
Diluted Earnings Per Share	0.18	0.37	0.40	0.37
Cash Dividends	—	0.05	0.05	0.15

(Dollars in thousands, except per share data)	2012 Quarter Ended
	March 31	June 30	September 30	December 31
Interest Income	$7,710	$7,885	$7,458	$7,313
Interest Expense	2,033	1,862	1,688	1,542

Net Interest Income	5,677	6,023	5,770	5,771
Provision for Loan and Lease Losses	300	225	150	361

Net Interest Income After Provision for Loan Losses	5,377	5,798	5,620	5,410
Noninterest Income	738	931	1,057	957
Noninterest Expense	4,738	4,947	5,082	4,926

Income Before Provision for Income Taxes	1,377	1,782	1,595	1,441
Provision for Income Taxes	243	422	329	250

Net Income	1,134	1,360	1,266	1,191
Preferred Stock Dividends and Discount Accretion	128	129	128	129

Net Income Available to Common Shareholders	$1,006	$1,231	$1,138	$1,062

Per Share Data:
Basic Earnings Per Share	$0.29	$0.35	$0.33	$0.30
Diluted Earnings Per Share	0.29	0.35	0.33	0.30
Cash Dividends	0.05	0.05	0.05	0.10

MID PENN BANCORP, INC. Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except share and per share data)	June 30, 2014	December 31, 2013
ASSETS
Cash and due from banks	$11,220	$7,407
Interest-bearing balances with other financial institutions	659	1,216

Total cash and cash equivalents	11,879	8,623

Interest-bearing time deposits with other financial institutions	5,872	7,513
Available for sale investment securities	142,836	122,803
Loans and leases, net of unearned interest	548,615	546,462
Less: Allowance for loan and lease losses	(6,130)	(6,317)

Net loans and leases	542,485	540,145

Bank premises and equipment, net	12,515	12,469
Restricted investment in bank stocks	2,729	2,969
Foreclosed assets held for sale	1,083	965
Accrued interest receivable	2,887	2,704
Deferred income taxes	2,004	3,235
Goodwill	1,016	1,016
Core deposit and other intangibles, net	230	249
Cash surrender value of life insurance	8,476	8,374
Other assets	2,468	2,060

Total Assets	$736,480	$713,125

LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest bearing demand	$49,194	$48,346
Interest bearing demand	215,294	201,090
Money Market	208,421	196,736
Savings	31,161	29,585
Time	127,935	132,373

Total Deposits	632,005	608,130
Short-term borrowings	7,620	23,833
Long-term debt	33,054	23,145
Accrued interest payable	600	393
Other liabilities	5,641	4,708

Total Liabilities	678,920	660,209
Shareholders’ Equity:
Series B Preferred stock, par value $1.00; liquidation value $1,000; authorized 5,000 shares; 7% non-cumulative dividend; 5,000 shares issued and outstanding at June 30, 2014 and December 31, 2013	5,000	5,000
Common stock, par value $1.00; authorized 10,000,000 shares; 3,496,054 shares issued and outstanding at June 30, 2014 and 3,494,397 at December 31, 2013	3,496	3,494
Additional paid-in capital	29,876	29,853
Retained earnings	17,960	15,441
Accumulated other comprehensive income (loss)	1,228	(872)

Total Shareholders’ Equity	57,560	52,916

Total Liabilities and Shareholders’ Equity	$736,480	$713,125

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC. Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2014	2013	2014	2013
INTEREST INCOME
Interest & fees on loans and leases	$6,925	$6,494	$13,465	$12,755
Interest on interest-bearing balances	10	29	20	76
Interest and dividends on investment securities:
U.S. Treasury and government agencies	358	123	635	223
State and political subdivision obligations, tax-exempt	536	493	1,055	976
Other securities	41	8	75	14
Interest on federal funds sold and securities purchased under agreements to resell	—	6	—	11

Total Interest Income	7,870	7,153	15,250	14,055

INTEREST EXPENSE
Interest on deposits	990	1,130	1,968	2,335
Interest on short-term borrowings	7	7	21	7
Interest on long-term debt	122	169	238	407

Total Interest Expense	1,119	1,306	2,227	2,749

Net Interest Income	6,751	5,847	13,023	11,306
PROVISION FOR LOAN AND LEASE LOSSES	275	415	822	910

Net Interest Income After Provision for Loan and Lease Losses	6,476	5,432	12,201	10,396

NONINTEREST INCOME
Income from fiduciary activities	167	110	325	249
Service charges on deposits	136	146	263	280
Net gain on sales of investment securities	—	112	150	112
Earnings from cash surrender value of life insurance	51	58	102	116
Mortgage banking income	75	115	113	225
ATM debit card interchange income	139	127	265	246
Merchant services income	66	87	133	174
Net gain on sales of SBA loans	27	—	78	—
Other income	113	83	239	286

Total Noninterest Income	774	838	1,668	1,688

NONINTEREST EXPENSE
Salaries and employee benefits	2,843	2,685	5,391	5,542
Occupancy expense, net	322	269	704	579
Equipment expense	310	345	611	661
Pennsylvania Bank Shares tax expense	109	133	208	261
FDIC Assessment	139	131	271	333
Legal and professional fees	168	166	265	320
Director fees and benefits expense	76	77	155	157
Marketing and advertising expense	84	62	132	105
Software licensing	212	246	449	427
Telephone expense	100	104	196	202
(Gain) loss on sale/write-down of foreclosed assets	(30)	(303)	57	(322)
Intangible amortization	7	7	14	14
Loan collection costs	82	76	153	146
Other expenses	646	614	1,200	1,224

Total Noninterest Expense	5,068	4,612	9,806	9,649

INCOME BEFORE PROVISION FOR INCOME TAXES	2,182	1,658	4,063	2,435
Provision for income taxes	475	292	845	384

NET INCOME	1,707	1,366	3,218	2,051
Series A preferred stock dividends and discount accretion	—	—	—	14
Series B preferred stock dividends	88	87	175	134

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$1,619	$1,279	$3,043	$1,903

PER COMMON SHARE DATA:
Basic Earnings Per Common Share	$0.46	$0.37	$0.87	$0.55
Cash Dividends	0.10	0.05	0.15	0.05

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC. Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

	Three Months Ended June 30,
(Dollars in thousands)	2014	2013
Net income	$1,707	$1,366

Other comprehensive income (loss):
Unrealized gains (losses) arising during the period on available for sale securities, net of income taxes of $532 and ($1,273), respectively	1,031	(2,473)
Reclassification adjustment for net gain on sales of available for sale securities included in net income, net of income taxes of $0 and ($38), respectively (1) (3)	—	(74)
Change in defined benefit plans, net of income taxes of $2 and $2, respectively (2) (3)	4	4

Total other comprehensive income (loss)	1,035	(2,543)

Total comprehensive income (loss)	$2,742	$(1,177)

	Six Months Ended June 30,
(Dollars in thousands)	2014	2013
Net income	$3,218	$2,051

Other comprehensive income (loss):
Unrealized gains (losses) arising during the period on available for sale securities, net of income taxes of $1,131 and ($1,482), respectively	2,193	(2,878)
Reclassification adjustment for net gain on sales of available for sale securities included in net income, net of income taxes of ($51) and ($38), respectively (1) (3)	(99)	(74)
Change in defined benefit plans, net of income taxes of $3 and $4, respectively (2) (3)	6	7

Total other comprehensive income (loss)	2,100	(2,945)

Total comprehensive income (loss)	$5,318	$(894)

(1)	Amounts are included in net gain on sales of investment securities on the Consolidated Statements of Income as a separate element within total noninterest income
(2)	Amounts are included in the computation of net periodic benefit cost and are included in salaries and employee benefits on the Consolidated Statements of Income as a separate element within total noninterest expense
(3)	Income tax amounts are included in the provision for income taxes in the Consolidated Statements of Income

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC. Consolidated Statements of Changes in Shareholders’ Equity (Unaudited) FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013

(Dollars in thousands)	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance, January 1, 2014	$5,000	$3,494	$29,853	$15,441	$(872)	$52,916
Net income	—	—	—	3,218	—	3,218
Total other comprehensive income, net of taxes	—	—	—	—	2,100	2,100
Employee Stock Purchase Plan (1,657 shares)	—	2	23	—	—	25
Common stock dividends	—	—	—	(524)	—	(524)
Series B Preferred stock dividends	—	—	—	(175)	—	(175)

Balance, June 30, 2014	$5,000	$3,496	$29,876	$17,960	$1,228	$57,560

Balance, January 1, 2013	$4,880	$3,490	$29,816	$11,741	$2,293	$52,220
Net income	—	—	—	2,051	—	2,051
Total other comprehensive loss, net of taxes	—	—	—	—	(2,945)	(2,945)
Common stock dividends	—	—	—	(174)	—	(174)
Employee Stock Purchase Plan (2,530 shares)	—	2	26	—	—	28
Series B Preferred stock issuance	120	—	—	—	—	120
Series B Preferred stock dividends	—	—	—	(134)	—	(134)
Amortization of warrant cost	—	—	(14)	—	—	(14)
Warrant repurchase	—	—	—	(58)	—	(58)

Balance, June 30, 2013	$5,000	$3,492	$29,828	$13,426	$(652)	$51,094

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC. Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(Dollars in thousands)	2014	2013
Operating Activities:
Net Income	$3,218	$2,051
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan and lease losses	822	910
Depreciation	624	618
Amortization of intangibles	19	36
Net (accretion) amortization of security premiums	(441)	1,718
Gain on sales of investment securities	(150)	(112)
Earnings on cash surrender value of life insurance	(102)	(116)
SBA loans originated for sale	(733)	—
Proceeds from sales of SBA loans originated for sale	811	—
Gain on sale of SBA loans	(78)	—
Loss (gain) on disposal of property, plant, and equipment	3	(8)
Loss (gain) on sale / write-down of foreclosed assets	57	(322)
Deferred income tax expense (benefit)	158	(967)
(Increase) decrease in accrued interest receivable	(183)	50
(Increase) decrease in other assets	(409)	1,032
Increase in accrued interest payable	207	157
Increase in other liabilities	933	170

Net Cash Provided By Operating Activities	4,756	5,217

Investing Activities:
Net decrease in interest-bearing time deposits with other financial institutions	1,641	10,130
Proceeds from the maturity of investment securities	6,644	24,690
Proceeds from the sale of investment securities	7,199	3,286
Purchases of investment securities	(30,111)	(13,715)
Redemptions (purchases) of restricted investment in bank stock	240	(750)
Net increase in loans and leases	(3,840)	(35,852)
Purchases of bank premises and equipment	(673)	(511)
Proceeds from sale of foreclosed assets	503	1,397

Net Cash Used In Investing Activities	(18,397)	(11,325)

Financing Activities:
Net increase (decrease) in demand deposits and savings accounts	28,313	(2,676)
Net decrease in time deposits	(4,438)	(12,812)
Net (decrease) increase in short-term borrowings	(16,213)	27,512
Series B preferred stock dividend paid	(175)	(134)
Common stock dividend paid	(524)	(174)
Series B preferred stock issuance	—	120
Employee Stock Purchase Plan	25	28
Warrant repurchase	—	(58)
Proceeds from long-term debt borrowings	10,000	—
Repayment of long-term debt	(91)	(10,776)

Net Cash Provided By Financing Activities	16,897	1,030

Net increase (decrease) in cash and cash equivalents	3,256	(5,078)
Cash and cash equivalents, beginning of year	8,623	15,473

Cash and cash equivalents, end of period	$11,879	$10,395

Supplemental Disclosures of Cash Flow Information:
Interest paid	$2,020	$2,592
Income taxes paid	870	100
Supplemental Noncash Disclosures:
Loan transfers to foreclosed assets held for sale	$678	$1,262

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements (Unaudited)

(1)	Basis of Presentation

The accompanying consolidated financial statements include the accounts of Mid Penn Bancorp, Inc. and its wholly-owned subsidiaries, Mid Penn Bank (“Bank”), and the Bank’s wholly-owned subsidiary Mid Penn Insurance Services, LLC (collectively, “Mid Penn”). All material intercompany accounts and transactions have been eliminated in consolidation.

Certain information and disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Mid Penn believes the information presented is not misleading and the disclosures are adequate. For comparative purposes, the June 30, 2013 and December 31, 2013 balances have been reclassified, when necessary, to conform to the 2014 presentation. Such reclassifications had no impact on net income. The results of operations for interim periods are not necessarily indicative of operating results expected for the full year. These interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in Mid Penn’s Annual Report on Form 10-K for the year ended December 31, 2013.

Mid Penn has evaluated events and transactions occurring subsequent to the balance sheet date of June 30, 2014, for items that should potentially be recognized or disclosed in these consolidated financial statements. The evaluation was conducted through the date these consolidated financial statements were issued.

(2)	Investment Securities

Securities to be held for indefinite periods, but not intended to be held to maturity, are classified as available for sale and carried at fair value. Securities held for indefinite periods include securities that management intends to use as part of its asset and liability management strategy and that may be sold in response to liquidity needs, changes in interest rates, resultant prepayment risk, and other factors related to interest rate and resultant prepayment risk changes.

Realized gains and losses on dispositions are based on the net proceeds and the amortized cost of the securities sold, using the specific identification method. Unrealized gains and losses on investment securities available for sale are based on the difference between amortized cost and fair value of each security. These gains and losses are credited or charged to other comprehensive income, whereas realized gains and losses flow through the Corporation’s consolidated statements of income.

Accounting Standards Codification (“ASC”) Topic 320, Investments – Debt and Equity Securities, clarifies the interaction of the factors that should be considered when determining whether a debt security is other-than-temporarily impaired. For debt securities, management must assess whether (a) it has the intent to sell the security and (b) it is more likely than not that it will be required to sell the security prior to its anticipated recovery. These steps are done before assessing whether the entity will recover the cost basis of the investment.

In instances when a determination is made that other-than-temporary impairment exists but the investor does not intend to sell the debt security and it is not more likely than not that it will be required to sell the debt security prior to its anticipated recovery, this guidance changes the presentation and amount of the other-than-temporary impairment recognized in the income statement. The other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income.

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements (Unaudited)

In assessing potential other-than-temporary impairment for equity securities, consideration is given to management’s intent and ability to hold the securities until recovery of unrealized losses.

At June 30, 2014 and December 31, 2013, amortized cost, fair value, and unrealized gains and losses on investment securities are as follows:

(Dollars in thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
June 30, 2014
Available for sale securities:
U.S. Treasury and U.S. government agencies	$26,356	$708	$16	$27,048
Mortgage-backed U.S. government agencies	34,858	400	155	35,103
State and political subdivision obligations	78,030	1,765	685	79,110
Equity securities	1,550	48	23	1,575

	$140,794	$2,921	$879	$142,836

(Dollars in thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2013
Available for sale securities:
U.S. Treasury and U.S. government agencies	$12,134	$700	$—	$12,834
Mortgage-backed U.S. government agencies	39,481	349	438	39,392
State and political subdivision obligations	70,770	744	2,476	69,038
Equity securities	1,550	20	31	1,539

	$123,935	$1,813	$2,945	$122,803

Estimated fair values of debt securities are based on quoted market prices, where applicable. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments, adjusted for differences between the quoted instruments and the instruments being valued.

Investment securities having a fair value of $137,919,000 at June 30, 2014 and $114,600,000 at December 31, 2013, were pledged to secure public deposits and other borrowings.

Mid Penn realized gross gains of $0 on sales of securities available for sale during the three months ended June 30, 2014 and realized $150,000 during the first six months of 2014. Mid Penn realized gross gains of $112,000 on sales of securities available for sale during the three and six months ended June 30, 2013. Mid Penn realized gross losses on the sale of securities available for sale of $0 during the three and six months ended June 30, 2014 and June 30, 2013.

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements (Unaudited)

The following table presents gross unrealized losses and fair value of investments aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2014 and December 31, 2013.

		Less Than 12 Months		12 Months or More		Total
(Dollars in thousands) June 30, 2014	Number of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for sale securities:
U.S. Treasury and U.S. government agencies	5	$6,780	$16	$—	$—	$6,780	$16
Mortgage-backed U.S. government agencies	17	3,977	11	5,902	144	9,879	155
State and political subdivision obligations	52	6,051	32	19,453	653	25,504	685
Equity securities	1	—	—	550	23	550	23

Total temporarily impaired available for sale securities	75	$16,808	$59	$25,905	$820	$42,713	$879

		Less Than 12 Months		12 Months or More		Total
(Dollars in thousands) December 31, 2013	Number of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for sale securities:
Mortgage-backed U.S. government agencies	29	$9,799	$182	$9,866	$256	$19,665	$438
State and political subdivision obligations	90	39,611	2,150	4,288	326	43,899	2,476
Equity securities	1	—	—	550	31	550	31

Total temporarily impaired available for sale securities	120	$49,410	$2,332	$14,704	$613	$64,114	$2,945

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis; and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, and the financial condition and near term prospects of the issuer. In addition, for debt securities, the Corporation considers (a) whether management has the intent to sell the security, (b) it is more likely than not that management will be required to sell the security prior to its anticipated recovery, and (c) whether management expects to recover the entire amortized cost basis. For equity securities, management considers the intent and ability to hold securities until recovery of unrealized losses.

The majority of the investment portfolio is comprised of mortgage-backed U.S. government agencies and state and political subdivision obligations with school districts and municipal authorities throughout the U.S. For the investment securities with an unrealized loss, Mid Penn has concluded, based on its analysis, that the unrealized losses in the investments are primarily caused by the movement of interest rates, and the contractual terms of these investments do not permit the issuer to settle the securities at a price less than the par value of the investment.

At June 30, 2014, 74 debt securities and 1 equity security with unrealized losses depreciated 2.06% from their amortized cost basis. Securities in an unrealized loss position for twelve months or longer at June 30, 2014 totaled $820,000, of which the majority was attributed to state and political subdivision obligations with $653,000 in unrealized losses. At December 31, 2013, 119 debt securities and 1 equity security with

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements (Unaudited)

unrealized losses depreciated 4.59% from their amortized cost basis. At December 31, 2013, securities in an unrealized loss position for twelve months or longer totaled $613,000 of which the majority was attributed to mortgage,-backed U.S. government agencies and state and political subdivision obligations with $256,000 and $326,000 in unrealized losses, respectively.

Because Mid Penn does not intend to sell these investments and it is not likely it will be required to sell these investments before a recovery of fair value, which may be maturity, Mid Penn does not consider the securities with unrealized losses to be other-than-temporarily impaired as losses relate to changes in interest rates and not erosion of credit quality.

The table below is the maturity distribution of investment securities at amortized cost and fair value.

	June 30, 2014
(Dollars in thousands)	Amortized Cost	Fair Value
Due in 1 year or less	$1,786	$1,831
Due after 1 year but within 5 years	15,294	15,949
Due after 5 years but within 10 years	44,762	45,555
Due after 10 years	42,544	42,823

	104,386	106,158

Mortgage-backed securities	34,858	35,103
Equity securities	1,550	1,575

	$140,794	$142,836

(3)	Loans and Allowance for Loan and Lease Losses

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. These amounts are generally being amortized over the contractual life of the loan. Premiums and discounts on purchased loans are amortized as adjustments to interest income using the effective yield method.

The loan portfolio is segmented into commercial and consumer loans. Commercial loans consist of the following classes: commercial and industrial, commercial real estate, commercial real estate-construction and lease financing. Consumer loans consist of the following classes: residential mortgage loans, home equity loans and other consumer loans.

For all classes of loans, the accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days or more past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan and lease losses. Interest received on nonaccrual loans, including impaired loans, generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past due status of all classes of loans receivable is determined based on contractual due dates for loan payments.

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements (Unaudited)

Commercial and industrial

Mid Penn originates commercial and industrial loans. Most of the Bank’s commercial and industrial loans have been extended to finance local and regional businesses and include short-term loans to finance machinery and equipment purchases, inventory, and accounts receivable. Commercial loans also involve the extension of revolving credit for a combination of equipment acquisitions and working capital in expanding companies.

The maximum term for loans extended on machinery and equipment is based on the projected useful life of such machinery and equipment. Generally, the maximum term on non-mortgage lines of credit is one year. The loan-to-value ratio on such loans and lines of credit generally may not exceed 80% of the value of the collateral securing the loan. The Bank’s commercial business lending policy includes credit file documentation and analysis of the borrower’s character, capacity to repay the loan, the adequacy of the borrower’s capital and collateral as well as an evaluation of conditions affecting the borrower. Analysis of the borrower’s past, present, and future cash flows is also an important aspect of the Bank’s current credit analysis. Nonetheless, such loans are believed to carry higher credit risk than more traditional investments.

Commercial and industrial loans typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself, which, in turn, is likely to be dependent upon the general economic environment. Mid Penn’s commercial and industrial loans are usually, but not always, secured by business assets and personal guarantees. However, the collateral securing the loans may depreciate over time, may be difficult to appraise, and may fluctuate in value based on the success of the business.

Commercial real estate and commercial real estate – construction

Commercial real estate and commercial real estate construction loans generally present a higher level of risk than loans secured by one to four family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effect of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. In addition, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced, the borrower’s ability to repay the loan may be impaired.

Lease financing

Mid Penn originates leases for select commercial and state and municipal government lessees. The nature of the leased asset is often subject to rapid depreciation in salvage value over a relatively short time frame or may be of an industry specific nature, making appraisal or liquidation of the asset difficult. These factors have led the Bank to severely curtail the origination of new leases to state or municipal government agencies where default risk is extremely limited and to only the most credit-worthy commercial customers.

These commercial customers are primarily leasing fleet vehicles for use in their primary line of business, mitigating some of the asset value concerns within the portfolio. Leasing has been a declining percentage of the Mid Penn’s portfolio since 2006, representing 0.25% of the portfolio at June 30, 2014.

Residential mortgage

Mid Penn offers a wide array of residential mortgage loans for both permanent structures and those under construction. The Bank’s residential mortgage originations are secured primarily by properties located in its primary market and surrounding areas. Residential mortgage loans have terms up to a maximum of 30 years

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements (Unaudited)

and with loan to value ratios up to 100% of the lesser of the appraised value of the security property or the contract price. Private mortgage insurance is generally required in an amount sufficient to reduce the Bank’s exposure to at or below the 85% loan to value level. Residential mortgage loans generally do not include prepayment penalties.

In underwriting residential mortgage loans, the Bank evaluates both the borrower’s ability to make monthly payments and the value of the property securing the loan. Most properties securing real estate loans made by Mid Penn are appraised by independent fee appraisers. The Bank generally requires borrowers to obtain an attorney’s title opinion or title insurance and fire and property insurance (including flood insurance, if necessary) in an amount not less than the amount of the loan. Real estate loans originated by the Bank generally contain a “due on sale” clause allowing the Bank to declare the unpaid principal balance due and payable upon the sale of the security property.

The Bank underwrites residential mortgage loans to the standards established by the secondary mortgage market, i.e., Fannie Mae, Ginnie Mae, Freddie Mac, or Pennsylvania Housing Finance Agency standards, with the intention of selling the majority of residential mortgages originated into the secondary market. In the event that the facts and circumstances surrounding a residential mortgage application do not meet all underwriting conditions of the secondary mortgage market, the Bank will evaluate the failed conditions and the potential risk of holding the residential mortgage in the Bank’s portfolio rather than rejecting the loan request. In the event that the loan is held in the Bank’s portfolio, the interest rate on the residential mortgage would be increased to compensate for the added portfolio risk.

Consumer, including home equity

Mid Penn offers a variety of secured consumer loans, including home equity, automobile, and deposit secured loans. In addition, the Bank offers other secured and unsecured consumer loans. Most consumer loans are originated in Mid Penn’s primary market and surrounding areas.

The largest component of Mid Penn’s consumer loan portfolio consists of fixed rate home equity loans and variable rate home equity lines of credit. Substantially all home equity loans and lines of credit are secured by second mortgages on principal residences. The Bank will lend amounts, which, together with all prior liens, typically may be up to 85% of the appraised value of the property securing the loan. Home equity term loans may have maximum terms up to 20 years while home equity lines of credit generally have maximum terms of five years.

Consumer loan terms vary according to the type and value of collateral, length of contract and creditworthiness of the borrower. The underwriting standards employed by the Bank for consumer loans include an application, a determination of the applicant’s payment history on other debts and an assessment of ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, in relation to the proposed loan amount.

Consumer loans may entail greater credit risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or are secured by rapidly depreciable assets, such as automobiles or recreational equipment. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Junior liens inherently have more credit risk by virtue of the fact that another financial institution may have a higher security position in the case of foreclosure liquidation of collateral to extinguish the debt. Generally, foreclosure actions could become more prevalent if the real estate market continues to be weak and property values deteriorate.

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements (Unaudited)

Allowance for Loan and Lease Losses

The allowance for credit losses consists of the allowance for loan and lease losses and the reserve for unfunded lending commitments. The allowance for loan and lease losses (“allowance”) represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The reserve for unfunded lending commitments represents management’s estimate of losses inherent in its unfunded loan commitments and is recorded in other liabilities on the consolidated balance sheet. The allowance is increased by the provision for loan and lease losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Non-residential consumer loans are generally charged off no later than 120 days past due on a contractual basis, earlier in the event of bankruptcy, or if there is an amount deemed uncollectible. Because all identified losses are immediately charged off, no portion of the allowance is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

The allowance for credit losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a monthly evaluation of the adequacy of the allowance. The allowance is based on Mid Penn’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows, collateral value, or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential real estate, home equity and other consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These qualitative risk factors include changes in economic conditions, fluctuations in loan quality measures, changes in the experience of the lending staff and loan review systems, growth or changes in the mix of loans originated, and shifting industry or portfolio concentrations.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

Mid Penn considers a commercial loan (consisting of commercial and industrial, commercial real estate, commercial real estate-construction, and lease financing loan classes) to be impaired when it becomes 90 days or more past due and not in the process of collection. This methodology assumes the borrower cannot or will not continue to make additional payments. At that time the loan would be considered collateral dependent as the discounted cash flow (“DCF”) method indicates no operating income is available for repaying the loan; therefore, all impaired loans are deemed to be collateral dependent, except as noted below.

By definition, troubled debt restructurings are considered impaired. Impairment for troubled debt restructured loans still accruing interest is tested each quarter for both the most effective impairment method to be utilized, and the level of impairment. As of June 30, 2014, there were seven accruing troubled debt restructured loans among six relationships. Five loans to unrelated borrowers represented $782,000 in

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements (Unaudited)

accruing troubled debt restructurings evaluated for impairment using the estimated fair value of the collateral securing the loan, while the remaining two accruing troubled debt restructurings representing $1,482,000, were evaluated for impairment using the discounted cash flow methodology. As of December 31, 2013, there were five accruing troubled debt restructured loans to unrelated borrowers representing $833,000. All five loans were evaluated for impairment using the estimated value of the collateral securing the loans.

In addition, Mid Penn’s rating system assumes any loans classified as substandard non-accrual to be impaired, and all of these loans are considered collateral dependent; therefore, all of Mid Penn’s impaired loans, whether reporting a specific allocation or not, are considered collateral dependent.

Mid Penn evaluates loans for charge-off on a monthly basis. Policies that govern the recommendation for charge-off are unique to the type of loan being considered. Commercial loans rated as nonaccrual or lower will first have a collateral evaluation completed in accordance with the guidance on impaired loans. Once the collateral evaluation has been completed, a specific allocation of allowance is made based upon the results of the evaluation. In the event the loan is unsecured, the loan would have been charged-off at the recognition of impairment. If the loan is secured, it will undergo a 90 day waiting period to ensure the collateral shortfall identified in the evaluation is accurate and then charged down by the specific allocation. Once the charge down is taken, the remaining balance remains an impaired loan with the original terms and interest rate intact (not restructured).

Commercial loans secured by real estate rated as impaired will also have an initial collateral evaluation completed in accordance with the guidance on impaired loans. An updated real estate valuation is ordered and the collateral evaluation is modified to reflect any variations in value. A specific allocation of allowance is made for any anticipated collateral shortfall and a 90 day waiting period begins to ensure the accuracy of the collateral shortfall. The loan is then charged down by the specific allocation. Once the charge down is taken, the remaining balance remains an impaired loan with the original terms and interest rate intact (not restructured). The process of charge-off for residential mortgage loans begins upon a loan becoming delinquent for 90 days and not in the process of collection. The existing appraisal is reviewed and a lien search is obtained to determine lien position and any instances of intervening liens. A new appraisal of the property will be ordered if deemed necessary by management and a collateral evaluation is completed. The loan will then be charged down to the value indicated in the evaluation. Consumer loans (including home equity loans and other consumer loans) are recommended for charge-off after reaching delinquency of 90 days and the loan is not in the process of collection. The entire balance of the consumer loan is recommended for charge-off at this point.

As noted above, Mid Penn assesses a specific allocation for commercial loans prior to charging down or charging off the loan. Once the charge down is taken, the remaining balance remains a nonperforming loan with the original terms and interest rate intact (not restructured). In addition, Mid Penn takes a preemptive step when any commercial loan becomes classified under its internal classification system. A preliminary collateral evaluation in accordance with the guidance on impaired loans is prepared using the existing collateral information in the loan file. This process allows Mid Penn to review both the credit and documentation files to determine the status of the information needed to make a collateral evaluation. This collateral evaluation is preliminary but allows Mid Penn to determine if any potential collateral shortfalls exist.

It is Mid Penn’s policy to obtain updated third party valuations on all impaired loans collateralized by real estate within 30 days of the credit being classified as impaired. Prior to receipt of the updated real estate valuation Mid Penn will use the most current existing real estate valuation to determine any potential allowance issues; however no allowance recommendation will be made until which time Mid Penn is in receipt of the updated valuation. The credit department employs an electronic tracking system to monitor the receipt of and need for updated appraisals. To date, there have been no significant time lapses noted with the above processes.

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements (Unaudited)

In some instances Mid Penn is not holding real estate as collateral and is relying on business assets (personal property) for repayment. In these circumstances a collateral inspection is performed by Mid Penn personnel to determine an estimated value. The value is based on net book value, as provided by the financial statements, and discounted accordingly based on determinations made by management. Occasionally, Mid Penn will employ an outside service to provide a fair estimate of value based on auction sales or private sales. Management reviews the estimates of these third parties and discounts them accordingly based on management’s judgment, if deemed necessary.

For impaired loans with no valuation allowance required, Mid Penn’s practice of obtaining independent third party market valuations on the subject property within 30 days of being placed on non-accrual status sometimes indicates that the loan to value ratio is sufficient to obviate the need for a specific allocation in spite of significant deterioration in real estate values in Mid Penn’s primary market area. These circumstances are determined on a case by case analysis of the impaired loans.

Mid Penn actively monitors the values of collateral on impaired loans. This monitoring may require the modification of collateral values over time or changing circumstances by some factor, either positive or negative, from the original values. All collateral values will be assessed by management at least every 18 months for possible revaluation by an independent third party.

Mid Penn does not currently, or plan in the future to, use automated valuation methodologies as a method of valuing real estate collateral.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, Mid Penn does not separately identify individual residential mortgage loans, home equity loans and other consumer loans for impairment disclosures, unless such loans are the subject of a troubled debt restructuring agreement.

Loans whose terms are modified are classified as troubled debt restructurings if the borrowers have been granted concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary reduction in interest rate, an interest rate below the going market rate for similarly structured credits, or an extension of a loan’s stated maturity date. Non-accrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as troubled debt restructurings are designated as impaired.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors, and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful, and loss. Loans criticized as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Any loans not classified as noted above are rated pass.

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements (Unaudited)

In addition, Federal and State regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan and lease losses and may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

The classes of the loan portfolio, summarized by the aggregate pass rating and the classified ratings of special mention, substandard, and doubtful within Mid Penn’s internal risk rating system as of June 30, 2014 and December 31, 2013 are as follows:

(Dollars in thousands)		Special
June 30, 2014	Pass	Mention	Substandard	Doubtful	Total
Commercial and industrial	$103,355	$878	$1,497	$—	$105,730
Commercial real estate	273,742	5,564	11,400	—	290,706
Commercial real estate - construction	51,332	361	—	—	51,693
Lease financing	1,358	—	—	—	1,358
Residential mortgage	66,149	232	992	—	67,373
Home equity	27,368	88	158	—	27,614
Consumer	4,141	—	—	—	4,141

	$527,445	$7,123	$14,047	$—	$548,615

(Dollars in thousands)		Special
December 31, 2013	Pass	Mention	Substandard	Doubtful	Total
Commercial and industrial	$103,330	$938	$1,576	$—	$105,844
Commercial real estate	277,232	2,771	12,771	—	292,774
Commercial real estate - construction	45,265	382	—	—	45,647
Lease financing	1,356	—	—	—	1,356
Residential mortgage	69,447	27	356	—	69,830
Home equity	26,056	96	169	—	26,321
Consumer	4,690	—	—	—	4,690

	$527,376	$4,214	$14,872	$—	$546,462

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements (Unaudited)

Impaired loans by loan portfolio class as of June 30, 2014 and December 31, 2013 are summarized as follows:

	June 30, 2014			December 31, 2013
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commercial and industrial	$191	$675	$—	$185	$671	$—
Commercial real estate	2,130	5,249	—	2,596	5,898	—
Residential mortgage	939	991	—	266	282	—
Home equity	32	827	—	27	792	—

With an allowance recorded:
Commercial and industrial	$71	$201	$63	$115	$243	$42
Commercial real estate	7,104	7,381	1,163	7,649	7,972	1,860
Residential mortgage	—	—	—	25	25	25
Home equity	44	44	6	49	49	6

Total:
Commercial and industrial	$262	$876	$63	$300	$914	$42
Commercial real estate	9,234	12,630	1,163	10,245	13,870	1,860
Residential mortgage	939	991	—	291	307	25
Home equity	76	871	6	76	841	6

Average recorded investment of impaired loans and related interest income recognized for the three months ended June 30, 2014 and June 30, 2013 are summarized as follows:

	Three Months Ended
	June 30, 2014		June 30, 2013
(Dollars in thousands)	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial and industrial	$193	$—	$35	$—
Commercial real estate	2,175	346	4,891	47
Residential mortgage	958	—	—	—
Home equity	54	—	122	—

With an allowance recorded:
Commercial and industrial	$72	$—	$205	$—
Commercial real estate	7,133	—	9,136	—
Commercial real estate - construction	—	—	54	—
Residential mortgage	—	—	84	—
Home equity	45	—	55	—

Total:
Commercial and industrial	$265	$—	$240	$—
Commercial real estate	9,308	346	14,027	47
Commercial real estate - construction	—	—	54	—
Residential mortgage	958	—	84	—
Home equity	99	—	177	—

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements (Unaudited)

	Six Months Ended
	June 30, 2014		June 30, 2013
(Dollars in thousands)	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial and industrial	$195	$—	$35	$—
Commercial real estate	2,199	346	4,930	64
Residential mortgage	961	—	—	—
Home equity	55	—	122	—

With an allowance recorded:
Commercial and industrial	$73	$—	$205	$—
Commercial real estate	7,182	—	9,150	—
Commercial real estate - construction	—	—	54	—
Residential mortgage	—	—	111	—
Home equity	46	—	55	—

Total:
Commercial and industrial	$268	$—	$240	$—
Commercial real estate	9,381	346	14,080	64
Commercial real estate - construction	—	—	54	—
Residential mortgage	961	—	111	—
Home equity	101	—	177	—

Non-accrual loans by loan portfolio class as of June 30, 2014 and December 31, 2013 are summarized as follows:

(Dollars in thousands)	June 30, 2014	December 31, 2013
Commercial and industrial	$262	$300
Commercial real estate	7,199	9,648
Residential mortgage	1,177	803
Home equity	188	126

	$8,826	$10,877

The performance and credit quality of the loan portfolio is also monitored by the analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The classes of the loan portfolio summarized by the past due status as of June 30, 2014 and December 31, 2013 are summarized as follows:

(Dollars in thousands) June 30, 2014	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Loans Receivable > 90 Days and Accruing
Commercial and industrial	$34	$290	$252	$576	$105,154	$105,730	$—
Commercial real estate	1,585	—	6,572	8,157	282,549	290,706	—
Commercial real estate - construction	—	—	—	—	51,693	51,693	—
Lease financing	—	—	—	—	1,358	1,358	—
Residential mortgage	84	237	1,125	1,446	65,927	67,373	—
Home equity	204	—	163	367	27,247	27,614	—
Consumer	—	—	—	—	4,141	4,141	—

Total	$1,907	$527	$8,112	$10,546	$538,069	$548,615	$—

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements (Unaudited)

(Dollars in thousands) December 31, 2013	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Loans Receivable > 90 Days and Accruing
Commercial and industrial	$291	$38	$300	$629	$105,215	$105,844	$—
Commercial real estate	1,472	570	8,241	10,283	282,491	292,774	—
Commercial real estate - construction	—	—	—	—	45,647	45,647	—
Lease financing	—	—	—	—	1,356	1,356	—
Residential mortgage	952	—	785	1,737	68,093	69,830	—
Home equity	9	50	99	158	26,163	26,321	—
Consumer	24	12	—	36	4,654	4,690	—

Total	$2,748	$670	$9,425	$12,843	$533,619	$546,462	$—

The following tables summarize the allowance for loan and lease losses and recorded investments in loans receivable.

(Dollars in thousands) As of, and for the period ended, June 30, 2014	Commercial and industrial	Commercial real estate	Commercial real estate - construction	Lease financing	Residential mortgage	Home equity	Consumer	Unallocated	Total
Allowance for loan and lease losses:
Beginning balance,
April 1, 2014	$1,190	$3,986	$13	$1	$541	$429	$68	$195	$6,423
Charge-offs	(1)	(494)	—	—	(27)	(43)	(10)	—	(575)
Recoveries	3	2	—	—	—	—	2	—	7
Provisions	149	(36)	6	—	78	97	3	(22)	275

Ending balance,
June 30, 2014	$1,341	$3,458	$19	$1	$592	$483	$63	$173	$6,130

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements (Unaudited)

	Commercial and industrial	Commercial real estate	Commercial real estate - construction	Lease financing	Residential mortgage	Home equity	Consumer	Unallocated	Total
Beginning balance, January 1, 2014	$1,187	$4,006	$9	$—	$581	$441	$72	$21	$6,317
Charge-offs	(41)	(862)	—	—	(86)	(43)	(26)	—	(1,058)
Recoveries	6	2	—	—	—	—	41	—	49
Provisions	189	312	10	1	97	85	(24)	152	822

Ending balance, June 30, 2014	$1,341	$3,458	$19	$1	$592	$483	$63	$173	$6,130

Ending balance: individually evaluated for impairment	$63	$1,163	$—	$—	$—	$6	$—	$—	$1,232

Ending balance: collectively evaluated for impairment	$1,278	$2,295	$19	$1	$592	$477	$63	$173	$4,898

Loans receivables:
Ending balance	$105,730	$290,706	$51,693	$1,358	$67,373	$27,614	$4,141	$—	$548,615

Ending balance: individually evaluated for impairment	$262	$9,234	$—	$—	$939	$76	$—	$—	$10,511

Ending balance: collectively evaluated for impairment	$105,468	$281,472	$51,693	$1,358	$66,434	$27,538	$4,141	$—	$538,104

(Dollars in thousands) As of, and for the period ended, June 30, 2013	Commercial and industrial	Commercial real estate	Commercial real estate - construction	Lease financing	Residential mortgage	Home equity	Consumer	Unallocated	Total
Allowance for loan and lease losses:
Beginning balance,
April 1, 2013	$1,281	$3,543	$39	$1	$603	$349	$105	$(51)	$5,870
Charge-offs	—	(93)	—	—	(22)	—	(10)	—	(125)
Recoveries	9	2	8	—	23	2	63	—	107
Provisions	(41)	367	(11)	—	56	58	(67)	53	415

Ending balance,
June 30, 2013	$1,249	$3,819	$36	$1	$660	$409	$91	$2	$6,267

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements (Unaudited)

	Commercial and industrial	Commercial real estate	Commercial real estate - construction	Lease financing	Residential mortgage	Home equity	Consumer	Unallocated	Total
Beginning balance,
January 1, 2013	$1,298	$3,112	$64	$1	$581	$343	$101	$9	$5,509
Charge-offs	(21)	(118)	—	—	(126)	—	(15)	—	(280)
Recoveries	16	5	8	—	23	5	71	—	128
Provisions	(44)	820	(36)	—	182	61	(66)	(7)	910

Ending balance,
June 30, 2013	$1,249	$3,819	$36	$1	$660	$409	$91	$2	$6,267

Ending balance: individually evaluated for impairment	$82	$1,871	$28	$—	$29	$10	$—	$—	$2,020

Ending balance: collectively evaluated for impairment	$1,167	$1,948	$8	$1	$631	$399	$91	$2	$4,247

Loans receivables:
Ending balance	$85,573	$299,029	$38,840	$1,596	$63,340	$24,338	$5,942	$—	$518,658

Ending balance: individually evaluated for impairment	$238	$13,906	$54	$—	$84	$175	$—	$—	$14,457

Ending balance: collectively evaluated for impairment	$85,335	$285,123	$38,786	$1,596	$63,256	$24,163	$5,942	$—	$504,201

(Dollars in thousands) As of December 31, 2013	Commercial and industrial	Commercial real estate	Commercial real estate - construction	Lease financing	Residential mortgage	Home equity	Consumer	Unallocated	Total
Allowance for loan and lease losses:
Ending balance	$1,187	$4,006	$9	$—	$581	$441	$72	$21	$6,317

Ending balance: individually evaluated for impairment	$42	$1,860	$—	$—	$25	$6	$—	$—	$1,933

Ending balance: collectively evaluated for impairment	$1,145	$2,146	$9	$—	$556	$435	$72	$21	$4,384

Loans receivables:
Ending balance	$105,844	$292,774	$45,647	$1,356	$69,830	$26,321	$4,690	$—	$546,462

Ending balance: individually evaluated for impairment	$300	$10,245	$—	$—	$291	$76	$—	$—	$10,912

Ending balance: collectively evaluated for impairment	$105,544	$282,529	$45,647	$1,356	$69,539	$26,245	$4,690	$—	$535,550

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements (Unaudited)

The recorded investments in troubled debt restructured loans at June 30, 2014 and December 31, 2013 are as follows:

(Dollars in thousands) June 30, 2014	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Recorded Investment
Commercial and industrial	$40	$35	$28
Commercial real estate	11,189	9,443	8,268
Residential mortgage	1,141	1,100	939
Home equity	50	7	7

	$12,420	$10,585	$9,242

(Dollars in thousands) December 31, 2013	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Recorded Investment
Commercial and industrial	$40	$35	$29
Commercial real estate	10,581	8,686	7,470
Residential mortgage	423	417	266

	$11,044	$9,138	$7,765

Mid Penn entered into forbearance agreements on all loans currently classified as troubled debt restructures and all of these agreements have resulted in additional principal repayment. The terms of these forbearance agreements vary whereby principal payments have been decreased, interest rates have been reduced and/or the loan will be repaid as collateral is sold.

Mid Penn’s troubled debt restructured loans at June 30, 2014 totaled $9,242,000, of which, $2,264,000 represented seven accruing loans among six unrelated relationships. Two loans belong to a borrower who was upgraded and moved to accruing status during the quarter. These two loans accounted for $1,482,000 of the total accruing troubled debt restructured loan balance. One other large commercial real estate loan represented $553,000, while the remaining four loans are residential mortgages, all in compliance with the terms of the modification. The remaining $6,978,000, representing 15 loans, are nonaccrual impaired loans, and resulted in a collateral evaluation in accordance with the guidance on impaired loans. Of these 15 loans, one business relationship accounted for five loans totaling $606,000, another commercial relationship accounted for two loans totaling $589,000, and a residential real estate relationship accounted for two loans totaling $547,000. The remaining five loans to unrelated borrowers totaled $5,236,000. Included in the $5,236,000 are two large commercial real estate loans with balances of $3,135,000 and $1,557,000.

At December 31, 2013, troubled debt restructured loans totaled $7,765,000, of which, $833,000, representing five loans to unrelated borrowers, are accruing residential mortgages in compliance with the terms of the modification. Of the $833,000, four are accruing residential mortgages totaling $235,000 and one is an accruing commercial real estate loan totaling $598,000. The remaining $6,932,000, representing 12 loans, are nonaccrual impaired loans, and resulted in a collateral evaluation in accordance with the guidance on impaired loans. Of these 12 loans, two large unrelated commercial real estate relationships accounted for two loans totaling $4,819,000, one business relationship accounted for five loans totaling $609,000, a large commercial participation totaling $1,473,000 accounted for three loans, and the remaining two unrelated loans totaled $31,000.

As a result of the evaluations at June 30, 2014 and June 30, 2013, a specific allocation and, subsequently, charge-offs have been appropriately taken in the opinion of management. As of June 30, 2014 and June 30, 2013, charge-offs associated with troubled debt restructured loans while under forbearance agreement totaled $0 and there were no defaulted troubled debt restructured loans as all troubled debt restructured

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements (Unaudited)

loans were current with respect to their associated forbearance agreements. As of June 30, 2014, one forbearance agreement was negotiated during 2008, 10 forbearance agreements were negotiated during 2009, one forbearance agreement was negotiated in 2010, five forbearance agreements were negotiated in 2013, and five forbearance agreements were negotiated in 2014.

The following tables summarize loans whose terms have been modified resulting in troubled debt restructurings during the three and six months ended June 30, 2014 and June 30, 2013.

	Three and Six Months Ended
(Dollars in thousands) June 30, 2014	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Recorded Investment
Commercial real estate	2	$1,057	$757	$752
Residential mortgage	2	718	683	682
Home equity	1	50	7	7

	5	$1,825	$1,447	$1,441

	Three Months Ended
(Dollars in thousands) June 30, 2013	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Recorded Investment
Commercial real estate	3	$6,091	$5,588	$5,588
Residential mortgage	1	14	14	14

	4	$6,105	$5,602	$5,602

	Six Months Ended
(Dollars in thousands) June 30, 2013	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Recorded Investment
Commercial real estate	3	$6,091	$5,588	$5,588
Residential mortgage	2	74	74	74

	5	$6,165	$5,662	$5,662

(4)	Fair Value Measurement

Fair value measurement and disclosure guidance defines fair value as the price that would be received to sell the asset or transfer the liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. This guidance provides additional information on determining when the volume and level of activity for the asset or liability has significantly decreased. The guidance also includes information on identifying circumstances when a transaction may not be considered orderly.

Fair value measurement and disclosure guidance provides a list of factors that a reporting entity should evaluate to determine whether there has been a significant decrease in the volume and level of activity for the asset or liability in relation to normal market activity for the asset or liability. When the reporting entity concludes there has been a significant decrease in the volume and level of activity for the asset or liability, further analysis of the information from that market is needed and significant adjustments to the related prices may be necessary to estimate fair value in accordance with the fair value measurement and disclosure guidance.

This guidance clarifies that when there has been a significant decrease in the volume and level of activity for the asset or liability, some transactions may not be orderly. In those situations, the entity must evaluate the

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements (Unaudited)

weight of the evidence to determine whether the transaction is orderly. The guidance provides a list of circumstances that may indicate that a transaction is not orderly. A transaction price that is not associated with an orderly transaction is given little, if any, weight when estimating fair value.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own belief about the assumptions market participants would use in pricing the asset or liability based upon the best information available in the circumstances. Fair value measurement and disclosure guidance establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. An asset’s or liability’s placement in the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement or disclosure.

The fair value hierarchy is as follows:

Level 1 Inputs – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 Inputs – Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability;

Level 3 Inputs – Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

There were no transfers of assets between fair value Level 1 and Level 2 for the three or six months ended June 30, 2014. The following tables illustrate the assets measured at fair value on a recurring basis segregated by hierarchy fair value levels.

		Fair value measurements at June 30, 2014 using:
(Dollars in thousands) Assets:	Total carrying value at June 30, 2014	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
U.S. Treasury and U.S. government agencies	$27,048	$—	$27,048	$—
Mortgage-backed U.S. government agencies	35,103	—	35,103	—
State and political subdivision obligations	79,110	—	79,110	—
Equity securities	1,575	527	1,048	—

	$142,836	$527	$142,309	$—

		Fair value measurements at December 31, 2013 using:
(Dollars in thousands) Assets:	Total carrying value at December 31, 2013	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
U.S. Treasury and U.S. government agencies	$12,834	$—	$12,834	$—
Mortgage-backed U.S. government agencies	39,392	—	39,392	—
State and political subdivision obligations	69,038	—	69,038	—
Equity securities	1,539	519	1,020	—

	$122,803	$519	$122,284	$—

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements (Unaudited)

Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

The following tables illustrate the assets measured at fair value on a nonrecurring basis segregated by hierarchy fair value levels.

		Fair value measurements at June 30, 2014 using:
(Dollars in thousands) Assets:	Total carrying value at June 30, 2014	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Impaired Loans	$6,999	$—	$—	$6,999
Foreclosed Assets Held for Sale	420	—	—	420
Mortgage Servicing Rights	218	—	—	218

		Fair value measurements at December 31, 2013 using:
(Dollars in thousands) Assets:	Total carrying value at December 31, 2013	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Impaired Loans	$6,535	$—	$—	$6,535
Foreclosed Assets Held for Sale	465	—	—	465
Mortgage Servicing Rights	223	—	—	223

The following tables present additional quantitative information about assets measured at fair value on a nonrecurring basis and for which Mid Penn has utilized Level 3 inputs to determine the fair value as of June 30, 2014 and December 31, 2013.

	Quantitative Information about Level 3 Fair Value Measurements
(Dollars in thousands) June 30, 2014	Fair Value Estimate	Valuation Technique	Unobservable Input	Range	Weighted Average
Impaired Loans	$6,999	Appraisal of collateral (1)	Appraisal adjustments (2)	10% – 95%	28%
Foreclosed Assets Held for Sale	420	Appraisal of collateral (1), (3)	Appraisal adjustments (2)	15% – 40%	24%
Mortgage Servicing Rights	218	Multiple of annual service fee	Estimated prepayment speed based on rate and term	280% – 400%	356%

	Quantitative Information about Level 3 Fair Value Measurements
(Dollars in thousands) December 31, 2013	Fair Value Estimate	Valuation Technique	Unobservable Input	Range	Weighted Average
Impaired Loans	$6,535	Appraisal of collateral (1)	Appraisal adjustments (2)	10% – 95%	25%
Foreclosed Assets Held for Sale	465	Appraisal of collateral (1), (3)	Appraisal adjustments (2)	15% – 40%	24%
Mortgage Servicing Rights	223	Multiple of annual service fee	Estimated prepayment speed based on rate and term	240% – 400%	349%

(1)	Fair value is generally determined through independent appraisals of the underlying collateral, which generally includes various level 3 inputs which are not observable.
(2)

Appraisals may be adjusted downward by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range of liquidation expenses and other appraisal adjustments are

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements (Unaudited)

presented as a percent of the appraisal. Higher downward adjustments are caused by negative changes to the collateral or conditions in the real estate market, actual offers or sales contracts received, or age of the appraisal.
(3)	Includes qualitative adjustments by management and estimated liquidation expenses.

The following methodologies and assumptions were used to estimate the fair value of certain assets and liabilities:

Cash and Cash Equivalents:

The carrying value of cash and cash equivalents is considered to be a reasonable estimate of fair value.

Interest-bearing Balances with other Financial Institutions:

The estimate of fair value was determined by comparing the present value of quoted interest rates on like deposits with the weighted average yield and weighted average maturity of the balances.

Securities Available for Sale:

The fair value of securities classified as available for sale is determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather relying on the securities’ relationship to other benchmark quoted prices.

Impaired Loans:

Mid Penn’s rating system assumes any loans classified as substandard and non-accrual to be impaired, and all of these loans are considered collateral dependent; therefore, all of Mid Penn’s impaired loans, whether reporting a specific allocation or not, are considered collateral dependent.

It is Mid Penn’s policy to obtain updated third party valuations on all impaired loans collateralized by real estate within 30 days of the credit being classified as substandard non-accrual. Prior to receipt of the updated real estate valuation Mid Penn will use any existing real estate valuation to determine any potential allowance issues; however no allowance recommendation will be made until which time Mid Penn is in receipt of the updated valuation.

In some instances Mid Penn is not holding real estate as collateral and is relying on business assets (personal property) for repayment. In these circumstances a collateral inspection is performed by Mid Penn personnel to determine an estimated value. The value is based on net book value, as provided by the financial statements, and discounted accordingly based on determinations made by management. Occasionally, Mid Penn will employ an outside service to provide a fair estimate of value based on auction sales or private sales. Management reviews the estimates of these third parties and discounts them accordingly based on management’s judgment, if deemed necessary. Mid Penn considers the estimates used in its impairment analysis to be Level 3 inputs.

Mid Penn actively monitors the values of collateral on impaired loans. This monitoring may require the modification of collateral values over time or changing circumstances by some factor, either positive or negative, from the original values. All collateral values will be assessed by management at least every 18 months for possible revaluation by an independent third party.

Mid Penn does not currently, or plan to in the future, use automated valuation methodologies as a method of valuing real estate collateral.

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements (Unaudited)

Loans:

For variable-rate loans that reprice frequently and which entail no significant changes in credit risk, carrying values approximated fair value. The fair value of other loans are estimated by calculating the present value of the cash flow difference between the current rate and the market rate, for the average maturity, discounted quarterly at the market rate.

Foreclosed Assets Held for Sale:

Certain assets included in foreclosed assets held for sale are carried at fair value and accordingly is presented as measured on a non-recurring basis. Values are estimated using Level 3 inputs, based on appraisals that consider the sales prices of property in the proximate vicinity.

Accrued Interest Receivable and Payable:

The carrying amount of accrued interest receivable and payable approximates their fair values.

Restricted Investment in Bank Stocks:

The carrying amount of required and restricted investment in correspondent bank stock approximates fair value, and considers the limited marketability of such securities.

Mortgage Servicing Rights:

The fair value of servicing rights is based on the present value of estimated future cash flows on pools of mortgages stratified by rate and maturity date.

Deposits:

The fair value for demand deposits (e.g., interest and noninterest checking, savings, and money market deposit accounts) is by definition, equal to the amount payable on demand at the reporting date (i.e. their carrying amounts). Fair value for fixed-rate certificates of deposit was estimated using a discounted cash flow calculation by combining all fixed-rate certificates into a pool with a weighted average yield and a weighted average maturity for the pool and comparing the pool with interest rates currently being offered on a similar maturity.

Short-term Borrowings:

Because of time to maturity, the estimated fair value of short-term borrowings approximates the book value.

Long-term Debt:

The estimated fair values of long-term debt were determined using discounted cash flow analysis, based on currently available borrowing rates for similar types of borrowing arrangements.

Commitments to Extend Credit and Letters of Credit:

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account market interest rates, the remaining terms and present credit worthiness of the counterparties. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements.

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements (Unaudited)

The following table summarizes the carrying value and fair value of financial instruments at June 30, 2014 and December 31, 2013.

(Dollars in thousands)	June 30, 2014		December 31, 2013
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$11,879	$11,879	$8,623	$8,623
Interest-bearing time balances with other financial institutions	5,872	5,872	7,513	7,513
Investment securities	142,836	142,836	122,803	122,803
Net loans and leases	542,485	547,327	540,145	548,923
Restricted investment in bank stocks	2,729	2,729	2,969	2,969
Accrued interest receivable	2,887	2,887	2,704	2,704
Mortgage servicing rights	218	218	223	223

Financial liabilities:
Deposits	$632,005	$633,992	$608,130	$610,419
Short-term borrowings	7,620	7,620	23,833	23,833
Long-term debt	33,054	33,185	23,145	22,988
Accrued interest payable	600	600	393	393

Off-balance sheet financial instruments:
Commitments to extend credit	$—	$—	$—	$—
Financial standby letters of credit	—	—	—	—

The following presents the carrying amount, fair value, and placement in the fair value hierarchy of Mid Penn’s financial instruments as of June 30, 2014 and December 31, 2013 not previously disclosed. Carrying values approximate fair values for cash and cash equivalents, interest-bearing time balances with other financial institutions, restricted investment in bank stocks, mortgage servicing rights, accrued interest receivable and payable, and short-term borrowings. Other than cash and cash equivalents, which are considered Level 1 Inputs and mortgage servicing rights, which are Level 3 inputs, these instruments are Level 2 Inputs. These tables exclude financial instruments for which the carrying amount approximates fair value.

			Fair Value Measurements
(Dollars in thousands) June 30, 2014	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial instruments – assets
Net loans and leases	$542,485	$547,327	$—	$—	$547,327
Financial instruments – liabilities
Deposits	$632,005	$633,992	$—	$633,992	$—
Long-term debt	33,054	33,185	—	33,185	—

			Fair Value Measurements
(Dollars in thousands) December 31, 2013	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial instruments – assets
Net loans and leases	$540,145	$548,923	$—	$—	$548,923
Financial instruments – liabilities
Deposits	$608,130	$610,419	$—	$610,419	$—
Long-term debt	23,145	22,988	—	22,988	—

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements (Unaudited)

(5)	Guarantees

In the normal course of business, Mid Penn makes various commitments and incurs certain contingent liabilities, which are not reflected in the accompanying consolidated financial statements. The commitments include various guarantees and commitments to extend credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Mid Penn evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management’s credit evaluation of the customer. Standby letters of credit and financial guarantees written are conditional commitments to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Mid Penn had $ 10,611,000 and $ 8,458,000 standby letters of credit outstanding as of June 30, 2014 and December 31, 2013, respectively. Mid Penn does not anticipate any losses because of these transactions. The current amount of the liability as of June 30, 2014 for payment under standby letters of credit issued was not material.

(6)	Defined Benefit Plans

Mid Penn has an unfunded noncontributory defined benefit retirement plan for directors. The plan provides defined benefits based on years of service. In addition, Mid Penn sponsors a defined benefit health care plan that provides post-retirement medical benefits and life insurance to qualifying full-time employees. These health care and life insurance plans are noncontributory. A December 31 measurement date for the plans is used.

The components of net periodic benefit costs from these benefit plans are as follows:

	Three Months Ended June 30,
(Dollars in thousands)	Pension Benefits		Other Benefits
	2014	2013	2014	2013
Service cost	$9	$8	$4	$5
Interest cost	12	11	10	8
Amortization of prior service cost	6	6	—	1

Net periodic benefit cost	$27	$25	$14	$14

	Six Months Ended June 30,
(Dollars in thousands)	Pension Benefits		Other Benefits
	2014	2013	2014	2013
Service cost	$17	$16	$7	$9
Interest cost	25	22	19	17
Amortization of prior service cost	9	11	—	1

Net periodic benefit cost	$51	$49	$26	$27

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements (Unaudited)

(7)	Accumulated Other Comprehensive (Loss) Income

The components of accumulated other comprehensive (loss) income, net of taxes, are as follows:

(Dollars in thousands)	Unrealized (Loss) Gain on Securities	Defined Benefit Plans Liabilities	Accumulated Other Comprehensive (Loss) Income
Balance – June 30, 2014	$1,349	$(121)	$1,228

Balance – December 31, 2013	$(745)	$(127)	$(872)

(8)	Preferred Stock

On December 19, 2008, Mid Penn entered into and closed a letter agreement with the United States Department of the Treasury (the “Treasury”) pursuant to which the Treasury invested $10,000,000 in the Mid Penn Bank under the Treasury’s Capital Purchase Program (the “CPP”). Under the letter agreement, the Treasury received (1) 10,000 shares of Series A Fixed Rate Cumulative Perpetual Preferred Stock, $1,000 liquidation preference (“Series A Preferred Stock”), and (2) warrants to purchase up to 73,099 shares of Mid Penn common stock at an exercise price of $20.52 per share (the “Warrants”).

On December 28, 2012, Mid Penn entered into a letter agreement with the Treasury pursuant to which Mid Penn repurchased from the Treasury all 10,000 shares of the Series A Preferred Stock issued to the Treasury which constitutes all of the issued and outstanding shares of Series A Preferred Stock. Mid Penn repurchased the Series A Preferred Stock for a purchase price equal to the aggregate liquidation amount of the Preferred Stock of $10,000,000, plus accrued but unpaid dividends of $59,722. All 10,000 shares of Series A Preferred Stock have subsequently been cancelled.

On January 23, 2013, Mid Penn entered into a letter agreement with the Treasury pursuant to which Mid Penn repurchased from the Treasury on that date the Warrants for $58,479. The Warrants have subsequently been cancelled.

As of the date hereof, Mid Penn has no further financial obligations under the Series A Preferred Stock, the Warrants or the Treasury’s CPP.

(9)	Stock Issued Under Private Placement Offering

On September 26, 2012, Mid Penn filed with the Pennsylvania Department of State a Statement with Respect to Shares which, effective upon filing, designated a series of preferred stock as “7% Non-Cumulative Non-Voting Non-Convertible Perpetual Preferred Stock, Series B” (“Series B Preferred Stock”), and set forth the voting and other powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions of the Series B Preferred Stock.

Sales of Preferred Stock

Mid Penn sold shares of its Series B Preferred Stock, in transactions exempt from registration under the Securities Act of 1933, pursuant to Section 4(a)(2) thereof.

Between September 26, 2012 and December 31, 2012, Mid Penn sold 4,880 shares of its Series B Preferred Stock for total gross proceeds of $4,880,000, which have been offset by issuance costs of $50,000. On January 3, 2013, 120 additional shares were sold resulting in total gross proceeds of $5,000,000 for the Series B Preferred Stock offering.

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements (Unaudited)

The following table summarizes the Series B Preferred Stock shares sold and the gross proceeds received through the private placement offering as of June 30, 2014:

Period	Shares	Gross Proceeds
September 26, 2012 – September 30, 2012	345	$345,000
October 1, 2012 – December 31, 2012	4,535	4,535,000
January 1, 2013 – December 31, 2013	120	120,000
January 1, 2014 – June 30, 2014	—	—

Total	5,000	$5,000,000

Terms of the Series B Preferred Stock

The annual dividend rate for the Series B Preferred Stock is 7% per annum of the liquidation preference of the Series B Preferred Stock or $70.00 per annum for each share of Series B Preferred Stock. The Board of Directors must approve each dividend payment from legally available funds. Dividends are payable to holders of record of the Series B Preferred Stock as they appear on our books on the record dates fixed by our Board of Directors. Dividends on any of Series B Preferred Stock are non-cumulative. If and when dividends are declared, they will be paid on February 15, May 15, August 15, and November 15 of each year. If a dividend payment date is not a business day, the dividend will be paid on the immediately preceding business day but no additional dividend payment will be prorated from the date of purchase to the first dividend payment date over a quarterly dividend period of 90 days.

Mid Penn may redeem shares of its Series B Preferred Stock at its option, in whole or in part, at any time subject to prior approval of the Federal Reserve Board, if then required, at a redemption price of $1,020 per share of Series B Preferred Stock plus an amount equal to any declared but unpaid dividends and in accordance with the terms and conditions set forth in a Certificate of Designations for the Series B Preferred Stock as filed with the Pennsylvania Department of State.

(10)	Earnings per Common Share

Earnings per share are computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during each of the years presented. The following data show the amounts used in computing basic and diluted earnings per share. As shown in the table that follows, diluted earnings per share is computed using weighted average common shares outstanding, plus weighted average common shares available from the exercise of all dilutive stock warrants issued to the U.S. Treasury under the provisions of the Capital Purchase Program, based on the average share price of Mid Penn’s common stock during the period.

The computations of basic earnings per common share follow:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2014	2013	2014	2013
Net Income	$1,707	$1,366	$3,218	$2,051
Less: Accretion of Series A preferred stock discount	—	—	—	(14)
Dividends on Series B preferred stock	(88)	(87)	(175)	(134)

Net income available to common shareholders	$1,619	$1,279	$3,043	$1,903
Weighted average common shares outstanding	3,495,389	3,491,069	3,494,901	3,490,403
Basic earnings per common share	$0.46	$0.37	$0.87	$0.55

Mid Penn did not have dilutive securities outstanding as of June 30, 2014 and 2013.

MID PENN BANCORP, INC. Notes to Consolidated Financial Statements (Unaudited)

(11)	Recent Accounting Pronouncements

ASU 2014-01: The Financial Accounting Standards Board (“FASB”) has issued Accounting Standards Update (“ASU”) 2014-01, Investments — Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects (a consensus of the FASB Emerging Issues Task Force).

The amendments in this Update permit a reporting entity that invests in qualified affordable housing projects to account for the investments using a proportional amortization method if certain conditions are met. The Low Income Housing Tax Credit is a program designed to encourage investment of private capital for use in the construction and rehabilitation of low income housing, which provides certain tax benefits to investors in those projects. If an entity elects the proportional amortization method, it will amortize the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognize the net investment performance in the income statement as a component of income tax expense. Otherwise, the entity would apply either the equity method or the cost method, as appropriate.

Amendments in this Update are effective for public business entities for annual periods and interim reporting periods within those annual periods, beginning after December 15, 2014. Early adoption is permitted. If adopted, the amendments should be applied retrospectively to all periods presented. A reporting entity that uses the effective yield method to account for its investments in qualified affordable housing projects before the date of adoption may continue to apply the effective yield method for those preexisting investments.

ASU 2014-04: The FASB issued ASU 2014-04, Receivables — Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (a consensus of the FASB Emerging Issues Task Force).

The Update clarifies that when an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure, or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement.

Amendments in this Update are effective for public business entities for annual periods and interim periods within those annual periods, beginning after December 15, 2014. Early adoption is permitted. If adopted, and entity can elect to adopt the amendments in this update using either a modified retrospective transition method or a prospective transition method.

Mid Penn is evaluating the effects these Updates will have on its consolidated financial statements.

PHOENIX BANCORP, INC. AND SUBSIDIARY

MINERSVILLE, PENNSYLVANIA

AUDITED FINANCIAL STATEMENTS

DECEMBER 31, 2013

PHOENIX BANCORP, INC. AND SUBSIDIARY

AUDITED FINANCIAL STATEMENTS

DECEMBER 31, 2013

INDEPENDENT AUDITOR’S REPORT

Board of Directors

Phoenix Bancorp, Inc. and Subsidiary

Minersville, Pennsylvania

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Phoenix Bancorp, Inc. and subsidiary which comprise the consolidated balance sheet as of December 31, 2013, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for the year then ended and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal controls relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

S.R. Snodgrass, P.C. * 2100 Corporate Drive, Suite 400 * Wexford, Pennsylvania 15090-8399 * Phone: (724) 934-0344 * Facsimile: (724) 934-0345

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Phoenix Bancorp, Inc. and subsidiary as of December 31, 2013, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Other Matter

The financial statements of Phoenix Bancorp, Inc. and subsidiary, as of and for the year ended December 31, 2012, were audited by other auditors whose report dated February 25, 2013 expressed an unmodified opinion on those statements.

Wexford, Pennsylvania

February 20, 2014

Phoenix Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

December 31, 2013 and 2012

	2013	2012
Assets
Cash and due from banks	$3,589,000	$2,386,000
Interest-bearing deposits with other banks	154,000	96,000

Cash and cash equivalents	3,743,000	2,482,000
Certificates of deposit	1,250,000	1,250,000
Securities available for sale, at fair value	13,091,000	12,844,000
Restricted stock, at cost	586,000	449,000
Loans receivable (net of allowance for loan losses of $1,227,000 and $1,227,000 as of December 31, 2013 and 2012, respectively)	111,016,000	108,166,000
Accrued interest receivable	411,000	380,000
Premises and equipment, net	2,888,000	2,681,000
Intangible assets, net	—	44,000
Goodwill	689,000	689,000
Bank-owned life insurance	3,560,000	2,765,000
Other assets	530,000	589,000

	$137,764,000	$132,339,000

Liabilities and Shareholders’ Equity
Liabilities
Demand deposits	$25,702,000	$23,712,000
Savings and NOW deposits	58,513,000	57,843,000
Time deposits	28,298,000	30,170,000

Total deposits	112,513,000	111,725,000
Borrowings	8,487,000	4,400,000
Accrued interest payable	48,000	61,000
Other liabilities	520,000	755,000

Total liabilities	121,568,000	116,941,000

Commitments and contingencies (Notes 6 and 13)
Shareholders’ equity
Preferred stock, $1,000 par value; 4,000 shares authorized; 2,625 and 3,500 shares issued and outstanding at December 31, 2013 and 2012	2,625,000	3,500,000
Common stock, $1 par value; 10,000,000 shares authorized; 336,376 shares issued at December 31, 2013 and 309,420 shares issued at December 31, 2012	336,000	309,000
Additional paid-in capital	6,018,000	4,859,000
Retained earnings	8,670,000	8,348,000
Treasury stock, 55,781 and 66,475 shares at December 31, 2013 and 2012, respectively, at cost	(1,473,000)	(1,731,000)
Accumulated other comprehensive income	20,000	113,000

Total shareholders’ equity	16,196,000	15,398,000

	$137,764,000	$132,339,000

See notes to consolidated financial statements.

Phoenix Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

Years Ended December 31, 2013 and 2012

	2013	2012
Interest income
Loans	$5,694,000	$5,596,000
Securities held to maturity	—	196,000
Securities available for sale	235,000	228,000
Federal funds sold and certificates of deposit	12,000	17,000

Total interest income	5,941,000	6,037,000

Interest expense
Savings and NOW deposits	135,000	204,000
Time deposits	327,000	533,000
Borrowings	73,000	71,000

Total interest expense	535,000	808,000

Net interest income	5,406,000	5,229,000
Provision for loan losses	218,000	253,000

Net interest income after provision for loan losses	5,188,000	4,976,000

Noninterest income
Service charges and fees on deposits	470,000	466,000
Other income	123,000	121,000
Gain on sale of mortgage loans, net	134,000	16,000
Gain on sale of investment securities	171,000	793,000

Total noninterest income	898,000	1,396,000

Noninterest expenses
Salaries and employee benefits	2,952,000	2,883,000
Occupancy expense	755,000	697,000
Federal deposit insurance	88,000	84,000
Other assessments and taxes	151,000	135,000
Amortization of intangible assets	44,000	57,000
Director fees	102,000	100,000
Professional fees	289,000	386,000
Data processing	489,000	432,000
Office supplies	93,000	98,000
Postage and courier	33,000	39,000
Telephone	60,000	51,000
Other expenses	332,000	481,000

Total noninterest expenses	5,388,000	5,443,000

Income before provision for income taxes	698,000	929,000
Provision for income taxes	145,000	219,000

Net income	553,000	710,000
Preferred stock dividend	29,000	35,000

Net income available to common shareholders	$524,000	$675,000

Earnings per share	$1.93	$2.80

Weighted-average shares outstanding	271,028	240,814

See notes to consolidated financial statements.

Phoenix Bancorp, Inc. and Subsidiary

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2013 and 2012

	2013	2012
Net income	$553,000	$710,000
Other comprehensive income (loss):
Unrealized holding gains on securities available for sale	31,000	818,000
Tax expense	(11,000)	(278,000)

	20,000	540,000

Reclassification adjustment for gains included in net income	(171,000)	(793,000)
Tax expense	58,000	270,000

	(113,000)	(523,000)

Other comprehensive income (loss), net of tax	(93,000)	17,000

Comprehensive income	$460,000	$727,000

See notes to consolidated financial statements.

Phoenix Bancorp, Inc. and Subsidiary

Consolidated Statements of Shareholders’ Equity

Years Ended December 31, 2013 and 2012

	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
Balance, December 31, 2011	$3,500,000	$309,000	$4,825,000	$7,837,000	$(1,858,000)	$96,000	$14,709,000
Cash dividends declared on common stock – $.68 per share	—	—	—	(164,000)	—	—	(164,000)
Purchase and sale of treasury shares at cost, net (4,825 shares)	—	—	34,000	—	127,000	—	161,000
Cash dividends declared on preferred stock	—	—	—	(35,000)	—	—	(35,000)
Net income	—	—	—	710,000	—	—	710,000
Other comprehensive income	—	—	—	—	—	17,000	17,000

Balance, December 31, 2012	$3,500,000	$309,000	$4,859,000	$8,348,000	$(1,731,000)	$113,000	$15,398,000
Cash dividends declared on common stock – $.74 per share	—	—	—	(202,000)	—	—	(202,000)
Issuance of common stock (27,000 shares)	—	27,000	1,017,000	—	—	—	1,044,000
Purchase and sale of treasury shares at cost, net (10,694 shares)	—	—	142,000	—	258,000	—	400,000
Cash dividends declared on preferred stock	—	—	—	(29,000)	—	—	(29,000)
Preferred stock repayment	(875,000)	—	—	—	—	—	(875,000)
Net income	—	—	—	553,000	—	—	553,000
Other comprehensive loss	—	—	—	—	—	(93,000)	(93,000)

Balance, December 31, 2013	$2,625,000	$336,000	$6,018,000	$8,670,000	$(1,473,000)	$20,000	$16,196,000

See notes to consolidated financial statements.

Phoenix Bancorp, Inc. and Subsidiary

Consolidated Statements of Cash Flows

Years Ended December 31, 2013 and 2012

	2013	2012
Cash flows from operating activities
Net income	$553,000	$710,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	318,000	321,000
Net amortization (accretion) of premiums and discounts on investment securities	94,000	127,000
Provision for loan losses	218,000	253,000
Amortization of intangible assets	44,000	57,000
Gain on sale of premises and equipment	(3,000)	—
Gains on securities available for sale	(171,000)	(793,000)
Gain on sale of mortgage loans, net	(134,000)	(16,000)
Originations of mortgage loans sold	(5,919,000)	(496,000)
Proceeds from mortgage loans sold	6,053,000	512,000
Earnings on bank-owned life insurance, net	(96,000)	(95,000)
Deferred income taxes	4,000	9,000
Changes in:
Accrued interest receivable	(31,000)	61,000
Other assets	189,000	289,000
Accrued interest payable	(13,000)	(24,000)
Other liabilities	(235,000)	224,000

Net cash provided by operating activities	871,000	1,139,000

Cash flows from investing activities
Purchases of certificates of deposit	—	(507,000)
Proceeds from maturities, calls, and paydowns of securities held to maturity	—	5,783,000
Purchases of securities available for sale	(4,401,000)	(8,845,000)
Proceeds from sale of securities available for sale	514,000	583,000
Proceeds from maturities, calls, and paydowns of securities available for sale	3,576,000	6,491,000
Purchases of restricted stock	(137,000)	(95,000)
Purchases of bank-owned life insurance	(699,000)	—
Net increase in loans	(3,353,000)	(13,772,000)
Purchases of premises and equipment	(540,000)	(484,000)
Proceeds from sale of premises and equipment	18,000	—
Proceeds from sale of other real estate owned	199,000	—

Net cash used in investing activities	(4,823,000)	(10,846,000)

Cash flows from financing activities
Increase in demand deposits	1,990,000	1,198,000
(Decrease) increase in savings, NOW and time deposits	(1,202,000)	3,119,000
Proceeds from borrowings	4,087,000	1,400,000
Proceeds from issuance of common stock	1,044,000	—
Repayment of preferred stock	(875,000)	—
Proceeds from issuance of treasury stock, net	400,000	161,000
Dividends paid	(231,000)	(190,000)

Net cash provided by financing activities	5,213,000	5,688,000

Increase (decrease) in cash and cash equivalents	1,261,000	(4,019,000)
Cash and cash equivalents, January 1	2,482,000	6,501,000

Cash and cash equivalents, December 31	$3,743,000	$2,482,000

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$548,000	$832,000

Income taxes paid	$211,000	$171,000

Noncash item: Dividends payable	$—	$30,000

See notes to consolidated financial statements.

Phoenix Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies

Description of Business: Phoenix Bancorp, Inc. is a bank holding company headquartered in Minersville, Pennsylvania. Through its wholly owned subsidiary, Miners Bank (collectively, the “Company”), the Company provides individuals, corporations and other businesses, commercial and retail banking services, principally loans and deposits. Phoenix Bancorp, Inc. (“Phoenix”) was incorporated in 1987 under the laws of the Commonwealth of Pennsylvania for the sole purpose of becoming the holding company of Miners Bank (the “Bank”). Phoenix is subject to regulation by the Federal Reserve Bank of Philadelphia.

The Bank is a commercial bank incorporated in 1935 under the laws of the Commonwealth of Pennsylvania. The Company is chartered by the Pennsylvania Department of Banking and insured by the Federal Deposit Insurance Corporation. The Company maintains its principal office in Minersville, Pennsylvania but also has full-service branch offices in Frackville and Tremont, Pennsylvania. The Company provides financial services primarily to Schuylkill County and the surrounding Pennsylvania counties.

Principles of Consolidation: The accompanying consolidated financial statements include the accounts of Phoenix and its wholly owned subsidiary the Bank. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates: The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, the determination of goodwill impairment, and the fair value of investment securities available for sale.

Cash and Cash Equivalents: Cash and cash equivalents include cash on hand, interest-bearing deposits with banks and federal funds sold, all of which mature within 90 days.

Investment Securities: Management determines the appropriate classification of investments at the time of purchase. As of December 31, 2013 and 2012, the Company classifies all of its securities as available for sale.

Securities that are classified as available for sale are stated at fair value. Unrealized gains and losses on securities available for sale are excluded from results of operations and are reported as other comprehensive income or loss, on a separate statement, net of taxes. Securities classified as available for sale include securities that may be sold in response to changes in interest rates, changes in prepayment risks or for asset/liability management purposes.

The cost of investment securities is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization or accretion recorded as adjustments to interest and dividends are included in interest income from investments. Realized gains and losses are included in gain on sale of investment securities in the consolidated statements of income. Gains and losses on the sale of securities are recorded on the trade date and are determined based on the specific-identification method.

Management periodically evaluates securities for other-than-temporary impairment when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any

Phoenix Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies (Continued)

Investment Securities (Continued):

anticipated recovery in fair value, and (4) whether it is not more likely than not that the Company will be required to sell the investment before recovery of its amortized cost basis, which may be maturity. Factors affecting the determination of whether an other-than-temporary impairment has occurred include a downgrading of the security by a rating agency, a significant deterioration in the financial condition of the issuer, whether the Company intends to sell the security, or it is more likely than not that the Company will be required to sell the security before recovery of the cost basis, which may be maturity. In instances when a determination is made that an other-than-temporary impairment exists but the investor does not intend to sell the debt security or it is more likely than not that it will not be required to sell the debt security prior to its anticipated recovery, the other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income or loss.

Restricted Stock: The Company holds investments in the common stocks of Atlantic Central Bankers Bank (“ACBB”) and Federal Home Loan Bank of Pittsburgh (“FHLB”). These investments in restricted stock are carried at cost. The stock has no quoted market value and is subject to redemption restrictions. Management reviews for impairment based on the ultimate recoverability of the cost basis in the stock. Management considers such criteria as the significance of the decline in net assets, if any, the length of time the situation has persisted, commitments by the institution to make payments required by law or regulation, the impact of legislative and regulatory changes on the customer base of the institution, and the liquidity position of the institution. As of December 31, 2013 and 2012, the Company’s holdings of restricted stock were not deemed impaired.

Certificates of Deposit: Certificates of deposit mature within two years and are carried at cost.

Loans: The Company makes commercial, real estate, and consumer loans to customers. A substantial portion of the loan portfolio is represented by loans in Schuylkill County and neighboring counties in Pennsylvania. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area. Loans that are intended to be held in the portfolio are stated at the outstanding principal amount, adjusted for the allowance for loan losses and any deferred fees or costs on originated loans. Interest income on loans is recognized as earned based on contractual interest rates applied to daily principal amounts outstanding.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Loans – Nonaccrual: Loans are placed on nonaccrual status and the accrual of interest income ceases, when a default of principal or interest exists for a period of 90 days except when, in management’s judgment, the

Phoenix Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies (Continued)

Loans – Nonaccrual (Continued):

collection of principal and interest is reasonably anticipated (i.e., the loan is well secured and in the process of collection). Interest receivable on nonaccrual loans previously credited to interest income is reversed. Nonaccrual loans are generally not returned to accruing status until principal and interest payments have been brought current for a reasonable period of time, generally six months, and full collectability is reasonably assured.

Loans Held for Sale: The Bank periodically originates loans for sale within the secondary market. Loans held for sale are residential mortgages that the Bank has the intent to sell in the near term, servicing released. These loans are carried at the lower of aggregate cost or fair market value. Gains and losses on sales of loans are recognized on the settlement date and are determined by the difference between sale proceeds and the carrying value of the loans. All sales are made without recourse. There were no loans held for sale at December 31, 2013 or 2012.

Concentration of Credit Risk: The Company’s loans are generally to diversified customers in Schuylkill and surrounding counties. Loan participations purchased represent approximately 23% of the portfolio. Generally, loans are collateralized by real estate and other assets of the borrower and are expected to be repaid from the cash flow or proceeds from collateral liquidation.

Loan Fees: Loan fees and direct costs associated with loan originations are netted and deferred. The deferred amount is recognized as an adjustment to loan interest over the term of the related loans using the interest method.

Allowance for Loan Losses: The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses. Loans that are determined to be uncollectible are charged against the allowance account, and subsequent recoveries, if any, are credited to the allowance. Management’s periodic evaluation of the allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Such periodic assessments may, in management’s judgment, require the Company to recognize additions or reductions to the allowance.

Various regulatory agencies periodically review the adequacy of the Company’s allowance for loan losses as an integral part of their examination process. Such agencies may require the Company to recognize additions or reductions to the allowance based on their evaluation of information available to them at the time of their examination. It is reasonably possible that the above factors may change significantly and, therefore, affect management’s determination of the allowance for loan losses in the near term.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. Impairment is measured on a loan by loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The general component covers non-classified loans and is based on historical charge-off experience and expected losses given the Company’s internal risk rating process. Other qualitative adjustments are made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not reflected in the historical loss or risk rating data. These qualitative factors include trends in classified loans, charge-offs, delinquencies and nonaccruals, changes in loan policy and underwriting standards, changes in credit personnel, industry conditions, national and local economic conditions, concentrations, etc.

Phoenix Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses (Continued):

Impaired loans also include troubled debt restructurings (“TDRs”), if any, where management has modified loan terms and made concessions to borrowers in financial difficulty. Consequently, the allowance for loan losses related to TDRs is based on discounted cash flows using the loan’s initial effective interest rate or the fair value of the collateral for certain collateral-dependent loans. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales when all of the components meet the definition of a participating interest and when control over the assets has been surrendered. A participating interest generally represents (1) a proportionate (pro rata) ownership interest in an entire financial asset, (2) a relationship where from the date of transfer all cash flows received from the entire financial asset are divided proportionately among the participating interest holders in an amount equal to their share of ownership, (3) the priority of cash flows has certain characteristics, including no reduction in priority, subordination of interest, or recourse to the transferor other than standard representation or warranties, and (4) no party has the right to pledge or exchange the entire financial asset unless all participating interest holders agree to pledge or exchange the entire financial asset. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed and charged to expense using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized to expense over the shorter of the term of the respective lease or the estimated useful life of the improvements.

Foreclosed Assets: Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less costs to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosures, valuations are periodically performed and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations, changes in the valuation allowance and realized gains and losses are included in other income. The Company held $52,000 in foreclosed assets at December 31, 2012, and held no foreclosed assets at December 31, 2013.

Bank-Owned Life Insurance and Benefit Liability: The Company invests in bank-owned life insurance (“BOLI”) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Company on a group of employees as described in Note 10. Effective July 1, 2010, the Company adopted a split dollar life insurance plan covering certain eligible participating employees.

Intangible Assets: Core deposit intangible assets are amortized on a straight-line basis over the average expected life of the deposit base acquired (five to seven years). The Company recognized the remaining $44,000 and $57,000 of amortization of the core deposit intangible assets during the years ended December 31, 2013 and 2012, respectively.

Goodwill: Goodwill represents the excess of the cost over fair value of net assets in a business acquisition accounted for as a purchase in 2003. Goodwill is tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset may be impaired. As of December 31, 2013 and 2012, management has determined that goodwill was not impaired.

Phoenix Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies (Continued)

Treasury Stock: Treasury stock is recorded at cost. The subsequent disposition or sale of the treasury stock is recorded using the average cost inventory method.

Retirement Plans: The Company sponsors a 401(k) savings plan, which is a qualified defined contribution plan and a funded deferred compensation plan. Retirement plans are more fully described in Note 10.

Stock-Based Compensation: The Company has a Stock Appreciation Rights Plan (“SARs”) covering eligible employees. The Company accounts for the SARs as a liability since the awards are payable in cash. The Company utilizes the intrinsic value method to account for this liability and records compensation expense ratably over the service period adjusting for changes in the intrinsic value of SARs at each reporting period.

Income Taxes: Income tax accounting results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities. Enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that all or some portion of the deferred tax asset will not be realized. No valuation allowance was established at December 31, 2013 and 2012, in view of the Company’s ability to carryback taxes paid in previous years and certain tax strategies and anticipated future taxable income as evidenced by the Company’s earnings potential.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that ultimately would be sustained. The benefit of a tax position is recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more likely than not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more likely than not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.

Interest and penalties associated with unrecognized tax benefits would be recognized in income tax expense on the income statement.

Earnings Per Share: Earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period, adjusted for treasury stock. The Company’s basic and diluted earnings per share are the same since there are no dilutive potential shares of common stock or common stock equivalents outstanding.

Comprehensive Income: Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. However, certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as accumulated other comprehensive income (loss), a separate component of the equity section of the consolidated balance sheet. Such items, along with net income, are components of comprehensive income, as presented in the consolidated statement of comprehensive income.

Phoenix Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies (Continued)

Subsequent Events: The Company has evaluated subsequent events for recognition or disclosure through February 20, 2014, the date the consolidated financial statements were available to be issued, and has determined that no such events have occurred that would warrant inclusion or disclosure in these financial statements.

Reclassifications: Certain amounts relating to 2012 have been reclassified to conform to the 2013 reporting format.

10-for-1 Stock Split:

At the annual shareholders meeting held on April 11, 2012, the shareholders of Phoenix Bancorp, Inc. approved a change in the Articles of Incorporation, which increased the number of authorized shares of the corporation from 1,000,000 to 10,000,000 shares and changed in the par value of the corporation’s common stock from $10 per share to $1 per share, thereby effecting a 10-for-1 stock split of the corporation’s common stock. All share information contained herein reflects the 10-for-1 stock split.

Note 2. Cash and Due from Banks

The Company maintains various deposit accounts with other banks to meet normal funds transaction requirements, to satisfy minimum deposit requirements, and to compensate other banks for certain correspondent services. The Company’s subsidiary bank is required to maintain average balances on hand with the Federal Reserve Bank. These balances approximated $495,000 and $412,000 at December 31, 2013 and 2012, respectively. The Federal Deposit Insurance Corporation insures these accounts up to $250,000 per account. Management is responsible for assessing the credit risk of its correspondent banks. The withdrawal or usage restrictions of these balances did not have a significant impact on the operations of the Company as of December 31, 2013 and 2012.

Note 3. Investment Securities

The amortized cost and fair value of securities at December 31 were as follows:

	2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available for sale:
State and political subdivisions	$3,736,000	$64,000	$84,000	$3,716,000
U.S. government-sponsored enterprises (“GSE”)	4,628,000	11,000	42,000	4,597,000
Mortgage-backed - GSE - residential	3,900,000	6,000	96,000	3,810,000
Corporate	501,000	7,000	—	508,000
Equity securities	294,000	166,000	—	460,000

	$13,059,000	$254,000	$222,000	$13,091,000

Phoenix Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 3. Investment Securities (Continued)

	2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available for sale:
State and political subdivisions	$3,452,000	$119,000	$10,000	$3,561,000
U.S. government-sponsored enterprises (“GSE”)	7,193,000	44,000	1,000	7,236,000
Mortgage-backed - GSE - residential	1,186,000	12,000	—	1,198,000
Corporate	498,000	12,000	—	510,000
Equity securities	343,000	—	4,000	339,000

	$12,672,000	$187,000	$15,000	$12,844,000

For the years ended December 31, 2013 and 2012, proceeds from sales of securities available for sale amounted to $514,000 and $583,000, respectively. Gross realized gains were $171,000 and $47,000, respectively, in 2013 and 2012 for security sales. There were no gross realized losses in 2013 or 2012. For the year ended December 31, 2012, proceeds from the sales of securities held to maturity accounted to $5,783,000, representing the entire held-to-maturity portfolio. The net carrying amount of held-to-maturity securities sold in 2012 was $5,026,000. Gross realized gains were $746,000. Management executed these sales upon evidence of credit deterioration in these securities.

Securities with an approximate fair value of $9,583,000 and $10,014,000 at December 31, 2013 and 2012, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

The amortized cost and fair value of securities at December 31, 2013, by contractual maturity, are shown below. Expected maturities for mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties. Therefore, these securities are not included in the maturity categories of the following summary:

	Amortized Cost	Fair Value
Securities available for sale:
Due within one year or less	$501,000	$508,000
Due within one through five years	4,856,000	4,901,000
Due within five through ten years	2,486,000	2,449,000
Due after ten years	1,022,000	963,000
Mortgage-backed - GSE - residential	3,900,000	3,810,000
Equity securities	294,000	460,000

	$13,059,000	$13,091,000

Phoenix Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 3. Investment Securities (Continued)

The following table presents gross unrealized losses and fair value of investments aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2013 and 2012:

	Less than 12 Months		12 Months or More		Total
December 31, 2013	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for sale:
State and political subdivisions	$728,000	$15,000	$445,000	$69,000	$1,173,000	$84,000
U.S. government-sponsored enterprises (“GSE”)	983,000	10,000	970,000	32,000	1,953,000	42,000
Mortgage-backed - GSE - residential	2,696,000	90,000	364,000	6,000	3,060,000	96,000

	$4,407,000	$115,000	$1,779,000	$107,000	$6,186,000	$222,000

	Less than 12 Months		12 Months or More		Total
December 31, 2012	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for sale:
State and political subdivisions	$770,000	$10,000	$—	$—	$770,000	$10,000
U.S. government-sponsored enterprises (“GSE”)	1,261,000	1,000	—	—	1,261,000	1,000
Equity securities	339,000	4,000	—	—	339,000	4,000

	$2,370,000	$15,000	$—	$—	$2,370,000	$15,000

There are 16 securities at an unrealized loss position at December 31, 2013. Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the loss attributable to credit impairment recognized in net income in the period in which the other-than-temporary impairment is identified. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investments nor does the Company expect to not recover the amortized cost basis. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2013 or 2012.

Note 4. Loans

Loans are summarized as follows:

	December 31,
	2013	2012
Commercial loans	$80,053,000	$71,924,000
Residential real estate loans	25,684,000	29,383,000
Consumer loans	6,506,000	8,086,000

Total loans	112,243,000	109,393,000
Less:
Allowance for loan losses	1,227,000	1,227,000

Loans, net	$111,016,000	$108,166,000

Phoenix Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 4. Loans (Continued)

Deferred loan fees, net of costs, were approximately $295,000 and $235,000 at December 31, 2013 and 2012, respectively, and are presented with the related loan segments. Unearned income for consumer loans of $433,000 and $627,000 at December 31, 2013 and 2012, respectively, has also been reflected in the above loan segments.

Note 5. Credit Quality

Loan Origination/Risk Management: The Company has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis. A reporting system supplements the review process by providing management with frequent reports related to loan production, loan quality, concentration of credit, loan delinquencies and nonperforming and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions.

Commercial loans are primarily made based on the available cash flows of the borrower and secondarily on the underlying collateral provided by the borrower which may include real estate. Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory or the real estate where the business is located and may incorporate a personal guarantee to attempt to reduce the risk of loss. Some short-term loans may be made on an unsecured basis. The risk of loss on commercial business loans is substantially greater than the risk of loss from residential real estate lending. Commercial lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the business or the property securing the loan or the business conducted on the property securing the loan. The nature of these loans are varied and includes commercial real estate loans (“CRE”), commercial and industrial loans (“C&I”), and, to a much lesser extent, construction loans and loans to state and political subdivisions. Commercial loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company’s commercial real estate portfolio are diverse in terms of type and geographic location. The Company seeks to minimize these risks in a variety of ways, including limiting the size and loan-to-value ratios on its commercial real estate loans as well as participating in similar commercial credits originated by other financial institutions. These loans are subject to the same underwriting criteria as loans originated by the Company prior to being purchased. Management monitors and evaluates all commercial loans based on collateral, geography, and risk grade criteria.

Residential real estate loans lending involves lending to consumers through first and second lien mortgage loans and home lines of credit secured by residential properties generally located within the Company’s market area. Because payments on these loans are highly dependent upon the borrower’s financial condition and real estate values, the Company analyzes credit scores, financial stability and general local and national economic conditions. The Company carefully evaluates collateral values on the secured property to insure the Company is fully protected at the time of origination. However, fluctuations in real estate values and the borrower’s financial condition may change over time, thus affecting the Company’s collateral position and the borrower’s ability to meet their contractual obligations. The Company minimizes its risk by primarily lending to its customers on first mortgages.

Consumer loans generally involve more risk than first mortgages. Consumer loans are generally originated at higher rates than residential mortgage loans but also tend to have a higher risk than residential loans due to the loan being unsecured or secured by rapidly depreciable assets.

Phoenix Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 5. Credit Quality (Continued)

Age Analysis of Past Due Loans: The following tables represent an aging of loans by category as of December 31, 2013 and 2012. The tables present the principal amount outstanding on the loans which may be past due for principal and/or interest payments contractually due.

2013	30 - 59 Days Past Due	60 - 89 Days Past Due	90+ Days and Still Accruing	Nonaccrual	Total Past Due	Current	Total Loans
Commercial:
Originations	$350,000	$—	$—	$659,000	$1,009,000	$53,684,000	$54,693,000
Participations purchased	1,010,000	—	—	419,000	1,429,000	23,931,000	25,360,000

Total commercial	1,360,000	—	—	1,078,000	2,438,000	77,615,000	80,053,000
Residential real estate	429,000	242,000	—	—	671,000	25,013,000	25,684,000
Consumer	146,000	8,000	—	82,000	236,000	6,270,000	6,506,000

Total	$1,935,000	$250,000	$—	$1,160,000	$3,345,000	$108,898,000	$112,243,000

2012	30 - 59 Days Past Due	60 - 89 Days Past Due	90+ Days and Still Accruing	Nonaccrual	Total Past Due	Current	Total Loans
Commercial:
Originations	$—	$—	$—	$415,000	$415,000	$45,083,000	$45,498,000
Participations purchased	—	—	—	—	—	26,426,000	26,426,000

Total commercial	—	—	—	415,000	415,000	71,509,000	71,924,000
Residential real estate	347,000	63,000	—	—	410,000	28,973,000	29,383,000
Consumer	65,000	56,000	12,000	68,000	201,000	7,885,000	8,086,000

Total	$412,000	$119,000	$12,000	$483,000	$1,026,000	$108,367,000	$109,393,000

Interest income that would have been recognized on such nonaccrual loans had they been current in accordance with their original terms is $31,000 and $11,000 during the years ended December 31, 2013 and 2012, respectively.

Credit Quality Classifications: The Company assigns internal credit classifications at the inception of each loan. These ratings are reviewed by an independent third party on an annual basis as well as periodic internal reviews when loans are renewed or if the Company experiences delinquencies in contractual expectations that would cause a downgrade in the quality of the loan. For residential real estate loans and consumer loans, the Company uses performing versus nonperforming information as the best indicator of credit quality. If this type loan becomes in default for a period of 90 days or more or when the contractual collection of principal or interest are in doubt, the loan would be placed on nonaccrual status and the credit quality would be downgraded to watch or substandard from satisfactory for these loan segments. The following definitions summarize the basis for each classification.

Excellent credit classifications will generally reflect a credit, which is fully secured by cash and/or near cash investments.

Good credit classifications will generally exhibit little or no credit risk, positive financial trends, strong and stable management, and minimal exposure to macro and/or micro economic fluctuations. The credits will also generally have a clean credit history and above average loan to value ratio relative to the collateral strength.

Phoenix Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 5. Credit Quality (Continued)

Credit Quality Classifications (Continued):

Satisfactory credit classifications will generally exhibit consistent performance in meeting cash flow needs, display strong competent management capabilities and offer satisfactory collateral with easily determinable values that meets or exceeds the Company’s minimum loan to value ratio.

Fair credit classifications will generally exhibit satisfactory performance in meeting cash flow needs, display satisfactory management capabilities, and offer readily marketable collateral that meets, at a minimum, the Company’s minimum loan to value ratio.

Special Mention credit classifications will generally contain some weaknesses, but the risk of loss is considered to be minimal. Generally, the collateral may be subject to deterioration, proper documentation may be lacking, or economic conditions may have a severe adverse impact on the customer. Delinquencies may be increasing and financial trends may also show deterioration, but not to the point where repayment is considered to be in jeopardy.

Watch credit classifications will generally contain emerging problems such as incomplete documentation, questionable collateral values, unmarketable collateral, or lack of timely financial information. These credits are subject to a higher level of monitoring by the Company.

Substandard credit classifications will generally be characterized by well defined weaknesses. The weaknesses will evidence a significant probability that the credit will not be repaid in full if the weaknesses are not corrected. Generally, substandard credits will lack a consistent net worth, liquidity and repayment capacity. Loans in this category need impairment consideration.

Loss credits are those where a borrower is deemed incapable of repayment of unsecured debt, including portions of those credits where collateral value is insufficient to fully cover the recorded amount of the loan and charged-off immediately. Loans or portions of loans to such borrowers are considered uncollectible and of such little value that continuance as active assets of the Bank is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off these basically worthless assets even though partial recovery may occur in the future.

Doubtful credits have more than a probable likelihood of loss. The borrower is usually unable to repay the loan through the primary sources. Repayment will likely occur through liquidation of collateral. Management will automatically deem these loans impaired.

Phoenix Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 5. Credit Quality (Continued)

Credit Quality Classifications (Continued):

The following tables summarize the loan portfolio by category of loan and the internally assigned credit quality ratings for those categories at December 31, 2013 and 2012. The Company did not acquire any loans with impaired credit quality during the years ended December 31, 2013 and 2012.

	Commercial
2013	Originated	Participations Purchased	Total

Excellent	$1,690,000	$—	$1,690,000
Good	8,012,000	—	8,012,000
Satisfactory	29,899,000	13,770,000	43,669,000
Fair	12,963,000	8,486,000	21,449,000
Special Mention	623,000	3,104,000	3,727,000
Substandard	910,000	—	910,000
Doubtful	596,000	—	596,000

	$54,693,000	$25,360,000	$80,053,000

	Commercial
2012	Originated	Participations Purchased	Total

Excellent	$1,052,000	$—	$1,052,000
Good	4,201,000	—	4,201,000
Satisfactory	31,147,000	16,242,000	47,389,000
Fair	7,066,000	9,067,000	16,133,000
Special Mention	1,037,000	1,117,000	2,154,000
Substandard	639,000	—	639,000
Doubtful	356,000	—	356,000

	$45,498,000	$26,426,000	$71,924,000

The following tables present performing and nonperforming residential real estate and consumer loans based on payment activity for the years ended December 31, 2013 and 2012, respectively. Payment activity is reviewed by management on a monthly basis to determine how loans are performing. Loans are considered to be nonperforming when they become 90 days past due.

2013	Performing	Nonperforming	Total
Residential Real Estate	$25,684,000	$—	$25,684,000
Consumer	6,424,000	82,000	6,506,000

Total	$32,108,000	$82,000	$32,190,000

2012	Performing	Nonperforming	Total
Residential Real Estate	$29,383,000	$—	$29,383,000
Consumer	8,018,000	68,000	8,086,000

Total	$37,401,000	$68,000	$37,469,000

Phoenix Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 5. Credit Quality (Continued)

Allowance for Loan Losses: The following tables summarize the allowance for loan losses as of and for the years ended December 31, 2013 and 2012, by loan category and the amount by category of the loans evaluated individually or collectively for impairment. The Company did not acquire any loans with impaired credit quality during the years ended December 31, 2013 and 2012.

2013	Commercial	Residential Real Estate	Consumer	Total
Allowance for loan losses:
Beginning balance	$1,125,000	$44,000	$58,000	$1,227,000
Charge-offs	(179,000)	—	(41,000)	(220,000)
Recoveries	—	—	2,000	2,000
Provisions for loan losses	206,000	(5,000)	17,000	218,000

Ending Balance	$1,152,000	$39,000	$36,000	$1,227,000

Ending balance of allowance for loan losses:
Individually evaluated for impairment	$—	$—	$9,000	$9,000
Collectively evaluated for impairment	1,152,000	39,000	27,000	1,218,000

Totals	$1,152,000	$39,000	$36,000	$1,227,000

Loan ending balances
Individually evaluated for impairment	$659,000	$—	$81,000	$740,000
Collectively evaluated for impairment	79,394,000	25,684,000	6,425,000	111,503,000

Totals	$80,053,000	$25,684,000	$6,506,000	$112,243,000

2012	Commercial	Residential Real Estate	Consumer	Total

Allowance for loan losses:
Beginning balance	$1,065,000	$38,000	$42,000	$1,145,000
Charge-offs	(166,000)	—	(6,000)	(172,000)
Recoveries	—	—	1,000	1,000
Provisions for loan losses	226,000	6,000	21,000	253,000

Ending Balance	$1,125,000	$44,000	$58,000	$1,227,000

Ending balance of allowance for loan losses:
Individually evaluated for impairment	$103,000	$—	$30,000	$133,000
Collectively evaluated for impairment	1,022,000	44,000	28,000	1,094,000

Totals	$1,125,000	$44,000	$58,000	$1,227,000

Loan ending balances
Individually evaluated for impairment	$356,000	$—	$68,000	$424,000
Collectively evaluated for impairment	71,568,000	29,383,000	8,018,000	108,969,000

Totals	$71,924,000	$29,383,000	$8,086,000	$109,393,000

Impaired Loans: Loans are considered impaired when current information and events indicate that the Bank may be unable to collect all amounts due according to the contractual terms of the related loan agreements. The Bank identifies impaired loans including troubled debt restructurings (“TDRs”) by applying its normal loan review procedures in accordance with its allowance for loan loss methodology.

Phoenix Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 5. Credit Quality (Continued)

Impaired Loans (Continued):

From time to time, management will modify or restructure the terms of certain loans to provide relief to borrowers. Restructured loans or TDRs are those loans whose terms have been modified because of deterioration in the financial condition of a borrower to provide for a reduction of either interest or principal, regardless of whether such loans are secured or unsecured and regardless of whether such credits are guaranteed by the government or by others. At December 31, 2013 and 2012, there were no TDRs.

The following tables summarize the impaired loans as of December 31, 2013 and 2012. The table segregates the loans by category of loan and illustrates those with specific allowances for losses as well as impaired loans without specific allowances.

December 31, 2013	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

With no related allowance recorded:
Commercial – originated	$659,000	$692,000	$—	$687,000	$12,000
Commercial – participations purchased	—	—	—	—	—
Residential real estate	—	—	—	—	—
Consumer	47,000	65,000	—	64,000	1,000

Subtotal	706,000	757,000	—	751,000	13,000

With an allowance recorded:
Commercial – originated	—	—	—	—	—
Commercial – participations purchased	—	—	—	—	—
Residential real estate	—	—	—	—	—
Consumer	34,000	34,000	9,000	34,000	1,000

Subtotal	34,000	34,000	9,000	34,000	1,000

Total
Commercial – originated	659,000	692,000	—	687,000	12,000
Commercial – participations purchased	—	—	—	—	—
Residential real estate	—	—	—	—	—
Consumer	81,000	99,000	9,000	98,000	2,000

Total	$740,000	$791,000	$9,000	$785,000	$14,000

Phoenix Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 5. Credit Quality (Continued)

Impaired Loans (Continued):

December 31, 2012	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial – originated	$—	$—	$—	$—	$—
Commercial – participations purchased	—	—	—	—	—
Residential real estate	—	—	—	—	—
Consumer	—	—	—	—	—

Subtotal	—		—	—	—

With an allowance recorded:
Commercial – originated	356,000	356,000	103,000	352,000	13,000
Commercial – participations purchased	—	—	—	—	—
Residential real estate	—	—	—	—	—
Consumer	68,000	68,000	30,000	69,000	5,000

Subtotal	424,000	424,000	133,000	421,000	18,000

Total
Commercial – originated	356,000	356,000	103,000	352,000	13,000
Commercial – participations purchased	—	—	—	—	—
Residential real estate	—	—	—	—	—
Consumer	68,000	68,000	30,000	69,000	5,000

Total	$424,000	$424,000	$133,000	$421,000	$18,000

Note 6. Premises and Equipment

Premises and equipment are summarized as follows:

	December 31,		Estimated Useful Lives
	2013	2012
Bank premises	$2,579,000	$2,396,000	25 years
Furniture and equipment	4,096,000	3,776,000	5 years
Land improvements	172,000	172,000	—

Total	6,847,000	6,344,000
Less accumulated depreciation	3,959,000	3,663,000

Property and equipment, net	$2,888,000	$2,681,000

Depreciation expense for the years ended December 31, 2013 and 2012, respectively, was $318,000 and $321,000.

In 2011, the Company entered into a 10-year non-cancellable lease for its Rockwood executive offices location which expires in March 2021. The lease includes options to renew for two additional five-year terms.

In 2012, the Company entered into a 25-year non-cancellable lease for its Frackville Banking facility which expires in May 2037.

Phoenix Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 6. Premises and Equipment (Continued)

In 2013, the company entered into a 7-year non-cancellable lease for its Conyngham Banking facility which expires in July 2020. This lease includes options to renew for three additional five-year terms.

In 2013, the Company entered into a 7.25-year non-cancellable lease for its Rockwood Operations Center which expires in March 2021. The lease includes options to renew for two additional five-year terms.

Years Ending December 31,
2014	$240,577
2015	242,697
2016	248,987
2017	252,077
2018	254,367
Thereafter	2,040,820

$3,279,525

Rent expense totaled $183,000 and $143,000 for 2013 and 2012, respectively.

Note 7. Deposits

Deposits consisted of the following:

	December 31,
	2013	2012
Demand deposits, noninterest-bearing	$25,702,000	$23,712,000
Demand deposits, interest-bearing (NOW), MMDA	36,148,000	34,591,000
Savings deposits	22,365,000	23,252,000
Time deposits of less than $100,000	21,000,000	21,375,000
Time deposits of $100,000 or more	7,298,000	8,795,000

Total deposits	$112,513,000	$111,725,000

At December 31, 2013, the scheduled maturities of time deposits are as follows:

Years Ending December 31,
2014	$11,265,000
2015	9,917,000
2016	3,411,000
2017	1,199,000
2018	1,643,000
Thereafter	863,000

Total	$28,298,000

Phoenix Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 8. Borrowings

The Company maintains a Master Agreement with the Federal Home Loan Bank of Pittsburgh (“FHLB”) to receive advances with terms varying from 1 day through 20 years. Maximum borrowing capacity with the FHLB as of December 31, 2013 was $47,105,000, of which $8,487,000 and $4,400,000 was outstanding at December 31, 2013 and 2012, as follows:

Fixed Rate Advances:

December 31, 2013				December 31, 2012
Issue Date	Maturity Date	Amount	Interest Rate	Issue Date	Maturity Date	Amount	Interest Rate
12/31/2013	1/14/2014	$4,987,000	0.24%	—	—	$—	—
10/8/2013	10/7/2016	1,500,000	1.08%	—	—	—	—
11/9/2010	11/9/2015	1,000,000	2.37%	11/9/2010	11/9/2015	1,000,000	2.37%
11/9/2010	11/9/2017	1,000,000	3.03%	11/9/2010	11/9/2017	1,000,000	3.03%

				12/31/2012	1/7/2013	1,400,000	0.19%
				10/8/2010	10/8/2013	1,000,000	1.51%

Total advances		$8,487,000		Total advances		$4,400,000

Weighted average rate		0.967%		Weighted average rate		1.631%

Advances from FHLB are secured by qualifying assets of the Company.

Note 9. Income Taxes

The provision for income taxes consists of the following:

	December 31,
	2013	2012
Current	$141,000	$210,000
Deferred	4,000	9,000

Total	$145,000	$219,000

Applicable income taxes for financial reporting differ from the amount computed by applying the statutory federal tax rate to income taxes before federal taxes. The reasons for these differences are as follows:

	December 31,
	2013	2012
Federal tax expense (benefit) on income at statutory rates	$237,000	$316,000
Other	—	(20,000)
Nondeductible expenses	9,000	17,000
Tax-exempt income	(101,000)	(94,000)

	$145,000	$219,000

Phoenix Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 9. Income Taxes (Continued)

The following temporary differences gave rise to the deferred tax assets and liabilities detailed below. Net deferred tax assets are included in other assets on the consolidated balance sheets as of December 31, 2013 and 2012.

	December 31,
	2013	2012
Deferred tax assets:
Intangible assets	$95,000	$103,000
Allowance for loan losses	360,000	369,000
Alternative minimum tax credit	—	6,000
Nonaccrual interest	21,000	13,000
Deferred employee benefits	24,000	60,000
Foreclosed real estate	39,000	39,000
Other	75,000	34,000

Total deferred tax assets	614,000	624,000

Deferred tax liabilities:
Depreciation	(297,000)	(330,000)
Goodwill	(157,000)	(142,000)
Deferred loan costs	(34,000)	(22,000)
Net unrealized gain on securities available for sale	(11,000)	(59,000)

Total deferred tax liabilities	(499,000)	(553,000)

Net deferred tax assets	$115,000	$71,000

The Company’s tax years that remain subject to examination by taxing authorities include 2009 through 2012. The Company had no unrecognized tax benefits at December 31, 2013 and 2012. There were no interest and penalties recognized in the consolidated balance sheets and statements of income in 2013 or 2012.

Note 10. Employee Benefit Plans

Retirement Plan: The Company sponsors a defined contribution retirement plan. Retirement plan expense was $86,000 in 2013 and $79,000 in 2012.

Bank-Owned Life Insurance: Effective July 1, 2010, the Company adopted a split dollar life insurance plan covering certain eligible participating employees. The Company is the owner of the policies and benefits are split with beneficiaries chosen by the employee as defined in the BOLI agreement. The life insurance investment is carried at the cash surrender value of the underlying policies. Income generated from the increase in cash surrender value of the policies is included in other income in the statements of income. The value of estimated liabilities payable to the beneficiaries was approximately $78,000 and $67,000, respectively, as of December 31, 2013 and 2012 and is recorded in other liabilities.

Note 11. Stock-based Compensation

The Company maintains the Phoenix Bancorp, Inc./Miners Bank Stock Appreciation Rights Plan (the “Plan”). The Plan permits the award of stock appreciation rights as bonus compensation. The Plan is intended to comply with and will be administered in accordance with Internal Revenue Code Section 409A. Accordingly, the Board

Phoenix Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 11. Stock-based Compensation (Continued)

of Directors awarded 26,000 stock appreciation right units in 2011 and 7,000 units in 2012 to eligible employees. Each stock appreciation right (“SAR”) awarded represents the right to receive an amount of cash equal to the excess of the fair market value of a share of the Company’s common stock on the vesting date over the base price, which for both the 2011 and 2012 awards is $35. At December 31, 2013, 3,500 SAR units that would have vested in June 2018 had been forfeited and a total of 29,500 units were outstanding.

Awards of SARs granted are expected to vest as follows:

Number of Units	Period Vested
10,000	February 2014
4,000	February 2015
8,500	February 2018
7,000	April 2019

29,500

The SARs are not transferable except as defined in the Plan. Vesting periods range from 3 years to 7 years from the grant date and assume the following: the grantee completes the specified years of service until vesting, does not become disabled or die before the vesting date, and there is not a change in control of the Company before the vesting date. The Company accounts for the SARs as a liability since the awards are payable and settled in cash. The Company utilizes the intrinsic value method to account for this liability. The Company records compensation expense ratably over the servicing period and adjusts for the changes in the intrinsic value of SARs at each reporting period. The expense recorded for the years ended December 31, 2013 and 2012, was $21,000 and $61,000, respectively. At December 31, 2013, $89,000 has been accrued and included in other liabilities since the stock trade price was above the base price of $35.

Note 12. Related Party Transactions

In the ordinary course of business, the Company grants loans to executive officers, directors, significant shareholders (greater than 10%) and related interests of such persons. These transactions were made on substantially the same terms and at those rates prevailing at the time for comparable transactions with others. A summary of loan activity with officers, directors, Board members, and significant shareholders and related interests of such persons is as follows:

	2013	2012
Balance, January 1	$1,366,000	$1,767,000
New loans	26,000	284,000
Repayments	(594,000)	(760,000)
Other changes	—	75,000

Balance, December 31,	$798,000	$1,366,000

Other changes arise from the separation from employment, reclassification of executive officers, or discontinuance of membership on the Board of Directors.

Related party deposits were $1,879,000 at December 31, 2013 and $2,081,000 at December 31, 2012. The Company pays legal fees to a law firm, in which a director is a partner, for legal services provided to the Company. The Company also pays rent to an entity in which two Board members are partners. The fees and rent paid to related parties totaled $93,000 for 2013 and $75,000 in 2012.

Phoenix Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 13. Financial Instruments with Off-Balance-Sheet Risk

The Company is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

Unless noted otherwise, the Company does not require collateral or other security to support financial instruments with off-balance-sheet credit risk.

Commitments to Extend Credit: Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty.

Unfunded commitments under commercial lines of credit, revolving credit lines, and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit may or may not be collateralized and usually contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

Standby Letters of Credit: Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support bonding and commercial business transactions. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds cash and marketable securities as full collateral supporting those commitments.

Collateral Requirements: To reduce credit risk related to the use of credit-related financial instruments, the Company might deem it necessary to obtain collateral. The amount and nature of the collateral obtained is based on the Company’s credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant and equipment, and real estate.

The Company has not incurred any losses nor recorded any liability on its commitments in 2013 or 2012.

Financial instruments whose contract amount represents credit risk were as follows:

	2013	2012
Commitments to extend credit	$10,972,000	$5,486,000

Standby letters of credit	$593,000	$536,000

Phoenix Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 14. Shareholders’ Equity

Small Business Lending Fund (“SBLF”): The SBLF is a $30 billion fund that encourages lending to small businesses by providing Tier 1 capital to qualified community banks with assets of less than $10 billion. The intent is for community banks and small businesses to work together to create jobs and promote economic growth in local communities across the nation. On July 19, 2011, the Company entered into a Securities Purchase Agreement (the “Agreement”) with the Secretary of the Treasury (the “Treasury”) as a result of its election to participate in the Treasury’s Small Business Lending Fund Program. The Agreement contains the terms and conditions on which the Company issued preferred stock to Treasury, which Treasury purchased using SBLF Funds.

Accordingly, the Board of Directors authorized 4,000 shares of Senior Non-Cumulative Perpetual Preferred Stock, $1,000 par value, of which 3,500 shares were issued to Treasury. Dividends are payable quarterly in arrears on the first day of each calendar quarter of each year. The dividend rate will be no more than 5% for the first two years and the rate falls to one percent if small business lending increases by 10% or more. Institutions that increase their lending by less than 10% pay rates between 2% and 4%. If an institution’s lending does not increase in the first two years, however, the rate increases to 7%, and after 4.5 years total, the rate for all institutions increases to 9% (if the institution has not already repaid the SBLF funding). The proceeds were immediately transferred by Phoenix Bancorp, Inc. to Miners Bank as equity capital contributions and qualify for inclusion in the Tier I capital of the Bank.

The Company is subject to certain periodic reporting requirements, covenants and restrictions which include certain related party transactions, maintenance of minimum capital requirements mandated by its primary regulators, mergers and consolidations of the Company and / or its subsidiaries, and restrictions on dividends and share repurchases as defined in the Agreement.

During 2013, the Company redeemed 875 shares, or 22%, of the preferred stock issued through the SBLF. The Company has 2,625 shares of preferred stock used through the SBLF that remain outstanding as of December 31, 2013. The Company paid dividends aggregating $29,000 and $35,000, representing an average rate of 1%, to the Treasury for the years ended December 31, 2013 and 2012, respectively.

Dividend Reinvestment and Stock Purchase Plan: During 2011, the Company implemented a Dividend Reinvestment and Stock Purchase Plan (“DRIP”) whereby the Company has offered up to 20,000 shares of common stock, par value $1.00 per share, for sale under its DRIP only to shareholders who reside in Pennsylvania and whose shares are registered in their name. Participation in DRIP by eligible shareholders is entirely voluntary.

Under DRIP, participants have the opportunity to purchase additional shares of the Company’s common stock using their cash dividends on their registered shares. Shares purchased by DRIP directly from the Company using cash dividends will be purchased at 95% of the fair market value of the shares. DRIP does not permit shareholders to make optional cash payments to purchase additional shares under DRIP so that it may qualify for an exemption from registration for the sale of common stock under the Pennsylvania Securities Act of 1972 (the “1972 Act”). Participation in DRIP is limited to registered shareholders who own at least 10 shares of the Company’s common stock and who are bona fide Pennsylvania residents. There were 2,470 shares and 2,630 shares issued under DRIP for the years ended December 31, 2013 and 2012.

Capital Ratios: The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory – and possibly additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and

Phoenix Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 14. Shareholders’ Equity (Continued)

Capital Ratios (Continued):

the regulatory framework for prompt correction action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2013 and 2012, the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2013, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. Prompt corrective action provisions are not applicable to bank holding companies. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage ratios as set forth in the table. There are no conditions or events since the notification that management believes have changed the Bank’s category. Consolidated and Bank’s actual capital amounts and ratios are presented in the following table (in thousands).

	Actual			For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio		Amount		Ratio		Amount		Ratio
As of December 31, 2013:
Total Risk Based Capital (to Risk Weighted Assets)
Bank	$15,980	15.42%	≥	$8,289	≥	8.00%	≥	$10,361	≥	10.00%
Consolidated	16,714	16.09%	≥	8,313	≥	8.00%		N/A		N/A
Tier I Capital (to Risk Weighted Assets)
Bank	$14,753	14.24%	≥	$4,144	≥	4.00%	≥	$6,216	≥	6.00%
Consolidated	15,487	14.90%	≥	4,156	≥	4.00%		N/A		N/A
Tier I Capital (to Average Assets)
Bank	$14,753	10.94%	≥	$5,393	≥	4.00%	≥	$6,741	≥	5.00%
Consolidated	15,487	11.47%	≥	5,399	≥	4.00%		N/A		N/A

As of December 31, 2012:
Total Risk Based Capital (to Risk Weighted Assets)
Bank	$15,345	15.60%	≥	$7,871	≥	8.00%	≥	$9,839	≥	10.00%
Consolidated	15,775	15.97%	≥	7,904	≥	8.00%		N/A		N/A
Tier I Capital (to Risk Weighted Assets)
Bank	$14,118	14.35%	≥	$3,936	≥	4.00%	≥	$5,903	≥	6.00%
Consolidated	14,548	14.73%	≥	3,952	≥	4.00%		N/A		N/A
Tier I Capital (to Average Assets)
Bank	$14,118	10.74%	≥	$5,257	≥	4.00%	≥	$6,571	≥	5.00%
Consolidated	14,548	11.04%	≥	5,272	≥	4.00%		N/A		N/A

Phoenix Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 14. Shareholders’ Equity (Continued)

Capital Ratios (Continued):

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to Phoenix Bancorp, Inc. The amount of total dividends, which may be paid at any date, is generally limited to the retained earnings of the Bank. Furthermore, dividend payments would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements.

Note 15. Fair Value

Fair Value Measurements: The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Accounting guidance defines the fair value of a financial instrument as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

If there has been a significant decrease in the volume and the level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions. A three-level hierarchy exists for fair value measurements based upon the inputs to the valuation of an asset or liability. The classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

Level 1:	Valuation is based on quoted prices in active markets for identical assets or liabilities;

Level 2:	Valuation is determined from observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument;

Level 3:	Valuation is derived from model-based and other techniques in which one significant input is unobservable in the market and which may be based on the Company’s own estimates about assumptions that a market participant would use to value the asset or liability.

The following table presents the Company’s financial assets measured at fair value on a recurring basis by level within the fair value hierarchy:

December 31, 2013	Level 1	Level 2	Level 3	Total
Securities available for sale:
State and political subdivisions	$—	$3,716,000	$—	$3,716,000
U.S. government-sponsored enterprises (“GSE”)	—	4,597,000	—	4,597,000
Mortgage-backed - GSE - residential	—	3,810,000	—	3,810,000
Corporate	—	508,000	—	508,000
Equity securities	460,000	—	—	460,000

Total	$460,000	$12,631,000	$—	$13,091,000

Phoenix Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 15. Fair Value (Continued)

Fair Value Measurements (Continued):

December 31, 2012	Level 1	Level 2	Level 3	Total
Securities available for sale:
State and political subdivisions	$—	$3,561,000	$—	$3,561,000
U.S. government-sponsored enterprises (“GSE”)	1,594,000	5,642,000		7,236,000
Mortgage-backed - GSE - residential	—	1,198,000	—	1,198,000
Corporate	261,000	249,000		510,000
Equity securities	339,000	—	—	339,000

Total	$2,194,000	$10,650,000	$—	$12,844,000

Available-for-sale debt securities are measured at fair value using quoted prices from an independent third party that provides valuation services by using quotes for similar assets, with similar terms, in actively traded markets and are classified as Level 2 in the fair value hierarchy.

The following table presents the Company’s financial assets subject to fair value adjustments on a nonrecurring basis by level within the fair value hierarchy:

December 31, 2013	Level 1	Level 2	Level 3	Total
Financial Assets:
Impaired loans, net	$—	$—	$731,000	$731,000

December 31, 2012	Level 1	Level 2	Level 3	Total
Financial Assets:
Impaired loans, net	$—	$—	$291,000	$291,000

Impaired loans that are collateral dependent are written down to fair value through the establishment of specific reserves. These loans are measured at the fair value of collateral less estimated disposition costs. The collateral is primarily real estate whose value is based on appraisals performed by certified appraisers. These values are generally adjusted based on management’s knowledge of changes in market conditions or other factors. Since the adjustments may be significant, are based on management’s estimates and are generally unobservable, they have been classified as Level 3.

The following table provides information describing the valuation techniques used to determine nonrecurring fair value measurements

	Quantitative Information About Level III Fair Value Measurements
December 31, 2013	Fair Value	Valuation Technique(s)	Unobservable Inputs	Range (Weighted Average)
Impaired loans, net	$731,000	Appraisal of collateral (1)	Appraisal adjustments (2)	0 - 44% (30%	)

(1)	Fair value is generally determined through independent appraisals of the underlying collateral, which include various Level III inputs which are not identifiable, less any associated allowance.
(2)	Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range and weighted average of liquidation expenses and other appraisal adjustments are presented as a percentage of the appraisal.

Phoenix Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 15. Fair Value (Continued)

Fair Value Measurements (Continued):

	Quantitative Information About Level III Fair Value Measurements
December 31, 2012	Fair Value	Valuation Technique(s)	Unobservable Inputs	Range (Weighted Average)
Impaired loans, net	$291,000	Appraisal of collateral (1)	Appraisal adjustments (2)	0 - 35% (35%	)

(1)	Fair value is generally determined through independent appraisals of the underlying collateral, which include various Level III inputs which are not identifiable, less any associated allowance.
(2)	Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range and weighted average of liquidation expenses and other appraisal adjustments are presented as a percentage of the appraisal.

Fair Value of Financial Instruments: In addition to the disclosures of financial instruments recorded at fair value, generally accepted accounting principles require the disclosure of the estimated fair value for certain of the Company’s financial instruments. The majority of the Company’s assets and liabilities are considered financial instruments. However, many of these instruments lack an available market. In addition, the Company’s general practice and intent is to hold its financial instruments to maturity. The Company has considered the fair value measurement criteria as described above for financial instruments measured on a recurring and nonrecurring basis. Fair value estimates have been determined based on the methodologies management considers most appropriate for each financial instrument.

The carrying value of the following short-term financial instruments approximates their fair value. These instruments generally have limited credit exposure, no stated or short-term maturities, and carry interest rates that approximate market.

•	Cash and cash equivalents

•	Certificates of deposit

•	Restricted stock

•	Accrued interest receivable

•	Demand, savings, and NOW deposits

•	Accrued interest payable

The fair value methodology for securities available for sale is described above. Securities held to maturity are similarly measured using quoted prices from an independent third party that provides valuation services by using quotes for similar assets, with similar terms, in actively traded markets.

For short-term loans and variable rate loans which reprice within 90 days, the carrying value was considered to approximate fair value. For other types of loans, fair value was estimated by discounting cash flows using interest rates approximating current market rates for similar loans and adjusted to reflect credit risk. Where quoted market prices are available, such market prices were used as estimates for fair value.

The fair values of time deposits were estimated by discounting contractual cash flows using the current market rates for instruments with similar maturities.

Phoenix Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 15. Fair Value (Continued)

Fair Value of Financial Instruments (Continued):

The estimated fair values of borrowings are based on the discounted value of estimated cash flows. The discount rate is estimated using current market rates for similar instruments.

The fair value of commitments to extend credit is estimated using the fees currently charged for similar agreements. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of standby letters of credit is based on fees currently charged for similar agreements plus the estimated cost to terminate or otherwise settle the obligations. Fair values of unrecognized financial instruments are considered immaterial.

The following are the estimated fair values of the Company’s financial instruments as of December 31 (in thousands):

	2013
	Carrying Value	Level I	Level II	Level III	Fair Value
Financial assets:
Cash and cash equivalents	$3,743,000	$3,743,000	$—	$—	$3,743,000
Certificates of deposit	1,250,000	1,250,000	—	—	1,250,000
Securities available for sale	13,091,000	460,000	12,631,000	—	13,091,000
Restricted Stock	586,000	586,000	—	—	586,000
Loans receivable	111,016,000	—	—	112,755,000	112,755,000
Accrued interest receivable	411,000	411,000	—	—	411,000

Financial liabilities:
Demand, savings, and NOW deposits	84,215,000	84,215,000	—	—	84,215,000
Time deposits	28,298,000	—	—	29,198,000	29,198,000
Borrowings	8,487,000	—	—	8,614,000	8,614,000
Accrued interest payable	48,000	48,000	—	—	48,000

	2012
	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$2,482,000	$2,482,000
Certificates of deposit	1,250,000	1,250,000
Securities available for sale	12,844,000	12,844,000
Restricted Stock	449,000	449,000
Loans receivable	108,166,000	109,756,000
Accrued interest receivable	380,000	380,000

Financial liabilities:
Demand, savings, and NOW deposits	81,555,000	81,555,000
Time deposits	30,170,000	30,481,000
Borrowings	4,400,000	4,558,000
Accrued interest payable	61,000	61,000

Phoenix Bancorp, Inc. and Subsidiary

Consolidated Balance Sheet

	June 30, 2014	December 31, 2013
	(Unaudited)	(Audited)
Assets:
Cash and Due From Banks	$2,998,000	$3,589,000
Interest-bearing deposits with other banks	313,000	154,000

Cash and cash equivalents	3,311,000	3,743,000
Certificates of Deposit	750,000	1,250,000
Available for sale securities	13,646,000	13,091,000
Restricted Stock	389,000	586,000
Total Loans	115,897,000	112,243,000
Allowance for Loan Losses	(1,256,000)	(1,227,000)

Total Loans Net of Allowance	114,641,000	111,016,000

Accrued interest receivable	366,000	411,000
Premises and equipment	2,960,000	2,888,000
Goodwill	689,000	689,000
Bank owned life insurance	3,609,000	3,560,000
Other assets	1,143,000	530,000

Total Assets	$141,504,000	$137,764,000

Liabilities:
Demand deposits	$27,922,000	$25,702,000
Savings and NOW Deposits	60,897,000	58,513,000
Time deposits	30,738,000	28,298,000

Total Deposits	119,557,000	112,513,000

Borrowings	4,650,000	8,487,000
Accrued interest payable	41,000	48,000
Other liabilities	702,000	520,000

Total Liabilities	124,950,000	121,568,000

Shareholders’ Equity:
Preferred stock ($1,000 par value; 4,000 shares authorized; 2,625 shares issued and outstanding at September 30, 2014 and December 31, 2013)	2,625,000	2,625,000
Common stock ($1.00 par value; 10,000,000 shares authorized; 336,376 shares issued and outstanding at September 30, 2014 and December 31, 2013)	336,000	336,000
Additional paid in capital	6,034,000	6,018,000
Retained earnings	8,772,000	8,670,000
Accumulated other comprehensive income	240,000	20,000
Treasury stock (54,170 and 55,781 shares at September 30, 2014 and December 31, 2013, respectively, at cost)	(1,453,000)	(1,473,000)

Total Shareholders’ Equity	16,554,000	16,196,000

Total Liabilities and Shareholders’ Equity	$141,504,000	$137,764,000

See Notes to Unaudited Consolidated Financial Statements.

Phoenix Bancorp, Inc. and Subsidiary

Unaudited Consolidated Income Statement - Six Months

	June 30, 2014	June 30, 2013
	(Unaudited)	(Unaudited)
Interest Income:
Loans	$2,759,000	$2,848,000
Securities available for sale	149,000	105,000
Federal funds sold and certificates of deposit	6,000	6,000

Total Interest Income	2,914,000	2,959,000

Interest Expense:
Savings and NOW deposits	60,000	74,000
Time deposits	130,000	171,000
Borrowings	39,000	36,000

Total Interest Expense	229,000	281,000

Net Interest Income	2,685,000	2,678,000
Provision for Loan Losses	68,000	70,000

Net interest income after provision for loan losses	2,617,000	2,608,000

Non-Interest Income:
Service Charges and fees on deposits	240,000	237,000
Other Income	124,000	58,000
Gain on sale of mortgage loans, net	45,000	55,000

Total Non-Interest Income	409,000	350,000

Non-Interest Expense:
Salaries and employee benefits	1,447,000	1,483,000
Occupancy	448,000	387,000
Federal deposit insurance	49,000	43,000
Other assessments and taxes	84,000	75,000
Amortization of intangibles	—	23,000
Director fees	47,000	51,000
Professional fees	179,000	119,000
Data processing	302,000	240,000
Office supplies	58,000	38,000
Postage and courier	20,000	18,000
Telephone	41,000	28,000
Other Expenses	83,000	157,000

Total Non-Interest Expense	2,758,000	2,662,000

Income Before Taxes	268,000	296,000

Provision for Federal Income Taxes	41,000	62,000

Net Income	227,000	234,000

Preferred stock dividend	13,000	15,000

Net Income available to common shareholders	$214,000	$219,000

See Notes to Unaudited Consolidated Financial Statements.

Phoenix Bancorp, Inc. and Subsidiary

Unaudited Consolidated Statements of Cash Flows

	June 30, 2014	June 30, 2013
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities
Net income	$227,000	$234,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	185,000	162,000
Net amortization (accretion) of premiums and discounts on investment securities	47,000	47,000
Provision for loan losses	68,000	70,000
Amortization of intangible assets	—	23,000
Gain on sale of premises and equipment	(57,000)	(3,000)
Gains on securities available-for-sale	—	—
Gain on sale of mortgage loans, net	(45,000)	(55,000)
Originations of mortgage loans sold	(999,000)	(2,587,000)
Proceeds from mortgage loans sold	1,044,000	2,642,000
Earnings on Bank owned life insurance	(58,000)	(49,000)
Changes in:
Accrued interest receivable	45,000	(15,000)
Other assets and prepaid FDIC assessment	(94,000)	31,000
Accrued interest payable	(7,000)	(6,000)
Other liabilities	182,000	(192,000)

Net cash provided by operating activities	538,000	302,000

Cash Flows from Investing Activities
Redemptions of certificates of deposit	500,000	—
Purchases of securities available-for-sale	(2,002,000)	(2,206,000)
Proceeds from maturities, calls, and paydowns of securities available-for-sale	1,599,000	2,394,000
Redemptions (purchases) of restricted stock	197,000	64,000
Net increase in loans	(4,173,000)	(1,322,000)
Purchases of premises and equipment	(330,000)	(62,000)
Proceeds from sale of premises and equipment	122,000	18,000

Net cash used in investing activities	(4,087,000)	(1,114,000)

Cash Flows from Financing Activities
Increase in demand deposits	2,220,000	1,428,000
Increase (decrease) in savings, NOW and time deposits	4,824,000	(7,000)
Repayment of borrowings	(3,837,000)	(650,000)
Proceeds from issuance of common stock	—	1,044,000
Proceeds from issuance of preferred stock	—	(875,000)
Proceeds from issuance of treasury stock, net	36,000	125,000
Dividends paid	(126,000)	(114,000)

Net cash provided by financing activities	3,117,000	951,000

Increase (decrease) in cash and cash equivalents	(432,000)	139,000
Cash and Cash Equivalents, January 1	3,743,000	2,482,000

Cash and Cash Equivalents, June 30	$3,311,000	$2,621,000

Supplemental Disclosure of Cash Flow Information:
Cash Paid During the Year for:
Interest	$236,000	$336,000

Income taxes paid	$—	$145,000

Noncash item: Dividends payable	$63,000	$56,000

Transfer of Loans to Other Real Estate Owned	$519,000	$100,000

See Notes to Unaudited Consolidated Financial Statements.

Phoenix Bancorp, Inc. and Subsidiary

Notes to (Unaudited) Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies

Description of Business: Phoenix Bancorp, Inc. is a bank holding company headquartered in Minersville, Pennsylvania. Through its wholly owned subsidiary, Miners Bank (collectively, the “Company”), the Company provides individuals, corporations and other businesses, commercial and retail banking services, principally loans and deposits. Phoenix Bancorp, Inc. (“Phoenix”) was incorporated in 1987 under the laws of the Commonwealth of Pennsylvania for the sole purpose of becoming the holding company of Miners Bank (the “Bank”). Phoenix is subject to regulation by the Federal Reserve Bank of Philadelphia.

The Bank is a commercial bank incorporated in 1935 under the laws of the Commonwealth of Pennsylvania. The Company is chartered by the Pennsylvania Department of Banking and insured by the Federal Deposit Insurance Corporation. The Company maintains its principal office in Minersville, Pennsylvania but also has full-service branch offices in Frackville, Tremont, and Conyngham, Pennsylvania. The Company provides financial services primarily to Schuylkill County and the surrounding Pennsylvania counties.

Principles of Consolidation: The accompanying consolidated financial statements include the accounts of Phoenix and its wholly owned subsidiary, the Bank. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates: The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, the determination of goodwill impairment, and the fair value of investment securities available for sale.

Cash and Cash Equivalents: Cash and cash equivalents include cash and due from banks, and interest-bearing deposits with banks, all of which mature within 90 days.

Investment Securities: Management determines the appropriate classification of investments at the time of purchase. As of June 30, 2014 (unaudited), the Company classifies all of its securities as available for sale.

Securities that are classified as available for sale are stated at fair value. Unrealized gains and losses on securities available for sale are excluded from results of operations and are reported as other comprehensive income or loss, on a separate statement, net of taxes. Securities classified as available for sale include securities that may be sold in response to changes in interest rates, changes in prepayment risks or for asset/liability management purposes.

The cost of investment securities is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization or accretion recorded as adjustments to interest and dividends are included in interest income from investments. Realized gains and losses are included in gain on sale of investment securities in the consolidated statements of income. Gains and losses on the sale of securities are recorded on the trade date and are determined based on the specific-identification method.

Investment Securities: Management periodically evaluates securities for other-than-temporary impairment when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) the intent and ability of the Company to retain its investment in the issuer for a period of time

Phoenix Bancorp, Inc. and Subsidiary

Notes to (Unaudited) Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies (Continued)

Investment Securities (Continued):

sufficient to allow for any anticipated recovery in fair value, and (4) whether it is not more likely than not that the Company will be required to sell the investment before recovery of its amortized cost basis, which may be maturity. Factors affecting the determination of whether an other-than-temporary impairment has occurred include a downgrading of the security by a rating agency, a significant deterioration in the financial condition of the issuer, whether the Company intends to sell the security, or it is more likely than not that the Company will be required to sell the security before recovery of the cost basis, which may be maturity. In instances when a determination is made that an other-than-temporary impairment exists but the investor does not intend to sell the debt security or it is more likely than not that it will not be required to sell the debt security prior to its anticipated recovery, the other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income or loss.

Restricted Stock: The Company holds investments in the common stocks of Atlantic Central Bankers Bank (“ACBB”) and Federal Home Loan Bank (“FHLB”) of Pittsburgh. These investments in restricted stock are carried at cost. The stock has no quoted market value and is subject to redemption restrictions. Management reviews for impairment based on the ultimate recoverability of the cost basis in the stock. Management considers such criteria as the significance of the decline in net assets, if any, the length of time the situation has persisted, commitments by the institution to make payments required by law or regulation, the impact of legislative and regulatory changes on the customer base of the institution, and the liquidity position of the institution. As of June 30, 2014 (unaudited), the Company’s holdings of restricted stock were not deemed impaired.

Certificates of Deposit: Certificates of deposit mature within two years and are carried at cost.

Loans: The Company makes commercial, real estate, and consumer loans to customers. A substantial portion of the loan portfolio is represented by loans in Schuylkill County and neighboring counties in Pennsylvania. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area. Loans that are intended to be held in the portfolio are stated at the outstanding principal amount, adjusted for the allowance for loan losses and any deferred fees or costs on originated loans. Interest income on loans is recognized as earned based on contractual interest rates applied to daily principal amounts outstanding.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Phoenix Bancorp, Inc. and Subsidiary

Notes to (Unaudited) Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies (Continued)

Loans – Nonaccrual: Loans are placed on nonaccrual status and the accrual of interest income ceases, when a default of principal or interest exists for a period of 90 days except when, in management’s judgment, the collection of principal and interest is reasonably anticipated (i.e., the loan is well secured and in the process of collection). Interest receivable on nonaccrual loans previously credited to interest income is reversed. Nonaccrual loans are generally not returned to accruing status until principal and interest payments have been brought current for a reasonable period of time, generally six months, and full collectability is reasonably assured.

Loans Held for Sale: The Bank periodically originates loans for sale within the secondary market. Loans held for sale are residential mortgages that the Bank has the intent to sell in the near term, servicing released. These loans are carried at the lower of aggregate cost or fair market value. Gains and losses on sales of loans are recognized on the settlement date and are determined by the difference between sale proceeds and the carrying value of the loans. All sales are made without recourse. There were no loans held for sale at June 30, 2014 (unaudited).

Concentration of Credit Risk: The Company’s loans are generally to diversified customers in Schuylkill, Luzerne and surrounding counties. Loan participations purchased represent approximately 23 percent of the portfolio. Generally, loans are collateralized by real estate and other assets of the borrower and are expected to be repaid from the cash flow or proceeds from collateral liquidation.

Loan Fees: Loan fees and direct costs associated with loan originations are netted and deferred. The deferred amount is recognized as an adjustment to loan interest over the term of the related loans using the interest method.

Allowance for Loan Losses: The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses. Loans that are determined to be uncollectible are charged against the allowance account, and subsequent recoveries, if any, are credited to the allowance. Management’s periodic evaluation of the allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Such periodic assessments may, in management’s judgment, require the Company to recognize additions or reductions to the allowance.

Various regulatory agencies periodically review the adequacy of the Company’s allowance for loan losses as an integral part of their examination process. Such agencies may require the Company to recognize additions or reductions to the allowance based on their evaluation of information available to them at the time of their examination. It is reasonably possible that the above factors may change significantly and, therefore, affect management’s determination of the allowance for loan losses in the near term.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. Impairment is measured on a loan-by-loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The general component covers non-classified loans and is based on historical charge-off experience and expected losses given the Company’s internal risk rating process. Other qualitative adjustments are made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not reflected in the historical loss or risk

Phoenix Bancorp, Inc. and Subsidiary

Notes to (Unaudited) Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses (Continued):

rating data. These qualitative factors include trends in classified loans, charge-offs, delinquencies and nonaccruals, changes in loan policy and underwriting standards, changes in credit personnel, industry conditions, national and local economic conditions, concentrations, etc.

Impaired loans also include troubled debt restructurings (“TDRs”), if any, where management has modified loan terms and made concessions to borrowers in financial difficulty. Consequently, the allowance for loan losses related to TDRs is based on discounted cash flows using the loan’s initial effective interest rate or the fair value of the collateral for certain collateral-dependent loans. Large groups of smaller-balance homogeneous loans are collectively evaluated for impairment.

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales when all of the components meet the definition of a participating interest and when control over the assets has been surrendered. A participating interest generally represents (1) a proportionate (pro rata) ownership interest in an entire financial asset, (2) a relationship where from the date of transfer all cash flows received from the entire financial asset are divided proportionately among the participating interest holders in an amount equal to their share of ownership, (3) the priority of cash flows has certain characteristics, including no reduction in priority, subordination of interest, or recourse to the transferor other than standard representation or warranties, and (4) no party has the right to pledge or exchange the entire financial asset unless all participating interest holders agree to pledge or exchange the entire financial asset. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed and charged to expense using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized to expense over the shorter of the term of the respective lease or the estimated useful life of the improvements.

Foreclosed Assets: Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less costs to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosures, valuations are periodically performed and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations, changes in the valuation allowance and realized gains and losses are included in other income. The Company held $519,000 in foreclosed assets at June 30, 2014 (unaudited).

Bank-Owned Life Insurance and Benefit Liability: The Company invests in bank-owned life insurance (“BOLI”) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Company on a group of employees as described in Note 10. Effective July 1, 2010, the Company adopted a split dollar life insurance plan covering certain eligible participating employees.

Intangible Assets: Core deposit intangible assets are amortized on a straight-line basis over the average expected life of the deposit base acquired (five to seven years). The Company no longer has any core deposit intangible assets on the balance sheet.

Phoenix Bancorp, Inc. and Subsidiary

Notes to (Unaudited) Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies (Continued)

Goodwill: Goodwill represents the excess of the cost over fair value of net assets in a business acquisition accounted for as a purchase in 2003. Goodwill is tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset may be impaired. As of June 30, 2014 (unaudited), management has determined that goodwill was not impaired.

Treasury Stock: Treasury stock is recorded at cost. The subsequent disposition or sale of the treasury stock is recorded using the average cost inventory method.

Retirement Plans: The Company sponsors a 401(k) savings plan, which is a qualified defined contribution plan and a funded deferred compensation plan. Retirement plans are more fully described in Note 10.

Stock-Based Compensation: The Company has a Stock Appreciation Rights Plan (“SARs”) covering eligible employees. The Company accounts for the SARs as a liability since the awards are payable in cash. The Company utilizes the intrinsic value method to account for this liability and records compensation expense ratably over the service period adjusting for changes in the intrinsic value of SARs at each reporting period.

Income Taxes: Income tax accounting results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities. Enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that all or some portion of the deferred tax asset will not be realized. No valuation allowance was established at June 30, 2014 (unaudited), in view of the Company’s ability to carryback taxes paid in previous years and certain tax strategies and anticipated future taxable income as evidenced by the Company’s earnings potential.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that ultimately would be sustained. The benefit of a tax position is recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more likely than not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more likely than not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.

Interest and penalties associated with unrecognized tax benefits would be recognized in income tax expense on the income statement.

Earnings Per Share: Earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period, adjusted for treasury stock. The Company’s basic and diluted earnings per share are the same since there are no dilutive potential shares of common stock or common stock equivalents outstanding.

Phoenix Bancorp, Inc. and Subsidiary

Notes to (Unaudited) Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies (Continued)

Comprehensive Income: Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. However, certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as accumulated other comprehensive income (loss), a separate component of the equity section of the consolidated balance sheet. Such items, along with net income, are components of comprehensive income, as presented in the consolidated statement of comprehensive income.

Note 2. Cash and Due from Banks

The Company maintains various deposit accounts with other banks to meet normal funds transaction requirements, to satisfy minimum deposit requirements, and to compensate other banks for certain correspondent services. The Company’s subsidiary bank is required to maintain average balances on hand with the Federal Reserve Bank. These balances approximated $514,000 at June 30, 2014 (unaudited). The Federal Deposit Insurance Corporation insures these accounts up to $250,000 per account. Management is responsible for assessing the credit risk of its correspondent banks. The withdrawal or usage restrictions of these balances did not have a significant impact on the operations of the Company as of June 30, 2014 (unaudited).

Note 3. Investment Securities

The amortized cost and fair value of securities at June 30, 2014 (unaudited), were as follows:

	June 30, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Unaudited)
Securities available for sale:
State and political subdivisions	$3,735,000	$79,000	$(19,000)	$3,795,000
U.S. government-sponsored enterprises (“GSE”)	4,011,000	12,000	(12,000)	4,011,000
Mortgage-backed - GSE - residential	4,740,000	31,000	(30,000)	4,741,000
Corporate	502,000	4,000	—	506,000
Equity securities	294,000	299,000	—	593,000

	$13,282,000	$425,000	$(61,000)	$13,646,000

The tables in Note 3 do not include the Company’s holdings of $389,000 in restricted stock as of June 30, 2014 (unaudited).

For the first six months of 2014 (unaudited) there were no sales of securities available for sale.

Securities with an approximate fair value of $11,005,000 at June 30, 2014 (unaudited), were pledged to secure public deposits, to secure discount window borrowings, and for other purposes required or permitted by law.

Phoenix Bancorp, Inc. and Subsidiary

Notes to (Unaudited) Consolidated Financial Statements

Note 3. Investment Securities (Continued)

The amortized cost and fair value of securities at June 30, 2014 (unaudited), by contractual maturity, are shown below. Expected maturities for mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

	Amortized Cost	Fair Value
	(Unaudited)
Securities available for sale:
Due within one year or less	$751,000	$757,000
Due within one through five years	4,588,000	4,627,000
Due within five through ten years	1,888,000	1,900,000
Due after ten years	1,021,000	1,028,000

Mortgage-backed - GSE - residential	4,740,000	4,741,000
Equity securities	294,000	593,000

	$13,282,000	$13,646,000

The following table presents gross unrealized losses and fair value of investments aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2014 (unaudited).

	Less than 12 Months		12 Months or More		Total
June 30, 2014	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Unrealized Losses
	(Unaudited)
Available for sale:
State and political subdivisions	$—	$—	$495,000	$(19,000)	$495,000	$(19,000)
U.S. government-sponsored enterprises (“GSE”)	136,000	(1,000)	1,248,000	(11,000)	1,384,000	(12,000)
Mortgage-backed - GSE - residential	—	—	2,117,000	(30,000)	2,117,000	(30,000)

	$136,000	$(1,000)	$3,860,000	$(60,000)	$3,996,000	$(61,000)

There are 10 securities at an unrealized loss position at June 30, 2014 (unaudited). Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the loss attributable to credit impairment recognized in net income in the period in which the other-than-temporary impairment is identified. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investments nor does the Company expect to not recover the amortized cost basis. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired.

Phoenix Bancorp, Inc. and Subsidiary

Notes to (Unaudited) Consolidated Financial Statements

Note 4. Loans

Loans are summarized as follows:

June 30, 2014
(Unaudited)
Commercial loans	$84,962,000
Residential real estate loans	24,745,000
Consumer loans	6,190,000

Total loans	115,897,000
Less:
Allowance for loan losses	1,256,000

Loans, net	$114,641,000

Deferred loan fees, net of costs, were approximately $294,000 at June 30, 2014 (unaudited), and are presented with the related loan segments. Unearned income for consumer loans of $372,000 at June 30, 2014 (unaudited), has also been reflected in the above loan segments.

Note 5. Credit Quality

Loan Origination/Risk Management: The Company has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis. A reporting system supplements the review process by providing management with frequent reports related to loan production, loan quality, concentration of credit, loan delinquencies, and nonperforming and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions.

Commercial loans are primarily made based on the available cash flows of the borrower and secondarily on the underlying collateral provided by the borrower which may include real estate. Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory or the real estate where the business is located and may incorporate a personal guarantee to attempt to reduce the risk of loss. Some short-term loans may be made on an unsecured basis. The risk of loss on commercial business loans is substantially greater than the risk of loss from residential real estate lending. Commercial lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the business or the property securing the loan or the business conducted on the property securing the loan. The nature of these loans is varied and includes commercial real estate loans (“CRE”), commercial and industrial loans (“C&I”), and, to a much lesser extent, construction loans and loans to state and political subdivisions. Commercial loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company’s commercial real estate portfolio are diverse in terms of type and geographic location. The Company seeks to minimize these risks in a variety of ways, including limiting the size and loan-to-value ratios on its commercial real estate loans as well as participating in similar commercial credits originated by other financial institutions. These loans are subject to the same underwriting criteria as loans originated by the Company prior to being purchased. Management monitors and evaluates all commercial loans based on collateral, geography, and risk grade criteria.

Residential real estate loans lending involves lending to consumers through first and second lien mortgage loans and home lines of credit secured by residential properties generally located within the Company’s market area. Because payments on these loans are highly dependent upon the borrower’s financial condition and real

Phoenix Bancorp, Inc. and Subsidiary

Notes to (Unaudited) Consolidated Financial Statements

Note 5. Credit Quality (Continued)

Loan Origination/Risk Management (Continued):

estate values, the Company analyzes credit scores, financial stability, and general local and national economic conditions. The Company carefully evaluates collateral values on the secured property to insure the Company is fully protected at the time of origination. However, fluctuations in real estate values and the borrower’s financial condition may change over time, thus affecting the Company’s collateral position and the borrower’s ability to meet their contractual obligations. The Company minimizes its risk by primarily lending to its customers on first mortgages.

Consumer loans generally involve more risk than first mortgages. Consumer loans are generally originated at higher rates than residential mortgage loans but also tend to have a higher risk than residential loans due to the loan being unsecured or secured by rapidly depreciable assets.

Age Analysis of Past-Due Loans: The following tables represent an aging of loans by category as of June 30, 2014 (unaudited). The tables present the principal amount outstanding on the loans which may be past due for principal and/or interest payments contractually due.

June 30, 2014	30 - 59 Days Past Due	60 - 89 Days Past Due	90+ Days and Still Accruing	Nonaccrual	Total Past Due	Current	Total Loans
Commercial:	(Unaudited)
Originations	$445,000	$—	$—	$175,000	$620,000	$57,542,000	$58,162,000
Participations purchased	—	—	—	—	—	26,800,000	26,800,000

Total commercial	445,000	—	—	175,000	620,000	84,342,000	84,962,000
Residential real estate	348,000	—	—	296,000	644,000	24,101,000	24,745,000
Consumer	29,000	6,000	—	81,000	116,000	6,074,000	6,190,000

Total	$822,000	$6,000	$—	$552,000	$1,380,000	$114,517,000	$115,897,000

Credit Quality Classifications: The Company assigns internal credit classifications at the inception of each loan. These ratings are reviewed by an independent third party on an annual basis as well as periodic internal reviews when loans are renewed or if the Company experiences delinquencies in contractual expectations that would cause a downgrade in the quality of the loan. For residential real estate loans and consumer loans, the Company uses performing versus nonperforming information as the best indicator of credit quality. If this type loan becomes in default for a period of 90 days or more or when the contractual collection of principal or interest are in doubt, the loan would be placed on nonaccrual status and the credit quality would be downgraded to watch or substandard from satisfactory for these loan segments. The following definitions summarize the basis for each classification.

Excellent credit classifications will generally reflect a credit, which is fully secured by cash and/or near cash investments.

Good credit classifications will generally exhibit little or no credit risk, positive financial trends, strong and stable management, and minimal exposure to macro and/or micro economic fluctuations. The credits will also generally have a clean credit history and above average loan to value ratio relative to the collateral strength.

Satisfactory credit classifications will generally exhibit consistent performance in meeting cash flow needs, display strong competent management capabilities and offer satisfactory collateral with easily determinable values that meet or exceed the Company’s minimum loan to value ratio.

Phoenix Bancorp, Inc. and Subsidiary

Notes to (Unaudited) Consolidated Financial Statements

Note 5. Credit Quality (Continued)

Credit Quality Classifications (Continued):

Fair credit classifications will generally exhibit satisfactory performance in meeting cash flow needs, display satisfactory management capabilities, and offer readily marketable collateral that meets, at a minimum, the Company’s minimum loan to value ratio.

Special Mention credit classifications will generally contain some weaknesses, but the risk of loss is considered to be minimal. Generally, the collateral may be subject to deterioration, proper documentation may be lacking, or economic conditions may have a severe adverse impact on the customer. Delinquencies may be increasing and financial trends may also show deterioration, but not to the point where repayment is considered to be in jeopardy.

Watch credit classifications will generally contain emerging problems such as incomplete documentation, questionable collateral values, unmarketable collateral, or lack of timely financial information. These credits are subject to a higher level of monitoring by the Company.

Substandard credit classifications will generally be characterized by well-defined weaknesses. The weaknesses will evidence a significant probability that the credit will not be repaid in full if the weaknesses are not corrected. Generally, substandard credits will lack a consistent net worth, liquidity and repayment capacity. Loans in this category need impairment consideration.

Loss credits are those where a borrower is deemed incapable of repayment of unsecured debt, including portions of those credits where collateral value is insufficient to fully cover the recorded amount of the loan and charged-off immediately. Loans or portions of loans to such borrowers are considered uncollectible and of such little value that continuance as active assets of the Bank is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off these basically worthless assets even though partial recovery may occur in the future.

Doubtful credits have more than a probable likelihood of loss. The borrower is usually unable to repay the loan through the primary sources. Repayment will likely occur through liquidation of collateral. Management will automatically deem these loans impaired.

Phoenix Bancorp, Inc. and Subsidiary

Notes to (Unaudited) Consolidated Financial Statements

Note 5. Credit Quality (Continued)

Credit Quality Classifications (Continued):

The following table summarizes the loan portfolio by category of loan and the internally assigned credit quality ratings for those categories at June 30, 2014 (unaudited). The Company did not acquire any loans with impaired credit quality during 2014 (unaudited).

	Commercial
June 30, 2014	Originated	Participations Purchased	Total
	(Unaudited)
Excellent	$1,927,000	$—	$1,927,000
Good	7,556,000	—	7,556,000
Satisfactory	33,663,000	16,721,000	50,384,000
Fair	13,749,000	7,224,000	20,973,000
Special Mention	409,000	2,855,000	3,264,000
Substandard	745,000	—	745,000
Doubtful	113,000	—	113,000

	$58,162,000	$26,800,000	$84,962,000

The following table presents performing and nonperforming residential real estate and consumer loans based on payment activity at June 30, 2014 (unaudited). Payment activity is reviewed by management on a monthly basis to determine how loans are performing. Loans are considered to be nonperforming when they become 90 days past due.

June 30, 2014	Performing	Nonperforming	Total
		(Unaudited)
Residential real estate	$24,449,000	$296,000	$24,745,000
Consumer	6,109,000	81,000	6,190,000

Total	$30,558,000	$377,000	$30,935,000

Phoenix Bancorp, Inc. and Subsidiary

Notes to (Unaudited) Consolidated Financial Statements

Note 5. Credit Quality (Continued)

Allowance for Loan Losses: The following table summarizes the allowance for loan losses as of June 30, 2014 (unaudited), by loan category and the amount by category of the loans evaluated individually or collectively for impairment.

June 30, 2014	Commercial	Residential Real Estate	Consumer	Total
	(Unaudited)
Allowance for loan losses:
Beginning balance	$1,152,000	$39,000	$36,000	$1,227,000
Charge-offs	—	—	(39,000)	(39,000)
Recoveries	—	—	—	—
Provisions for loan losses	36,000	(2,000)	34,000	68,000

Ending balance	$1,188,000	$37,000	$31,000	$1,256,000

Ending balance of allowance for loan losses:
Individually evaluated for impairment	$—	$—	$—	$—
Collectively evaluated for impairment	1,188,000	37,000	31,000	1,256,000

Totals	$1,188,000	$37,000	$31,000	$1,256,000

Loan ending balances
Individually evaluated for impairment	$173,000	$—	$170,000	$343,000
Collectively evaluated for impairment	84,789,000	24,745,000	6,020,000	115,554,000

Totals	$84,962,000	$24,745,000	$6,190,000	$115,897,000

Impaired Loans: Loans are considered impaired when current information and events indicate that the Bank may be unable to collect all amounts due according to the contractual terms of the related loan agreements. The Bank identifies impaired loans including troubled debt restructurings (“TDRs”) by applying its normal loan review procedures in accordance with its allowance for loan losses methodology.

From time to time, management will modify or restructure the terms of certain loans to provide relief to borrowers. Restructured loans or TDRs are those loans whose terms have been modified because of deterioration in the financial condition of a borrower to provide for a reduction of either interest or principal, regardless of whether such loans are secured or unsecured and regardless of whether such credits are guaranteed by the government or by others. At June 30, 2014 (unaudited), there were no TDRs.

Phoenix Bancorp, Inc. and Subsidiary

Notes to (Unaudited) Consolidated Financial Statements

Note 5. Credit Quality (Continued)

Impaired Loans (Continued):

The following table summarizes the impaired loans as of June 30, 2014 (unaudited). The table segregates the loans by category of loan and illustrates those with specific allowances for losses as well as impaired loans without specific allowances.

June 30, 2014	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
			(Unaudited)
With no related allowance recorded:
Commercial - originated	$173,000	$173,000	$—	$208,000	$—
Commercial - participations purchased	—	—	—	—	—
Residential real estate	—	—	—	—	—
Consumer	170,000	192,000	—	173,000	2,000

Subtotal	343,000	365,000	—	381,000	2,000

With an allowance recorded:
Commercial - originated	—	—	—	—	—
Commercial - participations purchased	—	—	—	—	—
Residential real estate	—	—	—	—	—
Consumer	—	—	—	—	—

Subtotal	—	—	—	—	—

Total
Commercial - originated	173,000	173,000	—	208,000	—
Commercial - participations purchased	—	—	—	—	—
Residential real estate	—	—	—	—	—
Consumer	170,000	192,000	—	173,000	2,000

Total	$343,000	$365,000	$—	$381,000	$2,000

Note 6. Premises and Equipment

Premises and equipment are summarized as follows:

	June 30, 2014	Estimated Useful Lives
	(Unaudited)
Bank premises	$2,303,000	25 years
Furniture and equipment	3,769,000	5 years
Land improvements	172,000	—

Total	6,244,000
Less accumulated depreciation	3,284,000

Property and equipment, net	$2,960,000

Depreciation expense for the first six months of 2014 (unaudited) was $185,000.

Phoenix Bancorp, Inc. and Subsidiary

Notes to (Unaudited) Consolidated Financial Statements

Note 6. Premises and Equipment (Continued)

During the first quarter of 2014 (unaudited), the Company sold its operations center located in Minersville; a gain of $57,000 was realized. The operations function was moved to the leased Rockwood facility.

In 2011, the Company entered into a 10-year non-cancellable lease for its Rockwood executive offices location which expires in March 2021. The lease includes options to renew for two additional five-year terms.

In 2012, the Company entered into a 25-year non-cancellable lease for its Frackville Banking facility which expires in May 2037.

In 2013, the Company entered into a 7-year non-cancellable lease for its Conyngham Banking facility which expires in July 2020. This lease includes options to renew for three additional five-year terms.

In 2013, the Company entered into a 7.25-year non-cancellable lease for its Rockwood Operations Center which expires in March 2021. The lease includes options to renew for two additional five-year terms.

Years Ending June 30,
(Unaudited)
2015	$242,152
2016	244,842
2017	251,532
2018	252,622
2019	256,112
Thereafter	1,912,719

$3,159,979

Rent expense totaled $118,000 for the first six months of 2014.

Note 7. Deposits

Deposits consisted of the following:

June 30, 2014
(Unaudited)
Demand deposits, noninterest-bearing	$27,922,000
Demand deposits, interest-bearing (NOW), MMDA	37,507,000
Savings deposits	23,390,000
Time deposits of less than $100,000	23,489,000
Time deposits of $100,000 or more	7,249,000

Total deposits	$119,557,000

Phoenix Bancorp, Inc. and Subsidiary

Notes to (Unaudited) Consolidated Financial Statements

Note 7. Deposits (Continued)

At June 30, 2014 (unaudited), the scheduled maturities of time deposits are as follows:

Years Ending June 30,
(Unaudited)
2015	$11,174,000
2016	8,923,000
2017	4,434,000
2018	4,830,000
2019	506,000
Thereafter	871,000

Total	$30,738,000

Note 8. Borrowings

The Company maintains a Master Agreement with the Federal Home Loan Bank (“FHLB”) of Pittsburgh to receive advances with terms varying from 1 day through 20 years. Maximum borrowing capacity with the FHLB as of June 30, 2014 (unaudited), was $46,784,000, of which $3,500,000 was outstanding, as follows:

Fixed Rate Advances:

June 30, 2014
Issue Date	Maturity Date	Amount	Interest Rate
(Unaudited)
10/8/2013	10/7/2016	$1,500,000	1.08%
11/9/2010	11/9/2015	1,000,000	2.37%
11/9/2010	11/9/2017	1,000,000	3.03%

Total advances		$3,500,000

Weighted average rate		2.00%

Advances from FHLB are secured by qualifying assets of the Company.

As of June 30, 2014 (unaudited), the Company also had $1,150,000 of overnight Fed Funds purchased through the Atlantic Central Bankers Bank that carried a rate of 0.75 percent.

Note 9. Income Taxes

The provision for income taxes consists of the following:

June 30, 2014
(Unaudited)
Current	$19,000
Deferred	22,000

Total	$41,000

Phoenix Bancorp, Inc. and Subsidiary

Notes to (Unaudited) Consolidated Financial Statements

Note 9. Income Taxes (Continued)

Applicable income taxes for financial reporting differ from the amount computed by applying the statutory federal tax rate to income taxes before federal taxes. The reasons for these differences are as follows:

June 30, 2014
(Unaudited)
Federal tax expense (benefit) on income at statutory rates	$91,000
Other	(16,000)
Nondeductible expenses	6,000
Tax-exempt income	(40,000)

$41,000

The following temporary differences gave rise to the deferred tax assets and liabilities detailed below.

June 30, 2014
(Unaudited)
Deferred tax assets:
Intangible assets	$84,000
Allowance for loan losses	374,000
Alternative minimum tax credit	—
Nonaccrual interest	21,000
Deferred employee benefits	29,000
Foreclosed real estate	—
Other	80,000

Total deferred tax assets	588,000

Deferred tax liabilities:
Depreciation	(274,000)
Goodwill	(165,000)
Deferred loan costs	(47,000)
Net unrealized gain on securities available for sale	(124,000)

Total deferred tax liabilities	(610,000)

Net deferred tax liabilities	$(22,000)

The Company’s tax years that remain subject to examination by taxing authorities include 2010 through 2013. The Company had no unrecognized tax benefits at June 30, 2014 (unaudited). There were no interest and penalties recognized in the consolidated balance sheets and statements of income as of and for the six months ended June 30, 2014 (unaudited).

Note 10. Employee Benefit Plans

Retirement Plan: The Company sponsors a defined contribution retirement plan. Retirement plan expense for the first six months of 2014 (unaudited) was $29,000.

Bank-Owned Life Insurance: Effective July 1, 2010, the Company adopted a split dollar life insurance plan covering certain eligible participating employees. The Company is the owner of the policies and benefits are split with beneficiaries chosen by the employee as defined in the BOLI agreement. The life insurance investment is

Phoenix Bancorp, Inc. and Subsidiary

Notes to (Unaudited) Consolidated Financial Statements

Note 10. Employee Benefit Plans (Continued)

Bank-Owned Life Insurance (Continued):

carried at the cash surrender value of the underlying policies. Income generated from the increase in cash surrender value of the policies is included in other income in the consolidated statements of income. The value of estimated liabilities payable to the beneficiaries was approximately $88,000 at June 30, 2014 (unaudited), and is recorded in other liabilities.

Note 11. Stock-Based Compensation

The Company maintains the Phoenix Bancorp, Inc./Miners Bank Stock Appreciation Rights Plan (the “Plan”). The Plan permits the award of stock appreciation rights as bonus compensation. The Plan is intended to comply with and will be administered in accordance with Internal Revenue Code Section 409A. Accordingly, the Board of Directors awarded 26,000 stock appreciation right units in 2011, 7,000 units in 2012, and 3,500 units in 2014 to eligible employees. Each stock appreciation right (“SAR”) awarded represents the right to receive an amount of cash equal to the excess of the fair market value of a share of the Company’s common stock on the vesting date over the base price, which for both the 2011 and 2012 awards is $35, and $42 for the 2014 award. At June 30, 2014 (unaudited), 3,500 SAR units that would have vested in June 2018 and 1,500 shares that would have vested in February 2018 had been forfeited. A total of 31,500 units were outstanding.

Awards of SARs granted are expected to vest as follows:

Number of Units	Period Vested
10,000	February 2014
4,000	February 2015
7,000	February 2018
7,000	April 2019
3,500	July 2021

31,500

The SARs are not transferable except as defined in the Plan. Vesting periods range from 3 years to 7 years from the grant date and assume the following: the grantee completes the specified years of service until vesting, does not become disabled or die before the vesting date, and there is not a change in control of the Company before the vesting date. The Company accounts for the SARs as a liability since the awards are payable and settled in cash. The Company utilizes the intrinsic value method to account for this liability. The Company records compensation expense ratably over the servicing period and adjusts for the changes in the intrinsic value of SARs at each reporting period. The expense recorded for the first six months of 2014 (unaudited) was $7,000. At June 30, 2014 (unaudited), $95,000 has been accrued and included in other liabilities since the stock trade price was above the base price of $35.

Phoenix Bancorp, Inc. and Subsidiary

Notes to (Unaudited) Consolidated Financial Statements

Note 12. Related-Party Transactions

In the ordinary course of business, the Company grants loans to executive officers, directors, significant shareholders (greater than 10 percent), and related interests of such persons. These transactions were made on substantially the same terms and at those rates prevailing at the time for comparable transactions with others. A summary of loan activity with officers, directors, Board members, significant shareholders, and related interests of such persons is as follows:

June 30, 2014
(Unaudited)
Balance, January 1	$798,000
New loans	300,000
Repayments	(22,000)
Other changes	—

Balance	$1,076,000

Other changes arise from the separation from employment, reclassification of executive officers, or discontinuance of membership on the Board of Directors.

Related-party deposits were $2,100,000 at June 30, 2014 (unaudited). The Company pays legal fees to a law firm, in which a director is a partner, for legal services provided to the Company. The Company also pays rent to an entity in which two Board members are partners. The fees and rent paid to related parties totaled $69,000 for the first six months of 2014 (unaudited).

Note 13. Financial Instruments with Off-Balance-Sheet Risk

The Company is a party to credit-related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

Unless noted otherwise, the Company does not require collateral or other security to support financial instruments with off-balance-sheet credit risk.

Commitments to Extend Credit: Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty.

Unfunded commitments under commercial lines of credit, revolving credit lines, and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit may or may not be collateralized and usually contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

Phoenix Bancorp, Inc. and Subsidiary

Notes to (Unaudited) Consolidated Financial Statements

Note 13. Financial Instruments with Off-Balance-Sheet Risk (Continued)

Standby Letters of Credit: Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support bonding and commercial business transactions. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds cash and marketable securities as full collateral supporting those commitments.

Collateral Requirements: To reduce credit risk related to the use of credit-related financial instruments, the Company might deem it necessary to obtain collateral. The amount and nature of the collateral obtained is based on the Company’s credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant and equipment, and real estate.

The Company has not incurred any losses nor recorded any liability on its commitments in 2014.

Financial instruments whose contract amount represents credit risk were as follows:

June 30, 2014
(Unaudited)
Commitments to extend credit	$10,444,000

Standby letters of credit	$573,000

Note 14. Shareholders’ Equity

Small Business Lending Fund (“SBLF”): The SBLF is a $30 billion fund that encourages lending to small businesses by providing Tier I capital to qualified community banks with assets of less than $10 billion. The intent is for community banks and small businesses to work together to create jobs and promote economic growth in local communities across the nation. On July 19, 2011, the Company entered into a Securities Purchase Agreement (the “Agreement”) with the Secretary of the Treasury (the “Treasury”) as a result of its election to participate in the Treasury’s Small Business Lending Fund Program. The Agreement contains the terms and conditions on which the Company issued preferred stock to Treasury, which Treasury purchased using SBLF Funds.

Accordingly, the Board of Directors authorized 4,000 shares of Senior Non-Cumulative Perpetual Preferred Stock, $1,000 par value, of which 3,500 shares were issued to Treasury. Dividends are payable quarterly in arrears on the first day of each calendar quarter of each year. The dividend rate will be no more than 5 percent for the first two years and the rate falls to one percent if small business lending increases by 10 percent or more. Institutions that increase their lending by less than 10 percent pay rates between 2 percent and 4 percent. If an institution’s lending does not increase in the first two years, however, the rate increases to 7 percent, and after 4.5 years total, the rate for all institutions increases to 9 percent (if the institution has not already repaid the SBLF funding). The proceeds were immediately transferred by Phoenix Bancorp, Inc. to Miners Bank as equity capital contributions and qualify for inclusion in the Tier I capital of the Bank.

The Company is subject to certain periodic reporting requirements, covenants, and restrictions which include certain related-party transactions, maintenance of minimum capital requirements mandated by its primary regulators, mergers, and consolidations of the Company and / or its subsidiaries, and restrictions on dividends and share repurchases as defined in the Agreement.

Phoenix Bancorp, Inc. and Subsidiary

Notes to (Unaudited) Consolidated Financial Statements

Note 14. Shareholders’ Equity (Continued)

Small Business Lending Fund (“SBLF”) (Continued):

During 2013, the Company redeemed 875 shares, or 22 percent, of the preferred stock issued through the SBLF. The Company has 2,625 shares of preferred stock used through the SBLF that remain outstanding as of June 30, 2014 (unaudited). The Company paid dividends aggregating $13,000, representing an average rate of 1 percent, to the Treasury for the first six months of 2014 (unaudited).

Dividend Reinvestment and Stock Purchase Plan: During 2011, the Company implemented a Dividend Reinvestment and Stock Purchase Plan (“DRIP”) whereby the Company has offered up to 20,000 shares of common stock, par value $1.00 per share, for sale under its DRIP only to shareholders who reside in Pennsylvania and whose shares are registered in their name. Participation in DRIP by eligible shareholders is entirely voluntary.

Under DRIP, participants have the opportunity to purchase additional shares of the Company’s common stock using their cash dividends on their registered shares. Shares purchased by DRIP directly from the Company using cash dividends will be purchased at 95 percent of the fair market value of the shares. DRIP does not permit shareholders to make optional cash payments to purchase additional shares under DRIP so that it may qualify for an exemption from registration for the sale of common stock under the Pennsylvania Securities Act of 1972 (the “1972 Act”). Participation in DRIP is limited to registered shareholders who own at least 10 shares of the Company’s common stock and who are bona fide Pennsylvania residents. There were 1,354 shares issued under DRIP for the first six months of 2014 (unaudited).

Capital Ratios: The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory – and possibly additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt correction action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 2014 (unaudited), the Company and the Bank met all capital adequacy requirements to which they are subject.

Phoenix Bancorp, Inc. and Subsidiary

Notes to (Unaudited) Consolidated Financial Statements

Note 14. Shareholders’ Equity (Continued)

Capital Ratios (Continued):

As of June 30, 2014 (unaudited), the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. Prompt corrective action provisions are not applicable to bank holding companies. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since the notification that management believes have changed the Bank’s category. Consolidated and Bank’s actual capital amounts and ratios are presented in the following table (in thousands).

	Actual			For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio		Amount		Ratio		Amount		Ratio
	(Unaudited)
As of June 30, 2014:
Total risk based capital (to risk weighted assets)
Bank	$15,941	14.28%	≥	$8,677	≥	8.00%	≥	$10,847	≥	10.00%
Consolidated	16,881	15.52%	≥	8,704	≥	8.00%		N/A		N/A
Tier I capital (to risk weighted assets)
Bank	$14,235	13.12%	≥	$4,339	≥	4.00%	≥	$6,508	≥	6.00%
Consolidated	15,625	14.36%	≥	4,352	≥	4.00%		N/A		N/A
Tier I capital (to average assets)
Bank	$14,235	10.37%	≥	$5,493	≥	4.00%	≥	$6,866	≥	5.00%
Consolidated	15,625	11.33%	≥	5,518	≥	4.00%		N/A		N/A

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to Phoenix Bancorp, Inc. The amount of total dividends, which may be paid at any date, is generally limited to the retained earnings of the Bank. Furthermore, dividend payments would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements.

Note 15. Fair Value

Fair Value Measurements: The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Accounting guidance defines the fair value of a financial instrument as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

If there has been a significant decrease in the volume and the level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair

Phoenix Bancorp, Inc. and Subsidiary

Notes to (Unaudited) Consolidated Financial Statements

Note 15. Fair Value (Continued)

Fair Value Measurements (Continued):

value is a reasonable point within the range that is most representative of fair value under current market conditions. A three-level hierarchy exists for fair value measurements based upon the inputs to the valuation of an asset or liability. The classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

Level I:	Valuation is based on quoted prices in active markets for identical assets or liabilities;

Level II:	Valuation is determined from observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument; and

Level III:	Valuation is derived from model-based and other techniques in which one significant input is unobservable in the market and which may be based on the Company’s own estimates about assumptions that a market participant would use to value the asset or liability.

The following table presents the Company’s financial assets measured at fair value on a recurring basis by level within the fair value hierarchy:

June 30, 2014	Level I	Level II	Level III	Total
	(Unaudited)
Securities available for sale:
State and political subdivisions	$—	$3,795,000	$—	$3,795,000
U.S. government-sponsored enterprises (“GSE”)	—	4,011,000	—	4,011,000
Mortgage-backed - GSE - residential	—	4,741,000	—	4,741,000
Corporate	—	506,000	—	506,000
Equity securities	593,000	—	—	593,000

Total	$593,000	$13,053,000	$—	$13,646,000

Available-for-sale debt securities are measured at fair value using quoted prices from an independent third party that provides valuation services by using quotes for similar assets, with similar terms, in actively traded markets and are classified as Level II in the fair value hierarchy.

The following table presents the Company’s financial assets subject to fair value adjustments on a nonrecurring basis by level within the fair value hierarchy:

June 30, 2014	Level I	Level II	Level III	Total
	(Unaudited)
Financial Assets:
Impaired loans, net	$—	$—	$343,000	$343,000

Impaired loans that are collateral dependent are written down to fair value through the establishment of specific reserves. These loans are measured at the fair value of collateral less estimated disposition costs. The collateral is primarily real estate whose value is based on appraisals performed by certified appraisers. These values are generally adjusted based on management’s knowledge of changes in market conditions or other factors. Since the adjustments may be significant, are based on management’s estimates, and are generally unobservable, they have been classified as Level III.

Phoenix Bancorp, Inc. and Subsidiary

Notes to (Unaudited) Consolidated Financial Statements

Note 15. Fair Value (Continued)

Fair Value Measurements (Continued):

The following table provides information describing the valuation techniques used to determine nonrecurring fair value measurements:

	Quantitative Information About Level III Fair Value Measurements
June 30, 2014	Fair Value	Valuation Technique(s)		Unobservable Inputs		Range (Weighted Average)
	(Unaudited)
Impaired loans, net	$343,000	Appraisal of collateral	(1)	Appraisal adjustments	(2)	0 - 23% (13%)

(1)	Fair value is generally determined through independent appraisals of the underlying collateral, which include various Level III inputs which are not identifiable, less any associated allowance.
(2)	Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range and weighted average of liquidation expenses and other appraisal adjustments are presented as a percentage of the appraisal.

Fair Value of Financial Instruments: In addition to the disclosures of financial instruments recorded at fair value, generally accepted accounting principles require the disclosure of the estimated fair value for certain of the Company’s financial instruments. The majority of the Company’s assets and liabilities are considered financial instruments. However, many of these instruments lack an available market. In addition, the Company’s general practice and intent is to hold its financial instruments to maturity. The Company has considered the fair value measurement criteria as described above for financial instruments measured on a recurring and nonrecurring basis. Fair value estimates have been determined based on the methodologies management considers most appropriate for each financial instrument.

The carrying value of the following short-term financial instruments approximates their fair value. These instruments generally have limited credit exposure, no stated or short-term maturities, and carry interest rates that approximate market.

•	Cash and cash equivalents

•	Certificates of deposit

•	Restricted stock

•	Accrued interest receivable

•	Demand, savings, and NOW deposits

•	Accrued interest payable

For short-term loans and variable rate loans which reprice within 90 days, the carrying value was considered to approximate fair value. For other types of loans, fair value was estimated by discounting cash flows using interest rates approximating current market rates for similar loans and adjusted to reflect credit risk. Where quoted market prices are available, such market prices were used as estimates for fair value.

The fair values of time deposits were estimated by discounting contractual cash flows using the current market rates for instruments with similar maturities.

The estimated fair values of borrowings are based on the discounted value of estimated cash flows. The discount rate is estimated using current market rates for similar instruments.

Phoenix Bancorp, Inc. and Subsidiary

Notes to (Unaudited) Consolidated Financial Statements

Note 15. Fair Value (Continued)

Fair Value of Financial Instruments (Continued):

The fair value of commitments to extend credit is estimated using the fees currently charged for similar agreements. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of standby letters of credit is based on fees currently charged for similar agreements plus the estimated cost to terminate or otherwise settle the obligations. Fair values of unrecognized financial instruments are considered immaterial.

The following are the estimated fair values of the Company’s financial instruments as of June 30, 2014 (unaudited): (in thousands):

	Carrying Value	Level I	Level II	Level III	Fair Value
			(Unaudited)
Financial assets:
Cash and cash equivalents	$3,311,000	$3,311,000	$—	$—	$3,311,000
Certificates of deposit	750,000	750,000	—	—	750,000
Securities available for sale	13,646,000	593,000	13,053,000	—	13,646,000
Restricted stock	389,000	389,000	—	—	389,000
Loans receivable	114,641,000	—	—	115,240,000	115,240,000
Accrued interest receivable	366,000	366,000	—	—	366,000

Financial liabilities:
Demand, savings, and NOW deposits	88,819,000	88,819,000	—	—	88,819,000
Time deposits	30,738,000	—	—	30,663,000	30,663,000
Borrowings	4,650,000	—	—	4,757,000	4,757,000
Accrued interest payable	41,000	41,000	—	—	41,000

Note 16. Subsequent Events

On August 27, 2014, Mid Penn Bancorp, Inc., or Mid Penn, and Phoenix Bancorp, Inc., or Phoenix, entered into a merger agreement that provides for the combination of the two companies. Pending regulatory approval, under the merger agreement, Phoenix will merge with and into Mid Penn, with Mid Penn remaining as the surviving entity, and the separate corporate existence of Phoenix will cease.

If the merger is completed, Phoenix shareholders will be entitled to elect to receive, for each share of Phoenix common stock, subject to the election and adjustment procedures described in this joint proxy statement/prospectus, 3.167 shares of Mid Penn common stock, $51.60 in cash or a combination of both. The amount of merger consideration issuable to Phoenix shareholders is subject to a pre-closing adjustment based on certain predetermined conditions.

Pursuant to the terms of the merger agreement, at least 80 percent of the total number of shares of Phoenix common stock to be converted in the merger will be converted into Mid Penn common stock, and the remaining outstanding shares of Phoenix common stock will be converted into cash consideration.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

MID PENN BANCORP, INC.

AND

PHOENIX BANCORP, INC.

dated as of

August 27, 2014

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 27, 2014, is made between Mid Penn Bancorp, Inc., a Pennsylvania corporation (“Mid Penn”), and Phoenix Bancorp, Inc., a Pennsylvania corporation (“Phoenix”). Certain capitalized terms have the meanings given to them in Article I.

RECITALS

1. The Board of Directors of each of Mid Penn and Phoenix (i) have determined that this Agreement, the business combination and related transactions contemplated hereby are in the best interests of their respective companies, shareholders and other constituencies and (ii) have approved and adopted this Agreement; and

2. In accordance with the terms of this Agreement, Phoenix will merge with and into Mid Penn (the “Merger”); and

3. At or prior to the execution and delivery of this Agreement, each of the directors of Phoenix has executed a letter agreement in favor of Mid Penn, in the form attached hereto as Exhibit A, dated as of the date hereof (the “Phoenix Affiliate Letter”), pursuant to which each such director has agreed, among other things, to vote all shares of Phoenix Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby; and

4. At or prior to the execution and delivery of this Agreement, each of the directors of Mid Penn, has executed a letter agreement in favor of Phoenix, in the form attached hereto as Exhibit B, dated as of the date hereof (the “Mid Penn Affiliate Letter”), pursuant to which each such director has agreed, among other things, to vote all shares of Mid Penn Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby; and

5. The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code; and

6. The parties desire to make certain representations, warranties and agreements in connection with the business combination and related transactions described in this Agreement and to prescribe certain conditions thereto.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1. Certain Definitions.

As used in this Agreement, the following capitalized terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement). Accounting terms used in this Agreement without definition shall have the meanings given to such terms in accordance with GAAP.

“Accommodation Stock Conversion Number” shall have the meaning set forth in Section 3.2(f).

“Accountant’s Report” shall have the meaning set forth in Section 3.4(b).

“Affiliate” means any Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, together with the Exhibits, the Phoenix Disclosure Schedule and the Mid Penn Disclosure Schedule, and any amendments hereto.

“All Cash Election” shall have the meaning set forth in Section 3.2(b)(ii).

“All Stock Election” shall have the meaning set forth in Section 3.2(b)(i).

“Anticipated Stock Conversion Number” shall have the meaning set forth in Section 3.2(f).

“Articles of Merger” shall mean the articles of merger to be executed by Mid Penn and Phoenix and filed with the PDS in accordance with the laws of the Commonwealth of Pennsylvania.

“Bank Merger” shall mean the merger of Miners Bank with and into Mid Penn Bank, with Mid Penn Bank as the surviving institution as contemplated by Section 2.7.

“Bank Plan of Merger” shall have the meaning set forth in Section 2.7.

“Bank Regulator” shall mean any federal or state banking regulator, including but not limited to the FRB, the FDIC and the PDB, that regulates Mid Penn Bank or Miners Bank, or any of their respective holding companies or subsidiaries, as the case may be.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Business Day” shall mean any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to be closed.

“Cash Consideration” shall have the meaning set forth in Section 3.1(c).

“Cash Election Shares” shall have the meaning set forth in Section 3.2(g)(i).

“Cash Proration Factor” shall have the meaning set forth in Section 3.2(g)(ii)(B).

“Certificate” shall mean certificates evidencing shares of Phoenix Common Stock.

“Claim” shall have the meaning set forth in Section 7.13(a).

“Closing” shall have the meaning set forth in Section 2.2(a).

“Closing Date” shall have the meaning set forth in Section 2.2(a).

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

“Common Stock Consideration” shall have the meaning set forth in Section 3.1(c).

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 11.1 of this Agreement.

“Determination Date” shall have the meaning set forth in Section 10.1(j).

“Disputed Item” shall have the meaning set forth in Section 3.4(b).

“Dissenter Shares” shall have the meaning set forth in Section 3.1(c).

“Effective Time” shall have the meaning set forth in Section 2.2(a).

“Election Deadline” shall have the meaning set forth in Section 3.2(c).

“Election Form” shall have the meaning set forth in Section 3.2(c).

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any applicable Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended; the Resource Conservation and Recovery Act, as amended; the Clean Air Act, as amended; the Federal Water Pollution Control Act, as amended; the Toxic Substances Control Act, as amended; the Emergency Planning and Community Right to Know Act, the Safe Drinking Water Act; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall have the meaning set forth in Section 4.12(c).

“Estimated Excess Expense Amount” shall have the meaning set forth in Section 3.4(a).

“Excess Expense Amount” shall have the meaning set forth in Section 3.4(a).

“Excess Expense Amount Adjustment” shall have the meaning set forth in Section 3.1(e).

“Excess Phase I OREO Property Recoveries” shall have the meaning set forth in Section 6.16(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean a bank or trust company or other agent designated by Mid Penn, and reasonably acceptable to Phoenix, which shall act as agent for Mid Penn in connection with the exchange procedures for exchanging certificates for shares of Phoenix Common Stock for certificates for shares of Mid Penn Common Stock or cash as provided in Article III.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a)(i).

“Exchange Ratio” shall have the meaning set forth in Section 3.1(c).

“FDIA” shall mean the Federal Deposit Insurance Act of 1950, as amended, and rules and regulations promulgated thereunder.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of Pittsburgh.

“Final Index Price” shall have the meaning set forth in Section 10.1(j).

“FRB” shall mean the Board of Governors of the Federal Reserve System and, where appropriate, the Federal Reserve Bank of Philadelphia.

“Fully Diluted Phoenix Common Stock Shares” shall mean 285,606 shares of Phoenix Common Stock.

“GAAP” shall mean the current accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“Griffin” shall have the meaning set forth in Section 4.14.

“Indemnified Parties” shall have the meaning set forth in Section 7.13(a).

“Independent Accounting Firm” shall have the meaning set forth in Section 3.4(a).

“Index Group” shall have the meaning set forth in Section 10.1(j).

“Index Ratio” shall have the meaning set forth in Section 10.1(j).

“Initial Index Price” shall have the meaning set forth in Section 10.1(j).

“Initial Mid Penn Market Value” shall have the meaning set forth in Section 10.1(j).

“Initial Value” shall mean $14,734,536.35.

“IRS” shall mean the United States Internal Revenue Service.

“KBW” shall have the meaning set forth in Section 5.13.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and includes any facts, matters or circumstances set forth in any written notice or other correspondence from any Bank Regulator or any other material written notice received by that Person. Use in this Agreement of “know,” “knows,” or “known” shall in each case mean having “Knowledge.”

“Letter of Transmittal” shall have the meaning set forth in Section 3.2(a)(ii).

“Liens” shall have the meaning set forth in Section 4.2(b).

“Material Adverse Effect” shall mean, with respect to Mid Penn or Phoenix, respectively, any event, circumstance, change, occurrence, effect, act or omission that (i) is material and adverse to the assets, financial condition, results of operations or business of Mid Penn and the Mid Penn Subsidiaries taken as a whole, or Phoenix and the Phoenix Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either Phoenix, on the one hand, or Mid Penn, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of the following on the assets, business, financial condition or results of operations of the parties and their respective subsidiaries: (a) changes in laws and regulations affecting banks or their holding companies generally, or interpretations thereof by courts or Governmental Entities that do not have a materially disproportionate impact on such party; (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies that do not have a materially disproportionate impact on such party; (c) actions and omissions of a party hereto (or any of the Phoenix Subsidiaries or Mid Penn Subsidiaries, as applicable) taken with the prior written consent of the other party in furtherance of the transactions contemplated hereby; (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement, including reasonable expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement; (e) changes in national political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States that do not have a materially disproportionate impact on such party; (f) economic, financial market or geographical conditions in general, including changes in economic and financial markets and regulatory or political conditions whether resulting from acts of terrorism, war or otherwise, that do not have a materially disproportionate adverse effect on such party; (g) any failure, in and of itself, by such party to meet any internal projections, forecasts or revenue or earnings predictions (it being understood that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect or unless such facts are otherwise an exception set forth herein); (h) changes in the banking industry that do not have a materially disproportionate impact on such party; or (i) any action taken in compliance with or in furtherance of any resolution or agreement with or at the direction of a Bank Regulator or in accordance or compliance with a Regulatory Agreement and the direct or indirect costs, consequences, or effects thereof.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Maximum Amount” shall have the meaning set forth in Section 7.13(c).

“Merger” shall have the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“Mid Penn” shall mean Mid Penn Bancorp, Inc., a Pennsylvania corporation, with its principal executive offices located at 349 Union Street, Millersburg, Pennsylvania 17061. References to Mid Penn shall mean Mid Penn on a consolidated basis unless the context clearly indicates otherwise.

“Mid Penn Affiliate Letters” shall have the meaning set forth in the Recitals.

“Mid Penn Bank” shall mean Mid Penn Bank, a Pennsylvania-chartered bank, with its principal offices located at 349 Union Street, Millersburg, Pennsylvania 17061, which is a wholly owned subsidiary of Mid Penn.

“Mid Penn Benefit Plan” shall have the meaning set forth in Section 5.11(a).

“Mid Penn Common Stock” shall mean the common stock, par value $1.00 share, of Mid Penn.

“Mid Penn Determination Date Market Value” shall have the meaning set forth in Section 10.1(j).

“Mid Penn Disclosure Schedule” shall mean a written disclosure schedule delivered by Mid Penn to Phoenix specifically referring to the appropriate section of this Agreement.

“Mid Penn Excluded Benefit Plans” shall mean any Mid Penn defined benefit pension plan and those Mid Penn Benefit Plans identified on Mid Penn Disclosure Schedule 1.1.

“Mid Penn Financial Statements” shall mean (i) the audited consolidated financial statements of Mid Penn as of December 31, 2013, and December 31, 2012, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Mid Penn as of the end of each calendar quarter following December 31, 2013 and for the periods then ended, including the notes thereto.

“Mid Penn Material Contracts” shall have the meaning set forth in Section 5.7(c).

“Mid Penn Owned Shares” shall have the meaning set forth in Section 3.1(b).

“Mid Penn Preferred Stock” shall have the meaning set forth in Section 5.2(a).

“Mid Penn Ratio” shall have the meaning set forth in Section 10.1(j).

“Mid Penn Recommendation” shall have the meaning set forth in Section 8.1(b).

“Mid Penn Regulatory Agreement” shall have the meaning set forth in Section 5.10(c).

“Mid Penn Regulatory Reports” means the Call Reports of Mid Penn Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2013, through the Closing Date, all reports filed with the PDB or FRB by Mid Penn or Mid Penn Bank from December 31, 2013 through the Closing Date.

“Mid Penn SBLF Preferred Stock” shall have the meaning set forth in Section 3.1(j).

“Mid Penn Series B Preferred Stock” shall have the meaning set forth in Section 5.2(a).

“Mid Penn Shareholders’ Meeting” shall have the meaning set forth in Section 8.1(b).

“Mid Penn Stock Plan” shall have the meaning set forth in Section 5.2(a).

“Mid Penn Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than 20% of the outstanding capital stock or partnership, membership or other equity interests is owned, either directly or indirectly, by Mid Penn or Mid Penn Bank, except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership, or other equity interests of which is held in the ordinary course of the lending activities of Mid Penn Bank or on the basis of a “debt previously contracted.”

“Mid Penn Termination Fee” shall have the meaning set forth in Section 10.2(c).

“Miners Bank” shall mean Miners Bank, a Pennsylvania chartered bank, with its principal offices located at Route 901 Drawer L, Minersville, Pennsylvania 17954, which is a wholly owned subsidiary of Phoenix.

“Mixed Election” shall have the meaning set forth in Section 3.2(b)(iii).

“Nasdaq” shall mean The NASDAQ Stock Market, LLC.

“New Certificates” shall have the meaning set forth in Section 3.2(a)(i).

“Non-Election Proration Factor” shall have the meaning set forth in Section 3.2(g)(ii)(A).

“Non-Election Shares” shall have the meaning set forth in Section 3.2(b)(iv).

“Notice of Disagreement” shall have the meaning set forth in Section 3.4(b).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.8(e).

“OFAC” means the Office of Foreign Assets Control within the U.S. Department of the Treasury.

“Other Real Estate Owned” shall mean any real estate acquired through foreclosure or by a deed in lieu of foreclosure, or any real estate classified as Other Real Estate Owned.

“PBCL” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.

“PDB” shall mean the Pennsylvania Department of Banking and Securities.

“PDS” shall mean the Pennsylvania Department of State.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, company, trust, “group” (as that term is defined under the Exchange Act), or any other legal entity.

“Phase I OREO Property” shall mean the Other Real Estate Owned of Miners Bank located at 201 South 26th Street, Pottsville, Pennsylvania 17901.

“Phase I OREO Property Loss” shall mean the amount equal to $525,000 less (a) any consideration received upon the disposition of the Phase I OREO Property, plus (b) any applicable Transaction Expenses in connection with the maintenance and disposition of the Phase I OREO Property, and less (c) any tax benefit to Phoenix upon such disposition. Such calculation shall be prepared in accordance with GAAP on a basis consistent with the Phoenix Audited Financial Statements.

“Phoenix” shall mean Phoenix Bancorp, Inc., a Pennsylvania corporation with its principal offices located at Route 901, Drawer L, Minersville, Pennsylvania 17954. References to Phoenix shall mean Phoenix on a consolidated basis unless the context clearly indicates otherwise.

“Phoenix Acquisition Proposal” shall have the meaning set forth in Section 6.8(a).

“Phoenix Acquisition Transaction” shall have the meaning set forth in Section 6.8(a).

“Phoenix Affiliate Letters” shall have the meaning set forth in the Recitals.

“Phoenix Benefit Plan” shall have the meaning set forth in Section 4.12(a).

“Phoenix Common Stock” shall mean the common stock, par value $1.00 per share, of Phoenix.

“Phoenix Contingent Right” shall have the meaning set forth in Section 3.1(f)

“Phoenix Continuing Employee” shall have the meaning set forth in Section 7.12(f).

“Phoenix Disclosure Schedule” shall mean a written disclosure schedule delivered by Phoenix to Mid Penn specifically referring to the appropriate section of this Agreement.

“Phoenix DRIP” shall have the meaning set forth in Section 6.14.

“Phoenix Equity Award Consideration” means $51.60.

“Phoenix Financial Statements” shall mean (i) the audited consolidated financial statements of Phoenix as of December 31, 2013, and December 31, 2012, including the notes thereto (the “Phoenix Audited Financial Statements”), and (ii) the unaudited interim consolidated financial statements of Phoenix as of the end of each calendar quarter following December 31, 2013 and for the periods then ended, including the notes thereto.

“Phoenix Material Contracts” shall have the meaning set forth in Section 4.8(c).

“Phoenix Recommendation” shall have the meaning set forth in Section 8.1(a).

“Phoenix Regulatory Agreement” shall have the meaning set forth in Section 4.11(c).

“Phoenix Regulatory Reports” means the Call Reports of Miners Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2013, through the Closing Date, all reports filed with the PDB or FRB by Phoenix or Miners Bank from December 31, 2013 through the Closing Date.

“Phoenix Representative” shall have the meaning set forth in Section 6.8(a).

“Phoenix SAR” shall have the meaning set forth in Section 3.1(i).

“Phoenix SAR Cash Payment” shall have the meaning set forth in Section 3.1(i).

“Phoenix SBLF Preferred Stock” shall mean all of Phoenix’s issued and outstanding Senior Non-Cumulative Perpetual Preferred Stock, Series A, issued pursuant to the Treasury Letter.

“Phoenix Shareholders’ Meeting” shall have the meaning set forth in Section 8.1(a).

“Phoenix Stock Plan” means the Phoenix Bancorp, Inc./Miners Bank Stock Appreciation Rights Plan.

“Phoenix Subsequent Determination” shall have the meaning set forth in Section 6.8(e).

“Phoenix Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than 20% of the outstanding capital stock or partnership, membership or other equity interests is owned, either directly or indirectly, by Phoenix or Miners Bank, except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership or other equity interests of which is held in the ordinary course of the lending activities of Miners Bank or on the basis of a “debt previously contracted.”

“Preliminary Closing Report” shall have the meaning set forth in Section 3.4(a).

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2(a).

“Registration Statement” shall mean the Registration Statement on Form S-4, or other applicable form, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Mid Penn Common Stock to be offered to holders of Phoenix Common Stock in connection with the Merger.

“Regulatory Approvals” shall mean the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement.

“Remediation Expense” shall have the meaning set forth in Section 7.17(c).

“Remediation Expense Report” shall have the meaning set forth in Section 3.4(a).

“Representative” shall have the meaning set forth in Section 3.2(d).

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate a Person to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shortfall Number” shall have the meaning set forth in Section 3.2(g)(ii).

“Starting Date” shall have the meaning set forth in Section 10.1(j).

“Stock Election Number” shall have the meaning set forth in Section 3.2(f).

“Stock Election Shares” means shares of Phoenix Common Stock that the holders thereof have elected to convert into the Common Stock Consideration.

“Stock Proration Factor” shall have the meaning set forth in Section 3.2(g)(i).

“Superior Proposal” shall have the meaning set forth in Section 6.8(b).

“Tax” or “Taxes” shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

“Termination Date” shall mean June 15, 2015.

“Transaction Expenses” means, as of the Effective Time, any fees, expenses and amounts payable to such party’s accountants, brokers, legal counsel or any other advisors, agents or representatives in connection with the maintenance, carrying costs, disposition or sale of the applicable property, including its portion of any filing fee or other charges required by applicable law or in the ordinary course of transactions of a similar type, and property transfer taxes, whether or not paid by such party.

“Treasury Letter” shall mean the Small Business Lending Fund – Securities Purchase Agreement, effective July 19, 2011, between Phoenix and the Secretary of the Treasury, including the annexes thereto.

“Treasury Stock” shall have the meaning set forth in Section 3.1(b).

“Troubled Debt Restructurings” shall mean loans that are “troubled debt restructurings” as defined in Accounting Standards Codification Topic 310.

“Voting Debt” shall have the meaning set forth in Section 4.2(a).

Other terms used herein are defined in the Preamble, Recitals and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1. Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Phoenix shall merge with and into Mid Penn, with Mid Penn as the resulting or surviving corporation; and (b) the separate existence of Phoenix shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Phoenix shall be vested in and assumed by Mid Penn in accordance with the applicable laws of the Commonwealth of Pennsylvania. As part of the Merger, each share of Phoenix Common Stock (other than Treasury Stock) will be converted into the right to receive Merger Consideration pursuant to the terms of Article III.

2.2. Effective Time; Closing.

(a) Closing. The closing (the “Closing”) shall occur no later than the close of business on the fifth Business Day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of those conditions), or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of Articles of Merger with the PDS with a stated effective time of the day of the Closing (the “Closing Date”) in accordance with the PBCL. The “Effective Time” shall mean the time specified in the Articles of Merger for the effectiveness of the Merger or, if no such time is specified, the time of filing the Articles of Merger.

(b) Time and Place of Closing. Subject to the provisions of Article IX and Section 2.2(c) hereof, the Closing of the transactions contemplated hereby shall take place at 10:00 a.m., Eastern Time, at Stevens & Lee, P.C., 17 North Second Street, 16th Floor, Harrisburg, Pennsylvania 17101, or by the electronic (PDF) facsimile or overnight courier, exchange of executed documents, or at such other place or time upon which Mid Penn and Phoenix mutually agree.

(c) Deliveries at Closing. At or prior to the Closing, there shall be delivered to Mid Penn and Phoenix the opinions, certificates, and other documents and instruments required to be delivered pursuant to Article IX hereof. At or prior to the Closing, Mid Penn shall have delivered the Merger Consideration as set forth in Section 3.2 hereof.

2.3. Articles of Incorporation and Bylaws.

The articles of incorporation and bylaws of Mid Penn as in effect immediately prior to the Effective Time shall remain in effect, until thereafter amended as provided therein and in accordance with applicable law. The articles of incorporation and the bylaws of Mid Penn Bank as in effect immediately prior to the Effective Time shall remain in effect, until thereafter amended as provided therein and in accordance with applicable law.

2.4. Directors and Officers.

(a) Except as otherwise contemplated by Sections 2.4(e) and 7.10, the directors of Mid Penn immediately prior to the Effective Time shall be the directors of Mid Penn after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

(b) The officers of Mid Penn immediately prior to the Effective Time shall be the officers of Mid Penn after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn, until their respective successors are duly appointed.

(c) The directors of Mid Penn Bank immediately prior to the effective date of the Bank Merger shall be the directors of Mid Penn Bank after the effective date of the Bank Merger, each to hold office in accordance with the charter and the bylaws of Mid Penn Bank, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

(d) The officers of Mid Penn Bank immediately prior to the effective date of the Bank Merger shall be the officers of Mid Penn Bank after the effective date of the Bank Merger, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn Bank, until their respective successors are duly appointed.

(e) At the Effective Time, Mid Penn shall cause Vincent J. Land, Noble C. Quandel, Jr. and Robert J. Moisey to be appointed to the board of directors of each of Mid Penn and Mid Penn Bank effective as of the Effective Time in accordance with Section 7.10.

2.5. Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the PBCL.

2.6. Tax Consequences.

It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code. Following the Closing, neither Mid Penn, Phoenix nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a)(1)(A) of the Code. Mid Penn and Phoenix each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, at such time or times as may reasonably be requested by counsel, including at the time Mid Penn files such opinions with the SEC as part of the Registration Statement, at the Closing Date, to enable counsel to execute such legal opinions to be filed with the Registration Statement as required by the SEC or deliver the legal opinions contemplated by Section 9.1(e), which certificates shall be effective as of the date of such opinions.

2.7. Bank Merger.

Mid Penn and Phoenix shall cause Miners Bank to merge with and into Mid Penn Bank, with Mid Penn Bank surviving such merger, immediately, or as soon as reasonably practicable, after the Effective Time in accordance with the Bank Plan of Merger, which will be substantially in the Form of Exhibit C attached hereto (the “Bank Plan of Merger”). In addition, immediately, or as soon as reasonably practicable, after the execution and delivery of this Agreement, Mid Penn will cause Mid Penn Bank, and Phoenix will cause Miners Bank, to execute and deliver the Bank Plan of Merger.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.1. Merger Consideration; Effect on Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of Mid Penn, Phoenix or the holders of any of the shares of Phoenix Common Stock, the Merger shall be effected in accordance with the following terms:

(a) Each share of Mid Penn Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

(b) All shares of Phoenix Common Stock held in the treasury of Phoenix (“Treasury Stock”) and each share of Phoenix Common Stock owned by Mid Penn immediately prior to the Effective Time (if any) (“Mid Penn Owned Shares”) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

(c) Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, each share of Phoenix Common Stock (excluding Treasury Stock and shares of Phoenix Common Stock that are owned by Phoenix shareholders properly exercising their dissenters rights pursuant to Section 1572 of the PBCL (“Dissenter Shares”)) issued and outstanding immediately prior to the Effective Time shall be converted at the election of the holder thereof (in accordance with the election and allocation procedures set forth in Section 3.2) into either the right to receive (i) $51.60 in cash without interest (the “Cash Consideration”) or (ii) 3.167 shares (the “Exchange Ratio”) of Mid Penn Common Stock (the “Common Stock Consideration”) or a combination thereof, unless such consideration is otherwise adjusted in this Section 3.1 or pursuant to Section 10.1(j), if applicable. The Cash Consideration and the Common Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

(d) After the Effective Time, shares of Phoenix Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and shall represent thereafter by operation of this section only the right to receive Merger Consideration as set forth in this Article and any Dissenter Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 3.3.

(e) If the aggregate amount of the Excess Expense Amount identified pursuant to Section 3.4 exceeds $400,000 (such excess amount, the “Excess Expense Amount Adjustment”), Mid Penn shall have the option to reduce the Merger Consideration to be paid to shareholders of Phoenix under Section 3.1(c) by reducing (i) the Cash Consideration to equal a quotient (rounded to the nearest one-hundredth), the numerator of which is the amount equal to the Initial Value less the product of 1.11 and the Excess Expense Amount Adjustment, and the denominator of which is the Fully Diluted Phoenix Common Stock Shares, and (ii) the Exchange Ratio to equal a quotient, the numerator of which is the Cash Consideration calculated pursuant to clause (i) above, and the denominator of which is $16.29.

(f) At the Effective Time, each then outstanding contingent right issued by Phoenix pursuant to an offering completed on December 31, 2012 which has not otherwise been converted into shares of Phoenix Common Stock (each, a “Phoenix Contingent Right”) shall automatically and in accordance with the terms of such Phoenix Contingent Rights, and without any action on behalf of the holder thereof, cease to represent a contingent right to acquire Phoenix Common Stock and will be converted into the right to receive the Common Stock Consideration, based on that number of shares of Mid Penn Common Stock equal to the product obtained by multiplying (i) the number of shares of Phoenix Common Stock issuable pursuant to such Phoenix Contingent Right immediately prior to Effective Time by (ii) the Exchange Ratio.

(g) In the event Mid Penn changes the number of shares of Mid Penn Common Stock issued and outstanding between the date hereof and the Effective Time as a result of a stock split, stock dividend, extraordinary dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted. In addition, in the event Mid Penn enters into an agreement pursuant to which shares of Mid Penn Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each holder of Phoenix Common Stock entitled to receive shares of Mid Penn Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount or obligations of such other corporation as such shareholder would be entitled to receive if the Effective Time had occurred immediately prior to the happening of such event. Furthermore, in any such event, the Cash Consideration shall also be proportionately adjusted.

(h) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Mid Penn Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Mid Penn Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Mid Penn. In lieu of the issuance of any such fractional share, Mid Penn shall pay to each former holder of Phoenix Common Stock who otherwise would be entitled to receive a fractional share of Mid Penn Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the closing sales price of a share of Mid Penn Common Stock reported on Nasdaq on the trading day immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of Phoenix Common Stock owned by a Phoenix shareholder shall be combined so as to calculate the maximum number of whole shares of Mid Penn Common Stock issuable to such Phoenix shareholder.

(i) Each stock appreciation right unit to receive a cash payment based on the value thereof granted under any Phoenix Stock Plan (each, a “Phoenix SAR”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be adjusted and converted into the right of the holder to receive from Mid Penn an amount in cash equal to the product of (i) the total number of shares of Phoenix Common Stock subject to such Phoenix SAR immediately prior to the Effective Time and (ii) the excess, if any, of the Phoenix Equity Award Consideration over the base price per Phoenix SAR set forth in the award agreement evidencing such Phoenix SAR, less any required withholding Taxes (the “Phoenix SAR Cash Payment”), and as of the Effective Time each Phoenix SAR will be cancelled and each holder of a Phoenix SAR will cease to have any rights with respect thereto, except the right to receive the Phoenix SAR Cash Payment. The Phoenix SAR Cash Payment will be made promptly (and in any event within ten (10) Business Days) following the Effective Time.

(j) Concurrently with consummation of the Merger, each share of Phoenix SBLF Preferred Stock issued and outstanding at the Effective Time shall be converted into or exchanged for one share of a respective series of preferred stock of Mid Penn designated as a series of “Senior Non-Cumulative Perpetual Preferred Stock,” with each such series having rights, preferences, privileges and voting powers, and limitations and restrictions, taken as a whole, that are not materially less favorable to the holders of the Phoenix SBLF Preferred Stock than the rights, preferences, privileges and voting powers, and limitations and restrictions of the Phoenix SBLF Preferred Stock immediately prior to the Effective Time, taken as a whole (the “Mid Penn SBLF Preferred Stock”). Any such Mid Penn SBLF Preferred Stock shall entitle holders thereof to dividends from the date of issuance of such Mid Penn SBLF Preferred Stock on terms that are equivalent to the terms of the Phoenix SBLF Preferred Stock issued and outstanding immediately prior to such exchange, taken as a whole. Any such exchange of shares of Phoenix SBLF Preferred Stock for shares of Mid Penn SBLF Preferred Stock shall be in accordance with the articles of incorporation, bylaws and other governing documents of Phoenix, as amended, and in accordance with the terms of the Treasury Letter and/or any other agreements pursuant to which such shares of Phoenix SBLF Preferred Stock were issued or required to be entered into in order to effect such change. Mid Penn agrees to assume, honor, and perform all terms, provisions, obligations, rights, responsibilities, preferences, privileges, limitations, restrictions of the Phoenix SBLF Preferred Stock at and after the Effective Time.

3.2. Procedures for Exchange of Phoenix Common Stock.

(a) Exchange Procedures.

(i) Five (5) days prior to the Effective Time, or as soon as practical prior to the Effective Time, Mid Penn shall (A) deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Phoenix Common Stock, an amount of cash necessary to make payments of cash in accordance with this Section 3.2 to be paid as part of the Merger Consideration (together with any dividends or distributions with a record date occurring on or after the Effective Time with respect thereto without any interest on any such cash, dividends or distributions and cash for fractional shares pursuant to Section 3.1(h)) and (B) provide the Exchange Agent with the irrevocable authorization to issue sufficient shares of Mid Penn Common Stock (“New Certificates”) (such cash and certificates for shares of Mid Penn Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

(ii) As promptly as practicable after the Effective Time, but in any event within five (5) Business Days after the Effective Time, the Exchange Agent shall mail to each holder of a Certificate that has not previously submitted an Election Form, transmittal materials (the “Letter of Transmittal”) for use in exchanging their Certificates for New Certificates and/or cash. The Letter of Transmittal will contain instructions with respect to the surrender of the Certificates and the receipt of the Merger Consideration in exchange therefor. Upon the shareholder’s delivery to the Exchange Agent of Certificates owned by such shareholder representing shares of Phoenix Common Stock (or an indemnity affidavit reasonably satisfactory to Mid Penn and the Exchange Agent, if such certificates are lost, stolen or destroyed), and the duly completed Letter of Transmittal, the Exchange Agent shall cause New Certificates into which such shares of Phoenix Common Stock are converted at the Effective Time to be delivered to such shareholder and/or any check in respect of cash to be paid as part of the Merger Consideration (and in respect of any fractional share interests, dividends or distributions that such shareholder shall be entitled to receive). No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions that any such shareholder shall be entitled to receive pursuant to this Article III.

(iii) No dividends or other distributions with respect to Mid Penn Common Stock with a record date occurring on or after the Effective Time shall be paid to the record holder of any unsurrendered Certificate representing shares of Phoenix Common Stock converted in the Merger into the right to receive shares of such Mid Penn Common Stock until the holder thereof receives New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.2(a). After becoming so entitled in accordance with this Section 3.2(a), the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Mid Penn Common Stock, and which such holder had the right to receive upon surrender of the Certificates.

(b) Exchange of Certificates. Each holder of a Certificate or Certificates (excluding Phoenix and Mid Penn) will have the following options in connection with the exchange of their Phoenix Common Stock in connection with the Merger:

(i) at the option of the holder, all of such holder’s Phoenix Common Stock deposited with the Exchange Agent shall be converted into and become the Common Stock Consideration (such election, the “All Stock Election”), provided that fractional shares will not be issued and cash (payable by check) will be paid in lieu thereof as provided in Section 3.1(h); or

(ii) at the option of the holder, all of such holder’s Phoenix Common Stock deposited with the Exchange Agent shall be converted into and become the Cash Consideration (such election, the “All Cash Election”); or

(iii) at the option of the holder, such holder’s aggregate number of shares of Phoenix Common Stock deposited with the Exchange Agent shall be converted into and become any combination of the Common Stock Consideration and the Cash Consideration (such election, the “Mixed Election”); or

(iv) if no Election is made by the holder by the Election Deadline, all of such holder’s shares of Phoenix Common Stock shall be deemed to be “Non-Election Shares” and shall be convertible at the discretion of Mid Penn into either the Common Stock Consideration or the Cash Consideration, or a combination thereof, subject to the allocation and proration provisions in Sections 3.2(f) and (g).

(c) Procedures for Election. An election form and other appropriate transmittal materials in such form as Phoenix and Mid Penn shall mutually agree (the “Election Form”) shall be mailed to holders of a Certificate or Certificates concurrent with or immediately after the mailing of the Proxy Statement-Prospectus. The “Election Deadline” shall be 5:00 p.m., New York City time, on the Business Day prior to the date of the Phoenix Shareholders’ Meeting or, if the Closing Date is more than five (5) Business Days following the Phoenix Shareholders’ Meeting, five (5) Business Days preceding the Closing Date, after which an Election may not be made.

(d) Perfection of the Election. An Election shall be considered to have been validly made by a holder of a Certificate or Certificates only if the Exchange Agent shall have received an Election Form properly completed and executed by such shareholder prior to the Election Deadline. Holders of record of shares of Phoenix Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of Phoenix Common Stock held by that Representative for a particular beneficial owner.

(e) Revocation of Election. Any holder of a Certificate or Certificates may at any time prior to the Election Deadline revoke such holder’s Election and submit a new Election Form in accordance with the procedures in Section 3.2(b) by providing written notice that is received by the Exchange Agent by 5:00 p.m., New York City time, on the Business Day prior to the Election Deadline.

(f) Limitations on Common Stock Consideration. Notwithstanding any other provision contained in this Agreement, 80% of the total number of shares of Phoenix Common Stock outstanding at the Effective Time (excluding shares of Phoenix Common Stock to be cancelled as provided in Section 3.1(b)) (the “Anticipated Stock Conversion Number”) shall be converted into the Common Stock Consideration and the remaining outstanding shares of Phoenix Common Stock (excluding shares of Phoenix Common Stock to be canceled as provided in Section 3.1(b)) shall be converted into the Cash Consideration; provided , however , that if the number of shares of Phoenix Common Stock (excluding shares of Phoenix Common Stock to be cancelled as provided in Section 3.1(b)) with respect to which holders of a Certificate or Certificates have elected to receive the Common Stock Consideration (whether in All-Stock Elections or in Mixed Elections) (the “Stock Election Number”) exceeds the Anticipated Stock Conversion Number, then Mid Penn may, in its sole discretion, being under no requirement to do so, increase the number of such shares convertible into the Common Stock Consideration to a number not to exceed the Stock Election Number (the “Accommodation Stock Conversion Number”) and the remaining outstanding shares of Phoenix Common Stock (excluding shares of Phoenix Common Stock to be canceled as provided in Section 3.1(b)) shall be converted into the Cash Consideration.

(g) Allocation and Proration. To the extent necessary to satisfy the limitations in Section 3.2(f), within three (3) Business Days after the Election Deadline, Mid Penn shall cause the Exchange Agent to effect the allocation among holders of Phoenix Common Stock of rights to receive the Cash Consideration and the Common Stock Consideration as follows:

(i) If the Stock Election Number exceeds the Anticipated Stock Conversion Number, then all shares with respect to which holders have made the Cash Election (“Cash Election Shares”) and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive (A) the number of shares of Mid Penn Common Stock equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) the Exchange Ratio by (3) a fraction the numerator of which is the Anticipated Stock Conversion Number and the denominator of which is the Stock Election Number (the “Stock Proration Factor”) and (B) cash in an amount equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) the Cash Consideration by (z) one minus the Stock Proration Factor;

(ii) If the Stock Election Number is less than the Anticipated Stock Conversion Number (the amount by which the Anticipated Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Common Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive (1) the number of shares of Mid Penn Common Stock equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) the Exchange Ratio by (z) a fraction the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (the “Non-Election Proration Factor”) and (2) cash in an amount equal to the product obtained by multiplying (A) the number of Non-Election Shares held by such holder by (B) the Cash Consideration by (C) one minus the Non-Election Proration Factor; or

(B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Common Stock Consideration, and each holder of Cash Election Shares shall receive (1) the number of shares of Mid Penn Common Stock equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) the Stock Exchange Ratio by (z) a fraction the numerator of which is the amount by which the Shortfall Number exceeds the number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares (the “Cash Proration Factor”) and (2) cash in an amount equal to the product obtained by multiplying (A) the number of Cash Election Shares held by such holder by (B) the Cash Consideration by (C) one minus the Cash Proration Factor.

(iii) Notwithstanding the foregoing, the holders of one hundred (100) or fewer shares of Phoenix Common Stock of record on the date of this Agreement who have elected the All Cash Election shall not be required to have any of their shares of Phoenix Common Stock converted into Mid Penn Common Stock.

(h) Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding Phoenix Common Stock shall have no rights, after the Effective Time, with respect to such Phoenix Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to Mid Penn Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2. After the surrender of a Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive, without any interest thereon, any such dividends or other distributions with a record date after the Effective Time, which theretofore had become payable with respect to shares of Mid Penn Common Stock represented by such Certificate.

(i) Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying Letter of Transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the Letter of Transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(j) Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of Phoenix of Phoenix Common Stock that was issued and outstanding immediately prior to the Effective Time other than to settle transfers of Phoenix Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.2.

(k) Return of Exchange Fund. At any time following the twelve (12) month period after the Effective Time, Mid Penn shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund that had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Mid Penn (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Mid Penn nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to applicable abandoned property, escheat or other similar law.

(l) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Mid Penn, the posting by such person of a bond in such amount as Mid Penn may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

(m) Withholding. Mid Penn or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Phoenix Common Stock such amounts as Mid Penn (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Mid Penn or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Phoenix Common Stock in respect of whom such deduction and withholding were made by Mid Penn or the Exchange Agent.

(n) No Liability. None of Mid Penn, Phoenix any of their respective Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to any Governmental Authority or a public official pursuant to any applicable abandoned property, escheat or similar law.

(o) Reservation of Shares. Mid Penn shall reserve for issuance a sufficient number of shares of Mid Penn Common Stock for the purpose of issuing shares of Mid Penn Common Stock to the Phoenix shareholders in accordance with this Article III.

3.3. Dissenting Shareholders.

Any holder of shares of Phoenix Common Stock who perfects such holder’s appraisal rights in accordance with and as contemplated by Sections 1571 through 1580 the PBCL shall be entitled to receive from Mid Penn, in lieu of the Merger Consideration, the value of such shares as to which dissenters rights have been perfected in cash as determined pursuant to such provision of law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of such law, and surrendered to Mid Penn the Certificate or Certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Phoenix fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s Dissenter Shares, Mid Penn shall issue and deliver the consideration to which such holder of shares of Phoenix Common Stock is entitled under this Article III upon surrender by such holder of the Certificate or Certificates representing such shares of Phoenix Common Stock held by such holder.

3.4. Closing Statement.

(a) Not less than seventeen (17) Business Days prior to the Closing Date (or if such date is within seventeen (17) Business Days of the Termination Date, then as soon as reasonably practicable on or prior to the Closing Date), Mid Penn shall prepare and deliver to Phoenix a report (the “Remediation Expense Report”) setting forth a schedule with the aggregate amount of any Remediation Expense identified pursuant to Section 7.17(c). Not less than fifteen (15) Business Days prior to the Closing Date (or if such date is within fifteen (15) Business Days of the Termination Date, then as soon as reasonably practicable on or prior to the Closing Date), Phoenix shall prepare and deliver to Mid Penn for its review a report (the “Preliminary Closing Report”) setting forth each of the following: (i) the amount set forth in the Remediation Expense Report, (ii) a schedule with a calculation of the Phase I OREO Property Loss, (iii) a statement of Excess Phase I OREO Property Recoveries pursuant to Section 6.16(b), and (iv) detailed supporting calculations, documentation and data setting forth a reasonably specific and detailed description of its calculations with respect to each of the foregoing (the amount equal to the amount set forth in clause (i) plus the amount set forth in clause (ii) less the amount set forth in clause (iii) shall be the “Estimated Excess Expense Amount” and as determined using the amounts set forth on the Closing Report, the “Excess Expense Amount”). Mid Penn shall have a reasonable opportunity to discuss the Preliminary Closing Report with Phoenix and review such report and the underlying books and records of Phoenix related thereto. If Mid Penn objects to any amount reflected on the Preliminary Closing Report, Mid Penn and Phoenix shall in good faith attempt to resolve such objection and agree to such amounts prior to the Closing.

(b) The Preliminary Closing Report shall become final and binding on the twelfth (12th) Business Day prior to the Closing Date (or if such date is within twelve (12) Business Days of the Termination Date, then as soon as reasonably practicable on or prior to the Closing Date) unless, prior to the end of such period, Mid Penn delivers to Phoenix written notice of its disagreement (each, a “Notice of Disagreement”) specifying, in reasonable detail, the nature and amount of any disputed item (a “Disputed Item”), including supporting calculations, documentation and data to support its position. If Mid Penn and Phoenix have not resolved all Disputed Items by the end of such three (3) Business Day period, Mid Penn and Phoenix (i) shall submit, in writing, such independent public accounting firm as shall be reasonably agreed in writing by Mid Penn and Phoenix at such time (the “Independent Accounting Firm”), their respective briefs detailing their respective views as to the correct nature and amount of each remaining Disputed Item; provided, however, that if Mid Penn and Phoenix are unable to select such accounting firm within the two (2) Business Day period following delivery of a Notice of Disagreement by Mid Penn, either Mid Penn or Phoenix may request the New York, New York office of the American Arbitration Association to appoint, within five (5) Business Days from the date of such request, an independent public accounting firm of national standing; provided, that such firm shall not be the independent auditor of (or, during the five years prior to the date of such request, otherwise is or has been engaged as consultants by, or who otherwise provide services under a contractual arrangement to) Mid Penn or Phoenix (the accounting firm so selected shall be the “Independent Accounting Firm”), (ii) shall instruct the Independent Accounting Firm to make its determination with respect to such remaining Disputed Items in accordance with Section 3.4(a), (iii) shall instruct the Independent Accounting Firm to, and use their respective commercially reasonable efforts to cause the Independent Accounting Firm to, render a written decision resolving such remaining Disputed Items within ten (10) Business Days following such submission, and (iv) shall, and shall cause their respective Affiliates to, provide reasonable cooperation to the Independent Accounting Firm in connection with the resolution of such remaining Disputed Items. The Independent Accounting Firm shall (A) act in its capacity as an expert and not as an arbitrator, (B) consider only such remaining Disputed Items, (C) be authorized to resolve such remaining Disputed Items within the range of the difference between Mid Penn’s position with respect thereto and Phoenix’s position with respect thereto, as applicable (meaning, for example, that its final determination of any disputed amount will be within (and not outside of) the upper and lower bounds set forth by Mid Penn and Phoenix, as applicable, for such amount), and (D) shall issue a written report (the “Accountant’s Report”) setting forth in reasonable detail its determination as to each Disputed Item, which Accountant’s Report shall be accompanied by a certificate from the Independent

Accounting Firm that it reached such determination in accordance with the provisions of this Section 3.4(a). The Accountant’s Report shall be final and binding on the parties for all purposes hereunder, and the parties acknowledge and agree that judgment may be entered upon the Accountant’s Report in any competent court. Notwithstanding anything to the contrary in this Agreement, the expenses relating to the engagement of the Independent Accounting Firm shall be borne equally by Mid Penn and Phoenix. Each party shall bear its own costs (and that of its Representatives) incurred in connection with their preparation or review of the Closing Report and preparation or review of any Notice of Disagreement, as applicable. The parties agree that the Excess Expense Amount Adjustment shall be increased by the amount equal to the out-of-pocket costs related to Phoenix’s performance under this Section 3.4 for purposes of determining the Merger Consideration pursuant to Section 3.1(e).

(c) If the Preliminary Closing Report is delivered on, or the parties are unable to resolve a Disputed Item immediately prior to, the Termination Date, the Closing Report shall be the Preliminary Closing Report revised to reflect any modifications agreed to by Mid Penn and Phoenix and, with respect to any item contained in the Preliminary Closing Report that the parties are unable to resolve, shall be deemed equal to the quotient obtained by dividing (i) the sum of (A) the estimate prepared in good faith by Phoenix contained in the Preliminary Closing Report and (B) Mid Penn’s good faith estimate of such item, by (ii) two (2).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PHOENIX

Phoenix represents and warrants to Mid Penn that the statements contained in this Article IV and the information contained in the Phoenix Disclosure Schedule delivered by Phoenix to Mid Penn on the date hereof are true, correct and complete. Phoenix has made a good faith effort to ensure that the disclosure on each schedule of the Phoenix Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Phoenix Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant. References to the Knowledge of Phoenix shall include the Knowledge of Miners Bank.

4.1. Organization.

(a) Phoenix is a corporation duly organized and subsisting under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA. Phoenix has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification.

(b) Miners Bank is a Pennsylvania-chartered bank duly organized and subsisting under the laws of the Commonwealth of Pennsylvania and is regulated by the PDB and the FDIC. Miners Bank has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification. The deposits of Miners Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Miners Bank when due. Miners Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c) Phoenix Disclosure Schedule 4.1(c) sets forth each Phoenix Subsidiary, the state of organization of each Phoenix Subsidiary and the percentage of the outstanding equity securities or membership or other interests owned by Phoenix or Miners Bank. Each Phoenix Subsidiary is a corporation, limited liability company or other entity duly organized and subsisting under the laws of its jurisdiction of incorporation or organization. Each Phoenix Subsidiary has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification.

(d) The respective minute books of Phoenix, Miners Bank and each other Phoenix Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including all committees thereof).

(e) Prior to the date of this Agreement, Phoenix has made available to Mid Penn true and correct copies of the articles of incorporation and bylaws of Phoenix and similar governing documents of Miners Bank and each other Phoenix Subsidiary, each as in effect on the date hereof.

4.2. Capitalization.

(a) The authorized capital stock of Phoenix consists of 10,000,000 shares of Phoenix Common Stock, and 40,000 shares of preferred stock, $100 par value per share. As of the date of this Agreement, there are (i) 282,206 shares of Phoenix Common Stock issued and outstanding, (ii) 2,625 shares of the Phoenix SBLF Preferred Stock issued and outstanding, all of which are held by the United States Treasury, (iii) 54,170 shares of Phoenix Common Stock held by Phoenix as Treasury Stock, (iv) 31,500 Phoenix SARs issued and outstanding, and (v) 3,400 shares of Phoenix Common Stock issuable upon settlement of the Phoenix Contingent Rights assuming the Closing occurred as of the last Business Day as of the month end immediately prior to the date of this Agreement. All of the issued and outstanding shares of Phoenix Common Stock and the Phoenix SBLF Preferred Stock, the Phoenix SARs and the Phoenix Contingent Rights have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of Phoenix, nor any trust preferred or subordinated debt securities of Phoenix, are issued or outstanding. Except as set forth on Phoenix Disclosure Schedule 4.2(a), there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Phoenix, or otherwise obligating Phoenix to issue, transfer, sell, purchase, redeem, or otherwise acquire, to register under the Securities Act and the rules and regulations of the SEC thereunder, or to pay a dividend on any such securities. Except for the Phoenix Affiliate Letters, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Phoenix Common Stock or other equity interests of Phoenix.

(b) Phoenix owns all of the capital stock of Miners Bank, free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind (collectively, “Liens”). Except for the Phoenix Subsidiaries, Phoenix does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Phoenix Subsidiaries, equity interests held by Phoenix Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Phoenix Subsidiaries, including stock in the FHLB. Except as set forth on Phoenix Disclosure Schedule 4.2(b), either Phoenix or Miners Bank owns all of the outstanding shares of capital stock or equity interests of each Phoenix Subsidiary free and clear of all Liens.

(c) To the Knowledge of Phoenix, except as set forth on Phoenix Disclosure Schedule 4.2(c), no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Phoenix Common Stock.

(d) All contractual or other rights or obligations (including preemptive rights) of Phoenix or any Phoenix Subsidiary to purchase or sell any shares of capital stock, partnership, membership or joint venture interests, or other equitable interests in any Person are set forth on Phoenix Disclosure Schedule 4.2(d).

(e) Phoenix is current on all dividends payable on the shares of Phoenix SBLF Preferred Stock and has complied with all the terms and conditions thereof.

4.3. Authority; No Violation.

(a) Phoenix has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by Phoenix’s shareholders, to consummate the transactions contemplated hereby. Miners Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and to complete the Bank Merger, subject to receipt of all necessary Regulatory Approvals. The execution and delivery of this Agreement by Phoenix and the consummation by Phoenix of the transactions contemplated hereby, including the Merger, have been duly and validly approved and adopted by the Board of Directors of Phoenix, and no other corporate proceedings on the part of Phoenix, except for the approval of the Phoenix shareholders, is necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Phoenix and, subject to (i) approval by the shareholders of Phoenix, (ii) receipt of the Regulatory Approvals, and (iii) due and valid execution and delivery of this Agreement by Mid Penn, constitutes the valid and binding obligation of Phoenix, enforceable against Phoenix in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by Miners Bank concurrently with, or as soon as practicable after, the execution and delivery of this Agreement, will constitute the valid and binding obligation of Miners Bank, enforceable against Miners Bank , subject to due and valid execution and delivery of the Bank Plan of Merger by Mid Penn Bank, in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b) Subject to receipt of Regulatory Approvals, approval by the required vote of Phoenix’s shareholders and Phoenix’s and Mid Penn’s compliance with any conditions contained therein, (i) the execution and delivery of this Agreement by Phoenix, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by Phoenix with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Phoenix or similar governing document of any of the Phoenix Subsidiaries, including Miners Bank, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Phoenix or any Phoenix Subsidiary or any of their respective properties or assets, or (C) except as set forth in Phoenix Disclosure Schedule 4.3(b), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of Phoenix or any Phoenix Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Phoenix or any Phoenix Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (B) and (C), for any violations, conflicts, breaches, defaults or other occurrences which would not, individually or in the aggregate, constitute a Material Adverse Effect.

4.4. Consents.

Except as set forth on Phoenix Disclosure Schedule 4.4 and except for the Regulatory Approvals, approval of the shareholders of Phoenix, and consents, approvals, filings and registrations from or with the SEC and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are, or will be, necessary, and no consents or approvals of any third parties are, or will be, necessary, in connection with (a) the execution and delivery of this Agreement by Phoenix or the Bank Plan of Merger by Miners Bank and (b) the completion by Phoenix of the transactions contemplated hereby or by Miners Bank of the Bank Merger. As of the date of this Agreement, Phoenix (x) has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of Phoenix or Miners Bank to complete the transactions contemplated by this Agreement and (y) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.5. Financial Statements; Undisclosed Liabilities.

(a) Phoenix has previously made available, or will make available, to Mid Penn the Phoenix Regulatory Reports. The Phoenix Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, throughout the periods covered by such statements, and fairly present, or will fairly present, in all material respects the financial position, results of operations and changes in shareholders’ equity of Phoenix as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, applied on a consistent basis.

(b) Phoenix has previously made available, or will make available, to Mid Penn the Phoenix Financial Statements. The Phoenix Financial Statements have been, or will be, prepared in accordance with GAAP, and (including the related notes where applicable) fairly present, or will fairly present, in each case in all material respects the consolidated financial position, results of operations and cash flows of Phoenix and the Phoenix Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof (subject in the case of the unaudited interim statements to normal year-end adjustments and to any other adjustments described therein), in accordance with GAAP during the periods involved, except as indicated in the notes thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(c) As of the date of each balance sheet included in the Phoenix Financial Statements, neither Phoenix nor Miners Bank, as applicable, has had, or will have, any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Phoenix Financial Statements or Phoenix Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(d) Except as set forth on Phoenix Disclosure Schedule 4.5(d), the records, systems, controls, data and information of Phoenix and the Phoenix Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Phoenix or any Phoenix Subsidiary or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in this Section 4.5(d). Phoenix (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to Phoenix, including its consolidated Phoenix Subsidiaries, is made known to the chief executive officer and the chief financial officer of Phoenix by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to Phoenix’s outside auditors and the audit committee of Phoenix’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Phoenix’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Phoenix’s internal control over financial reporting. These disclosures (if any) were made in writing by management to Phoenix’s auditors and audit committee and a copy has previously been made available to Mid Penn.

(e) Since December 31, 2011, (i) neither Phoenix nor any of the Phoenix Subsidiaries nor, to the Knowledge of Phoenix, any director, officer, employee, auditor, accountant or representative of Phoenix or any of the Phoenix Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Phoenix or any of the Phoenix Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Phoenix or any of the Phoenix Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Phoenix or any of the Phoenix Subsidiaries, whether or not employed by Phoenix or any of the Phoenix Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Phoenix or any of its officers, directors, employees or agents to the Board of Directors of Phoenix or any committee thereof or to any director or officer of Phoenix.

4.6. Taxes.

Except as described in Phoenix Disclosure Schedule 4.6, Phoenix and the Phoenix Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code. Phoenix has duly filed, and will file, all federal, state and local tax returns required to be filed by, or with respect to, Phoenix and every Phoenix Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Phoenix and any Phoenix Subsidiary by any taxing authority or pursuant to any tax sharing agreement on or prior to the Closing Date other than taxes or other charges that (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined. Except as set forth in Phoenix Disclosure Schedule 4.6, as of the date of this Agreement, Phoenix has received no written notice of, and to Phoenix’s Knowledge there is no, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Phoenix or any Phoenix Subsidiary, and no written claim has been made by any Governmental Entity in a jurisdiction where Phoenix or any Phoenix Subsidiary does not file tax returns that Phoenix or any Phoenix Subsidiary is subject to taxation in that jurisdiction. Phoenix and the Phoenix Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Phoenix and each Phoenix Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Phoenix and each Phoenix Subsidiary, to Phoenix’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Except as set forth in Phoenix Disclosure Schedule 4.6, neither Phoenix nor any Phoenix Subsidiary is a party to any tax sharing, tax indemnity, or tax allocation agreement or similar contract or understanding.

4.7. No Material Adverse Effect.

Phoenix has not suffered any Material Adverse Effect since December 31, 2013, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Phoenix.

4.8. Material Contracts; Leases; Defaults.

(a) Except as set forth on Phoenix Disclosure Schedule 4.8(a), neither Phoenix nor any Phoenix Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of Phoenix or any Phoenix Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of Phoenix or any Phoenix Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Phoenix or any Phoenix Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by Phoenix or any Phoenix Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of $50,000 whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Phoenix or any Phoenix Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements,

FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) that would be applicable on or after the Closing Date to any Person; (vi) any other agreement, written or oral, that obligates Phoenix or any Phoenix Subsidiary for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the-shelf” software), or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Phoenix or any Phoenix Subsidiary (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

(b) Phoenix Disclosure Schedule 4.8(b) identifies each parcel of real estate owned, leased or subleased by Phoenix, Miners Bank or any Phoenix Subsidiary. Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of any such lease, is listed in Phoenix Disclosure Schedule 4.8(b), identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither Phoenix nor any Phoenix Subsidiary is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(c) True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.8(a) and 4.8(b) (collectively, the “Phoenix Material Contracts”) have been made available to Mid Penn on or before the date hereof, and are in full force and effect on the date hereof, and neither Phoenix nor any Phoenix Subsidiary (nor, to the Knowledge of Phoenix, any other party to any Phoenix Material Contract) has materially breached any provision of, or is in default in any respect under any term of, any Phoenix Material Contract. Except as listed on Phoenix Disclosure Schedule 4.8(c), no party to any Phoenix Material Contract will have the right to terminate any or all of the provisions of any such Phoenix Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

(d) Except as listed on Phoenix Disclosure Schedule 4.8(d), since December 31, 2013, through and including the date of this Agreement, neither Phoenix nor any Phoenix Subsidiary has (i) except for normal increases for employees made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2013 (which amounts have been previously made available to Mid Penn), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on Phoenix Disclosure Schedule 4.12, as in effect as of the date hereof), or paid any bonus other than the customary bonuses in amounts consistent with past practice, (ii) granted any options or warrants to purchase shares of Phoenix Common Stock, or any Right to any executive officer, director or employee other than grants made in the ordinary course of business consistent with past practice under any option or benefit plan, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of Phoenix or any of the Phoenix Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments except at the direction or request of any Bank Regulator,

(vii) entered into any lease of real or personal property requiring annual payments in excess of $10,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of Phoenix or the Phoenix Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy except in accordance with any changes in GAAP, or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.9. Ownership of Property; Insurance Coverage.

(a) Phoenix and each Phoenix Subsidiary has good and, as to real property and securities, marketable title to all material assets and properties owned, and as to securities held, by Phoenix or any Phoenix Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Phoenix Regulatory Reports and in the Phoenix Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such balance sheets), subject to no material Liens, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Phoenix Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Phoenix Financial Statements. Such securities are valued on the books of Phoenix and each of the Phoenix Subsidiaries in accordance with GAAP. Phoenix and the Phoenix Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Phoenix and the Phoenix Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither Phoenix nor any Phoenix Subsidiary is in default in any material respect under any lease for any real or personal property to which either Phoenix or any Phoenix Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on Phoenix.

(b) With respect to all agreements pursuant to which Phoenix or any Phoenix Subsidiary has purchased securities subject to an agreement to resell, if any, Phoenix or such Phoenix Subsidiary, as the case may be, has a valid, perfected first Lien in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. Phoenix and each of the Phoenix Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Phoenix and each such Phoenix Subsidiary believes are prudent and reasonable in the context of such businesses.

(c) Phoenix and each Phoenix Subsidiary currently maintain insurance considered by Phoenix to be reasonable for their respective operations in accordance with industry practice. Neither Phoenix nor any Phoenix Subsidiary, except as set forth in Phoenix Disclosure Schedule 4.9(c), has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. Except as set forth on Phoenix Disclosure Schedule 4.9(c), there are presently no material claims pending under such policies of insurance and no notices have been given by Phoenix or any Phoenix Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years Phoenix and each Phoenix Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. Phoenix Disclosure Schedule 4.9(c) identifies all material policies of insurance maintained by Phoenix and each Phoenix Subsidiary as well as the other matters required to be disclosed under this Section 4.9(c).

4.10. Legal Proceedings.

Except as set forth in Phoenix Disclosure Schedule 4.10, neither Phoenix nor any Phoenix Subsidiary is a party to any, and there are no pending or, to Phoenix’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any material nature (a) against Phoenix or any Phoenix Subsidiary, (b) to which Phoenix or any Phoenix Subsidiary’s material assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of Phoenix or Miners Bank to perform under this Agreement in any material respect.

4.11. Compliance With Applicable Law.

(a) Each of Phoenix and each Phoenix Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, OFAC regulations, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Phoenix nor any Phoenix Subsidiary has received any written notice to the contrary except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Phoenix. The Board of Directors of Miners Bank has adopted, and Miners Bank has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

(b) Each of Phoenix and each Phoenix Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Phoenix; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

(c) Other than those listed on Phoenix Disclosure Schedule 4.11(c), since January 1, 2012, neither Phoenix nor any Phoenix Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Phoenix or any Phoenix Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Phoenix or any Phoenix Subsidiary; (iii) requiring, or threatening to require, Phoenix or any Phoenix Subsidiary, or indicating that Phoenix or any Phoenix Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Phoenix or any Phoenix Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Phoenix or any Phoenix Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “Phoenix Regulatory Agreement”). Copies of all Phoenix Regulatory Agreements, if any,

and all related correspondence between or among Phoenix or any Phoenix Subsidiary and any Bank Regulator have heretofore been made available to Mid Penn. Neither Phoenix nor any Phoenix Subsidiary has consented to or entered into any Phoenix Regulatory Agreement that is currently in effect or that was in effect since January 1, 2012. The most recent regulatory rating given to Miners Bank as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.

(d) Each of Phoenix and Miners Bank are “well capitalized” or words of similar import in future regulations within the meaning of the regulations of the FRB and the FDIC, respectively, and neither Phoenix nor Miners Bank knows of any facts or circumstances that would reflect adversely on the financial and managerial standards to be applied by the FRB under the BHCA in determining whether to approve the Merger.

4.12. Employee Benefit Plans.

(a) Phoenix Disclosure Schedule 4.12 contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor), including, without limitation, supplemental executive retirement plans, stock purchase plans, stock option plans, restricted stock plans, stock appreciation rights plans, severance arrangements, employment agreements, consulting agreements, settlement agreements, release agreements, change-in-control agreements, fringe benefit plans, bonus plans, incentive plans, director deferred agreements, director retirement agreements, deferred compensation plans and all other benefit practices, policies and arrangements (including vacation) under which any current or former employee, director or independent contractor of Phoenix or any Phoenix Subsidiary has any present or future right to benefits or under which Phoenix or any Phoenix Subsidiary has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Phoenix Benefit Plans.”

(b) With respect to each Phoenix Benefit Plan, Phoenix has made available to Mid Penn a current, accurate and complete copy thereof (or a written summary of the material terms of any unwritten plan) and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter issued by the IRS and any current application to the IRS for such letter, if applicable; (iii) the most recent summary plan description and any subsequent summaries of material modifications or planned modification; and (iv) annual return/reports on Form 5500 for the last three plan years with respect to each Phoenix Benefit Plan which is required to file such annual return/report.

(c) (i) Except as would not have, individually or in the aggregate, a Material Adverse Effect, each Phoenix Benefit Plan that is subject to ERISA and the Code has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Phoenix Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and with respect to all plan document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such determination letter were made as and when required by such determination letter, and to the Knowledge of Phoenix, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) to the Knowledge of Phoenix, no event has occurred and no condition exists that is reasonably likely to subject Phoenix or any Phoenix Subsidiary, solely by reason of its affiliation with any past or present “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any Tax, fine, Lien, penalty or other liability imposed by ERISA or the Code; (iv) except as set forth in Phoenix Disclosure Schedule 4.12, no Phoenix Benefit Plan provides, and Phoenix and the Phoenix Subsidiaries have no obligation to provide, any welfare benefits to any employee or service provider (or any beneficiary thereof) after the employee’s termination of employment and/or the service provider’s termination of service other than as required by Section 4980B of the Code and/or other applicable law; and

(v) all contributions required to be made under the terms of any Phoenix Benefit Plan have been timely made or, if not yet due, have been properly reflected in Phoenix’s financial statements in accordance with GAAP.

(d) Except as set forth in Phoenix Disclosure Schedule 4.12, Phoenix and the Phoenix Subsidiaries do not maintain, and have not maintained within the last ten years, a defined benefit plan. None of the Phoenix Benefit Plans is a “multiemployer plan” (within the meaning of ERISA Section 3(37)) and none of Phoenix, the Phoenix Subsidiaries or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

(e) Except as set forth in Phoenix Disclosure Schedule 4.12, with respect to any Phoenix Benefit Plan, the assets of any trust under such Phoenix Benefit Plan, Phoenix Benefit Plan sponsor, Phoenix Benefit Plan fiduciary or Phoenix Benefit Plan administrator, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Phoenix, threatened and (ii) to the Knowledge of Phoenix, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

(f) Except as set forth in Phoenix Disclosure Schedule 4.12, the consummation of the transactions contemplated herein will not, separately or together with any other event, (i) entitle any employee, officer or director of Phoenix or any Phoenix Subsidiary to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any such employee, officer or director.

(g) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all Phoenix Benefit Plans which provide for the deferral of compensation, within the meaning of Section 409A of the Code, have been administered in good faith compliance with Section 409A of the Code. Except as set forth in Phoenix Disclosure Schedule 4.12, no outstanding stock options and no shares of restricted stock are subject to Section 409A of the Code. In addition, Phoenix Disclosure Schedule 4.12 sets forth the amounts of any deferred compensation payable to any employee or director of Phoenix.

(h) Phoenix has not communicated to any current or former employee thereof any intention or commitment to modify in any material respect any Phoenix Benefit Plan or contract to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

4.13. Environmental Matters.

Except as may be set forth in Phoenix Disclosure Schedule 4.13, to the Knowledge of Phoenix, with respect to Phoenix and each Phoenix Subsidiary:

(a) Neither (i) the conduct nor operation of the business of Phoenix or any Phoenix Subsidiary nor (ii) any condition of any property currently or previously owned or operated by Phoenix or any Phoenix Subsidiary (including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Phoenix or any Phoenix Subsidiary. No condition exists or has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Phoenix or any Phoenix Subsidiary by reason of any Environmental Laws. Neither Phoenix nor any Phoenix Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Phoenix or any Phoenix Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them (including any Other Real Estate Owned or property pledged as collateral for any loan held by Phoenix or any Phoenix Subsidiary) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Phoenix or any Phoenix Subsidiary;

(b) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Phoenix’s Knowledge, threatened, before any court, Governmental Entity or other forum against Phoenix or any Phoenix Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Phoenix or any Phoenix Subsidiary; and

(c) There are no underground storage tanks on, in or under any properties owned or operated by Phoenix or any of the Phoenix Subsidiaries, and no underground storage tanks have been closed or removed from any properties owned or operated by Phoenix or any of the Phoenix Subsidiaries except in compliance with Environmental Laws in all material respects.

4.14. Brokers, Finders and Financial Advisors.

Neither Phoenix nor any Phoenix Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Griffin Financial Group LLC (“Griffin”) by Phoenix and the fee payable pursuant thereto.

4.15. Loan Matters.

(a) The allowance for loan losses reflected in Phoenix’s audited consolidated balance sheet at December 31, 2013 was, and the allowance for loan losses shown on Phoenix’s balance sheets for periods ending after December 31, 2013 was, or will be, adequate, as of the date thereof, under GAAP.

(b) Phoenix Disclosure Schedule 4.15(b) sets forth a listing, as of July 31, 2014, by account, of: (i) all loans (including loan participations) of Miners Bank or any other Phoenix Subsidiary that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit of Miners Bank or any other Phoenix Subsidiary which have been terminated by Miners Bank or any other Phoenix Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified Miners Bank or any other Phoenix Subsidiary during the past twelve months of, or has asserted against Miners Bank or any other Phoenix Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Phoenix, each borrower, customer or other party which has given Miners Bank or any other Phoenix Subsidiary any oral notification of, or orally asserted to or against Miners Bank or any other Phoenix Subsidiary, any such claim; (iv) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (D) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith; and (v) all assets classified by Miners Bank or any Phoenix Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Except as set forth on Phoenix Disclosure Schedule 4.15(b), all loans of Miners Bank have been classified as of July 31, 2014 in accordance with the loan policies and procedures of Miners Bank.

(c) Except as set forth on Phoenix Disclosure Schedule 4.15(e), all loans receivable (including discounts) and accrued interest entered on the books of Phoenix and the Phoenix Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Phoenix’s or the appropriate Phoenix Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of Phoenix and the Phoenix Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Phoenix or the appropriate Phoenix Subsidiary free and clear of any Liens.

(d) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(e) Phoenix Disclosure Schedule 4.15(e) sets forth, as of July 31, 2014, a schedule of all executive officers and directors of Phoenix who have outstanding loans from Phoenix or Miners Bank, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(f) To the Knowledge of Phoenix, no shares of Phoenix Common Stock were purchased with the proceeds of a loan made by Phoenix or any Phoenix Subsidiary.

4.16. Related Party Transactions.

Except as set forth in Phoenix Disclosure Schedule 4.16 and except for any intracompany transactions, neither Phoenix nor any Phoenix Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Phoenix or any Phoenix Subsidiary. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features. Except as set forth in Phoenix Disclosure Schedule 4.16, no loan or credit accommodation to any Affiliate of Phoenix or any Phoenix Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Phoenix nor any Phoenix Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Phoenix is inappropriate. Except as set forth in Phoenix Disclosure Schedule 4.16, no shareholder or Affiliate of Phoenix (other than Phoenix and the Phoenix Subsidiaries) owns any material property or asset used in the conduct of the business of Phoenix and the Phoenix Subsidiaries.

4.17. Credit Card Accounts and Merchant Processing.

(a) Credit Card Accounts. Neither Phoenix nor any Phoenix Subsidiary originates, maintains or administers credit card accounts.

(b) Merchant Processing. Except as set forth on Phoenix Disclosure Schedule 4.17(b), neither Phoenix nor any Phoenix Subsidiary provides, or has provided, merchant credit card processing services to any merchants.

4.18. Required Vote.

The affirmative vote of at least seventy percent (70%) of the outstanding shares of Phoenix Common Stock at the Phoenix Shareholders’ Meeting by the holders of shares of Phoenix Common Stock is required to approve this Agreement and the Merger under Phoenix’s articles of incorporation and the PBCL.

4.19. Registration Obligations.

Neither Phoenix nor any Phoenix Subsidiary is under any obligation, contingent or otherwise, that will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.20. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Phoenix’s own account, or for the account of one or more of the Phoenix Subsidiaries or their customers (all of which are set forth in Phoenix Disclosure Schedule 4.20), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Phoenix or any Phoenix Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Phoenix nor any Phoenix Subsidiary, nor to the Knowledge of Phoenix any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.21. Fairness Opinion.

Phoenix has received a written opinion from Griffin to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration is fair to Phoenix shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.22. Fiduciary Accounts.

To the Knowledge of Phoenix, Miners Bank and each Phoenix Subsidiary has properly administered all accounts for which it acts as a fiduciary in all material respects, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Except as set forth in Phoenix Disclosure Schedule 4.22, to the Knowledge of Phoenix, neither Miners Bank nor any other Phoenix Subsidiary, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

4.23. Intellectual Property.

Phoenix and each Phoenix Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Phoenix’s or each of the Phoenix Subsidiaries’ business, and neither Phoenix nor any Phoenix Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Phoenix and each Phoenix Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To Phoenix’s Knowledge, the conduct of the business of Phoenix and each Phoenix Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.24. Labor Matters.

There are no labor or collective bargaining agreements to which Phoenix or any Phoenix Subsidiary is a party. To the Knowledge of Phoenix, there is no activity involving Phoenix or any Phoenix Subsidiary seeking to certify a collective bargaining unit involving any of their employees. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or threatened against Phoenix or any Phoenix Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Phoenix, threatened against Phoenix or any Phoenix Subsidiary (other than routine employee grievances that are not related to union employees). Phoenix and each

Phoenix Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

4.25. Phoenix Information Supplied.

None of the information supplied or to be supplied by Phoenix for inclusion or incorporation by reference in the Proxy Statement–Prospectus and/or in the Registration Statement, as applicable, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or in any amendment or supplement thereto will, at the time the Proxy Statement-Prospectus or any such supplement or amendment thereto is first mailed to the shareholders of Phoenix or at the time Phoenix shareholders vote on the matters at the Phoenix Shareholders’ Meeting or at the time the Registration Statement or any such amendment or supplement thereto becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Phoenix in this Section 4.25 with respect to statements made or incorporated by reference therein based on information supplied by Mid Penn in writing expressly for inclusion or incorporation by reference in the Proxy Statement-Prospectus, the Registration Statement or such other applications, notifications or other documents. If at any time prior to the Effective Time any event should be discovered by Phoenix or any of the Phoenix Subsidiaries which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement-Prospectus, or in any amendment or supplement to any such other applications, notifications or other documents, Phoenix shall promptly so inform Mid Penn.

4.26. Takeover Laws.

The adoption and approval by the board of directors of Phoenix of this Agreement, the Merger and the other transactions contemplated in this Agreement represent all the action necessary to render inapplicable to this Agreement, the Merger and such other transactions, the provisions of any potentially applicable anti-takeover, control share, fair price, moratorium, interested shareholder or similar Law, and, to the extent applicable, the provisions of Article 9 of Phoenix’s articles of incorporation.

4.27. Quality of Representations.

The representations made by Phoenix in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MID PENN

Mid Penn represents and warrants to Phoenix that the statements contained in this Article V and in the Mid Penn Disclosure Schedules delivered by Mid Penn to Phoenix on the date hereof are true, correct and complete, except as disclosed in any report, schedule, form or other document filed with the SEC by Mid Penn prior to the date hereof and on or after the date on which Mid Penn filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature). Mid Penn has made a good faith effort to ensure that the disclosure on each schedule of the Mid Penn Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Mid Penn Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant. References to the Knowledge of Mid Penn shall include the Knowledge of Mid Penn Bank.

5.1. Organization.

(a) Mid Penn is a corporation duly organized and subsisting under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA. Mid Penn has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification.

(b) Mid Penn Bank is a Pennsylvania-chartered bank duly organized and subsisting under the laws of the Commonwealth of Pennsylvania. Mid Penn Bank has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification. The deposits of Mid Penn Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Mid Penn Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c) Mid Penn Disclosure Schedule 5.1(c) sets forth each Mid Penn Subsidiary, the state of organization of each Mid Penn Subsidiary and the percentage of the outstanding equity securities, membership or other interests of such Mid Penn Subsidiary owned by Mid Penn or Mid Penn Bank. Each Mid Penn Subsidiary is a corporation, limited liability company or other entity duly organized and subsisting under the laws of its jurisdiction of incorporation or organization. Each Mid Penn Subsidiary has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification.

(d) The respective minute books of Mid Penn and each Mid Penn Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including all committees thereof).

(e) Prior to the date of this Agreement, Mid Penn has made available to Phoenix true and correct copies of the articles of incorporation and bylaws of Mid Penn and similar governing documents of Mid Penn Bank and each other Mid Penn Subsidiary, each as in effect on the date hereof.

5.2. Capitalization.

(a) The authorized capital stock of Mid Penn consists of 10,000,000 shares of Mid Penn Common Stock, and 10,000,000 shares of preferred stock, par value $1.00 per share (“Mid Penn Preferred Stock”). As of the date of this Agreement, there are (i) 3,496,054 shares of Mid Penn Common Stock issued and outstanding, (ii) 5,000 shares of 7% Non-Cumulative Non-Voting Non-Convertible Perpetual Preferred Stock, Series B (the “Mid Penn Series B Preferred Stock”) issued and outstanding, and (iii) 100,000 shares of Mid Penn Common Stock reserved for issuance under Mid Penn’s equity compensation plans (the “Mid Penn Stock Plan”). As of the date of this Agreement, except pursuant to (A) this Agreement and (B) the Mid Penn Stock Plan, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Mid Penn, or otherwise obligating Mid Penn to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. As of the date of this Agreement, there is no Voting Debt of Mid Penn, nor any trust preferred or subordinated debt securities of Mid Penn are issued or outstanding. The shares of Mid Penn Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights. Except for the Mid Penn Affiliate Letters, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with regard to the voting or transfer of the Mid Penn Common Stock or other equity interests of Mid Penn. Mid Penn has, or as of the Effective Time will have, sufficient authorized and unissued shares of Mid Penn Common Stock to issue the Merger Consideration at the Effective Time and sufficient authorized and unissued shares of Mid Penn Preferred

Stock to issue shares of Mid Penn SBLF Preferred Stock pursuant to Section 3.1(j). Mid Penn Disclosure Schedule 5.2(a) sets forth the name of each holder and the number of outstanding rights to purchase, and securities convertible or exchangeable into Mid Penn Common Stock or Mid Penn Preferred Stock, the number of shares each holder may acquire pursuant to the exercise of such options, the grant and vesting dates, and the exercise price relating to the options held.

(b) Mid Penn owns all of the capital stock of Mid Penn Bank free and clear of any Lien. Except for the Mid Penn Subsidiaries, Mid Penn does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Mid Penn Subsidiaries, equity interests held by Mid Penn Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Mid Penn Subsidiaries, including stock in the FHLB. Either Mid Penn or Mid Penn Bank owns all of the outstanding shares of capital stock or equity interests of each Mid Penn Subsidiary free and clear of all Liens.

(c) To Mid Penn’s Knowledge, except as set forth on Mid Penn Disclosure Schedule 5.2(c), no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Mid Penn Common Stock.

(d) All contractual or other rights or obligations (including preemptive rights) of Mid Penn or any Mid Penn Subsidiary to purchase or sell any shares of capital stock, partnership, membership or joint venture interests, or other equitable interests in any Person are set forth on Mid Penn Disclosure Schedule 5.2(d).

(e) Mid Penn has complied with all the terms and conditions of the Mid Penn Series B Preferred Stock.

5.3. Authority; No Violation.

(a) Mid Penn has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of this Agreement by Mid Penn’s shareholders, to consummate the transactions contemplated hereby. Mid Penn Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and to complete the Bank Merger, subject to receipt of all necessary Regulatory Approvals. The execution and delivery of this Agreement by Mid Penn and the consummation by Mid Penn of the transactions contemplated hereby, including the Merger have been duly and validly approved and adopted by the Board of Directors of Mid Penn, and no other corporate proceedings on the part of Mid Penn, except for the approval of Mid Penn’s shareholders, are necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Mid Penn and, subject to the receipt of the Regulatory Approvals and approval by the required vote of Mid Penn’s shareholders and due and valid execution and delivery of this Agreement by Phoenix, constitutes the valid and binding obligations of Mid Penn, enforceable against Mid Penn in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by Mid Penn Bank concurrently with, or as soon as practicable after, the execution and delivery of this Agreement, will constitute the valid and binding obligation of Mid Penn Bank, enforceable against Mid Penn Bank, subject to due and valid execution and delivery of the Bank Plan of Merger by Miners Bank, in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b) Subject to receipt of Regulatory Approvals, approval by the required vote of Mid Penn’s shareholders and Phoenix’s and Mid Penn’s compliance with any conditions contained therein, (i) the execution and delivery of this Agreement by Mid Penn or the Bank Plan of Merger by Mid Penn Bank, (ii) the consummation of the transactions contemplated hereby or by Mid Penn Bank of the Bank Merger, and (iii) compliance by Mid Penn with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Mid Penn or any similar governing documents of any Mid Penn Subsidiary, including Mid Penn Bank, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Mid Penn or any Mid

Penn Subsidiary or any of their respective properties or assets, or (C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of Mid Penn or any Mid Penn Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (B) and (C), for any violations, conflicts, breaches, defaults or other occurrences which would not, individually or in the aggregate, constitute a Material Adverse Effect.

5.4. Consents.

Except for the Regulatory Approvals, approval of the shareholders of Mid Penn, and consents, approvals, filings and registrations from or with the SEC and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are or will be necessary, and no consents or approvals of any third parties are or will be necessary, in connection with (a) the execution and delivery of this Agreement by Mid Penn and (b) the completion by Mid Penn of the transactions contemplated hereby. Mid Penn (x) has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of Mid Penn or Mid Penn Bank to complete the transactions contemplated by this Agreement and (y) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

5.5. Financial Statements; Undisclosed Liabilities.

(a) Mid Penn has previously made available, or will make available, to Phoenix the Mid Penn Regulatory Reports. The Mid Penn Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, throughout the periods covered by such statements, and fairly present or will fairly present in all material respects the financial position, results of operations and changes in shareholders’ equity of Mid Penn as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, applied on a consistent basis.

(b) Mid Penn has previously made available, or will make available, to Phoenix the Mid Penn Financial Statements. The Mid Penn Financial Statements have been or will be prepared in accordance with GAAP, and (including the related notes where applicable) fairly present, or will fairly present, in each case in all material respects the consolidated financial position, results of operations and cash flows of Mid Penn and the Mid Penn Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof (subject in the case of the unaudited interim statements to normal year-end adjustments), in accordance with GAAP during the periods involved, except as indicated in the notes thereto and except in the case of any unaudited statements to normal recurring audit adjustments.

(c) At the date of each balance sheet included in the Mid Penn Financial Statements, neither Mid Penn nor Mid Penn Bank has had or will have any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Mid Penn Financial Statements or Mid Penn Regulatory Reports or in the footnotes thereto that are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and except in the case of any unaudited statements to normal, recurring audit adjustments and, in the case of Mid Penn Regulatory Reports, the absence of footnotes.

(d) The records, systems, controls, data and information of Mid Penn and the Mid Penn Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Mid Penn or any Mid Penn Subsidiary or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.5(d). Mid Penn (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (ii) has implemented and maintains disclosure controls and procedures to ensure that material information relating to Mid Penn, including its consolidated Mid Penn Subsidiaries, is made known to the chief executive officer and the chief financial officer of Mid Penn by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to Mid Penn’s outside auditors and the audit committee of Mid Penn’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Mid Penn’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Mid Penn’s internal controls over financial reporting. These disclosures (if any) were made in writing by management to Mid Penn’s auditors and audit committee and a copy has previously been made available to Phoenix.

(e) Since December 31, 2011, (i) neither Mid Penn nor any of the Mid Penn Subsidiaries nor, to the Knowledge of Mid Penn, any director, officer, employee, auditor, accountant or representative of Mid Penn or any Mid Penn Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Mid Penn or any Mid Penn Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Mid Penn or any Mid Penn Subsidiary has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Mid Penn or any Mid Penn Subsidiary, whether or not employed by Mid Penn or any Mid Penn Subsidiary, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Mid Penn or any of its officers, directors, employees or agents to the Board of Directors of Mid Penn or any committee thereof or to any director or officer of Mid Penn.

5.6. No Material Adverse Effect.

Mid Penn has not suffered any Material Adverse Effect since December 31, 2013, and no event has occurred or circumstance arisen since that date that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Mid Penn.

5.7. Material Contracts; Leases; Defaults.

(a) Except as set forth in Mid Penn Disclosure Schedule 5.7(a), neither Mid Penn nor any Mid Penn Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of Mid Penn or any Mid Penn Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of Mid Penn or any Mid Penn Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Mid Penn or any Mid Penn Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by Mid Penn or any Mid Penn Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of $250,000 whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Mid Penn or any Mid Penn Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) that would be applicable on or after the Closing Date to any Person; (vi) any other agreement, written or oral, that obligates Mid Penn or any Mid Penn Subsidiary for the payment of more than $150,000 annually or for the payment of more than $750,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the- shelf” software), or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Mid Penn or any Mid Penn Subsidiary (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

(b) Mid Penn Disclosure Schedule 5.7(b) identifies each parcel of real estate owned, leased or subleased by Mid Penn, Mid Penn Bank or any Mid Penn Subsidiary. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither Mid Penn nor any Mid Penn Subsidiary is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(c) True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 5.7(a) and 5.7(b) (collectively, the “Mid Penn Material Contracts”) have been made available to Phoenix on or before the date hereof, and are in full force and effect on the date hereof, and neither Mid Penn nor any Mid Penn Subsidiary (nor, to the Knowledge of Mid Penn, any other party to any Mid Penn Material Contract) has materially breached any provision of, or is in default in any respect under any term of, any Mid Penn Material Contract. Except as listed on Mid Penn Disclosure Schedule 5.7(c), no party to any Mid Penn Material Contract will have the right to terminate any or all of the provisions of any such Mid Penn Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

(d) Since December 31, 2013, through and including the date of this Agreement, neither Mid Penn nor any Mid Penn Subsidiary has (i) except for normal increases for employees made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2013 (which amounts have been previously made available to Phoenix), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on Mid Penn Disclosure Schedule 5.11, as in effect as of the date hereof), or paid any bonus other than the customary bonuses in amounts consistent with past practice, (ii) granted any options or warrants to purchase shares of Mid Penn Common Stock, or any Right to any executive officer, director or employee other than grants made in the ordinary course of business consistent with past practice under any option or benefit plan and set forth on Mid Penn Disclosure Schedule 5.2(a), (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of Mid Penn or any of the Mid Penn Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments except at the direction or request of any Bank Regulator, (vii) entered into any lease of real or personal property requiring annual payments in excess of $100,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of Mid Penn or the Mid Penn Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy except in accordance with any changes in GAAP, or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

5.8. Ownership of Property; Insurance Coverage.

(a) Mid Penn and each Mid Penn Subsidiary has good and, as to real property and securities, marketable title to all material assets and properties owned, and as to securities held, by Mid Penn or any Mid Penn Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Mid Penn Regulatory Reports and in the Mid Penn Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such balance sheets), subject to no material Liens, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Mid Penn Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Mid Penn Financial Statements. Such securities are valued on the books of Mid Penn and each of the Mid Penn Subsidiaries in accordance with GAAP. Mid Penn and the Mid Penn Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Mid Penn and Mid Penn Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither Mid Penn nor any Mid Penn Subsidiary is in default in any material respect under any lease for any real or personal property to which either Mid Penn or any Mid Penn Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on Mid Penn.

(b) With respect to all agreements pursuant to which Mid Penn or any Mid Penn Subsidiary has purchased securities subject to an agreement to resell, if any, Mid Penn or such Mid Penn Subsidiary, as the case may be, has a valid, perfected first Lien in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. Mid Penn and each of the Mid Penn Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Mid Penn and each such Mid Penn Subsidiary believes are prudent and reasonable in the context of such businesses.

(c) Mid Penn and each Mid Penn Subsidiary currently maintain insurance considered by Mid Penn to be reasonable for their respective operations in accordance with industry practice. Neither Mid Penn nor any Mid Penn Subsidiary, except as set forth in Mid Penn Disclosure Schedule 5.8(c), has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Mid Penn or any Mid Penn Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years Mid Penn and each Mid Penn Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. Mid Penn Disclosure Schedule 5.8(c) identifies all material policies of insurance maintained by Mid Penn and each Mid Penn Subsidiary as well as the other matters required to be disclosed under this Section 5.8(c).

5.9. Legal Proceedings.

(a) Except as set forth in Mid Penn Disclosure Schedule 5.9, neither Mid Penn nor any Mid Penn Subsidiary is a party to any, and there are no pending or, to the Knowledge of Mid Penn, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any material nature (i) against Mid Penn or any Mid Penn Subsidiary, (ii) to which Mid Penn or any Mid Penn Subsidiary’s material assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or

(iv) that would reasonably be expected to adversely affect the ability of Mid Penn or Mid Penn Bank to perform under this Agreement in any material respect.

5.10. Compliance With Applicable Law.

(a) Each of Mid Penn and each Mid Penn Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Emergency Economic Stabilization Act of 2008, as amended, the Bank Secrecy Act, OFAC regulations, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Mid Penn nor any Mid Penn Subsidiary has received any written notice to the contrary except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Mid Penn. The Board of Directors of Mid Penn Bank has adopted and Mid Penn Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

(b) Each of Mid Penn and each Mid Penn Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Mid Penn; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

(c) Since January 1, 2012, neither Mid Penn nor any Mid Penn Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Mid Penn or any Mid Penn Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to Mid Penn or any Mid Penn Subsidiary; (iii) requiring or threatening to require Mid Penn or any Mid Penn Subsidiary, or indicating that Mid Penn or any Mid Penn Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator that is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Mid Penn or any Mid Penn Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) except as disclosed in Mid Penn Disclosure Schedule 5.10(c), directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Mid Penn or any Mid Penn Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “Mid Penn Regulatory Agreement”). Copies of all Mid Penn Regulatory Agreements, if any, and all related correspondence between or among Mid Penn or any Mid Penn Subsidiary and any Bank Regulator have heretofore been made available to Phoenix. Neither Mid Penn nor any Mid Penn Subsidiary has consented to or entered into any Mid Penn Regulatory Agreement that is currently in effect or that was in effect since January 1, 2012. The most recent regulatory rating given to Mid Penn Bank as to compliance with the CRA is satisfactory or better.

(d) Each of Mid Penn and Mid Penn Bank are “well capitalized” or words of similar import in future regulations within the meaning of the regulations of the FRB and the FDIC, respectively, and neither Mid Penn nor Mid Penn Bank knows of any facts or circumstances that would reflect adversely on the financial and managerial standards to be applied by the FRB under the BHCA in determining whether to approve the Merger. As of the date hereof, to the Knowledge of Mid Penn, Mid Penn has no reason to believe that it will not have as of the Effective Time sufficient capital to effect the transactions contemplated by this Agreement.

5.11. Employee Benefit Plans.

(a) Mid Penn Disclosure Schedule 5.11 contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor), including, without limitation, supplemental executive retirement plans, stock purchase plans, stock option plans, restricted stock plans, stock appreciation rights plans, severance arrangements, employment agreements, consulting agreements, settlement agreements, release agreements, change-in-control agreements, fringe benefit plans, bonus plans, incentive plans, director deferred agreements, director retirement agreements, deferred compensation plans and all other benefit practices, policies and arrangements (including vacation) under which any current or former employee, director or independent contractor of Mid Penn or any Mid Penn Subsidiary has any present or future right to benefits or under which Mid Penn or any Mid Penn Subsidiary has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Mid Penn Benefit Plans.”

(b) With respect to each Mid Penn Benefit Plan, Mid Penn has made available to Phoenix a current, accurate and complete copy thereof (or a written summary of the material terms of any unwritten plan) and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter issued by the IRS and any current application to the IRS for such letter, if applicable; (iii) the most recent summary plan description and any subsequent summaries of material modifications or planned modification; and (iv) annual return/reports on Form 5500 for the last three plan years with respect to each Mid Penn Benefit Plan which is required to file such annual return/report.

(c) (i) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Mid Penn Benefit Plan that is subject to the requirements of ERISA and the Code has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Mid Penn Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and with respect to all plan document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such determination letter were made as and when required by such determination letter, and, to the Knowledge of Mid Penn, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) to the Knowledge of Mid Penn, no event has occurred and no condition exists that is reasonably likely to subject Mid Penn or any Mid Penn Subsidiary, solely by reason of its affiliation with any past or present “ERISA Affiliate”, to any Tax, fine, Lien, penalty or other liability imposed by ERISA or the Code; (iv) except as set forth in Mid Penn Disclosure Schedule 5.11, no Mid Penn Benefit Plan provides, and Mid Penn and the Mid Penn Subsidiaries have no obligation to provide, any welfare benefits to any employee or service provider (or any beneficiary thereof) after the employee’s termination of employment and/or the service provider’s termination of service other than as required by Section 4980B of the Code and/or other applicable law; and (v) all contributions required to be made under the terms of any Mid Penn Benefit Plan have been timely made or, if not yet due, have been properly reflected in Mid Penn’s financial statements in accordance with GAAP.

(d) Mid Penn currently maintains a defined benefit pension plan within the meaning of ERISA Section 3(2) participation in which is limited to its directors. None of the Mid Penn Benefit Plans is a

“multiemployer plan” (within the meaning of ERISA Section 3(37)) and none of Mid Penn, the Mid Penn Subsidiaries, or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

(e) No Mid Penn Benefit Plan that is subject to Section 436 of the Code has an adjusted funding target attainment percentage (as such term is defined in Section 436 of the Code) that is less than, or presumed to be less than, eighty percent (80%). No Mid Penn Benefit Plan that is subject to Section 430 of the Code is considered at-risk (as such term is defined in Section 430 of the Code). No accumulated funding deficiency (as such term is defined in Section 412 of the Code) has been incurred with respect to any Mid Penn Benefit Plan subject to Section 412 of the Code, whether or not waived.

(f) Except as set forth in Mid Penn Disclosure Schedule 5.11, with respect to any Mid Penn Benefit Plan, the assets of any trust under such Mid Penn Benefit Plan, Mid Penn Benefit Plan sponsor, Mid Penn Benefit Plan fiduciary or Mid Penn Benefit Plan administrator, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Mid Penn, threatened and (ii) to the Knowledge of Mid Penn, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

(g) Except as set forth in Mid Penn Disclosure Schedule 5.11, the consummation of the transactions contemplated herein will not, separately or together with any other event, (i) entitle any employee, officer or director of Mid Penn or any Mid Penn Subsidiary to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any such employee, officer or director.

(h) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all Mid Penn Benefit Plans which provide for the deferral of compensation, within the meaning of Section 409A of the Code, have been administered in good faith compliance with Section 409A of the Code. Except as set forth in Mid Penn Disclosure Schedule 5.11, no outstanding stock options and no shares of restricted stock are subject to Section 409A of the Code.

(i) Except as set forth in Mid Penn Disclosure Schedule 5.11(i), Mid Penn has not communicated to any current or former employee thereof any intention or commitment to modify in any material respect any Mid Penn Benefit Plan or contract to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

(j) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Mid Penn or any Mid Penn Subsidiary with respect to any ongoing, frozen, or terminated Mid Penn Benefit Plan.

(k) No notice of a reportable event within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has been waived, has been required to be filed for any Mid Penn Benefit Plan within the past twelve (12) months.

5.12. Environmental Matters.

Except as may be set forth in Mid Penn Disclosure Schedule 5.12, to the Knowledge of Mid Penn, with respect to Mid Penn and each Mid Penn Subsidiary:

(a) Neither (i) the conduct nor operation of the business of Mid Penn or any Mid Penn Subsidiary nor (ii) any condition of any property currently or previously owned or operated by Mid Penn or any Mid Penn Subsidiary (including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Mid Penn or any Mid Penn Subsidiary. No condition exists or has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Mid Penn or any Mid Penn Subsidiary by reason of any Environmental Laws. Neither Mid Penn nor any Mid Penn Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Mid Penn or any Mid Penn Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them (including any Other Real Estate Owned or property pledged as collateral for any loan held by Mid Penn or any Mid Penn Subsidiary) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Mid Penn or any Mid Penn Subsidiary;

(b) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Mid Penn’s Knowledge, threatened, before any court, Governmental Entity or other forum against Mid Penn or any Mid Penn Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Mid Penn or any Mid Penn Subsidiary; and

(c) There are no underground storage tanks on, in or under any properties owned or operated by Mid Penn or any of the Mid Penn Subsidiaries, and no underground storage tanks have been closed or removed from any properties owned or operated by Mid Penn or any of the Mid Penn Subsidiaries except in compliance with Environmental Laws in all material respects.

5.13. Brokers, Finders and Financial Advisors.

Neither Mid Penn nor any Mid Penn Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Keefe, Bruyette & Woods, Inc. (“KBW”) and the fee payable pursuant thereto.

5.14. Loan Matters.

(a) The allowance for loan losses reflected in Mid Penn’s audited consolidated balance sheet at December 31, 2013 was, and the allowance for loan losses shown on Mid Penn’s balance sheets for periods ending after December 31, 2013 was, or will be, adequate, as of the date thereof, under GAAP.

(b) Mid Penn Disclosure Schedule 5.14(b) sets forth a listing, as of July 31, 2014, by account, of: (i) all loans (including loan participations) of Mid Penn Bank or any other Mid Penn Subsidiary that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit of Mid Penn Bank or any other Mid Penn Subsidiary which have been terminated by Mid Penn Bank or any other Mid Penn Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified Mid Penn Bank or any other Mid Penn Subsidiary during the past twelve months of, or has asserted against Mid Penn Bank or any other Mid Penn Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Mid Penn, each borrower, customer or other party which has given Mid Penn Bank or any other Mid Penn Subsidiary any oral notification of, or orally asserted to or against Mid Penn Bank or any other Mid Penn Subsidiary, any such claim; (iv) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (D) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith; and (v) all assets classified by Mid Penn Bank or any Mid Penn Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Except as set forth on Mid Penn Disclosure Schedule 5.14(b), all loans of Mid Penn Bank have been classified as of July 31, 2014 in accordance with the loan policies and procedures of Mid Penn Bank.

(c) All loans receivable (including discounts) and accrued interest entered on the books of Mid Penn and the Mid Penn Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Mid Penn’s or the appropriate Mid Penn Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of Mid Penn and the Mid Penn Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Mid Penn or the appropriate Mid Penn Subsidiary free and clear of any Liens.

(d) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(e) Mid Penn Disclosure Schedule 5.14(e) sets forth, as of July 31, 2014, a schedule of all executive officers and directors of Mid Penn who have outstanding loans from Mid Penn or Mid Penn Bank, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(f) To the Knowledge of Mid Penn, no shares of Mid Penn Common Stock were purchased with the proceeds of a loan made by Mid Penn or any Mid Penn Subsidiary.

5.15. Related Party Transactions.

Except as set forth in Mid Penn Disclosure Schedule 5.15 and except for any intracompany transactions, neither Mid Penn nor any Mid Penn Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Mid Penn or any Mid Penn Subsidiary. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of Mid Penn or any Mid Penn Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Mid Penn nor any Mid Penn Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Mid Penn is inappropriate. No shareholder or Affiliate of Mid Penn (other than Mid Penn and the Mid Penn Subsidiaries) owns any material property or asset used in the conduct of the business of Mid Penn and the Mid Penn Subsidiaries.

5.16. No Phoenix Capital Stock.

Neither Mid Penn nor any Mid Penn Subsidiary beneficially owns, directly or indirectly, any shares of Phoenix Common Stock, or any options, warrants or other rights to acquire any Phoenix Common Stock, except pursuant to the Merger as contemplated in this Agreement.

5.17. SEC Reports.

Mid Penn has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2013 (the “Mid Penn SEC Reports”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Mid Penn SEC Reports complied as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations of the SEC thereunder, applicable to such Mid Penn SEC Reports.

None of the Mid Penn SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Mid Penn Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of Mid Penn has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

5.18. Required Vote.

The affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Mid Penn Common Stock at the Mid Penn Shareholders’ Meeting by the holders of shares of Mid Penn Common Stock is required to approve this Agreement and the Merger under Mid Penn’s articles of incorporation and the PBCL; provided that this Agreement and the Merger were approved by the Mid Penn Board of Directors.

5.19. Registration Obligations.

Except for the shares of Mid Penn Common Stock to be issued under Article III of this Agreement, neither Mid Penn nor any Mid Penn Subsidiary is under any obligation, contingent or otherwise, that will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

5.20. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Mid Penn’s own account, or for the account of one or more of the Mid Penn Subsidiaries or their customers (all of which are set forth in Mid Penn Disclosure Schedule 5.20), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Mid Penn or any Mid Penn Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Mid Penn nor any Mid Penn Subsidiary, nor to the Knowledge of Mid Penn any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

5.21. Fairness Opinion.

Mid Penn has received a written opinion from KBW to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration is fair to Mid Penn shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

5.22. Fiduciary Accounts.

To the Knowledge of Mid Penn, Mid Penn Bank and each Mid Penn Subsidiary has properly administered all accounts for which it acts as a fiduciary in all material respects, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulators. To the Knowledge of Mid Penn, neither Mid Penn Bank nor any other Mid Penn Subsidiary, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

5.23. Mid Penn Information Supplied.

The information relating to Mid Penn and any Mid Penn Subsidiary to be contained in the Proxy Statement-Prospectus and/or Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith (other than the information provided by Phoenix specifically for inclusion), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.24. Taxes.

Except as described in Mid Penn Disclosure Schedule 5.24, Mid Penn and the Mid Penn Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code. Mid Penn has duly filed, and will file, all federal, state and local tax returns required to be filed by, or with respect to, Mid Penn and every Mid Penn Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Mid Penn and any Mid Penn Subsidiary by any taxing authority or pursuant to any tax sharing agreement on or prior to the Closing Date other than taxes or other charges that (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined. Except as set forth in Mid Penn Disclosure Schedule 5.24, as of the date of this Agreement, Mid Penn has received no written notice of, and to Mid Penn’s Knowledge there is no, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Mid Penn or any Mid Penn Subsidiary, and no written claim has been made by any Governmental Entity in a jurisdiction where Mid Penn or any Mid Penn Subsidiary does not file tax returns that Mid Penn or any Mid Penn Subsidiary is subject to taxation in that jurisdiction. Mid Penn and the Mid Penn Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Mid Penn and each Mid Penn Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Mid Penn and each Mid Penn Subsidiary, to Mid Penn’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Except as set forth in Mid Penn Disclosure Schedule 5.24, neither Mid Penn nor any Mid Penn Subsidiary is a party to any tax sharing, tax indemnity, or tax allocation agreement or similar contract or understanding.

5.25. No Financing.

Mid Penn has, or will have available to it prior to the Closing, all funds necessary to satisfy all of its obligations hereunder.

5.26. Quality of Representations.

The representations made by Mid Penn in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

ARTICLE VI

COVENANTS OF PHOENIX

6.1. Conduct of Business.

(a) Affirmative Covenants. From the date of this Agreement to the Effective Time, except with the written consent of Mid Penn (which shall not be unreasonably withheld, conditioned or delayed), Phoenix will, and it will cause each Phoenix Subsidiary to, (i) operate its business only in the usual, regular and ordinary course of business, (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or materially adversely affect its ability to perform its covenants and agreements under this Agreement. For the avoidance of doubt, nothing herein shall prevent Phoenix from declaring and paying a dividend on its issued and outstanding shares of Phoenix SBLF Preferred Stock in such amount as required thereunder.

(b) Negative Covenants. Phoenix agrees that from the date of this Agreement to the Effective Time, except as (i) otherwise specifically permitted or required by this Agreement, (ii) consented to by Mid Penn in writing and, except with respect to paragraphs 1, 2, 4, 5, 7 and 8 of this Section 6.1(b), such consent not to be unreasonably withheld, conditioned or delayed (it being understood that Mid Penn shall be deemed to have consented if no written response is provided within two Business Days of delivery of a written request for consent), or (iii) required by any Bank Regulator, Phoenix will not, and it will cause each Phoenix Subsidiary not to:

(1) change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordance with its bylaws;

(2) except as set forth on Phoenix Disclosure Schedule 6.1(b)(2), change the number of authorized or issued shares of its capital stock, issue any shares of Phoenix capital stock, including any shares that are held as Treasury Stock as of the date of this Agreement, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any option or benefit plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that any Phoenix Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations) consistent with past practice;

(3) except as set forth on Phoenix Disclosure Schedule 6.1(b)(3), enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business or as required by law;

(4) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(5) except as set forth on Phoenix Disclosure Schedule 6.1(b)(5), grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof or as agreed to by the parties and set forth on Phoenix Disclosure Schedule 4.8(a) and Phoenix Disclosure Schedule 4.12, (ii) pay increases in the ordinary course of business consistent with past practice to employees, (iii) quarterly production bonuses payable to commercial lenders in an amount not to exceed ten basis points of such lenders’ quarterly production consistent with past practices; (iv) quarterly production bonuses payable to retail lenders in an amount not to exceed three percent of the fees generated by such lenders during the quarter consistent with past practices; and (v) as required by statute, regulations or regulatory guidance. Neither Phoenix nor any Phoenix Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $75,000 except as set forth in Phoenix Disclosure Schedule 6.1(b)(5), provided that Phoenix or a Phoenix Subsidiary may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(6) except as otherwise expressly permitted under this Agreement or as set forth on Phoenix Disclosure Schedule 6.1(b)(6), enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(7) except as set forth on Phoenix Disclosure Schedule 6.1(b)(7), merge or consolidate Phoenix or any Phoenix Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Phoenix or any Phoenix Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Phoenix, or any Phoenix Subsidiary, and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender by any Phoenix Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(8) except as set forth on Phoenix Disclosure Schedule 6.1(b)(8), sell or otherwise dispose of the capital stock of Phoenix or any Phoenix Subsidiary or sell or otherwise dispose of any asset of Phoenix or of any Phoenix Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of Phoenix or of any Phoenix Subsidiary to a Lien (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers), unless such Lien is subject to a stay or appeal proceeding, other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(9) voluntarily take any action that would result in any of the representations and warranties of Phoenix or Miners Bank set forth in this Agreement becoming untrue in any material respect as of any date after the date hereof or any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law or any Bank Regulator;

(10) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating Phoenix or Miners Bank;

(11) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness with an annual value of $1,000,000 or greater to which Phoenix or any Phoenix Subsidiary is a party;

(12) purchase any securities, including equity or debt securities, except in accordance with past practice pursuant to its investment securities portfolio policies approved by the Phoenix Board of Directors and in effect on the date hereof; provided that any such individual purchase shall not exceed $500,000 with the aggregate of all purchases not exceeding $1,000,000;

(13) except as permitted under Section 6.1(b)(2), issue or sell any equity or debt securities of Phoenix or any Phoenix Subsidiary;

(14) make or acquire any loan or other credit facility commitment (including, without limitation, lines of credit and letters of credit) or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any loan, other credit facility commitment, or amend or modify in any material respect any loan, other credit facility commitment (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Phoenix), except (i) in accordance with past practice pursuant to policies approved by the Phoenix Board of Directors and in effect on the date hereof, (ii) with respect to each such loan or other commitment with a classification of less than “Satisfactory” or words of similar import, in accordance with its internal rating system, the aggregate borrowings from Miners Bank of such relationship does not exceed 75% of the general limit on indebtedness to one customer (as such amount would be calculated pursuant to 7 P.S. Section 306, without regard to section (d) of 7 P.S. Section 306) of Miners Bank as of the date of such loan or other commitment, and (iii) with respect to each other such loan or other commitment, does not exceed the general limit on indebtedness to one customer (as defined above) of Miners Bank as of the date of such loan or other commitment;

(15) except as set forth on the Phoenix Disclosure Schedule 6.1(b)(15), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(16) except as set forth on Phoenix Disclosure Schedule 6.1(b)(16), enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(17) except for the execution of this Agreement, and actions taken or that will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(18) enter into any new line of business;

(19) make any material change in policies in existence on the date of this Agreement with regard to (i) underwriting, the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, (ii) investments, (iii) asset/liability management, (iv) deposit pricing or gathering, or (v) other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(20) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any Phoenix Employee Plan;

(21) except as set forth in Phoenix Disclosure Schedule 6.1(b)(21), make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(22) except as set forth in Phoenix Disclosure Schedule 6.1(b)(22), purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(23) except as set forth Phoenix Disclosure Schedule 6.1(b)(23), undertake, renew, extend or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving (i) a payment by Phoenix or Miners Bank of more than $25,000 annually, (ii) containing any financial commitment extending beyond 24 months from the date hereof, or (iii) any Affiliate of Phoenix or Miners Bank; provided that the aggregate payments under clauses (i) and (ii) shall not exceed $50,000;

(24) except as set forth on Phoenix Disclosure Schedule 6.1(b)(24), pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $60,000 in the aggregate, provided that Phoenix may not charge-off through settlement, compromise or discharge more than $100,000 of the outstanding principal balance of any loan that is 90 or more days contractually past due without first discussing the decision with Mid Penn;

(25) foreclose upon or take a deed or title to or possession or control of any real estate or entity thereon without first obtaining a Phase I environmental assessment of such property which indicates that the property is free of the presence of a Materials of Environmental Concern;

(26) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(27) issue any broadly distributed communication to employees (including general communications relating to benefits and compensation) relating to post-Closing employment, benefit or compensation information without the prior consent of Mid Penn (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers regarding the Merger without the prior approval of Mid Penn (which shall not be unreasonably withheld, conditioned or delayed), except as required by law; or

(28) agree to do any of the foregoing.

6.2. Financial and Other Statements.

(a) Promptly upon receipt thereof, Phoenix will furnish to Mid Penn copies of each annual, interim or special audit of the books of Phoenix and the Phoenix Subsidiaries made by its independent auditors and copies of all internal control reports submitted to Phoenix by such auditors in connection with each annual, interim or special audit of the books of Phoenix and the Phoenix Subsidiaries made by such auditors.

(b) Phoenix will furnish to Mid Penn copies of all documents, statements and reports as it or any Phoenix Subsidiary shall send to its shareholders, any Bank Regulator or any Governmental Entity, except as legally prohibited thereby. Within a reasonable time after the end of each month, Phoenix will deliver to Mid Penn a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

(c) Phoenix will advise Mid Penn promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Phoenix or any of the Phoenix Subsidiaries.

(d) With reasonable promptness, Phoenix will furnish to Mid Penn such additional financial data that Phoenix possesses and as Mid Penn may reasonably request, including without limitation, detailed monthly financial statements, loan reports and Phoenix Regulatory Reports.

6.3. Maintenance of Insurance.

Phoenix shall maintain, and cause each Phoenix Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, consistent with past practice.

6.4. Disclosure Supplements.

From time to time prior to the Effective Time, Phoenix will promptly supplement or amend the Phoenix Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Phoenix Disclosure Schedule or that is necessary to correct any information in such Phoenix Disclosure

Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such Phoenix Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.5. Consents and Approvals of Third Parties.

Phoenix shall use commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.6. Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, Phoenix agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, such efforts do not significantly decrease the benefits of the transaction to Phoenix.

6.7. Failure to Fulfill Conditions.

In the event that Phoenix determines that a condition of Mid Penn to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Mid Penn that it will not waive the condition.

6.8. No Other Bids and Related Matters.

(a) So long as this Agreement remains in effect, except as otherwise expressly permitted in this Agreement, Phoenix shall not, and shall not authorize, permit or cause each Phoenix Subsidiary and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the “Phoenix Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, relates or could reasonably be expected to lead to a Phoenix Acquisition Proposal; (ii) respond to any inquiry relating to a Phoenix Acquisition Proposal or a Phoenix Acquisition Transaction; (iii) recommend or endorse a Phoenix Acquisition Transaction; (iv) participate in any discussions or negotiations regarding any Phoenix Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Mid Penn) any information or data with respect to Phoenix or any Phoenix Subsidiary or otherwise relating to a Phoenix Acquisition Proposal; (v) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Phoenix is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any Phoenix Acquisition Proposal or approve or resolve to approve any Phoenix Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to a Phoenix Acquisition Proposal. Any violation of the foregoing restrictions by Phoenix or any Phoenix Representative, whether or not such Phoenix Representative is so authorized and whether or not such Phoenix Representative is purporting to act on behalf of Phoenix or otherwise, shall be deemed to be a breach of this Agreement by Phoenix. Phoenix and each Phoenix Subsidiary shall, and shall cause each of the Phoenix Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Phoenix Acquisition Proposal. Phoenix shall notify Mid Penn immediately if any such discussions or negotiations are sought to be initiated with Phoenix by any Person other than Mid Penn or if any such requests for information, inquiries, proposals or communications are received from any Person other than Mid Penn.

For purposes of this Agreement, “Phoenix Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Mid Penn), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, a Phoenix Acquisition Transaction. For purposes of this Agreement, “Phoenix Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Phoenix or any Phoenix Subsidiary; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Phoenix or any Phoenix Subsidiary representing, in the aggregate, twenty-five percent (25%) or more of the assets of Phoenix and each Phoenix Subsidiary on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of Phoenix or any Phoenix Subsidiary; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of Phoenix or any Phoenix Subsidiary; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 6.8(a), Phoenix may take any of the actions described in clause (ii) or (iv) of Section 6.8(a) if but only if, (i) Phoenix has received a bona fide unsolicited written Phoenix Acquisition Proposal that did not result from a breach of this Section 6.8; (ii) the Phoenix Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Phoenix Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below); (iii) Phoenix has provided Mid Penn with at least one Business Day’s prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Phoenix or any of the Phoenix Subsidiaries or otherwise relating to a Phoenix Acquisition Proposal, Phoenix receives from such Person a confidentiality agreement with terms no less favorable to such other party than those contained in the Confidentiality Agreement. Phoenix shall promptly provide to Mid Penn any non-public information regarding Phoenix or any Phoenix Subsidiary provided to any other Person that was not previously provided to Mid Penn, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” means any bona fide written proposal (or its most recently amended or modified terms, if amended or modified) made by a third party to enter into a Phoenix Acquisition Transaction on terms that the Phoenix Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and financial advisor: (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Phoenix Common Stock or all, or substantially all, of the assets of Phoenix and the Phoenix Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Phoenix Common Stock that is more favorable than the consideration to be paid to Phoenix’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to Phoenix than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) Phoenix shall promptly (and in any event within twenty-four (24) hours) notify Mid Penn in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Phoenix or any Phoenix Representatives, in each case in connection with any Phoenix Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement,

(ii) disclosure of such materials jeopardizes the attorney-client privilege, or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree. Phoenix agrees that it shall keep Mid Penn informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Neither the Phoenix Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Mid Penn in connection with the transactions contemplated by this Agreement (including the Merger), the Phoenix Recommendation, or make any statement, filing or release, in connection with the Phoenix Shareholders’ Meeting or otherwise, inconsistent with the Phoenix Recommendation (it being understood that taking a neutral position or no position with respect to a Phoenix Acquisition Proposal shall be considered an adverse modification of the Phoenix Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Phoenix Acquisition Proposal; or (iii) enter into (or cause Phoenix or any Phoenix Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Phoenix Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.8(b)) or (B) requiring Phoenix to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 6.8(d) above, prior to the date of Phoenix Shareholders’ Meeting, the Phoenix Board of Directors may approve or recommend to the shareholders of Phoenix a Superior Proposal and withdraw, qualify or modify the Phoenix Recommendation in connection therewith or take any of the other actions otherwise prohibited by Section 6.8(d) (a “Phoenix Subsequent Determination”) after the third (3 rd ) Business Day following the receipt by Mid Penn of a notice (the “Notice of Superior Proposal”) from Phoenix advising Mid Penn that the Phoenix Board of Directors has decided that a bona fide unsolicited written Phoenix Acquisition Proposal that it received (that did not result from a breach of this Section 6.8) constitutes a Superior Proposal (it being understood that Phoenix shall be required to deliver a new Notice of Superior Proposal in respect of any materially revised Superior Proposal from such third party or its affiliates that Phoenix proposes to accept and the subsequent notice period shall be three (3) Business Days) if, but only if, (i) the Phoenix Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to Phoenix’s shareholders under applicable law and (ii) at the end of such three (3) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Mid Penn since its receipt of such Notice of Superior Proposal (provided, however, that Mid Penn shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the Phoenix Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 6.8(e) and (B) that such Phoenix Acquisition Proposal constitutes a Superior Proposal.

(f) Nothing contained in this Section 6.8 or elsewhere in this Agreement shall prohibit Phoenix from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, to the extent applicable, or (ii) making any disclosure to its shareholders if, in each case, the Board of Directors, after consultation with outside counsel to Phoenix, determines that the failure to make such disclosure to Phoenix’s shareholders would be reasonably likely to result in a breach of their fiduciary duty under Pennsylvania law.

6.9. Reserves and Merger-Related Costs.

Phoenix agrees to consult with Mid Penn with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). Mid Penn and Phoenix shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as Mid Penn shall reasonably request and which are not inconsistent with GAAP, provided that no such actions need be effected until (a) immediately prior to the Effective Time and (b) Mid Penn shall have irrevocably certified to Phoenix that all conditions set forth in Article IX to the obligation of Mid Penn to consummate the transactions contemplated hereby (other than the delivery of certificates or opinions) have been satisfied or, where legally permissible, waived.

6.10. Phoenix Board and Committee Information.

Phoenix shall provide to Mid Penn a copy of the minutes (including supporting documentation and schedules) of any meeting of the board of directors or any Subsidiary, or any committee thereof, or any senior management committee (including, but not limited to, the loan committee of Miners Bank), except to the extent the exclusion may be required for the board of directors to exercise its fiduciary duties under Pennsylvania law or applicable law or as may be required by applicable Bank Regulators, but in any event within fifteen (15) days of the meeting of such board or committee to which such minutes relate, except that with respect to any meeting held within fifteen (15) days of the Effective Time, such minutes shall be provided prior to the Effective Time.

6.11. Affiliate Letters.

Phoenix shall deliver to Mid Penn, concurrently with the execution of this Agreement, the Phoenix Affiliate Letters.

6.12. Proxy Solicitor.

If Mid Penn requests, Phoenix shall retain a proxy solicitor in connection with the solicitation of Phoenix shareholder approval of this Agreement.

6.13. Phoenix Dividends.

From the date hereof until the Effective Time, Phoenix shall consult with Mid Penn regarding the record dates and the payment dates relating to any dividends in respect of Phoenix Common Stock, it being the intention of Phoenix and Mid Penn that holders of Phoenix Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Phoenix Common Stock and/or any Mid Penn Common Stock that any such holder receives in exchange therefor pursuant to the Merger.

6.14. Phoenix Dividend Reinvestment.

Phoenix shall take all such necessary action to suspend the acceptance of dividends and other contributions of participants in the Phoenix Dividend Reinvestment and Stock Purchase Plan (the “Phoenix DRIP”) effective promptly after the date of this Agreement (taking into account any Phoenix dividends that have been declared but not yet paid as of the date hereof). In addition, prior to the Effective Time, Phoenix shall take such action as is necessary to terminate the Phoenix DRIP and shall distribute all shares of Phoenix Common Stock and the value of all cash held in participant’s plan accounts in accordance with the terms of the Phoenix DRIP.

6.15. Approval of Bank Plan of Merger.

Phoenix shall take all action necessary and appropriate to approve the Bank Plan of Merger as sole shareholder of Miners Bank and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by Miners Bank in accordance with applicable laws and regulations and as soon as practicable after completion of the Merger on the Effective Time.

6.16. Real Estate .

(a) Phoenix hereby agrees to permit Mid Penn to engage, at the sole expense of Mid Penn, qualified consultants, mutually agreeable to Phoenix and Mid Penn, to conduct a Phase I environmental site assessment and any other environmental site assessments of the Phase I OREO Property.

(b) During the period from the date hereof to the eighteenth (18th ) Business Day prior to the Effective Time, Miners Bank may, from time to time, sell or dispose of any excess parcels of land on the Phase I OREO Property, on such terms and conditions as it may determine, in its sole discretion (such proceeds, net of related Transaction Expenses, the “Excess Phase I OREO Property Recoveries”).

ARTICLE VII

COVENANTS OF MID PENN

7.1. Conduct of Business .

(a) Affirmative Covenants. From the date of this Agreement to the Effective Time, except with the written consent of Phoenix (which shall not be unreasonably withheld, conditioned or delayed) Mid Penn will, and it will cause each Mid Penn Subsidiary to, (i) operate its business only in the usual, regular and ordinary course of business, (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or materially adversely affect its ability to perform its covenants and agreements under this Agreement.

(b) Negative Covenants. Mid Penn agrees that, from the date of this Agreement to the Effective Time, except as (i) otherwise specifically permitted or required by this Agreement, (ii) set forth in Mid Penn Disclosure Schedule 7.1(b), (iii) consented to by Phoenix in writing and such consent shall not be unreasonably withheld, conditioned or delayed (it being understood that Phoenix shall be deemed to have consented if no written response is provided within two Business Days of delivery of a written request for consent), or (iv) required by any Bank Regulator, Mid Penn will not, and it will cause each Mid Penn Subsidiary not to:

(1) amend its articles of incorporation or bylaws or similar governing documents of any of the Mid Penn Subsidiaries in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Phoenix Common Stock or that would materially impede Mid Penn’s ability to consummate the transactions contemplated by this Agreement;

(2) take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article IX not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable law;

(3) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(4) agree to or make any commitment to, take, or adopt any resolutions of board of directors of Mid Penn in support of, any of the actions prohibited by this Section 7.1(b); or

(5) other than the issuance of shares of Mid Penn Common Stock constituting the Merger Consideration, increase the number of issued and outstanding shares of capital stock of Mid Penn in an amount greater than ten (10) percent of the issued and outstanding shares of capital stock of Mid Penn as of the date of this Agreement.

7.2. Financial and Other Statements.

(a) Promptly upon receipt thereof, Mid Penn will furnish to Phoenix copies of each annual, interim or special audit of the books of Mid Penn and the Mid Penn Subsidiaries made by its independent auditors and copies of all internal control reports submitted to Mid Penn by such auditors in connection with each annual, interim or special audit of the books of Mid Penn and the Mid Penn Subsidiaries made by such auditors.

(b) Mid Penn will furnish to Phoenix copies of all documents, statements and reports as it or any Mid Penn Subsidiary shall send to its shareholders, any Bank Regulator or any Governmental Entity, except as legally prohibited thereby. Within a reasonable time after the end of each month, Mid Penn will deliver to Phoenix a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

(c) Mid Penn will advise Phoenix promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Mid Penn or any of the Mid Penn Subsidiaries.

(d) With reasonable promptness, Mid Penn will furnish to Phoenix such additional financial data that Mid Penn possesses and as Phoenix may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

7.3. Maintenance of Insurance.

Mid Penn shall maintain, and cause each Mid Penn Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, consistent with past practice.

7.4. Disclosure Supplements.

From time to time prior to the Effective Time, Mid Penn will promptly supplement or amend the Mid Penn Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Mid Penn Disclosure Schedule or that is necessary to correct any information in such Mid Penn Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such Mid Penn Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.5. Consents and Approvals of Third Parties.

Mid Penn shall use commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.6. Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, Mid Penn agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, such efforts do not significantly decrease the benefits of the transaction to Mid Penn.

7.7. Failure to Fulfill Conditions.

In the event that Mid Penn determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Phoenix.

7.8. Affiliate Letters.

Mid Penn shall deliver to Phoenix, concurrently with the execution of this Agreement, the Mid Penn Affiliate Letters.

7.9. Miners Bank Post-Closing Operation.

Following the effective date of the Bank Merger and for three (3) years immediately thereafter, Mid Penn agrees to continue to operate Miners Bank as a separate division of Mid Penn Bank under the name “Miners Bank, a Division of Mid Penn Bank.”

7.10. Post-Closing Governance.

On or prior to the Effective Time, Mid Penn shall take such actions as are necessary (including waiving any bylaw restrictions) to cause the individuals identified in Section 2.4(e) to be appointed to the board of directors of each of Mid Penn and Mid Penn Bank. Mr. Land shall serve as a director of Mid Penn in the class of directors whose term expires in 2016, and each of Messrs. Moisey and Quandel shall serve as a director of Mid Penn in the class of directors whose term expires in 2017. For so long as such individual serves as a director of Mid Penn, Mid Penn shall cause such individual to serve on the board of directors of Mid Penn Bank.

7.11. Proxy Solicitor.

If Phoenix requests, Mid Penn shall retain a proxy solicitor in connection with the solicitation of Mid Penn shareholder approval of this Agreement.

7.12. Employee Matters.

(a) Commencing at the Effective Time and unless otherwise determined by the Board of Directors of Miners Bank, Mid Penn shall, and shall cause each of the Mid Penn Subsidiaries to, provide the employees of Phoenix and the Phoenix Subsidiaries who remain employed immediately after the Effective Time with (i) base compensation that is, in the aggregate, no less favorable to the base compensation provided by Phoenix and the Phoenix Subsidiaries on the date of this Agreement and (ii) employee benefits that are substantially comparable, in the aggregate, to the employee benefits provided to similarly situated employees of Mid Penn and the Mid Penn Subsidiaries.

(b) After the Closing Date, the Phoenix Benefit Plans may, at Mid Penn’s election and subject to the requirements of the Code and ERISA, continue to be maintained separately, consolidated, merged, frozen or terminated ; provided, however, that after the Closing Date, Mid Penn shall amend the Phoenix 401(k) plan to freeze participation and contributions under such plan contemporaneously with the participation of all eligible Phoenix employees in the applicable Mid Penn 401(k) plan. Following such action, Mid Penn will continue to maintain the individual participant accounts under the Phoenix 401(k) plan until such time as the Phoenix 401(k) plan assets are merged with and into the applicable Mid Penn 401(k) plan in accordance with the requirements of Code Section 414(1).

(c) Employees of Phoenix or any Phoenix Subsidiary who become participants in a Mid Penn Benefit Plan shall, except with respect to any Mid Penn Excluded Benefit Plan, be given credit for service as an employee of Phoenix or Miners Bank or any predecessor thereto prior to the Effective Time for purposes of determining eligibility to participate in such plans, vesting purposes under such plans and benefit levels (but not benefit accrual) under such plans. Notwithstanding the foregoing, employees of Phoenix or any Phoenix Subsidiary who become eligible to participate in a Mid Penn Excluded Benefit Plan within the meaning of ERISA Section 3(2) shall be treated as new employees (without any credit for service prior to the Closing Date) for all purposes under any such Mid Penn Excluded Benefit Plan.

(d) This Agreement shall not be construed to limit the ability of Mid Penn or Mid Penn Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any benefit plan or program) as it deems appropriate.

(e) In the event of any termination or consolidation of any Phoenix health plan with any Mid Penn health plan, Mid Penn shall make available to employees of Phoenix or any Phoenix Subsidiary and their dependents health coverage on the same basis as it provides such coverage to Mid Penn employees. Unless an employee of Phoenix or any Phoenix Subsidiary affirmatively terminates coverage under a Phoenix health plan prior to the time that such employee becomes eligible to participate in the Mid Penn health plan, no coverage of any of the employees of Phoenix or any Phoenix Subsidiary or their dependents shall terminate under any of the Phoenix health plans prior to the time such employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Mid

Penn and their dependents. In the event of a termination or consolidation of any Phoenix health plan, terminated Phoenix and Phoenix Subsidiary employees and qualified beneficiaries will have the right to continuation coverage under group health plans of Mid Penn in accordance with COBRA and/or other applicable law. With respect to any employee of Phoenix or any Phoenix Subsidiary, any coverage limitation under the Mid Penn health plan due to any pre-existing condition shall be waived by the Mid Penn health plan to the degree that such condition was covered by the Phoenix health plan and such condition would otherwise have been covered by the Mid Penn health plan in the absence of such coverage limitation. Mid Penn shall cause the applicable Mid Penn Benefit Plan to recognize any medical or other health expense incurred by an employee of Phoenix or any Phoenix Subsidiary in the plan year that includes the Closing Date for purposes of determining any applicable deductible and annual out of pocket expense thereunder.

(f) In the event (i) Mid Penn terminates the employment (other than for circumstances reasonably constituting cause) of any active employees of Phoenix or Miners Bank (other than employees of Phoenix or Miners Bank who are subject to employment, change of control or similar contracts) who were employees as of the date of this Agreement, and immediately prior to the Effective Time (each such employee, a “Phoenix Continuing Employee”), or (ii) such Phoenix Continuing Employee is not offered or retained in substantially comparable employment, with respect to job description, responsibilities and pay, with Mid Penn or Mid Penn Bank, as applicable, then Mid Penn shall pay severance benefits to such employees as follows: (A) in the event employment is terminated on or prior to the date which is twelve (12) months after the Closing Date, two (2) weeks’ salary for each full year of continuous service with Phoenix or Miners Bank, with a minimum severance benefit of two (2) weeks and a maximum severance benefit of twenty-six (26) weeks; (B) in the event employment is terminated thereafter, in accordance with the then existing severance policy of Mid Penn or its successor; or (C) as otherwise agreed between Phoenix and Mid Penn.

(g) Mid Penn agrees to honor, or cause one of the Mid Penn Subsidiaries to honor, in accordance with their terms, all employment and change of control agreements listed on Phoenix Disclosure Schedule 4.8(a), subject to any limitations imposed under applicable law or by any Regulatory Authority; provided, however, that the foregoing shall not prevent Mid Penn or any of the Mid Penn Subsidiaries from amending or terminating any such agreement in accordance with its terms and applicable law.

(h) Mid Penn shall establish a retention bonus pool of up to $150,000 for employees jointly designated in writing by Mid Penn and Phoenix (other than employees of Phoenix who are subject to employment contracts or other contracts providing for severance or after payments upon termination of employment or upon change of control of Phoenix) in order to help retain such designated employees. Such bonuses shall be payable after the Effective Time on a date jointly determined by Mid Penn and Phoenix in the event that the designated employee remains employed by Phoenix, Miners Bank, Mid Penn or Mid Penn Bank, as the case may be, until the Effective Time or a date thereafter jointly determined by Mid Penn and Phoenix; provided that the employee satisfactorily fulfills the duties of such employee’s position through such date. For the avoidance of any doubt, Mid Penn shall establish the amount of the retention bonus for each such employee in its sole discretion.

(i) The provisions of this Section 7.12 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee, other service provider or independent contractor or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Phoenix or Mid Penn Benefit Plan or other compensation or benefit plan or arrangement for any purpose.

7.13. Directors and Officers Indemnification and Insurance.

(a) For a period of six (6) years after the Effective Time, Mid Penn shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of Phoenix or Miners Bank (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Mid Penn, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Phoenix or a Phoenix Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by Phoenix under the PBCL and under Phoenix’s articles of incorporation and bylaws. Mid Penn shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by Phoenix under the PBCL and under Phoenix’s articles of incorporation and bylaws, upon receipt of an undertaking to repay such advance payments if such Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this subsection upon learning of any Claim, shall notify Mid Penn (but the failure so to notify Mid Penn shall not relieve it from any liability that it may have under this subsection, except to the extent such failure materially prejudices Mid Penn) and shall deliver to Mid Penn the undertaking referred to in the previous sentence.

(b) In the event that either Mid Penn or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Mid Penn shall assume the obligations set forth in this Section 7.13.

(c) Mid Penn shall maintain, or shall cause Mid Penn to maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of Phoenix (provided, that Mid Penn may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall Mid Penn be required to expend pursuant to this subsection more than 150% of the annual cost currently expended by Phoenix with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Mid Penn shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, Phoenix agrees in order for Mid Penn to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

(d) The obligations of Mid Penn provided under this Section 7.13 are intended to be enforceable against Mid Penn directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Mid Penn.

7.14. Stock Reserve.

Mid Penn agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of Mid Penn Common Stock, to reserve a sufficient number of shares of Mid Penn Preferred Stock to issue the Mid Penn SBLF Preferred Stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

7.15. Exchange Listing.

Mid Penn shall use its reasonable best efforts to list, prior to the Effective Time, on Nasdaq the shares of Mid Penn Common Stock to be issued as Merger Consideration pursuant to the Merger, and Mid Penn shall give all notices and make all filings with Nasdaq required in connection with the transactions contemplated herein.

7.16. Approval of Bank Plan of Merger.

Mid Penn shall take all action necessary and appropriate to approve the Bank Plan of Merger as sole shareholder of Mid Penn Bank and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by Mid Penn Bank in accordance with applicable laws and regulations and as soon as practicable after completion of the Merger on the Effective Time.

7.17. Real Estate.

(a) As promptly as reasonably practicable, but in any event within fourteen (14) days following the date of receipt of a preliminary report previously ordered by Mid Penn, if recommended by the environmental consultant engaged to perform such preliminary report, Mid Penn shall cause a Phase I environmental site assessment of the Phase I OREO Property to be commenced. Mid Penn shall promptly notify and provide to Phoenix any written reports it receives in connection with such Phase I environmental site assessment.

(b) If such Phase I environmental site assessment reports the existence of Materials of Environmental Concern, Mid Penn will reasonably determine, in consultation with the environmental consultant, the necessity and scope of a Phase II environmental site assessment to investigate the possible Materials of Environmental Concern. The environmental consultant will be instructed to explicitly recommend, or not recommend, the commission of a Phase II environmental site assessment. If, within fifteen (15) days of receipt of such Phase I environmental site assessment, such environmental consultant is unwilling to perform such service, another environmental consultant mutually agreed upon by Mid Penn and Phoenix will make such determination. The cost of any such Phase II environmental site assessment shall be borne equally by Mid Penn and Phoenix.

(c) If such Phase II environmental site assessment shall confirm the presence of Materials of Environmental Concern, such consultant shall estimate the amount of expense to remediate the Phase I OREO Property to commercially reasonable and recognized standards under relevant state or federal standards (such amount, the “Remediation Expense”).

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1. Shareholder Meetings.

(a) Phoenix will (i) as promptly as practicable after the Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Phoenix Shareholders’ Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Phoenix’s reasonable judgment, necessary or desirable, and (ii) have its Board of Directors unanimously recommend approval of this Agreement to the Phoenix shareholders (the “Phoenix Recommendation”) and otherwise support the Merger.

(b) Mid Penn will (i) as promptly as practicable after the Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Mid Penn Shareholders’ Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Mid Penn’s reasonable judgment, necessary or desirable, and (ii) have its Board of Directors unanimously recommend approval of this Agreement to the Mid Penn shareholders (the “Mid Penn Recommendation”) and otherwise support the Merger.

8.2. Proxy Statement-Prospectus.

(a) For the purposes of (i) registering Mid Penn Common Stock to be offered to holders of Phoenix Common Stock in connection with the Merger with the SEC under the Securities Act and (ii) holding the Phoenix Shareholders’ Meeting and the Mid Penn Shareholders’ Meeting, Mid Penn shall draft and prepare, and Phoenix shall cooperate in the preparation of, the Registration Statement, including a combined proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the Phoenix shareholders and the Mid Penn shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). Mid Penn shall file the Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of Mid Penn and Phoenix shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of Phoenix and Mid Penn shall thereafter promptly mail the Proxy Statement-Prospectus to the Phoenix shareholders and the Mid Penn shareholders. Mid Penn shall also use commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Phoenix shall furnish all information concerning Phoenix and the holders of Phoenix Common Stock as may be reasonably requested in connection with any such action.

(b) Phoenix shall provide Mid Penn with any information concerning itself that Mid Penn may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and Mid Penn shall notify Phoenix promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Phoenix promptly copies of all correspondence between Mid Penn or any of its representatives and the SEC. Mid Penn shall give Phoenix and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give Phoenix and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Mid Penn and Phoenix agrees to use commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of Phoenix Common Stock entitled to vote at the Phoenix Shareholders’ Meeting and to the holders of the Mid Penn Common Stock entitled to vote at the Mid Penn Shareholders’ Meeting at the earliest practicable time.

(c) Phoenix and Mid Penn shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Registration Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Phoenix shall cooperate with Mid Penn in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Mid Penn shall file an amended Registration Statement with the SEC, and Phoenix shall mail an amended Proxy Statement-Prospectus to the Phoenix shareholders and Mid Penn shall mail an amended Proxy Statement-Prospectus to the Mid Penn shareholders. If requested by Mid Penn, Phoenix shall obtain a “comfort” letter from its independent registered public accounting firm, dated as of the date of the Proxy Statement-Prospectus and updated as of the date of consummation of the Merger, with respect to certain financial information regarding Phoenix, in form and substance that is customary in transactions such as the Merger.

8.3. Regulatory Approvals.

Each of Phoenix and Mid Penn will cooperate with the other and use commercially reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties or Governmental Entities, necessary to consummate the transactions contemplated by this Agreement. Phoenix and Mid Penn will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Phoenix or Mid Penn to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. Phoenix shall have the right to review and approve in advance all characterizations of the information relating to Phoenix and any Phoenix Subsidiary which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. Mid Penn shall give Phoenix and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give Phoenix and its counsel the opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator. Mid Penn shall notify Phoenix promptly of the receipt of any comments of any Bank Regulator with respect to such filings.

8.4. Current Information.

(a) During the period from the date of this Agreement to the Effective Time, each party will cause one or more of its representatives to confer with representatives of the other party and report the general status of its ongoing operations at such times as the other party may reasonably request. Each party will promptly notify the other party of any material change in the normal course of its business or in the operation of the properties of such party or the Mid Penn Subsidiaries or the Phoenix Subsidiaries, as applicable, and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such party or any Mid Penn Subsidiary or Phoenix Subsidiary, as applicable. Without limiting the foregoing, senior officers of Mid Penn and Phoenix shall confer at the reasonable request of the other, and shall meet on a reasonably regular basis, to review the financial and operational affairs of Phoenix and the Phoenix Subsidiaries, in accordance with applicable law, and Phoenix shall give due consideration to Mid Penn’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Mid Penn nor any Mid Penn Subsidiary shall, under any circumstance, be permitted to exercise control of Phoenix or any Phoenix Subsidiary prior to the Effective Time. Provided, however, neither Mid Penn nor Phoenix shall be required to take any action that would provide access to or disclose information where such access or disclosure would, in such disclosing party’s reasonable judgment, violate or prejudice the rights, business interests, or confidences of any customer or other person or would result in the waiver by such disclosing party of the privilege protecting communications between such disclosing party and any of its legal counsel.

(b) Miners Bank shall provide Mid Penn Bank, within a reasonable period of time after the end of each calendar month, a written list of Nonperforming Assets, its asset quality report and a written list of its investment security purchases during the calendar month then ended. On a monthly basis, Phoenix shall provide Mid Penn Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan. To the extent requested by Mid Penn, Phoenix and Miners Bank shall each provide Mid Penn copies of minutes of meetings of the Board of Directors and the committees thereof.

(c) Each of Mid Penn and Phoenix shall promptly inform the other upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of such party or any Phoenix Subsidiary or Mid Penn Subsidiary, as applicable, under any labor or employment law.

8.5. Access; Confidentiality.

(a) From the date of this Agreement through the Effective Time, Phoenix shall, and shall cause each Phoenix Subsidiary to, afford to Mid Penn and its authorized agents and representatives, complete access to its properties, assets, books and records and personnel, during normal business hours and after reasonable notice; and the officers of Phoenix and each Phoenix Subsidiary will furnish Mid Penn and its representatives with such financial and operating data and other information with respect to its businesses, properties, assets, books and records and personnel as Mid Penn or its representatives shall from time to time reasonably request.

(b) Mid Penn agrees to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of Phoenix and the Phoenix Subsidiaries.

(c) In addition, Phoenix shall permit employees of Mid Penn reasonable access to and participation in matters relating to problem loans, loan restructurings and loan workouts, investments, derivatives, and other asset/liability activities of Phoenix and any Phoenix Subsidiary, provided that nothing contained in this subparagraph shall be construed to grant Mid Penn or any Mid Penn employee any final decision-making authority with respect to such matters.

(d) Prior to the Effective Time, Mid Penn shall hold in confidence all confidential information of Phoenix on the terms and subject to the conditions of the Confidentiality Agreement in accordance with Section 11.1. If the transactions contemplated by this Agreement shall not be completed, Mid Penn will continue to comply with the terms of such Confidentiality Agreement.

ARTICLE IX

CLOSING CONDITIONS

9.1. Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

(a) Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Phoenix and by the requisite vote of the shareholders of Mid Penn.

(b) Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

(c) Regulatory Approvals. All Regulatory Approvals, and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of either Phoenix or Mid Penn, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Phoenix, Miners Bank, Mid Penn Bank, and Mid Penn or materially impair the value of Phoenix or Miners Bank to Mid Penn or of Mid Penn and Mid Penn Bank to Phoenix.

(d) Effectiveness of Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Mid Penn Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

(e) Tax Opinions. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, Mid Penn shall have received an opinion of Stevens & Lee, P.C., and Phoenix shall have received an opinion of Bybel Rutledge LLP, each reasonably acceptable in form and substance to Mid Penn and Phoenix, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. In rendering the legal opinions described in this Section 9.1(e), the law firms may require and rely upon customary representations contained in certificates of officers of Mid Penn and Phoenix and their respective subsidiaries. The receipt of such legal opinions may not be waived by either party to this Agreement unless the Proxy Statement-Prospectus is re-circulated to the Phoenix shareholders and the Mid Penn shareholders for solicitation of their approval of the consummation of the Merger without fulfillment of the condition described in this Section 9.1(e).

(f) Listing of Mid Penn Common Stock. The shares of Mid Penn Common Stock issuable pursuant to the Merger shall have been approved for listing on Nasdaq.

(g) Assumption of Phoenix SBLF Preferred Stock. Mid Penn and Phoenix shall have taken all actions reasonably necessary to provide for, and shall have received all approvals required for the exchange of the then-outstanding shares of Phoenix SBLF Preferred Stock for shares of Mid Penn SBLF Preferred Stock pursuant to Section 3.1(j), all in accordance with the articles of incorporation, bylaws and other governing documents of Phoenix, as amended, and in accordance with the terms of the Treasury Letter and/or any other agreements pursuant to which such shares of Phoenix SBLF Preferred Stock were issued or required to be entered into in order to effect such change.

9.2. Conditions to the Obligations of Mid Penn under this Agreement.

The obligations of Mid Penn under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date:

(a) Representations and Warranties. Each of the representations and warranties of Phoenix set forth in this Agreement or in any certificate or agreement delivered by Phoenix pursuant to the provisions hereof shall be true and correct, in all respects as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date). For purposes of this condition to Closing, no representation or warranty of Phoenix contained in Article IV shall be deemed untrue or incorrect, and Phoenix shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect on Phoenix.

(b) Agreements and Covenants. Phoenix shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.

(c) Permits, Authorizations, Etc. Phoenix shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

(d) No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Phoenix or any Phoenix Subsidiary.

(e) Appraisal Rights. Not more than 7% of the outstanding shares of the Phoenix Common Stock shall constitute Dissenter Shares.

(f) Officer’s Certificate. Phoenix shall have delivered to Mid Penn a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chief executive officer and chief financial officer, to the effect that the conditions set forth in subsections (a) through (e) of this Section 9.2 have been satisfied.

9.3. Conditions to the Obligations of Phoenix under this Agreement.

The obligations of Phoenix under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date:

(a) Representations and Warranties. Each of the representations and warranties of Mid Penn set forth in this Agreement or in any certificate or agreement delivered by Mid Penn pursuant to the provisions hereof shall be true and correct, in all respects as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date). For the purposes of this condition to Closing, no representation or warranty of Mid Penn contained in Article V shall be deemed untrue or incorrect, and Mid Penn shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect on Mid Penn.

(b) Agreements and Covenants . Mid Penn shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.

(c) Permits, Authorizations, Etc . Mid Penn shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

(d) No Change Resulting in Material Adverse Effect . From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Mid Penn or Mid Penn Bank.

(e) Payment of Merger Consideration . Mid Penn shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Phoenix with a certificate evidencing such delivery.

(f) Officer’s Certificate . Mid Penn shall have delivered to Phoenix a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chief executive officer and chief financial officer, to the effect that the conditions set forth in subsections (a) through (e) of this Section 9.3 have been satisfied.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1. Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of Phoenix:

(a) at any time by the mutual written agreement of Mid Penn and Phoenix;

(b) by either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(b) unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(a) (in the case of a breach of a representation or warranty by Phoenix) or Section 9.3(a) (in the case of a breach of a representation or warranty by Mid Penn);

(c) by either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(c) unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(b) (in the case of a breach of covenant by Phoenix) or Section 9.3(b) (in the case of a breach of covenant by Mid Penn);

(d) by either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Mid Penn and Phoenix; provided, that no party may terminate this Agreement pursuant to this Section 10.1(d) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e) by either party if (i) the shareholders of Phoenix fail to approve the transactions contemplated by this Agreement at the Phoenix Shareholders’ Meeting called for that purpose; or (ii) the shareholders of Mid Penn fail to approve the transactions contemplated by this Agreement at the Mid Penn Shareholders’ Meeting called for that purpose;

(f) by either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (A) has become nonappealable and (B) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(g) by the Board of Directors of Mid Penn if Phoenix has received a Superior Proposal, and in accordance with Section 6.8 of this Agreement, the Phoenix Board of Directions has entered into any letter of intent, agreement in principle or acquisition agreement with respect to the Superior Proposal, withdrawn its recommendation of this Agreement or failed to make such recommendation at any time a recommendation is required to be made under this Agreement or modified or qualified such recommendation in manner adverse to Mid Penn, or has otherwise made a determination to accept such Superior Proposal;

(h) by the Board of Directors of Phoenix if Phoenix has received a Superior Proposal, and in accordance with Section 6.8 of this Agreement, the Phoenix Board of Directors has made a determination to accept such Superior Proposal;

(i) INTENTIONALLY OMITTED; or

(j) by Phoenix, if the Phoenix Board of Directors so determines by a majority vote of its members, at any time during the five (5) Business Day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i) the Mid Penn Determination Date Market Value shall be less than the Initial Mid Penn Market Value multiplied by 0.80; and

(ii) (A) the quotient obtained by dividing the Mid Penn Determination Date Market Value by the Initial Mid Penn Market Value (such quotient being the “Mid Penn Ratio”) shall be less than (B) the Index Ratio and subtracting 0.20 from the Index Ratio; subject, however, to the following: if Phoenix elects to exercise its termination right pursuant to this Section 10.1(j), it shall give prompt written notice thereof to Mid Penn and Mid Penn shall, for a period of five (5) Business Days after its receipt of such notice, have the option of increasing the consideration to be received by holders of Phoenix Common Stock, in the form of Mid Penn Common Stock, cash, or a combination of Mid Penn Common Stock and cash (the “Additional Consideration”), by adjusting the Exchange Ratio to an amount which, when multiplied by the Mid Penn Determination Date Market Value equals the lesser of (x) $41.28 or (y) the product of the Index Ratio and the Initial Mid Penn Market Value multiplied by the Exchange Ratio. If within such five (5) Business Day period, Mid Penn delivers written notice to Phoenix that it intends to proceed by paying the Additional Consideration, as contemplated by the preceding sentence, then no termination shall occur pursuant to this Section 10.1(j) and this Agreement shall remain in full force and effect in accordance with its terms (except that the Merger Consideration shall have been so modified).

For purposes of this Section 10.1(j), the following terms shall have the meanings indicated below:

“Determination Date” shall mean the later of (i) the date on which the last required approval of a Regulatory Authority is obtained with respect to the transactions contemplated by the Agreement without regard to any requisite waiting period or (ii) the date of the Phoenix Shareholders’ Meeting.

“Final Index Price” means the closing price of the Nasdaq Bank Index as of the Determination Date.

“Index Group” means the Nasdaq Bank Index.

“Index Ratio” means the quotient obtained by dividing the Final Index Price by the Initial Index Price.

“Initial Index Price” means the closing price of the Nasdaq Bank Index as of the Starting Date.

“Initial Mid Penn Market Value” means the closing price of Mid Penn Common Stock on the Starting Date, adjusted as indicated in the last sentence of this Section 10.1(j).

“Mid Penn Determination Date Market Value” shall be the average of the daily closing sales prices of a share of Mid Penn Common Stock as reported on Nasdaq for the twenty consecutive trading days immediately preceding the Determination Date.

“Mid Penn Ratio” means the quotient obtained by dividing Mid Penn Determination Date Market Value by the Initial Mid Penn Market Value.

“Starting Date” means the last trading day before the date of this Agreement.

If Mid Penn or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for Mid Penn Common Stock or the common stock of such company, as applicable, shall be appropriately adjusted for the purposes of applying this Section 10.1(j).

10.2. Effect of Termination.

(a) In the event of termination of this Agreement pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 10.2, 11.1, 11.2, 11.4, 11.5, 11.7, 11.10, and 11.11 and the last sentence of Section 11.12, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

(b) If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(i) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(ii) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses (including those for accountants, financial advisors, and investment bankers), including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(iii) In the event that this Agreement is terminated by Mid Penn pursuant to Section 10.1(g) or by Phoenix pursuant to Section 10.1(h), Phoenix shall pay to Mid Penn the Mid Penn Termination Fee within five (5) Business Days after Mid Penn makes written demand therefor. Such payments shall be made by wire transfer of immediately available funds to an account designated by Mid Penn.

(c) For purposes of this Agreement, the “Mid Penn Termination Fee” shall mean $580,000.

(d) The right to receive payment of the Mid Penn Termination Fee under Section 10.2(b)(iii) constitutes the sole and exclusive remedy of either party against the other and their respective officers and directors with respect to a termination under that Section.

10.3. Amendment, Extension and Waiver.

Subject to applicable law, and except as provided in this Agreement, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Phoenix), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Phoenix and Mid Penn, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or value or changes the form of consideration to be delivered to Phoenix’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XI

MISCELLANEOUS

11.1. Confidentiality.

Except as specifically set forth herein, Mid Penn and Phoenix mutually agree to be bound by the terms of the confidentiality agreement dated as of November 27, 2013 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.

11.2. Public Announcements.

Phoenix and Mid Penn shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Phoenix nor Mid Penn shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

11.3. Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including Section 2.4, Article III, Section 7.9, Section 7.10, Section 7.12, and Section 7.13.

11.4. Expenses.

Except as otherwise provided in Section 10.2, and except for the cost of printing and mailing the Proxy Statement-Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial advisors, accountants and legal counsel and, in the case of Mid Penn, the registration fee to be paid to the SEC in connection with the Registration Statement.

11.5. Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery, mailed by United States prepaid registered or certified mail (return receipt requested), or by a nationally recognized overnight courier promising next Business Day delivery, addressed as follows:

If to Phoenix, to:	George H. Groves President and Chief Executive Officer Phoenix Bancorp, Inc. Rockwood Center 1504 Rte. 61 South Pottsville, PA 17901

With required copies (which shall not constitute notice) to:	Nicholas Bybel, Jr., Esq. Bybel Rutledge, LLP 1017 Mumma Road, Suite 302 Lemoyne, PA 17043 Fax: (717) 731-8205

If to Mid Penn, to:	Rory G. Ritrievi President and Chief Executive Officer Mid Penn Bancorp, Inc. 349 Union Street Millersburg, PA 17061

With required copies (which shall not constitute notice) to:	Christopher M. Cicconi, Esq. Stevens & Lee, P.C. 17 N. 2nd Street Harrisburg, PA 17101 Fax: (610) 371-7363

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) Business Days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) Business Day after being delivered to the overnight courier and requesting next Business Day delivery.

11.6. Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Section 7.13(d) and except as otherwise expressly provided by this Agreement, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.7. Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 11.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 11.1 hereof) between the parties, both written and oral, with respect to its subject matter.

11.8. Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

11.9. Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

11.10. Governing Law.

This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to its laws or principles of conflicts of laws.

11.11. Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 2.2(a)” would be part of “Section 2.2” and references to “Section 2.2” would also refer to material contained in the subsection described as “Section 2.2(a)”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.12. Specific Performance; Jurisdiction.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the Middle District of Pennsylvania or in any state court in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Middle District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other United States District Court for the Middle District of Pennsylvania or a state court located in the Commonwealth of Pennsylvania.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, Mid Penn and Phoenix have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

MID PENN BANCORP, INC.

By:	/s/ Rory G. Ritrievi
	Name:	Rory G. Ritrievi
	Title:	President and Chief Executive Officer

PHOENIX BANCORP, INC.

By:	/s/ George H. Groves
	Name:	George H. Groves
	Title:	President and Chief Executive Officer

Annex B

607 Washington Street

Reading, PA 19601

Phone: 610-478-2105

Email:        info@griffinfingroup.com

Fax: 610-478-2227

August 27, 2014

The Board of Directors

Phoenix Bancorp, Inc.

Rockwood Center

1504 Rt. 61 South

Pottsville PA 17901

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the common equity shareholders of Phoenix Bancorp, Inc. (the “Company”) of the Merger Consideration (as defined below) to be received by the Company’s common equity shareholders in the proposed merger (the “Transaction”) of the Company with Mid Penn Bancorp, Inc. (the “Acquirer”).

Pursuant to the Agreement and Plan of Merger (the “Agreement”), by and between the Company and the Acquirer, the Company will merge with and into the Acquirer. Each issued and outstanding share of the Company’s Common Stock, other than shares of the Company’s Common Stock held in treasury or owned by the Acquirer and its affiliates, will be exchanged for the right to receive 3.167 shares of Acquirer common stock or cash equal to $51.60 per share, subject to adjustments and limitations described in the Agreement (the “Merger Consideration”). At August 26, 2014, the closing price for shares of the Acquirer’s common stock was $16.00 per share, so that the aggregate value of the merger consideration on that date was $50.86. Shares of the Company’s Common Stock held in treasury or owned by the Acquirer and its affiliates will be cancelled. The Company’s SBLF Preferred Stock will become the obligation of the Acquirer by operation of law in connection with the merger. The terms and conditions of the Transaction are more fully described in the Agreement.

In arriving at our opinion, we: (i) reviewed a draft of the Agreement; (ii) reviewed and discussed with the Company certain publicly available business and financial information concerning the Company and the economic and regulatory environments in which it operates; (iii) reviewed and discussed with the Company and the Acquirer their respective financial information as of and for the six months ended June 30, 2014, and as of and for the 12 month periods ended December 31, 2013 and December 31, 2012; (iv) discussed with the management of the Company and the Acquirer matters relating to their respective financial condition, liquidity, net income, asset quality, reserve levels, capital adequacy and regulatory status, stock market valuation (as applicable) and related matters as of such dates and for the periods then ended; (v) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving whole bank and thrift acquisitions during such time frames as we deemed relevant; (vi) compared the financial condition and the implied valuation of the Company to the financial condition and valuation of certain institutions we deemed relevant; (vii) evaluated, from publicly available sources and discussions with the management of the Acquirer, the capacity of the Acquirer to complete the Transaction on a timely basis; and (viii) performed a discounted cash flow analysis, as well as such other financial studies and analyses and considered such other information as we deemed appropriate for the purpose of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquirer with respect to certain aspects of the Transaction, including past and current business operations, regulatory relations, financial condition, dividend and capital policies, opportunities within each of their core operating markets, and other matters that we deemed appropriate for the purpose of this opinion. We also evaluated and compared to peer the Acquirer’s market structure, its stock market performance, its ownership concentrations, and the trading history of its common stock which is being used as a part of the Merger Consideration.

The Board of Directors

Phoenix Bancorp, Inc.

August 27, 2014

In providing our opinion, we have relied upon and assumed the accuracy and completeness of information which was publicly available to us or which was furnished to or discussed with us by the Company or otherwise reviewed by us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not reviewed individual loan files or deposit information of the Company, nor have we conducted or been provided with any valuation or appraisal of any assets, deposits or other liabilities of the Company. In relying on financial analyses, forecasts and estimates provided to or discussed with us by the Company or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available information and judgments by management. We express no view as to any such analyses, forecasts, estimates, or the assumptions on which they were based. Our review of the Acquirer and its ability to complete the Transaction was limited to publicly available information, certain management information and discussions with the management of the Acquirer regarding the past and current business operations, financial condition and future prospects of the Acquirer.

We have also assumed that the representations and warranties made by the Company and the Acquirer in the Agreement are and will be true and correct in all respects material to our analyses, that the covenants and conditions precedent to closing the Transaction contained therein, including approval by the Federal Deposit Insurance Corporation, other regulators, and approval by the Company’s shareholders will be performed in all respects material to our analyses in a manner which will not give the Acquirer the ability to terminate the Agreement or decline to close under the Agreement. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory, shareholder and any other consents and approvals necessary for the completion of the Transaction will be obtained without any adverse effect to the Company or the Acquirer or to the contemplated benefits of the Transaction. Our opinion assumes, with your consent, that the Transaction will be completed in accordance with the terms set forth in the draft of the Agreement we reviewed.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of the date of this letter. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, confirm or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the common equity shareholders of the Company with regards to the Merger Consideration to be received by the common equity shareholders in the Transaction as of the date hereof and we express no opinion as to the fairness of the Transaction to the holders of the Company’s SBLF preferred stock, creditors or other stakeholders of the Company or as to the underlying decision by the Company to engage in the Transaction, the relative merits of the Transaction compared to other Transactions available the company, or the relative merits of the Transaction compared to other strategic alternatives which may be available to the Company. We did not and were not asked to contact any other interested parties other than those specifically indicated by the Board. Furthermore, we did not take into account, and express no opinion, with respect to the amount or nature of any bonuses and any other compensation or consideration to any officers, directors, or employees of the Company paid or payable by reason or as a result of the Transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a significant portion of which will become payable only if the proposed Transaction is completed. The Company has agreed to indemnify us for certain liabilities which could arise as a result of our engagement. During the two years preceding the date of this letter, we have not had an

The Board of Directors

Phoenix Bancorp, Inc.

August 27, 2014

investment banking relationship with the Company or the Acquirer for which we were paid for our services. We call to the Company’s attention, as we have previous disclosed to the Company, that we are affiliated with Stevens & Lee, which firm has provided certain legal services to the Acquirer generally and in connection with the Transaction and has been/will be compensated at a market rate for these services.

On the basis of and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the common equity shareholders in the Transaction is fair, from a financial point of view, to the common equity shareholders of Phoenix Bancorp, Inc.

The delivery of this opinion has been approved by the fairness opinion committee of Griffin Financial Group, LLC in conformity with our policies and procedures established under the requirement of Rule 5150 of the Financial Industry Regulatory Authority. This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction and may not be relied upon by any other person for any other reason. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion speaks as of the date hereof and we have no obligation to update, confirm, or revise it. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may, however, be reproduced in any proxy statement mailed to shareholders of the Company provided that such reproduction is legally required, the opinion is reproduced in such document in its entirety, and such document includes a summary of the opinion and related analyses in a form prepared or approved by us (such approval not to be unreasonably withheld), but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

GRIFFIN FINANCIAL GROUP LLC

Annex C

August 27, 2014

The Board of Directors

Mid Penn Bancorp, Inc.

369 Union Street

Millersburg, PA 17061

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to Mid Penn Bancorp, Inc. (“MPB”) of the Merger Consideration (as defined below) in the proposed merger (the “Transaction”) of Phoenix Bancorp, Inc. (“Phoenix”) with and into MPB, pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between MPB and Phoenix. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Transaction and without any action on the part of MPB, Phoenix or any stockholder of Phoenix, each share of common stock, par value $1.00 per share, of Phoenix (“Phoenix Common Stock”) that is issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenters Shares (each as defined in the Agreement)) shall be converted into the right to receive, at the election of the holder thereof (subject to allocation and proration procedures as set forth in the Agreement, as to which we express no opinion), either: (i) an amount in cash equal to $51.60 (the “Cash Consideration”) or (ii) 3.167 shares of common stock, par value $1.00 per share, of MPB (“MPB Common Stock”) (such shares exchangeable for a share of Phoenix Common Stock, the “Stock Consideration”); provided that the Agreement provides that, subject to adjustment under certain limited circumstances as provided in the Agreement (as to which we express no opinion), 80% of the total number of shares of Phoenix Common Stock issued and outstanding at the Effective Time shall be converted into the right to receive the Stock Consideration and 20% of the total number of shares of Phoenix Common Stock issued and outstanding at the Effective Time will be converted into the right to receive the Cash Consideration. The aggregate Cash Consideration and the aggregate Stock Consideration are referred to collectively herein as the “Merger Consideration.” The terms and conditions of the Transaction are more fully set forth in the Agreement.

The Agreement further provides that Miners Bank, a wholly owned subsidiary of Phoenix, will merge with and into Mid Penn Bank, a wholly owned subsidiary of MPB (such transaction, the “Bank Merger”), pursuant to a separate agreement and plan of merger to be entered into between such parties in connection with the Transaction.

KBW has acted as financial advisor to MPB and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, MPB and Phoenix, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of MPB and Phoenix for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to MPB. We have acted exclusively for the board of directors of MPB (the “Board”) in rendering this

Keefe, Bruyette & Woods, Inc — 787 Seventh Avenue, New York, NY 10019

The Board of Directors – Mid Penn Bancorp, Inc.

August 27, 2014

opinion and will receive a fee from MPB for our services. A portion of our fee is payable upon the rendering of this opinion, and a portion is contingent upon the successful completion of the Transaction. In addition, MPB has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking and financial advisory services to MPB. In the past two years, KBW has not provided investment banking and financial advisory services to Phoenix. We may in the future provide investment banking and financial advisory services to MPB or Phoenix and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of MPB and Phoenix and the Transaction, including among other things, the following: (i) a draft of the Agreement dated August 26, 2014 (the most recent draft made available to us); (ii) the audited financial statements and annual reports on Form 10-K for the three fiscal years ended December 31, 2013 of MPB; (iii) the unaudited quarterly financial statements and the quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2014 for MPB, (iv) the audited financial statements for the three fiscal years ended December 31, 2013 of Phoenix; (v) the unaudited quarterly financial statements for the fiscal quarters ended March 31, 2014 and June 30, 2014 for Phoenix; (vi) certain regulatory filings of MPB and Phoenix, including the quarterly call reports filed with respect to each quarter during the three year period ended June 30, 2014 for MPB and Phoenix; (vii) certain other interim reports and other communications of MPB and Phoenix to their respective stockholders; and (viii) other financial information concerning the businesses and operations of MPB and Phoenix furnished to us by MPB from MPB and Phoenix or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of MPB and Phoenix; (ii) the assets and liabilities of MPB and Phoenix; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial information of Phoenix and certain financial and stock market information for MPB with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of MPB and Phoenix that were prepared by MPB management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management with the consent of the Board; and (vi) estimates regarding certain pro forma financial effects of the Transaction on MPB (including the cost savings and related expenses expected to result from the Transaction) that were prepared by MPB management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also held discussions with senior management of MPB regarding the past and current business operations, regulatory relations, financial condition and future prospects of MPB and Phoenix and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of MPB as to the reasonableness and achievability of the financial and operating forecasts and projections of MPB and Phoenix and the estimates regarding certain pro forma financial effects of the Transaction on MPB (and the assumptions and bases for such forecasts, projections and estimates, including but not limited to, in the case of MPB, the cost

Keefe, Bruyette & Woods, Inc — 787 Seventh Avenue, New York, NY 10019

The Board of Directors – Mid Penn Bancorp, Inc.

August 27, 2014

savings and related expenses expected to result from the Transaction and other pro forma effects assumed or estimated with respect to the Transaction) which were prepared by MPB management and provided to and discussed with us by such management and that we were directed by MPB to use. We have assumed, at the direction of MPB, that all such information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of MPB, and that such forecasts, projections and estimates will be realized in the amounts and in the time periods currently estimated by such management. As you are aware, as part of our engagement, we have not been provided with direct access to, or had discussions with, Phoenix management in connection with the Transaction. In addition, the forecasts, projections and estimates of Phoenix that we were directed by MPB management to use reflect differences from, and adjustments to, certain information prepared by Phoenix and provided to MPB. Accordingly, at the direction of MPB and with the consent of the Board, we have relied upon the judgments and assessments of MPB management regarding its discussions with Phoenix management with respect to Phoenix and the Transaction, and in rendering our opinion our reliance upon MPB management as to the reasonableness and achievability of the forecasts, projections and estimates of Phoenix used by us includes reliance upon the judgments and assessments of MPB management with respect to such differences and such adjustments.

It is understood that such forecasts, projections and estimates of MPB and Phoenix prepared by MPB management that were provided to and discussed with us were not prepared with the expectation of public disclosure, that all such information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. We have assumed, based on discussions with management of MPB and at the direction of such management and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy of completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either MPB or Phoenix since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for MPB and Phoenix are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of MPB or Phoenix, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of MPB or Phoenix under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Transaction and the Bank Merger will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which will not differ in any respect material to our analyses from the draft reviewed) with no additional payments or adjustments to the Merger Consideration; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements

Keefe, Bruyette & Woods, Inc — 787 Seventh Avenue, New York, NY 10019

The Board of Directors – Mid Penn Bancorp, Inc.

August 27, 2014

required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Transaction and any related transaction and that all conditions to the completion of the Transaction and any related transaction will be satisfied without any waivers or modifications to the Agreement; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Transaction or any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of MPB, Phoenix or the combined entity or the contemplated benefits of the Transaction, including the cost savings expected to result from the Transaction. We have assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further assumed that MPB has relied upon the advice of its counsel, independent accountants and other advisors (other than KBW) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to MPB, Phoenix, the Transaction, the Bank Merger and any other related transaction, and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Merger Consideration in the Transaction to MPB. We express no view or opinion as to any terms or other aspects of the Transaction or any related transaction (including the Bank Merger), including without limitation, the form or structure of the Transaction (including the form of Merger Consideration or the allocation thereof among cash and stock) or any related transaction, the treatment of outstanding preferred stock and other securities of Phoenix in the Transaction, any consequences of the Transaction or any related transaction to MPB, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, voting, support, stockholder, settlement or other agreements, arrangements or understandings contemplated or entered into in connection with the Transaction or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of MPB to engage in the Transaction or enter into the Agreement, (ii) the relative merits of the Transaction as compared to any strategic alternatives that are, have been or may be available to or contemplated by MPB or the Board, (iii) the fairness of the amount or nature of any compensation to any officers, directors or employees of any party to the Transaction, or any class of such persons, relative to any compensation to the holders of MPB Common Stock or Phoenix Common Stock or relative to the Merger Consideration, (iv) the effect of the Transaction or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of MPB, Phoenix or any other party to any other transaction contemplated by the Agreement, (v) whether MPB has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate Cash Consideration to the holders of Phoenix Common Stock at the closing of the Transaction, (vi) the election by holders of Phoenix Common Stock to receive the Stock Consideration or the Cash Consideration, or any combination thereof, or the actual allocation between the Stock Consideration and the Cash Consideration among such holders (including, without limitation, any re-allocation thereof as a result of proration or otherwise pursuant to the Agreement), (vii) any adjustment (as provided in the Agreement) to the Merger Consideration assumed to be paid in the Transaction for purposes of our opinion, (viii) the actual value of MPB Common Stock to be issued in the Transaction, (ix) the prices, trading range or volume at which MPB Common Stock will trade following the public announcement of the Transaction or following the consummation of the Transaction, (x) any advice or opinions provided by any other advisor to any of the parties to the Transaction or any other transaction contemplated by the Agreement, or (xi) any legal, regulatory, accounting, tax or similar matters relating to MPB, Phoenix, their respective stockholders, or relating

Keefe, Bruyette & Woods, Inc — 787 Seventh Avenue, New York, NY 10019

The Board of Directors – Mid Penn Bancorp, Inc.

August 27, 2014

to or arising out of or as a consequence of the Transaction or any related transaction (including the Bank Merger), including whether or not the Transaction or the Bank Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Transaction. This opinion is not to be used for any other purpose and may not be published, referred to, reproduced, disseminated or quoted from, in whole or in part, nor shall any public reference to KBW be made, without our prior written consent. This opinion does not constitute a recommendation to the Board as to how it should vote on the Transaction, or to any holder of MPB Common Stock or any shareholder of any other entity as to how to vote in connection with the Transaction or any other matter (including, with respect to holders of Phoenix Common Stock, what election any such shareholder should make with respect to the Stock Consideration or the Cash Consideration), nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Transaction or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Transaction is fair, from a financial point of view, to MPB.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc — 787 Seventh Avenue, New York, NY 10019

ANNEX D

STATUTORY PROVISIONS RELATING TO DISSENTERS’ RIGHTS

THE PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988, AS AMENDED Excerpt from Chapter 19 Subchapter C, 15 PA. CONS. STAT. § 1930

Section 1930. Dissenters’ rights.

(a) General rule.—If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

(b) Plans adopted by directors only.—Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) or (4) (relating to adoption by board of directors).

(c) Cross references.—See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

Subchapter 15 Subchapter D—Dissenters Rights, 15 PA. CONS. STAT. §§ 1571-1580

Section 1571. Application and effect of subchapter.

(a) General rule.—Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

•	Section 1906(c) (relating to dissenters rights upon special treatment).

•	Section 1930 (relating to dissenters rights).

•	Section 1931(d) (relating to dissenters rights in share exchanges).

•	Section 1932(c) (relating to dissenters rights in asset transfers).

•	Section 1952(d) (relating to dissenters rights in division).

•	Section 1962(c) (relating to dissenters rights in conversion).

•	Section 2104(b) (relating to procedure).

•	Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

•	Section 2325(b) (relating to minimum vote requirement).

•	Section 2704(c) (relating to dissenters rights upon election).

•	Section 2705(d) (relating to dissenters rights upon renewal of election).

•	Section 2904(b) (relating to procedure).

•	Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

•	Section 7104(b)(3) (relating to procedure).

(b) Exceptions.

(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(ii) held beneficially or of record by more than 2,000 persons.

(2) Paragraph (1) shall not apply to and dissenters’ rights shall be available without regard to the exception provided in that paragraph in the case of:

(i) (Repealed).

(ii) Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii) Shares entitled to dissenters’ rights under section 1906(c) (relating to dissenters’ rights upon special treatment).

(3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c) Grant of optional dissenters rights.—The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

(d) Notice of dissenters rights.—Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2) a copy of this subchapter.

(e) Other statutes.—The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f) Certain provisions of articles ineffective.—This subchapter may not be relaxed by any provision of the articles.

(g) Computation of beneficial ownership.—For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

(h) Cross references.—See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).

Section 1572. Definitions.

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

“Corporation.” The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

“Dissenter.” A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

“Fair value.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

“Interest.” Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

“Shareholder.” A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

Section 1573. Record and beneficial holders and owners.

(a) Record holders of shares.—A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b) Beneficial owners of shares.—A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

Section 1574. Notice of intention to dissent.

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

Section 1575. Notice to demand payment.

(a) General rule.—If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

(1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

(3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

(4) Be accompanied by a copy of this subchapter.

(b) Time for receipt of demand for payment.—The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

Section 1576. Failure to comply with notice to demand payment, etc.

(a) Effect of failure of shareholder to act.—A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

(b) Restriction on uncertificated shares.—If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c) Rights retained by shareholder.—The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

Section 1577. Release of restrictions or payment for shares.

(a) Failure to effectuate corporate action.—Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b) Renewal of notice to demand payment.—When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c) Payment of fair value of shares.—Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2) A statement of the corporation’s estimate of the fair value of the shares.

(3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d) Failure to make payment.—If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

Section 1578. Estimate by dissenter of fair value of shares.

(a) General rule.—If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b) Effect of failure to file estimate.—Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

Section 1579. Valuation proceedings generally.

(a) General rule.—Within 60 days after the latest of:

(1) effectuation of the proposed corporate action;

(2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

(3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b) Mandatory joinder of dissenters.—All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c) Jurisdiction of the court.—The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d) Measure of recovery.—Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e) Effect of corporation’s failure to file application.—If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

Section 1580. Costs and expenses of valuation proceedings.

(a) General rule.—The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b) Assessment of counsel fees and expert fees where lack of good faith appears.—Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

(c) Award of fees for benefits to other dissenters.—If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 1741 of the Pennsylvania Business Corporation Law, or the PBCL, provides, in general, that a corporation will have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and if, with respect to any criminal proceeding, the person did not have reasonable cause to believe his conduct was unlawful.

Section 1742 of the PBCL provides, in general, that a corporation will have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity. Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except no indemnification will be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Under Section 1743 of the PBCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the PBCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation. Article 24 of Mid Penn’s bylaws provides indemnification of directors, officers and other agents of Mid Penn and advancement of expenses to the extent otherwise permitted by Sections 1741, 1742 and 1745 of the PBCL.

Section 24.3 of Mid Penn’s bylaws provide that the rights to indemnification and advancement of expenses in the bylaws are not exclusive, and may be in addition to, any rights granted to an indemnitee under an agreement, vote of shareholders or disinterested directors, or otherwise. As authorized by Section 1747 of the PBCL and Section 24.4 of Mid Penn’s bylaws, Mid Penn maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering Mid Penn for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by Mid Penn.

The foregoing is only a general summary of certain aspects of Pennsylvania law and Mid Penn’s bylaws dealing with indemnification of directors and officers, and does not purport to be complete. The description of the bylaws is qualified in its entirety by reference to the detailed provisions of Article IV of the bylaws of Mid Penn.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits. The following is a list of Exhibits to this Registration Statement.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of June 17, 2014, between Mid Penn Bancorp, Inc. and Phoenix Bancorp, Inc. (included in Part I as Annex A included in this Registration Statement).

3.1	Amended and Restated Articles of Incorporation of Mid Penn Bancorp, Inc.

3.2	Bylaws of Mid Penn Bancorp, Inc. (incorporated by reference to Exhibit 3(ii) to Mid Penn’s Current Report on Form 8-K filed on August 30, 2010).

5.1	Opinion of Stevens & Lee, P.C. as to the legality of the securities to be registered.

8.1	Opinion of Stevens & Lee, P.C. as to the tax consequences of the merger.

21.1	Subsidiaries of Mid Penn Bancorp, Inc.

23.1	Consent of Stevens & Lee, P.C. (included in Exhibit 5.1 and Exhibit 8.1 to this Registration Statement)

23.2	Consent of S.R. Snodgrass, P.C.

23.3	Consent of BDO USA, LLP

23.4	Consent of Baker Tilly Virchow Krause, LLP

24.1	Powers of Attorney (included on the signature page to this Registration Statement).

99.1	Form of Proxy Card for Special Meeting of Shareholders of Mid Penn Bancorp, Inc.*

99.2	Form of Proxy Card for Special Meeting of Shareholders of Phoenix Bancorp, Inc.*

99.3	Consent of Keefe, Bruyette & Woods, Inc.

99.4	Consent of Griffin Financial Group, LLC

99.5	Consent of Vincent J. Land

99.6	Consent of Robert J. Moisey

99.7	Consent of Noble C. Quandel, Jr.

101.0	The audited financial statements of Mid Penn Bancorp, Inc. and the unaudited financial statements of Mid Penn Bancorp, Inc. contained herein formatted in Extensible Business Reporting Language (XBRL) (incorporated by reference to Exhibit 101 to Mid Penn’s Annual Report on Form 10-K filed on March 21, 2014 and Exhibit 101 to Mid Penn’s Quarterly Report on Form 10-Q filed on August 14, 2014)**

*	To be filed by amendment.
**	As provided in Rule 406T of Regulation S-T, this information shall not be deemed “filed” for the purposes of Sections 11 and 12 of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934 or otherwise subject to liability under those Sections.

(d) Financial statement schedules: Not applicable.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act (the “Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain information called for by the applicable registration from with respect to reofferings by persons who may be deemed underwriters, in addition to the information called by the other items of the applicable form.

(c) The undersigned hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(g) The undersigned registrant hereby undertakes that:

(1) For the purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(4) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Mid Penn Bancorp, Inc., has duly caused this amendment to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Millersburg, Commonwealth of Pennsylvania, on October 31, 2014.

MID PENN BANCORP, INC.

By:	/s/ Rory G. Ritrievi
Name:	Rory G. Ritrievi
Title:	President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rory G. Ritrievi, Edward P. Williams, and Christopher M. Cicconi, Esquire, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	TITLE	DATE

/s/ Rory G. Ritrievi Rory G. Ritrievi	President and Chief Executive Officer; Director (Principal Executive Officer)	October 31, 2014

/s/ Edward P. Williams Edward P. Williams	Interim Principal Financial Officer, Vice President and Treasurer (Principal Financial and Accounting Officer)	October 31, 2014

/s/ Robert A. Abel Robert A. Abel	Director	October 31, 2014

/s/ Steven T. Boyer Steven T. Boyer	Director	October 31, 2014

/s/ Matthew G. DeSoto Matthew G. DeSoto	Director	October 31, 2014

/s/ Robert C. Grubic Robert C. Grubic	Chairman; Director	October 31, 2014

/s/ Gregory M. Kerwin Gregory M. Kerwin	Director	October 31, 2014

SIGNATURE	TITLE	DATE

/s/ Robert E. Klinger Robert E. Klinger	Director	October 31, 2014

/s/ Theodore W. Mowery Theodore W. Mowery	Director	October 31, 2014

/s/ John E. Noone John E. Noone	Director	October 31, 2014

/s/ William A. Specht, III William A. Specht, III	Vice Chairman, Director	October 31, 2014

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of June 17, 2014, between Mid Penn Bancorp, Inc. and Phoenix Bancorp, Inc. (included in Part I as Annex A included in this Registration Statement).

3.1	Amended and Restated Articles of Incorporation of Mid Penn Bancorp, Inc.

3.2	Bylaws of Mid Penn Bancorp, Inc. (incorporated by reference to Exhibit 3(ii) to Mid Penn’s Current Report on Form 8-K filed on August 30, 2010).

5.1	Opinion of Stevens & Lee, P.C. as to the legality of the securities to be registered.

8.1	Opinion of Stevens & Lee, P.C. as to the tax consequences of the merger.

21.1	Subsidiaries of Mid Penn Bancorp, Inc.

23.1	Consent of Stevens & Lee, P.C. (included in Exhibit 5.1 and Exhibit 8.1 to this Registration Statement)

23.2	Consent of S.R. Snodgrass, P.C.

23.3	Consent of BDO USA, LLP

23.4	Consent of Baker Tilly Virchow Krause, LLP

24.1	Powers of Attorney (included on the signature page to this Registration Statement).

99.1	Form of Proxy Card for Special Meeting of Shareholders of Mid Penn Bancorp, Inc. *

99.2	Form of Proxy Card for Special Meeting of Shareholders of Phoenix Bancorp, Inc. *

99.3	Consent of Keefe, Bruyette & Woods, Inc.

99.4	Consent of Griffin Financial Group, LLC

99.5	Consent of Vincent J. Land

99.6	Consent of Robert J. Moisey

99.7	Consent of Noble C. Quandel, Jr.

101.0	The audited financial statements of Mid Penn Bancorp, Inc. and the unaudited financial statements of Mid Penn Bancorp, Inc. contained herein formatted in Extensible Business Reporting Language (XBRL) (incorporated by reference to Exhibit 101 to Mid Penn’s Annual Report on Form 10-K filed on March 21, 2014 and Exhibit 101 to Mid Penn’s Quarterly Report on Form 10-Q filed on August 14, 2014) **

*	To be filed by amendment.
**	As provided in Rule 406T of Regulation S-T, this information shall not be deemed “filed” for the purposes of Sections 11 and 12 of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934 or otherwise subject to liability under those Sections.